As filed with the Securities and Exchange Commission on January 5, 2017

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IEG Holdings Corporation
(Exact name of registrant as specified in its charter)

Florida	2834	90-1069184
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6160 West Tropicana Ave., Suite E-13

Las Vegas, NV 89103
(702) 227-5626
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul Mathieson
President and Chief Executive Officer
IEG Holdings Corporation
6160 West Tropicana Ave., Suite E-13

Las Vegas, NV 89103
(702) 227-5626
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Laura Anthony, Esq.

Legal & Compliance, LLC

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

(800) 341-2684

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee
Common stock, par value $0.001 per share	269,509,392 shares	(1)	N/A	$1,468,826,186.40	(2)	$170,236.96

(1) Represents the maximum number of shares of IEG Holdings Corporation common stock estimated to be issuable upon consummation of the offer.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act, based on the last sale price of IEG Holdings Corporation’s common stock of $5.45 per share on December 30, 2016.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and IEG Holdings Corporation is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

PRELIMINARY AND SUBJECT TO CHANGE, DATED JANUARY 5, 2017

Offer by

IEG HOLDINGS CORPORATION

to Exchange Each Outstanding Share of Common Stock of

ONEMAIN HOLDINGS, INC.

For

Two Shares of Common Stock of IEG Holdings Corporation

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 A.M. (MIDNIGHT), NEW YORK CITY TIME, ON FEBRUARY 6, 2017, UNLESS EXTENDED.

IEG Holdings Corporation (“IEG Holdings”), is offering to exchange for each outstanding share of common stock of OneMain Holdings, Inc. (“OneMain”), par value $0.01 per share, validly tendered and not properly withdrawn in the offer two shares of IEG Holdings’ common stock, par value $0.001 per share.

The purpose of the offer is for IEG Holdings to acquire as many shares of OneMain as possible, up to 100% of OneMain’s outstanding common stock; provided, however, that IEG Holdings is willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock.

IEG Holdings’ obligation to accept for exchange, and to exchange, OneMain shares for shares of IEG Holdings’ common stock in the offer is subject to a number of conditions. See “The Offer—Conditions of the Offer” for a description of all of such conditions.

In 2016, IEG Holdings’ common stock was quoted on the OTCQX market tier of The OTC Markets Group under the symbol “IEGH.” Beginning in January 2017, IEG Holdings’ common stock is quoted on the OTCQB market tier. OneMain common stock is listed on the NYSE under the symbol “OMF.”

For a discussion of certain factors that OneMain stockholders should consider in connection with the offer, please read “Risk Factors” beginning on page 13.

IEG Holdings has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this document, and if any person provides any information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by IEG Holdings.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus/offer to exchange is January 5, 2017.

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If you have questions about the offer, or if you need to obtain copies of this document, the letter of transmittal or other documents incorporated by reference in this document, you may contact the company listed below. You will not be charged for any of the documents you request.

Georgeson LLC
1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(800) 279-6913

If you would like to request documents, please do so by February 2, 2017, in order to receive them before the expiration of the offer.

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STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in, or incorporated by reference in, this document, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are “forward-looking statements.” Forward-looking statements include statements IEG Holdings makes concerning its plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Some forward-looking statements appear under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements are based upon information available to IEG Holdings on the date of this document.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of IEG Holdings’ control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this document in the sections captioned “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Some of the factors that IEG Holdings believes could affect its results include:

●	limitations on IEG Holdings’ ability to continue operations and implement its business plan;

●	IEG Holdings’ history of operating losses;

●	the timing of and IEG Holdings’ ability to obtain financing on acceptable terms;

●	the effects of changing economic conditions;

●	the loss of members of the management team or other key personnel;

●	competition from larger, more established companies with greater economic resources than IEG Holdings has;

●	costs and other effects of legal and administrative proceedings, settlements, investigations and claims, which may not be covered by insurance;

●	costs and damages relating to pending and future litigation;

●	the impact of additional legal and regulatory interpretations and rulemaking and IEG Holdings’ success in taking action to mitigate such impacts;

●	control by IEG Holdings’ principal equity holders; and

●	the other factors set forth herein, including those set forth under “Risk Factors.”

There are likely other factors that could cause IEG Holdings’ actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to IEG Holdings in this document apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. IEG Holdings undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law. You are advised to consult any further disclosures IEG Holdings makes on related subjects in the reports it files with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this document. However, this document includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this document. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document.

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QUESTIONS AND ANSWERS ABOUT THE OFFER

Below are some of the questions that you as a holder of OneMain shares may have regarding the offer and answers to those questions. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information contained in this section and in the “Summary” is not complete. Additional important information is contained in the remainder of this document and the related letter of transmittal. See “Where To Obtain More Information.” As used in this document, unless otherwise indicated or the context requires, “IEG Holdings,” and “we” refer to IEG Holdings Corporation and its consolidated subsidiaries, and “OneMain” refers to OneMain Financial, Inc. and its consolidated subsidiaries.

Who is offering to buy my OneMain shares?

IEG Holdings Corporation is making this offer to exchange IEG Holdings common stock for OneMain shares. We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and originating direct consumer loans in 19 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

What are the classes and amounts of OneMain securities that IEG Holdings is offering to acquire?

IEG Holdings is seeking to acquire as many shares of OneMain as possible, up to 100% of OneMain’s outstanding common stock, par value $0.01 per share; provided, however, that IEG Holdings is willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock.

What will I receive for my OneMain shares?

IEG Holdings is offering to exchange for each outstanding OneMain share validly tendered and not properly withdrawn in the offer two shares of IEG Holdings common stock.

Will I have to pay any fee or commission to exchange my OneMain shares?

If you are the record owner of your OneMain shares and you tender these shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your OneMain shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your OneMain shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is IEG Holdings making this offer?

The purpose of the offer is for IEG Holdings to acquire as many shares of OneMain as possible, up to 100% of OneMain’s outstanding common stock; provided, however, that IEG Holdings is willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock.

What are the most significant conditions of the offer?

The offer is conditioned upon, among other things, the following:

●	Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated;

●	The registration statement on Form S-4 of which this document is a part having become effective under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and no stop order having been issued or proceeding seeking a stop order having been commenced; and

●	There being no law, order or injunction restraining, enjoining or otherwise prohibiting the consummation of the offer.

The offer is subject to a number of additional conditions set forth below in the section entitled “The Offer—Conditions of the Offer.” The conditions to the offer are for the sole benefit of IEG Holdings and may be asserted by IEG Holdings regardless of the circumstances giving rise to any such condition or may be waived by IEG Holdings, by express and specific action to that effect, in whole or in part at any time and from time to time, in each case.

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How long do I have to decide whether to tender my OneMain shares in the offer?

The offer is scheduled to expire at 12:00 a.m. (Midnight), New York City time, on February 6, 2017, unless extended by IEG Holdings. Any extension, delay, termination, waiver or amendment of the offer will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all OneMain shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s shares. “Expiration date” means February 6, 2017, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by IEG Holdings, will expire.

Any decision to extend the offer will be made public by an announcement regarding such extension as described under “The Offer—Extension, Termination and Amendment.”

How do I tender my OneMain shares?

To tender your OneMain shares represented by physical certificates in the offer, you must deliver the certificates representing such shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to Computershare Trust Company, N.A. (“Computershare”), the depository and exchange agent for the offer, not later than the expiration time of the offer. The letter of transmittal is enclosed with this document.

If your OneMain shares are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), these shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company prior to the expiration date. Tenders received by the depository and exchange agent after the expiration date will be disregarded and of no effect. In all cases, you will receive your consideration for your tendered OneMain shares only after timely receipt by the depository and exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed letter of transmittal and any other required documents.

For a complete discussion on the procedures for tendering your OneMain shares, see “The Offer—Procedure for Tendering.”

Until what time can I withdraw tendered OneMain shares?

You may withdraw your previously tendered OneMain shares at any time until the offer has expired and, if IEG Holdings has not accepted your OneMain shares for payment by February 6, 2017, you may withdraw them at any time on or after that date until IEG Holdings accepts shares for payment. Once IEG Holdings accepts your tendered OneMain shares for payment upon expiration of the offer, however, you will no longer be able to withdraw them. For a complete discussion of the procedures for withdrawing your OneMain shares, see “The Offer—Withdrawal Rights.”

How do I withdraw previously tendered OneMain shares?

To withdraw previously tendered OneMain shares, you must deliver a written notice of withdrawal with the required information to the depository and exchange agent at any time at which you have the right to withdraw shares. If you tendered OneMain shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your OneMain shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such OneMain shares at any time at which you have the right to withdraw shares. For a discussion on the procedures for withdrawing your OneMain shares, including the applicable deadlines for effecting withdrawals, see “The Offer—Withdrawal Rights.”

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When and how will I receive the offer consideration in exchange for my tendered OneMain shares?

IEG Holdings will exchange all validly tendered and not properly withdrawn OneMain shares promptly after the expiration date of the offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer—Conditions of the Offer.” IEG Holdings will deliver the consideration for your validly tendered and not properly withdrawn shares through the depository and exchange agent, which will act as your agent for the purpose of receiving the offer consideration from IEG Holdings and transmitting such consideration to you. In all cases, you will receive your consideration for your tendered OneMain shares only after timely receipt by the depository and exchange agent of certificates for such OneMain shares (or a confirmation of a book-entry transfer of such shares as described in “The Offer—Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

Why does the cover page to this document state that this offer is preliminary and subject to change, and that the registration statement filed with the SEC is not yet effective? Does this mean that the offer has not commenced?

No. Completion of this document and effectiveness of the registration statement are not necessary to commence this offer. The offer was commenced on the date of the initial filing of the registration statement on Form S-4 of which this document is a part. IEG Holdings cannot, however, accept for exchange any OneMain shares tendered in the offer or exchange any shares until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or waived.

What are the U.S. federal income tax consequences of receiving shares of IEG Holdings common stock in exchange for my OneMain shares?

OneMain stockholders generally will not recognize any gain or loss. Each OneMain stockholder should read the discussion under “The Offer—Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer to such stockholder.

Will I have the right to have my OneMain shares appraised?

Appraisal rights are not available in connection with the offer, and OneMain stockholders who tender their shares in the offer will not have appraisal rights in connection with the offer. See “The Offer—Dissenters’ Rights.”

Who should I call if I have questions about the offer?

If you have questions about the offer, you may call Georgeson LLC, the information agent, toll free at (800) 279-6913 or contact them via e-mail at IEGH@georgeson.com.

Where can I find more information about IEG Holdings and OneMain?

You can find more information about IEG Holdings and OneMain from various sources described in the section of this document entitled “Where To Obtain More Information.”

NOTE ON ONEMAIN INFORMATION

All information concerning OneMain, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange is taken from publicly available information (primarily filings by OneMain with the SEC). This information may be examined and copies may be obtained at the places and in the manner set forth in the section titled “Where You Can Find More Information.” IEG Holdings is not affiliated with OneMain, and IEG Holdings has not had access to OneMain’s books and records in connection with the exchange offer. Therefore, non-public information concerning OneMain has not been used by IEG Holdings for the purpose of preparing this prospectus/offer to exchange. Although IEG Holdings has no knowledge that would indicate that statements relating to OneMain contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, IEG Holdings was not involved in the preparation of those statements and cannot verify them.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, IEG Holdings requested that OneMain provide IEG Holdings with information required for complete disclosure regarding the businesses, operations, financial condition and management of OneMain. As of the date of this prospectus/offer to exchange, IEG Holdings has not received a response from OneMain with respect to such request. IEG Holdings will amend or supplement this prospectus/offer to exchange to provide any and all information IEG Holdings receives from OneMain, if IEG Holdings receives the information before the exchange offer expires and IEG Holdings considers it to be material, reliable and appropriate.

An auditor’s report was issued on OneMain’s financial statements and included in OneMain’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, the consent of OneMain’s independent auditors is required to incorporate by reference the audit reports included in OneMain’s Annual Report on Form 10-K for the year ended December 31, 2015 into this prospectus/offer to exchange, and because such consent has not been received, such audit reports are not incorporated herein by reference. IEG Holdings has requested, and, as of the date hereof, has not received, such consent from OneMain’s independent auditors. IEG Holdings has requested that the SEC dispense with such consent requirement pursuant to Rule 437 under the Securities Act. If IEG Holdings receives this consent, IEG Holdings will promptly file it as an exhibit to IEG Holdings’ registration statement of which this prospectus/offer to exchange forms a part. Because IEG Holdings has not been able to obtain OneMain’s independent auditors’ consent, you may not be able to assert a claim against OneMain’s independent auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by OneMain’s independent auditors or any omissions to state a material fact required to be stated therein.

the Offering

This section summarizes material information presented in greater detail elsewhere in this document. However, this summary does not contain all of the information that may be important to OneMain stockholders. You are urged to carefully read the remainder of this document and the related letter of transmittal and the other documents to which we have referred because the information in this section is not complete. See “Where To Obtain More Information.”

The Offeror (see page 64)

IEG Holdings Corporation, a Florida corporation, was formed on January 21, 1999, under the name Interact Technologies, Inc. After two subsequent name changes, we changed our name to IEG Holdings Corporation in February 2013.

IEG Holdings’ Business (see page 64)

We are engaged in the business of providing online unsecured $5,000 and $10,000 consumer loans under the consumer brand “Mr. Amazing Loans”. We are headquartered in Las Vegas, Nevada and we currently originate direct consumer loans in the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia via our online application and distribution network, with all loans originated, processed and serviced out of our centralized Las Vegas head office. We are a fully licensed consumer installment loan provider in the 19 states in which we operate. We also plan to expand to a number of additional states by mid-2017.

The Offer (see page 51)	IEG Holdings is offering to exchange for each outstanding share of common stock of OneMain validly tendered and not properly withdrawn in the offer two shares of IEG Holdings common stock.

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Purpose of the Offer (see page 57)

The purpose of the offer is for IEG Holdings to acquire as many shares of OneMain as possible, up to 100% of OneMain’s outstanding common stock; provided, however, that IEG Holdings is willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock. Although it is unlikely that IEG Holdings will be able to acquire enough shares in this tender offer to effect changes in OneMain’s business, management or board of directors, IEG Holdings believes that a combined IEG Holdings/OneMain company would provide significant beneficial long-term growth prospects, significant operating cost reductions, significant business synergies and increased stockholder value for the combined company. See “Risk Factors.”

About IEG Holdings Corporation (see page 50)

We are engaged in the business of providing online unsecured $5,000 and $10,000 consumer loans under the consumer brand “Mr. Amazing Loans”. We are headquartered in Las Vegas, Nevada and we currently originate direct consumer loans in the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia via our online application and distribution network, with all loans originated, processed and serviced out of our centralized Las Vegas head office. We are a fully licensed consumer installment loan provider in the 19 states in which we operate. We also plan to expand to a number of additional states by mid-2017.

About OneMain (see page 50)

OneMain is a financial services holding company whose principal subsidiaries are Springleaf Finance, Inc. (“SFI”) and Independence Holdings, LLC (“Independence”). SFI’s principal subsidiary is Springleaf Finance Corporation (“SFC”), and Independence’s principal subsidiary is OneMain Financial Holdings, LLC (“OMFH”). SFC and OMFH are financial services holding companies with subsidiaries engaged in the consumer finance and insurance businesses. At September 30, 2016, Springleaf Financial Holdings, LLC (“Springleaf”) owned approximately 58% of OneMain’s common stock. Springleaf is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC. As of December 31, 2015, OneMain had approximately 11,400 employees and over 1,900 branch offices in 43 states.

Expiration of the Offer (see page 53)

The offer is scheduled to expire at 12:00 a.m. (Midnight), New York City time, on February 6, 2017, unless extended by IEG Holdings. “Expiration date” means February 6, 2017, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by the IEG Holdings, will expire.

Extension, Termination or Amendment (see page 53)

IEG Holdings will effect any extension, termination, amendment or delay by giving oral or written notice to the depository and exchange agent and by making a public announcement as promptly as practicable thereafter as described under “The Offer—Extension, Termination and Amendment.” In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which IEG Holdings may choose to make any public announcement, IEG Holdings assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release. During any extension, OneMain shares previously tendered and not properly withdrawn will remain subject to the offer, subject to the right of each OneMain stockholder to withdraw previously tendered OneMain shares.

No subsequent offering period will be available following the expiration of the offer.

Significant Conditions of the Offer (see page 5)	The offer is subject to certain conditions, including:

●	expiration of termination of any applicable waiting period under the HSR Act,

●	lack of legal prohibitions, and

●	the effectiveness of the registration statement on Form S-4 of which this document is a part,

Subject to applicable SEC rules and regulations, IEG Holdings also reserves the right, in its sole discretion, at any time or from time to time to waive any condition identified as subject to waiver in “The Offer—Conditions of the Offer” by giving oral or written notice of such waiver to the depository and exchange agent.

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Withdrawal Rights (see page 54)

Tendered OneMain shares may be withdrawn at any time prior to the expiration date. Additionally, if IEG Holdings has not agreed to accept the shares for exchange on or prior to February 6, 2017, OneMain stockholders may thereafter withdraw their shares from tender at any time after such date until IEG Holdings accepts the shares for exchange. Once IEG Holdings accepts shares for exchange pursuant to the offer, all tenders not previously withdrawn become irrevocable.

Procedure for Tendering (see page 55)	To validly tender OneMain shares pursuant to the offer, OneMain stockholders must:

●	deliver a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and certificates for tendered OneMain shares to the depository and exchange agent at its address set forth on the back cover of this document, all of which must be received by the depository and exchange agent prior to the expiration date; or

●	deliver an agent’s message in connection with a book-entry transfer, and any other required documents, to the depository and exchange agent at its address set forth on the back cover of this document, and shares must be tendered pursuant to the procedures for book entry tender set forth herein (and a confirmation of receipt of that tender received), and in each case be received by the depository and exchange agent prior to the expiration date.

OneMain stockholders who hold OneMain shares in “street name” through a bank, broker or other nominee holder, and desire to tender their OneMain shares pursuant to the offer, should instruct the nominee holder to do so prior to the expiration date.

Exchange of Shares; Delivery of Shares of IEG Holdings Common Stock (see page 54)	Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any extension or amendment), as soon as practicable following the expiration date, IEG Holdings will accept for exchange, and will exchange, all OneMain shares validly tendered and not properly withdrawn prior to the expiration date.

Dissenters’ Rights (see page 57)	No dissenters’ rights are available in connection with the offer

Comparative Market Price and Dividend Matters (see page 61)

In 2016, IEG Holdings’ common stock was quoted on the OTCQX under the symbol “IEGH.” Beginning in January 2017, IEG Holdings’ common stock is quoted on the OTCQB. OneMain shares are listed on the NYSE under the symbol “OMF.” On January 3, 2017, the trading day prior to the initial filing of the registration statement on Form S-4 of which this document is a part, the closing price per OneMain share on the NYSE was $23.11, and the closing price per share of IEG Holdings common stock on the OTCQB was $5.45. OneMain stockholders should obtain current market quotations for OneMain shares and shares of IEG Holdings common stock before deciding whether to tender their OneMain shares in the offer and before electing the form of offer consideration they wish to receive. See “Comparative Market Price and Dividend Matters” for a discussion of pro forma per share data.

Ownership of IEG Holdings After the Offer Closes (see page 87)

IEG Holdings estimates that, assuming all OneMain shares are tendered in the offer, former OneMain stockholders would own, in the aggregate, approximately 96.5% of the shares of IEG Holdings common stock outstanding after the offer closes. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer—Ownership of IEG Holdings After the Offer.”

Comparison of Stockholders’ Rights (see page 155)	The rights of IEG Holdings stockholders are different in some respects from the rights of OneMain stockholders. Therefore, OneMain stockholders will have different rights as stockholders once they become IEG Holdings stockholders. The differences are described in more detail under “Comparison of Stockholders’ Rights.”

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Material U.S. Federal Income Tax Consequences (see page 151)

OneMain stockholders who receive shares of IEG Holdings common stock in exchange for such stockholders’ OneMain shares generally will not recognize any gain or loss.

Each OneMain stockholder should read the discussion under “Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the offer to such stockholder.

Accounting Treatment (see page 60)	In accordance with accounting principles generally accepted in the United States, IEG Holdings will account for the acquisition of shares through the transaction under the acquisition method of accounting for business combinations.

Questions about the Offer (see page 5)

Questions or requests for assistance or additional copies of this document may be directed to the information agent at the telephone number and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

The information agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free (800) 279-6913

Or Contact via E-mail at:

IEGH@georgeson.com

Risk Factors (see page 13)	OneMain stockholders should see “Risk Factors” and the other information in this document for a discussion of the factors that they should carefully consider before deciding to tender their shares.

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SUMMARY HISTORICAL FINANCIAL DATA OF IEG HOLDINGS

The following table presents our summary historical financial data for the periods indicated. The summary historical financial data for the years ended December 31, 2015 and 2014 and the balance sheet data as of December 31, 2015 and 2014 are derived from the audited financial statements. The summary historical financial data for the nine months ended September 30, 2016 and 2015 and the balance sheet data as of September 30, 2016 and 2015 are derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related Notes appearing elsewhere in this document.

	Year Ended December 31,		Nine Months Ended September 30,
	2015	2014	2016	2015
			(Unaudited)
Statement of Operations Data
Total revenues	$1,835,165	$529,225	$1,627,879	1,327,329
Total operating expenses	7,012,609	5,381,671	4,825,065	4,984,986
Loss from operations	(5,177,444)	(4,852,446)	(3,197,186)	(3,657,657)
Total other income (expense)	(520,754)	(549,308)	11,426	(581,696)
Net loss	$(5,698,198)	$(5,401,754)	$(3,185,760)	(4,239,353)
Net loss per share, basic and diluted	$(2.52)	$(4.20)	$(0.44)	(1.97)

Balance Sheet Data (at period end)	December 31, 2015	December 31, 2014	September 30, 2016
Cash and cash equivalents	$485,559	$433,712	$924,552
Working capital (1)	1,581,100	719,602	2,615,372
Total assets	7,758,149	4,929,120	8,348,596
Total liabilities	107,963	2,537,156	69,436
Stockholders’ equity	7,650,186	2,391,964	8,279,160

(1) Working capital represents total current assets less total current liabilities.

SUMMARY HISTORICAL FINANCIAL DATA OF ONEMAIN

The following table presents OneMain’s summary historical financial data for the periods indicated. The summary historical financial data for the years ended December 31, 2015 and 2014 and the balance sheet data as of December 31, 2015 and 2014 are derived from OneMain’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, previously filed with the SEC on February 29, 2016 and included elsewhere in this document. The summary historical financial data for the nine months ended September 30, 2016 and 2015 and the balance sheet data as of September 30, 2016 and 2015 are derived from OneMain’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, previously filed with the SEC on November 8, 2016 and included elsewhere in this document. Such financial data should be read together with, and is qualified in its entirety by reference to, OneMain’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in such Annual Report on Form 10-K, and OneMain’s historical unaudited condensed consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in such Quarterly Report on Form 10-Q.

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(In millions)	Year Ended December 31,		Nine Months Ended September 30,
	2015	2014	2016	2015
			(Unaudited)
Statement of Operations Data
Total interest income	$1,931	$1,982	$2,342	$1,240
Total other expenses	987	701	1,312	585
Net income (loss)	$(122)	$608	$216	75
Earnings (loss) per share, basic	$(1.89)	$4.40	$1.40	(0.18)
Earnings (loss) per share, diluted	(1.89)	4.38	$1.39	(0.18)

Balance Sheet Data (at period end)	December 31, 2015	December 31, 2014	September 30, 2016
Cash and cash equivalents	$939	$879	$658
Total assets	21,190	10,812	18,353
Total liabilities	18,460	8,975	15,307
Total stockholders’ equity	2,730	1,837	3,046

COMPARATIVE PER SHARE DATA
(UNAUDITED)

The following table reflects historical information about basic and diluted income per share, cash dividends per share, and book value per share for the year ended December 31, 2015, on a historical basis, and for IEG Holdings and OneMain on an unaudited pro forma combined basis after giving effect to the offer. The pro forma data of the combined company assumes the acquisition of 100% of the shares by IEG Holdings and was derived by combining the historical consolidated financial information of IEG Holdings and OneMain as described elsewhere in this document. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this document, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

OneMain stockholders should read the information presented in the following table together with the historical financial statements of IEG Holdings and OneMain and the related notes included elsewhere in this document, and the “Unaudited Pro Forma Condensed Combined Financial Statements” appearing elsewhere in this document. The pro forma data is unaudited and for illustrative purposes only. OneMain stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	OneMain Historical	IEG Holdings Historical	Pro Forma Combined	Pro Forma Equivalent One Main Share
Net income per share attributable to common stockholders for the year ended December 31, 2015:
Basic earnings per share	$(1.89)	$(2.52)	$(3.57)	$(3.44)
Diluted earnings per share	$(1.89)	$(2.52)	$(3.57)	$(3.44)
Cash dividends declared per share for the year ended December 31, 2015	$--	--	--	--
Book value per share as of December 31, 2015	$20.37	$3.26	$21.46	$20.71

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RISK FACTORS

OneMain stockholders should carefully read this document and the other documents referred to or incorporated by reference into this document, including in particular the following risk factors, in deciding whether to tender shares pursuant to the offer.

Risk Factors Relating to the Offer

Springleaf Financial Holdings, LLC, OneMain’s majority stockholder, is unlikely to tender its shares in this tender offer. If Springleaf does not tender its shares in the tender offer, we will be unable to gain control of OneMain and unable to effect any board or management changes.

At December 31, 2015, Springleaf Financial Holdings, LLC (“Springleaf”) owned approximately 58% of OneMain’s common stock. Springleaf is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC (“Fortress”). As a result, Springleaf owns shares sufficient for the majority vote over all matters requiring a stockholder vote, including the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of OneMain’s assets and other decisions affecting OneMain’s capital structure; the amendment of OneMain’s certificate of incorporation and bylaws; and OneMain’s winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by OneMain’s other stockholders, including an acquisition of a majority of OneMain’s common stock in this offer. The interests of Springleaf may not always coincide with OneMain’s interests or the interests of OneMain’s other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of OneMain. Also, Springleaf may seek to cause OneMain to take courses of action that, in its judgment, could enhance its investment in OneMain, but which might involve risks to OneMain’s other stockholders or adversely affect OneMain or OneMain’s other stockholders. Springleaf is unlikely to tender its shares in this tender offer. If Springleaf does not tender its shares in the tender offer, we will be unable to gain control of OneMain and unable to effect any board or management changes, even if all remaining OneMain stockholders tender their shares.

Certain provisions of a stockholders agreement between OneMain and Springleaf (the “Stockholders Agreement”), OneMain’s restated certificate of incorporation and OneMain’s amended and restated bylaws could hinder, delay or prevent a change in control of OneMain.

Certain provisions of the Stockholders Agreement, OneMain’s restated certificate of incorporation and OneMain’s amended and restated bylaws contain provisions that could make it more difficult for a third party, including IEG Holdings, to acquire OneMain without the consent of OneMain’s board of directors or Fortress. These provisions provide for:

●	a classified board of directors with staggered three-year terms;

●	removal of directors only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote (provided, however, that for so long as Fortress and certain of its affiliates and permitted transferees beneficially own, directly or indirectly, at least 30% of OneMain’s issued and outstanding common stock (including Fortress’ proportionate interest in shares of OneMain’s common stock held by Springleaf), directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote);

●	provisions in OneMain’s restated certificate of incorporation and amended and restated bylaws prevent stockholders from calling special meetings of OneMain’s stockholders (provided, however, that for so long as Fortress and certain of its affiliates and permitted transferees beneficially own, directly or indirectly, at least 20% of OneMain’s issued and outstanding common stock (including Fortress’s proportionate interest in shares of OneMain’s common stock held by Springleaf), any stockholders that collectively beneficially own at least 20% of OneMain’s issued and outstanding common stock may call special meetings of OneMain’s stockholders);

●	advance notice requirements by stockholders with respect to director nominations and actions to be taken at annual meetings;

●	certain rights to Fortress and certain of its affiliates and permitted transferees with respect to the designation of directors for nomination and election to OneMain’s board of directors, including the ability to appoint a majority of the members of the board of directors, plus one director, for so long as Fortress and certain of its affiliates and permitted transferees continue to beneficially own, directly or indirectly at least 30% of OneMain’s issued and outstanding common stock (including Fortress’s proportionate interest in shares of OneMain’s common stock held by Springleaf);

●	no provision in OneMain’s restated certificate of incorporation or amended and restated bylaws for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of OneMain’s common stock can elect all the directors standing for election;

●	OneMain’s restated certificate of incorporation and amended and restated bylaws only permit action by OneMain’s stockholders outside a meeting by unanimous written consent, provided, however, that for so long as Fortress and certain of its affiliates and permitted transferees beneficially own, directly or indirectly, at least 20% of OneMain’s issued and outstanding common stock (including Fortress’s proportionate interest in shares of OneMain’s common stock held by Springleaf), OneMain’s stockholders may act without a meeting by written consent of a majority of OneMain’s stockholders; and

●	under OneMain’s restated certificate of incorporation, OneMain’s board of directors has authority to cause the issuance of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders. Nothing in our restated certificate of incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of OneMain’s common stock.

These provisions make it difficult, if not impossible, for IEG Holdings to complete a tender offer, change in control or takeover that is opposed by Fortress, OneMain’s management or its board of directors. Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change OneMain’s management and board of directors and, as a result, may adversely affect the market price of OneMain’s common stock and the ability of public stockholders to realize any potential change of control premium.

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The market price of IEG Holdings common stock may decline after the consummation of the offer and the acquisition of tendered shares.

The market price of IEG Holdings common stock may decline after the offer and the acquisition of the tendered shares are completed because, among other things, if IEG Holdings does not acquire a majority of OneMain’s outstanding shares it will likely be unable to effect any business or management changes at OneMain.

As of January 3, 2017, there were 9,714,186 shares of IEG Holdings common stock outstanding, held of record by approximately 675 stockholders. The purpose of the offer is for IEG Holdings to acquire as many shares of OneMain as possible, up to 100% of OneMain’s outstanding common stock; provided, however, that IEG Holdings is willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock. Although unlikely, IEG Holdings estimates that it could issue up to approximately 269,509,392 additional shares of IEG Holdings common stock if all of the outstanding OneMain shares are tendered. Although IEG Holdings plans to initiate a stock repurchase program, an increase in the number of outstanding shares of IEG Holdings common stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market price of IEG Holdings common stock.

The offer remains subject to conditions that IEG Holdings cannot control.

The offer is subject to conditions, lack of legal prohibitions and the registration statement on Form S-4 of which this document is a part becoming effective. There are no assurances that all of the conditions to the offer will be satisfied. If the conditions to the offer are not met, then IEG Holdings may allow the offer to expire, or could amend or extend the offer. See “The Offer—Conditions of the Offer” for a discussion of the conditions to the offer.

OneMain stockholders who receive IEG Holdings common stock in the offer will become IEG Holdings stockholders. IEG Holdings common stock may be affected by different factors and IEG Holdings stockholders will have different rights than OneMain stockholders.

Upon consummation of the offer, OneMain stockholders receiving shares of IEG Holdings common stock will become stockholders of IEG Holdings. IEG Holdings’ business differs from that of OneMain, and IEG Holdings’ results of operations and the trading price of IEG Holdings common stock may be adversely affected by factors different from those that would affect OneMain’s results of operations and stock price.

In addition, holders of shares of IEG Holdings common stock will have rights as IEG Holdings stockholders that differ from the rights they had as OneMain stockholders before the offer. For a detailed comparison of the rights of IEG Holdings stockholders to the rights of OneMain stockholders, see “Comparison of Stockholders’ Rights.”

The receipt of shares of IEG Holdings common stock in the offer may be taxable to OneMain stockholders.

IEG Holdings anticipates that the offer and the acquisition of OneMain shares, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, if the offer and the acquisition of OneMain shares are not treated as component parts of an integrated transaction for U.S. federal income tax purposes, if the acquisition is not completed or if the transaction otherwise fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the exchange of OneMain shares for shares of IEG Holdings common stock in connection with the offer will be taxable to such OneMain stockholders for U.S. federal income tax purposes.

OneMain stockholders should consult their tax advisors to determine the specific tax consequences to them of the offer and the acquisition, including any federal, state, local, foreign or other tax consequences, and any tax return filing or other reporting requirements.

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Risk Factors Relating to IEG Holdings and the Combined Company

IEG Holdings may fail to realize all of the anticipated benefits of the acquisition of OneMain or those benefits may take longer to realize than expected.

The full benefits of the transactions, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the transactions could adversely affect IEG Holdings’ results of operations or cash flows, cause dilution to the earnings per share of IEG Holdings, decrease or delay the expected accretive effect of the transactions, and negatively impact the price of IEG Holdings common stock.

In addition, IEG Holdings will be required to devote significant attention and resources to prepare for the post-acquisition operation of the combined company, and IEG Holdings will be required post-closing to devote significant attention and resources to successfully align the business practices and operations of IEG Holdings and OneMain. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the acquisition.

IEG Holdings and OneMain will incur direct and indirect costs as a result of the offer.

IEG Holdings and OneMain will incur substantial expenses in connection with and as a result of completing the offer and, following the completion of the offer, IEG Holdings expects to incur additional expenses in connection with combining the businesses, operations, policies and procedures of IEG Holdings and OneMain. Factors beyond IEG Holdings’ control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately.

IEG Holdings’ and OneMain’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this document.

The pro forma financial information contained in this document is presented for illustrative purposes only and may differ materially from what IEG Holdings’ actual financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of IEG Holdings and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of OneMain have been measured at fair value based on various preliminary estimates using assumptions that IEG Holdings management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect IEG Holdings’ financial condition or results of operations following the closing. Any potential decline in IEG Holdings’ financial condition or results of operations may cause significant variations in the share price of IEG Holdings. See “Unaudited Pro Forma Condensed Combined Financial Data.”

Risks Related to IEG Holdings’ Business and Industry

Our limited operating history and our failure since inception to achieve an operating profit makes our future prospects and financial performance unpredictable.

We commenced operations in 2010 and as a result, we have a limited operating history upon which a potential investor can evaluate our prospects and the potential value of an investment in our company. In addition, we have not made an operating profit since our incorporation. We remain subject to the risks inherently associated with new business enterprises in general and, more specifically, the risks of a new financial institution and, in particular, a new Internet-based financial institution. Our prospects are subject to the risks and uncertainties frequently encountered by companies in their early stages of development, including the risk that we will not be able to implement our business strategy. If we are unable to implement our business strategy and grow our business, our business will be materially adversely affected.

15

We may not be able to implement our plans for growth successfully, which could adversely affect our future operations.

Since January 2015, the amount we have loaned to borrowers (our loan book) has increased by 147% from $5,549,023 to $13,684,023 as of September 30, 2016. We expect to continue to grow our loan book and number of customers at an accelerated rate following completion of this Offering. Our future success will depend in part on our continued ability to manage our growth. We may not be able to achieve our growth plans, or sustain our historical growth rates or grow at all. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede our ability to expand our market presence. If we are unable to grow as planned, our business and prospects could be adversely affected.

Our inability to manage our growth could harm our business.

We anticipate that our loan book and customer base will continue to grow significantly over time. To manage the expected growth of our operations and personnel, we will be required to, among other things:

●	improve existing and implement new transaction processing, operational and financial systems, procedures and controls;

●	maintain effective credit scoring and underwriting guidelines; and

●	increase our employee base and train and manage this growing employee base.

If we are unable to manage growth effectively, our business, prospects, financial condition and results of operations could be adversely affected.

We may need to raise additional capital that may not be available, which could harm our business.

Our growth will require that we generate additional capital either through retained earnings or the issuance of additional debt or equity securities. Additional capital may not be available on terms acceptable to us, if at all. Any equity financings could result in dilution to our stockholders or reduction in the earnings available to our common stockholders. If adequate capital is not available or the terms of such capital are not attractive, we may have to curtail our growth and our business, and our business, prospects, financial condition and results of operations could be adversely affected.

As an online consumer loan company whose principal means of delivering personal loans is the Internet, we are subject to risks particular to that method of delivery.

We are predominantly an online consumer loan company and there are a number of unique factors that Internet-based loan companies face. These include concerns for the security of personal information, the absence of personal relationships between lenders and customers, the absence of loyalty to a conventional hometown branch, customers’ difficulty in understanding and assessing the substance and financial strength of an online loan company, a lack of confidence in the likelihood of success and permanence of online loan companies and many individuals’ unwillingness to trust their personal details and financial future to a relatively new technological medium such as the Internet. As a result, some potential customers may be unwilling to establish a relationship with us.

Conventional “brick and mortar” consumer loan companies, in growing numbers, are offering the option of Internet-based lending to their existing and prospective customers. The public may perceive conventional established loan companies as being safer, more responsive, more comfortable to deal with and more accountable as providers of their lending needs. We may not be able to offer Internet-based lending that has sufficient advantages over the Internet-based lending services and other characteristics of conventional “brick and mortar” consumer loan companies to enable us to compete successfully.

We may not be able to make technological improvements as quickly as some of our competitors, which could harm our ability to compete with our competitors and adversely affect our results of operations, financial condition and liquidity.

Both the Internet and the financial services industry are undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to improving the ability to serve customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions, customer requirements or emerging industry standards, our business, prospects, financial condition and results of operations could be adversely affected.

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A significant disruption in our computer systems or a cyber security breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

17

Our unsecured loans generally have delinquency and default rates higher than prime and secured loans, which could result in higher loan losses.

We are in the business of originating unsecured personal loans. As of September 30, 2016, approximately 2.33% of our customers are subprime borrowers, which we define as borrowers having credit scores below 600 on the credit risk scale developed by VantageScore Solutions, LLC. Unsecured personal loans and subprime loans generally have higher delinquency and default rates than secured loans and prime loans. Subprime borrowers are associated with lower collection rates and are subject to higher loss rates than prime borrowers. Subprime borrowers have historically been, and may in the future become, more likely to be affected, or more severely affected, by adverse macroeconomic conditions, particularly unemployment. If our borrowers default under an unsecured loan, we will bear a risk of loss of principal, which could adversely affect our cash flow from operations. Delinquency interrupts the flow of projected interest income from a loan, and default can ultimately lead to a loss. We attempt to manage these risks with risk-based loan pricing and appropriate management policies. However, we cannot assure you that such management policies will prevent delinquencies or defaults and, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing, our business, financial condition, liquidity and results of operations could be harmed. If aspects of our business, including the quality of our borrowers, are significantly affected by economic changes or any other conditions in the future, we cannot be certain that our policies and procedures for underwriting, processing and servicing loans will adequately adapt to such changes. If we fail to adapt to changing economic conditions or other factors, or if such changes affect our borrowers’ capacity to repay their loans, our results of operations, financial condition and liquidity could be materially adversely affected. At September 30, 2016, we had 199 loans considered past due at 31+ days past due, representing 10.54% of the number of loans in our active portfolio. At September 30, 2016, we had 97 loans delinquent or in default (defined as 91+ days past due) representing 5.09% of the number of loans in our active portfolio. Loans become eligible for a lender to take legal action at 60 days past due.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

Our risk management efforts may not be effective which could result in unforeseen losses.

We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as operational risks related to our business, assets and liabilities. Our risk management policies, procedures, and techniques, including our scoring methodology, may not be sufficient to identify all of the risks we are exposed to, mitigate the risks we have identified or identify additional risks to which we may become subject in the future.

We face strong competition for customers and may not succeed in implementing our business strategy.

Our business strategy depends on our ability to remain competitive. There is strong competition for customers from personal loan companies and other types of consumer lenders, including those that use the Internet as a medium for lending or as an advertising platform. Our competitors include:

●	large, publicly-traded, state-licensed personal loan companies such as OneMain;

●	peer-to-peer lending companies such as LendingClub Corp. and Prosper Marketplace Inc.;

●	online personal loan companies such as Avant;

●	“brick and mortar” personal loan companies, including those that have implemented websites to facilitate online lending; and

●	payday lenders, tribal lenders and other online consumer loan companies.

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Some of these competitors have been in business for a long time and have name recognition and an established customer base. Most of our competitors are larger and have greater financial and personnel resources. In order to compete profitably, we may need to reduce the rates we offer on loans, which may adversely affect our business, prospects, financial condition and results of operations. To remain competitive, we believe we must successfully implement our business strategy. Our success depends on, among other things:

●	having a large and increasing number of customers who use our loans for financing needs;

●	our ability to attract, hire and retain key personnel as our business grows;

●	our ability to secure additional capital as needed;

●	our ability to offer products and services with fewer employees than competitors;

●	the satisfaction of our customers with our customer service;

●	ease of use of our websites; and

●	our ability to provide a secure and stable technology platform for providing personal loans that provides us with reliable and effective operational, financial and information systems.

If we are unable to implement our business strategy, our business, prospects, financial condition and results of operations could be adversely affected.

We depend on third-party service providers for our core operations including online lending and loan servicing, and interruptions in or terminations of their services could materially impair the quality of our services.

We rely substantially upon third-party service providers for our core operations, including online web lending and marketing and vendors that provide systems that automate the servicing of our loan portfolios which allow us to increase the efficiency and accuracy of our operations. These systems include tracking and accounting of our loan portfolio as well as customer relationship management, collections, funds disbursement, security and reporting. This reliance may mean that we will not be able to resolve operational problems internally or on a timely basis, which could lead to customer dissatisfaction or long-term disruption of our operations. If these service arrangements are terminated for any reason without an immediately available substitute arrangement, our operations may be severely interrupted or delayed. If such interruption or delay were to continue for a substantial period of time, our business, prospects, financial condition and results of operations could be adversely affected.

If we lose the services of any of our key management personnel, our business could suffer.

Our future success significantly depends on the continued service and performance of our Chief Executive Officer, Paul Mathieson and our Chief Operating Officer, Carla Cholewinski. Competition for these employees is intense and we may not be able to attract and retain key personnel. We do not maintain any “key man” or other related insurance. The loss of the service of our Chief Executive Officer or our Chief Operating Officer, or the inability to attract additional qualified personnel as needed, could materially harm our business.

We have incurred, and will continue to incur, increased costs as a result of being a public reporting company.

In April 2015, we became a public reporting company. As a public reporting company, we incur significant legal, accounting and other expenses that we did not incur as a non-reporting company, including costs associated with our SEC reporting requirements. We expect that the additional reporting and other obligations imposed on us under the Exchange Act, will increase our legal and financial compliance costs and the costs of our related legal, accounting and administrative activities significantly. Management estimates that compliance with the Exchange Act reporting requirements as a reporting company will cost in excess of $200,000 annually. Given our current financial resources, these additional compliance costs could have a material adverse impact on our financial position and ability to achieve profitable results. These increased costs will require us to divert money that we could otherwise use to expand our business and achieve our strategic objectives.

We operate in a highly competitive market, and we cannot ensure that the competitive pressures we face will not have a material adverse effect on our results of operations, financial condition and liquidity.

The consumer finance industry is highly competitive. Our success depends, in large part, on our ability to originate consumer loan receivables. We compete with other consumer finance companies as well as other types of financial institutions that offer similar products and services in originating loan receivables. Some of these competitors may have greater financial, technical and marketing resources than we possess. Some competitors may also have a lower cost of funds and access to funding sources that may not be available to us. While banks and credit card companies have decreased their lending to non-prime customers in recent years, there is no assurance that such lenders will not resume those lending activities. Further, because of increased regulatory pressure on payday lenders, many of those lenders are starting to make more traditional installment consumer loans in order to reduce regulatory scrutiny of their practices, which could increase competition in markets in which we operate.

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Negative publicity could adversely affect our business and operating results.

Negative publicity about our industry or our company, including the quality and reliability of our marketplace, effectiveness of the credit decisioning and scoring models used in the marketplace, changes to our marketplace, our ability to effectively manage and resolve borrower and investor complaints, privacy and security practices, litigation, regulatory activity and the experience of borrowers and investors with our marketplace or services, even if inaccurate, could adversely affect our reputation and the confidence in, and the use of, our marketplace, which could harm our business and operating results. Harm to our reputation can arise from many sources, including employee misconduct, misconduct by our partners, outsourced service providers or other counterparties, failure by us or our partners to meet minimum standards of service and quality, inadequate protection of borrower and investor information and compliance failures and claims.

Our business is subject to extensive regulation in the jurisdictions in which we conduct our business.

Our operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. In most states in which we operate, a consumer credit regulatory agency regulates and enforces laws relating to consumer lenders such as us. These rules and regulations generally provide for licensing as a consumer lender, limitations on the amount, duration and charges, including interest rates, for various categories of loans, requirements as to the form and content of finance contracts and other documentation, and restrictions on collection practices and creditors’ rights. In certain states, we are subject to periodic examination by state regulatory authorities. Some states in which we operate do not require special licensing or provide extensive regulation of our business.

We are also subject to extensive federal regulation, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. These laws require us to provide certain disclosures to prospective borrowers and protect against discriminatory lending and leasing practices and unfair credit practices. The principal disclosures required under the Truth in Lending Act include the terms of repayment, the total finance charge and the annual percentage rate charged on each contract or loan. The Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, age or marital status. According to Regulation B promulgated under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. In addition, the credit scoring system used by us must comply with the requirements for such a system as set forth in the Equal Credit Opportunity Act and Regulation B. The Fair Credit Reporting Act requires us to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency and to respond to consumers who inquire regarding any adverse reporting submitted by us to the consumer reporting agencies. Additionally, we are subject to the Gramm-Leach-Bliley Act, which requires us to maintain the privacy of certain consumer data in our possession and to periodically communicate with consumers on privacy matters. We are also subject to the Servicemembers Civil Relief Act, which requires us, in most circumstances, to reduce the interest rate charged to customers who have subsequently joined, enlisted, been inducted or called to active military duty.

A material failure to comply with applicable laws and regulations could result in regulatory actions, lawsuits and damage to our reputation, which could have a material adverse effect on our results of operations, financial condition and liquidity.

The Consumer Financial Protection Bureau (the “CFPB”) is a new federal agency formed pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and there continues to be uncertainty as to how the agency’s actions or the actions of any other new agency could impact our business.

The CFPB, constituted pursuant to the Dodd-Frank Act, which commenced operations in 2011, has broad authority over the business in which we engage. This includes authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine financial institutions for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

We are subject to the CFPB’s jurisdiction, including its enforcement authority, as a servicer and acquirer of consumer credit. The CFPB may request reports concerning our organization, business conduct, markets and activities. The CFPB may also conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, through its complaint system, that we were engaging in activities that pose risks to consumers.

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There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

Actions by the CFPB or other regulators against us or our competitors that discourage the use of the marketplace model or suggest to consumers the desirability of other loan products or services could result in reputational harm and a loss of borrowers or investors. Our compliance costs and litigation exposure could increase materially if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify, through supervision or enforcement, past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted.

If our involvement in a December 11, 2014 article published in the Examiner or any other publicity regarding our company or the Offering during the waiting period, including our December 2, 2014 press release, were held to be in violation of federal or state securities laws, we could incur monetary damages, fines or other damages that could have a material adverse effect on our financial condition and prospects.

On December 11, 2014, information about our company was published in an article by the Examiner. Our Chief Executive Officer, Mr. Mathieson, did not participate in an interview with the author of the Examiner article. Rather, the author included certain quotations from Mr. Mathieson that were contained in prior press releases by us and summarized statements previously made by Mr. Mathieson that were contained in a prior article published by the Opportunist Magazine. Prior to its publication, the author of the December 11th article provided Mr. Mathieson a copy of the article.

In addition, we issued a press release on December 2, 2014 in which we referenced, among other things, our intention to file a registration statement on Form S-1 and to list our securities on NASDAQ. The December 2nd press release presented certain statements about our company in isolation and did not disclose many of the related risks and uncertainties described in this document.

If it were determined that the December 11th article, the December 2nd press release or any of our other publicity-related activities constituted a violation of Section 5 of the Securities Act, the SEC and relevant state regulators could impose monetary fines or other sanctions as provided under relevant federal and state securities laws. Such regulators could also require us to make a rescission offer, which is an offer to repurchase the Notes purchased in this Offering. This could also give rise to a private right of action to seek a rescission remedy under Section 12(a)(2) of the Securities Act.

We are unable to quantify the extent of any monetary damages that we might incur if monetary fines were imposed, rescission were required or one or more other claims were successful. As of the date of this Offering memorandum, we are not aware of any pending or threatened claims alleging violations of any federal or state securities laws. However, there can be no assurance that any such claim will not be asserted in the future or that the claimant in any such action will not prevail. The possibility that such claims may be asserted in the future will continue until the expiration of the applicable federal and state statutes of limitations, which generally vary from one to three years from the date of sale. If the payment of damages or fines is significant, it could have a material adverse effect on our cash flows, financial condition or prospects.

Risks Relating to Our Common Stock and the Offer

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for our security holders to resell their common stock.

In 2016, our common stock was quoted on the OTCQX tier of the OTC Markets and beginning in January 2017, we moved from the OTCQX tier to the OTCQB tier. Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ or the New York Stock Exchange. These factors may result in investors having difficulty reselling any shares of our common stock. The move from the OTCQX to the OTCQB may make resales even more difficult.

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Our common stock price is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Because our officers and board of directors will make all management decisions, you should only exchange your OneMain shares for IEG Holdings shares if you are comfortable entrusting our directors to make all decisions.

Our board of directors will have the sole right to make all decisions with respect to our management. Investors will not have an opportunity to evaluate the specific projects that will be financed with future operating income. You should not exchange your OneMain shares for shares of IEG Holdings common stock unless you are willing to entrust all aspects of our management to our officers and directors.

Our common stock has been in the past, and may be in the future, a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock.”

In the past, our common stock has been a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we maintain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

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Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

However, investors who have signed arbitration agreements may have to pursue their claims through arbitration.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance that our common stock will not become classified as a “penny stock” in the future.

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act and if we fail to continue to comply, our business could be harmed and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers (but not us) an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

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Our Chief Executive Officer has voting control, which will limit your ability to influence the outcome of important transactions, including a change in control.

As of January 3, 2017, Mr. Mathieson beneficially owned 6,900,000 shares of our common stock, which represents approximately 71.03% of our outstanding common stock. As a result, Mr. Mathieson controls a majority of our voting power and therefore is able to control all matters submitted to our stockholders for approval. Mr. Mathieson may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated voting power may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of our company and might ultimately affect the market price of our common stock.

As a board member, Mr. Mathieson owes a fiduciary duty to our stockholders and must act in good faith and in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, Mr. Mathieson is entitled to vote his shares in his own interest, which may not always be in the interests of our stockholders generally.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the 9,714,186 shares of our common stock outstanding as of January 3, 2017, approximately 2,759,986 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Provisions of our amended and restated articles of incorporation and amended and restated bylaws may delay or prevent a takeover which may not be in the best interests of our stockholders.

Provisions of our amended and restated articles of incorporation, as amended, and our amended and restated bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporations Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders. Further, our amended and restated articles of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

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We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our securities may be more volatile.

Risks Related to OneMain’s Business

OneMain’s consolidated results of operations and financial condition and its borrowers’ ability to make payments on their loans have been, and may in the future be, adversely affected by economic conditions and other factors that OneMain cannot control.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets and a general decline in the value of real property, historically have created a difficult operating environment for OneMain’s businesses and other companies in OneMain’s industries. Many factors, including factors that are beyond OneMain’s control, may impact OneMain’s consolidated results of operations or financial condition and/or affect OneMain’s borrowers’ willingness or capacity to make payments on their loans. These factors include: unemployment levels, housing markets, energy costs and interest rates; events such as natural disasters, acts of war, terrorism, catastrophes, major medical expenses, divorce or death that affect OneMain’s borrowers; and the quality of the collateral underlying OneMain’s receivables. If OneMain experiences an economic downturn or if the U.S. economy is unable to continue or sustain its recovery from the most recent economic downturn, or if OneMain becomes affected by other events beyond OneMain’s control, OneMain may experience a significant reduction in revenues, earnings and cash flows, difficulties accessing capital and a deterioration in the value of OneMain’s investments. OneMain may also become exposed to increased credit risk from OneMain’s customers and third parties who have obligations to OneMain.

Moreover, OneMain’s customers are primarily non-prime borrowers. Accordingly, such borrowers have historically been, and may in the future become, more likely to be affected, or more severely affected, by adverse macroeconomic conditions. If OneMain’s borrowers default under a finance receivable held directly by OneMain, OneMain will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral, if any, and the outstanding principal and accrued but unpaid interest of the finance receivable, which could adversely affect OneMain’s cash flow from operations. In addition, foreclosure of a real estate loan (part of OneMain’s legacy real estate portfolio) is an expensive and lengthy process that can negatively affect OneMain’s anticipated return on the foreclosed loan. The cost to service OneMain’s loans may also increase without a corresponding increase in OneMain’s finance charge income.

Also, certain geographic concentrations of OneMain’s loan portfolio may occur or increase as OneMain adjusts its risk and loss tolerance and strategy to achieve OneMain’s profitability goals. Any geographic concentration may expose OneMain to an increased risk of loss if that geographic region experiences higher unemployment rates than average, natural disasters, weak economic conditions, or other adverse economic factors that disproportionately affect that region. See Note 5 of the Notes to OneMain’s Consolidated Financial Statements for the fiscal year ended December 31, 2015 for quantification of OneMain’s largest concentrations of net finance receivables.

If aspects of OneMain’s business, including the quality of OneMain’s finance receivables portfolio or OneMain’s borrowers, are significantly affected by economic changes or any other conditions in the future, OneMain cannot be certain that its policies and procedures for underwriting, processing and servicing loans will adequately adapt to such changes. If OneMain fails to adapt to changing economic conditions or other factors, or if such changes affect OneMain’s borrowers’ willingness or capacity to repay their loans, OneMain’s results of operations, financial condition and liquidity would be materially adversely affected.

There are risks associated with the acquisition of large loan portfolios, including the possibility of increased delinquencies and losses, difficulties with integrating the loans into OneMain’s servicing platform and disruption to OneMain’s ongoing business, which could have a material adverse effect on OneMain’s results of operations, financial condition and liquidity.

OneMain may acquire large portfolios of finance receivables in the future either through the direct purchase of such assets or the purchase of the equity of a company with such a portfolio. Since OneMain will not have originated or serviced the loans it acquires, OneMain may not be aware of legal or other deficiencies related to origination or servicing, and OneMain’s review of the portfolio prior to purchase may not uncover those deficiencies. Further, OneMain may have limited recourse against the seller of the portfolio.

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The ability to integrate and successfully service newly acquired loan portfolios will depend in large part on the success of OneMain’s development and integration of expanded servicing capabilities, including additional personnel. OneMain may fail to realize some or all of the anticipated benefits of the transaction if the integration process takes longer, or is more costly, than expected. OneMain’s failure to meet the challenges involved in successfully integrating the acquired portfolios with OneMain’s current business or otherwise to realize any of the anticipated benefits of the transaction, could impair OneMain’s operations. In addition, the integration of future large portfolio acquisitions are complex, time-consuming and expensive processes that, without proper planning and effective and timely implementation, could significantly disrupt OneMain’s business.

Potential difficulties OneMain may encounter during the integration process with future acquisitions include, but are not limited to, the following:

●	the integration of the portfolio into OneMain’s information technology platforms and servicing systems;

●	the quality of servicing during any interim servicing period after OneMain purchases a portfolio but before it assumes servicing obligations from the seller or its agents;

●	the disruption to OneMain’s ongoing businesses and distraction of OneMain’s management teams from ongoing business concerns;

●	incomplete or inaccurate files and records;

●	the retention of existing customers;

●	the creation of uniform standards, controls, procedures, policies and information systems;

●	the occurrence of unanticipated expenses; and

●	potential unknown liabilities associated with the transactions, including legal liability related to origination and servicing prior to the acquisition.

For example, in some cases loan files and other information (including servicing records) may be incomplete or inaccurate. If OneMain’s employees are unable to access customer information easily, or if OneMain is unable to produce originals or copies of documents or accurate information about the loans, collections could be affected significantly, and OneMain may not be able to enforce its right to collect in some cases. Similarly, collections could be affected by any changes to OneMain’s collection practices, the restructuring of any key servicing functions, transfer of files and other changes that would result from OneMain’s assumption of the servicing of the acquired portfolios.

The anticipated benefits and synergies of OneMain’s future acquisitions will assume a successful integration, and will be based on projections, which are inherently uncertain, as well as other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

There are risks associated with OneMain’s ability to expand OneMain’s centralized loan servicing capabilities through integration of the Springleaf and OMFH servicing facilities, which could have a material adverse effect on OneMain’s results of operations, financial condition and liquidity.

A key part of OneMain’s efforts to expand its centralized loan servicing capacity will depend in large part on the success of management’s efforts to integrate the Springleaf and OMFH servicing facilities. OneMain may fail to realize some or all of the anticipated benefits of these facilities if the integration process takes longer, or is more costly, than expected. OneMain’s failure to meet the challenges involved in successfully integrating these facilities with its current business or otherwise to realize any of the anticipated benefits could impair OneMain’s operations. In addition, the integration is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt OneMain’s business. Potential difficulties OneMain may encounter during the integration process may include, but are not limited to, the following:

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●	the integration of the personnel with certain of OneMain’s management teams, strategies, operations, products and services;

●	the integration of the physical facilities with OneMain’s information technology platforms and servicing systems; and

●	the disruption to OneMain’s ongoing businesses and distraction of its management teams from ongoing business concerns.

If OneMain’s estimates of finance receivable losses are not adequate to absorb actual losses, OneMain’s provision for finance receivable losses would increase, which would adversely affect its results of operations.

OneMain maintains an allowance for finance receivable losses. To estimate the appropriate level of allowance for finance receivable losses, OneMain considers known and relevant internal and external factors that affect finance receivable collectability, including the total amount of finance receivables outstanding, historical finance receivable charge-offs, OneMain’s current collection patterns, and economic trends. OneMain’s methodology for establishing its allowance for finance receivable losses is based on the guidance in ASC 450, Contingencies and, in part, on its historic loss experience. If customer behavior changes as a result of economic conditions and if OneMain is unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect its allowance for finance receivable losses, OneMain’s provision may be inadequate. OneMain’s allowance for finance receivable losses is an estimate, and if actual finance receivable losses are materially greater than OneMain’s allowance for finance receivable losses, its results of operations could be adversely affected. Neither state regulators nor federal regulators regulate OneMain’s allowance for finance receivable losses.

In June of 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU significantly changes the way that entities will be required to measure credit losses. The new standard requires that the estimated credit loss be based upon an “expected credit loss” approach rather than the “incurred loss” approach currently required. The new approach will require entities to measure all expected credit losses for financial assets based on historical experience, current conditions, and reasonable forecasts of collectability. It is anticipated that the expected credit loss model may require earlier recognition of credit losses than the incurred loss approach. This ASU will become effective for the Company for fiscal years beginning January 1, 2020. Early adoption is permitted for fiscal years beginning January 1, 2019. OneMain believes the adoption of this ASU will have a material effect on its consolidated financial statements. See Note 3 of the Notes to OneMain’s Condensed Consolidated Financial Statements for the year ended December 31, 2015 for more information on this new accounting standard.

OneMain’s risk management efforts may not be effective.

OneMain could incur substantial losses and its business operations could be disrupted if OneMain is unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk, and other market-related risks, as well as operational risks related to OneMain’s business, assets and liabilities. To the extent OneMain’s models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the valuations produced would not adequately represent the risk profile of the borrower and could result in a riskier finance receivable profile than originally identified. OneMain’s risk management policies, procedures, and techniques, including its scoring technology, may not be sufficient to identify all of the risks OneMain is exposed to, mitigate the risks OneMain has identified or identify concentrations of risk or additional risks to which it may become subject in the future.

OneMain’s branch loan approval process is decentralized, which may result in variability of loan structures, and could adversely affect its results of operations, financial condition and liquidity.

OneMain’s branch finance receivable origination process is decentralized. OneMain trains its employees individually on-site in the branch to make loans that conform to its underwriting standards. Such training includes critical aspects of state and federal regulatory compliance, cash handling, account management and customer relations. In certain circumstances, subject to approval by district managers and/or directors of operations in certain cases, OneMain’s branch officers have the authority to approve and structure loans within broadly written underwriting guidelines rather than having all loan terms approved centrally. As a result, there may be variability in finance receivable structure (e.g., whether or not collateral is taken for the loan) and loan portfolios among branch offices or regions, even when underwriting policies are followed. Moreover, OneMain cannot be certain that every loan is made in accordance with OneMain’s underwriting standards and rules and OneMain has in the past experienced some instances of loans extended that varied from its underwriting standards. The nature of OneMain’s approval process could adversely affect its operating results and variances in underwriting standards and lack of supervision could expose OneMain to greater delinquencies and charge-offs than it has historically experienced, which could adversely affect its results of operations, financial condition and liquidity.

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Changes in market conditions, including rising interest rates, could adversely affect the rate at which OneMain’s borrowers prepay their loans and the value of OneMain’s finance receivables portfolio, as well as increase its financing cost, which could negatively affect OneMain’s results of operations, financial condition and liquidity.

Changing market conditions, including but not limited to, changes in interest rates, the availability of credit, the relative economic vitality of the area in which OneMain’s borrowers and their assets are located, changes in tax laws, other opportunities for investment available to OneMain’s customers, homeowner mobility, and other economic, social, geographic, demographic, and legal factors beyond OneMain’s control, may affect the rates at which its borrowers prepay their loans. Generally, in situations where prepayment rates have slowed, the weighted-average life of OneMain’s finance receivables has increased. Any increase in interest rates may further slow the rate of prepayment for OneMain’s finance receivables, which could adversely affect its liquidity by reducing the cash flows from, and the value of, the finance receivables OneMain holds for sale or utilize as collateral in OneMain’s secured funding transactions.

Moreover, the vast majority of OneMain’s finance receivables are fixed-rate finance receivables, which generally decline in value if interest rates increase. As such, if changing market conditions cause interest rates to increase substantially, the value of OneMain’s fixed-rate finance receivables could decline. In addition, rising interests rates will increase its cost of capital. Accordingly, any increase in interest rates could negatively affect OneMain’s results of operations, financial condition and liquidity.

OneMain may be required to indemnify, or repurchase finance receivables from, purchasers of finance receivables that OneMain has sold or securitized, or which it will sell or securitize in the future, if OneMain’s finance receivables fail to meet certain criteria or characteristics or under other circumstances, which could adversely affect OneMain’s results of operations, financial condition and liquidity.

OneMain has sold $6.4 billion of its legacy real estate portfolio in 2014 and has securitized $11.4 billion of its consumer loan portfolio and all of the SpringCastle Portfolio at December 31, 2015. The documents governing OneMain’s finance receivable sales and securitizations contain provisions that require OneMain to indemnify the purchasers of securitized finance receivables, or to repurchase the affected finance receivables, under certain circumstances. While OneMain’s sale and securitization documents vary, they generally contain customary provisions that may require OneMain to repurchase finance receivables if:

●	OneMain’s representations and warranties concerning the quality and characteristics of the finance receivable are inaccurate;

●	there is borrower fraud; and

●	OneMain fails to comply, at the individual finance receivable level or otherwise, with regulatory requirements in connection with the origination and servicing of the finance receivables.

As a result of the current market environment, OneMain believes that many purchasers of real estate loans (including through securitizations) are particularly aware of the conditions under which originators must indemnify purchasers or repurchase finance receivables, and would benefit from enforcing any repurchase remedies that they may have. At its extreme, OneMain’s exposure to repurchases or its indemnification obligations under its representations and warranties could include the current unpaid balance of all finance receivables that OneMain has sold or securitized and which are not subject to settlement agreements with purchasers.

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The risk of loss on the finance receivables that OneMain has securitized is recognized in its allowance for finance receivable losses since all of its consumer loan securitizations are recorded on-balance sheet. If OneMain is required to indemnify purchasers or repurchase finance receivables that it sells that result in losses that exceed OneMain’s reserve for sales recourse, or recognize losses on securitized finance receivables that exceed OneMain’s recorded allowance for finance receivable losses associated with OneMain’s securitizations, this could adversely affect its results of operations, financial condition and liquidity.

OneMain’s insurance operations are subject to a number of risks and uncertainties, including claims, catastrophic events, underwriting risks and dependence on a primary distribution channel.

Insurance claims and policyholder liabilities are difficult to predict and may exceed the related reserves set aside for claims (losses) and associated expenses for claims adjudication (loss adjustment expenses). Additionally, events such as hurricanes, tornados, earthquakes, pandemic disease, cyber security breaches and other types of catastrophes, and prolonged economic downturns, could adversely affect OneMain’s financial condition or results of operations. Other risks relating to OneMain’s insurance operations include changes to laws and regulations applicable to OneMain, as well as changes to the regulatory environment. Examples include changes to laws or regulations affecting capital and reserve requirements; frequency and type of regulatory monitoring and reporting; consumer privacy, use of customer data and data security; benefits or loss ratio requirements; insurance producer licensing or appointment requirements; required disclosures to consumers; and collateral protection insurance (i.e., insurance some of OneMain’s lender companies purchase, at the customer’s expense, on that customer’s loan collateral for the periods of time the customer fails to adequately, as required by his loan, insure his collateral). Because OneMain’s customers do not affirmatively consent to collateral protection insurance at the time it is purchased and hence, do not directly agree to the amount charged for it, regulators may in the future prohibit its insurance companies from providing this insurance to its lending operations. Moreover, OneMain’s insurance companies are predominately dependent on OneMain’s lending operations as the primary source of business and product distribution. If OneMain’s lending operations discontinue offering insurance products, including as a result of regulatory requirements, its insurance operations would basically have no method of distribution for their products.

OneMain is a party to various lawsuits and proceedings which, if resolved in a manner adverse to us, could materially adversely affect OneMain’s results of operations, financial condition and liquidity.

In the normal course of business, from time to time, OneMain has been named as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with OneMain’s business activities. Certain of the legal actions include claims for substantial compensatory and/or punitive damages, or claims for indeterminate amounts of damages. Some of these proceedings are pending in jurisdictions that permit damage awards disproportionate to the actual economic damages alleged to have been incurred. The continued occurrences of large damage awards in general in the United States, including large punitive damage awards in certain jurisdictions that bear little or no relation to actual economic damages incurred by plaintiffs, create the potential for an unpredictable result in any given proceeding. A large judgment that is adverse to OneMain could cause OneMain’s reputation to suffer, encourage additional lawsuits against OneMain and have a material adverse effect on its results of operations, financial condition and liquidity.

If OneMain loses the services of any of its key management personnel, its business could suffer.

OneMain’s future success significantly depends on the continued service and performance of its key management personnel. Competition for these employees is intense and OneMain may not be able to attract and retain key personnel. OneMain does not maintain any “key man” or other related insurance. The loss of the service of members of its senior management or key team members, or the inability to attract additional qualified personnel as needed, could materially harm OneMain’s business.

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Employee misconduct could harm OneMain by subjecting it to monetary loss, significant legal liability, regulatory scrutiny and reputational harm.

OneMain’s reputation is critical to maintaining and developing relationships with its existing and potential customers and third parties with whom it does business. There is a risk that OneMain’s employees could engage in misconduct that adversely affects its business. For example, if an employee were to engage—or be accused of engaging—in illegal or suspicious activities including fraud or theft, OneMain could suffer direct losses from the activity, and in addition it could be subject to regulatory sanctions and suffer serious harm to its reputation, financial condition, customer relationships, and ability to attract future customers. Employee misconduct could prompt regulators to allege or to determine based upon such misconduct that OneMain has not established adequate supervisory systems and procedures to inform employees of applicable rules or to detect and deter violations of such rules. It is not always possible to deter employee misconduct, and the precautions OneMain takes to detect and prevent misconduct may not be effective in all cases. Misconduct by OneMain’s employees, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on OneMain’s reputation and its business.

Current and proposed regulations relating to consumer privacy, data protection and information security could increase OneMain’s costs.

OneMain is subject to a number of federal and state consumer privacy, data protection, and information security laws and regulations. For example, OneMain is subject to the federal Gramm-Leach-Bliley Act, which governs the use of personal financial information by financial institutions. Moreover, various federal and state regulatory agencies require OneMain to notify customers in the event of a security breach. Federal and state legislators and regulators are increasingly pursuing new guidance, laws, and regulation. Compliance with current or future customer privacy, data protection, and information security laws and regulations could result in higher compliance, technology or other operating costs. Any violations of these laws and regulations may require OneMain to change its business practices or operational structure, and could subject it to legal claims, monetary penalties, sanctions, and the obligation to indemnify and/or notify customers or take other remedial actions.

Significant disruptions in the operation of OneMain’s information systems could have a material adverse effect on its business.

OneMain’s business relies heavily on information systems to deliver products and services to its customers, and to manage its ongoing operations. These systems may encounter service disruptions due to system, network or software failure, security breaches, computer viruses, natural disasters or other reasons. There can be no assurance that OneMain’s policies and procedures addressing these issues will adequately address the disruption. A disruption could impair OneMain’s ability to offer and process consumer loans, provide customer service, perform collections activities or perform other necessary business activities, which could result in a loss of customer business, subject OneMain to additional regulatory scrutiny, or expose it to civil litigation and possible financial liability.

Security breaches in OneMain’s information systems, in the information systems of third parties or in OneMain’s branches, central servicing facilities, or its internet lending platform could adversely affect its reputation and could subject OneMain to significant costs and regulatory penalties.

OneMain’s operations rely heavily on the secure processing, storage and transmission of confidential customer and other information in its computer systems and networks. OneMain’s branch offices and centralized servicing centers, as well as its administrative and executive offices, are part of an electronic information network that is designed to permit OneMain to originate and track finance receivables and collections, and perform several other tasks that are part of its everyday operations. OneMain’s computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code that could result in disruption to its business, or the loss or theft of confidential information, including customer information. Any failure, interruption, or breach in OneMain’s cyber security, including any failure of its back-up systems or failure to maintain adequate security surrounding customer information, could result in reputational harm, disruption in the management of its customer relationships, or the inability to originate, process and service our finance receivable products. Further, any of these cyber security and operational risks could result in a loss of customer business, subject OneMain to additional regulatory scrutiny, or expose it to lawsuits by customers for identity theft or other damages resulting from the misuse of their personal information and possible financial liability, any of which could have a material adverse effect on OneMain’s results of operations, financial condition and liquidity. In addition, regulators may impose penalties or require remedial action if they identify weaknesses in OneMain’s security systems, and OneMain may be required to incur significant costs to increase its cyber security to address any vulnerabilities that may be discovered or to remediate the harm caused by any security breaches. As part of OneMain’s business, OneMain may share confidential customer information and proprietary information with clients, vendors, service providers, and business partners. The information systems of these third parties may be vulnerable to security breaches and OneMain may not be able to ensure that these third parties have appropriate security controls in place to protect the information OneMain shares with them. If OneMain’s confidential information is intercepted, stolen, misused, or mishandled while in possession of a third party, it could result in reputational harm to OneMain, loss of customer business, and additional regulatory scrutiny, and it could expose OneMain to civil litigation and possible financial liability, any of which could have a material adverse effect on OneMain’s results of operations, financial condition and liquidity. Although OneMain have insurance that is intended to cover certain losses from such events, there can be no assurance that such insurance will be adequate or available.

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OneMain’s branch offices and centralized servicing centers have physical customer records necessary for day-to-day operations that contain extensive confidential information about its customers, including financial and personally identifiable information. OneMain also retains physical records in various storage locations outside of these locations. The loss or theft of customer information and data from OneMain’s branch offices, central servicing facilities, or other storage locations could subject OneMain to additional regulatory scrutiny and penalties, and could expose it to civil litigation and possible financial liability, which could have a material adverse effect on OneMain’s results of operations, financial condition and liquidity. In addition, if OneMain cannot locate original documents (or copies, in some cases), it may not be able to collect on the finance receivables for which it does not have documents.

OneMain may not be able to make technological improvements as quickly as some of its competitors, which could harm OneMain’s ability to compete with its competitors and adversely affect its results of operations, financial condition and liquidity.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial and lending institutions to better serve customers and reduce costs. OneMain’s future success and, in particular, the success of its centralized operations, will depend, in part, upon OneMain’s ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in OneMain’s operations. OneMain may not be able to effectively implement new technology-driven products and services as quickly as some of its competitors or be successful in marketing these products and services to its customers. Failure to successfully keep pace with technological change affecting the financial services industry could harm OneMain’s ability to compete with its competitors and adversely affect its results of operations, financial condition and liquidity.

OneMain could face environmental liability and costs for damage caused by hazardous waste (including the cost of cleaning up contaminated property) if it forecloses upon or otherwise takes title to real estate pledged as collateral.

If a real estate loan goes into default, OneMain starts foreclosure proceedings in appropriate circumstances, which could result in OneMain’s taking title to the mortgaged real estate. OneMain also considers alternatives to foreclosure, such as “short sales,” where OneMain does not take title to mortgaged real estate. There is a risk that toxic or hazardous substances could be found on property after OneMain takes title. In addition, OneMain owns certain properties through which it operates its business, such as the buildings at its headquarters, and the servicing facilities in London, Kentucky, Fort Mill, South Carolina, Fort Worth, Texas, and Irving, Texas. As the owner of any property where hazardous waste is present, OneMain could be held liable for clean-up and remediation costs, as well as damages for any personal injuries or property damage caused by the condition of the property. OneMain may also be responsible for these costs if it is in the chain of title for the property, even if OneMain were not responsible for the contamination and even if the contamination is not discovered until after OneMain has sold the property. Costs related to these activities and damages could be substantial. Although OneMain has policies and procedures in place to investigate properties for potential hazardous substances before taking title to properties, these reviews may not always uncover potential environmental hazards.

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OneMain ceased real estate lending and the purchase of retail finance contracts and is in the process of liquidating these portfolios, which subjects OneMain to certain risks which if it does not effectively manage could adversely affect OneMain’s results of operations, financial condition and liquidity.

In connection with OneMain’s plan for strategic growth and new focus on consumer lending, OneMain engaged in a number of restructuring initiatives, including but not limited to, ceasing real estate lending, ceasing purchasing retail sales contracts and revolving retail accounts from the sale of consumer goods and services by retail merchants, closing certain of OneMain’s branches and reducing OneMain’s workforce.

Since terminating OneMain’s real estate lending business at the beginning of 2012, which historically accounted for in excess of 50% of the interest income of OneMain’s business, and ceasing retail sales purchases, OneMain has been liquidating these legacy portfolios. In 2014, OneMain entered into a series of transactions relating to the sales of our beneficial interests in its non-core real estate loans, the related servicing of these loans, and the sales of certain performing and non-performing real estate loans, which substantially completed OneMain’s plan to liquidate its non-core real estate loans. Consequently, as of December 31, 2015, OneMain’s real estate loans held for investment and held for sale totaled $524 million and $179 million, respectively. Due to the fact that OneMain is no longer able to offer its remaining legacy real estate lending customers the same range of loan restructuring alternatives in delinquency situations that OneMain may historically have extended to them, such customers may be less able, and less likely, to repay their loans.

Moreover, if OneMain fails to realize the anticipated benefits of the restructuring of its business and associated liquidation of its legacy portfolios, OneMain may experience an adverse effect on its results of operations, financial condition and liquidity.

OneMain is not able to track the default status of the senior lien loans for its second mortgages if OneMain is not the holder of the senior loan.

Second mortgages constituted 61% of OneMain’s real estate loans as of December 31, 2015. In instances where OneMain holds the second mortgage, either OneMain or another creditor holds the first mortgage on the property, and OneMain’s second mortgage is subordinate in right of payment to the first mortgage holder’s right to receive payment. If OneMain is not the holder of the related first mortgage, OneMain is not able to track the default status of a first mortgage for its second mortgages. In such instances, the value of OneMain’s second mortgage may be lower than OneMain’s records indicate and the provisions OneMain maintains for finance receivable losses associated with such second mortgages may be inadequate.

As part of OneMain’s growth strategy, OneMain has committed to building its consumer lending business. If OneMain is unable to successfully implement its growth strategy, its results of operations, financial condition and liquidity may be materially adversely affected.

OneMain believes that its future success depends on its ability to implement its growth strategy, the key feature of which has been to shift OneMain’s primary focus to originating consumer loans as well as acquiring portfolios of consumer loans, pursuing acquisitions of companies, and/or establishing joint ventures. OneMain has also recently expanded into internet lending through its centralized operations.

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OneMain may not be able to implement its new strategy successfully, and its success depends on a number of factors, including, but not limited to, OneMain’s ability to:

●	address the risks associated with its new focus on personal (including auto) loan receivables, including, but not limited to consumer demand for finance receivables, and changes in economic conditions and interest rates;

●	address the risks associated with the new centralized method of originating and servicing OneMain’s internet loans through its centralized operations, which represents a departure from OneMain’s traditional high-touch branch-based servicing function and includes the potential for higher default and delinquency rates;

●	integrate, and develop the expertise required to capitalize on, OneMain’s centralized operations;

●	obtain regulatory approval in connection with OneMain’s internet lending;

●	obtain regulatory approval in connection with the acquisition of consumer loan portfolios and/or companies in the business of selling consumer loans or related products;

●	comply with regulations in connection with doing business and offering loan products over the internet, including various state and federal e-signature rules mandating that certain disclosures be made and certain steps be followed in order to obtain and authenticate e-signatures, with which OneMain has limited experience;

●	finance future growth;

●	successfully source, underwrite and integrate new acquisitions of loan portfolios and other businesses; and

●	successfully integrate the combined companies.

In order for OneMain to realize the benefits associated with its new focus on originating and servicing consumer loans and grow its business, it must implement its strategic objectives in a timely and cost-effective manner as well as anticipate and address any risks to which OneMain may become subject. In any event, OneMain may not realize these benefits for many years, or OneMain’s competitors may introduce more compelling products, services or enhancements. If OneMain is not able to realize the benefits, or if it does not do so in a timely manner, OneMain’s results of operations, financial condition and liquidity could be negatively affected which would have a material adverse effect on business.

OneMain’s recent underwriting changes and strategy of increasing the proportion of secured loan originations within its loan portfolio may lead to declines in, or slower growth than anticipated of, its personal loan net finance receivables and yield, which could have a material adverse effect on OneMain’s business, results of operations and growth prospects.

During the third quarter of 2016, in response to an increase in unsecured credit availability to OneMain’s target customer base from online lenders and various other unsecured credit providers and an increase in our early stage 30-89 day delinquencies for loans originated in 2016, OneMain tightened its underwriting criteria for unsecured personal loans to lower credit tier customers. As a result of these changes to its underwriting criteria, OneMain is generally not underwriting new personal loans to this segment of our customer base absent collateral. OneMain has also continued to execute on its strategy of increasing the proportion of its loan originations that are secured loans, particularly within the former OMFH branches where secured loan originations have historically represented a smaller proportion of total loan originations than those of the former Springleaf branches. Secured loans typically carry lower yields relative to unsecured personal loans. If OneMain is unable to successfully convert lower credit tier customers to its secured loan products or otherwise increase new originations of secured personal loans, this will adversely affect its ability to grow personal loan net finance receivables. In addition, as secured loans continue to represent a larger proportion of OneMain’s loan portfolio, its yields may be lower than its historical yields in prior periods.

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Risks Related to OneMain’s Industry and Regulation

OneMain operates in a highly competitive market, and OneMain cannot ensure that the competitive pressures it faces will not have a material adverse effect on its results of operations, financial condition and liquidity.

The consumer finance industry is highly competitive. OneMain’s profitability depends, in large part, on its ability to originate finance receivables. OneMain competes with other consumer finance companies as well as other types of financial institutions that offer similar products and services in originating finance receivables. Some of these competitors may have greater financial, technical and marketing resources than OneMain possesses. Some competitors may also have a lower cost of funds and access to funding sources that may not be available to OneMain. While banks and credit card companies have decreased their lending to non-prime customers in recent years, there is no assurance that such lenders will not resume those lending activities. Further, because of increased regulatory pressure on payday lenders, many of those lenders are starting to make more traditional installment consumer loans in order to reduce regulatory scrutiny of their practices, which could increase competition in markets in which OneMain operates. In addition, in July 2013, the Dodd-Frank Act’s three-year moratorium on banks affiliated with non-financial businesses expired. When the Dodd-Frank Act was enacted in 2010, a moratorium was imposed that prohibited the Federal Deposit Insurance Corporation from approving deposit insurance for certain banks controlled by non-financial commercial enterprises. The expiration of the moratorium could result in an increase of traditionally non- financial enterprises entering the banking space, which could increase the number of OneMain’s competitors. There can be no assurance that the competitive pressures OneMain faces will not have a material adverse effect on its results of operations, financial condition and liquidity.

OneMain’s businesses are subject to regulation in the jurisdictions in which it conducts its business.

OneMain’s businesses are subject to numerous federal, state and local laws and regulations, and various state authorities regulate and supervise its insurance operations. The laws under which a substantial amount of OneMain’s consumer and real estate businesses are conducted generally: provide for state licensing of lenders and, in some cases, licensing of employees involved in real estate loan modifications; impose limits on the term of a finance receivable, amounts, interest rates and charges on the finance receivables; regulate whether and under what circumstances insurance and other ancillary products may be offered to consumers in connection with a lending transaction; regulate the manner in which OneMain uses personal data; and provide for other consumer protections. OneMain is also subject to extensive servicing regulations which it must comply with when servicing its legacy real estate loans and the SpringCastle Portfolio, and which it will have to comply with if OneMain acquires loan portfolios in the future and assume the servicing obligations for the acquired loans. The extent of state regulation of OneMain’s insurance business varies by product and by jurisdiction, but relates primarily to the following: licensing; conduct of business; periodic examination of the affairs of insurers; form and content of required financial reports; standards of solvency; limitations on dividend payments and other related party transactions; types of products offered; approval of policy forms and premium rates; permissible investments; deposits of securities for the benefit of policyholders; reserve requirements for unearned premiums, losses and other purposes; and claims processing.

All of OneMain’s operations are subject to regular examination by state and federal regulators, and as a whole, OneMain’s entities are subject to several hundred regulatory examinations in a given year. These examinations may result in requirements to change OneMain’s policies or practices, and in some cases, OneMain is required to pay monetary fines or make reimbursements to customers. Many state regulators and some federal regulators have indicated an intention to pool their resources in order to conduct examinations of licensed entities, including OneMain, at the same time (referred to as a “multi-state” examination). This could result in more in-depth examinations, which could be more costly and lead to more significant enforcement actions.

The CFPB has recently outlined several proposals under consideration for the purpose of requiring lenders to take steps to ensure consumers have the financial ability to repay their loans. The proposals under consideration would require lenders to determine at the outset of each loan whether a consumer can afford to borrow from the lender and would require that lenders comply with various restrictions designed to ensure that consumers can affordably repay their debt to the lender. To date, the proposals under consideration by the CFPB have not been adopted. If adopted, the proposals outlined by the CFPB may require OneMain to make significant changes to its lending practices to develop compliant procedures.

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OneMain is also subject to potential enforcement, supervisions and other actions that may be brought by state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject OneMain to civil money penalties, customer remediation and increased compliance costs, as well as damage OneMain’s reputation and brand and could limit or prohibit OneMain’s ability to offer certain products and services or engage in certain business practices.

The Department of Defense has made changes to the regulations that have been promulgated as a result of the Military Lending Act. Effective October 3, 2016, OneMain is subject to the limitations of the Military Lending Act, which places a 36% limitation on all fees, charges, interest rate and credit and non-credit insurance premiums for loans made to members of the military or their dependents. OneMain will also no longer be able to make non-purchase money loans secured by motor vehicles to service members and their dependents.

OneMain is also subject to potential changes in state law, which could lower the interest-rate limit that non-depository financial institutions may charge for consumer loans or could expand the definition of interest under state law to include the cost of ancillary products, such as insurance.

OneMain believes that it maintain all material licenses and permits required for its current operations and is in substantial compliance with all applicable federal, state and local regulations, but OneMain may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could have a material adverse effect on its operations. In addition, changes in laws or regulations applicable to OneMain could subject OneMain to additional licensing, registration and other regulatory requirements in the future or could adversely affect its ability to operate or the manner in which it conducts business.

A material failure to comply with applicable laws and regulations could result in regulatory actions, lawsuits and damage to OneMain’s reputation, which could have a material adverse effect on its results of operations, financial condition and liquidity.

For more information with respect to the regulatory framework affecting our businesses, see “Business—Regulation.”

The enactment of the Dodd-Frank Act and the creation of the CFPB significantly increases OneMain’s regulatory costs and burdens.

The Dodd-Frank Act was adopted in 2010. This law and the related regulations affect OneMain’s operations in terms of increased oversight of financial services products by the CFPB, and the imposition of restrictions on the allowable terms for certain consumer credit transactions. The CFPB has significant authority to implement and enforce federal consumer finance laws, including the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act and new requirements for financial services products provided for in the Dodd-Frank Act, as well as the authority to identify and prohibit unfair, deceptive, or abusive acts and practices. In addition, the Dodd-Frank Act provides the CFPB with broad supervisory, examination and enforcement authority over various consumer financial products and services, including the ability to require reimbursements and other payments to customers for alleged legal violations, and to impose significant penalties, as well as injunctive relief that prohibits lenders from engaging in allegedly unlawful practices. Further, state attorneys general and state regulators are authorized to bring civil actions to enforce certain consumer protection provisions of the Dodd-Frank Act. The Dodd-Frank Act and accompanying regulations are being phased in over time, and while some regulations have been promulgated, many others have not yet been proposed or finalized. OneMain cannot predict the terms of all of the final regulations, their intended consequences or how such regulations will affect OneMain or its industry.

The CFPB currently has supervisory authority over OneMain’s real estate servicing activities, and likely will have supervisory authority over OneMain’s consumer lending business. It also has the authority to bring enforcement actions for violations of laws over which it has jurisdiction regardless of whether it has supervisory authority for a given product or service. Effective in January 2014, the CFPB finalized mortgage servicing regulations, which makes it more difficult and expensive to service mortgages. The Dodd-Frank Act also gives the CFPB supervisory authority over entities that are designated as “larger participants” in certain financial services markets, including consumer installment loans and related products. The CFPB has not yet promulgated regulations that designate “larger participants” for consumer finance companies. If OneMain is designated as a “larger participant” for this market, it also will be subject to supervision and examination by the CFPB with respect to its consumer loan business. The CFPB has published regulations for “larger participants” in the market of auto finance, and OneMain has been designated as a larger participant in this market. The CFPB’s broad supervisory and enforcement powers could affect OneMain’s business and operations significantly in terms of increased operating and regulatory compliance costs, and limits on the types of products OneMain offers and the manner in which they are offered, among other things. See “Business—Regulation” for further information on the CFPB.

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The CFPB and certain state regulators have taken action against select lenders regarding the marketing of products offered by the lenders in connection with their loans. The products included debt cancellation/suspension products written by the lenders which forgave a borrower’s debt or monthly minimum payment upon the occurrence of certain events in the life of the borrower (e.g., death, disability, marriage, divorce, birth of a child, etc.). OneMain sells insurance and non-insurance products in connection with its loans. Although these products are actively regulated by state insurance departments, sales of these products could be challenged in a similar manner by the CFPB or state consumer lending regulators.

OneMain’s use of third-party vendors is subject to increasing regulatory attention.

Recently, the CFPB and other regulators have issued regulatory guidance that has focused on the need for financial institutions to perform increased due diligence and ongoing monitoring of third-party vendor relationships, thus increasing the scope of management involvement and decreasing the benefit that OneMain receives from using third-party vendors. Moreover, if OneMain’s regulators conclude that OneMain has not met the heightened standards for oversight of its third-party vendors, OneMain could be subject to enforcement actions, civil monetary penalties, supervisory orders to cease and desist or other remedial actions, which could have an adverse effect on OneMain’s business, financial condition and operating results.

OneMain purchases and sells finance receivables, including charged off receivables and receivables where the borrower is in default. This practice could subject us to heightened regulatory scrutiny, which may expose OneMain to legal action, cause OneMain to incur losses and/or limit or impede its collection activity.

As part of OneMain’s business model, OneMain purchases and sells finance receivables. Although the borrowers for some of these finance receivables are current on their payments, other borrowers may be in default (including in bankruptcy) or the debt may have been charged off as uncollectible. The CFPB and other regulators have recently significantly increased their scrutiny of the purchase and sale of debt, and collections practices undertaken by purchasers of debt, especially delinquent and charged off debt. The CFPB has scrutinized sellers of debt for not maintaining sufficient documentation to support and verify the validity or amount of the debt. It has also scrutinized debt collectors for, among other things, their collection tactics, attempting to collect debts that no longer are valid, misrepresenting the amount of the debt and not having sufficient documentation to verify the validity or amount of the debt. OneMain’s purchases or sales of receivables could expose OneMain to lawsuits or fines by regulators if it does not have sufficient documentation to support and verify the validity and amount of the finance receivables underlying these transactions, or if OneMain or purchasers of its finance receivables use collection methods that are viewed as unfair or abusive. In addition, OneMain’s collections could suffer and OneMain may incur additional expenses if it is required to change collection practices or stop collecting on certain debts as a result of a lawsuit or action on the part of regulators.

The Dodd-Frank Act also may adversely affect the securitization market because it requires, among other things, that a securitizer must retain at least a 5% economic interest in the credit risk of the securitized assets. Furthermore, sponsors are prohibited from diluting the required risk retention by dividing the economic interest among multiple parties, or hedging or transferring the credit risk the sponsor is required to maintain. Moreover, the SEC’s significant changes to Regulation AB could result in sweeping changes to the commercial and residential mortgage loan securitization markets, as well as to the market for the re-securitization of mortgage-backed securities.

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Rules relating to securitizations rated by nationally-recognized statistical rating agencies (“NRSROs”) require that the findings of any third-party due diligence service providers be made publicly available at least five (5) business days prior to the first sale of securities, which may lead OneMain to incur additional costs in connection with each securitization.

On September 19, 2011, the SEC issued a notice of proposed rulemaking intended to implement the prohibition regarding material conflicts of interest relating to certain securitizations pursuant to Section 621 of the Dodd-Frank Act. At this time, OneMain cannot predict what form the final rules and any related interpretive guidance from the SEC will take, or whether such rules would materially impact OneMain’s business.

A certain amount of the rule-making under the Dodd-Frank Act remains to be done. As a result, the complete impact of the Dodd-Frank Act remains uncertain. It is not clear what form some of these remaining regulations will ultimately take, or how OneMain’s business will be affected. No assurance can be given that the Dodd-Frank Act and related regulations or any other new legislative changes enacted will not have a significant impact on OneMain’s business.

For more information with respect to the regulatory framework affecting OneMain’s businesses, see “Business—Regulation.”

Investment Company Act considerations could affect OneMain’s method of doing business.

OneMain intends to continue conducting its business operations so that neither OneMain nor any of its subsidiaries are required to register as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). OneMain is a holding company that conducts its businesses primarily through wholly owned subsidiaries and is not an investment company because its subsidiaries are primarily engaged in the non-investment company business of consumer finance. Certain of OneMain’s subsidiaries rely on exemptions from registration as an investment company, including pursuant to Sections 3(c)(4) and 3(c)(5) of the Investment Company Act. OneMain relies on guidance published by the SEC staff or on OneMain’s analyses of such guidance to determine its subsidiaries’ qualification under these and other exemptions. To the extent that the SEC staff publishes new or different guidance with respect to these matters, OneMain may be required to adjust its business operations accordingly. Any additional guidance from the SEC staff could provide additional flexibility to OneMain, or it could inhibit its ability to conduct its business operations. There can be no assurance that the laws and regulations governing the Investment Company Act status of real estate or real estate related assets or SEC guidance regarding Investment Company Act exemptions for real estate assets will not change in a manner that adversely affects OneMain’s operations. If OneMain fails to qualify for an exemption or exception from the Investment Company Act in the future, OneMain could be required to restructure its activities or the activities of its subsidiaries, which could negatively affect OneMain. In addition, if OneMain or one or more of its subsidiaries fail to maintain compliance with the applicable exemptions or exceptions and OneMain does not have another basis available to it on which it may avoid registration, and OneMain were therefore required to register as an investment company under the Investment Company Act, OneMain would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons, holdings, and other matters, which could have an adverse effect on OneMain.

Real estate loan servicing and loan modifications have come under increasing scrutiny from government officials and others, which could make servicing OneMain’s legacy real estate portfolio more costly and difficult.

Real estate loan servicers have recently come under increasing scrutiny. In addition, some states and municipalities have passed laws that impose additional duties on foreclosing lenders and real estate loan servicers, such as mandatory mediation or extensive requirements for maintenance of vacant properties, which, in some cases, begin even before a lender has taken title to property. These additional requirements can delay foreclosures, make it uneconomical to foreclose on mortgaged real estate or result in significant additional costs, which could materially adversely affect the value of OneMain’s portfolio. The CFPB finalized mortgage servicing regulations that became effective in January 2014, which makes it more difficult and expensive to service real estate loans.

The U.S. Government has implemented a number of federal programs to assist homeowners, including the Home Affordable Modification Program (“HAMP”). Loans subserviced by Nationstar Mortgage LLC and Select Portfolio Servicing, Inc. that are eligible for modification pursuant to HAMP guidelines are subject to HAMP. OneMain has also implemented proprietary real estate loan modification programs in order to help real estate secured customers remain current on their loans. HAMP, OneMain’s proprietary loan modification programs and other existing or future legislative or regulatory actions which result in the modification of outstanding real estate loans, may adversely affect the value of, and the returns on, OneMain’s existing portfolio.

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RISKS RELATED TO THE ONEMAIN ACQUISITION AND THE LENDMARK SALE

OneMain has incurred substantial transaction fees and costs in connection with its November 15, 2015 acquisition of OneMain Financial Holdings, LLC (“OMFH”) from CitiFinancial Credit Company (“Citigroup”) for $4.5 billion in cash (the “OneMain Acquisition”).

OneMain has incurred a significant amount of costs in connection with the OneMain Acquisition, including legal, accounting and other expenses. Additional unanticipated costs may be incurred following consummation of the OneMain Acquisition in the course of the integration of OneMain’s businesses and the business of OMFH. OneMain cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

The OneMain Acquisition may not achieve its intended results, and OneMain may be unable to successfully integrate OneMain’s and OMFH’s operations.

OneMain acquired OMFH with the expectation that the OneMain Acquisition will result in various benefits, including, among other things, cost savings and operating efficiencies. Achieving the anticipated benefits of the OneMain Acquisition is subject to a number of uncertainties (many of which are outside OneMain’s control), including whether OneMain’s business and the business of OMFH can be integrated in an efficient and effective manner.

The integration of OMFH is a complex, costly and time-consuming process, and the significant size and scale of OMFH increases the risks to which OneMain is subject relative to other acquired businesses. Such risks include the following, any of which could adversely affect OneMain’s business, financial condition or results of operations or its ability to achieve the anticipated benefits of the OneMain Acquisition:

●	It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, additional and unforeseen expenses, the disruption of OneMain’s ongoing business, processes and systems, or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements.

●	There may be increased risk due to integrating financial reporting and internal control systems.

●	Difficulties in combining operations of the two companies could also result in the loss of contract counterparties or other persons with whom OneMain or OMFH conduct business and potential disputes or litigation with contract counterparties or other persons with whom OneMain or OMFH conduct business.

●	The integration process could result in the diversion of management and employee attention and resources or other disruptions that may adversely affect OneMain’s ability to grow its business, pursue loan monitoring and collection activities, or achieve the anticipated benefits of the OneMain Acquisition. During the third quarter of 2016, OneMain completed a number of significant integration initiatives related to the OneMain Acquisition which involved a significant investment of time and effort by OMFH branch and field management personnel, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Outlook .” OneMain believes these integration-related activities contributed to lower than expected loan origination growth during the third quarter of 2016, primarily at the former OMFH branches, and an increase in OneMain’s early stage 30-89 day delinquencies for loans originated in 2016. Given the substantial integration-related systems conversion activity and branch consolidation that OneMain has planned through the first half of 2017, OneMain may experience a heightened level of delinquency, net charge-offs and increases in the provision for receivables losses for the balance of 2016 and 2017. No assurance can be given, however, that OneMain will not continue to incur increased credit losses or declines in, or lower growth of, OneMain’s personal loan net finance receivables in the future once the OMFH integration has been completed.

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If OneMain experiences difficulties or delays with the OMFH integration process, or if OneMain’s assumptions underlying expectations regarding the OneMain Acquisition prove to be inaccurate, the anticipated benefits, expense savings and synergies may not be realized fully or at all, or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, increased credit losses or decreases in the amount of expected revenues, any of which could adversely affect OneMain’s future business, financial condition, operating results and prospects. OneMain’s results of operations following the OneMain Acquisition could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occurred prior to the closing of the OneMain Acquisition.

Additionally, since the closing of the OneMain Acquisition, OneMain remain reliant on Citigroup, the former parent company of OMFH, to provide certain operational services and support to OneMain, and a failure by Citigroup to perform such services could materially increase OneMain’s costs or disrupt its business, which could adversely affect OneMain’s financial condition and results of operations.

If the goodwill and other intangible assets that OneMain recorded in connection with the OneMain Acquisition becomes impaired, it could have a negative impact on OneMain’s profitability.

Goodwill represents the amount of acquisition cost over the fair value of net assets OneMain acquired in connection with the OneMain Acquisition. If the carrying amount of goodwill and other intangible assets exceeds the fair value, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in OneMain’s results of operations in the periods in which the impairments become known. At December 31, 2015, OneMain’s goodwill and other intangible assets totaled $1.4 billion and $559 million, respectively. While OneMain has recorded no impairment charges on its goodwill and other intangible assets during 2015, there can be no assurance that OneMain’s future evaluations of goodwill and other intangible assets will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Even if OneMain is able to close the sale of branches to Lendmark Financial Services, LLC (the “Lendmark Sale”), the U.S. Department of Justice (the “DOJ”) may impose additional conditions or penalties that could adversely affect OneMain.

Pursuant to the Final Judgment entered into in connection with the “Settlement Agreement” (as described in Note 2 of the Notes to OneMain Consolidated Financial Statements for the year ended December 31, 2015), OneMain is subject to various ongoing obligations, including a prohibition on entering into certain employee non-compete agreements and obligations under its Transition Services Agreement with Lendmark. Notwithstanding the consummation of the Lendmark Sale, OneMain could be subject to certain penalties, including but not limited to fines and/or injunctions, in the event OneMain violates the terms of the Final Judgment or Settlement Agreement. There can be no assurance that OneMain will not be assessed fines or penalties or subjected to additional actions by the DOJ.

RISKS RELATED TO ONEMAIN’S INDEBTEDNESS

An inability to access adequate sources of liquidity may adversely affect OneMain’s ability to fund operational requirements and satisfy financial obligations.

OneMain’s ability to access capital and credit was significantly affected by the substantial disruption in the U.S. credit markets and the associated credit rating downgrades on its debt. In addition, the risk of volatility surrounding the global economic system and uncertainty surrounding regulatory reforms such as the Dodd-Frank Act continue to create uncertainty around access to the capital markets. Historically, OneMain funded its operations and repaid its debt and other obligations using funds collected from its finance receivable portfolio and new debt issuances. Although market conditions have improved, for a number of years following the economic downturn and disruption in the credit markets, OneMain’s traditional borrowing sources, including its ability to cost effectively issue large amounts of unsecured debt in the capital markets, particularly issuances of commercial paper, have generally not been available to OneMain. Instead OneMain has primarily raised capital through securitization transactions and, although there can be no assurances that it will be able to complete additional securitizations, OneMain currently expects its near-term sources of capital markets funding to continue to derive from securitization transactions and unsecured debt offerings.

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If OneMain is unable to complete additional securitization transactions on a timely basis or upon terms acceptable to it or otherwise access adequate sources of liquidity, OneMain’s ability to fund its own operational requirements and satisfy financial obligations may be adversely affected.

OneMain’s indebtedness is significant, which could affect its ability to meet its obligations under its debt instruments and could materially and adversely affect its business and ability to react to changes in the economy or its industry.

OneMain currently has a significant amount of indebtedness. As of December 31, 2015, it had $17.3 billion of indebtedness outstanding, including $7.7 billion of acquired debt as a result of the OneMain Acquisition. Interest expense on its indebtedness totaled $715 million in 2015.

The amount of indebtedness could have important consequences, including the following:

●	it may require OneMain to dedicate a significant portion of its cash flow from operations to the payment of the principal of, and interest on, its indebtedness, which reduces the funds available for other purposes, including finance receivable originations;

●	it could limit OneMain’s ability to withstand competitive pressures and reduce its flexibility in responding to changing regulatory, business and economic conditions;

●	it may limit OneMain’s ability to incur additional borrowings or securitizations for working capital, capital expenditures, business development, debt service requirements, acquisitions or general corporate or other purposes, or to refinance our indebtedness;

●	it may require OneMain to seek to change the maturity, interest rate and other terms of its existing debt;

●	it may place OneMain at a competitive disadvantage to competitors that are proportionately not as highly leveraged;

●	it may cause a downgrade of its debt and long-term corporate ratings; and

●	it may cause OneMain to be more vulnerable to periods of negative or slow growth in the general economy or in its business.

In addition, meeting OneMain’s anticipated liquidity requirements is contingent upon its continued compliance with its existing debt agreements. An event of default or declaration of acceleration under one of OneMain’s existing debt agreements could also result in an event of default and declaration of acceleration under certain of its other existing debt agreements. Such an acceleration of OneMain’s debt would have a material adverse effect on its liquidity and our ability to continue as a going concern. If our debt obligations increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, the consequences described above could be magnified.

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There can be no assurance that OneMain will be able to repay or refinance its debt in the future, including the debt of OMFH.

Certain of OneMain’s outstanding notes contain covenants that restrict OneMain’s operations and may inhibit OneMain’s ability to grow its business and increase revenues.

SFC’s indenture and certain of SFC’s notes contain a covenant that limits SFC’s and its subsidiaries’ ability to create or incur liens. These restrictions do not apply to OMFH and its other subsidiaries. The restrictions may interfere with OneMain’s ability to obtain new or additional financing or may affect the manner in which OneMain structures such new or additional financing or engage in other business activities, which may significantly limit or harm OneMain’s results of operations, financial condition and liquidity. A default and resulting acceleration of obligations could also result in an event of default and declaration of acceleration under certain of OneMain’s other existing debt agreements. Such an acceleration of OneMain’s debt would have a material adverse effect on OneMain’s liquidity and its ability to continue as a going concern. A default could also significantly limit OneMain’s alternatives to refinance both the debt under which the default occurred and other indebtedness. This limitation may significantly restrict OneMain’s financing options during times of either market distress or OneMain’s financial distress, which are precisely the times when having financing options is most important.

The indenture governing OMFH’s unsecured debt (the “OMFH Indenture”) contains a number of restrictive covenants that impose significant operating and financial restrictions on OMFH and may limit OneMain’s ability to integrate OMFH’s operations, including, but not limited to, restrictions on OMFH’s and its restricted subsidiaries’ ability to:

●	incur or guarantee additional indebtedness or issue certain preferred stock;

●	make dividend payments or distributions on or purchases of OMFH’s equity interests;

●	make other restricted payments or investments;

●	create certain liens;

●	make certain dispositions of assets;

●	engage in certain transactions with affiliates;

●	sell certain securities of OneMain’s subsidiaries;

●	in the case of such restricted subsidiaries, incur limitations on the ability to pay dividends or make other payments; and

●	merge, consolidate or sell all or substantially all of OMFH’s properties and assets.

In addition, the OMFH Indenture includes a change of control repurchase provision which could require OneMain to offer to repurchase all of the outstanding existing notes of OMFH issued thereunder. See “Description of Certain Other Indebtedness” for more information.

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The assessment of OneMain’s liquidity is based upon significant judgments or estimates that could prove to be materially incorrect.

In assessing OneMain’s current financial position and developing operating plans for the future, management has made significant judgments and estimates with respect to OneMain’s liquidity, including but not limited to:

●	OneMain’s ability to generate sufficient cash to service all of its outstanding debt;

●	OneMain’s continued ability to access debt and securitization markets and other sources of funding on favorable terms;

●	OneMain’s ability to complete on favorable terms, as needed, additional borrowings, securitizations, finance receivable portfolio sales, or other transactions to support liquidity, and the costs associated with these funding sources, including sales at less than carrying value and limits on the types of assets that can be securitized or sold, which would affect profitability;

●	the potential for downgrade of OneMain’s debt by rating agencies, which would have a negative impact on our cost of, and access to, capital;

●	OneMain’s ability to comply with its debt covenants;

●	the amount of cash expected to be received from OneMain’s finance receivable portfolio through collections (including prepayments) and receipt of finance charges, which could be materially different than OneMain’s estimates;

●	the potential for declining financial flexibility and reduced income should we use more of OneMain’s assets for securitizations and finance receivable portfolio sales; and

●	the potential for reduced income due to the possible deterioration of the credit quality of OneMain’s finance receivable portfolios.

Additionally, there are numerous risks to OneMain’s financial results, liquidity, and capital raising and debt refinancing plans that are not quantified in OneMain’s current liquidity forecasts. These risks include, but are not limited, to the following:

●	OneMain’s inability to grow its personal loan portfolio with adequate profitability to fund operations, loan losses, and other expenses;

●	OneMain’s inability to monetize assets including, but not limited to, its access to debt and securitization markets;

●	OneMain’s inability to obtain the additional necessary funding to finance its operations after the OneMain Acquisition;

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●	the effect of federal, state and local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Act (which, among other things, established the CFPB with broad authority to regulate and examine financial institutions), on OneMain’s ability to conduct business or the manner in which OneMain conducts business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry;

●	potential liability relating to real estate and personal loans which OneMain has sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a warranty made in connection with the transaction;

●	the potential for increasing costs and difficulty in servicing OneMain’s loan portfolio as a result of heightened nationwide regulatory scrutiny of loan servicing and foreclosure practices in the industry generally, and related costs that could be passed on to OneMain in connection with the subservicing of its real estate loans that were originated or acquired centrally;

●	reduced cash receipts as a result of the liquidation of OneMain’s real estate loan portfolio;

●	the potential for additional unforeseen cash demands or accelerations of obligations;

●	reduced income due to loan modifications where the borrower’s interest rate is reduced, principal payments are deferred, or other concessions are made;

●	the potential for declines in bond and equity markets; and

●	the potential effect on OneMain if the capital levels of its regulated and unregulated subsidiaries prove inadequate to support current business plans.

OneMain intends to repay indebtedness with one or more of the following activities, among others: finance receivable collections, cash on hand, additional debt financings (particularly new securitizations and possible new issuances and/or debt refinancing transactions), finance receivable portfolio sales, or a combination of the foregoing. There can be no assurance that OneMain will be successful in undertaking any of these activities to support its operations and repay its obligations.

However, the actual outcome of one or more of OneMain’s plans could be materially different than expected or one or more of its significant judgments or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect. In the event of such an occurrence, if third-party financing is not available, OneMain’s liquidity could be substantially and materially affected, and as a result, substantial doubt could exist about OneMain’s ability to continue as a going concern.

Current ratings could adversely affect OneMain’s ability to raise capital in the debt markets at attractive rates, which could negatively affect OneMain’s results of operations, financial condition and liquidity.

Each of Standard & Poor’s Ratings Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. (“Fitch”) rates SFC’s and OMFH’s debt. As a result of the announcement on March 3, 2015 relating to the proposed acquisition of OMFH from Citigroup, each of the rating agencies changed SFC’s ratings from a stable outlook to a negative watch. As of December 31, 2015, SFC’s long term corporate debt rating was rated B with a negative watch by S&P, B- with a stable outlook by Fitch and B3 with a stable outlook by Moody’s. As of December 31, 2015, OMFH’s long term corporate debt rating was rated B with a negative watch by S&P, B by Fitch and B2 with a stable outlook by Moody’s. Currently, no other OMFH or Springleaf entity has a corporate debt rating, though they may be rated in the future. Ratings reflect the rating agencies’ opinions of a company’s financial strength, operating performance, strategic position and ability to meet OneMain’s obligations. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

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If SFC’s or OMFH’s current ratings continue in effect or OneMain’s ratings are downgraded, it will likely increase the interest rate that OneMain would have to pay to raise money in the capital markets, making it more expensive for OneMain to borrow money and adversely impacting its access to capital. As a result, its ratings could negatively impact its results of operations, financial condition and liquidity.

OneMain’s securitizations may expose it to financing and other risks, and there can be no assurance that OneMain will be able to access the securitization market in the future, which may require OneMain to seek more costly financing.

OneMain has securitized, and may in the future securitize, certain of its finance receivables to generate cash to originate or purchase new finance receivables or pay its outstanding indebtedness. In such transactions, OneMain typically conveys a pool of finance receivables to a special purpose entity (“SPE”), which, in turn, conveys the finance receivables to a trust (the issuing entity). Concurrently, the trust typically issues non-recourse notes or certificates pursuant to the terms of an indenture or pooling and servicing agreement, respectively, which then are transferred to the SPE in exchange for the finance receivables. The securities issued by the trust are secured by the pool of finance receivables. In exchange for the transfer of finance receivables to the issuing entity, OneMain typically receives the cash proceeds from the sale of the trust securities, all residual interests, if any, in the cash flows from the finance receivables after payment of the trust securities, and a 100% beneficial interest in the issuing entity. As a result of the challenging credit and liquidity conditions, the value of any subordinated securities that OneMain may retain in its securitizations might be reduced or, in some cases, eliminated.

Although OneMain has successfully completed a number of securitizations since 2012, the securitization market remains constrained, and OneMain can give no assurances that it will be able to complete additional securitizations.

SFC and OMFH currently act as the servicers with respect to the consumer loan securitization trusts and related series of asset-backed securities. If SFC or OMFH defaults in its servicing obligations, an early amortization event could occur with respect to the relevant asset-backed securities and SFC or OMFH could be replaced as servicer. Servicer defaults include, for example, the failure of the servicer to make any payment, transfer or deposit in accordance with the securitization documents, a breach of representations, warranties or agreements made by the servicer under the securitization documents and the occurrence of certain insolvency events with respect to the servicer. Such an early amortization event could have materially adverse consequences on OneMain’s liquidity and cost of funds.

Rating agencies may also affect OneMain’s ability to execute a securitization transaction, or increase the costs OneMain expects to incur from executing securitization transactions, not only by deciding not to issue ratings for its securitization transactions, but also by altering the criteria and process they follow in issuing ratings. Rating agencies could alter their ratings processes or criteria after OneMain has accumulated finance receivables for securitization in a manner that effectively reduces the value of those finance receivables by increasing OneMain’s financing costs or otherwise requiring that OneMain incur additional costs to comply with those processes and criteria. OneMain has no ability to control or predict what actions the rating agencies may take.

Further, other matters, such as (i) accounting standards applicable to securitization transactions and (ii) capital and leverage requirements applicable to banks and other regulated financial institutions holding residential mortgage-backed securities or other asset-backed securities, could result in decreased investor demand for securities issued through OneMain’s securitization transactions, or increased competition from other institutions that undertake securitization transactions. In addition, compliance with certain regulatory requirements, including the Dodd-Frank Act and the Investment Company Act, may affect the type of securitizations that OneMain is able to complete.

If it is not possible or economical for OneMain to securitize its finance receivables in the future, it would need to seek alternative financing to support its operations and to meet its existing debt obligations, which may be less efficient and more expensive than raising capital via securitizations and may have a material adverse effect on OneMain’s results of operations, financial condition and liquidity.

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RISKS RELATED TO ONEMAIN’S ORGANIZATION AND STRUCTURE

If the ownership of OneMain’s common stock continues to be highly concentrated, it may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Springfield, which is primarily owned by a private equity fund managed by an affiliate of Fortress, owns approximately 58% of OneMain’s outstanding common stock. As a result, Springfield owns shares sufficient for the majority vote over all matters requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of OneMain’s assets and other decisions affecting OneMain’s capital structure; the amendment of OneMain’s certificate of incorporation and its bylaws; and OneMain’s winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by OneMain’s other stockholders. The interests of Springfield may not always coincide with OneMain’s interests or the interests of its other stockholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of OneMain. Also, Springfield may seek to cause OneMain to take courses of action that, in its judgment, could enhance its investment in OneMain, but which might involve risks to its other stockholders or adversely affect OneMain or its other stockholders. As a result, the market price of OneMain’s common stock could decline or stockholders might not receive a premium over the then-current market price of OneMain’s common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of its common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.

OneMain is a holding company with no operations and relies on its operating subsidiaries to provide OneMain with funds necessary to meet its financial obligations and to pay dividends.

OneMain is a holding company with no material direct operations. OneMain’s principal assets are the equity interests it directly or indirectly holds in its operating subsidiaries, which own OneMain’s operating assets. As a result, OneMain is dependent on loans, dividends and other payments from its subsidiaries to generate the funds necessary to meet its financial obligations and to pay dividends on its common stock. OneMain’s subsidiaries are legally distinct from OneMain and may be prohibited or restricted from paying dividends or otherwise making funds available to OneMain under certain conditions. For example, its insurance subsidiaries are subject to regulations that limit their ability to pay dividends or make loans or advances to OneMain, principally to protect policyholders, and certain of OneMain’s debt agreements limit the ability of certain of its subsidiaries to pay dividends. If OneMain is unable to obtain funds from its subsidiaries, OneMain may be unable to, or its board may exercise its discretion not to, pay dividends.

OneMain does not anticipate paying any dividends on its common stock in the foreseeable future.

OneMain has no plans to pay regular dividends on its common stock, and it anticipates that a significant amount of any free cash flow generated from its operations will be utilized to redeem or prepay outstanding indebtedness, and accordingly would not be available for dividends. Any declaration and payment of future dividends to holders of OneMain’s common stock will be at the sole discretion of its board of directors and will depend on many factors, including OneMain’s financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that OneMain’s board of directors deems relevant. Until such time that OneMain pays a dividend, OneMain’s investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. In addition, the OMFH Indenture contains certain restrictions on OMFH’s and its restricted subsidiaries’ ability to make dividend payments.

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Certain provisions of a stockholders agreement with OneMain’s Initial Stockholder (the “Stockholders Agreement”), OneMain’s restated certificate of incorporation and its amended and restated bylaws could hinder, delay or prevent a change in control of OneMain, which could adversely affect the price of OneMain’s common stock.

Certain provisions of the Stockholders Agreement, OneMain’s restated certificate of incorporation and its amended and restated bylaws contain provisions that could make it more difficult for a third party to acquire OneMain without the consent of its board of directors or Fortress. These provisions provide for:

●	a classified board of directors with staggered three-year terms;

●	removal of directors only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote (provided, however, that for so long as Fortress and certain of its affiliates and permitted transferees beneficially own, directly or indirectly, at least 30% of OneMain’s issued and outstanding common stock (including Fortress’ proportionate interest in shares of our common stock held by Springfield), directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of stockholders entitled to vote);

●	provisions in OneMain’s restated certificate of incorporation and amended and restated bylaws prevent stockholders from calling special meetings of OneMain’s stockholders (provided, however, that for so long as Fortress and certain of its affiliates and permitted transferees beneficially own, directly or indirectly, at least 20% of OneMain’s issued and outstanding common stock (including Fortress’s proportionate interest in shares of OneMain’s common stock held by Springfield), any stockholders that collectively beneficially own at least 20% of OneMain’s issued and outstanding common stock may call special meetings of OneMain’s stockholders);

●	advance notice requirements by stockholders with respect to director nominations and actions to be taken at annual meetings;

●	certain rights to Fortress and certain of its affiliates and permitted transferees with respect to the designation of directors for nomination and election to OneMain’s board of directors, including the ability to appoint a majority of the members of OneMain’s board of directors, plus one director, for so long as Fortress and certain of its affiliates and permitted transferees continue to beneficially own, directly or indirectly at least 30% of OneMain’s issued and outstanding common stock (including Fortress’s proportionate interest in shares of its common stock held by Springfield);

●	no provision in OneMain’s restated certificate of incorporation or amended and restated bylaws for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of OneMain’s common stock can elect all the directors standing for election;

●

OneMain’s restated certificate of incorporation and OneMain’s amended and restated bylaws only permit action by OneMain’s stockholders outside a meeting by unanimous written consent, provided, however, that for so long as Fortress and certain of its affiliates and permitted transferees beneficially own, directly or indirectly, at least 20% of OneMain’s issued and outstanding common stock (including Fortress’s proportionate interest in shares of OneMain’s common stock held by Springfield), OneMain’s stockholders may act without a meeting by written consent of a majority of its stockholders; and

●	under OneMain’s restated certificate of incorporation, OneMain’s board of directors has authority to cause the issuance of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of OneMain’s stockholders. Nothing in our restated certificate of incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of OneMain’s common stock.

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In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by Fortress, OneMain’s management or its board of directors. Public stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to stockholders. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of OneMain’s common stock and the ability of public stockholders to realize any potential change of control premium.

Certain of OneMain’s stockholders have the right to engage or invest in the same or similar businesses as OneMain.

Fortress and its affiliates, including Springfield, engage in other investments and business activities in addition to their ownership of OneMain. Under OneMain’s restated certificate of incorporation, Fortress and its affiliates, including Springfield, have the right, and have no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as OneMain, do business with any of OneMain’s clients, customers or vendors or employ or otherwise engage any of OneMain’s officers, directors or employees. If Fortress and its affiliates, including Springfield, or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to OneMain, its stockholders or its affiliates.

In the event that any of OneMain’s directors and officers who is also a director, officer or employee of any of Fortress or its affiliates, including Springfield, acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as OneMain’s director or officer and such person acts in good faith, then even if Fortress or its affiliates, including Springfield, pursues or acquires the corporate opportunity or if Fortress or its affiliates, including Springfield, do not present the corporate opportunity to OneMain such person is deemed to have fully satisfied such person’s fiduciary duties owed to OneMain and is not liable to OneMain.

Licensing and insurance laws and regulations may delay or impede purchases of OneMain’s common stock.

Certain of the states in which OneMain is licensed to originate loans and the states in which Springleaf and OMFH insurance subsidiaries are domiciled (Indiana and Texas) have laws or regulations which require regulatory approval for the acquisition of “control” of regulated entities. In addition, these Indiana and Texas insurance laws and regulations generally provide that no person may acquire control, directly or indirectly, of a domiciled insurer, unless the person has provided the required information to, and the acquisition is subsequently approved or not disapproved by, the Indiana Department of Insurance and also by the Texas Department of Insurance. Under state insurance laws or regulations, there exists a presumption of “control” when an acquiring party acquires as little as 10% of the voting securities of a regulated entity or of a company which itself controls (directly or indirectly) a regulated entity (the threshold is 10% under the insurance statutes of Indiana and Texas). Therefore, any person acquiring 10% or more of OneMain’s common stock may need the prior approval of these two state insurance and/or licensing regulators, or a determination from such regulators that “control” has not been acquired, which could significantly delay or otherwise impede their ability to complete such purchase.

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Risks Related to OneMain’s Common Stock

The market price and trading volume of OneMain’s common stock may be volatile, which could result in rapid and substantial losses for OneMain’s stockholders.

The market price of OneMain’s common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in OneMain’s common stock may fluctuate and cause significant price variations to occur. If the market price of OneMain’s common stock declines significantly, public stockholders may be unable to resell their shares at or above their purchase price, if at all. The market price of OneMain’s common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect OneMain’s share price or result in fluctuations in the price or trading volume of OneMain’s common stock include:

●	reaction to the OneMain Acquisition;

●	variations in OneMain’s quarterly or annual operating results;

●	changes in OneMain’s earnings estimates (if provided) or differences between OneMain’s actual financial and operating results and those expected by investors and analysts;

●	the contents of published research reports about OneMain or its industry or the failure of securities analysts to cover One Main’s common stock after this offering;

●	additions to, or departures of, key management personnel;

●	any increased indebtedness OneMain may incur in the future;

●	announcements by OneMain or others and developments affecting OneMain;

●	actions by institutional stockholders;

●	litigation and governmental investigations;

●	changes in market valuations of similar companies;

●	speculation or reports by the press or investment community with respect to OneMain or its industry in general;

●	increases in market interest rates that may lead purchasers of OneMain’s shares to demand a higher yield;

●	announcements by OneMain or its competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and

●	general market, political and economic conditions, including any such conditions and local conditions in the markets in which OneMain’s borrowers are located.

These broad market and industry factors may decrease the market price of OneMain’s common stock, regardless of its actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against OneMain, could result in substantial costs and a diversion of OneMain’s management’s attention and resources.

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Future offerings of debt or equity securities by OneMain may adversely affect the market price of its common stock.

In the future, OneMain may attempt to obtain financing or to further increase OneMain’s capital resources by issuing additional shares of its common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. In particular, OneMain intends to continue to seek opportunities to acquire consumer finance portfolios and/or businesses that engage in consumer finance loan servicing and/or consumer finance loan originations. Future acquisitions could require substantial additional capital in excess of cash from operations. OneMain would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed acquisition financing and/or cash from operations.

Issuing additional shares of OneMain’s common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of OneMain’s stockholders at the time of such issuance or reduce the market price of OneMain’s common stock or both. Upon liquidation, holders of debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of OneMain’s common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of OneMain’s common stock. OneMain’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. Thus, holders of OneMain’s common stock bear the risk that OneMain’s future offerings may reduce the market price of its common stock and dilute their stockholdings in OneMain.

The market price of OneMain’s common stock could be negatively affected by sales of substantial amounts of OneMain’s common stock in the public markets.

As of December 31, 2015, approximately 58% of OneMain’s outstanding common stock is held by Springfield and can be resold into the public markets in the future in accordance with the requirements of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). A decline in the price of OneMain’s common stock might impede OneMain’s ability to raise capital through the issuance of additional common stock or other equity securities.

The future issuance of additional common stock in connection with OneMain’s incentive plans, acquisitions or otherwise will dilute all other stockholdings.

OneMain has an aggregate of 1,865,256,280 shares of common stock authorized but unissued as of February 24, 2016. OneMain may issue all of these shares of common stock without any action or approval by its stockholders, subject to certain exceptions. OneMain also intends to continue to evaluate acquisition opportunities and may issue common stock in connection with these acquisitions. Any common stock issued in connection with OneMain’s incentive plans, acquisitions, the exercise of outstanding stock options or otherwise would dilute the percentage ownership held by OneMain’s existing shareholders.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on OneMain’s business and stock price.

OneMain’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Effective internal control over financial reporting is necessary for OneMain to provide reliable reports and prevent fraud.

OneMain believes that a control system, no matter how well designed and managed, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. OneMain may not be able to identify all significant deficiencies and/or material weaknesses in its internal control in the future, and its failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on its business, financial condition, results of operations and prospects.

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THE COMPANIES

IEG Holdings

We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and originating direct consumer loans in 19 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

Our strategy is to address the funding needs of “under-banked” consumers that tend to be ignored by mainstream institutional credit providers such as traditional banks and credit unions, and charged high advanced fees and interest by fringe lenders such as payday lenders. In the current economic environment, we believe there is a substantial need for the small personal loans that we offer.

All of our personal loans are offered at less than prevailing maximum statutory rates with fixed repayments and no prepayment penalties. We conduct full underwriting on all applications, including credit checks and review of bank statements to ensure customers have the capacity to repay their loans.

We plan to continue expanding our state coverage in 2017 by obtaining state lending licenses in an additional six states, increasing our coverage to 25 states. As soon as we receive new state licenses, we are prepared to re-focus our existing online marketing and distribution channel resources to those states, which we expect will continue to lower our average customer acquisition cost.

For the years ended December 31, 2015 and 2014, we generated revenue of $1,835,165 and $529,225, respectively, and had net losses of $5,698,198 and $5,401,754, respectively. For the nine months ended September 30, 2016 and 2015, we generated revenue of $1,627,879 and $1,327,329, respectively, and had net losses of $3,185,760 and $4,239,353, respectively.

We were organized as a Florida corporation on January 21, 1999, originally under the name Interact Technologies, Inc. In February 2013, we changed our name to IEG Holdings Corporation. We have two wholly-owned subsidiaries, Investment Evolution Corporation (“IEC”), our U.S. operating entity that holds all of our state licenses, leases, employee contracts and other operating and administrative assets, and IEC SPV, LLC (“IEC SPV”), a bankruptcy remote special purpose entity that holds our U.S. loan receivables.

Our principal office is located at 6160 West Tropicana Avenue, Suite E-13, Las Vegas, Nevada 89103 and our phone number is (702) 227-5626. Our corporate website address is www.investmentevolution.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this document.

OneMain

OneMain is a financial services holding company whose principal subsidiaries are Springleaf Finance, Inc. (“SFI”) and Independence Holdings, LLC (“Independence”). SFI’s principal subsidiary is Springleaf Finance Corporation (“SFC”), and Independence’s principal subsidiary is OneMain Financial Holdings, LLC (“OMFH”). SFC and OMFH are financial services holding companies with subsidiaries engaged in the consumer finance and insurance businesses. At September 30, 2016, Springleaf Financial Holdings, LLC (“Springleaf”) owned approximately 58% of OneMain’s common stock. Springleaf is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC. As of December 31, 2015, OneMain had approximately 11,400 employees and over 1,900 branch offices in 43 states.

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OneMain’s principal office is located at 601 N.W. Second Street, Evansville, Indiana 47708 and its phone number is (812) 424-8031. OneMain’s corporate website address is www.onemainfinancial.com. Information contained on, or accessible through, OneMain’s website is not a part of, and is not incorporated by reference into, this document.

THE OFFER

General

IEG Holdings is offering to exchange for each outstanding OneMain share validly tendered and not properly withdrawn in the offer two shares of IEG Holdings common stock.

The purpose of the offer is for IEG Holdings to acquire as many shares of OneMain as possible, up to 100% of OneMain’s outstanding common stock; provided, however, that IEG Holdings is willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock.

Background of the Offer and the Acquisition

Over time, Mr. Mathieson, IEG Holdings’ President and Chief Executive Officer, has reviewed and discussed with the Board business, operational and strategic plans to enhance and complement IEG Holdings’ business, including a variety of strategic acquisition alternatives.

On May 23, 2016, Mr. Mathieson discussed informally a handful of strategic acquisition alternatives with IEG Holdings’ Board, including a potential tender offer for shares of OneMain’s common stock at end of 2016. The Board indicated that additional research should be conducted and that IEG Holdings’ strategic alternatives should be explored further.

On May 27, 2016, Mr. Mathieson requested that Laura Anthony of Legal & Compliance, LLC, IEG Holdings’ securities counsel, provide certain information regarding historical stock-for-stock tender offers. Mr. Mathieson discussed with Ms. Anthony the perceived operational synergies and potential cost savings that could be achieved by converting OneMain’s brick-and-mortar business model to an online-only model, as well as the possible increase in profit and market capitalization of a combined IEG Holdings/OneMain company.

On May 27, 2016, Mr. Mathieson also informed the Board and Carla Cholewinski, IEG Holdings’ Chief Operating Officer, of his instructions to Ms. Anthony.

On June 3, 2016, Mr. Mathieson received a broad outline of the steps involved in a proposed tender offer for OneMain’s common stock, as well as certain concerns, including but not limited to, OneMain’s staggered board of directors, the difficulty involved in removing OneMain directors, and the existence of a OneMain majority stockholder. Mr. Mathieson provided the outline to IEG Holdings’ Board members and to Ms. Cholewinski. As part of his general review of strategic opportunities, Mr. Mathieson continued to review numerous transaction alternatives with various consumer finance businesses and assets (including peer-to-peer lenders) and OneMain.

On June 19, 2016, Mr. Mathieson conducted an analysis of large investor transactions in OneMain common stock, as well as potential synergies between IEG Holdings and OneMain.

On July 19, 2016, Mr. Mathieson informally discussed with the Board the possibility of launching a stock-for-stock tender offer for shares of OneMain common stock at a discount to market in light of the relative small size of IEG Holdings, what Mr. Mathieson believed to be significant synergies and potential cost savings that could be achieved if the two companies were combined.

On September 26, 2016, Mr. Mathieson requested that Ms. Anthony begin drafting board resolutions relating to a tender offer by IEG Holdings for shares of OneMain common stock.

From October 12, 2016 to October 28, 2016, Mr. Mathieson held detailed but informal discussions with all Board members regarding a possible OneMain tender offer. Such discussions included the factors, uncertainties and risks set forth below under “—IEG Holdings’ Reasons for the Offer and the Acquisition.”

On October 28, 2016, the Board approved the OneMain tender offer.

Effective November 3, 2016, each of Matthew I. Banks and Harold A. Hansen resigned as a member of IEG Holdings’ Board. IEG Holdings determined that it would no longer pursue an uplisting to NYSE MKT or The NASDAQ Stock Market in the short term, and that it would move from the OTCQX market tier of the OTC Market Group to the OTCQB market tier in January 2017. Due to the move to the OTCQB market tier, IEG Holdings will no longer be required to (i) have at least two independent directors, or (ii) maintain a majority independent audit committee. As a result and in order to cut costs, Messrs. Banks and Hansen resigned as members of IEG Holdings’ Board. Mr. Mathieson remained as sole director.

On November 7, 2016, OneMain’s closing stock price on the NYSE was $27.57. After the market closed on November 7, 2016, OneMain issued its earnings release relating to its third quarter 2016 results of operations. Ms. Cholewinski provided Mr. Mathieson with the earnings release. Mr. Mathieson and Ms. Cholewinski reviewed and analyzed the results.

On November 8, 2016, OneMain’s closing stock price dropped to $16.90, representing a 38.7% decrease from the prior trading day’s closing price and a 65.6% decrease from the 52-week high closing price of $49.14 on November 27, 2015. On November 9, 2016, Mr. Mathieson, as sole director of IEG Holdings, decided to proceed with the tender offer.

On December 16, 2016, IEG Holdings delivered a letter to Jay N. Levine, OneMain’s President and Chief Executive Officer, and copied OneMain’s Board of Directors. In the letter, IEG Holdings advised Mr. Levine that IEG Holdings proposed to commence a tender offer for up to 100% of OneMain’s outstanding common stock on the basis of two shares of IEG Holdings common stock for each share of OneMain common stock. IEG Holdings indicated that it believed that a combined IEG Holdings/OneMain company could achieve significant operational synergies and cost savings by converting OneMain’s brick-and-mortar business model to an online-only model. IEG Holdings also identified certain factors which it viewed as supporting its decision to go forward with the tender offer. In the letter, IEG Holdings requested that OneMain provide certain disclosures and an auditors’ consent to be included in IEG Holdings’ SEC filings relating to this tender offer, including the registration statement on Form S-4 of which this document is a part. As of the date of this document, OneMain has not responded to IEG Holdings’ request.

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IEG Holdings’ Reasons for the Offer and the Acquisition

In reaching its decision to approve the offer and the acquisition of OneMain shares, IEG Holdings’ board of directors consulted with IEG Holdings’ senior management team and considered a number of factors, including the following material factors which it viewed as supporting its decision to approve the offer and the acquisition:

●	Significant business synergies from combining the two businesses including estimated cost savings of at least $1 billion per year from transforming the OneMain “brick and mortar” business model to IEG Holdings’ 100% online only distribution business model, resulting in the closure of over 1,700 OneMain offices, termination of over 11,000 employees, substantial cuts in advertising/marketing costs and other significant cost cutting measures, including cut in the Chief Executive Officer’s annual base salary to $1 per year and reduction in aggregate annual executive compensation by at least $40.0 million;

●	Improvement in combined business from rebranding of “OneMain” to “Mr. Amazing Loans” brand, termination of low margin OneMain business segments with new focus on high margin unsecured loans to near prime clients, focus on refinancing of existing high quality OneMain customers and termination of lending to sub-prime OneMain customers with FICO score of less than 600 to reduce OneMain loss levels;

●	Benefits to IEG Holdings, including increase in state lending licenses from 19 to 43, access to substantial new capital and substantial increase in size of customer base and revenue; and

●	Acquisition would be substantially earnings and net asset per share accretive for IEG Holdings stockholders.

The IEG Holdings board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the offer and the acquisition, including the following (not in any relative order of importance):

●	the risk that the acquisition of OneMain might not be completed in a timely manner or at all and the attendant adverse consequences for IEG Holdings’ and OneMain’s businesses as a result of the pendency of the acquisition and operational disruption;

●	the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of OneMain and its subsidiaries;

●	the risk that the potential benefits of the acquisition may not be fully or partially achieved, or may not be achieved within the expected timeframe;

●	the challenges and difficulties relating to combining the operations of IEG Holdings and OneMain;

●	the risk of diverting IEG Holdings management focus and resources from other strategic opportunities and from operational matters while working to implement the transaction with OneMain, and other potential disruption associated with combining the companies, and the potential effects of such diversion and disruption on the businesses and customer relationships of IEG Holdings and OneMain;

●	the possibility that the combined company could have lower revenue and growth rates than each of the companies experienced historically;

●	the effects of general competitive, economic, political and market conditions and fluctuations on IEG Holdings, OneMain or the combined company; and

●	various other risks associated with the acquisition and the businesses of IEG Holdings, OneMain and the combined company, some of which are described under “Risk Factors.”

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The IEG Holdings board of directors concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits that it expected IEG Holdings and its stockholders to achieve as a result of the offer and the acquisition. Accordingly, the IEG Holdings board of directors approved the offer.

The foregoing discussion of the information and factors considered by the IEG Holdings board of directors is not intended to be exhaustive, but includes the material factors considered by the IEG Holdings board of directors. In view of the variety of factors considered in connection with its evaluation of the acquisition, the IEG Holdings board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The IEG Holdings board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The IEG Holdings board of directors based its determination on the totality of the information presented.

Distribution of Offering Materials

This document, the related letter of transmittal and other relevant materials will be delivered to record holders of shares and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on OneMain’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares.

Expiration of the Offer

The offer is scheduled to expire at 12:00 a.m. (Midnight), New York City time, on February 6, 2017, which is the “expiration date,” unless further extended by IEG Holdings. “Expiration date” means February 6, 2017, unless and until IEG Holdings has extended the period during which the offer is open, in which event the term “expiration date” means the latest time and date at which the offer, as so extended by IEG Holdings, will expire.

Extension, Termination and Amendment

IEG Holdings will effect any extension, termination, amendment or delay of the offer by giving oral or written notice to the depository and exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly disseminated to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which IEG Holdings may choose to make any public announcement, IEG Holdings assumes no obligation to publish, advertise or otherwise communicate any such public announcement of this type other than by issuing a press release.

If IEG Holdings materially changes the terms of the offer or the information concerning the offer, or if IEG Holdings waives a material condition of the offer, IEG Holdings will extend the offer to the extent legally required under the Exchange Act. If, prior to the expiration date, IEG Holdings changes the percentage of shares being sought or the consideration offered, that change will apply to all OneMain stockholders whose shares are accepted for exchange pursuant to the offer. If at the time notice of that change is first published, sent or given to OneMain stockholders, the offer is scheduled to expire at any time earlier than the 10th business day from and including the date that such notice is first so published, sent or given, IEG Holdings will extend the offer until the expiration of that 10 business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

No subsequent offering period will be available after the offer.

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Exchange of Shares; Delivery of Shares of IEG Holdings Common Stock

IEG Holdings has retained Computershare as the depositary and exchange agent for the offer (the “depository and exchange agent”) to handle the exchange of shares for the offer consideration.

Upon the terms and subject to the satisfaction or waiver of the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), IEG Holdings will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn promptly after the expiration date. In all cases, a OneMain stockholder will receive consideration for tendered OneMain shares only after timely receipt by the depository and exchange agent of certificates for those shares, or a confirmation of a book-entry transfer of those shares into the depository and exchange agent’s account at The Depository Trust Company (“DTC”), a properly completed and duly executed letter of transmittal, or an agent’s message in connection with a book-entry transfer, and any other required documents.

For purposes of the offer, IEG Holdings will be deemed to have accepted for exchange shares validly tendered and not properly withdrawn if and when it notifies the depository and exchange agent of its acceptance of those shares pursuant to the offer. The depository and exchange agent will deliver to the applicable OneMain stockholders shares of IEG Holdings common stock issuable in exchange for shares validly tendered and accepted pursuant to the offer as soon as practicable after receipt of such notice. The depository and exchange agent will act as the agent for tendering OneMain stockholders for the purpose of receiving shares of IEG Holdings common stock from IEG Holdings and transmitting such stock to the tendering OneMain stockholders.

If IEG Holdings does not accept any tendered OneMain shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted representing more shares than are tendered for, IEG Holdings will return certificates for such unexchanged shares without expense to the tendering stockholder or, in the case of shares tendered by book-entry transfer into the depository and exchange agent’s account at DTC pursuant to the procedures set forth below in “—Procedure for Tendering,” the shares to be returned will be credited to an account maintained with DTC as soon as practicable following expiration or termination of the offer.

Withdrawal Rights

OneMain stockholders can withdraw tendered OneMain shares at any time until the expiration date and, if IEG Holdings has not agreed to accept the shares for exchange on or prior to February 6, 2017, OneMain stockholders can thereafter withdraw their shares from tender at any time after such date until IEG Holdings accepts shares for exchange.

For the withdrawal of shares to be effective, the depository and exchange agent must receive a written notice of withdrawal from the OneMain stockholder at one of the addresses set forth on the back cover of this document, prior to the expiration date. The notice must include the OneMain stockholder’s name, address, social security number, the certificate number(s), the number of shares to be withdrawn and the name of the registered holder, if it is different from that of the person who tendered those shares, and any other information required pursuant to the offer or the procedures of DTC, if applicable.

A financial institution must guarantee all signatures on the notice of withdrawal, unless the shares to be withdrawn were tendered for the account of an eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide signature guarantees. An “eligible institution” is a financial institution that is a participant in the Securities Transfer Agents Medallion Program.

If shares have been tendered pursuant to the procedures for book-entry transfer discussed under the section entitled “—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the depository and exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the depository and exchange agent, as stated above, prior to the physical release of such certificates.

IEG Holdings will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision will be final and binding. None of IEG Holdings, the depository and exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, a OneMain stockholder may re-tender withdrawn shares by following the applicable procedures discussed under the section “—Procedure for Tendering” at any time prior to the expiration date.

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Procedure for Tendering

For a OneMain stockholder to validly tender OneMain shares pursuant to the offer:

●	a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other documents required by the letter of transmittal, and certificates for tendered OneMain shares held in certificate form must be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document before the expiration date; or

●	an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document, and the shares must be tendered into the depository and exchange agent’s account at DTC pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation” must be received), in each case before the expiration date.

The term “agent’s message” means a message transmitted by DTC to, and received by, the depository and exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that IEG Holdings may enforce that agreement against such participant.

The depository and exchange agent has established an account with respect to the shares at DTC in connection with the offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the expiration date into the depository and exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the depository and exchange agent at one of its addresses set forth on the back cover of this document prior to the expiration date. IEG Holdings cannot assure OneMain stockholders that book-entry delivery of shares will be available. If book-entry delivery is not available, OneMain stockholders must tender shares by means of delivery of OneMain share certificates. We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders received by the depository and exchange agent after the expiration date will be disregarded and of no effect.

Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares are tendered either by a registered holder of shares who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or for the account of an eligible institution.

If the certificates for shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

The method of delivery of OneMain share certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering OneMain stockholder, and delivery will be deemed made only when actually received by the depository and exchange agent. If delivery is by mail, IEG Holdings recommends registered mail with return receipt requested and properly insured. In all cases, OneMain stockholders should allow sufficient time to ensure timely delivery.

To prevent U.S. federal income tax backup withholding, each OneMain stockholder, other than a stockholder exempt from backup withholding as described below, must provide the depository and exchange agent with its correct taxpayer identification number and certify that it is not subject to backup withholding of U.S. federal income tax by completing the IRS Form W-9 included in the letter of transmittal. Certain stockholders (including, among others, certain foreign persons) are not subject to these backup withholding and reporting requirements. In order for a foreign person to qualify as an exempt recipient, the stockholder must submit an IRS Form W-8BEN, or other applicable IRS Form W-8, signed under penalties of perjury, attesting to such person’s exempt status.

The tender of shares pursuant to any of the procedures described above will constitute a binding agreement between IEG Holdings and the tendering OneMain stockholder upon the terms and subject to the satisfaction or waiver of the conditions of the offer.

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No Guaranteed Delivery

We are not providing for guaranteed delivery procedures and therefore OneMain stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. OneMain stockholders must tender their OneMain shares in accordance with the procedures set forth in this document. In all cases, IEG Holdings will exchange shares tendered and accepted for exchange pursuant to the offer only after timely receipt by the depository and exchange agent of certificates for shares (or timely confirmation of a book-entry transfer of such shares into the depository and exchange agent’s account at DTC as described above), a properly completed and duly executed letter of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

Grant of Proxy

By executing a letter of transmittal as set forth above, a OneMain stockholder irrevocably appoints IEG Holdings’ designees as such OneMain stockholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to its shares tendered and accepted for exchange by IEG Holdings and with respect to any and all other shares and other securities issued or issuable in respect of those shares on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that IEG Holdings accepts tendered OneMain shares for exchange pursuant to the offer and deposits with the depository and exchange agent the shares of IEG Holdings common stock consideration for such shares. All such proxies will be considered coupled with an interest in the tendered OneMain shares and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that the OneMain stockholder has given will be revoked, and such stockholder may not give any subsequent proxies (and, if given, they will not be deemed effective). IEG Holdings’ designees will, with respect to the shares for which the appointment is effective, be empowered, among other things, to exercise all of such stockholder’s voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of the OneMain’s stockholders or otherwise. IEG Holdings reserves the right to require that, in order for shares to be deemed validly tendered, immediately upon the exchange of such shares, IEG Holdings must be able to exercise full voting rights with respect to such shares. However, prior to acceptance for exchange by IEG Holdings in accordance with terms of the offer, the appointment will not be effective, and IEG Holdings will have no voting rights as a result of the tender of shares.

Fees and Commissions

Tendering registered OneMain stockholders who tender shares directly to the depository and exchange agent will not be obligated to pay any charges or expenses of the depository and exchange agent or any brokerage commissions. Tendering OneMain stockholders who hold OneMain shares through a broker or bank should consult that institution as to whether or not such institution will charge the stockholder any service fees in connection with tendering shares pursuant to the offer. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares pursuant to the offer will be paid by IEG Holdings.

Matters Concerning Validity and Eligibility

IEG Holdings will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares, in its sole discretion, and its determination will be final and binding. IEG Holdings reserves the absolute right to reject any and all tenders of shares that it determines are not in the proper form or the acceptance of or exchange for which may be unlawful. IEG Holdings also reserves the absolute right to waive any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities in tenders of such shares have been cured or waived. None of IEG Holdings, the depository and exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification. IEG Holdings’ interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding.

OneMain stockholders who have any questions about the procedure for tendering shares in the offer should contact the information agent as set forth below.

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Shareholders

Call Toll-Free (800) 279-6913

Or Contact via E-mail at:

IEGH@georgeson.com

Announcement of Results of the Offer

IEG Holdings will announce the final results of the offer, including whether all of the conditions to the offer have been satisfied or waived and whether IEG Holdings will accept the tendered OneMain shares for exchange, as promptly as practicable following the expiration date. The announcement will be made by a press release in accordance with applicable stock exchange requirements.

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Ownership of IEG Holdings After the Offer and the Acquisition of Tendered Shares

Assuming that:

●	100% of OneMain’s outstanding shares are exchanged in the offer;

●	IEG Holdings exchanges, pursuant to the offer, 269,509,392 OneMain shares; and

●	9,714,186 shares of IEG Holdings common stock are outstanding immediately prior to expiration of the offer;

former OneMain stockholders would own in the aggregate 96.5% of the outstanding shares of IEG Holdings common stock after completion of the offer.

Purpose of the Offer; Dissenters’ Rights

Purpose of the Offer

The purpose of the offer is for IEG Holdings to acquire as many shares of OneMain as possible, up to 100% of OneMain’s outstanding common stock; provided, however, that IEG Holdings is willing to accept any number of shares of OneMain common stock, even if such shares, in the aggregate, constitute less than a majority of OneMain’s outstanding common stock.

Dissenters’ Rights

No appraisal rights are available to the holders of OneMain shares in connection with the offer.

Plans for OneMain

In connection with the offer, IEG Holdings has reviewed and will continue to review various possible business strategies that it might consider in the event that IEG Holdings acquires control of OneMain pursuant to the offer. Following a review of additional information regarding OneMain, these changes could include, among other things, changes in OneMain’s business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

Effect of the Offer on the Market for the OneMain Shares; NYSE Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for OneMain Shares

The purchase of OneMain shares by IEG Holdings pursuant to the offer will reduce the number of holders of OneMain shares and the number of OneMain shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining OneMain shares held by the public. The extent of the public market for OneMain shares after consummation of the offer and the availability of quotations for such shares will depend upon a number of factors, including the number of stockholders holding OneMain shares, the aggregate market value of the OneMain shares held by the public at such time, the interest of maintaining a market in the OneMain shares, analyst coverage of OneMain on the part of any securities firms and other factors.

NYSE Listing

The OneMain shares are currently listed on the NYSE. However, the NYSE rules establish certain criteria that, if not met, could lead to the removal from listing of OneMain shares from the NYSE. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of OneMain shares pursuant to the offer or otherwise, OneMain shares no longer meet the requirements of the NYSE for continued listing and OneMain shares are removed from listing, the market for OneMain shares would be adversely affected.

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Following the consummation of the offer, it is possible that OneMain shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for OneMain shares would, however, depend upon the number of holders of OneMain shares and the aggregate market value of OneMain shares remaining at such time, the interest in maintaining a market in OneMain shares on the part of securities firms, the possible termination of registration of OneMain shares under the Exchange Act, as described below, and other factors.

Margin Regulations

The OneMain shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of OneMain shares.   Depending upon factors similar to those described above regarding the market for OneMain shares and stock quotations, it is possible that, following the offer, OneMain shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

Registration Under the Exchange Act

The OneMain shares are currently registered under the Exchange Act. Such registration may be terminated upon application by OneMain to the SEC if OneMain shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of OneMain shares under the Exchange Act would substantially reduce the information required to be furnished by OneMain to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to OneMain, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with meetings of stockholders and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of OneMain and persons holding “restricted securities” of OneMain to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of OneMain shares under the Exchange Act were terminated, OneMain shares would no longer be “margin securities” or be eligible for listing on the NYSE as described above. After consummation of the offer, IEG Holdings currently intends to cause OneMain to terminate the registration of OneMain shares under the Exchange Act as soon as the requirements for termination of registration are met.

Conditions of the Offer

IEG Holdings will not accept for exchange or exchange any OneMain shares, may postpone the acceptance for exchange, or the exchange, of tendered OneMain shares, if at the expiration date any of the following conditions is not satisfied or validly waived:

Antitrust

Any applicable waiting period under the HSR Act must have expired or been terminated.

Certain Other Conditions

The other conditions to the offer are as follows:

●	the registration statement, of which this document is a part, must have become effective under the Securities Act, and must not be the subject of any stop order or proceeding seeking a stop order; and

●	no law, order, or injunction restraining or enjoining or otherwise prohibiting the consummation of the offer must have been issued by a governmental entity of competent jurisdiction;

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Certain Legal Matters; Regulatory Approvals

General

IEG Holdings is not aware of any governmental license or regulatory permit that appears to be material to OneMain’s business that might be adversely affected by IEG Holdings’ acquisition of OneMain shares pursuant to the offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for IEG Holdings’ acquisition or ownership of OneMain shares pursuant to the offer. Should any of these approvals or other actions be required, IEG Holdings currently contemplates that these approvals or other actions will be sought. There can be no assurance that (a) any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions), (b) if these approvals were not obtained or these other actions were not taken adverse consequences would not result to OneMain’s business, or (c) certain parts of OneMain’s or IEG Holdings’, or any of their respective subsidiaries’, businesses, would not have to be disposed of or held separate, any of which could cause IEG Holdings to elect to terminate the offer without the exchange of shares under the offer. IEG Holdings’ obligation under the offer to accept for exchange and exchange shares is subject to certain conditions. See “The Offer—Conditions of the Offer.”

Antitrust

IEG Holdings intends to use its reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate the offer. Under the HSR Act and the rules that have been promulgated thereunder, the offer cannot be completed until IEG Holdings and OneMain file a Notification and Report Form with the FTC and the DOJ under the HSR Act, and the applicable 30-day waiting period has expired or been terminated.

At any time before or after consummation of the acquisition, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the acquisition, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the acquisition, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the acquisition or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer—Conditions of the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

Interests of Certain Persons in the Offer

OneMain’s directors and executive officers may have interests in the offer that are different from, or in addition to, the interests of the OneMain stockholders generally. These interests may create potential conflicts of interest. As of the date of this document, the OneMain board of directors has not approved the offer or issued a recommendation regarding the offer.

Effect of the Offer on OneMain Shares and Equity Awards

Consideration for OneMain Shares

If OneMain’s directors and executive officers were to tender any OneMain shares they own for purchase pursuant to the offer, they would receive the same consideration on the same terms and conditions as the other stockholders of OneMain. As of March 31, 2016 (the most recent date for which such information is publicly available), OneMain’s directors and executive officers (and affiliates) owned 77,903,885 OneMain shares in the aggregate. If the directors and executive officers (and affiliates) were to validly tender and not properly withdraw all of their outstanding OneMain shares pursuant to the offer and those OneMain shares were accepted for exchange by IEG Holdings, the directors and executive officers (and affiliates) would receive shares of IEG Holdings common stock having an aggregate value of approximately $850 million, based on the last sale price of IEG Holdings common stock on the OTCQB on January 3, 2017.

No Consideration for Restricted Stock Units or Other Convertible Securities

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IEG Holdings will not provide any consideration for outstanding OneMain restricted stock units or other convertible securities.

Certain Relationships With OneMain

As of the date of this document, IEG Holdings does not own any OneMain shares. IEG Holdings has not effected any transaction in securities of OneMain in the past 60 days. To the best of IEG Holdings’ knowledge, after reasonable inquiry, none of the persons listed in the section entitled “Management,” nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of OneMain or has effected any transaction in securities of OneMain during the past 60 days.

Source and Amount of Funds

The offer is not conditioned upon any financing arrangements or contingencies.

Fees and Expenses

IEG Holdings has retained Georgeson LLC as information agent in connection with the offer. The information agent may contact holders of shares by mail, email, telephone, facsimile and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of shares. IEG Holdings will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. IEG Holdings agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

In addition, IEG Holdings has retained Computershare as depository and exchange agent in connection with the offer. IEG Holdings will pay the depository and exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the depository and exchange agent for its reasonable out-of-pocket expenses and will indemnify the depository and exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

IEG Holdings will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. Except as set forth above, IEG Holdings will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States, IEG Holdings will account for the acquisition of shares through the transaction under the acquisition method of accounting for business combinations.

Resale of IEG Holdings Common Stock

All IEG Holdings common stock received by OneMain stockholders as consideration in the offer will be freely tradable for purposes of the Securities Act, except for IEG Holdings common stock received by any person who is deemed an “affiliate” of IEG Holdings at the time of the closing. IEG Holdings common stock held by an affiliate of IEG Holdings may be resold or otherwise transferred without registration in compliance with the volume limitations, manner of sale requirements, notice requirements and other requirements under Rule 144 or as otherwise permitted under the Securities Act. This document does not cover resales of IEG Holdings common stock by any person, and no person is authorized to make any use of this document in connection with any resale.

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COMPARATIVE MARKET PRICE AND DIVIDEND MATTERS

Market Price History

In 2016, IEG Holdings’ common stock was quoted on the OTCQX market tier of the OTC Markets Group under the symbol “IEGH.” Beginning in January 2017, IEG Holdings’ common stock is quoted on the OTCQB. OneMain shares are listed on the NYSE under the symbol “OMF.” The following table sets forth, for the periods indicated, as reported by the OTCQX with respect to IEG Holdings and NYSE with respect to OneMain, the per share high and low sales prices of each company’s common stock.

	IEG Common Stock		OneMain Common Stock
	High	Low	High	Low
2014
Quarter Ended March 31, 2014	$100.00	$100.00	$28.56	$23.43
Quarter Ended June 30, 2014	120.00	100.00	27.35	22.35
Quarter Ended September 30, 2014	450.00	100.00	34.74	25.28
Quarter Ended December 31, 2014	1,000.00	100.00	39.86	32.04

2015
Quarter Ended March 31, 2015	$510.00	$387.50	$54.34	$31.35
Quarter Ended June 30, 2015	550.00	250.00	53.80	44.67
Quarter Ended September 30, 2015	275.00	80.00	52.00	41.00
Quarter Ended December 31, 2015	100.00	74.90	51.39	39.24

2016
Quarter Ended March 31, 2016	$99.00	$49.50	40.72	18.95
Quarter Ended June 30, 2016	65.00	17.50	32.26	21.20
Quarter Ended September 30, 2016	24.00	16.60	31.37	21.27
Quarter Ended December 31, 2016	7.50	2.01	31.47	16.90

On January 3, 2017, the trading day prior to the filing of IEG Holdings’ registration statement on Form S-4, of which this document forms a part, the closing price per OneMain share on the NYSE was $23.11, and the closing price per share of IEG Holdings common stock as quoted on the OTCQB was $5.45. OneMain stockholders should obtain current market quotations for OneMain shares and shares of IEG Holdings common stock before deciding whether to tender their OneMain shares in the offer.

Dividends

Historically, we have not paid any cash dividends on our common stock. We expect to change our dividend policy in 2017, however, and intend to pay a small dividend to stockholders in April 2017 after our first quarter 2017 results are released. We expect to pay ongoing regular quarterly dividends thereafter. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We may determine to retain future earnings, if any, for reinvestment in the development and expansion of our business.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to reflect the acquisition of 100% of OneMain shares by IEG Holdings. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of IEG Holdings and OneMain as of December 31, 2015, giving effect to the acquisition as if it had occurred on December 31, 2015. The unaudited pro forma condensed combined statement of earnings combines the historical statements of earnings of IEG Holdings and OneMain for the year ended December 31, 2015, giving effect to the acquisition as if it had occurred on January 1, 2015. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and, with respect to the statement of income only, expected to have a continuing impact on the combined results.

The pro forma financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, with OneMain treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma financial statements and IEG Holdings’ future results of operations and financial position.

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The pro forma financial statements do not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the acquisition.

The pro forma financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of IEG Holdings would have been had the combination occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma financial statements should be read in conjunction with the accompanying notes to the pro forma financial statements and the audited consolidated financial statements and accompanying notes of IEG Holdings and OneMain contained elsewhere in this document.

Combined Pro Forma Balance Sheet

as of December 31, 2015

(Unaudited)

(In millions)

	OneMain	IEG Holdings	Pro Forma	Pro Forma
	Holdings, Inc.	Corporation	Adjustments	Combined
			(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$939	$0.486	--	$939.486
Investment Securities	1,867	--	--	1,867.000
Loans receivable, net	14,141	7.125	--	14,148.125
Finance receivables held for sale	796	--	--	796.000
Restricted cash and cash equivalents	676	--	--	676.000
Goodwill	1,440	--	93.045	1,533.045
Other intangible assets	559	--	--	559.000
Other assets	638	--	--	638.000
Other receivables	--	0.076	--	0.076
Prepaid expenses	--	0.007	--	0.007
Property and equipment, net	--	0.029	--	0.029
Security deposits	--	0.036	--	0.036

TOTAL ASSETS	$21,056	7.758	93.045	21,156.803

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Accounts payable and accrued expenses	--	0.096	--	0.096
Long-term debt	17,300	--	--	17,300.000
Insurance claims and policyholder liabilities	747	--	--	747.000
Deferred and accrued taxes	20	--	--	20.000
Other liabilities	384	--	--	384.000
Deferred rent	--	0.115	--	0.115

TOTAL LIABILITIES	18,451	0.212	--	18,451.212

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock	--	0.001	(0.001)	--
Common stock	1	2.165	(2.165)	1.000
Additional paid-in capital	1,533	26.025	74.67	1,633.695
Accumulated other comprehensive loss	(33)	--	--	(33.000)
Prepaid preferred share redemption	--	(0.160)	0.160	--
Retained earnings (Accumulated deficit)	1,250	(20.381)	20.381	1,250.000

Non-controlling interests	(146)	--	--	(146.000)

TOTAL STOCKHOLDERS' EQUITY	2,605	7.650	93.045	2,705.695

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,056	7.758	93.045	21,156.803

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Combined Pro Forma Statement of Operations for

the Year Ended December 31, 2015

(Unaudited)

(In millions, except share and per share data)

	OneMain Holdings, Inc.	IEG Holdings Corporation	Pro Forma Adjustments	Pro Forma Combined
			(unaudited)	(unaudited)
REVENUES
Interest revenue	$1,931	$1.790	$--	$1,932.790
Other revenue	261	0.045	--	261.045

TOTAL REVENUES	2,192	1.835	--	2,193.835

OPERATING EXPENSES
Salaries and compensation	485	2.126	--	487.126
Other operating expenses	344	1.399	--	345.399
Acquisition-related transaction and integration expenses	62	-	--	62.000
Insurance policy benefits and claims	96	-	--	96.000
Consulting	--	1.014	--	1.014
Provision for credit losses	759	1.135	--	760.135
Advertising	--	0.951	--	0.951
Rent	--	0.245	--	0.245
Travel, meals and entertainment	--	0.129	--	0.129
Provision for (benefit from) income taxes	(147)	-	--	(147.000)
Depreciation and amortization	--	0.014	--	0.014

TOTAL OPERATING EXPENSES	1,599	7.013	--	1,606.013

PROFIT (LOSS) FROM OPERATIONS	593	(5.177)	--	587.823

OTHER INCOME (EXPENSE)
Interest expense	(715)	(0.528)	--	(715.528)
Miscellaneous income (expense)	--	0.007	--	0.007

TOTAL OTHER INCOME (EXPENSE)	(715)	(0.521)	--	(715.521)

NET LOSS	$(122)	$(5.698)	$--	$(127.698)

Net income attributable to non-controlling interests	120	--	--	120.000

Dividends on preferred shares	--	(0.311)	--	(0.311)

Net loss attributable to common stockholders	$(242)	$(6.009)	$--	$(248.009)

Net loss attributable to common stock per share, basic and diluted	$(1.89)	$(2.52)	$--	$(4.41)

Weighted average number of common shares outstanding, basic and diluted	127,910,680	2,381,257	--	130,291,937

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INFORMATION ABOUT IEG HOLDINGS

DESCRIPTION OF IEG HOLDINGS’ BUSINESS

Business Overview

We provide unsecured online consumer loans under the brand name “Mr. Amazing Loans” via our website and online application portal at www.mramazingloans.com. We started our business and opened our first office in Las Vegas, Nevada in 2010. We currently offer $5,000 and $10,000 unsecured consumer loans that mature in five years. We are currently licensed and originating direct consumer loans in 19 states – Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia. We provide loans to residents of these states through our online application portal, with all loans originated, processed and serviced out of our centralized Las Vegas head office, which eliminates the need for physical offices in all of these states.

Our strategy is to address the funding needs of “under-banked” consumers that tend to be ignored by mainstream institutional credit providers such as traditional banks and credit unions, and charged high advanced fees and interest by fringe lenders such as payday lenders. In the current economic environment, we believe there is a substantial need for the small personal loans that we offer.

All of our personal loans are offered at less than prevailing maximum statutory rates with fixed repayments and no prepayment penalties. We conduct full underwriting on all applications, including credit checks and review of bank statements to ensure customers have the capacity to repay their loans.

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We plan to continue expanding our state coverage by obtaining state lending licenses in an additional six states, increasing our coverage to 25 states by mid-2017. As soon as we receive new state licenses, we are prepared to re-focus our existing online marketing and distribution channel resources to those states, which we expect will continue to lower our average customer acquisition cost.

For the years ended December 31, 2015 and 2014, we generated revenue of $1,835,165 and $529,225, respectively, and had net losses of $5,698,198 and $5,401,754, respectively. For the nine months ended September 30, 2016 and 2015, we generated revenue of $1,627,879 and $1,327,329, respectively, and had net losses of $3,185,760 and $4,239,353, respectively.

We were organized as a Florida corporation on January 21, 1999, originally under the name Interact Technologies, Inc. In February 2013, we changed our name to IEG Holdings Corporation. We have two wholly-owned subsidiaries, IEC, our U.S. operating entity that holds all of our state licenses, leases, employee contracts and other operating and administrative assets, and IEC SPV, a bankruptcy remote special purpose entity that holds our U.S. loan receivables.

Market

We operate in the consumer finance industry serving the large and growing population of consumers who have limited access to credit from banks, credit card companies and other lenders. According to the Federal Deposit Insurance Corporation, 7.7% (1 in 13) of households in the United States were unbanked in 2013. This proportion represented nearly 9.6 million households. According to the Center for Financial Services December 2015 report, the rapid rise of short term credit, which grew 37% from 2012 to 2014, while single payment credit grew only 0.1% over the same period, is starkly apparent. With anticipated regulatory changes likely to alter the feasibility of offering loans due in one lump sum, many companies are investing more heavily in installment-based credit products, while new players are seeking to upend the economics of small-dollar loans through online channels and alternative underwriting. The strong marketing and new account approval rates of subprime credit cards have also provided consumers with increased access to funds available on a short-term basis. Together, these shifts in the consumer lending industry suggest that total revenue for short term credit products, sized at $29 billion in 2014, will soon outpace that of single payment credit products, sized at $38 billion for the same year. In fact, short term credit products already generate nearly twice as much annual revenue as single payment credit products.

Installment lending to non-prime consumers is one of the most highly fragmented sectors of the consumer finance industry. We are a state-licensed Internet-based personal loan company serving in the consumer installment lending industry. Our online lending platform provides the distribution network to efficiently address this growing market of consumers without the significant costs and overhead associated with an extensive branch network. We believe we are well positioned to capitalize on the significant growth and expansion opportunity created by the continued shift of consumers to online services, such as online banking and in our case online personal loans.

We are currently licensed and providing loans online to residents of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia, with plans to continue to expand across the United States by acquiring additional state lending licenses. The following is a breakdown of our cumulative loan origination amounts in each licensed state for our current active loan portfolio as at September 30, 2016:

State	Origination Volume ($)	Current Principal ($)	Number of Loans
Alabama	105,000	86,047	17
Arizona	802,000	427,741	110
California	885,000	753,079	159
Florida	2,260,000	1,216,808	303
Georgia	1,378,023	856,520	188
Illinois	1,711,000	991,472	223
Kentucky	15,000	14,784	3
Louisiana	15,000	13,361	3
Maryland (1)	—	—	—
Missouri	408,000	297,443	66
Nevada	1,673,000	760,954	197
New Jersey	1,577,000	980,081	221
New Mexico	35,000	32,461	7
Ohio (2)	—	—	—
Oregon	280,000	177,200	39
Pennsylvania	755,000	574,573	121
Texas	735,000	414, 053	103
Utah	60,000	41,150	9
Virginia	985,000	615,762	139

(1)	Maryland was added as a licensed state in October 2016.
(2)	Ohio was added as a licensed state in December 2016.

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Business Strategy

Our business strategy is to lower the cost of providing consumer loans by leveraging our online lending platform and distribution network, while continuing to obtain additional state licenses to enable further loan book growth and portfolio diversification. Our strategy includes a number of key elements:

●	State-Licensed Model: Our state-licensed business model is a key element of our business strategy. We are currently licensed in Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia and plan to continue expanding across the United States by acquiring additional state lending licenses.

●	Online Distribution: We launched online lending in March 2013 and commenced online advertising in July 2013. Upon fulfillment of state regulatory requirements, we received approval from regulators in Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia to operate solely online in these states. This allows us to fully service all 19 states from our centralized Las Vegas headquarters, which we believe is a key competitive advantage over brick and mortar lenders.

●	Cost-Effective Customer Acquisition: Our customer acquisition costs have been reduced significantly since we launched online lending and marketing. While traditional forms of direct advertising such as radio and television typically resulted in an 8% to 10% acquisition cost, online search engine advertising has averaged 4% to 6%.

●	Continue to Grow Loan Book: Total cumulative loan originations as of September 30, 2016 have increased 147% to $13,684,023 since our January 2015 total of $5,549,023. This growth in lending is attributable to launching online lending and joint venturing with a number of new marketing partners, however, such past growth is not necessarily indicative or predictive of our future results of operation. We also plan to obtain an additional six state lending licenses by mid-2017.

Competitive Strengths

We believe our competitive strengths are:

●	Large Market and Scope for Growth: Large personal and payday loan market in the United States presents opportunity for significant growth and expansion.

●	Proven Business Model: Our founder, Chairman and CEO, Paul Mathieson, established a similar business in Australia that forms the foundation of our United States business model.

●	Regulation: We are materially compliant with state lending licenses in Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia, and are well positioned for current and future regulatory changes due to ongoing compliance and conservative business model.

●	Customer Proposition: Our unsecured $5,000 and $10,000 installment loans are all offered over five years and feature affordable weekly repayments. Rates range from 19.9% - 29.9% APR which make us a low cost alternative to payday loans which have an average APR of over 400%.

●	Online Distribution: Special approval has been granted by the Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Maryland, Missouri, Nevada, New Jersey, New Mexico, Ohio, Oregon, Pennsylvania, Texas, Utah and Virginia regulators to operate our business without a physical office location in each state. As a result, we have closed offices in Arizona, Illinois and Florida and moved to full online loan distribution, enabling us to offer loans to residents in all 19 of our licensed states from our Las Vegas headquarters. We will apply for the same regulatory approval for our six additional planned states by mid-2017.

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●	Customer Acquisition: We launched online advertising in July 2013 with positive results from search engine cost per click advertising and online lead generation. In addition, we engaged a number of new marketing partners in 2014 and 2015, including online lead generators and direct mail. All of these avenues provide opportunities for strong growth at low customer acquisition costs.

●	Barriers to Entry: We believe that state licensure acts as a barrier to entry into our segment of the consumer loan market. We are strongly positioned with approval to operate under 19 state licenses from one centralized head office.

Products

We currently provide $5,000 and $10,000 online consumer loans unsecured over a five-year term with rates ranging from 19.9% to 29.9% annual percentage rate. Our current loan portfolio also includes loans remaining from our previous product offerings which were $2,000 to $10,000 loans unsecured over a three- to five-year term.

Our personal loan products are fully amortizing, fixed rate, unsecured installment loans and all loans are offered at prevailing statutory rates, with our standard loan product being a 29.9% interest rate and annual percentage rate, fully amortizing, five-year unsecured personal loan. The variations from this standard loan product in certain states is due to individual state requirements and to comply with our state lending licenses; for example, Florida requires a blended rate which caps the maximum rate on a $5,000 loan at 24%.

The following is a breakdown of loan terms and interest rates for each currently licensed state:

State	APR $5,000 Loan	APR $10,000 Loan
Alabama	29.90%	29.90%
Arizona	24.90%	23.90%
California	29.90%	29.90%
Florida	23.90%	19.90%
Georgia	29.90%	29.90%
Illinois	29.90%	29.90%
Kentucky	29.90%	29.90%
Louisiana	28.90%	25.50%
Maryland	24.00%	24.00%
Missouri	29.90%	29.90%
Nevada	29.90%	29.90%
New Jersey	29.90%	29.90%
New Mexico	29.90%	29.90%
Ohio	25.00%	— (1)
Oregon	29.90%	29.90%
Pennsylvania	29.90%	29.90%
Texas	28.86%	25.84%
Utah	29.90%	29.90%
Virginia	29.90%	29.90%

(1) We do not offer $10,000 loans in Ohio.

The following is an illustrative profile of our personal loans:

Loan Product	-	$5,000 and $10,000 loans
	-	5 years
	-	28.9% average APR
	-	Fixed rate, fully amortizing
	-	No hidden or additional fees
	-	No prepayment penalties

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Loan Purpose	Loans available for any purpose. Common uses include:

	-	Debt consolidation
	-	Medical expenses
	-	Home improvements
	-	Auto repairs
	-	Major purchase
	-	Discretionary spending

Average Borrower Demographic	-	600 - 750 credit score
	-	$35,000 - $100,000 income
	-	25 - 60 years old

We commenced originating personal loans online in July 2013. Prior to that, we provided loans to customers via our office network, which comprised one office in each state as required by state licensing regulations. Our online loan origination platform now means that a qualifying customer can obtain a loan from us without having to come into an office location. We have maintained our full underwriting processes, identity verifications and fraud checks to ensure that online customers are verified to the same degree that customers were when they obtained a loan in an office. We expect our website and application portal, www.mramazingloans.com, to be a key driver of customer conversions and loan book growth.

The following graphs depict our monthly loan origination values from January 2013 through October 2016, our quarterly revenue from January 2013 through September 2016 and our yearly revenue for 2013, 2014 and 2015:

The following table sets forth the minimum, maximum and average credit score, income and age of our current borrowers as of September 30, 2016:

Average Borrower Demographic of Current Loan Portfolio as at September 30, 2016

Demographic	Minimum	Maximum	Average
Credit Score	559	889	657
Income	$24,000	750,000	63,770
Age	22	83	45

Customer Acquisition

Since launching online lending in July 2013, our marketing efforts have been focused on online customer acquisition. We saw significant increases in loan applications and inquiries as a result of search engine advertising and commenced banner advertising, remarketing and search engine optimization in 2014. We commenced online video advertising in 2015. We have also engaged numerous online lead generators who provide personal loan leads on a daily basis with a combination of cost per funded loan and cost per application expense. We are continuing to develop relationships with additional lead generation partners to drive further growth. We also supplement our online marketing efforts with traditional direct mail advertising.

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Loan Underwriting

Applicants apply online providing income, employment and banking information in the pre-approval process. The pre-approval process utilizes a soft credit pull, electronic review of 60-90 day banking history and if the applicant successfully meets the minimum pre-approval criteria they are invited to proceed. Upon accepting the conditional pre-approval, the applicant authorizes a full credit report from Experian and verification of employment. Applicants are provided disclosures and privacy statements during this process.

Once the application has been transmitted, a full credit report is obtained and the automated preliminary underwriting is completed based on stated income and expense data obtained from the credit report. The automated preliminary underwriting includes, but is not limited to, credit score, number of credit inquiries, outstanding unpaid collections, length of credit history, length of employment, debt to income ratio and internet protocol, or “IP,” address to verify location of applicant.

The second step in the underwriting process for those applicants that are conditionally approved based on stated income, credit score, number of credit inquires, outstanding unpaid collections, length of credit history and length of employments, debt to income ratio, IP address, is to validate the actual income (current pay invoices and prior year W-2) and a review of the 60-90 day read-only statements from the applicant’s primary bank for satisfactory money management. During this process the pay invoices are reviewed for garnishments, hardship loans and other legal liens allowed on wages. Bank statements are transmitted electronically directly to underwriting to ensure the integrity of the information. This process allows the underwriter to review the money management of every applicant and to assess the ability to take on additional expense. It also provides the underwriter with additional debt not found on traditional credit reports such as payday loans, title loans and IRS payments that could affect the ability of the applicant to assume additional debt. If all conditions are met as it relates to money management, maximum debt to income, minimum length of employment, and satisfactory credit history the underwriter recommends final approval and request to draw documents.

The final step in the underwriting process is to present the completed file to the Chief Credit Officer for final approval and order to draw documents. The file is then reviewed for any exceptions to policy, compliance with the underwriting policies and to ensure the loan system is reflective of what has been presented by the underwriter. The applicant is then approved for a $5,000 or $10,000 loan based on income, ability to repay and credit strength. Rate and loan terms are fixed (fixed rate and fixed term can vary based on regulatory state maximums) as we do not utilize risk based variable pricing models eliminating the risk of discrimination and other compliance related issues.

The closing process is completed by contacting the applicant, communicating the lending decision and reviewing loan terms and conditions. Upon acceptance an identity check using Experian’s Precise Identity Screening is completed and if successful loan documents are emailed for electronic signature, and returned to us for final verifications, document review and funding.

Servicing

All of our loan servicing is handled in our centralized Las Vegas head office. All servicing and collection activity is conducted and documented using an industry standard loan service software system which handles and records all records and transactions of loan originations, loan servicing, collections and reporting.

Our primary third-party servicing arrangement is with CyberRidge, LLC, a company that licenses its consumer loan software to us. We use this software for our loan management system. We have a servicing agreement with CyberRidge, LLC which renews automatically unless either party notifies the other, at least 60 days prior to the end of the renewal term. We believe the risk of termination is low as we are a paying customer of CyberRidge, LLC and have maintained a positive working relationship since 2012. In the unlikely event that the agreement was terminated, we believe 60 days’ notice would be sufficient to find a suitable replacement with minimal disruption to our business.

Portfolio Ledger Stratification as at September 30, 2016

	Current Unpaid Principal Balance	%
0 - 30 days	$7,383,766	89.46%
31 - 60 days	262,403	3.18%
61 - 90 days	173,539	2.10%
91 - 120 days	189,540	2.30%
121 - 184 days	244,242	2.96%
Total	$8,253,490	100.00%

At September 30, 2016, we also had 97 loans delinquent or in default (defined as 91+ days past due) representing 5.09% of the number of loans in our active portfolio. Loans become eligible for lender to take legal action at 60 days past due.

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Regulation

Consumer loans in the United States are regulated at both the federal and state level. National oversight is provided by the Federal Trade Commission, which enforces the following credit laws that protect consumers’ rights to get, use and maintain credit:

●	The Truth in Lending Act promotes the informed use of consumer credit, by requiring disclosures about its terms and cost to standardize the manner in which costs associated with borrowing are calculated and disclosed.

●	The Fair Credit Reporting Act promotes the accuracy and privacy of information in the files of the nation’s credit reporting companies. If a company denies an application, under the Fair Credit Reporting Act consumers have the right to the name and address of the credit reporting company they contacted, provided the denial was based on information given by the credit reporting company.

●	The Equal Opportunity Credit Act prohibits credit discrimination on the basis of sex, race, marital status, religion, national origin, age, or receipt of public assistance. Creditors may ask for this information (except religion) in certain situations, but they may not use it to discriminate against consumers when deciding whether to grant you credit.

●	The Fair Credit Billing Act and Electronic Fund Transfer Act establish procedures for resolving mistakes on credit billing and electronic fund transfer account statements.

●	The Fair Debt Collection Practices Act (the “FDCPA”) applies to personal, family, and household debts. The FDCPA prohibits debt collectors from engaging in unfair, deceptive, or abusive practices while collecting these debts.

In addition, the CFPB, a federal oversight body organized in connection with the Dodd-Frank Act has broad authority over our business. The CFPB is a new agency which commenced operations in 2011, and there continues to be uncertainty as to how the agency’s actions or the actions of any other new agency could impact our business or that of our issuing banks. The CFPB has the authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine financial institutions for compliance. The CFPB is authorized to prevent “unfair, deceptive or abusive acts or practices” through its regulatory, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

We are subject to the CFPB’s jurisdiction, including its enforcement authority, as a servicer and acquirer of consumer credit. The CFPB may request reports concerning our organization, business conduct, markets and activities. The CFPB may also conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, through its complaint system, that we were engaging in activities that pose risks to consumers.

There continues to be uncertainty as to how the CFPB’s strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

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Consumer loans are also regulated at the state level, and the regulatory requirements vary between states. We are licensed in the following states:

●	Alabama (Consumer Credit License, No. MC 22125, which commenced on August 13, 2015)

●	Arizona (Consumer Lender License, No. CL0918180, which commenced on May 20, 2011)

●	California (Finance Lender License, No. 60 DBO 35873, which commenced on July 7, 2015)

●	Florida (Consumer Finance Company License, No. CF9900865, which commenced on August 29, 2011)

●	Georgia (Certificate of Authority, No. 14021183, which commenced on March 4, 2014)

●	Illinois (Consumer Installment Loan License, No. CI3095, which commenced on April 13, 2011)

●	Kentucky (Consumer Finance License, No. CL327249, which commenced on December 17, 2015)

●	Louisiana (License No. 1226052-980840, which was issued on October 2, 2015)

●	Maryland (License No. 2307, which commenced on October 25, 2016)

●	Missouri (Consumer Installment Loan License, No. ###-##-####, which commenced on April 7, 2014)

●	Nevada (Installment Loan License, No. II22748, which commenced on June 15, 2010)

●	New Jersey (Consumer Lender License, No. L066960, which commenced on April 24, 2014)

●	New Mexico (Certificate of Authority, No. 5012554, which commenced on January 29, 2015)

●	Ohio (License No. SL.400243.000, which commenced on December 21, 2016)

●	Oregon (Consumer Finance License, No. 0407-001-C, which commenced on January 8, 2015)

●	Pennsylvania (Consumer Lender License, No. 49269, which commenced on December 23, 2014)

●	Texas (Regulated Lender License, No. 1400031843-150319, which commenced on November 14, 2014)

●	Utah (Consumer Lender License which commenced on February 5, 2015)

●	Virginia (Certificate of Authority, No. CIS0368, which commenced on March 5, 2014)

State licensing statutes impose a variety of requirements and restrictions on us, including:

●	record-keeping requirements;

●	restrictions on servicing practices, including limits on finance charges and fees;

●	disclosure requirements;

●	examination requirements;

●	surety bond and minimum net worth requirements;

●	financial reporting requirements;

●	notification requirements for changes in principal officers, stock ownership or corporate control;

●	restrictions on advertising; and

●	review requirements for loan forms.

The statutes also subject us to the supervisory and examination authority of state regulators in certain cases.

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

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Competition

We operate in a highly competitive environment. Several personal consumer loan companies operate in the United States. Our competitors include:

●	large, publicly-traded, state-licensed personal loan companies,

●	peer-to-peer lending companies, such as Lending Club and Prosper,

●	online personal loan companies, such as Avant,

●	“brick and mortar” personal loan companies, including those that have implemented websites to facilitate online lending, and

●	payday lenders, tribal lenders and other online consumer loan companies.

We believe we compete based on affordable repayment terms, favorable interest rates and low overhead due to on-line distribution. We believe that in the future we will face increased competition from these companies as we expand our operations. Most of the entities against which we compete, or may compete, are larger and have greater financial resources than us. No assurance can be given that increased competition will not have an adverse effect on our company.

Office Location

Our executive office, which also serves as our centralized operational headquarters and Nevada branch, is located at 6160 West Tropicana Ave, Suite E-13, Las Vegas, Nevada 89103. This facility occupies a total of approximately 2,125 square feet under a lease that expires in September 2017. Our annual rental cost for this facility is approximately $56,313, plus a proportionate share of operating expenses of approximately $12,112 annually. We believe this facility is adequate for our current and near term future needs due to our online strategy and our ability to operate 7 days a week with unrestricted hours of operation from this location.

Employees

As of January 3, 2017, we had six full-time employees and one part-time employee. None of our employees is represented by a union. We consider our relations with our employees to be good.

Corporate History

We were organized as a Florida corporation on January 21, 1999, under the name Interact Technologies, Inc. (“Interact”). Interact was formed for the purpose of acquiring certain medical technology. On February 18, 1999, we changed our name to Fairhaven Technologies, Inc. (“Fairhaven”). Fairhaven’s business plan continued to involve the acquisition of certain medical technology. By June 1999, Fairhaven abandoned its business plan and had no operations until December 2001. On December 14, 2001, we changed our name to Ideal Accents, Inc. Ideal Accents, Inc. was engaged primarily in the business of accessorizing cars and trucks at the new vehicle dealer level. Ideal Accents, Inc. ceased operations in 2005. IEC, our wholly owned subsidiary, commenced operations in 2010 and in February 2013, we changed our name to IEG Holdings Corporation.

In 2005, Mr. Mathieson, our Chief Executive Officer and a member of our Board of Directors, founded IEG in Sydney, Australia. IEG launched the Amazing Loans business in Australia in 2005 and the Mr. Amazing Loans business in the United States via IEGC in 2010. From 2005 until 2012, Mr. Mathieson operated the Amazing Loans business through IEG in Australia. IEG ceased doing business in Australia in 2012. On January 28, 2013, IEGC entered into a stock exchange agreement (the “Stock Exchange Agreement”) among IEGC, its sole stockholder, IEG, and our company. Under the terms of the Stock Exchange Agreement, we agreed to acquire a 100% interest in IEGC for 272,447 shares of our common stock after giving effect to a 1-for-6 reverse stock split (also adjusted for the 1-for-100 reverse stock split that took effect June 17, 2015 and the net 1-for-10 reverse stock split that was effective on October 27, 2016). On February 14, 2013, we filed an amendment to our articles of incorporation, as amended, with the Secretary of State of Florida which had the effect of:

●	changing our name from Ideal Accents, Inc. to IEG Holdings Corporation,

●	increasing the number of shares of our authorized common stock to 1,000,000,000, $0.001 par value,

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●	creating 50,000,000 shares of “blank-check” preferred stock, and

●	effecting the Reverse Stock Split pursuant to the terms of the Stock Exchange Agreement.

FINRA approved the amendment to our articles of incorporation, as amended, on March 11, 2013.

On March 13, 2013, we completed the acquisition of IEGC under the terms of the Stock Exchange Agreement and issued to IEG 272,447 shares of our common stock after giving effect to the Reverse Stock Split whereby we acquired a 100% interest in IEGC. The stock exchange agreement between IEGC, IEG and IEG Holdings resulted in a reverse acquisition with a public shell, with IEGC being the accounting acquirer. IEG Holdings issued 90 shares of its common stock to the stockholders of IEG (IEG transferred its ownership in IEGC to its stockholders, which is why the shares were issued to the ultimate stockholders of IEG rather than to IEG itself) for each share of IEGC, in exchange for 100% ownership interest in IEGC. We determined that IEGC was the accounting acquirer because of the following facts and circumstances:

1.	After consummation of the transaction, the ultimate stockholders of IEGC own 99.1% of the outstanding shares of IEG Holdings;

2.	The board of directors of IEG Holdings immediately after the transaction is comprised exclusively of former directors of IEGC; and

3.	The operations of IEG Holdings immediately after the transaction are those of IEGC.

In August 2015, IEGC assigned all of its tangible and intangible assets to IEG Holdings and IEGC was dissolved.

On May 1, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The amendment was approved by FINRA, and became effective, on June 17, 2015. The articles of amendment effected (i) a 1-for-100 reverse stock split, and (ii) an increase in our authorized capital stock from 2,550,000,000 shares to 3,050,000,000 shares, of which 3,000,000,000 shares are common stock and 50,000,000 are preferred stock.

On September 10, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock, from 1,333/100,000 (0.01333) to 2,666/100,000 (0.02666) shares of common stock for each Series H preferred share, to account for the Company’s offering to existing stockholders of the Company commenced August 3, 2015.

On December 1, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock, from 2,666/100,000 (0.02666) to 5,332/100,000 (0.05332) shares of common stock for each Series H preferred share, to account for the Company’s offering to existing stockholders of the Company commenced December 1, 2015.

On January 8, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock, from 5,332/100,000 (0.05332) to 0.1 shares of common stock for each Series H preferred share, to account for the Company’s offering to existing stockholders of the Company commenced January 8, 2016.

On March 22, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended. The amendment had the effect, among other things, of adjusting the conversion ratio of the Series H preferred stock from 0.1 shares to 0.2 shares of common stock for each Series H preferred share, to account for our offering to existing stockholders commenced March 16, 2016.

Effective April 1, 2016, we amended our amended and restated articles of incorporation, as amended, in order to effect a 1-for-100 reverse stock split. No fractional shares were issued. Rather, we paid stockholders who would have received a fractional share an amount equal to the average closing price per share of our common stock on the OTCQB, averaged over the period of 30 consecutive calendar days ending on (and including) April 1, 2016. In addition, after the reverse stock split was effected on April 1, 2016, we amended our amended and restated articles of incorporation, as amended, to effect (i) a 100-for-1 forward stock split, and (ii) a reduction in the number of authorized shares of common stock from 3 billion to 200 million.

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On May 16, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect, among other things, of:

(i)	Reducing the dividend rate on our Series H preferred stock from 10% per annum to 8% per annum,

(ii)	Extending the date after which we may redeem the unconverted outstanding shares of Series H preferred stock from June 30, 2016 to December 31, 2016,

(iii)	Extending the date on which the holders of our Series H preferred stock may convert their shares into shares of our common stock from June 30, 2016 to December 31, 2016, and

(iv)	Removing the requirement to adjust the Series H preferred stock conversion ratio when we conduct a rights offering to our existing stockholders.

On October 12, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of:

(i)	Adjusting the conversion ratio of the Series H preferred stock, from two to 0.2 shares of common stock for each Series H preferred share, to account for Company’s reverse/forward split effective October 27, 2016, and

(ii)	Amending the redemption date of the Series H preferred stock from “[a]ny time after the December 31, 2016” to “[a]ny time after 6:00 p.m. Eastern time on December 31, 2016.”

Effective October 27, 2016, we effected a reverse stock split of our outstanding shares of common stock, at the ratio of 1-for-1,000. No fractional shares were issued. Rather, we paid stockholders who would have received a fractional share an amount equal to the average closing price per share of our common stock on the OTCQX, averaged over the period of 30 consecutive calendar days preceding the reverse stock split. Immediately following the completion of the reverse stock split, we effected a forward stock split of our common stock on a 100-for-1 share basis and a reduction of the number of authorized shares of common stock from 200,000,000 to 40,000,000.

Effective December 5, 2016, we increased our number of authorized shares of common stock from 40,000,000 to 300,000,000.

On December 31, 2016, pursuant to the terms of the Company’s Series H preferred stock, holders of an aggregate of 246,000 Series H preferred shares exercised their rights to convert their Series H preferred shares into 49,200 shares of our common stock. Also on December 31, 2016, following such conversions, the Company exercised its right to redeem all of the unconverted outstanding shares of Series H preferred stock. As a result, we redeemed an aggregate of 2,825,000 shares of Series H preferred stock for an aggregate amount of $2,825,000. Following the redemption of the unconverted shares of Series H preferred stock, no shares of Series H preferred stock were outstanding.

Legal Proceedings

We are not a party to any pending or threatened litigation.

IEG HOLDINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the Notes to those financial statements that are included elsewhere in this document. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Statement Regarding Forward-Looking Statements and Business sections in this document. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We are a consumer finance company providing responsible online personal loan products to customers in 17 states via our website and online application portal. We provide unsecured loans to individuals. Our $5,000 and $10,000 online personal loans range from 19.9% to 29.9% APR and all are unsecured over a five-year term. We have a 6-year track record of high quality origination, underwriting and servicing of personal loans to underbanked consumers. We leverage our experience and knowledge in the consumer finance industry to achieve a meaningful return on our investment in the loan portfolio.

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We have the ability to finance our businesses from a diversified source of capital and funding, including financings in the capital markets. During 2015 and the first nine months of 2016, we demonstrated the ability to attract capital markets funding for our core personal loans by completing private placements of common stock and preferred stock.

We operate in one business segment: Consumer Loans.

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

Interest Revenue

For the nine months ended September 30, 2016, interest revenue increased to $1,586,723, compared to $1,298,112 for the nine months ended September 30, 2015. This increase was due to the growth in our interest-earning loan book of consumer receivables. We expect our interest revenue to grow significantly in future periods as we continue to grow our loan book.

Other Revenue

For the nine months ended September 30, 2016, other revenue increased to $41,156, compared to $29,217 for the nine months ended September 30, 2015. Other revenue consisted of decline lead revenue, late/dishonor fees, loss recovery and stock application/processing fees. The increase was attributable to an increase in loss recovery.

Salaries and Compensation Expenses

For the nine months ended September 30, 2016, salaries and compensation expenses decreased to $1,207,124, compared to $1,551,382 for the nine months ended September 30, 2015. The decrease was primarily attributable to the cessation of employment for our VP Corporate Finance and zero payment of bonuses in Q3 2016 compared to payments in Q3 2015.

Other Operating Expenses

For the nine months ended September 30, 2016, other operating expenses increased to $1,134,836, compared to $905,721 for the nine months ended September 30, 2015. The increase was attributable to the higher legal and accounting costs associated with our SEC filings in the period.

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Consulting Fees

For the nine months ended September 30, 2016, consulting fees decreased to $867,723, compared to $905,002 for the nine months ended September 30, 2015. The decrease was attributable to timing of capital raising fees incurred with less new equity being raised in the period.

Provision for Credit Losses

For the nine months ended September 30, 2016, the provision for credit losses expense increased to $1,000,344, compared to $793,619 for the nine months ended September 30, 2015. We carry a provision for credit losses which is estimated collectively based on our loan portfolio and general economic conditions. The increase in provision for credit losses from prior year was due to the larger loans receivable outstanding balance at September 30, 2016 compared to loans receivable outstanding at September 30, 2015 and an increase in loans charged off during the first quarter of 2016.

Advertising

For the nine months ended September 30, 2016, advertising expenses decreased to $313,902, compared to $527,452 for the nine months ended September 30, 2015. The decrease was attributable to the reduction in customer acquisition costs incurred to grow the loan book, including online advertising, direct mail, and lead generation costs.

Rent Expense

For the nine months ended September 30, 2016, rent expense decreased to $154,838, compared to $187,975 for the nine months ended September 30, 2015. The decrease was due to reduced relocation costs and termination of Florida, Illinois and Arizona leases.

Travel, Meals and Entertainment

For the nine months ended September 30, 2016, travel, meals and entertainment expenses increased to $139,253, compared to $101,628 for the nine months ended September 30, 2015. Travel, meals and entertainment expenses include corporate travel for meetings and investor presentations, as well as other investor related expenses. The increase was due to the significant increase in investor roadshows conducted by the CEO in the period compared to the previous period.

Depreciation and Amortization

For the nine months ended September 30, 2016, depreciation and amortization decreased to $7,045, compared to $12,207 for the nine months ended September 30, 2015. The minimal movement was in line with expectations.

Interest Expense

For the nine months ended September 30, 2016, interest expense decreased to $0, compared to $596,452 for the nine months ended September 30, 2015. The decrease is due to repayment of BFG loan facility in August 2015.

Three Months Ended September 30, 2016 Compared to Three Months Ended September 30, 2015

Interest Revenue

For the three months ended September 30, 2016, interest revenue increased to $547,551, compared to $520,373 for the three months ended September 30, 2015. This increase was due to the growth in our interest-earning loan book of consumer receivables. We expect our interest revenue to grow significantly in future periods as we continue to grow our loan book.

Other Revenue

For the three months ended September 30, 2016, other revenue increased to $10,000, compared to $9,894 for the three months ended September 30, 2015. The minimal movement was in line with expectations.

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Salaries and Compensation Expenses

For the three months ended September 30, 2016, salaries and compensation expenses decreased to $397,795, compared to $718,532 for the three months ended September 30, 2015. The decrease was primarily attributable to the cessation of employment for our VP Corporate Finance and zero payment of bonuses in Q3 2016 compared to payments in Q3 2015.

Other Operating Expenses

For the three months ended September 30, 2016, other operating expenses decreased to $315,368, compared to $329,441 for the three months ended September 30, 2015. The decrease was attributable to the lower legal and accounting costs associated with our SEC filings.

Consulting Fees

For the three months ended September 30, 2016, consulting fees increased to $414,443, compared to $282,189 for the three months ended September 30, 2015. The increase was attributable to timing of capital raising fees incurred with increased new equity being raised in the period.

Provision for Credit Losses

For the three months ended September 30, 2016, the provision for credit losses expense increased to $257,907, compared to $213,611 for the three months ended September 30, 2015. We carry a provision for credit losses which is estimated collectively based on our loan portfolio and general economic conditions. The increase in provision for credit losses from prior year was due to larger net loan receivables in the period.

Advertising

For the three months ended September 30, 2016, advertising expenses decreased to $92,593, compared to $211,828 for the three months ended September 30, 2015. The decrease was attributable to the reduction in customer acquisition costs incurred to grow the loan book, including online advertising, direct mail, and lead generation costs.

Rent Expense

For the three months ended September 30, 2016, rent expense decreased to $47,373, compared to $57,372 for the three months ended September 30, 2015. The decrease was due to termination of Florida, Illinois and Arizona leases.

Travel, Meals and Entertainment

For the three months ended September 30, 2016, travel, meals and entertainment expenses decreased to $13,085, compared to $25,718 for the three months ended September 30, 2015. Travel, meals and entertainment expenses include corporate travel for meetings and investor presentations, as well as other investor related expenses. The decrease was due to the decrease in investor roadshows conducted by the CEO in the period compared to the previous period.

Depreciation and Amortization

For the three months ended September 30, 2016, depreciation and amortization marginally decreased to $3,212, compared to $4,192 for the three months ended September 30, 2015. The minimal movement was in line with expectations.

Interest Expense

For the three months ended September 30, 2016, interest expense decreased to $0, compared to $122,225 for the three months ended September 30, 2015. The decrease is due to repayment of BFG loan facility in August 2015.

Financial Position

Cash and Cash Equivalents

We had cash and cash equivalents of $924,552 as of September 30, 2016, compared to $485,559 as of December 31, 2015. The increase was due to increased equity capital raised in the period.

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Loans Receivable

We had net loan receivables of $7,250,691 as of September 30, 2016, as compared to $7,124,702 as of December 31, 2015. The increase was due to greater loan originations in the period versus repayment of loan principal by customers.

Other Receivables

We had other receivables of $141,325 as of September 30, 2016, as compared to $76,262 as of December 31, 2015. Other receivables comprised outstanding invoices for decline lead revenue due from marketing partners and accrued interest receivable on our consumer loans at September 30, 2016. The increase in other receivables is primarily due to the refund of unused research services and increase in accrued interest receivable.

Property and Equipment

We had net property and equipment of $20,895 as of September 30, 2016 as compared to $28,511 as of December 31, 2015. The minimal movement was in line with expectations and a direct result of recording depreciation expense for the period plus a loss of $571 on disposal of assets.

Accounts Payable and Accrued Expenses

We had accounts payable and accrued expenses of $66,119 as of September 30, 2016, compared to $96,441 as of December 31, 2015. The decrease was due to management’s decision to pay a number of September expenses in full in the current period so accrual was not required for those expenses.

For the Year Ended December 31, 2015 compared to December 31, 2014

	Year Ended December 31, 2015	Year Ended December 31, 2014
REVENUES
Interest revenue	$1,789,701	$521,018
Other revenue	45,464	8,207
TOTAL REVENUES	1,835,165	529,225
OPERATING EXPENSES

Salaries and compensation	2,126,243	1,889,136
Other operating expenses	1,399,157	904,920
Consulting	1,013,690	871,228
Provision for credit losses	1,134,518	614,684
Advertising	950,905	459,804
Rent	244,621	250,744
Travel, meals and entertainment	129,351	376,101
Depreciation and amortization	14,124	15,054
TOTAL OPERATING EXPENSES	7,012,609	5,381,671
LOSS FROM OPERATIONS	(5,177,444)	(4,852,446)
OTHER INCOME (EXPENSE)
Interest expense	(527,921)	(558,257)
Miscellaneous income (expense)	7,167	8,949
TOTAL OTHER INCOME (EXPENSE)	(520,754)	(549,308)
NET LOSS	$(5,698,198)	$(5,401,754)

Interest Revenue

For the year ended December 31, 2015, interest revenue increased to $1,789,701, compared to $521,018 for the year ended December 31, 2014. This increase was due to the significant growth in our interest-earning loan book of consumer receivables. We expect our interest revenue to grow significantly in future periods as we continue to grow our loan book.

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Other Revenue

For the year ended December 31, 2015, other revenue increased to $45,464, compared to $8,207 for the year ended December 31, 2014. Other revenue consisted of decline lead revenue, loss recovery and processing fees. The increase was attributable to increased decline lead revenue through improved decline lead monetization processes combined with increased loan application volumes.

Salaries and Compensation Expenses

For the year ended December 31, 2015, salaries and compensation expenses increased to $2,126,243, compared to $1,889,136 for the year ended December 31, 2014. The increase was primarily attributable to increased staff levels to service the larger loan book.

Other Operating Expenses

For the year ended December 31, 2015, other operating expenses increased to $1,399,157, compared to $904,920 for the year ended December 31, 2014. The increase was attributable to the higher costs associated with a significantly higher volume of loan applications to process and larger loan book to service.

Consulting Fees

For the year ended December 31, 2015, consulting fees increased to $1,013,690, compared to $871,228 for the year ended December 31, 2014. The increase was attributable to timing of capital raising fees incurred with significant new equity being raised in the period.

Provision for Credit Losses

For the year ended December 31, 2015, the provision for credit losses expense increased to $1,134,518, compared to $614,684 for the year ended December 31, 2014. We carry a provision for credit losses which is estimated collectively based on our loan portfolio and general economic conditions. The increase in provision for credit losses from year ended December 31, 2014 was due to the significantly larger net loans receivable outstanding balance of $7,124,702 at December 31, 2015 compared to net loans receivable outstanding of $4,316,316 at December 31, 2014.

Advertising

For the year ended December 31, 2015, advertising expenses increased to $950,905, compared to $459,804 for the year ended December 31, 2014. This increase is attributable to the increase in customer acquisition costs incurred to grow the loan book, including online advertising, direct mail, and lead generation costs.

Rent Expense

For the year ended December 31, 2015, rent expense decreased to $244,621, compared to $250,744 for the year ended December 31, 2014. The minimal movement was in line with expectations.

Travel, Meals and Entertainment

For the year ended December 31, 2015, travel, meals and entertainment expenses decreased to $129,351, compared to $376,101 for the year ended December 31, 2014. Travel, meals and entertainment expenses include corporate travel for meetings and investor presentations, as well as other investor related expenses. The decrease is attributable to a number of prior year expenses being submitted and reimbursed at June 30, 2014.

Depreciation and Amortization

For the year ended December 31, 2015, depreciation and amortization marginally decreased to $14,124, compared to $15,054 for the year ended December 31, 2014. The minimal movement was in line with expectations.

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Interest Expense

For the year ended December 31, 2015, interest expense decreased to $527,921, compared to $558,257 for the year ended December 31, 2014. The decrease was due to the full repayment of the BFG senior debt facility.

Financial Position

Cash and Cash Equivalents

We had cash and cash equivalents of $485,559 as of December 31, 2015, compared to $433,712 as of December 31, 2014. The increase was due to capital raising of both common and preferred shares.

Loans Receivable

We had net loan receivables of $7,124,702 as of December 31, 2015, as compared to $4,316,316 as of December 31, 2014. The increase was due to our continued growth in loan originations.

Other Receivables

We had other receivables of $76,262 as of December 31, 2015, as compared to $25,882 as of December 31, 2014. Other receivables comprised outstanding invoices for decline lead revenue due from marketing partners and accrued interest receivable on our consumer loans at December 31, 2015. The increase in other receivables is primarily due to the increase in accrued interest receivable due to our significantly larger loan book.

Property and Equipment

We had net property and equipment of $28,511 as of December 31, 2015 as compared to $36,100 as of December 31, 2014. The minimal movement was in line with expectations.

Loan Costs

Our net loan costs decreased from $77,781 as of December 31, 2014 to $0 as of December 31, 2015 due to the full amortization of capitalized loan cost upon the full repayment of the BFG loan facility in August 2015.

Accounts Payable and Accrued Expenses

We had accounts payable and accrued expenses of $96,441 as of December 31, 2015, compared to $172,139 as of December 31, 2014. The decrease was due to management’s decision to pay a number of December expenses in full in the current period so no accrual required.

CEO Accrued Wages

We had CEO accrued wages of $0 as of December 31, 2015, compared to $106,588 as of December 31, 2014. The reduction in accrued wages is due to CEO wages being paid in full in the current period and so no accrual required.

Senior Debt

We had senior debt of $0 as of December 31, 2015 and $2,230,000 as of December 31, 2014. This senior debt comprised advances from our $10 million revolving facility. This credit facility was converted into a term loan in July 2015 and was fully repaid on August 21, 2015.

Financial Condition, Liquidity and Capital Resources

We continue to incur operating expenses in excess of net revenue but cash flow from our existing loan receivables repayments plus net revenue exceed budgeted cash operating expenses for the next 12 months. To expand operations we will require capital infusions until operating results improve. We may not be able to obtain such capital in a timely manner and as a result may incur liquidity imbalances.

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Liquidity and Capital Resources

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

We used cash in operations of $2,095,725 during the nine months ended September 30, 2016, compared to $2,948,727 during the nine months ended September 30, 2015, and this decrease is in line with expectations due to the continued growth of our revenue. We used cash in investing activities of $1,126,332 during the nine months ended September 30, 2016, compared to $3,256,639 of cash used during the nine months ended September 30, 2015. The decrease in cash used in investing activities is primarily due to a decrease in loans receivable originated.

We were provided $3,661,050 of net cash from financing activities during the nine months ended September 30, 2016, compared to $7,469,636 during the same period in 2015. The funds were attributable to proceeds from preferred stock and common stock received and was a decrease from the corresponding period in 2015.

At September 30, 2016, we had cash on hand of $924,552, which when added to budgeted cash inflows from loans receivable repaid and budgeted cash inflows from revenues, is sufficient to meet our operating needs for the next 12 months.

The principal conditions/events that raise substantial doubt of the company’s ability to meet its obligations are i) the Company has reported recurring losses and ii) the Company has not yet generated positive net cash flows from operations. However, the Company has increased its revenue, management’s plans for the next 12 months alleviate the substantial doubt and management evaluates that as a result of these plans the Company can meet all its obligations through October 2017. Without raising additional debt or equity capital, management’s plans include reducing advertising costs to significantly reduce loan originations and related loan processing costs. There would also be a significant reduction in consulting and professional fees without additional capital being raised. Management’s plans also include utilizing the funds received from loan principal repayments for operating expenses rather than investing in loan origination. In addition, significant core operating costs have been cut from the Company in 2016 including reducing the number of employees from 12 to 7 due to increased automation of loan origination processes and reducing the number of office leases from 4 to 1 in the past quarter as old leases expired. While the Company has sufficient cash on hand at September 30, 2016 combined with anticipated cash flow from loan repayments to continue operations for at least 12 months, the Company intends, over the next 12 months, to seek additional capital via unsecured notes to expand operations and the Company has shown the capacity to raise substantial equity capital over the past few years and, although not the current plan, could seek additional equity capital if required.

On August 21, 2015, we, through certain of our wholly owned subsidiaries, paid an aggregate of $1,676,954, representing all principal and accrued interest under the Loan and Security Agreement, as amended (the “Loan Agreement”), among BFG and certain of our wholly owned subsidiaries. As a result, there is currently no outstanding balance under the Loan Agreement. However, the Loan Agreement continues in effect and we are subject to a net profit interest under which we are required to pay BFG 20% of the “Net Profit” of its subsidiary, IEC SPV, LLC, until 10 years from the date the loan is repaid in full (August 2015). Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of refinancing the loan through a third party, as provided in the Loan Agreement, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans and reduced by servicing fee. The Net Profit arrangement can be terminated by us upon a payment of $3,000,000 to BFG. Net profit interest for the nine months ended September 30, 2016 and 2015 were $96,083 and $69,297, respectively. All loans receivable of the Company were pledged as collateral at September 30, 2016 for the fulfillment of the Net Profit calculation. As of September 30, 2016, $58,885 has been paid and $37,198 was fully accrued for.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

We used cash in operations of $3,959,568 during the year ended December 31, 2015, compared to $3,302,159 during the year ended December 31, 2014, and this increase is in line with expectations due to the continued growth or our loan book and associated higher operating expenses. We used net cash from investing activities of $4,057,025 during the year ended December 31, 2015, compared to $4,513,954 during the year ended December 31, 2014. The decrease in cash used in investing activities is primarily due to an increase in loans receivable repaid from the larger loan book.

We were provided $8,068,440 of net cash from financing activities during the year ended December 31, 2015, compared to $7,967,946 during the year ended December 31, 2014. The funds were attributable to proceeds from preferred stock and proceeds from common stock received in the year ended December 31, 2015 and was a minimal change from the corresponding period in 2014.

At December 31, 2015, we had cash on hand of $485,559, which is not sufficient to meet our operating needs for the next 12 months. We plan to continue to raise the required capital to meet our operating needs via equity capital raisings.

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On April 13, 2015, the Company secured a $200,000 working capital loan to expand from Dr. L. Prasad, an investor in the Company. On June 24, 2015, the Company repaid $230,000 which comprised $200,000 principal and a $30,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from Domenic Tacca, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from CT Super, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

The Company had a credit facility that provided for borrowings of up to $10 million with $0 outstanding at December 31, 2015 and $2,230,000 outstanding at December 31, 2014, subject to a borrowing base formula. The Company could borrow, at its option, at the rate of 18% with a minimum advance of $25,000. Proceeds from this credit facility were used to fund loans to consumers. In July 2015, the credit facility was converted to a term loan, to be repaid monthly, with payments equal to 100% of the consumer loan proceeds, with the balance due June 1, 2016. The credit facility was repaid in full on August 21, 2015.

The credit facility remains subject to a net profit interest under which the Company will pay BFG Loan Holdings, LLC, 20% of its subsidiary IEC SPV’s “Net Profit” until 10 years from the date the loan was repaid in full. Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of an approved Refinance Event, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans. If the Refinance event shall be approved by BFG Loan Holdings, LLC and occur as set forth in the agreement, the net profit percentage shall be reduced to 10%. The Net Profit arrangement can be terminated by the Company upon a payment of $3,000,000. Net profit interest for the year ended December 31, 2015 and 2014 was $107,340 and $0, respectively. All loans receivable of the company are pledged as collateral at December 31, 2015 for the fulfillment of the Net Profit calculation.

Off-Balance Sheet Arrangements

As of September 30, 2016 and December 31, 2015, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Basis of Accounting

These consolidated financial statements include the operations of IEG Holdings Corporation and its wholly-owned subsidiaries, Investment Evolution Corporation and IEC SPV, LLC (collectively, the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

The Company’s accounting and reporting policies are in accordance with U.S. generally accepted accounting principles and conform to general practices within the consumer finance industry.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements do not include any adjustments to reflect any possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities.

The principal conditions/events that raise substantial doubt of the company’s ability to meet its obligations are i) the Company has reported recurring losses and ii) the Company has not yet generated positive net cash flows from operations. However, the Company has increased its revenue, management’s plans for the next 12 months alleviate the substantial doubt and management evaluates that as a result of these plans the Company can meet all its obligations through October 2017. Without raising additional debt or equity capital, management’s plans include reducing advertising costs to significantly reduce loan originations and related loan processing costs. There would also be a significant reduction in consulting and professional fees without additional capital being raised. Management’s plans also include utilizing the funds received from loan principal repayments for operating expenses rather than investing in loan origination. In addition, significant core operating costs have been cut from the Company in 2016 including reducing the number of employees from 12 to 7 due to increased automation of loan origination processes and reducing the number of office leases from 4 to 1 in the past quarter as old leases expired. While the Company has sufficient cash on hand at September 30, 2016 combined with anticipated cash flow from loan repayments to continue operations for at least 12 months, the Company intends, over the next 12 months, to seek additional capital via unsecured notes to expand operations and the Company has shown the capacity to raise substantial equity capital over the past few years and, although not the current plan, could seek additional equity capital if required.

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Critical Accounting Policies

We have identified the following policies below as critical to our business and results of operations. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

Loans Receivable and Interest Income

The Company offers its loans at or below the prevailing statutory rates. Loans are carried at the unpaid principal amount outstanding, net of an allowance for credit losses.

The Company calculates interest revenue using the interest yield method. Charges for late payments are credited to income when collected.

Accrual of interest income on loans receivable is suspended when no payment has been received on account for 91 days or more on a contractual basis, at which time a loan is considered delinquent. Payments received on nonaccrual financing loans are first applied to the unpaid accrued interest and then principal. Loans are returned to active status and accrual of interest income is resumed when all of the principal and interest amounts contractually due are brought current; at which time management believes future payments are reasonably assured. At September 30, 2016, 97 loans with a total balance of $433,781 were delinquent or in default. At December 31, 2015, 111 loans with a total balance of $543,054 were delinquent or in default.

Allowance for Credit Losses

The Company maintains an allowance for credit losses due to the fact that it is probable that a portion of the loans receivable will not be collected. The allowance is estimated by management based on various factors, including specific circumstances of the individual loans, management’s knowledge of the industry, and the experience and trends of other companies in the same industry.

Our portfolio of loans receivable consists of a large number of relatively small, homogenous accounts. The allowance for credit losses is determined using a systematic methodology, based on a combination of historical bad debt of comparable companies and industry index. Impaired loans are considered separately and 100% charged off.

The allowance for credit losses is primarily based upon models that analyze specific portfolio statistics and also reflect, management’s judgment regarding overall accuracy. We take into account several factors, including the customer’s transaction history, specifically the timeliness of customer payments, the remaining contractual term of the loan, and the outstanding balance of the loan.

Concentration of Credit Risks

As of September 30, 2016, the Company’s portfolio of finance receivables is with consumers living throughout Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Missouri, Nevada, New Jersey, New Mexico, Oregon, Pennsylvania, Texas, Utah, and Virginia and consequently such consumers’ ability to honor their installment contracts may be affected by economic conditions in these areas.

The Company maintains cash at financial institutions which may, at times, exceed federally insured limits.

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Impaired Loans

The Company assesses loans for impairment individually when a loan is 91 days past due. The Company defines impaired loans as bankrupt accounts and accounts that are 184 days or more past due. In accordance with the Company’s charge-off policy, once a loan is deemed uncollectible, 100% of the remaining balance is charged-off. Loans can also be charged off when deemed uncollectable due to consumer specific circumstances.

The Company does not accrue interest on impaired loans and any recoveries of impaired loans are recorded to the allowance for credit losses. Changes in the allowance for credit losses are recorded as operating expenses in the accompanying statement of operations.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are being provided using the straight-line method over the estimated useful lives of the assets as follows:

Classification	Life
Computer equipment	3-5 years
Furniture and fixtures	8 years

The Company amortizes its leasehold improvements over the shorter of their economic lives, which are generally five years, or the lease term that considers renewal periods that are reasonably assured. Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

Operating Leases

The Company’s office leases all expire (unless renewed) during 2016.

Loan Costs

Loan costs consisted of broker success fees and legal fees related to the credit facility. These costs were amortized over the period of the credit facility.

Income Taxes

We account for income taxes using the liability method in accordance with FASB Accounting Standards Codification (“ASC”) 740 “Income Taxes”. To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the income tax returns. Our net deferred income tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred income tax assets.

Advertising Costs

Advertising costs are expensed as incurred.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per shares. Basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares, if any, had been issued and if the additional common shares were dilutive. Basic and diluted loss per share has been adjusted retroactively for the 1-for-100 reverse split that occurred on June 17, 2015 and for the net 1-for-10 reverse split that occurred on October 27, 2016.

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Reclassifications

Certain numbers from the prior period have been reclassified to conform to the current year presentation.

Fair Value of Financial Instruments

Carrying amounts reported in the consolidated balance sheets for receivables, accounts payable, and accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of borrowings is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

Recent Accounting Pronouncements

The recent accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

IEG HOLDINGS’ MANAGEMENT

Board of Directors and Executive Officers

The following table sets forth the names, positions and ages of our director and executive officers as of the date of this Private Placement Memorandum. Our directors are elected by our stockholders at each annual meeting and serve for one year and until their successors are elected and qualified. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position(s)
Paul Mathieson	41	Chief Executive Officer and Director
Carla Cholewinski	63	Chief Operating Officer and Chief Credit Officer

Biographical information concerning our director and executive officers listed above is set forth below.

Paul Mathieson. Mr. Mathieson has served as the Chief Executive Officer and member of our board of directors since 2012. In 2005, Mr. Mathieson founded IEG Holdings Limited in Sydney, Australia which launched the Amazing Loans business in Australia in 2005 and the Mr. Amazing Loans business in the United States through a subsidiary in 2010. In recognition of IEG Holdings Limited’s success, Mr. Mathieson was awarded Ernst & Young’s 2007 Australian Young Entrepreneur of the Year (Eastern Region). Mr. Mathieson has over 21 years’ finance industry experience in lending, funds management, stock market research and investment banking. His career has included positions as Financial Analyst/Institutional Dealer with Daiwa Securities from 1995 to 1995, Head of Research for Hogan & Partners Stockbrokers from 1995 to 2000, and Investment Banking Associate with ING Barings from 2000 to 2001. In addition, from 2002 to 2010, Mr. Mathieson was the Founder and Managing Director of IE Portfolio Warrants, a funds management business that offered high return and leveraged structured equities products. Mr. Mathieson received a Bachelor of Commerce from Bond University, Queensland, Australia in 1994 and a Master’s Degree of Applied Finance from Macquarie University, New South Wales, Australia in 2000.

Carla Cholewinski. Ms. Cholewinski has served as our Chief Operating Officer since 2008 and has over 39 years’ experience in the finance industry including banking, credit union management, regulatory oversight, debt securitization and underwriting. Her career has included positions as Vice President and Branch Manager at Glendale Federal Bank from 1976 to 1986, Vice President and District Sales and Lending Manager with California Federal Bank from 1986 to 1992, Mortgage Banker with First Choice Financial Services from 1992 to 1995, Corporate Vice President of Lending and Collections with WestStar Credit Union from 1995 to 1999, Chief Lending Officer for American Corp & Funding from 1999 to 2000, Chief Credit Officer for Security State Savings Bank from 2000 to 2004, and Chief Credit Officer for Fifth Street Bank from 2004 to 2008. Since 2008, Ms. Cholewinski has served as our Chief Operating Officer and Chief Credit Officer and has utilized her extensive finance, banking and regulatory experience to grow the business from initial launch to our current level of operations.

There are no family relationships between any of the executive officers and directors.

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Director Qualifications

Mr. Mathieson was appointed to our board in March 2013 following the reverse merger with IEGC described in this Private Placement Memorandum. Given his role in the founding and/or operations of IEGC, we believe he remains a good fit for our current needs. Mr. Mathieson has significant operational experience in our industry and brings both a practical understanding of the industry and as well as hands-on experience in our business sector to our board and a greater understanding of certain of the challenges we face in executing our growth strategy.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – IEG HOLDINGS

We do not have a written policy for the review, approval or ratification of transactions with related parties or conflicted transactions. When such transactions arise, they are referred to our board of directors for its consideration.

IEGC entered into a professional consulting contract with Mr. Mathieson on September 30, 2014 with an effective date of January 1, 2014 pursuant to which Mr. Mathieson agreed to provide regulatory and management consulting services as requested by IEGC. The professional consulting contract had a term of one year and renewed automatically for one-year periods unless notice of termination was provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, IEGC agreed to pay Mr. Mathieson $300,000 annually and a bonus of $1,000,000 payable no later than September 30, 2014 for services provided between January 1, 2014 and September 30, 2014. Beginning January 1, 2015, IEGC agreed to pay Mr. Mathieson $1,000,000 annually and a discretionary bonus to be determined by IEG Holdings’ board of directors on December 31, 2015.

In August 2015, IEGC assigned all of its tangible and intangible assets to IEG Holdings and IEGC was dissolved.

IEG Holdings entered into a professional consulting contract with Mr. Mathieson on September 30, 2015 with an effective date as of January 1, 2015 (the “2015 Consulting Contract”). Pursuant to the terms of the 2015 Consulting Contract, Mr. Mathieson agreed to provide regulatory and management consulting services as requested by IEG Holdings, including services to be provided by IEG Holdings to Investment Evolution Corporation. The 2015 Consulting Contract has a term of one year and renews automatically for one year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, IEG Holdings agreed to pay Mr. Mathieson $1,000,000 annually and a discretionary bonus to be determined by IEG Holdings’ board of directors. Pursuant to the terms of the 2015 Consulting Contract, the IEG Holdings’ board of directors authorized a portion in the amount of $225,000 of the 2015 bonus to be paid to Mr. Mathieson on September 30, 2015 for services previously rendered by Mr. Mathieson from January 1, 2015 to September 30, 2015. In addition, the IEG Holdings’ board of directors authorized a final portion in the amount of $75,000 of the 2015 bonus to be paid to Mr. Mathieson on December 31, 2015 for services previously rendered by Mr. Mathieson from October 1, 2015 to December 31, 2015.

On November 2, 2016, we and Mr. Mathieson agreed to terminate, effective December 31, 2016, the 2015 Consulting Contract. Also on November 2, 2016, Investment Evolution Corporation, a wholly owned subsidiary of the Company (“IEC”), and Mr. Mathieson entered into a professional consulting contract, effective January 1, 2017 (the “2017 Consulting Contract”). Pursuant to the terms of the 2017 Consulting Contract, Mr. Mathieson agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The 2017 Consulting Contract has a term of one year and renews automatically for one year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, the Company agreed to pay Mr. Mathieson $1.00 annually and a discretionary bonus to be determined by the Company’s board of directors.

Chief Executive Officer

Compensation to our Chief Executive Officer under the Professional Consulting Contract totaled $1,300,000 for the year ended December 31, 2015. $220,079 was offset against common stock subscription. Compensation to our Chief Executive Officer under the Professional Consulting Contract totaled $1,300,000 for the year ended December 31, 2014, of which $1,000,000 was offset against common stock subscription and $85,989 was offset against preferred stock subscription. The balance of deferred salary amounted to $106,588 at December 31, 2014.

Chief Operating Officer

Compensation to our Chief Operating Officer totaled $250,000 for the year ended December 31, 2015. $20,000 was offset against common stock subscription. Compensation to our Chief Operating Officer totaled $220,000 for the year ended December 31, 2014.

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VP Corporate Finance

Compensation to our VP Corporate Finance totaled $121,721 for the year ended December 31, 2015, of which $14,029 was offset against common stock subscription. Compensation to our VP Corporate Finance totaled $155,573 for the year ended December 31, 2014, of which $67,112 was offset against common stock subscription.

Consulting Fees

During the years ended December 31, 2015 and December 31, 2014, the Company incurred director fees totaling $27,500 and $29,538, respectively, to Gilmour & Company Pty Ltd., which is owned by Ian Gilmour, a former director of IEG Holdings Corporation.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred director fees totaling $27,500 and $0, respectively, to Matthew Banks, who is a former director of IEG Holdings Corporation. $20,000 of the $27,500 consulting fees incurred in year ended December 31, 2015 was paid, with the remaining $7,500 offset as consideration for common stock subscriptions by Ian Banks (Matthew Banks’ father).

During the years ended December 31, 2015 and December 31, 2014, the Company incurred director fees totaling $27,500 and $0, respectively to R & H Nominees Pty Ltd which is owned by Harold Hansen, who is a former director of IEG Holdings Corporation.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred director fees totaling $4,500 and $20,000 to Comms Watch Pty Ltd, which is owned by Damien Mathieson, a former director and the brother of our Chief Executive Officer.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred consulting fees totaling $318,857 and $321,951, respectively, to Clem Tacca, who is a shareholder of IEG Holdings Corporation, and related entities.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred consulting fees totaling $66,098 and $22,000, respectively, to Ascendant SC Pty Ltd, which is a shareholder of IEG Holdings Corporation. $25,000 of the consulting fees incurred were offset as consideration for Series G Preferred Stock on June 19, 2015 and $10,000 of the consulting fees incurred were offset as consideration for common stock subscriptions at December 31, 2015.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred consulting fees totaling $419,204 and $150,473, respectively, to Frank Wilkie, who is a shareholder of IEG Holdings Corporation, and related entities. $70,250 of the $419,204 consulting fees incurred in the year ended December 31, 2015 was paid, with $224,500 offset as consideration for Series G Preferred Stock on June 19, 2015 and $124,454 offset as consideration for common stock subscriptions.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred consulting fees totaling $75,000 and $0, respectively, to Judith Willoughby, who is a shareholder of IEG Holdings Corporation, and related entities. $55,000 of the $75,000 consulting fees incurred in the year ended December 31, 2015 was paid, with the remaining $20,000 offset as consideration for common stock subscriptions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT – IEG HOLDINGS

The following table sets forth certain information regarding beneficial ownership of our common stock as of January 3, 2017, by:

●	Each person known by us to be the beneficial owner of more than 5% of our outstanding common stock,

●	Each director and each of our named executive officers, and

●	All executive officers and directors as a group.

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As of January 3, 2017, there were 9,714,186 shares of our common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the business address of each person listed is in care of IEG Holdings Corporation, 6160 West Tropicana Ave., Suite E-13, Las Vegas, NV 89103.

Name	Position	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers and Directors:
Paul Mathieson	Chief Executive Officer and Director	6,900,000	71.03%
Carla Cholewinski	Chief Operating Officer and Chief Credit Officer	2,000	*
All executive officers and directors as a group (2 persons)		6,902,000	71.05%

* Less than 1%.

EXECUTIVE COMPENSATION—IEG HOLDINGS

The following table summarizes all compensation recorded by us, including IEG Holdings, in the past two fiscal years for each of our executive officers. For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paul Mathieson,	2015	1,000,000		300,000	(1)	0	0	0	0	0	1,300,000
Chief Executive Officer (2)	2014	300,000	(3)	1,000,000	(3)	0	0	0	0	0	1,300,000

Carla Cholewinski,	2015	220,000		30,000		0	0	0	0	0	250,000
Chief Operating Officer and Chief Credit Officer	2014	210,000		10,000		0	0	0	0	0	220,000

(1)	In September 2015, Mr. Mathieson purchased 220,079 shares of common stock from us for an aggregate purchase price of $220,079. The full amount of the purchase price was offset by $220,079 of his $225,000 September 2015 discretionary bonus declared by the Board to him in September 2015 (for the period January 1, 2015 to September 30, 2015) with the $4,921 balance offset against CEO advance. On December 31, 2015, Mr. Mathieson was paid $75,000 for his 2015 discretionary bonus declared by the Board to him (for the period October 1, 2015 to December 31, 2015). The material factors considered by our board in awarding the total bonus to Mr. Mathieson were the substantial expansion in the loan book and the significant increase in revenues of the business in the relevant period.

(2)	Mr. Mathieson serves as principal executive officer, principal financial officer and principal accounting officer.

(3)	During 2014, Mr. Mathieson agreed to defer receipt of part of his earned consulting fee of $300,000. Throughout 2014, we paid Mr. Mathieson $107,423 of his deferred consulting fee and $85,989 was offset against Series A preferred stock subscription. As of March 31, 2014 we owed Mr. Mathieson $108,988 of deferred salary. As of June 30, 2014, we owed Mr. Mathieson $0 of deferred salary. As of June 30, 2014, we owed Mr. Mathieson $0 of Series A preferred stock dividend. On December 31, 2014, we issued common stock in lieu of payment of dividend on Series A preferred shares accrued of $90,411. As of December 31, 2014, we owed Mr. Mathieson $106,588 of the deferred consulting fee and $0 of Series A preferred stock dividend. No deferred consulting fee was due and owing to Mr. Mathieson as of September 30, 2015. No interest was accrued or due on the deferred consulting fee in 2014.

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The material factors considered by our board in awarding the $1,000,000 bonus to Mr. Mathieson were the substantial expansion in the loan book and the significant increase in revenues of the business in the relevant period. The $1,000,000 bonus awarded to Mr. Mathieson by our board was not paid in cash. On June 30, 2014, Mr. Mathieson purchased 2,000,000 shares of common stock from us for an aggregate purchase price of $1,000,000. The full amount of the purchase price was offset by his $1,000,000 deferred compensation.

The total amount of business reimbursements owed by us to Mr. Mathieson for 2014 expenses incurred during 2014 and paid by Mr. Mathieson was $123,591, for telephone and internet costs, meeting costs, business meals and business travel, including multiple airfares to meet our substantial international investor base. In addition, Mr. Mathieson was reimbursed $243,224 in 2014 for business expenses incurred prior to 2014 for telephone and internet costs, meeting costs, business meals and business travel including multiple airfares to meet our substantial international investor base. No business related expense reimbursements were due and owing to Mr. Mathieson as of December 31, 2015.

Mr. Mathieson subscribed for 1,000,000 of Series A preferred stock in December 2013. On March 31, 2014, Mr. Mathieson was issued 1,000,000 shares of Series A preferred stock from us for an aggregate purchase price of $1,000,000. The purchase price of $1,000,000 was offset by (i) $914,011 of the $1,401,763 of deferred salary owed from 2012 and 2013, and (ii) $85,989 of 2014 consulting fee.

Employment Agreements

We are not currently a party to any employment agreements with any of our executive officers. However, IEG Holdings entered into a professional consulting contract with Mr. Mathieson on September 30, 2015 with an effective date as of January 1, 2015 (the “2015 Consulting Contract”). Pursuant to the terms of the 2015 Consulting Contract, Mr. Mathieson agreed to provide regulatory and management consulting services as requested by IEG Holdings, including services to be provided by IEG Holdings to Investment Evolution Corporation. The 2015 Consulting Contract has a term of one year and renews automatically for one year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, IEG Holdings agreed to pay Mr. Mathieson $1,000,000 annually and a discretionary bonus to be determined by IEG Holdings’ board of directors. Pursuant to the terms of the 2015 Consulting Contract, the IEG Holdings’ board of directors authorized a portion in the amount of $225,000 of the 2015 bonus to be paid to Mr. Mathieson on September 30, 2015 for services previously rendered by Mr. Mathieson from January 1, 2015 to September 30, 2015. In addition, the IEG Holdings’ board of directors authorized a final portion in the amount of $75,000 of the 2015 bonus to be paid to Mr. Mathieson on December 31, 2015 for services previously rendered by Mr. Mathieson from October 1, 2015 to December 31, 2015.

IEGC entered into a professional consulting contract with Mr. Mathieson on September 30, 2014 with an effective date of January 1, 2014 (the “2014 Consulting Contract”), pursuant to which Mr. Mathieson agreed to provide regulatory and management consulting services as requested by IEGC. The 2014 Consulting Contract had a term of one year and renewed automatically for one-year periods unless notice of termination was provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, IEGC agreed to pay Mr. Mathieson $300,000 annually and a bonus of $1,000,000 payable no later than September 30, 2014 for services provided between January 1, 2014 and September 30, 2014. Beginning January 1, 2015, IEGC agreed to pay Mr. Mathieson $1,000,000 annually and a discretionary bonus to be determined by IEG Holdings’ board of directors on December 31, 2015. The 2014 Consulting Contract was replaced with the 2015 Consulting Contract.

IEGC entered into a professional consulting contract with Mr. Mathieson on September 30, 2014 with an effective date of January 1, 2014 pursuant to which Mr. Mathieson agreed to provide regulatory and management consulting services as requested by IEGC. The professional consulting contract had a term of one year and renewed automatically for one-year periods unless notice of termination was provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, IEGC agreed to pay Mr. Mathieson $300,000 annually and a bonus of $1,000,000 payable no later than September 30, 2014 for services provided between January 1, 2014 and September 30, 2014. Beginning January 1, 2015, IEGC agreed to pay Mr. Mathieson $1,000,000 annually and a discretionary bonus to be determined by IEG Holdings’ board of directors on December 31, 2015.

In August 2015, IEGC assigned all of its tangible and intangible assets to IEG Holdings and IEGC was dissolved.

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On November 2, 2016, we and Mr. Mathieson agreed to terminate, effective December 31, 2016, the 2015 Consulting Contract. Also on November 2, 2016, Investment Evolution Corporation, a wholly owned subsidiary of the Company (“IEC”), and Mr. Mathieson entered into a professional consulting contract, effective January 1, 2017 (the “2017 Consulting Contract”). Pursuant to the terms of the 2017 Consulting Contract, Mr. Mathieson agreed to provide regulatory and management consulting services as requested by the Company and/or IEC. The 2017 Consulting Contract has a term of one year and renews automatically for one year periods unless notice of termination is provided 30 days prior to the automatic renewal date. In exchange for Mr. Mathieson’s services, the Company agreed to pay Mr. Mathieson $1.00 annually and a discretionary bonus to be determined by the Company’s board of directors.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2015:

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Paul Mathieson	0	0	0	0	0	0	0	0	0
Carla Cholewinski	0	0	0	0	0	0	0	0	0

Limitation on Liability

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our amended and restated articles of incorporation, as amended, and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

●	violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

●	deriving an improper personal benefit from a transaction,

●	voting for or assenting to an unlawful distribution, and

●	willful misconduct or conscious disregard for our best interests in a proceeding by or in the right of a stockholder.

The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws. The effect of the foregoing is to require our company to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INFORMATION ABOUT ONEMAIN

DESCRIPTION OF ONEMAIN’S BUSINESS

Business Overview

As one of the nation’s largest consumer finance companies, OneMain:

●	provides responsible personal loan products;
●	offers credit and non-credit insurance;
●	pursues strategic acquisitions of loan portfolios; and
●	pursues acquisitions of companies and/or establish joint ventures.

As part of OneMain’s acquisition strategy, on November 15, 2015, OneMain, through its wholly owned subsidiary, Independence Holdings, LLC, (“Independence”) completed its acquisition of OneMain Financial Holdings, LLC (“OMFH”) from CitiFinancial Credit Company (“Citigroup”) for $4.5 billion in cash (the “OneMain Acquisition”). OMFH, collectively with its subsidiaries, is referred to herein as “OneMain”. OMH and its subsidiaries (other than OneMain) is referred to herein as “Springleaf”.

The OneMain Acquisition brings together two branch-based consumer finance companies with complementary strategies and locations. OneMain provides personal loans to primarily middle-income households through a national, community-based network of 1,139 branches as of December 31, 2015, serving nearly 1.3 million customer accounts across 43 states. Springleaf provides high quality origination, underwriting and servicing of personal loans, primarily to non-prime consumers. Together, with an experienced management team, proven access to the capital markets, and strong demand for consumer credit, OneMain believes it is well positioned for future growth. At December 31, 2015, OneMain had $13.9 billion of combined personal loans due from over 2.3 million customer accounts (including personal loans held for sale of $617 million).

OneMain’s combined network of over 1,900 branches as of December 31, 2015 and expert personnel is complemented by its online consumer loan origination business and centralized operations, which allows OneMain to reach customers located outside its branch footprint. In September 2015, OneMain launched a new online consumer loan origination business (“iLoan”) to provide its current and prospective customers the option of obtaining an unsecured personal loan via a digital platform. OneMain also pursues strategic acquisitions of loan portfolios through its Springleaf Acquisitions division, which it services through its centralized operations. OneMain services the loans acquired through a joint venture in which it owns a 47% equity interest (the “SpringCastle Portfolio”). In addition, OneMain pursues fee-based opportunities in servicing loans for others in connection with potential strategic portfolio acquisitions through its centralized operations. See “Centralized Operations” for further information on OneMain’s centralized servicing centers.

In connection with OneMain’s personal loan business, Springleaf and OneMain insurance subsidiaries offer OneMain’s customers credit and non-credit insurance policies covering its customers and the property pledged as collateral for its personal loans.

At December 31, 2015, Springleaf Financial Holdings, LLC (the “Initial Stockholder”) owned approximately 58% of OneMain’s common stock. Springfield is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC (“Fortress”).

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The following chart summarizes OneMain’s organization structure as a result of the OneMain Acquisition. The chart is provided for illustrative purposes only and does not represent all of OneMain’s subsidiaries or obligations.

INDUSTRY AND MARKET OVERVIEW

OneMain operates in the consumer finance industry serving the large and growing population of consumers who have limited access to credit from banks, credit card companies and other lenders. According to the Federal Reserve Bank of New York, as of December 31, 2015, the U.S. consumer finance industry had grown to approximately $3.4 trillion of outstanding borrowings in the form of personal loans, vehicle loans and leases, credit cards, home equity lines of credit, and student loans. Furthermore, difficult economic conditions in recent years have resulted in an increase in the number of non-prime consumers in the United States.

This industry’s traditional lenders have undergone fundamental changes, forcing many to retrench and in some cases to exit the market altogether. Tightened credit requirements imposed by banks, credit card companies, and other traditional lenders that began during the recession of 2008-2009 have further reduced the supply of consumer credit for non-prime borrowers. In addition, we believe that recent regulatory developments create a dis-incentive for these lenders to resume or support these lending activities. As a result, while the number of non-prime consumers in the United States has grown in recent years, the supply of consumer credit to this demographic has contracted. OneMain believes this large and growing number of potential customers in its target market, combined with the decline in available consumer credit, provides an attractive market opportunity for its business model.

OneMain is one of the few remaining national participants in the consumer installment lending industry still serving this large and growing population of non-prime customers. OneMain’s centralized operations, combined with the capabilities resident in its national branch system, provide an effective nationwide platform to efficiently and responsibly address this growing market of consumers. OneMain believes it is, therefore, well-positioned to capitalize on the significant growth and expansion opportunity created by the large supply-demand imbalance within its industry.

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SEGMENTS

OneMain’s segments coincide with how its businesses are managed. At December 31, 2015, OneMain’s three segments include:

●	Consumer and Insurance;
●	Acquisitions and Servicing; and
●	Real Estate.

Following the OneMain Acquisition, OneMain includes OneMain’s operations within the Consumer and Insurance segment.

OneMain’s management considers Consumer and Insurance, and Acquisitions and Servicing as its “Core Consumer Operations” and Real Estate as our “Non-Core Portfolio.” See Note 23 of the Notes to Consolidated Financial Statements in Item 8 for more information about OneMain’s segments.

CORE CONSUMER OPERATIONS

Consumer and Insurance

OneMain originates and services secured and unsecured personal loans and offer voluntary credit insurance and related products through our combined branch network, our newly launched iLoan platform, and our centralized operations. Personal loan origination and servicing, along with our insurance products, forms the core of our operations. As a result of the OneMain Acquisition, our combined branch operations include over 1,900 branch offices in 43 states as of December 31, 2015. In addition, our centralized support operations provide underwriting and servicing support to branch operations.

Our insurance business is conducted through Springleaf insurance subsidiaries, Merit Life Insurance Co. (“Merit”) and Yosemite Insurance Company (“Yosemite”), which are both wholly owned subsidiaries of SFC, and OneMain’s insurance subsidiaries, American Health and Life Insurance Company (“AHL”) and Triton Insurance Company (“Triton”). Merit and AHL are life and health insurance companies that write credit life, credit disability, and non-credit insurance. Merit is licensed in 46 states, the District of Columbia, and the U.S. Virgin Islands, and AHL is licensed in 49 states, the District of Columbia, and Canada. Yosemite and Triton are property and casualty insurance companies that write credit-related property and casualty and credit involuntary unemployment insurance. Yosemite is licensed in 46 states, and Triton is licensed in 50 states, the District of Columbia, and Canada.

Products and Services. Our combined personal loan portfolio comprises high yielding assets that have performed well through difficult market conditions. Our personal loans are typically fully amortizing, fixed rate, non-revolving loans secured by titled personal property (such as automobiles), consumer goods, or other personal property or unsecured.

Since mid-2014, our direct auto loan program has further expanded our core product offerings to better serve our customers’ needs. The auto loan product offers a customized solution for our current and prospective customers to finance the purchase of a vehicle, pay off an existing auto loan with another lender, or use the equity in their vehicle to consolidate debt, make home improvements or receive cash. We offer the auto loan product through our branch network and our centralized operations.

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The typical size of the auto loan product is $6,000 - $25,000, with a typical maximum term of five years. The auto loan product is secured by the customer’s automobile in all cases, compared to our personal loans, of which 21% were secured by titled personal property (primarily automobiles) at December 31, 2015. We report the auto loan product in our core personal loans, which are included in our Core Consumer Operations. At December 31, 2015, we had over $1.0 billion of auto loans.

We write the following types of credit insurance policies covering our customers and the property pledged as collateral through products that we offer to our customers:

●	Credit life insurance — Insures the life of the borrower in an amount typically equal to the unpaid balance of the finance receivable and provides for payment to the lender of the finance receivable in the event of the borrower’s death.

●	Credit disability insurance — Provides scheduled monthly loan payments to lender during borrower’s disability due to illness or injury.

●	Credit involuntary unemployment insurance — Provides scheduled monthly loan payments to the lender during borrower’s involuntary unemployment.

●	Credit-related property and casualty insurance — Written to protect the value of property pledged as collateral for the finance receivable.

A borrower’s purchase of credit life, credit disability, credit-related property and casualty, or credit involuntary unemployment insurance is voluntary, with the exception of lender placed property damage coverage for property pledged as collateral for our real estate loans.

We also offer non-credit insurance policies, which are primarily traditional level term life policies with very limited underwriting. The purchase of this coverage is also voluntary.

In addition, we offer home and auto membership plans of an unaffiliated company. We have no risk of loss on these membership plans, and these plans are not considered insurance products. We recognize income from this ancillary product in other revenues — other. The unaffiliated company providing these membership plans is responsible for any required reimbursement to the customer on the ancillary product.

Customer Development. We staff each of our branch offices with local, well-trained personnel who have significant experience in the industry. Our business model revolves around an effective origination, underwriting, and servicing process that leverages each branch office’s local presence in these communities along with the personal relationships developed with our customers. Our combined branch network helps solicit new prospects by facilitating our “high-touch” servicing approach for personal loans due to the geographical proximity that typically exists between our branch offices and our customers. Our customers often develop a relationship with their local office representatives, which we believe not only improves the credit performance of our personal loans but also leads to additional lending opportunities.

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During the second quarter of 2015, we launched Springleaf Rewards, a unique digital loyalty program that is designed to encourage credit education, positive customer behavior and brand engagement. The program rewards customers for a range of activities, such as consistently paying their bills on time and interacting with us on social media. Unlike traditional rewards programs, Springleaf Rewards allows members to accrue points for completing tasks that help them establish and build their credit, such as viewing personal financial education videos and budgeting tutorials on line, monitoring their credit score, and submitting bill payments on time. Customers also earn points for enrolling in conveniences like paperless statements and automatic payments. Since its launch in June 2015, more than 75,000 customers have signed up to start earning rewards. Springleaf Rewards members can choose how and when to redeem their points. Points can be exchanged for a variety of gift cards for national retailers, restaurants and other merchants.

Our online consumer loan origination business and our centralized operations allow us to reach customers located outside our branch footprint. We believe this provides us a significant opportunity to grow our customer base, loan portfolio and finance charges. If a customer applies online and is located near an existing branch, we request, though do not require, that the customer visit the branch to meet with one of our employees, who will close and fund the loans. Loans closed in a branch office are serviced by that branch. This approach provides the branches with an additional source of customers who are located close to a branch, but who prefer the convenience of applying online or during hours when the branches are not open. We also believe that this approach will enable us to leverage our branch network to offer additional products and services, including insurance products, and to help maintain the credit quality of the loans we source online.

Our newly launched iLoan platform provides our current and prospective customers the option of obtaining an unsecured personal loan via a digital platform. The new online lending product offers a customized solution for our customers to consolidate debt, make home improvements or receive cash. Our iLoan product leverages our central underwriting and servicing operations in addition to our expertise in analytics, marketing, central operations and internet technology developed to support our branch operations.

We use search engine optimization, banner advertisements and email campaigns to attract new customers through the internet. We also have entered into agreements with other internet loan originators to purchase leads for potential customers seeking loans. Our e-signature capabilities facilitate our online lending products. Customers who are approved for loans through our centralized operations also have the added convenience of receiving the loan funds through an automated clearinghouse (“ACH”) direct deposit into their bank accounts. These loans are serviced by our centralized operations.

We also solicit new prospects, as well as current and former customers, through a variety of direct mail offers. Our data warehouse is a central, proprietary source of information regarding current and former customers. We use this information to tailor offers to specific customers. In addition to internal data, we purchase lists of new potential personal loan borrowers from major list vendors based on predetermined selection criteria. Mail solicitations include invitations to apply for personal loans and pre-qualified offers of guaranteed personal loan credit.

Through our merchant referral program, merchants refer their customers to us and we originate a loan directly to the merchant’s customers to facilitate a retail purchase. We believe this approach allows us to apply our proprietary underwriting standards to these loans rather than relying on the merchant’s underwriting standards. In addition, it gives us direct access to the customer, which gives our branches the opportunity to build a relationship with the customer that could lead to opportunities to offer additional products and services, including insurance products. Our branch employees are actively soliciting new relationships with merchants in their communities, and we believe that this referral program provides us with a significant opportunity to grow our customer base and increase our finance receivables revenue.

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We market our insurance products to eligible finance receivable customers through both our branch network and our centralized operations. This allows us to benefit from the customer base underlying our consumer loan business, which significantly reduces the marketing expenses that are typically borne by insurance companies. In addition, the overhead costs of our consumer and insurance businesses are shared.

Credit Risk. Credit quality is driven by our long-standing underwriting philosophy, which takes into account each prospective customer’s household budget, and his or her willingness and capacity to repay the loan. We use credit risk scoring models at the time of the credit application to assess the applicant’s expected willingness and capacity to repay. We develop these models using numerous factors, including past customer credit repayment experience and application data, and periodically revalidate these models based on recent portfolio performance. Our underwriting process in the branches and for loan applications received through our website that are not automatically approved also includes the development of a budget (net of taxes and monthly expenses) for the applicant. We may obtain a security interest in either titled personal property or consumer household goods.

Our customers are primarily considered non-prime and require significantly higher levels of servicing than prime or near-prime customers. As a result, we charge these customers higher interest rates to compensate us for the related credit risks and servicing.

Account Servicing. The account servicing and collection processing for personal loans are generally handled at the branch office where the personal loans were originated, or in our centralized service centers. All servicing and collection activity is conducted and documented on proprietary systems which log and maintain, within our centralized information systems, a permanent record of all transactions and notations made with respect to the servicing and/or collection of a personal loan and are also used to assess a personal loan application. The proprietary systems permit all levels of branch office management to review on a daily basis the individual and collective performance of all branch offices for which they are responsible.

Acquisitions and Servicing

The SpringCastle Portfolio consists of unsecured loans and loans secured by subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests) and includes both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in form and substance from our originated loans. At December 31, 2015, the SpringCastle Portfolio included over 232,000 of acquired loans, representing $1.6 billion in net finance receivables.

NON-CORE PORTFOLIO

Since we ceased real estate lending in January 2012, our real estate loans are in a liquidating status. In 2014, we entered into a series of transactions relating to the sales of our beneficial interests in our non-core real estate loans, the related servicing of these loans, and the sales of certain performing and non-performing real estate loans, which substantially completed our plan to liquidate our non-core real estate loans. At December 31, 2015, our real estate loans held for investment totaled $524 million and comprised less than 4% of our net finance receivables. Real estate loans held for sale totaled $179 million at December 31, 2015.

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CENTRALIZED OPERATIONS

We continually seek to identify functions that could be more effective if centralized to achieve reduced costs or free our lending specialists to service our customers and market our products. Our centralized operational functions support the following:

●	mail and telephone solicitations;

●	payment processing;

●	originating “out of footprint” loans;
●	servicing of delinquent real estate loans and certain personal loans;
●	bankruptcy process for Chapter 7, 11, 12 and 13 loans;
●	litigation requests for wage garnishments and other actions against borrowers;
●	collateral protection insurance tracking;
●	repossessing and re-marketing of titled collateral; and
●	charge-off recovery operations.

We currently have servicing facilities in Mendota Heights, Minnesota, Tempe, Arizona, and London, Kentucky, and in connection with the OneMain Acquisition, we acquired three additional servicing facilities in Fort Mill, South Carolina, Fort Worth, Texas, and Irving, Texas. We believe these facilities, along with the offices in Evansville, Indiana, position us for additional portfolio purchases or fee-based servicing, as well as additional flexibility in the servicing of our lending products.

OPERATIONAL CONTROLS

We control and monitor our businesses through a variety of methods including the following:

●	Our operational policies and procedures standardize various aspects of lending and collections.
●	Our branch finance receivable systems control amounts, rates, terms, and fees of our customers’ accounts; create loan documents specific to the state in which the branch office operates or to the customer’s location if the loan is made electronically through our centralized operations; and control cash receipts and disbursements.
●	Our headquarters accounting personnel reconcile bank accounts, investigate discrepancies, and resolve differences.
●	Our credit risk management system reports allow us to track individual branch office performance and to monitor lending and collection activities.
●	Our executive information system is available to headquarters and field operations management to review the status of activity through the close of business of the prior day.
●	Our branch field operations management structure is designed to control a large, decentralized organization with succeeding levels of supervision staffed with more experienced personnel.
●	Our field operations compensation plan aligns the operating activities and goals with corporate strategies by basing the incentive portion of field personnel compensation on profitability and credit quality.

●	Our compliance department assesses our compliance with federal and state laws and regulations, as well as our compliance with our internal policies and procedures; oversees compliance training to ensure employees have a sufficient level of understanding of the laws and regulations that impact their job responsibilities; and manages our regulatory examination process.
●	Our executive office of customer care maintains our consumer complaint resolution and reporting process.
●	Our internal audit department audits our business for adherence to operational policy and procedure and compliance with federal and state laws and regulations.

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Currently, OneMain’s operations are being harmonized with Springleaf’s operations in connection with the integration of the two businesses.

REGULATION

Federal Laws

Various federal laws and regulations govern loan origination, servicing and collections, including:

●	the Dodd-Frank Act;
●	the Equal Credit Opportunity Act (prohibits discrimination against creditworthy applicants) and the Consumer Financial Protection Bureau’s (“CFPB”) Regulation B, which implements this Act;
●	the Fair Credit Reporting Act (governs the accuracy and use of credit bureau reports);
●	the Truth in Lending Act (governs disclosure of applicable charges and other finance receivable terms) and the CFPB’s Regulation Z, which implements this Act;
●	the Fair Debt Collection Practices Act;
●	the Servicemembers Civil Relief Act, which can impose limitations on the servicer’s ability to collect on a loan originated with an obligor who is on active duty status and up to nine months thereafter;
●	the Real Estate Settlement Procedures Act and the CFPB’s Regulation X (both of which regulate the making and servicing of certain loans secured by real estate);
●	the Federal Trade Commission’s Consumer Claims and Defenses Rule, also known as the “Holder in Due Course” Rule; and
●	the Federal Trade Commission Act.

The Dodd-Frank Act and the regulations promulgated thereunder are likely to affect our operations in terms of increased oversight of financial services products by the CFPB and the imposition of restrictions on the terms of certain loans. Among regulations the CFPB has promulgated are mortgage servicing regulations that became effective January 10, 2014 and are applicable to the remaining real estate loan portfolio serviced by or for Springleaf. The CFPB has significant authority to implement and enforce federal consumer finance laws, including the new protections established in the Dodd-Frank Act, as well as the authority to identify and prohibit unfair, deceptive, and abusive acts and practices. In addition, under the Dodd-Frank Act, securitizations of loan portfolios are subject to certain restrictions and additional requirements, including requirements that the originator retain a portion of the credit risk of the securities sold and the reporting of buyback requests from investors. We also utilize third-party debt collectors and will continue to be responsible for oversight of their procedures and controls.

The CFPB has supervisory, examination and enforcement authority with respect to various federal consumer protection laws for some providers of consumer financial products and services, such as any nonbank that it has reasonable cause to determine has engaged or is engaging in conduct that poses risks to consumers with regard to consumer financial products or services. In addition to the authority to bring nonbanks under the CFPB’s supervisory authority based on risk determinations, the CFPB also has authority under the Dodd-Frank Act to supervise nonbanks, regardless of size, in certain specific markets, such as mortgage companies (including, mortgage originators, brokers and servicers) and payday lenders. Currently, the CFPB has supervisory authority over us with respect to mortgage servicing and mortgage origination, which allows the CFPB to conduct an examination of our mortgage servicing practices and our prior mortgage origination practices. The Dodd-Frank Act also gives the CFPB supervisory authority over entities that are designated as “larger participants” in certain financial services markets, including consumer installment loans and related products. The CFPB has not yet promulgated regulations that designate “larger participants” for consumer finance companies. If we are designated as a “larger participant” for this market, we also will be subject to supervision and examination by the CFPB with respect to our consumer loan business. We expect to be designated as a “larger participant.” On June 30, 2015, the CFPB published regulations for “larger participants” in the market of auto finance. With the adoption of these regulations, we are a larger participant in the market of auto finance and are subject to examination by the CFPB for our auto finance lending, including loans that are secured by autos and refinances of loans secured by autos that were for the purchase of autos.

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In addition to its supervision and examination authority, the CFPB is authorized to conduct investigations to determine whether any person is engaging in, or has engaged in, conduct that violates federal consumer financial protection laws, and to initiate enforcement actions for such violations, regardless of its direct supervisory authority. Investigations may be conducted jointly with other regulators.

The CFPB also has enforcement authority and is authorized to conduct investigations to determine whether any person is engaging in, or has engaged in, conduct that violates federal consumer financial protection laws, and to initiate enforcement actions for such violations, regardless of its direct supervisory authority. Investigations may be conducted jointly with other regulators. In furtherance of its regulatory and supervisory powers, the CFPB has the authority to impose monetary penalties for violations of applicable federal consumer financial laws, require remediation of practices and pursue administrative proceedings or litigation for violations of applicable federal consumer financial laws (including the CFPB’s own rules). The CFPB has the authority to obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief) and monetary penalties ranging from $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations implemented thereunder, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to remedy violations of state law. If the CFPB or one or more states attorneys general or state regulators believe that we have violated any of the applicable laws or regulations, they could exercise their enforcement powers in ways that could have a material adverse effect on us or our business. The CFPB has actively utilized this enforcement authority against financial institutions and financial service providers, including the imposition of significant monetary penalties and orders for restitution and orders requiring mandatory changes to compliance policies and procedures, enhanced oversight and control over affiliate and third-party vendor agreements and services and mandatory review of business practices, policies and procedures by third-party auditors and consultants. If, as a result of an examination, the CFPB were to conclude that our loan origination or servicing activities violate applicable law or regulations, we could be subject to a formal or informal enforcement action. Formal enforcement actions are generally made public, which carries reputational risk. We have not been notified of any planned examinations or enforcement actions by the CFPB.

The Dodd-Frank Act also may adversely affect the securitization market because it requires, among other things, that a securitizer generally retain not less than 5% of the credit risk for certain types of securitized assets that are created, transferred, sold, or conveyed through issuance of asset-backed securities with an exception for securitizations that are wholly composed of “qualified residential mortgages.” The final rules implementing the risk retention requirements of Section 941 of the Dodd Frank Act became effective on February 23, 2015. Compliance with the rule with respect to asset-backed securities collateralized by residential mortgages was required beginning December 24, 2015. Compliance with the rule with regard to all other classes of asset-backed securities is required beginning December 24, 2016. The risk retention requirement may limit our ability to securitize loans and impose on us additional compliance requirements to meet origination and servicing criteria for qualified residential mortgages. The impact of the risk retention rule on the asset-backed securities market remains uncertain. Furthermore, the Securities and Exchange Commission (the “SEC”) adopted significant revisions to Regulation AB, imposing new requirements for asset-level disclosures for asset-backed securities backed by real estate related assets, auto related assets, or backed by debt securities. This could result in sweeping changes to the commercial and residential mortgage loan securitization markets, as well as to the market for the re-securitization of mortgage-backed securities.

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State Laws

Various state laws and regulations also govern personal loans and real estate secured loans. Many states have laws and regulations that are similar to the federal laws referred to above, but the degree and nature of such laws and regulations vary from state to state. While federal law preempts state law in the event of certain conflicts, compliance with state laws and regulations is still required in the absence of conflicts.

These additional state laws and regulations, under which we conduct a substantial amount of our lending business, generally:

●	provide for state licensing and periodic examination of lenders and loan originators, including state laws adopted or amended to comply with licensing requirements of the federal Secure and Fair Enforcement for Mortgage Licensing Act of 2008 (the “SAFE Act”) (which, in some states, requires licensing of individuals who perform real estate loan modifications);
●	require the filing of reports with regulators;
●	impose maximum term, amount, interest rate, and other charge limitations;
●	regulate whether and under what circumstances we may offer insurance and other ancillary products in connection with a lending transaction; and
●	provide for additional consumer protections.

There is a clear trend of increased state regulation on loan origination, servicing and collection, as well as more detailed reporting, more detailed examinations, and coordination of examinations among the states.

State authorities also regulate and supervise our insurance business. The extent of such regulation varies by product and by state, but relates primarily to the following:

●	licensing;
●	conduct of business, including marketing and sales practices;
●	periodic financial and market conduct examination of the affairs of insurers;
●	form and content of required financial reports;
●	standards of solvency;
●	limitations on the payment of dividends and other affiliate transactions;
●	types of products offered;
●	approval of policy forms and premium rates;
●	formulas used to calculate any unearned premium refund due to an insured customer;
●	permissible investments;
●	reserve requirements for unearned premiums, losses, and other purposes; and
●	claims processing.

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With respect to the insurance made available to borrowers through a third party Canadian lender, the Canadian Federal and Provincial Insurance Regulators regulate and supervise this insurance business. Their regulation and supervision relates primarily to the following:

●	licensing;
●	conduct of business, including marketing and sales practices;
●	periodic financial and market conduct examination of the affairs of insurers;
●	form and content of required financial reports;
●	standards of solvency;
●	limitations on the payment of dividends and other affiliate transactions;
●	types of products offered; and
●	reserve requirements for unearned premiums, losses, and other purposes.

COMPETITION

We operate primarily in the consumer installment lending industry focusing on the non-prime customer. As of December 31, 2015, OMH maintained a national footprint (defined as 500 or more branches and receivables over $2 billion) of brick and mortar branches. As a result of the OneMain Acquisition, the combined company has over 2.4 million customer accounts and over 1,900 branch offices as of December 31, 2015.

In addition, there are a large number of local, regional and internet competitors in the consumer installment lending industry serving the large and growing population of non-prime customers. We also compete with a large number of other types of financial institutions within our geographic footprint and over the internet, including community banks and credit unions, that offer similar products and services. We believe that competition between consumer installment lenders occurs primarily on the basis of price, speed of service, flexibility of loan terms offered, and the quality of customer service provided.

We believe that we possess several competitive strengths that position us to capitalize on the significant growth and expansion opportunity created by the large supply-demand imbalance within our industry, and to compete effectively with other lenders in our industry. The capabilities resident in our national branch system provide us with a proven distribution channel for our personal loan and insurance products, allowing us to provide same-day fulfillment to approved customers and giving us a distinct competitive advantage over many industry participants who do not have—and cannot replicate without significant investment—a similar footprint. Our newly launched iLoan platform and our centralized operations also enhance our nationwide footprint by allowing us to serve customers that reside outside of our branch footprint. We believe our deep understanding of local markets and customers, together with our proprietary underwriting process, data analytics, and decisioning tools allow us to price, manage and monitor risk effectively through changing economic conditions. In addition, our high-touch relationship-based servicing model is a major contributor to our superior loan performance, and distinguishes us from our competitors.

SEASONALITY

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Seasonality” in Item 7 for discussion of our seasonal trends.

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EMPLOYEES

As of December 31, 2015, we had approximately 11,400 employees.

ONEMAIN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the audited consolidated financial statements and related notes contained elsewhere in this document. This discussion and analysis contains forward-looking statements that involve risk, uncertainties, and assumptions. See “Forward-Looking Statements”. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed in “Risk Factors.”

An index to our management’s discussion and analysis follows:

Topic	Page

Our Business
Recent Developments and Outlook
Results of Operations
Segment Results
Credit Quality
Liquidity and Capital Resources
Off-Balance Sheet Arrangements
Critical Accounting Policies and Estimates
Recent Accounting Pronouncements
Seasonality
Glossary of Terms

Our Business

On November 15, 2015, we completed our acquisition of OneMain, and the results of OneMain are included in our consolidated results effective from November 1, 2015, pursuant to our contractual agreements with Citigroup. The acquisition of OneMain has brought together two branch-based consumer finance companies with complementary strategies and locations. Together, we provide personal loans primarily to non-prime customers through our combined network of over 1,900 branch offices in 43 states as of December 31, 2015 and on a centralized basis as part of our centralized operations and our newly launched iLoan platform. We also write credit and non-credit insurance policies covering our customers and the property pledged as collateral for our personal loans.

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OUR PRODUCTS

Our core product offerings include:

●	Personal Loans — We offer personal loans through our combined branch network and over the internet through our centralized operations to customers who generally need timely access to cash. Our personal loans are typically non-revolving with a fixed-rate and a fixed, original term of three to six years. At December 31, 2015, we had over 2.3 million personal loans, representing $13.9 billion of net finance receivables (including personal loans held for sale of $617 million). At December 31, 2015, $2.8 billion, or 21%, were secured by collateral consisting of titled personal property (such as automobiles) and $10.5 billion, or 79%, were secured by consumer household goods or other items of personal property or were unsecured, compared to $1.9 billion of personal loans, or 49%, secured by collateral consisting of titled personal property and $1.9 billion, or 51%, secured by consumer household goods or other items of personal property or unsecured at December 31, 2014.

●	Insurance Products — We offer our customers credit insurance (life insurance, disability insurance, and involuntary unemployment insurance) and non-credit insurance through both our combined branch network and our centralized operations. Credit insurance and non-credit insurance products are provided by Springleaf insurance subsidiaries, Merit and Yosemite, and by OneMain insurance subsidiaries, AHL and Triton. We also offer home and auto membership plans of an unaffiliated company as an ancillary product.

●	SpringCastle Portfolio — We service the SpringCastle Portfolio that we acquired through a joint venture in which we own a 47% equity interest. These loans include unsecured loans and loans secured by subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests). The SpringCastle Portfolio includes both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in substance and form from our originated loans. At December 31, 2015, the SpringCastle Portfolio included over 232,000 of acquired loans, representing $1.6 billion in net finance receivables, compared to 277,000 of acquired loans totaling $2.0 billion at December 31, 2014.

Our non-core and non-originating legacy products include:

●	Real Estate Loans — We ceased real estate lending in January of 2012, and during 2014, we sold $6.4 billion real estate loans held for sale. The remaining real estate loans may be closed-end accounts or open-end home equity lines of credit, generally have a fixed rate and maximum original terms of 360 months, and are secured by first or second mortgages on residential real estate. We continue to service the liquidating real estate loans and support any advances on open-end accounts. At December 31, 2015, we had $524 million of real estate loans held for investment, of which $202 million, or 39%, were secured by first mortgages and $322 million, or 61%, were secured by second mortgages, compared to $227 million of real estate loans, or 36%, secured by first mortgages and $398 million, or 64%, secured by second mortgages at December 31, 2014. Real estate loans held for sale totaled $179 million and $205 million at December 31, 2015 and 2014, respectively, all of which were secured by first mortgages.

●	Retail Sales Finance — We ceased purchasing retail sales contracts and revolving retail accounts in January of 2013. We continue to service the liquidating retail sales contracts and will provide revolving retail sales financing services on our revolving retail accounts. We refer to retail sales contracts and revolving retail accounts collectively as “retail sales finance.”

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OUR SEGMENTS

At December 31, 2015, we had three operating segments:

●	Consumer and Insurance;
●	Acquisitions and Servicing; and
●	Real Estate.

Following the OneMain Acquisition, we include OneMain’s operations within the Consumer and Insurance segment.

See Note 23 of the Notes to Consolidated Financial Statements in Item 8 for more information about our segments.

2015 Segment Highlights

●	On November 15, 2015, we completed the acquisition of OneMain. See Note 2 of the Notes to Consolidated Financial Statements in Item 8 for further information on the OneMain Acquisition.

●	Net finance receivables — Consumer and Insurance reached $13.6 billion at December 31, 2015, including $617 million personal loans held for sale, compared to $3.8 billion at December 31, 2014.

●	Origination volume — Consumer and Insurance totaled $5.7 billion in 2015 compared to $3.6 billion in 2014 (including $1.1 billion of direct auto loan originations during 2015 compared to $250 million during 2014).

●	Pretax core earnings (a non-GAAP measure) was $481 million in 2015 compared to $378 million in 2014.

Our segments are reported on a Segment Accounting Basis (referred to as “historical accounting basis” in previous SEC filings), as defined in Note 23 of the Notes to Consolidated Financial Statements in Item 8, and includes allocations of certain costs, such as interest expense and operating expenses, to the segments based on how management evaluates the business. This is a basis of accounting other than U.S. GAAP. See “Non-GAAP Financial Measures” under “Results of Operations” for (i) a reconciliation of our pretax earnings (loss) on a GAAP basis to a Segment Accounting Basis and (ii) a reconciliation of our pretax earnings on a Segment Accounting Basis to pretax core earnings.

HOW WE ASSESS OUR BUSINESS PERFORMANCE

Our pretax operating income is the primary metric by which we assess our business performance. Accordingly, we closely monitor the primary drivers of pretax operating income, which consist of the following:

Net Interest Income

We track the spread between the interest income earned on our finance receivables and the interest expense incurred on our debt, and continually monitor the components of our yield and our cost of funds.

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Net Credit Losses

The credit quality of our loans is driven by our long-standing underwriting philosophy, which takes into account the prospective customer’s household budget, and his or her willingness and capacity to repay the proposed loan. The profitability of our loan portfolio is directly connected to net credit losses; therefore, we closely analyze credit performance. We also monitor recovery rates because of their contribution to the reduction in the severity of our charge offs. Additionally, because delinquencies are an early indicator of future net credit losses, we analyze delinquency trends, adjusting for seasonality, to determine whether or not our loans are performing in line with our original estimates.

Operating Expenses

We assess our operational efficiency using various metrics and conduct extensive analysis to determine whether fluctuations in cost and expense levels indicate operational trends that need to be addressed. Our operating expense analysis also includes a review of origination and servicing costs to assist us in managing overall profitability.

Because loan volume and portfolio size determine the magnitude of the impact of each of the above factors on our earnings, we also closely monitor origination volume and annual percentage rate.

Recent Developments and Outlook

ONEMAIN ACQUISITION

On November 15, 2015, we completed our acquisition of OneMain for $4.5 billion in cash. The OneMain Acquisition brings together two branch-based consumer finance companies with complementary strategies and locations, focused on the non-prime market in the United States.

We believe the OneMain Acquisition will result in a number of strategic benefits and opportunities, including:

●	Significant expansion of our geographical presence. We believe that our expanded footprint will allow us to reach new customers for our personal finance products and further enhance our reputation in the communities we serve.

●	Diversification of our customer base. Our branch customer base more than doubled as a result of the OneMain Acquisition and, in addition, we believe the OneMain Acquisition will enable us to extend our reach to higher credit score segments than we presently serve.

●	Product cross-sell opportunities and scale benefits. The OneMain Acquisition will enable us to distribute existing Springleaf products through OneMain branches and leverage key OneMain technology and sales practices to achieve greater scale benefits in existing Springleaf branches.

●	Significant cost savings opportunities by combining complementary businesses. The highly complementary nature of our two businesses, including branch operations, will enable us to achieve significant on-going cost savings. Expected drivers of cost savings include consolidation of branch operations, elimination of redundant centralized and corporate functions and greater efficiency of marketing programs.

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●	Earnings accretion. We expect to realize approximately $275 million - $300 million of synergies from the OneMain Acquisition, with that amount reflected in our results beginning with the second half of 2017. We also anticipate incurring approximately $275 million of acquisition-related expenses to consolidate the two companies, which we expect to incur primarily during 2016 and the first half of 2017.

The estimated synergies were derived by comparing the operating expenses expected in the second half of 2017 of the combined operations to the sum of operating expenses expected to be generated on a stand-alone basis, as if each company had the same business strategies. The foregoing estimates of synergies and charges in connection with consolidating the two companies and expectations regarding when they will be fully reflected in our results are subject to various uncertainties and assumptions, many of which are beyond our control. Therefore, no assurance can be given as to when or that they will even be realized.

Although management intends for the acquiring company (referred to as “Springleaf” in this report) and OneMain to become an integrated operation, the two operations will initially be separately maintained under the Springleaf and OneMain brands, with the expectation of migrating to the OneMain brand.

The purchase price for the OneMain Acquisition was based on OMFH’s balance sheet as of 11:59 p.m. on October 31, 2015 and all earnings and losses of OMFH generated or incurred, as the case may be, during the period after October 31, 2015 to the closing date of the OneMain Acquisition were for the account of OMH. As a result, the results of OneMain are included in our consolidated results from November 1, 2015.

See Note 2 of the Notes to Consolidated Financial Statements in Item 8 for further information on the OneMain Acquisition.

LENDMARK SALE

As part of our initiative to close the OneMain Acquisition, on November 13, 2015, OMH and certain of its subsidiaries entered into a settlement agreement with the DOJ, as well as certain state attorneys general, to resolve any inquiries of the DOJ and such state attorneys general with respect to the OneMain Acquisition. Pursuant to this agreement, OMH agreed to divest 127 branches across 11 states as a condition for approval of the OneMain Acquisition.

On November 12, 2015, OMH and certain of its subsidiaries entered into an agreement with Lendmark Financial Services, LLC (“Lendmark”), to sell the branches to Lendmark (the “Lendmark Sale”). These branches represent 6% of the branches and approximately $617 million, or 4%, of the personal loans held for investment and held for sale, of the combined company as of December 31, 2015. See Note 2 of the Notes to Consolidated Financial Statements in Item 8 for further information on the Lendmark Sale.

The closing of the Lendmark Sale is subject to various conditions. There can be no assurance that the Lendmark Sale will close, or if it does, when the closing will occur.

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ONLINE PLATFORM

In September 2015, we launched our iLoan brand and platform to provide our current and prospective customers the option of obtaining an unsecured personal loan via a digital platform. The new online lending product offers a customized solution for our customers to consolidate debt, make home improvements or receive cash. Our iLoan product leverages our central underwriting and servicing operations in addition to our expertise in analytics, marketing, central operations and internet technology developed to support our branch operations.

As of December 31, 2015, the size of our iLoan unsecured loans ranged from $2,550 - $25,000, with a maximum term of five years.

OUTLOOK

Assuming the U.S. economy continues to experience slow to moderate growth, we expect to continue our long history of strong credit performance. We believe the strong credit quality of our personal loan portfolio is the result of our disciplined underwriting practices and ongoing collection efforts. We also continue to see growth in the volume of personal loan originations driven by the migration of customer activity from traditional channels such as direct mail to online channels (served by our centralized operations) where we believe we are well suited to capture volume due to our scale, technology, and deployment of advanced analytics.

In addition, with an experienced management team, proven access to the capital markets, and strong demand for consumer credit, we believe we are well positioned for future personal loan growth.

We regularly consider strategic acquisitions and have been involved in transactions of various magnitudes involving a variety of forms of consideration and financing. On November 15, 2015, we completed our acquisition of OneMain, the most significant acquisition transaction ever undertaken by the Company. We believe the combined company is financially strong and well positioned for finance receivable growth.

Results of Operations

CONSOLIDATED RESULTS

On November 15, 2015, we completed our acquisition of OneMain, and the results of OneMain are included in our consolidated results effective from November 1, 2015, pursuant to our contractual agreements with Citigroup.

See table below for our consolidated operating results. A further discussion of our operating results for each of our operating segments is provided under “Segment Results.”

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(dollars in millions except earnings (loss) per share)
Years Ended December 31,	2015	2014	2013

Interest income	$1,931	$1,982	$2,154
Interest expense	715	734	920
Provision for finance receivable losses	759	474	527
Net interest income after provision for finance receivable losses	457	774	707
Other revenues	261	832	153
Acquisition-related transaction and integration expenses	62	—	—
Other expenses	925	701	782
Income (loss) before provision for (benefit from) income taxes	(269)	905	78
Provision for (benefit from) income taxes	(147)	297	(16)
Net income (loss)	(122)	608	94
Net income attributable to non-controlling interests	120	103	113
Net income (loss) attributable to OneMain Holdings, Inc.	$(242)	$505	$(19)

Share Data:
Weighted average number of shares outstanding:
Basic	127,910,680	114,791,225	102,917,172
Diluted	127,910,680	115,265,123	102,917,172
Earnings (loss) per share:
Basic	$(1.89)	$4.40	$(0.19)
Diluted	$(1.89)	$4.38	$(0.19)

Comparison of Consolidated Results for 2015 and 2014

Interest income decreased in 2015 when compared to 2014 due to the net of the following:

(dollars in millions)
2015 compared to 2014
Decrease in Springleaf average net receivables	$(632)
Increase in Springleaf yield	335
OneMain finance charges in 2015	246
Total	$(51)

●	Springleaf average net receivables decreased in 2015 primarily due to (i) Springleaf liquidating real estate loan portfolio, including the transfers of real estate loans with a total carrying value of $6.7 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014, (ii) the transfer of $608 million of Springleaf personal loans to finance receivables held for sale on September 30, 2015 as part of our initiative to close the OneMain Acquisition, and (iii) the liquidating status of the SpringCastle Portfolio. This decrease was partially offset by higher personal loan average net receivables resulting from (i) our continued focus on personal loan originations through our branch network and centralized operations and (ii) the launch of Springleaf auto loan product in June of 2014.

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●	Springleaf yield increased in 2015 primarily due to a higher proportion of Springleaf personal loans, which have higher yields, as a result of the real estate loan sales during 2014. The increase in yield was partially offset by the launch of our auto loan product in June of 2014, which generally has lower yields.

●	OneMain finance charges for 2015 included two months of finance charges, net of a purchase accounting adjustment of $109 million primarily due to accretion of premium on OneMain personal loans, as a result of the OneMain Acquisition.

Interest expense decreased in 2015 when compared to 2014 due to the net of the following:

(dollars in millions)
2015 compared to 2014
Decrease in Springleaf average debt	$(78)
Increase in Springleaf weighted average interest rate	11
OneMain interest expense in 2015	48
Total	$(19)

●	Springleaf average debt decreased in 2015 primarily due to debt repurchases and repayments of $2.0 billion during 2015 and the elimination of $3.5 billion of debt associated with our mortgage securitizations as a result of the sales of the Company’s beneficial interests in the mortgage-backed certificates during 2014 and the resulting deconsolidation of the securitization trusts and their outstanding certificates reflected as long-term debt. These decreases were partially offset by net debt issuances pursuant to SFC’s consumer securitization transactions completed during 2015 and additional borrowings under its conduit facilities. See Note 13 of the Notes to Consolidated Financial Statements in Item 8 for further information on SFC’s consumer loan securitization transactions and borrowings under its conduit facilities.

●	Weighted average interest rate on Springleaf debt increased in 2015 primarily due to the elimination of debt associated with our mortgage securitizations discussed above, which generally have lower interest rates. This increase was partially offset by the debt repurchases and repayments discussed above, which resulted in lower accretion of net discount, established at the date Fortress acquired a significant ownership interest in OMH (the “Fortress Acquisition”), applied to long-term debt.

●	OneMain interest expense for 2015 included two months of interest expense on acquired debt as a result of the OneMain Acquisition. See Notes 12 and 13 of the Notes to Consolidated Financial Statements in Item 8 for further information on OneMain’s long-term debt, consumer securitizations, and borrowing under its revolving conduit facility.

Provision for finance receivable losses increased $285 million in 2015 when compared to 2014 primarily due to the net of the following:

●	Allowance requirements on Springleaf real estate loans decreased in 2015 as a result of the transfers of real estate loans with a total carrying value of $6.7 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014.

●	Net charge-offs decreased in 2015 primarily due to (i) lower net charge-offs on the SpringCastle Portfolio reflecting the improved central servicing performance as the acquired portfolio matures under our ownership and (ii) lower net charge-offs on Springleaf real estate loans reflecting the 2014 transfer of real estate loans previously discussed. This decrease was partially offset by higher net charge-offs on Springleaf personal loans primarily due to growth in these personal loans during 2015 and a higher Springleaf personal loan delinquency ratio in 2015.

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●	OneMain provision for finance receivable losses for 2015 reflected two months of net charge-offs and allowance requirements on OneMain personal loans totaling $393 million. Since we acquired the OneMain personal loans at a premium, an allowance was recorded to reflect the losses inherent in the portfolio over the loss emergence period.

Additionally, the allowance for finance receivable losses as a percentage of finance receivables for the acquired personal loans is expected to be higher, as the majority of these loans are unsecured.

Other revenues decreased $571 million in 2015 when compared to 2014 due to the net of the following:

●	Springleaf other revenues decreased $630 million in 2015 due to the net of the following: (i) transactions that occurred in 2014 including net gain on sales of real estate loans and related trust assets of $726 million, net loss on repurchases and repayments of debt of $66 million, and net loss on fair value adjustments on debt of $15 million, (ii) net increase in revenues associated with the 2014 real estate loans sales of $4 million (higher investment revenue generated from investing the proceeds of the sales, partially offset by lower insurance revenue reflecting the cancellations of dwelling policies as a result of the sales) and (iii) increase in other revenues — other of $11 million primarily due to lower net charge-offs recognized on finance receivables held for sale and provision adjustments for liquidated held for sale accounts during 2015.

●	OneMain other revenues for 2015 included two months of (i) insurance revenues of $53 million, (ii) other revenues — other of $5 million, and (iii) investment revenues of $1 million.

Acquisition-related transaction and integration costs of $62 million in 2015 reflected costs relating to the OneMain Acquisition and the Lendmark Sale, including transaction costs, technology termination and certain compensation and benefit related costs.

Other expenses increased $224 million in 2015 when compared to 2014 due to the net of the following:

●	Springleaf salaries and benefits increased $54 million in 2015 primarily due to (i) increased staffing in Springleaf centralized operations and (ii) non-cash incentive compensation expense of $15 million recorded in the second quarter of 2015 related to the rights of certain Springleaf executives to a portion of the cash proceeds from the sale of our common stock by the Initial Stockholder. See Note 17 of the Notes to Consolidated Financial Statements in Item 8 for further information on the equity offering.

●	Springleaf other operating expenses increased $7 million in 2015 primarily due to (i) higher Springleaf advertising expenses due to increased direct mailings to pre-approved customers, our increased focus on e-commerce and social media marketing, and our marketing efforts on Springleaf auto loan product during 2015 and (ii) higher Springleaf information technology expenses. The increase in other operating expenses was partially offset by (i) costs of $7 million recorded in 2014 related to the real estate loan sales, (ii) a $6 million reduction in reserves related to Springleaf estimated Property Protection Insurance (“PPI”) claims, and (iii) lower subservicing fees on our real estate loans as a result of the real estate loan sales during 2014. See Note 20 of the Notes to Consolidated Financial Statements in Item 8 for further information on the loss contingencies related to PPI claims.

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●	Springleaf insurance policy benefits and claims decreased $3 million in 2015 primarily due to favorable variances in Springleaf benefit reserves.

●	OneMain other expenses for 2015 included two months of (i) salaries and benefits expenses of $71 million, (ii) other operating expenses of $71 million, and (iii) insurance policy benefits and claims of $24 million.

Benefit from income taxes totaled $147 million for 2015 compared to provision for income taxes of $297 million for 2014. The effective tax rate for 2015 was 54.6% compared to 32.8% for 2014. The effective tax rate for 2015 and 2014 differed from the federal statutory rate primarily due to the effect of the non-controlling interest in the SpringCastle Portfolio and state income taxes. See Note 19 of the Notes to Consolidated Financial Statements in Item 8 for further information on the effective rates.

Comparison of Consolidated Results for 2014 and 2013

Interest income decreased in 2014 when compared to 2013 due to the net of the following:

(dollars in millions)
2014 compared to 2013
Decrease in average net receivables	$(435)
Increase in yield	202
Interest income on finance receivables held for sale	61
Total	$(172)

●	Average net receivables decreased in 2014 primarily due to (i) our liquidating real estate loan portfolio, including the transfers of real estate loans with a total carrying value of $6.7 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014 and (ii) lower SpringCastle average net receivables resulting from liquidations. This decrease was partially offset by higher personal loan average net receivables resulting from our continued focus on personal loan originations through our branch network and centralized operations.

●	Yield increased in 2014 primarily from our personal loans, which have higher yields. This increase also reflected a higher proportion of personal loans as a result of the transfers of real estate loans to finance receivables held for sale during 2014.

●	SpringCastle finance charges for 2014 included an additional three months of finance charges on the SpringCastle Portfolio totaling $143 million, which is included in the change in average net receivables and yield in the table above.

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●	Interest income on finance receivables held for sale in 2014 resulted from the transfers of real estate loans to finance receivables held for sale during 2014.

Interest expense decreased in 2014 when compared to 2013 due to the net of the following:

(dollars in millions)
2014 compared to 2013
Decrease in average debt	$(195)
Increase in weighted average interest rate	9
Total	$(186)

●	Average debt decreased in 2014 primarily due to debt repurchases and repayments of $4.7 billion during 2014 and the elimination of $3.5 billion of debt associated with our mortgage securitizations as a result of the sales of the Company’s beneficial interests in the mortgage-backed certificates during 2014. These decreases were partially offset by net debt issuances pursuant to our consumer securitization transactions completed during 2014.

●	Weighted average interest rate on our debt increased in 2014 primarily due to the elimination of debt associated with our mortgage securitizations discussed above, which generally have lower interest rates. This increase was partially offset by the debt repurchases and repayments discussed above, which resulted in lower accretion of net discount applied to long-term debt.

●	SpringCastle interest expense for 2014 included an additional three months of interest expense on long-term debt associated with the securitization of the SpringCastle Portfolio totaling $22 million, which is included in the change in average debt and weighted average interest rate in the table above.

Provision for finance receivable losses decreased $53 million in 2014 when compared to 2013 primarily due to the net of the following:

●	Allowance requirements decreased in 2014 primarily due to a reduction in the allowance requirements on our real estate loans deemed to be purchased credit impaired finance receivables and troubled debt restructured (“TDR”) finance receivables subsequent to the Fortress Acquisition as a result of the transfers of real estate loans with a total carrying value of $6.7 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014. This decrease was partially offset by additional allowance requirements on our personal loans primarily due to growth in our personal loans during 2014 and a higher personal loan delinquency ratio at December 31, 2014.

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●	Net charge-offs increased in 2014 primarily due to (i) higher net charge-offs on our personal loans primarily due to growth in our personal loans during 2014 and a higher personal loan delinquency ratio at December 31, 2014 and (ii) $37 million of recoveries recorded in June 2013 resulting from a sale of previously charged-off finance receivables in June 2013 (net of a $4 million adjustment for the subsequent buyback of certain finance receivables).

●	SpringCastle provision for finance receivable losses for 2014 included an additional three months of provision for finance receivable losses associated with the SpringCastle Portfolio totaling $53 million.

Other revenues increased $679 million in 2014 when compared to 2013 primarily due to the net of the following: (i) net gain on sales of real estate loans and related trust assets of $726 million in 2014 which reflected the reversal of the remaining unaccreted GAAP basis for the real estate loans, less allowance for finance receivable losses that we established at the date of the Fortress Acquisition, (ii) increase in insurance revenues of $18 million primarily due to increases in credit and non-credit earned premiums reflecting higher originations of personal loans with longer terms during 2014, (iii) net loss on repurchases and repayments of debt of $66 million and $42 million in 2014 and 2013, respectively, which reflected repurchases of debt at net amounts greater than carrying value, (iv) decrease in other revenues — other of $24 million primarily due to impairments recognized on our finance receivables held for sale and provision adjustments for liquidated held for sale accounts during 2014, partially offset by servicing fee revenues for the servicing of the real estate loans included in the agreement, dated and effective August 1, 2014, to sell the servicing rights of the mortgage loans primarily underlying the mortgage securitizations completed during 2011 through 2013 to Nationstar, which we continued to service until the servicing transfer on September 30, 2014, under an interim servicing agreement, and (v) net loss on fair value adjustments on debt of $15 million in 2014 and net gain on fair value adjustments on debt of $6 million in 2013 which reflected net unrealized (loss) gain, respectively, on fair value adjustments of the long-term debt associated with the 2013 securitization of the SpringCastle Portfolio that was accounted for at fair value through earnings.

Other expenses decreased $81 million in 2014 when compared to 2013 due to the net of the following:

●	Salaries and benefits decreased $104 million in 2014 primarily due to $146 million of share-based compensation expense due to the grant of restricted stock units (“RSUs”) to certain of our executives and employees in the second half of 2013. This decrease was partially offset by (i) higher salary accruals reflecting an increase in number of employees and increased commissions related to originations of personal loans, (ii) share-based compensation expenses of $6 million during 2014 due to the grant of RSUs to certain of our executives and employees subsequent to the initial public offering of OMH common stock, and (iii) employee retention and severance accruals of $3 million recorded in the second half of 2014 due to the workforce reduction of approximately 170 employees in 2014.

●	Other operating expenses increased $13 million in 2014 primarily due to higher professional fees primarily due to costs relating to the real estate sales transactions and higher advertising and information technology expenses during 2014. This increase was partially offset by servicing fee expenses for the SpringCastle Portfolio recorded in 2013 pursuant to an interim servicing agreement that was in place between April 1, 2013 and August 31, 2013.

●	Insurance policy benefits and claims increased $10 million in 2014 primarily due to unfavorable variances in benefit reserves and claim reserves.

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Provision for income taxes totaled $297 million for 2014 compared to benefit from income taxes of $16 million for 2013. The effective tax rate for 2014 was 32.8% compared to (20.9)% for 2013. The effective tax rate for 2014 differed from the federal statutory rate primarily due to the effect of the non-controlling interest in our joint venture, partially offset by the effect of our state income taxes. The effective tax rate for 2013 differed from the federal statutory rate primarily due to the effects of the non-controlling interest in our joint venture, a change in tax status, and state income taxes, partially offset by the effect of interest and penalties on prior year tax returns.

Non-GAAP Financial Measures

As a result of the Fortress and OneMain acquisitions, we have applied purchase accounting rules in accordance with U.S. GAAP that have caused us to fair value our assets and liabilities (primarily our finance receivables, long-term debt, and allowance for finance receivable losses). The fair valuing of these components of our balance sheet has affected and continues to affect our finance charges and related yields, our interest expense and our provision and charge offs. However, we report the operating results of our Core Consumer Operations, Non-Core Portfolio, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting. These allocations and adjustments have a material effect on our reported segment basis income as compared to GAAP. See Note 23 of the Notes to Consolidated Financial Statements in Item 8 for a complete discussion of our segment accounting. We believe a Segment Accounting Basis (a basis other than U.S. GAAP) provides investors the basis for which management evaluates segment performance.

In addition, management uses pretax core earnings, a non-GAAP financial measure, as a key performance measure in evaluating the performance of our Core Consumer Operations. Pretax core earnings represents our income (loss) before provision for (benefit from) income taxes on a Segment Accounting Basis and excludes results of operations from our Non-Core Portfolio (Real Estate segment) and other non-core, non-originating legacy operations, acquisition-related transaction and integration expenses, gains (losses) resulting from accelerated long-term debt repayment and repurchases of long-term debt related to Core Consumer Operations (attributable to OMH), gains (losses) on fair value adjustments on debt related to Core Consumer Operations (attributable to OMH), costs associated with debt refinance related to Consumer and Insurance, and results of operations attributable to non-controlling interests. Pretax core earnings provides us with a key measure of our Core Consumer Operations’ performance and assists us in comparing its performance on an alternative basis. Management believes pretax core earnings is useful in assessing the profitability of our core business and uses pretax core earnings in evaluating our operating performance. Pretax core earnings is a non-GAAP measure and should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow, and other measures of financial performance prepared in accordance with U.S. GAAP.

The reconciliations of (i) income (loss) before provision for (benefit from) income taxes on GAAP basis (purchase accounting) to the same amount under a Segment Accounting Basis and (ii) income before provision for income taxes on a Segment Accounting Basis to pretax core earnings were as follows:

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(dollars in millions) Years Ended December 31,	2015	2014	2013

Income (loss) before provision for (benefit from) income taxes - GAAP basis	$(269)	$905	$78
Adjustments:
Interest income (a)	97	(93)	(200)
Interest expense (b)	123	132	138
Provision for finance receivable losses (c)	319	(15)	22
Repurchases and repayments of long-term debt (d)	—	16	(10)
Fair value adjustments on debt (e)	—	8	56
Sales of finance receivables held for sale originated as held for investment (f)	—	(541)	—
Amortization of other intangible assets (g)	14	5	5
Other (h)	16	18	6
Income before provision for income taxes - Segment Accounting Basis	300	435	95
Adjustments:
Pretax operating loss - Non-Core Portfolio Operations	173	14	179
Pretax operating loss - Other non-core/non-originating legacy operations (i)	111	8	150
Acquisition-related transaction and integration expenses - Core Consumer Operations	17	—	—
Net loss from accelerated repayment/repurchase of debt - Core Consumer Operations (attributable to OMH)	—	16	5
Net (gain) loss on fair value adjustments on debt - Core Consumer Operations (attributable to OMH)	—	7	(2)
Costs associated with debt refinance - Consumer and Insurance	—	1	—
Operating income attributable to non-controlling interests	(120)	(103)	(113)
Pretax core earnings (non-GAAP)	$481	$378	$314

(a)	Interest income adjustments consist of: (i) the net purchase accounting impact of the amortization (accretion) of the net premium (discount) assigned to finance receivables and (ii) the impact of identifying purchased credit impaired finance receivables as compared to the historical values of finance receivables.

Components of interest income adjustments consisted of:

(dollars in millions)

Years Ended December 31,	2015	2014	2013

Accretion of net premium (discount) applied to non-credit impaired net finance receivables	$85	$(70)	$(159)
Purchased credit impaired finance receivables finance charges	6	(30)	(57)
Elimination of accretion or amortization of historical unearned points and fees, deferred origination costs, premiums, and discounts	6	7	16
Total	$97	$(93)	$(200)

(b)	Interest expense adjustments primarily include the accretion of the net discount applied to our long term debt as part of purchase accounting.

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Components of interest expense adjustments were as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Accretion of net discount applied to long-term debt	$129	$145	$179
Elimination of accretion or amortization of historical discounts, premiums, commissions, and fees	(6)	(13)	(41)
Total	$123	$132	$138

(c)	Provision for finance receivable losses consists of the adjustment to reflect the difference between our allowance adjustment calculated under our Segment Accounting Basis and our GAAP basis. In addition, in 2015, the Company reversed loan loss provision of $364 million recorded related to OneMain’s acquired finance receivables balance, as we do not believe the initial recording of the provision is indicative of the run rate of the business.

Components of provision for finance receivable losses adjustments were as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Allowance for finance receivable losses adjustments *	$461	$14	$86
Net charge-offs	(142)	(29)	(64)
Total	$319	$(15)	$22

*	Reflects required adjustment under GAAP to establish the allowance for finance receivable losses post application of initial purchase accounting related to the OneMain Acquisition.

(d)	Repurchases and repayments of long-term debt adjustments reflect the impact on acceleration of the accretion of the net discount or amortization of the net premium applied to long-term debt.

(e)	Fair value adjustments on debt reflect differences between Segment Accounting Basis and GAAP basis. On a Segment Accounting Basis, certain long-term debt components are marked-to-market on a recurring basis and are no longer marked-to-market on a recurring basis after the application of purchase accounting at the applicable time of acquisition.

(f)	Fair value adjustments on sales of finance receivables held for sale originated as held for investment reflect the impact of carrying value differences between Segment Accounting Basis and purchase accounting basis when measuring mark to market for loans held for sale.

(g)	Amortization of other intangible assets reflects the net impact of amortization associated with identified intangibles as part of purchase accounting and deferred costs impacted by purchase accounting.

(h)	“Other” items reflect differences between Segment Accounting Basis and GAAP basis relating to various items such as the elimination of deferred charges, adjustments to the basis of other real estate assets, fair value adjustments to fixed assets, adjustments to insurance claims and policyholder liabilities, and various other differences all as of the applicable date of acquisition.

(i)	Includes acquisition-related transaction and integration expenses of $47 million for 2015. See “Segment Results - Other” for further discussion of pretax operating results of our other non-core/non-originating legacy operations.

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Segment Results

See Note 23 of the Notes to Consolidated Financial Statements in Item 8 for a description of our segments. In connection with the OneMain Acquisition, we include OneMain’s operations within Consumer and Insurance. Management considers the Consumer and Insurance segment and Acquisitions and Servicing segment as our Core Consumer Operations and the Real Estate segment as our Non-Core Portfolio. As a result of the Fortress and OneMain acquisitions, we have applied purchase accounting. However, we report the operating results of our Core Consumer Operations, Non-Core Portfolio, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting. These allocations and adjustments have a material effect on our reported segment basis income as compared to GAAP. We believe a Segment Accounting Basis (a basis other than U.S. GAAP) provides investors the basis for which management evaluates segment performance. See Note 23 of the Notes to Consolidated Financial Statements in Item 8 for reconciliations of segment totals to consolidated financial statement amounts and for further discussion of the differences in our Segment Accounting Basis and GAAP.

We allocate revenues and expenses (on a Segment Accounting Basis) to each segment using the following methodologies:

Interest income	Directly correlated with a specific segment.
Interest expense	Acquisition and Servicing - includes interest expense specifically identified to our SpringCastle portfolio
Consumer and Insurance, Real Estate and Other - The Company has securitization debt, secured term loan and unsecured debt. The Company first allocates interest expense to its segments based on actual expense for securitizations and secured term debt and using a weighted average for unsecured debt allocated to the segments. Average unsecured debt allocations for the periods presented are as follows:
Subsequent to the OneMain Acquisition
Total average unsecured debt is allocated as follows:
Consumer and Insurance - receives remainder of unallocated average debt; and
Real Estate and Other - at 100% of asset base. (Asset base represents the average net finance receivables including finance receivables held for sale.)
The net effect of the change in debt allocation and asset base methodologies for 2015 had it been in place as of the beginning of the year would be an increase in interest expense of $208 million for Consumer and Insurance and a decrease in interest expense of $157 million and $51 million for Real Estate and Other, respectively.
For the period third quarter 2014 to the OneMain Acquisition
Total average unsecured debt is allocated to Consumer and Insurance, Real Estate and Other, such that the total debt allocated across each segment equals 83%, up to 100% and 100% of each respective asset base. Any excess is allocated to Consumer and Insurance.
Average unsecured debt is allocated after average securitized debt to achieve the calculated average segment debt.
Asset base represents the following:
Consumer and Insurance - average net finance receivables including average net finance receivables held for sale;
Real Estate - average net finance receivables including average net finance receivables held for sale, cash and cash equivalents, investments including proceeds from Real Estate sales; and
Other - average net finance receivables other than the periods listed below:
May 2015 to the OneMain Acquisition - average net finance receivables and cash and cash equivalents less proceeds from equity issuance in 2015, operating cash reserve and cash included in other segments.
February 2015 to April 2015 - average net finance receivables and cash and cash equivalents less operating cash reserve and cash included in other segments.
Prior to third quarter 2014
The ratio of each segment average net finance receivables to total average net finance receivables is calculated. This ratio is applied to average total debt to calculate the average segment debt. Average unsecured debt is allocated after average securitized debt and secured term loan to achieve the calculated average segment debt.

Provision for finance receivable losses	Directly correlated with a specific segment, except for allocations to Other, which are based on the remaining delinquent accounts as a percentage of total delinquent accounts.
Other revenues	Directly correlated with a specific segment, except for: (i) net gain (loss) on repurchases and repayments of debt, which is allocated to the segments based on the interest expense allocation of debt and (ii) gains and losses on foreign currency exchange, which is allocated to the segments based on the interest expense allocation of debt.
Salaries and benefits	Directly correlated with a specific segment. Other salaries and benefits not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Acquisition-related transaction and integration expenses	Consists of: (i) acquisition-related transaction and integration costs related to the OneMain Acquisition, including legal and other professional fees, which we report in Other, as these are costs related to acquiring the business as opposed to operating the business; (ii) software termination costs, which are allocated to Consumer and Insurance; and (iii) incentive compensation incurred above and beyond expected cost from acquiring and retaining talent in relation to the OneMain Acquisition, which are allocated to each of the segments based on services provided.
Other operating expenses	Directly correlated with a specific segment. Other operating expenses not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Insurance policy benefits and claims	Directly correlated with a specific segment.

We evaluate the performance of each of our segments based on its pretax operating earnings.

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CORE CONSUMER OPERATIONS

Pretax operating results and selected financial statistics for Consumer and Insurance (which are reported on a Segment Accounting Basis), and Acquisitions and Servicing are presented in the table below on an aggregate basis:

At or for the Years Ended December 31,	2015	2014	2013

Interest income	$1,952	$1,466	$1,211
Interest expense	329	246	221
Provision for finance receivable losses	441	354	250
Net interest income after provision for finance receivable losses	1,182	866	740
Other revenues	334	251	233
Acquisition-related transaction and integration expenses	17	—	—
Other expenses	915	660	549
Pretax operating income	584	457	424
Pretax operating income attributable to non-controlling interests	120	103	113
Pretax operating income attributable to OneMain Holdings, Inc.	$464	$354	$311

Consumer and Insurance
Finance receivables held for investment:
Net finance receivables	$12,954	$3,807	$3,141
Number of accounts	2,202,091	918,564	830,513
TDR finance receivables	$502	$22	$15
Allowance for finance receivable losses - TDR	$237	$2	$1

Finance receivables held for sale:
Net finance receivables	$617	$—	$—
Number of accounts	145,736	—	—

Finance receivables held for investment and held for sale:
Average net receivables	$5,734	$3,395	$2,793
Yield	25.85%	26.99%	25.84%
Gross charge-off ratio (a)	7.52%	5.65%	5.18%
Recovery ratio (b)	(0.80)%	(0.71)%	(1.66)%
Charge-off ratio (a) (b)	6.72%	4.94%	3.52%
Delinquency ratio	3.03%	2.82%	2.60%
Origination volume	$5,715	$3,644	$3,253
Number of accounts originated	991,051	784,613	790,943

Acquisitions and Servicing
Net finance receivables	$1,576	$1,979	$2,505
Number of accounts	232,383	277,533	344,045
Average net receivables	$1,769	$2,217	$2,731
Yield	26.54%	24.78%	23.78%
Net charge-off ratio	4.90%	6.74%	6.44%
Delinquency ratio	4.07%	4.69%	8.18%

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(a)	The gross charge-off ratio and charge-off ratio in 2015 reflect $62 million of additional charge-offs recorded in December of 2015 (on a Segment Accounting Basis) related to alignment in charge-off policy for personal loans in connection with the OneMain integration. Excluding these additional charge-offs, our gross charge-off ratio and charge-off ratio would have been 6.43% and 5.62%, respectively.

The gross charge-off ratio and charge-off ratio in 2013 reflect $15 million of additional charge-offs recorded in March of 2013 (on a Segment Accounting Basis) related to our change in charge-off policy for personal loans effective March 31, 2013. Excluding these additional charge-offs, the gross charge-off ratio would have been 4.66% in 2013.

(b)	The recovery ratio and charge-off ratio in 2013 reflects $23 million of recoveries on charged-off personal loans resulting from a sale of our charged-off finance receivables in June of 2013, net of a $3 million adjustment for the subsequent buyback of certain personal loans. Excluding the impacts of the $15 million of additional charge-offs and the $23 million of recoveries on charged-off personal loans, the charge-off ratio would have been 3.81% in 2013.

Comparison of Pretax Operating Results for 2015 and 2014

Interest income increased $486 million in 2015 when compared to 2014 due to the net of the following:

●	Interest income — Consumer and Insurance increased $566 million in 2015 primarily due to the net of the following:

●	Springleaf finance charges increased $168 million in 2015 primarily due to higher average net receivables, partially offset by lower yield. Average net receivables increased in 2015 primarily due to increased originations on Springleaf personal loans resulting from our continued focus on personal loans, including the launch of the Springleaf auto loan product in June of 2014. At December 31, 2015, we had over 86,000 auto loans totaling $1.0 billion compared to 19,000 auto loans totaling $238 million at December 31, 2014. Springleaf yield decreased in 2015 primarily due to the higher proportion of Springleaf auto loan product, which generally has lower yields.

●	Springleaf interest income on finance receivables held for sale of $43 million in 2015 resulted from the transfer of personal loans to finance receivables held for sale on September 30, 2015.

●	OneMain finance charges for 2015 of $355 million included two months of finance charges on OneMain personal loans as a result of the OneMain Acquisition, with an effective closing date of October 31, 2015.

●	Interest income — Acquisitions and Servicing decreased $80 million in 2015 primarily due to lower average net receivables reflecting the liquidating status of the acquired SpringCastle Portfolio.

Interest expense increased $83 million in 2015 when compared to 2014 due to the following:

●	Interest expense — Consumer and Insurance increased $78 million in 2015 due to the following:

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●	Springleaf interest expense increased $26 million in 2015 primarily due to the redistribution of the allocation of long-term debt as of November 1, 2015, based on the interim excess cash proceeds from the 2014 real estate loan sales used to finance the OneMain Acquisition. This increase was partially offset by a reduction in the utilization of financing from Springleaf unsecured notes that was replaced by consumer loan securitizations and additional borrowings under our conduit facilities, which generally have lower interest rates.

●	OneMain interest expense of $52 million for 2015 included two months of interest expense on acquired debt as a result of the OneMain Acquisition.

●	Interest expense — Acquisitions and Servicing increased $5 million in 2015 primarily due to the refinance of the SpringCastle 2013-A Notes in October of 2014, which resulted in an increase in average debt.

Provision for finance receivable losses increased $87 million in 2015 when compared to 2014 due to the net of the following:

●	Provision for finance receivable losses — Consumer and Insurance increased $149 million in 2015 due to the following:

●	Springleaf provision for finance receivable losses increased $57 million in 2015 primarily due to higher net charge-offs on Springleaf personal loans during 2015 reflecting (i) growth in Springleaf personal loans in 2015 and (ii) a higher Springleaf personal loan delinquency ratio at December 31, 2015.

●	OneMain provision for finance receivable losses for 2015 reflected two months of net charge-offs and allowance requirements totaling $92 million.

●	Provision for finance receivable losses — Acquisitions and Servicing decreased $62 million in 2015 primarily due to lower net charge-offs on the SpringCastle Portfolio reflecting improvements in servicing of the acquired portfolio and its liquidating status.

Other revenues increased $83 million in 2015 when compared to 2014 due to the net of the following:

●	Springleaf other revenues increased $21 million in 2015 due to the net of the following: (i) transactions that occurred in 2014 including net loss on repurchases and repayments of debt of $28 million and net loss on fair value adjustments on debt of $15 million, (ii) decrease in other revenues — other of $14 million primarily due to decreased servicing fee revenues for the fees charged by Acquisitions and Servicing for servicing the SpringCastle Portfolio reflecting the liquidating status of the acquired portfolio (these fees are eliminated in consolidated operating results with the servicing fee expenses, which are included in other operating expenses), and (iii) decrease in insurance revenues of $8 million primarily due to decreases in credit and non-credit earned premiums reflecting the cancellations of dwelling policies as a result of the real estate loan sales during 2014 and fewer non-credit policies written, respectively.

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●	OneMain other revenues for 2015 included two months of (i) insurance revenues of $53 million, (ii) other revenues — other of $5 million, and (iii) investment revenues of $4 million.

Acquisition-related transaction and integration costs of $17 million in 2015 reflected costs relating to the OneMain Acquisition and the Lendmark Sale, including technology termination and compensation and benefit related costs.

Other expenses increased $255 million in 2015 when compared to 2014 due to the net of the following:

●	Other expenses — Consumer and Insurance increased $267 million in 2015 due to the net of the following:

●	Springleaf salaries and benefits increased $70 million in 2015 primarily due to (i) higher variable compensation reflecting increased originations of personal loans, (ii) increased staffing in Springleaf centralized operations, and (iii) the redistribution of the allocation of salaries and benefit expenses as a result of the real estate loan sales in 2014.

●	Springleaf other operating expenses increased $46 million in 2015 primarily due to (i) higher advertising expenses reflecting our increased focus on e-commerce and social media marketing and our marketing efforts on our auto loan product during 2015, (ii) higher information technology expenses reflecting increased depreciation and software maintenance as a result of software purchases and the capitalization of internally developed software, (iii) higher occupancy costs resulting from increased general maintenance costs of our branches and higher leasehold improvement amortization expense from the servicing facilities added in 2014, (iv) higher professional fees relating to legal and audit services, (v) higher credit and collection related costs reflecting growth in personal loans, including our auto loan product, and (vi) the redistribution of the allocation of other operating expenses as a result of the real estate loan sales in 2014.

●	Springleaf insurance policy benefits and claims decreased $3 million in 2015 primarily due to favorable variances in benefit reserves.

●	OneMain other expenses for 2015 included two months of (i) salaries and benefits expenses of $72 million, (ii) other operating expenses of $63 million, and (iii) insurance policy benefits and claims of $19 million.

●	Other expenses — Acquisitions and Servicing decreased $12 million in 2015 primarily due to decreased credit and collection related costs reflecting lower portfolio servicing costs due to the liquidating status of the acquired SpringCastle Portfolio.

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Comparison of Pretax Operating Results for 2014 and 2013

Interest income increased $255 million in 2014 when compared to 2013 due to the following:

●	Interest income — Consumer and Insurance increased $194 million in 2014 primarily due to the following:

●	Average net receivables increased in 2014 primarily due to increased originations of personal loans resulting from our continued focus on personal loans.

●	Yield increased in 2014 primarily due to pricing of new personal loans at higher state specific rates with concentrations in states with more favorable returns.

●	Interest income — Acquisitions and Servicing increased $61 million in 2014 primarily due to an additional three months of finance charges on the SpringCastle Portfolio, partially offset by lower average net receivables reflecting the liquidating status of the acquired portfolio.

Interest expense increased $25 million in 2014 when compared to 2013 due to the following:

●	Interest expense — Consumer and Insurance increased $15 million in 2014 primarily due to additional funding required to support increased originations of personal loans. This increase was partially offset by less utilization of financing from unsecured notes that was replaced by consumer loan securitizations, which generally have lower interest rates.

●	Interest expense — Acquisitions and Servicing increased $10 million in 2014 primarily due to an additional three months of interest expense on long-term debt associated with the securitization of the SpringCastle Portfolio and the refinance of the SpringCastle 2013-A Notes in October of 2014, which resulted in an increase in average debt.

Provision for finance receivable losses increased $104 million in 2014 when compared to 2013 due to the following:

●	Provision for finance receivable losses — Consumer and Insurance increased $85 million in 2014 primarily due to (i) higher net charge-offs and additional allowance requirements on our personal loans resulting from increased originations of personal loans in 2014 and a higher personal loan delinquency ratio at December 31, 2014 and (ii) $23 million of recoveries recorded in June 2013 on previously charged-off personal loans resulting from a sale of these loans in June 2013 (net of a $3 million adjustment for the subsequent buyback of certain personal loans).

●	Provision for finance receivable losses — Acquisitions and Servicing increased $19 million in 2014 primarily due to an additional three months of provision for finance receivable losses on the SpringCastle Portfolio.

Other revenues increased $18 million in 2014 when compared to 2013 due to the net of the following: (i) increase in other revenues — other of $35 million primarily due to servicing fee revenues for the fees charged by Acquisitions and Servicing for servicing the SpringCastle Portfolio (we assumed the direct servicing obligations for these loans in September 2013, and these fees are eliminated in consolidated operating results with the servicing fee expenses, which are included in other operating expenses), (ii) increase in insurance revenues of $18 million primarily due to increases in credit and non-credit earned premiums reflecting higher originations of personal loans with longer terms in 2014, (iii) increase in investment income of $8 million primarily due to investment income generated from an investment in SpringCastle debt, which is eliminated in our consolidated results, (iv) net loss on repurchases and repayments of debt of $28 million and $5 million in 2014 and 2013, respectively, which reflected repurchases of debt at net amounts greater than carrying value, and (v) net loss on fair value adjustments on debt of $15 million in 2014 and net gain on fair value adjustments on debt of $5 million in 2013 which reflected net unrealized (loss) gain, respectively, on fair value adjustments of the long-term debt associated with the 2013 securitization of the SpringCastle Portfolio that was accounted for at fair value through earnings.

Other expenses increased $111 million in 2014 when compared to 2013 due to the following:

●	Other expenses — Consumer and Insurance increased $85 million in 2014 due to the following:

●	Other operating expenses increased $51 million in 2014 primarily due to higher professional fees, advertising, and information technology expenses and the redistribution of the allocation of other operating expenses as a result of the real estate loan sales in 2014.

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●	Salaries and benefits increased $24 million in 2014 primarily due to increased originations of personal loans and the redistribution of the allocation of salaries and benefit expenses as a result of the real estate loan sales in 2014.

●	Insurance policy benefits and claims increased $10 million in 2014 primarily due to unfavorable variances in benefit reserves and claim reserves.

●	Other expenses — Acquisitions and Servicing increased $26 million in 2014 primarily due to an additional three months of operating expenses allocated to Acquisitions and Servicing.

NON-CORE PORTFOLIO

Pretax operating results and selected financial statistics for Real Estate (which are reported on a Segment Accounting Basis) were as follows:

(dollars in millions)
At or for the Years Ended December 31,	2015	2014	2013

Interest income	$68	$406	$698
Interest expense	212	353	546
Provision for finance receivable losses	(2)	128	255
Net interest loss after provision for finance receivable losses	(142)	(75)	(103)
Other revenues (a)	3	154	7
Acquisition-related transaction and integration expenses	1	—	—
Other expenses	33	93	83
Pretax operating income (loss)	$(173)	$(14)	$(179)

Finance receivables held for investment:
Net finance receivables	$565	$670	$9,335
Number of accounts	21,631	22,852	119,483
TDR finance receivables	$160	$160	$3,263
Allowance for finance receivable losses - TDR	$57	$56	$755
Average net receivables	$619	$5,131	$9,932
Yield	8.99%	6.91%	7.03%
Loss ratio (b) (c)	3.73%	2.10%	2.20%
Delinquency ratio	7.71%	8.07%	8.04%

Finance receivables held for sale:
Net finance receivables	$182	$200	$—
Number of accounts	3,196	3,578	—
TDR finance receivables	$187	$194	$—

(a)	For purposes of our segment reporting presentation in Note 23 of the Notes to Consolidated Financial Statements in Item 8, we have combined the lower of cost or fair value adjustments recorded on the date the real estate loans were transferred to finance receivables held for sale with the final gain (loss) on the sales of these loans.

(b)	The loss ratio in 2014 reflects $2 million of recoveries on charged-off real estate loans resulting from a sale of previously charged-off real estate loans in March of 2014. Excluding these recoveries, our Real Estate loss ratio would have been 2.14% in 2014.

(c)	The loss ratio in 2013 reflects $9 million of recoveries on charged-off real estate loans resulting from a sale of our charged-off finance receivables in June of 2013, net of a $1 million adjustment for the subsequent buyback of certain real estate loans. Excluding these recoveries, our Real Estate loss ratio would have been 2.30% in 2013.

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Comparison of Pretax Operating Results for 2015 and 2014

Interest income decreased $338 million in 2015 when compared to 2014 due to the following:

●	Finance charges decreased $299 million in 2015 primarily due to the net of the following:

●	Average net receivables decreased in 2015 primarily due to the continued liquidation of the real estate portfolio, including the transfers of real estate loans with a total carrying value of $7.2 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014.

●	Yield increased in 2015 primarily due to a higher proportion of our remaining real estate loans that are secured by second mortgages, which generally have higher yields.

●	Interest income on real estate loans held for sale decreased $39 million in 2015 primarily due to lower average real estate loans held for sale during 2015.

Interest expense decreased $141 million in 2015 when compared to 2014 primarily due to the sales of the Company’s beneficial interests in the mortgage-backed retained certificates during 2014 and the resulting deconsolidation of the securitization trusts and their outstanding certificates reflected as long-term debt.

Provision for finance receivable losses decreased $130 million in 2015 when compared to 2014 due to reductions in net charge-offs and the allowance requirements on our real estate loans recorded during 2015 as a result of (i) the transfers of real estate loans with a total carrying value of $7.2 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014 and (ii) a lower real estate loan delinquency ratio at December 31, 2015.

Other revenues decreased $151 million in 2015 when compared to 2014 primarily due to the net of the following: (i) transactions that occurred in 2014 including net gain on sales of real estate loans and related trust assets of $185 million, net gain on fair value adjustments on debt of $8 million, and net loss on repurchases and repayments of debt of $22 million, (ii) increase in other revenues — other of $10 million primarily due to lower net charge-offs recognized on real estate finance receivables held for sale and provision adjustments for liquidated real estate held for sale accounts during 2015, and (iii) investment revenues of $9 million in 2015 which reflected investment income generated from investing the proceeds of the real estate loan sales during 2014.

Other expenses decreased $60 million in 2015 when compared to 2014 due to the following:

●	Other operating expenses decreased $36 million in 2015 primarily due to lower professional services expenses and credit and collection related costs resulting from the sales of real estate loans during 2014. This decrease also reflected the redistribution of the allocation of other operating expenses as a result of the real estate loan sales in 2014.

●	Salaries and benefits decreased $24 million in 2015 primarily due to the redistribution of the allocation of salaries and benefit expenses as a result of the real estate loan sales in 2014.

Comparison of Pretax Operating Results for 2014 and 2013

Interest income decreased $292 million in 2014 when compared to 2013 due to the net of the following:

●	Finance charges decreased $344 million in 2014 primarily due to the following:

●	Average net receivables decreased in 2014 primarily due to the continued liquidation of the real estate portfolio, including the transfers of real estate loans with a total carrying value of $7.2 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014.

●	Yield decreased in 2014 reflecting a higher proportion of TDR finance receivables during the first half of 2014, which generally have lower rates than non-modified real estate loans. The decrease in yield was partially offset by a higher proportion of our remaining real estate loans that are secured by second mortgages, which generally have higher yields.

●	Interest income on real estate loans held for sale in 2014 resulted from the transfers of real estate loans to held for sale during 2014.

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Interest expense decreased $193 million in 2014 when compared to 2013 primarily due to lower secured term loan interest expense allocated to Real Estate and lower securitization interest expense as a result of the sales of the Company’s beneficial interests in the mortgage-backed retained certificates related to its previous mortgage securitization transactions.

Provision for finance receivable losses decreased $127 million in 2014 when compared to 2013 primarily due to a reduction in the allowance requirements recorded during 2014 as a result of the transfers of real estate loans with a total carrying value of $7.2 billion to finance receivables held for sale and the subsequent sales of nearly all of these real estate loans during 2014. This decrease was partially offset by $9 million of recoveries on previously charged-off real estate loans resulting from a sale of these loans in June 2013 (net of a $1 million adjustment for the subsequent buyback of certain real estate loans).

Other revenue increased $147 million in 2014 when compared to 2013 primarily due to the net of the following: (i) net gain on sales of real estate loans and related trust assets of $185 million in 2014 which primarily reflected consideration of amounts greater than the equity basis of the real estate loans at the date of sale, including proceeds of $39 million from the related MSR Sale, partially offset by the lower of cost or fair value adjustments recorded on the dates the real estate loans were transferred to finance receivables held for sale (consistent with our segment reporting presentation, we have combined the lower of cost or fair value adjustments with the final gain (loss) on the sales of these loans), (ii) net loss on repurchases and repayments of debt of $22 million and $46 million in 2014 and 2013, respectively, which reflected acceleration of amortization of deferred costs and repurchases of debt at net amounts greater than carrying value, and (iii) net gain on fair value adjustments on debt of $8 million and $57 million in 2014 and 2013, respectively, which reflected differences between Segment Accounting Basis and GAAP basis. On a Segment Accounting Basis, certain long-term debt components were marked-to-market on a recurring basis and were no longer marked-to-market on a recurring basis after the application of purchase accounting at the time of the Fortress Acquisition.

OTHER

“Other” consists of our other non-core, non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our prospective Core Consumer Operations and our Non-Core Portfolio. These operations include: (i) Springleaf legacy operations in 14 states where we had also ceased branch-based personal lending; (ii) Springleaf liquidating retail sales finance portfolio (including retail sales finance accounts from its legacy auto finance operation); (iii) Springleaf lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of Springleaf United Kingdom subsidiary.

Pretax operating results of the Other components (which are reported on a Segment Accounting Basis) were as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Interest income	$8	$17	$45
Interest expense (a)	56	8	15
Provision for finance receivable losses	1	7	—
Net interest income (loss) after provision for finance receivable losses	(49)	2	30
Other revenues	—	1	(2)
Acquisition-related transaction and integration costs (b)	47	—	—
Other expenses (c) (d)	15	11	178
Pretax operating loss	$(111)	$(8)	$(150)

(a)	Interest expense for 2015 when compared to 2014 reflected higher interest expense on unsecured debt, which was allocated based on a higher cash balance held in anticipation of the OneMain Acquisition.

(b)	Acquisition-related transaction and integration costs of $47 million for 2015 reflected costs relating to the OneMain Acquisition and the Lendmark Sale, including transaction costs, technology termination and certain compensation and benefit related costs. See Note 2 of the Notes to Consolidated Financial Statements in Item 8 for further information.

(c)	Other expenses for 2015 included non-cash incentive compensation expense of $15 million recorded in the second quarter of 2015 related to the rights of certain executives to a portion of the cash proceeds from the sale of our common stock by the Initial Stockholder.

(d)	Other expenses for 2013 included $146 million of share-based compensation expense due to the grant of RSUs to certain of our executives and employees in the second half of 2013.

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Net finance receivables of the Other components (which are reported on a Segment Accounting Basis) were as follows:

(dollars in millions)
December 31,	2015	2014	2013

Net finance receivables:
Personal loans	$17	$29	$38
Real estate loans	—	6	8
Retail sales finance	24	50	103
Total	$41	$85	$149

Credit Quality

Our customers encompass a wide range of borrowers. In the consumer finance industry, they are described as prime or near-prime at one extreme and non-prime or sub-prime (less creditworthy) at the other. Our customers’ incomes are generally near the national median but our customers may vary from national norms as to their debt-to-income ratios, employment and residency stability, and/or credit repayment histories. In general, our customers have lower credit quality and require significant levels of servicing.

We may offer borrowers the opportunity to defer their personal loan by extending the date on which any payment is due. We may require a partial payment prior to granting such a deferral. Deferments must bring the account contractually current or due for the current month’s payment. Borrowers are generally limited to two deferments in a rolling twelve month period unless it is determined that an exception is warranted.

In addition to deferrals, we may also offer borrowers the opportunity to cure. Delinquent accounts are offered the opportunity to cure when a customer demonstrates that he or she has rehabilitated from a temporary event that caused the delinquency. An account may be brought to current status after the cause for delinquency has been identified and remediated and the customer has made two consecutive qualified payments; however, no principal or interest amounts are forgiven or credited. Cures are reviewed by a central and independent loan review team.

A full file review is completed when a loan is 60 days past due. This review includes assessing previous collection efforts, contacting the customer to determine whether the customer’s financial problems are temporary, reviewing the collateral securing the loan and developing a plan to maintain contact with the customer to increase the likelihood of future payments. Certain non-routine collection activities may include litigation, repossession of collateral, or filing involuntary bankruptcy petitions. Litigation and repossession are used as a last resort after all other collection efforts to resolve the delinquency and protect our interest in the personal loan have been exhausted. Litigation and repossession require approval.

We may renew a delinquent personal loan if the related borrower meets current underwriting criteria and we determine that it does not appear that the cause of past delinquency will affect the customer’s ability to repay the new personal loan. We employ the same credit risk underwriting process as it would for an application from a new customer to determine whether to grant a renewal of a personal loan, regardless of whether the borrower’s account is current or delinquent.

We consider the delinquency status of the finance receivable as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. We consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time. We record an allowance for loan losses to cover expected losses on our finance receivables.

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The following is a summary of net finance receivables by type and by days delinquent:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

December 31, 2015
Net finance receivables:
60-89 days past due	$124	$22	$18	$—	$164
90-119 days past due	93	14	3	—	110
120-149 days past due	54	11	2	1	68
150-179 days past due	50	10	2	—	62
180 days or more past due	4	1	12	—	17
Total delinquent finance receivables	325	58	37	1	421
Current	12,776	1,475	474	22	14,747
30-59 days past due	166	43	13	—	222
Total	$13,267	$1,576	$524	$23	$15,390

December 31, 2014
Net finance receivables:
60-89 days past due	$37	$31	$12	$1	$81
90-119 days past due	30	19	9	—	58
120-149 days past due	24	16	5	1	46
150-179 days past due	21	14	4	—	39
180 days or more past due	2	2	12	—	16
Total delinquent finance receivables	114	82	42	2	240
Current	3,661	1,839	565	45	6,110
30-59 days past due	56	58	18	1	133
Total	$3,831	$1,979	$625	$48	$6,483

TROUBLED DEBT RESTRUCTURING

We make modifications to our finance receivables to assist borrowers during times of financial difficulties. When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable.

Information regarding TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans *	SpringCastle Portfolio	Real Estate Loans *	Total

December 31, 2015
TDR net finance receivables	$46	$13	$201	$260
Allowance for TDR finance receivable losses	$17	$4	$34	$55
Number of TDR accounts	12,449	1,656	3,506	17,611

December 31, 2014
TDR net finance receivables	$22	$10	$196	$228
Allowance for TDR finance receivable losses	$1	$3	$32	$36
Number of TDR accounts	8,075	1,159	3,463	12,697

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*	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

December 31, 2015
TDR net finance receivables	$2	$92	$94
Number of TDR accounts	738	1,322	2,060

December 31, 2014
TDR net finance receivables	$—	$91	$91
Number of TDR accounts	—	1,284	1,284

Liquidity and Capital Resources

SOURCES OF FUNDS

We finance the majority of our operating liquidity and capital needs through a combination of cash flows from operations, securitization debt, borrowings from conduit facilities, unsecured debt and equity, and may also utilize other corporate debt facilities in the future. As a holding company, all of the funds generated from our operations are earned by our operating subsidiaries.

Equity Offering

On May 4, 2015, we completed an offering of 27,864,525 shares of common stock, consisting of 19,417,476 shares of common stock offered by us and 8,447,049 shares of common stock offered by the Initial Stockholder. Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc., and Credit Suisse Securities (USA) LLC acted as joint book-running managers.

The net proceeds to the Company were approximately $976 million, after deducting the underwriting discounts and commissions and additional offering-related expenses totaling $24 million. The net proceeds of the offering were contributed to Independence to finance a portion of the OneMain Acquisition.

See Note 17 of the Notes to Consolidated Financial Statements in Item 8 for further information on the equity offering.

Securitizations and Borrowings from Revolving Conduit Facilities

During 2015, we completed two consumer loan securitizations and, as a result of the OneMain Acquisition, we acquired five on-balance sheet consumer loan securitizations. We also sold certain SpringCastle 2014-A Notes that were previously retained and repaid the entire outstanding principal balance of the 2013-A Trust’s subordinate asset-backed notes, plus accrued and unpaid interest. See “Structured Financings” for further information each of our securitization transactions.

During 2015, we completed two auto loan conduit securitizations and one personal loan conduit securitization and, following the closing of the OneMain Acquisition, had access to a revolving conduit facility with a borrowing capacity of $3.0 billion (which was refinanced as discussed below after December 31, 2015). We also extended the revolving periods on two existing conduits, amended an existing conduit to remove the minimum balance requirement and reduce the maximum principal balance, and drew $1.2 billion under the notes of our existing conduits.

See Note 13 of the Notes to Consolidated Financial Statements in Item 8 for further information on our personal loan securitizations and conduit facilities.

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Subsequent to December 31, 2015, we completed the following transactions:

●	On January 15, 2016, we drew $298 million under the variable funding notes issued by the Springleaf Funding Trust 2013-VFN1 (the “Springleaf 2013-VFN1 Trust”) and repaid $300 million on the variable funding notes issued by the Mill River Funding Trust 2015-VFN1 (the “Mill River 2015-VFN1 Trust”).

●	On January 21, 2016, OMFH entered into four separate bilateral conduit facilities with unaffiliated financial institutions that provide an aggregate $2.4 billion of committed financing on a revolving basis for personal loans originated by OneMain, which we refer to as the “New Facilities”. The New Facilities replaced OMFH’s revolving conduit facility entered into on February 3, 2015 (“the 2015 Warehouse Facility”) that was voluntarily terminated on the same date. See Note 25 of the Notes to Consolidated Financial Statements in Item 8 for further information on the subsequent termination and replacement of the 2015 Warehouse Facility.

●	On January 21, 2016, we amended the note purchase agreement with the Springleaf 2013-VFN1 Trust to (i) increase the maximum principal balance from $350 million to $850 million and (ii) extend the revolving period ending in April 2017 to January 2018, which may be extended to January 2019, subject to satisfaction of customary conditions precedent. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period. As of February 24, 2016, $298 million was outstanding under the notes.

●	On January 21, 2016, we amended the note purchase agreement with the Mill River 2015-VFN1 Trust to decrease the maximum principal balance from $400 million to $100 million. As of February 24, 2016, $100 million was outstanding under the notes.

●	On February 10, 2016, OMFH completed a private securitization transaction in which a wholly owned special purpose vehicle of OMFH, OneMain Financial Issuance Trust 2016-1 (“OMFIT 2016-1”), issued $500 million of notes backed by personal loans. $414 million of the notes issued by OMFIT 2016-1, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 3.79% and $86 million of the notes issued by OMFIT 2016-1, represented by Classes C and D, were retained by OMFH.

●	On February 16, 2016, Sixteenth Street Funding LLC (“Sixteenth Street”), a wholly owned subsidiary of SFC, exercised its right to redeem the asset backed notes issued by the Springleaf Funding Trust 2013-B on June 19, 2013 (the “2013-B Notes”). To redeem the 2013-B Notes, Sixteenth Street paid a redemption price of $371 million, which excluded $30 million for the Class C and Class D Notes owned by Sixteenth Street on the date of the optional redemption. The outstanding principal balance of the 2013-B Notes was $400 million on the date of the optional redemption.

●	On February 16, 2016, Sumner Brook Funding Trust 2013-VFN1, a wholly owned special purpose vehicle of SFC, repaid the entire $100 million outstanding principal balance of its variable funding notes.

●

On February 24, 2016, we amended the note purchase agreement with the Midbrook Funding Trust 2013-VFN1 to (i) extend the revolving period ending in June 2016 to February 2018 and (ii) decrease the maximum principal balance from $300 million to $250 million on February 24, 2017. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period. As of February 24, 2016, no amounts were outstanding under the notes.

●	On February 24, 2016, we amended the note purchase agreement with the Whitford Brook Funding Trust 2014-VFN1 to extend the revolving period ending in June 2017 to June 2018. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 12th month following the end of the revolving period. As of February 24, 2016, $200 million was outstanding under the notes.

USES OF FUNDS

Our operating subsidiaries’ primary cash needs relate to funding our lending activities, our debt service obligations, our operating expenses (including acquisition-related transaction and integration expenses), payment of insurance claims and, to a lesser extent, expenditures relating to upgrading and monitoring our technology platform, risk systems, and branch locations.

At December 31, 2015, we had $939 million of cash and cash equivalents, and during 2015, OMH generated a net loss of $242 million. Our net cash outflow from operating and investing activities totaled $1.9 billion in 2015. At December 31, 2015, our scheduled principal and interest payments for 2016 on our existing debt (excluding securitizations) totaled $783 million. As of December 31, 2015, we had $2.0 billion unpaid principal balance (“UPB”) of unencumbered personal loans (including $182 million held for sale and $1.0 billion of acquired unencumbered personal loans as a result of the OneMain Acquisition) and $806 million UPB of unencumbered real estate loans (including $240 million held for sale).

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Based on our estimates and taking into account the risks and uncertainties of our plans, we believe that we will have adequate liquidity to finance and operate our businesses and repay our obligations as they become due for at least the next twelve months.

We have previously purchased portions of our unsecured indebtedness, and we may elect to purchase additional portions of our unsecured indebtedness in the future. Future purchases may be made through the open market, privately negotiated transactions with third parties, or pursuant to one or more tender or exchange offers, all of which are subject to terms, prices, and consideration we may determine.

LIQUIDITY

Operating Activities

Net cash provided by operations of $731 million for 2015 reflected a net loss of $122 million, the impact of non-cash items, and a favorable change in working capital of $81 million. Net cash provided by operations of $400 million for 2014 reflected net income of $608 million, the impact of non-cash items, and an unfavorable change in working capital of $108 million primarily due to costs relating to the real estate sales transactions. Net cash provided by operations of $675 million for 2013 reflected net income of $94 million, the impact of non-cash items, and a favorable change in working capital of $27 million.

Investing Activities

Net cash used for investing activities of $2.6 billion for 2015 was primarily due to the OneMain Acquisition. Net cash provided by investing activities of $1.8 billion for 2014 was primarily due to the sales of real estate loans held for sale originated as held for investment during 2014, partially offset by the purchase of investment securities. Net cash used for investing activities of $2.1 billion for 2013 was primarily due to the purchase of the SpringCastle portfolio.

Financing Activities

Net cash provided by financing activities of $2.0 billion for 2015 reflected the debt issuances associated with the 2015-A and 2015-B securitizations. Net cash used for financing activities of $1.8 billion for 2014 was primarily due to the repayments of the secured term loan and the 2013-BAC trust notes in late March of 2014. Net cash provided by financing activities of $326 million for 2013 was primarily due to the proceeds from the issuance of long-term debt reflecting ten securitization transactions and three unsecured offerings of senior notes in 2013, offset by repayments of long-term debt.

Liquidity Risks and Strategies

SFC’s and OMFH’s credit ratings are non-investment grade, which have a significant impact on our cost of, and access to, capital. This, in turn, can negatively affect our ability to manage our liquidity and our ability or cost to refinance our indebtedness.

There are numerous risks to our financial results, liquidity, capital raising, and debt refinancing plans, some of which may not be quantified in our current liquidity forecasts. These risks include, but are not limited, to the following:

●	our inability to grow or maintain our personal loan portfolio with adequate profitability;

●	the effect of federal, state and local laws, regulations, or regulatory policies and practices;

●	potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans; and

●	the potential for disruptions in the debt and equity markets.

The principal factors that could decrease our liquidity are customer delinquencies and defaults, a decline in customer prepayments, a prolonged inability to adequately access capital market funding, and unanticipated expenditures in connection with the integration of OneMain. We intend to support our liquidity position by utilizing the following strategies:

●	maintaining disciplined underwriting standards and pricing for loans we originate or purchase and managing purchases of finance receivables;

●	pursuing additional debt financings (including new securitizations and new unsecured debt issuances, debt refinancing transactions and standby funding facilities), or a combination of the foregoing;

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●	purchasing portions of our outstanding indebtedness through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as we may determine; and

●	obtaining secured revolving credit facilities to allow us to use excess cash to pay down higher cost debt.

However, it is possible that the actual outcome of one or more of our plans could be materially different than expected or that one or more of our significant judgments or estimates could prove to be materially incorrect.

OUR INSURANCE SUBSIDIARIES

State law restricts the amounts Springleaf and OneMain insurance subsidiaries may pay as dividends without prior notice to the Indiana Department of Insurance (the “Indiana DOI”) and Texas Department of Insurance (the “Texas DOI”), respectively. The maximum amount of dividends (referred to as “ordinary dividends”) for an Indiana or Texas domiciled life insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net gain from operations as of the prior year-end. Any amount greater must be approved by the Indiana DOI/Texas DOI prior to its payment. The maximum ordinary dividends for an Indiana or Texas domiciled property and casualty insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net income. Any amount greater must be approved by the Indiana DOI/Texas DOI prior to its payment. These approved dividends are called “extraordinary dividends”. Springleaf insurance subsidiaries paid extraordinary dividends to SFC totaling $100 million, $57 million, and $150 million during 2015, 2014, and 2013, respectively, and ordinary dividends of $18 million to SFC during 2014. In addition, Yosemite paid, as an extraordinary dividend to SFC, 100% of the common stock of its wholly owned subsidiary, CommoLoCo, Inc., in the amount of $58 million in July of 2013. OneMain insurance subsidiaries paid ordinary dividends to OMFH totaling $68 million subsequent to the effective closing date of the OneMain Acquisition.

OUR DEBT AGREEMENTS

SFC Debt Agreements

5.25% SFC Notes. On December 3, 2014, OMH entered into an Indenture and First Supplemental Indenture pursuant to which it agreed to fully and unconditionally guarantee the payments of principal, premium (if any) and interest on $700 million of 5.25% Senior Notes due 2019 issued by SFC (the “5.25% SFC Notes”). As of December 31, 2015, $700 million aggregate principal amount of the 5.25% SFC Notes were outstanding.

SFC Notes. On December 30, 2013, OMH entered into Guaranty Agreements whereby it agreed to fully and unconditionally guarantee the payments of principal, premium (if any), and interest on approximately $5.2 billion aggregate principal amount of senior notes on a senior basis and $350 million aggregate principal amount of a junior subordinated debenture on a junior subordinated basis issued by SFC (collectively, the “SFC Notes”). The SFC Notes consisted of the following: 8.25% Senior Notes due 2023; 7.75% Senior Notes due 2021; 6.00% Senior Notes due 2020; a 60-year junior subordinated debenture; and all senior notes outstanding on December 30, 2013, issued pursuant to the Indenture dated as of May 1, 1999 (the “1999 Indenture”), between SFC and Wilmington Trust, National Association (the successor trustee to Citibank N.A.). The 60-year junior subordinated debenture underlies the trust preferred securities sold by a trust sponsored by SFC. On December 30, 2013, OMH entered into a Trust Guaranty Agreement whereby it agreed to fully and unconditionally guarantee the related payment obligations under the trust preferred securities. As of December 31, 2015, approximately $4.2 billion aggregate principal amount of the SFC Notes, including $2.3 billion aggregate principal amount of senior notes under the 1999 Indenture, and $350 million aggregate principal amount of a junior subordinated debenture were outstanding.

The debt agreements to which SFC and its subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. Some or all of these agreements also contain certain restrictions, including (i) restrictions on the ability to create senior liens on property and assets in connection with any new debt financings and (ii) SFC’s ability to sell or convey all or substantially all of its assets, unless the transferee assumes SFC’s obligations under the applicable debt agreement. In addition, the OMH guarantees of SFC’s long-term debt discussed above are subject to customary release provisions.

With the exception of SFC’s junior subordinated debenture, none of our debt agreements require SFC or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, certain events, including non-payment of principal or interest, bankruptcy or insolvency, or a breach of a covenant or a representation or warranty may constitute an event of default and trigger an acceleration of payments. In some cases, an event of default or acceleration of payments under one debt agreement may constitute a cross-default under other debt agreements resulting in an acceleration of payments under the other agreements.

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As of December 31, 2015, SFC was in compliance with all of the covenants under our debt agreements.

Junior Subordinated Debenture. In January of 2007, SFC issued $350 million aggregate principal amount of 60-year junior subordinated debenture (the “debenture”) under an indenture dated January 22, 2007 (the “Junior Subordinated Indenture”), by and between SFC and Deutsche Bank Trust Company, as trustee. The debenture underlies the trust preferred securities sold by a trust sponsored by SFC. SFC can redeem the debenture at par beginning in January of 2017.

Pursuant to the terms of the debenture, SFC, upon the occurrence of a mandatory trigger event, is required to defer interest payments to the holders of the debenture (and not make dividend payments to SFI) unless SFC obtains non-debt capital funding in an amount equal to all accrued and unpaid interest on the debenture otherwise payable on the next interest payment date and pays such amount to the holders of the debenture. A mandatory trigger event occurs if SFC’s (i) tangible equity to tangible managed assets is less than 5.5% or (ii) average fixed charge ratio is not more than 1.10x for the trailing four quarters (where the fixed charge ratio equals earnings excluding income taxes, interest expense, extraordinary items, goodwill impairment, and any amounts related to discontinued operations, divided by the sum of interest expense and any preferred dividends).

Based upon SFC’s financial results for the twelve months ended September 30, 2015, a mandatory trigger event occurred with respect to the interest payment due in January of 2016 as the average fixed charge ratio was 0.94x. On January 11, 2016, SFC issued one share of SFC common stock to SFI for $11 million to satisfy the January 2016 interest payments required by SFC’s debenture.

OMFH Debt Agreements

With the exception of OMFH’s 2015 Warehouse Facility (which was refinanced after December 31, 2015), none of OMFH’s debt agreements require OMFH or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, the OMFH Indenture does contain a number of covenants that limit, among other things, OMFH’s ability and the ability of most of its subsidiaries to incur additional debt; create liens securing certain debt; pay dividends on or make distributions in respect of its capital stock or make investments or other restricted payments; create restrictions on the ability of its restricted subsidiaries to pay dividends to OMFH or make certain other intercompany transfers; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. The OMFH Indenture also contains customary events of default which would permit the trustee or the holders of the OMFH Notes to declare the OMFH Notes to be immediately due and payable if not cured within applicable grace periods, including the nonpayment of principal, interest or premium, if any, when due; violation of covenants and other agreements contained in the OMFH Indenture; payment default after final maturity or cross acceleration of certain material debt; certain bankruptcy and insolvency events; material judgment defaults; and the failure of any guarantee of the notes, other than in accordance with the terms of the OMFH Indenture or such guarantee.

The OMFH Indenture also includes a change of control repurchase provision pursuant to which if (i) a change of control of OneMain occurs and (ii) both Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Services, Inc. (“Moody’s”) downgrade or withdraw the ratings of a specific series of the OFM Notes attributable to such change of control within 60 days after the change of control, OMFH is required to offer to purchase all of such series of the OFM Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of holders of such series of the OMFH Notes of record on the relevant record date to receive interest due on the relevant interest payment date. The closing of the OneMain Acquisition resulted in a change of control of OneMain under the OMFH Indenture, and S&P downgraded the rating of the OMFH Notes following the closing of the OneMain Acquisition. However, Moody’s affirmed the rating of the OMFH Notes following the closing of the OneMain Acquisition and, therefore, the change of control repurchase provision was not triggered.

As of December 31, 2015, OMFH was in compliance with all of the covenants under its debt agreements.

OMFH 2015 Warehouse Facility. On February 3, 2015, OMFH entered into a revolving conduit facility with a borrowing capacity of $3.0 billion, backed by personal loans. As of December 31, 2015, OMFH had drawn $1.4 billion against the value of these personal loans. See Note 13 for further information on this revolving conduit facility.

Pursuant to the terms of the 2015 Warehouse Facility, OMFH was required to (i) maintain minimum consolidated tangible shareholders’ equity of not less than $1 billion and (ii) not permit OMFH’s consolidated debt to tangible shareholders’ equity ratio to exceed 6.0 to 1.0 if a minimum draw condition exists.

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Based upon OMFH’s financial position at December 31, 2015, OMFH was in compliance with its financial target and ratio.

On January 21, 2016, OMFH entered into four separate bilateral conduit facilities with unaffiliated financial institutions that provide an aggregate $2.4 billion of committed financing on a revolving basis for personal loans originated by OneMain, which we refer to as the “New Facilities”. The New Facilities replaced the 2015 Warehouse Facility that was voluntarily terminated on the same date and, as a result, both of the financial covenants discussed above were eliminated. See Note 25 of the Notes to Consolidated Financial Statements in Item 8 for further information on the replacement of the 2015 Warehouse Facility.

Structured Financings

We execute private securitizations under Rule 144A of the Securities Act of 1933. As of December 31, 2015, our structured financings consisted of the following:

(dollars in millions)	Initial Note Amounts Issued (a)	Initial Collateral Balance (b)	Current Note Amounts Outstanding	Current Collateral Balance (b)	Current Weighted Average Interest Rate	Collateral Type	Revolving Period

Consumer Securitizations:
Springleaf
SLFT 2013-B	$370	$442	$370	$442	3.99%	Personal loans	3 years
SLFT 2014-A	559	644	559	644	2.55%	Personal loans	2 years
SLFT 2015-A	1,163	1,250	1,163	1,250	3.47%	Personal loans	3 years
SLFT 2015-B	314	335	314	336	3.78%	Personal loans	5 years

OneMain
OMFIT 2014-1	760	1,004	760	984	2.54%	Personal loans	2 years
OMFIT 2014-2	1,185	1,325	1,185	1,292	2.93%	Personal loans	2 years
OMFIT 2015-1	1,229	1,397	1,229	1,367	3.74%	Personal loans	3 years
OMFIT 2015-2	1,250	1,346	1,250	1,322	3.07%	Personal loans	2 years
OMFIT 2015-3	293	330	293	327	4.21%	Personal loans	5 years

Total consumer securitizations	7,123	8,073	7,123	7,964

SpringCastle Securitization:
SCFT 2014-A	2,559	2,737	1,917	2,095	4.08%	Personal and junior mortgage loans	N/A (c)

Total secured structured financings	$9,682	$10,810	$9,040	$10,059

(a)	Represents securities sold at time of issuance or at a later date and does not include retained notes.

(b)	Represents UPB of the collateral supporting the issued and retained notes.

(c)	Not applicable.

In addition to the structured financings included in the table above, we had access to eight conduit facilities with a total borrowing capacity of $5.2 billion as of December 31, 2015, including a revolving conduit facility with a borrowing capacity of $3.0 billion, as a result of the OneMain Acquisition. See Note 13 of the Notes to Consolidated Financial Statements in Item 8. At December 31, 2015, $2.6 billion was drawn under these facilities.

See “Liquidity and Capital Resources - Sources of Funds - Securitizations and Borrowings from Revolving Conduit Facilities” for securitization and conduit transactions completed subsequent to December 31, 2015.

Our securitizations have served to partially replace secured and unsecured debt in our capital structure with more favorable non-recourse funding. Our overall funding costs are positively impacted by our increased usage of securitizations as we typically execute these transactions at interest rates significantly below those of our maturing secured and unsecured debt.

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The weighted average interest rates on our debt on a Segment Accounting Basis were as follows:

Years Ended December 31,	2015	2014	2013

Weighted average interest rate	5.27%	5.35%	5.48%

Contractual Obligations

At December 31, 2015, our material contractual obligations were as follows:

(dollars in millions)	2016	2017-2018	2019-2020	2021+	Securitizations	Revolving Conduit Facilities	Total

Principal maturities on long-term debt:
Securitization debt (a):
Consumer	$—	$—	$—	$—	$7,123	$—	$7,123
SpringCastle Portfolio	—	—	—	—	1,917	—	1,917
Revolving conduit facilities (a)	—	—	—	—	—	2,620	2,620
Medium-term notes	375	1,903	1,700	1,750	—	—	5,728
Junior subordinated debt	—	—	—	350	—	—	350
Total principal maturities	375	1,903	1,700	2,100	9,040	2,620	17,738
Interest payments on debt (b)	408	625	394	563	908	118	3,016
Operating leases (c)	65	80	32	21	—	—	198
Total	$848	$2,608	$2,126	$2,684	$9,948	$2,738	$20,952

(a)	On-balance sheet securitizations and borrowing under revolving conduit facilities are not included in maturities by period due to their variable monthly payments.

(b)	Future interest payments on floating-rate debt and revolving conduit facilities are estimated based upon floating rates in effect and revolving balances at December 31, 2015.

(c)	Operating leases include annual rental commitments for leased office space, automobiles, and information technology and related equipment.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements as defined by SEC rules. We had no off-balance sheet exposure to losses associated with unconsolidated variable interest entities (“VIEs”) at December 31, 2015 or 2014, other than certain representations and warranties associated with the sales of Springleaf’s mortgage-backed retained certificates during 2014. As of December 31, 2015, Springleaf had no repurchase activity related to these sales.

Critical Accounting Policies and Estimates

We consider the following policies to be our most critical accounting policies because they involve critical accounting estimates and a significant degree of management judgment:

ALLOWANCE FOR FINANCE RECEIVABLE LOSSES

We estimate the allowance for finance receivable losses primarily on historical loss experience using a roll rate-based model applied to our finance receivable portfolios. In our roll rate-based model, our finance receivable types are stratified by delinquency stages (i.e., current, 1-29 days past due, 30-59 days past due, etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on our finance receivable types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. No new volume is assumed. This process is repeated until the number of iterations equals the loss emergence period (the interval of time between the event which causes a borrower to default on a finance receivable and our recording of the charge-off) for our finance receivable types.

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Management exercises its judgment, based on quantitative analyses, qualitative factors, such as recent delinquency and other credit trends, and experience in the consumer finance industry, when determining the amount of the allowance for finance receivable losses. We adjust the amounts determined by the roll rate-based model for management’s estimate of the effects of model imprecision which include but are not limited to, any changes to underwriting criteria, portfolio seasoning, and current economic conditions, including levels of unemployment and personal bankruptcies.

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

As part of each of our acquisitions, we identify a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments. We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. We update our estimates for cash flows on a quarterly basis incorporating current assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. If expected cash flows increase significantly, we adjust the yield prospectively; conversely, if expected cash flows decrease, we record an impairment.

TDR FINANCE RECEIVABLES

When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable. When we modify an account we primarily use a combination of the following to reduce the borrower’s monthly payment: reduce interest rate, extend the term, capitalize or forgive past due interest and, to a lesser extent, forgive principal. Account modifications that are deemed to be a TDR finance receivable are measured for impairment in accordance with the authoritative guidance for the accounting for impaired loans.

The allowance for finance receivable losses related to our TDR finance receivables represents loan-specific reserves based on an analysis of the present value of expected future cash flows. We establish our allowance for finance receivable losses related to our TDR finance receivables by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. We use certain assumptions to estimate the expected cash flows from our TDR finance receivables. The primary assumptions for our model are prepayment speeds, default rates, and severity rates.

FAIR VALUE MEASUREMENTS

Management is responsible for the determination of the fair value of our financial assets and financial liabilities and the supporting methodologies and assumptions. We employ widely used financial techniques or utilize third-party valuation service providers to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments or pools of finance receivables. When our valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, we determine fair value either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely used financial techniques.

GOODWILL AND OTHER INTANGIBLE ASSETS

For goodwill and indefinite lived intangible assets, we first complete a qualitative assessment to determine whether it is necessary to perform a quantitative impairment test annually. If the qualitative assessment indicates that the assets are more likely than not to have been impaired, we proceed with the fair value calculation of the assets. For those net intangible assets with a finite useful life, we review such intangibles for impairment at least annually and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

Recent Accounting Pronouncements

See Note 4 of the Notes to Consolidated Financial Statements in Item 8 for discussion of recently issued accounting pronouncements.

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Seasonality

Our personal loan volume is generally highest during the second and fourth quarters of the year, primarily due to marketing efforts, seasonality of demand, and increased traffic in branches after the winter months. Demand for our personal loans is usually lower in January and February after the holiday season and as a result of tax refunds. Delinquencies on our personal loans are generally lowest in the first quarter and tend to rise throughout the remainder of the year. These seasonal trends contribute to fluctuations in our operating results and cash needs throughout the year.

Glossary of Terms

Average debt	average of debt for each day in the period

Average net receivables	average of monthly average net finance receivables (net finance receivables at the beginning and end of each month divided by 2) in the period

Charge-off ratio	annualized net charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period

Delinquency ratio	UPB 60 days or more past due (greater than three payments unpaid) as a percentage of UPB

Gross charge-off ratio	annualized gross charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period

Trust Preferred Securities	capital securities classified as debt for accounting purposes but due to their terms are afforded, at least in part, equity capital treatment in the calculation of effective leverage by rating agencies

Loss ratio	annualized net charge-offs, net writedowns on real estate owned, net gain (loss) on sales of real estate owned, and operating expenses related to real estate owned as a percentage of the average of real estate loans at the beginning of each month in the period

Net interest income	interest income less interest expense

Recovery ratio	annualized recoveries on net charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period

Tangible equity	total equity less accumulated other comprehensive income or loss

Weighted average interest rate	annualized interest expense as a percentage of average debt

Yield	annualized finance charges as a percentage of average net receivables

ONEMAIN’S MANAGEMENT

BOARD OF DIRECTORS

Our Restated Certificate of Incorporation, as amended, provides that the Board shall consist of not less than three and not more than eleven directors, as may be determined from time to time by a majority of the entire Board. As of April 14, 2016, the Board consists of six members, five of whom are non-employee directors.

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The Board is also divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual meeting of stockholders. The Company’s current Board is classified as follows:

Class	Term Expiration	Director
Class I	2017	Jay N. Levine
		Roy A. Guthrie
Class II	2018	Douglas L. Jacobs
		Anahaita N. Kotval
Class III	2019	Wesley R. Edens
		Ronald M. Lott

The Restated Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Company common stock can elect all of the directors standing for election.

Committees of the Board of Directors

The Board has four principal standing committees, the Audit, NCG, Compensation and Compliance Committees, as well as an Executive Committee. The Audit Committee, the NCG Committee and the Compensation Committee consist entirely of non-employee directors, and the Board has determined that each member of these committees is “independent” within the meaning of the NYSE listing standards. Members of the Compliance Committee are not required to be independent directors. Each of the Board’s four principal standing committees (i.e., the Audit, NCG, Compensation and Compliance Committees) operate pursuant to a written charter and each such charter is available on the Company’s website at www.springleaf.com and is also available to stockholders upon written request, addressed to OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, Attention: Secretary.

Audit Committee

The Audit Committee’s responsibilities and purposes are to: (i) assist the Board in its oversight of: (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the annual independent audit of the Company’s financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; and (d) the performance of the Company’s financial reporting process and internal audit function; (ii) determine whether to recommend to the stockholders the appointment, retention or termination of the Company’s independent registered public accounting firm; and (iii) pre-approve all audit, audit-related and other services, if any, to be provided by the independent registered public accounting firm. The Audit Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prepares the Report of the Audit Committee required under the proxy rules of the SEC to be included in the proxy statement for each annual meeting of stockholders.

The members of the Audit Committee are Messrs. Jacobs (Chair) and Guthrie and Ms. Kotval. The Board has determined that: (i) each member of the Audit Committee is “independent”; (ii) each member of the Audit Committee is “financially literate”; and (iii) Mr. Jacobs is an “audit committee financial expert,” as such terms are defined under the Exchange Act or the NYSE listing standards, as applicable. The Audit Committee met thirteen times in 2015.

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Nominating and Corporate Governance Committee

The NCG Committee’s responsibilities and purposes are to: (i) identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advise the Board as to the Board composition, procedures and committees; (iii) develop and recommend to the Board a set of corporate governance guidelines and maintain and update such guidelines, as appropriate; (iv) review, approve or ratify related party transactions and other matters that may pose conflicts of interest; and (v) oversee the evaluation of the Board. See “Corporate Governance—Criteria and Procedures for Selection of Director Nominees” above for more information about the process for identifying and evaluating nominees for director.

The members of the NCG Committee are Mr. Lott (Chair) and Ms. Kotval. The Board has determined that Mr. Lott and Ms. Kotval are “independent” within the meaning of the NYSE listing standards. The NCG Committee met three times in 2015.

Compensation Committee

The Compensation Committee’s responsibilities and purposes are to: (i) oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans, incentive-compensation and equity-compensation plans; (ii) evaluate the performance of the CEO and other executive officers; (iii) review and discuss with management the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement and annual report filed with the SEC; and (iv) prepare the Compensation Committee Report as required by the rules of the SEC. The Compensation Committee also has the authority to retain and terminate compensation consultants, including approval of the terms and fees of any such arrangement.

The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate, except that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

The members of the Compensation Committee are Messrs. Guthrie (Chair) and Lott. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE listing standards.

The “independent” directors who are appointed to the Compensation Committee are also “non-employee” directors, as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Code. The Compensation Committee met six times in 2015.

Compliance Committee

The Compliance Committee’s primary responsibility is to oversee the Company’s compliance efforts to ensure compliance with laws and regulations and related programs, policies and procedures, other than matters of financial reporting compliance, which are the responsibility of the Audit Committee.

Among other things, the Compliance Committee assists the Board in its oversight function with respect to: (i) ensuring that the Company has an effective compliance program; (ii) monitoring regulatory risks and ensuring that there are appropriate policies, procedures and controls to address them; (iii) fostering good relationships with regulators; and (iv) identifying changes to laws, regulations and best practices that may require changes to compliance programs or business practices.

The Compliance Committee consists of both director and non-director members. Ms. Kotval and Messrs. Guthrie and Jacobs are the director members, with Ms. Kotval serving as Chair. The Compliance Committee met six times in 2015.

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Executive Committee

The Executive Committee serves as an administrative committee of the Board to act upon and facilitate the consideration by senior management and the Board of certain high-level business and strategic matters. Our Executive Committee currently consists of Messrs. Edens and Levine.

Class III Directors—Terms expire in 2019

Wesley R. Edens, age 54

Director and Chairman of the Board since 2010

Mr. Edens was elected to the Board on November 30, 2010 and elected as Chairman of the Board on September 13, 2011. He is the founding principal and Co-Chairman of the board of directors of Fortress Investment Group LLC (“Fortress”) (a global investment management firm) and has been a principal and the Chairman of the Management Committee of Fortress since co-founding Fortress in May 1998. Investment funds managed by affiliates of Fortress indirectly owned approximately 54.6% of the voting interests in the Company as of December 31, 2015. Previously, Mr. Edens served as Chief Executive Officer of Fortress from inception to August 2009. Mr. Edens has primary investment oversight of Fortress’ private equity and publicly traded alternative businesses. He is the Chairman of the board of directors of each of Florida East Coast Railway Corp. (a freight railway company), Fortress Transportation and Infrastructure Investors LLC (which owns and acquires high quality infrastructure and equipment essential for the transportation of goods and people globally), New Media Investment Group Inc. (a publisher of print and online media), Nationstar Mortgage Holdings Inc. (“Nationstar”) (a residential mortgage loan originator and servicer), New Senior Investment Group Inc. (a real estate investment trust with a diversified portfolio of senior housing properties located across the United States), New Residential Investment Corp. (“New Residential”) (a real estate investment trust focused on investing in, and managing, investments related to residential real estate) and Newcastle Investment Corp. (“Newcastle”) (a real estate investment and finance company). He is a director of Intrawest Resorts Holdings Inc. (a resort and adventure company), Gaming and Leisure Properties, Inc. (an owner and operator in the gaming and racing industry), and Mapeley Limited (a large full service real estate outsourcing and investment company in the United Kingdom). In addition to the Company, Nationstar and New Residential are majority owned by funds managed by affiliates of Fortress.

Mr. Edens previously served on the board of the following publicly traded companies and registered investment companies: Springleaf Finance Inc., from November 2010 to November 2015; Springleaf Finance Corporation, from November 2010 to November 2015; Brookdale Senior Living Inc., from September 2005 to June 2014; GAGFAH S.A. from September 2006 to June 2014; PENN National Gaming Inc. from October 2008 to November 2013; GateHouse Media Inc. from June 2005 to November 2013; Aircastle Limited from August 2006 to August 2012; RailAmerica Inc. from November 2006 to October 2012; Eurocastle Investment Limited, from August 2003 to November 2011; Whistler Blackcomb Holdings Inc., from October 2010 to November 2012; Fortress Registered Investment Trust, from December 1999 until deregistered with the SEC in September 2011; and FRIT PINN LLC, from November 2001 until deregistered with the SEC in September 2011.

Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc. (an investment management firm), where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers.

Mr. Edens’ extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and his deep familiarity with our Company led the Board to conclude that Mr. Edens should serve as a director.

Ronald M. Lott, age 56

Director of the Company since December 5, 2013; Chair of the Nominating and Corporate Governance Committee and member of the Compensation Committee

Mr. Lott, a member of the Pro and College Football Halls of Fame, is a business owner and management consultant. He is Chief Executive Officer of Lott Auto Ventures, LLC and has been a co-partner and owner of a series of auto dealerships that today includes Tracy Toyota (California), and previously included Mercedes Benz of Medford, California and Stan Morris Chrysler in Tracy, California. He has served as a director of GSV Capital Corp. (a publicly traded investment fund that invests in high-growth, venture-backed private companies) since February 2015. He is also a director of the National Football Foundation College Hall of Fame. In 1999, Mr. Lott co-founded HRJ Capital, L.L.C., an investment management firm, remaining as a managing partner through 2009, until it was sold. Mr. Lott also is a consultant for TVU Networks, a product and service company for the television industry, and H. Barton Asset Management, LLC, an investment company. Mr. Lott played 14 seasons in the National Football League before retiring from professional football in 1994.

Mr. Lott’s inspirational leadership, contacts, and extensive business and management experience led the Board to conclude that Mr. Lott should serve as a director.

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Class I Directors—Terms expire in 2017

Jay N. Levine, age 54

Director of the Company since 2011; President and Chief Executive Officer

Mr. Levine has served as President and CEO and as a director of the Company since October 1, 2011. Mr. Levine served as President and Chief Executive Officer and as a director of Capmark Financial Group Inc. (“Capmark”) (a commercial real estate finance company) from December 2008 until February 2011. On October 25, 2009, Capmark and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Capmark and certain of its subsidiaries emerged from bankruptcy on September 30, 2011.

From 2000 to 2008, Mr. Levine served as President, Chief Executive Officer (Co-Chief Executive Officer from March 2000 until January 2007), and a member of the board of directors of Royal Bank of Scotland Global Banking & Markets, North America (a banking and financial services company), and Chief Executive Officer of its predecessor entity, RBS Greenwich Capital (a financial services company), with responsibility for the company’s institutional business in the United States. Previously, Mr. Levine was co-head of the Mortgage and Asset Backed Departments at RBS Greenwich Capital.

Mr. Levine’s extensive experience in the financial industry and his previous experience as an executive officer and director of financial services companies allow him to provide the Board with a broad perspective of our industry and led the Board to conclude that he should serve as a director.

Roy A. Guthrie, age 62

Director of the Company since 2012; Chair of the Compensation Committee and member of the Audit and Compliance Committees

Mr. Guthrie was elected as a director in December 2012. Mr. Guthrie served as Executive Vice President and Chief Financial Officer of Discover Financial Services (“Discover”) from 2005 through April 2011. He retired from Discover in January 2012. Mr. Guthrie also served as a director of Discover Bank, a subsidiary of Discover, from 2006 through the end of 2011. Discover is a direct banking and payment services company and is a publicly held bank holding company that is listed on the NYSE. Discover offers credit cards, student loans, personal loans and deposit products through its subsidiary, Discover Bank. Prior to joining Discover, Mr. Guthrie was President and Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc. (“Citigroup”) (a global banking institution), from 2000 to 2004. In addition, Mr. Guthrie served on Citigroup’s management committee during this period of time. Mr. Guthrie also served as the President and Chief Executive Officer of CitiCapital from 2000 to 2001. Mr. Guthrie served as Chief Financial Officer of Associates First Capital Corporation (a consumer finance lender) from 1996 to 2000, while it was a public company, and served as a member of its board of directors from 1998 to 2000. Prior to that, Mr. Guthrie served in various positions at Associates First Capital Corporation, including Corporate Controller from 1989 to 1996.

He has also served as a director and member of the audit committee of Nationstar (a residential mortgage loan originator and servicer) since February 2012, a director and member of the audit committee of Lifelock, Inc. (an identity theft protection company) since October 2012, and a director of Synchrony Financial (a private label credit card issuer) since July 2014. Mr. Guthrie also served as a director of Student Loan Corporation from December 2010 until January 2012, as a director of Enova International, Inc. from January 2012 until July 2012, as a director of Bluestem Brands, Inc. from November 2010 until September 2014, as a director of Dell Bank International from September 2012 until September 2014, and a director of Garrison Capital LLC from June 2011 until August 2015.

Mr. Guthrie’s experience as a chief financial officer of two publicly traded companies, his vast experience with and knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director and executive officer of publicly traded companies led the Board to conclude that he should serve as a director.

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Class II Directors—Terms expire in 2018

Douglas L. Jacobs, age 68

Director of the Company since 2010; Chair of the Audit Committee and member of the Compliance Committee

Mr. Jacobs was elected to the Board as a director on November 30, 2010. Mr. Jacobs is also a director of Fortress (a global investment management firm), where he chairs the Audit Committee and is a member of the Compensation Committee. Investment funds managed by affiliates of Fortress indirectly owned approximately 54.6% of the voting interests in the Company as of December 31, 2015. He is also a director of Clear Channel Outdoor (an international outdoor advertising company), where he chairs the Audit Committee and is a member of the Compensation Committee, and New Residential (a real estate investment trust primarily focused on investing in residential real estate related assets that is majority owned by funds managed by an affiliate of Fortress), where he chairs the Audit Committee. He also serves as a director, Treasurer and Chairman of the Finance Committee of Care New England (a health care system). Mr. Jacobs was a director of Doral Financial Corporation (a financial services company) until February 2015, where he was a member of the Dividend Committee, and, from November 2004 to mid-2008, Mr. Jacobs was also a director of ACA Capital Holdings, Inc. (a financial guaranty company), where he was Chairman of the Audit Committee and a member of the Compensation and Risk Management Committees. Mr. Jacobs was a director and Chairman of the Audit Committee for Global Signal Inc. (an owner, operator and lessor of towers and other communication structures for wireless communications) from February 2004 until January 2007, and also was a director of Hanover Capital Mortgage Holdings, Inc. (a mortgage REIT) from 2003 until 2007. From 1988 to 2003, Mr. Jacobs was an Executive Vice President and Treasurer at FleetBoston Financial Group (a financial services firm), managing the company’s funding, securitization, capital, and asset and liability management activities in addition to its securities, derivatives, and mortgage loan portfolios. Prior to joining FleetBoston, Mr. Jacobs was active in a variety of positions at Citicorp (a global banking institution) for over 17 years, culminating in his role as Division Executive of the Mortgage Finance Group.

Mr. Jacobs’ extensive finance and management expertise and experience serving on public company boards and committees led the Board to conclude that he should serve as a director. The Board has also determined that Mr. Jacobs is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K for purposes of membership on the Audit Committee.

Anahaita N. Kotval, age 48

Director of the Company since 2012; Chair of the Compliance Committee and member of the Audit and Nominating and Corporate Governance Committees

Ms. Kotval has served as a director since December 2012. Since November 2011, Ms. Kotval has served as Chief Operating Officer and General Counsel of Inspirica, Inc. (a nonprofit organization providing residential, case management, counseling, job training, and job and housing placement services for homeless individuals and families). Prior to joining Inspirica, Ms. Kotval served in various positions with RBS Securities Inc. (formerly Greenwich Capital Markets, Inc.), a U.S. broker-dealer and affiliate of The Royal Bank of Scotland plc (“RBS”), including serving as its General Counsel from 2007 until October 2011, Deputy General Counsel from 2004 until 2007 and Associate General Counsel from 1998 until 2004. Prior to her employment at RBS Securities Inc., Ms. Kotval spent five years in the Enforcement Division of the SEC’s New York Regional Office, where she investigated and prosecuted violations of the federal securities laws.

Ms. Kotval’s extensive management, legal and regulatory compliance expertise led the Board to conclude that she should serve as a director.

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EXECUTIVE OFFICERS

Executive officers are chosen by and serve at the discretion of the Board. Set forth below is information pertaining to our executive officers as of April 14, 2016:

Name	Age	Title
Jay N. Levine	54	President and Chief Executive Officer
John C. Anderson	57	Executive Vice President
Bradford D. Borchers	52	Executive Vice President, Branch Operations
Angela Celestin	44	Executive Vice President, Human Resources
Timothy S. Ho	35	Executive Vice President, Digital Operations
David Hogan	46	Executive Vice President, Risk Analytics and Marketing
Robert A. Hurzeler	54	Executive Vice President, Auto Lending and Centralized Operations
Scott T. Parker	49	Executive Vice President and Chief Financial Officer
Lawrence N. Skeats	50	Executive Vice President and Chief Administrative Officer

John C. Anderson, age 57

Executive Vice President

Mr. Anderson currently serves as Executive Vice President having joined us in October 2011 as Executive Vice President, Capital Markets. Mr. Anderson also served as General Counsel from May 2014 through November 2015. Prior to joining the Company, Mr. Anderson was Managing Director for RBS located in Stamford, Connecticut. Mr. Anderson’s last role at RBS was Managing Director in the Asset Backed and Principal Finance Department. Prior to that, Mr. Anderson held roles of increasing responsibilities for predecessor entities Greenwich Capital Markets, Inc. and RBS Greenwich Capital for more than 20 years.

Bradford D. Borchers, age 52

Executive Vice President, Branch Operations

Mr. Borchers joined us in October 1983 as a management trainee. He has held positions of increasing responsibility over the intervening 30 years. Mr. Borchers currently serves as Head of Branch Operations for our newly combined organization. He assumed the role of Executive Vice President, Springleaf Branch Operations in April 2008. Mr. Borchers also served as Director of Operations from 1996 to 2004 and as Senior Director of Operations from 2004 to 2008.

Angela Celestin, age 44

Executive Vice President, Human Resources

Ms. Celestin joined us in November 2015 as Executive Vice President, Human Resources when we acquired OneMain from Citigroup. Ms. Celestin was previously a Managing Director in Human Resources at OneMain, a consumer lending division of Citigroup (a global banking institution) from November 2007 until November 2015. Ms. Celestin was Senior Vice President of Human Resources at Citibank, a retail banking division of Citigroup, from 1997 until 2007. Before beginning her career at Citibank in 1997, Ms. Celestin held various senior Human Resources positions at RR Donnelley & Sons and Pepsi-Cola in New York, Michigan, Illinois and Texas.

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Timothy S. Ho, age 35

Executive Vice President, Digital Operations

Mr. Ho joined us in January 2014 as the Executive Vice President, Digital Operations. Mr. Ho previously had been President and Chief Executive Officer of Enova Financial Holdings, LLC (a subsidiary of Cash America International, Inc.) from September 2011 until March 2013 and the President of the E-Commerce division of Cash America from October 2008 until March 2013. Before that, Mr. Ho had been employed as Director of Process Development by CashNetUSA (which later changed its name to Enova International, Inc. (“Enova International”)), starting in January 2006, until it was acquired by Cash America in September 2006, when he joined Cash America as Vice President of Business Development. Mr. Ho also served as Senior Vice President of Strategic Development for Enova International from February 2008 until October 2008. Cash America and Enova are companies that provide specialty financial services to individuals through retail services locations and e-commerce activities.

David P. Hogan, age 46

Executive Vice President, Risk Analytics and Marketing

Mr. Hogan joined us in August 2012 as Senior Vice President and Chief Risk and Analytics Officer. Mr. Hogan assumed the role as Executive Vice President, Risk Analytics and Marketing in July 2014. Prior to joining Springleaf, Mr. Hogan served as Head of New Customer Acquisition Decision Management for Citicards (the credit card issuing division of Citibank) from March 2012 until August 2012. From August 2010 until March 2012, he served as Head of Payments Strategy and Analytics of PNC Financial (a regional banking corporation). Prior to that, Mr. Hogan served in a variety of roles at JP Morgan Chase, including Chief Risk Officer Small Business Cards and Head of Portfolio Risk Management at JP Morgan Chase’s Card Services division from August 1999 until August 2010. Before joining JP Morgan Chase, Mr. Hogan held a variety of roles in analytics, risk and marketing at Discover Card and MBNA.

Robert Hurzeler, age 54

Executive Vice President, Auto Lending and Centralized Operations

Mr. Hurzeler joined us in January 2014 and serves as Executive Vice President, Auto Lending and Centralized Operations. Prior to joining the Company, he served as Chief Operating Officer for Global Lending Services (an automotive subprime lender) from June 2012 until January 2014. Mr. Hurzeler was with Wells Fargo & Company (“WFC”) (a diversified financial services company) from 1986 to June 2012, where he last served as head of Wells Fargo Auto Finance (since 2008), an auto lender and subsidiary of WFC.

Scott T. Parker, age 49

Executive Vice President and Chief Financial Officer

Mr. Parker joined us in November 2015 as Executive Vice President and Chief Financial Officer. Mr. Parker was previously the Chief Financial Officer of CIT Group Inc. (“CIT”) (a commercial finance company) since 2010. Prior to CIT, Mr. Parker served as Chief Operating Officer and Chief Financial Officer of Cerberus Operations and Advisory Company LLC, an affiliate of Cerberus Capital Management, LP (“Cerberus”) (a private investment firm). Before joining Cerberus in 2006, Mr. Parker spent 17 years in various financial leadership roles within the industrial and financial services businesses at General Electric Company, most recently as the Chief Financial Officer for GE Capital Solutions. Prior to GE Capital Solutions, Mr. Parker was Chief Financial Officer of GE Corporate Financial Services.

Lawrence N. Skeats, age 50

Executive Vice President and Chief Administrative Officer

Mr. Skeats joined us in January 2014 as Executive Vice President and Chief Administrative Officer. Mr. Skeats is responsible for Information Technology, General Services and Project Management. Prior to joining Springleaf, Mr. Skeats served as Chief Administration Officer of RBS Americas Global Banking and Marketing (US) (“RBS Americas GBM”) from 2008 to 2013. RBS Americas GBM participates in the trading and origination of financial securities. As Chief Administrative Officer at RBS Americas GBM, Mr. Skeats was responsible for the Information Technology, Operations and Facilities functions.

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Set forth below is information pertaining to Ms. Mary H. McDowell, a former executive officer of the Company. Ms. McDowell joined the Company in connection with our acquisition of OneMain and served as an executive officer of the Company from November 2015, until March 31, 2016, at which time Ms. McDowell ceased being an executive officer of the Company. Ms. McDowell is currently serving only in an advisory capacity as an independent consultant and has no policy-making responsibilities for the Company.

Mary H. McDowell, age 57

Former Executive Vice President

Ms. McDowell joined us in November 2015 as Executive Vice President in connection with our acquisition of OneMain. Effective April 1, 2016, Ms. McDowell became an independent consultant and no longer serves as an executive officer or employee. In July 2006, Ms. McDowell joined CitiFinancial North America (predecessor to OneMain) as the President and Chief Operating Officer, responsible for managing the operations of the entire branch network. Ms. McDowell was promoted to President and CEO of OneMain in 2007. Ms. McDowell joined Citi in 1991, and has served as Chief Financial Officer for businesses including CitiFinancial North America, CitiFinancial Mortgage Company, Citicorp Trust Bank and the insurance business now known as OneMain Solutions. In 2003, Ms. McDowell was named President of CitiFinancial Auto. Prior to joining Citigroup, she spent 11 years with Ernst and Young, serving clients in the financial services industry.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – ONEMAIN

Stockholders Agreement

General

On October 15, 2013, OneMain entered into a Stockholders Agreement (the “Stockholders Agreement”) with Springleaf. As discussed further below, the Stockholders Agreement provides certain rights to Springleaf and Fortress with respect to the designation of directors for nomination and election to the Board, as well as registration rights for certain of our securities beneficially owned, directly or indirectly, by Springleaf and Fortress and its affiliates and permitted transferees. As used in the Stockholders Agreement, “Fortress Affiliate Stockholder” means (i) any OneMain director who may be deemed an affiliate (within the meaning of Rule 12b-2 under the Exchange Act, except by reason of investment in OneMain) of Fortress, (ii) any director or officer of Fortress, and (iii) any investment funds (including any managed accounts) managed directly or indirectly by Fortress or its affiliates. “Stockholders” includes Springleaf, each Fortress Affiliate Stockholder and permitted transferees.

The Stockholders Agreement provides that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of OneMain’s voting shares beneficially owned by each) so that no amendment is made to OneMain’s Restated Certificate of Incorporation or Bylaws in effect as of the date of the Stockholders Agreement (i) that would add restrictions to the transferability of OneMain’s shares by Springleaf, any Fortress Affiliate Stockholder or their permitted transferees, which are beyond those provided for in our Restated Certificate of Incorporation, the Stockholders Agreement or applicable securities laws or (ii) that nullify the rights set out in the Stockholders Agreement of Springleaf, any Fortress Affiliate Stockholder or their permitted transferees unless such amendment is approved by such Stockholder.

Designation and Election of Directors

The Stockholders Agreement provides that, for so long as the Stockholders Agreement is in effect, OneMain and each Stockholder shall take all reasonable actions within their respective control (including voting or causing to be voted all of the securities entitled to vote generally in the election of OneMain’s directors held of record or beneficially owned by such Stockholder, and, with respect to OneMain, including in the slate of nominees recommended by the Board those individuals designated by Fortress) so as to elect to the Board, and to cause to continue in office, not more than six directors (or such other number as Fortress may agree to in writing), of whom, at any given time:

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●	a number of directors equal to a majority of the Board, plus one director, shall be individuals designated by Fortress, for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of OneMain common stock held by Springleaf, at least 30% of OneMain’s voting power;

●	a number equal to a majority of the Board, minus one director, shall be individuals designated by Fortress, for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of OneMain’s common stock held by Springleaf, less than 30% but at least 20% of OneMain’s voting power, provided that if the Board consists of six or fewer directors, then Fortress shall have the right to designate a number of directors equal to three directors;

●	a number of directors (rounded up to the nearest whole number) that would be required to maintain Fortress’ proportional representation on the Board shall be individuals designated by Fortress for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of OneMain’s common stock held by Springleaf, less than 20% but at least 10% of our voting power, provided that if the Board consists of six or fewer directors, then Fortress shall have the right to designate two directors; and

●	a number of directors (rounded up to the nearest whole number) that would be required to maintain Fortress’ proportional representation on the Board shall be an individual designated by Fortress for so long as Fortress directly or indirectly beneficially owns, together with its affiliates and permitted transferees and giving effect to Fortress’ proportionate interest in shares of OneMain’s common stock held by Springleaf, less than 10% but at least 5% of OneMain’s voting power, provided that if the Board consists of six or fewer directors, then Fortress shall have the right to designate one director.

In accordance with the Stockholders Agreement, Fortress has designated Messrs. Edens, Guthrie, Jacobs and Lott and Ms. Kotval.

Indemnification

The Stockholders Agreement provides that OneMain will indemnify Springleaf and its officers, directors, employees, agents and affiliates against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:

●	the ownership or the operation of OneMain’s assets or properties and the operation or conduct of OneMain’s business; and

●	any other activities OneMain engages in.

In addition, OneMain has agreed to indemnify Springleaf and its officers, directors, employees, agents and affiliates against losses, including liabilities under the Securities Act and the Exchange Act, relating to misstatements in or omissions from the registration statement filed in connection with its IPO, and any other registration statement or report that OneMain files, other than misstatements or omissions made in reliance on information relating to and furnished by Springleaf for use in the preparation of that registration statement or report.

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Registration Rights

Demand Rights. Under the Stockholders Agreement, each Stockholder (as such term is used therein) has, for so long as such Stockholder directly or indirectly beneficially owns, together with Fortress and its affiliates, an amount of OneMain’s common stock (whether owned at the time of this offering or subsequently acquired) equal to or greater than 1% of OneMain’s shares of common stock issued and outstanding immediately after the consummation of OneMain’s IPO (a “Registrable Amount”), “demand” registration rights that allow the Stockholder, for itself and for Fortress and its affiliates and permitted transferees, at any time after 180 days following the date of the Stockholders Agreement, to request that OneMain register under the Securities Act an amount equal to or greater than a Registrable Amount. The Stockholder, for itself and for Fortress and its affiliates and permitted transferees, will be entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. OneMain will not be required to effect any demand registration within one month of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. OneMain will not be obligated to grant a request for a demand registration within one month of any other demand registration.

Piggyback Rights. Under the Stockholders Agreement, for so long as Stockholders (as such term is used therein) beneficially own a Registrable Amount and subject to certain other conditions, Stockholders have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other stockholders that have registration rights. These “piggyback” registration rights will be subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. Under the Stockholders Agreement, OneMain granted to Springleaf or any of its respective permitted transferees, for so long as Springleaf, together with Fortress and its affiliates and permitted transferees, beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of OneMain’s common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to OneMain’s right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if OneMain determines that certain disclosures required by the shelf registration statements would be detrimental to OneMain or its stockholders. In addition, Springleaf, for itself and for Fortress and its affiliates and permitted transferees, may elect to participate in such shelf registrations within five days after notice of the registration is given.

Indemnification; Expenses; Lock-ups

Under the Stockholders Agreement, OneMain has agreed to indemnify the applicable selling Stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of OneMain’s common stock, unless such liability arose from the applicable selling Stockholder’s misstatement or omission, and the applicable selling Stockholder will agree to indemnify OneMain against all losses caused by its misstatements or omissions. OneMain will pay all registration and offering-related expenses incidental to OneMain’s performance under the Stockholders Agreement, and the applicable selling Stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement. OneMain has entered into, and has caused its officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by Springleaf, for itself and for Fortress and its affiliates and permitted transferees.

Observer Rights

Under the Stockholders Agreement, for so long as the Stockholders have at least 10% of our voting power, Fortress shall have the right to designate up to two non-voting representatives to attend meetings of OneMain’s Board and committees of the Board.

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Transactions with Affiliates of Fortress and AIG

SpringCastle. On March 5, 2013, SpringCastle Acquisition, LLC (“SCA”), a joint venture in which Springleaf Acquisition Corporation (“SAC”), a wholly owned subsidiary of SFI, and NRZ Consumer LLC (together with its subsidiaries, “NRZ Consumer”), previously an indirect subsidiary of Newcastle, each held a 50% equity interest, entered into a definitive agreement to purchase a portfolio of loans from HSBC Finance Corporation and certain of its affiliates (collectively “HSBC”) (the “SpringCastle Portfolio”). On April 1, 2013, BTO Willow Holdings, L.P. (“Blackstone”) acquired a 23% equity interest in SCA, which reduced the equity interests of SAC and NRZ Consumer to 47% and 30%, respectively. On May 15, 2013, Newcastle completed the spinoff of New Residential and its subsidiaries, including NRZ Consumer, which retained its equity interest in SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC (each, a “Seller LLC” and collectively, the “Seller LLCs”). Newcastle and New Residential are managed by an affiliate of Fortress.

The SpringCastle Portfolio acquisition was completed on April 1, 2013, for a purchase price of $3.0 billion, at which time the SpringCastle Portfolio consisted of over 415,000 loans with an unpaid principal balance of $3.9 billion. The portfolio included primarily unsecured personal loans, as well as loans secured by subordinate residential real estate mortgages (which OneMain services as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests).

Immediately prior to the completion of the SpringCastle Portfolio acquisition, SCA assigned its right to purchase the SpringCastle Portfolio to the Seller LLCs, which, in turn, immediately sold the SpringCastle Portfolio to SpringCastle America Funding, LLC, SpringCastle Credit Funding, LLC and SpringCastle Finance Funding LLC (collectively the “Co-issuer LLCs”), and a loan trustee in connection with the securitization of the SpringCastle Portfolio. SpringCastle America, LLC holds a 100% equity interest in SpringCastle America Funding, LLC, SpringCastle Credit, LLC holds a 100% equity interest in SpringCastle Credit Funding, LLC and SpringCastle Finance, LLC holds a 100% equity interest in SpringCastle Finance Funding, LLC. On October 3, 2014, SFI entered into a servicing agreement with the Co-issuer LLCs and the loan trustee whereby SFI agreed to service the loans included in the SpringCastle Funding Trust 2014-A securitization in exchange for servicing fees payable to SFI.

In conjunction with the SpringCastle Funding Trust 2014-A securitization, the Co-Issuer LLCs sold asset-backed notes (the “SpringCastle 2014-A Notes”) for approximately $2.55 billion after the price discount but before expenses. The Co-Issuer LLCs used the proceeds from the SpringCastle 2014-A Notes to repay in full on October 3, 2014, the asset-backed notes issued in conjunction with the SpringCastle Funding Trust 2013-A securitization, which were issued by the Co-Issuer LLCs on April 1, 2013. The Co-Issuer LLCs collectively retained $62 million of the Class E SpringCastle 2014-A Notes and the Co-Issuer LLCs are entitled to receive payments of interest and principal in respect of such Class E Notes in accordance with the terms of the Indenture governing the SpringCastle 2014-A Notes.

On March 31, 2016, SFI, SAC and SpringCastle Holdings, LLC, an indirect wholly owned subsidiary of SFI (“SpringCastle Holdings” and together with SAC, the “Sellers”), entered into a Purchase Agreement (the “Purchase Agreement”) with certain affiliates of New Residential (the “NRZ Buyers”), certain affiliates of Blackstone (the “Blackstone Buyers,” and the Blackstone Buyers together with the NRZ Buyers, collectively, the “Buyers”), and solely with respect to specified provisions concerning indemnification and post-closing expenses, certain Other Members (as defined below). Pursuant to the Purchase Agreement, SpringCastle Holdings sold its 47% limited liability company interests in each of the Seller LLCs and SAC sold its 47% limited liability company interest in SpringCastle Acquisition LLC, to Buyers for an aggregate purchase price of $111,625,000 (the “Sale”). The Seller LLCs and SpringCastle Acquisition LLC are collectively referred to herein as the “SpringCastle Joint Venture.”

The SpringCastle Joint Venture primarily holds subordinate ownership interests in a securitized loan portfolio (the “SpringCastle Portfolio”), which consists of unsecured loans and loans secured by subordinate residential real estate mortgages and includes both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in form and substance from our originated loans. At December 31, 2015, the SpringCastle Portfolio included over 232,000 of acquired loans, representing $1.6 billion in net finance receivables.

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In connection with the Sale, Buyers paid $100,462,500 of the aggregate purchase price to Sellers on March 31, 2016, with the remaining $11,162,500 to be paid into an escrow account within 120 days following March 31, 2016. Such escrowed funds are expected to be held in escrow for a period of up to five years following March 31, 2016, and, subject to the terms of the Purchase Agreement and assuming certain portfolio performance requirements are satisfied, paid to the Sellers at the end of such five-year period.

Prior to the Sale, affiliates of the NRZ Buyers owned a 30% limited liability company interest in the SpringCastle Joint Venture, and affiliates of the Blackstone Buyers owned a 23% limited liability company interest in the SpringCastle Joint Venture (together, the “Other Members”). The Other Members are parties to the Purchase Agreement for certain limited indemnification obligations and post-closing expense reimbursement obligations of the SpringCastle Joint Venture to the Sellers.

The Sale was unanimously recommended by a special committee of OneMain’s Board of Directors composed entirely of independent directors (the “Special Committee”) and, upon such recommendation, was unanimously approved by the members of OneMain’s Board of Directors participating in the vote. Messrs. Wesley R. Edens and Douglas L. Jacobs did not participate in the vote of the Board of Directors and were not members of the Special Committee. The Special Committee was advised by legal counsel Davis Polk & Wardwell LLP and financial advisor Credit Suisse Securities (USA) LLC.

The NRZ Buyers are subsidiaries of New Residential. New Residential is externally managed by an affiliate of Fortress. Springleaf Financial Holdings, LLC, which owned approximately 58% of our common stock at December 31, 2015, is owned primarily by a private equity fund managed by an affiliate of Fortress. Mr. Edens, Chairman of the Board of Directors of OneMain, also serves as Chairman of the Board of Directors of New Residential. Mr. Edens is also a principal of Fortress and serves as Co-Chairman of the Board of Directors of Fortress. Mr. Jacobs, a member of the Board of Directors of OneMain, also serves as a member of New Residential’s Board of Directors and Fortress’ Board of Directors.

Notwithstanding the Sale, SFI and its affiliates will, subject to the rights of the Buyers, continue to act as Servicer of the SpringCastle Funding Trust 2014-A securitization and will be entitled to continue to receive compensation in accordance with the terms of the Servicing Agreement related to such securitization. Additionally, SFI and its affiliates will, subject to the rights of the Buyers, also service certain loan accounts beneficially owned by the Seller LLCs and that are not included in the SpringCastle Funding Trust 2014-A securitization.

Subservicing Agreement. Nationstar Mortgage LLC (“Nationstar”) subservices the real estate loans of certain of our indirect subsidiaries (collectively, the “Owners”). Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. The Owners paid Nationstar subservicing fees of $2 million in 2015.

Investment Management Agreement. Logan Circle Partners, L.P. (“Logan Circle”) provides investment management services for a portion of our investments. Logan Circle is a wholly owned subsidiary of Fortress. Costs and fees incurred for these investment management services totaled $1 million for 2015.

Reinsurance Agreements. OneMain’s indirect subsidiary, Merit Life Insurance Co. (“Merit”), previously entered into reinsurance agreements with subsidiaries of AIG, for reinsurance of various group annuity, credit life, and credit accident and health insurance where Merit reinsures the risk of loss. During 2015, OneMain paid less than $1 million to American General Life and Accident, an AIG company, for administrative services in connection with administering claims associated with such reinsurance.

The MSR Sale. On August 6, 2014, SFC and MorEquity (collectively, the “Sellers”), entered into a Mortgage Servicing Rights Purchase and Sale Agreement, dated and effective as of August 1, 2014, with Nationstar, pursuant to which the Sellers agreed to sell to Nationstar all of their rights and responsibilities as servicer, primary servicer, and/or master servicer of the mortgage loans primarily underlying the Sellers’ securitizations completed in 2006, 2011, 2012 and 2013 (each a “Pool” and collectively, the “Pools”) with an unpaid balance of approximately $5 billion. Additionally, Nationstar agreed to assume on and after the effective date, all of the Sellers’ rights and responsibilities as servicer, primary servicer and/or master servicer, as applicable, for each Pool arising and to be performed on and after the sale date, which include, among other things, the right to receive the related servicing fee on a monthly basis.

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The purchase price for the MSR Sale was $39 million. OneMain received $19 million of the proceeds of the MSR Sale on August 29, 2014, the closing date, and $16 million of the proceeds on October 23, 2014. The remaining amount was subject to a holdback for resolution of missing documentation and other customary conditions, and was expected to be received no later than 120 days after the date of transfer of servicing upon resolution of those conditions. SFC and Nationstar mutually agreed to extend the resolution period for the holdback beyond 120 days. At December 31, 2014, the holdback remaining totaled $4 million and such holdback amount was paid to us in two installments of $2 million each on February 26, 2015, and May 18, 2015. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar.

The servicing for each Pool was transferred on September 30, 2014. From the closing of the MSR Sale on August 29, 2014, until the servicing transfer on September 30, 2014, the Company continued to service certain loans on behalf of Nationstar under an interim servicing agreement. At December 31, 2014, the receivable from Nationstar for our interim servicing fees totaled $1 million. In May 2015, Nationstar paid the remaining balance of this receivable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT – ONEMAIN

The following table shows as of March 31, 2016, the most recent practicable date according to publicly available information, the beneficial ownership of shares of OneMain common stock by: (i) each director; (ii) OneMain’s NEOs; (iii) all directors and executive officers of OneMain as of April 14, 2016, as a group; and (iv) each stockholder known to OneMain to beneficially own more than 5% of Company common stock. As of March 31, 2016, there were 134,751,118 shares of the Company’s common stock issued and outstanding. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of OneMain common stock or the individual has the right to acquire the shares within 60 days following March 31, 2016. Unless otherwise stated, the address for each beneficial owner is c/o OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, Attention: Secretary.

	Nature and Amount of Beneficial Ownership
Name	Shares Owned (#)	Percentage
Jay N. Levine	3,030,000	2.25%
John C. Anderson	1,172,917	*
Angela Celestin	0	*
Minchung (Macrina) Kgil	38,091	*
Mary H. McDowell	0	*
Scott T. Parker	12,500	*
Wesley R. Edens(1)	73,462,500	54.52%
Roy A. Guthrie(2)	13,797	*
Douglas L. Jacobs(2)	13,797	*
Anahaita N. Kotval(2)	13,797	*
Ronald M. Lott(2)	10,379	*
All directors and executive officers as a group (14 persons)(2)(3)	77,903,885	57.81%
5% Stockholders
Springleaf Financial Holdings, LLC(4)	77,617,178	57.60%
FMR LLC(5)	10,128,420	7.52%
Wellington Management Group LLP(6)	9,225,121	6.85%

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*	Indicates less than one percent.

(1)	Includes 73,437,500 shares held by SFH. Certain private equity funds managed by Fortress have reported a 94.6% ownership interest in SFH pursuant to a Schedule 13G/A filed with the SEC on February 12, 2016. Mr. Edens is a principal and the Co-Chairman of the board of directors of Fortress and disclaims beneficial ownership of any of the shares held by SFH except to the extent of his indirect pecuniary interest in them.

(2)	Includes, with respect to each of the following individuals and all directors and executive officers as a group, the following numbers of shares of unvested restricted stock for which the indicated beneficial owners have no investment power: Mr. Guthrie—5,961 unvested shares; Mr. Jacobs—5,961 unvested shares; Ms. Kotval—5,961 unvested shares; Mr. Lott—5,091 unvested shares; and all directors and executive officers as a group—40,021.

(3)	Excludes Mses. Kgil and McDowell, who were no longer serving as executive officers of the Company as of March 31, 2016. As of March 31, 2016, Ms. McDowell did not beneficially own any shares of OneMain’s common stock.

(4)	As reported on a Schedule 13G/A filed with the SEC on February 12, 2016, SFH reported that it beneficially owned and had shared voting and dispositive power over 77,617,178 shares of OneMain common stock as of December 31, 2015, that FCFI Acquisition LLC (“FCFI”) owned 94.6% of the voting interest in SFH and that AIG Capital Corporation (“ACC”) owned the remaining 5.4% of the voting interest in SFH. SFH reported that FCFI had shared voting and dispositive power over 73,437,500 shares of OneMain common stock as of December 31, 2015. Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund D), L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Fund F) L.P. and Fortress Investment Fund V (Fund G) L.P. (collectively, the “Fund V Funds”) collectively own 100% of FCFI. FIG LLC is the investment manager of each of the Fund V Funds. Fortress Operating Entity I LP (“FOE I”) is the 100% owner of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly owned subsidiary of Fortress Investment Group LLC (collectively, the “Fortress Parties”). The address for the Fortress Parties is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn. SFH also reported that ACC had the indirect right to vote, and in certain circumstances to cause the disposition of, 4,179,678 shares of our common stock. ACC is wholly owned by AIG (together with ACC, the “AIG Parties”). The address for the AIG Parties is c/o American International Group, Inc., 175 Water Street, New York, NY 10038.

(5)	As reported on a Schedule 13G/A filed with the SEC on February 12, 2016, FMR LLC (“FMR”) reported that it is the beneficial owner of 10,128,420 shares of common stock and has the sole power to dispose or direct the disposition of 10,128,420 shares of common stock. FMR also reported that it has the sole power to vote or direct the vote for 215,344 shares of common stock. In the Schedule 13G/A filed by FMR, FMR disclosed the following: Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Schedule 13G/A filing filed by FMR LLC reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively, the “FMR Reporters”). Such filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with SEC Release No. 34-39538 (January 12, 1998). The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(6)	As reported on Schedule 13G filed with the SEC on February 11, 2016, Wellington Management Group LLP (“Wellington”) reported that it is the beneficial owner of 9,225,121 shares of common stock and has shared power to dispose or direct the disposition of 9,225,121 shares of common stock representing approximately 6.86% of OneMain’s issued and outstanding common stock as of December 31, 2015. Wellington reported that it has shared power to vote or direct the vote for 8,465,004 shares of common stock. The address for Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section describes the material U.S. federal income tax consequences of the offer and the acquisition of OneMain shares, taken together, to “U.S. holders” (as defined below) of OneMain shares. This summary is based on provisions of the Code, final, temporary or proposed U.S. Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this document.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of OneMain shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds OneMain shares, the tax treatment of a partner in such entity generally will depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding OneMain shares, please consult your tax advisor.

This discussion only addresses holders of OneMain shares that are U.S. holders and hold their OneMain shares as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, persons that are not U.S. holders, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders liable for the alternative minimum tax or the tax on net investment income, holders whose functional currency is not the U.S. dollar, holders who hold their OneMain shares as part of a hedge, straddle, constructive sale or conversion transaction, holders who acquired their OneMain shares through the exercise of employee stock options or other compensation arrangements, and holders who exercise dissenters’ rights). In addition, no information is provided herein with respect to the tax consequences of the offer and the merger under applicable state, local or non-U.S. laws or federal laws other than those pertaining to the U.S. federal income tax.

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ALL HOLDERS OF ONEMAIN SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER AND THE ACQUISITION TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Treatment of the Offer and the Acquisition as a “Reorganization”

We expect that the offer and the acquisition, taken together, will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the U.S. federal income tax consequences to holders of OneMain shares who receive shares of IEG Holdings common stock in exchange for OneMain shares pursuant to the offer and/or the acquisition generally will be as described below. However, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the offer and the acquisition. Consequently, there can be no assurance that the offer and the acquisition, taken together, will qualify as a reorganization for U.S. federal income tax purposes. There also can be no assurance that the IRS will not disagree with, or challenge, any of the conclusions described below.

If the offer and the acquisition, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to OneMain stockholders who receive shares of IEG Holdings common stock in exchange for shares pursuant to offer and/or the acquisition generally will be as follows:

A holder of OneMain shares who exchanges all of its OneMain shares for shares of IEG Holdings common stock will not recognize gain or loss for U.S. federal income tax purposes. The aggregate tax basis of the shares of IEG Holdings common stock received will be equal to the aggregate tax basis in the OneMain shares surrendered. The holding period of the IEG Holdings common stock received will include the holding period of the OneMain shares surrendered.

Reporting

OneMain stockholders who owned at least 5% (by vote or value) of the total outstanding shares of OneMain, or owned OneMain shares with a tax basis of $1 million or more, are required to attach a statement to their tax returns for the year in which the acquisition is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the OneMain stockholder’s tax basis in that stockholder’s OneMain shares and the fair market value of such shares.

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DESCRIPTION OF IEG HOLDINGS CAPITAL STOCK

The following description of our capital stock is based upon our amended and restated articles of incorporation, as amended, our amended and restated bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended, and our amended and restated bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

As of the date of this document, our authorized capital stock consists of (i) 300,000,000 shares of common stock, par value $0.001 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.001 per share. At January 3, 2017, we had 9,714,186 shares of common stock issued and outstanding. As of January 3, 2017, we had no shares of Series H preferred stock issued and outstanding. Effective June 17, 2015, the Series B, Series C, Series D and Series E preferred stock were cancelled. Effective January 1, 2016, the Series F and Series G preferred stock were entirely converted and/or redeemed. Effective March 31, 2016, the Series A preferred stock was entirely converted. Effective May 16, 2016, the Series A, Series F and Series G preferred stock were cancelled. Effective December 31, 2016, all shares of Series H preferred stock were converted or redeemed.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

The preferred stock is issuable in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock.

Description of Series H Preferred Stock

Our amended and restated articles of incorporation, as amended, authorize 10,000,000 shares of Series H preferred stock, of which no shares are outstanding as of January 3, 2017. There are no sinking fund provisions applicable to our Series H preferred stock.

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Ranking. The Series H preferred stock ranks pari passu with any other series of preferred stock subsequently designated by IEG Holdings and not designated as senior securities or subordinate to the Series H preferred stock.

Liquidation Preference. In the event of a liquidation or winding up of IEG Holdings, a holder of Series H preferred stock will be entitled to receive $1.00 per share of Series H preferred stock.

Dividends. The Series H preferred stock is entitled to receive 8% per annum dividends, paid quarterly.

Conversion. Holders of Series H preferred shares have the following rights with respect to the conversion of Series H preferred shares into shares of our common stock:

●	On December 31, 2016 and upon notice provided by the holder to us, a holder has the right to convert, at face value per share, all or any portion of their Series H preferred shares into shares of our common stock on the basis of 0.2 shares of common stock for each share of Series H preferred stock so converted (the “Series H Conversion Ratio”). Effective December 31, 2015, holders of an aggregate of 160,000 shares of Series H preferred stock notified the Company of their intent to convert their Series H shares into shares of common stock. On December 31, 2015, the Company issued an aggregate of 8,531 shares of common stock to such Series H holders.

●	If at any time after the date of issuance of the Series H preferred stock, in the event IEG Holdings (i) makes or issues a dividend or other distribution payable in common stock (other than with respect to the Series H preferred stock); (ii) subdivides outstanding shares of common stock into a larger number of shares; or (iii) combines outstanding shares of common stock into a smaller number of shares, the Series H Conversion Ratio shall be adjusted appropriately.

●	Except as otherwise provided in the amended and restated articles of incorporation, as amended, if the common stock issuable upon the conversion of the Series H preferred stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then in each such event, the holder of each share of Series H preferred stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of common stock into which such shares of Series H preferred stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

Voting. On all matters to come before our stockholders, holders of Series H preferred stock have that number of votes per share (rounded to the nearest whole share) equal to the product of: (a) the number of shares of Series H preferred stock held on the record date for the determination of the holders of the shares entitled to vote, or, if no record date is established, at the date such vote is taken or any written consent of stockholders is first solicited, and (b) 13/100. The holders of Series H preferred shares vote together with the holders of the outstanding shares of all other capital stock of IEG Holdings (including and any other series of preferred stock then outstanding), and not as a separate class, series or voting group.

Redemption and Call Rights. Any time after 6:00 p.m. Eastern time on December 31, 2016, we have the right, but not the obligation, to redeem all of the unconverted outstanding shares of Series H preferred stock by paying in cash an amount per share equal to $1.00.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation, as Amended, and Our Amended and Restated Bylaws

Provisions of our amended and restated articles of incorporation, as amended, and our amended and restated bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

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Calling of Special Meetings of Stockholders. Our amended and restated bylaws provide that special meetings of the stockholders may be called only by the board of directors or by the president, and shall be called by the president or the secretary at the request in writing of record stockholders owning at least 10% of shares outstanding and entitled to vote.

Removal of Directors; Vacancies. Our amended and restated bylaws provide that a director may be removed from office with or without cause, at any time, by the affirmative vote of a plurality of the votes of the issued and outstanding stock entitled to vote for the election of directors, at a special meeting of the stockholders called and held for that purpose. A vacancy on the board of directors may be filled only by stockholders at such meeting, or if the stockholders fail to fill such vacancy, by a majority of the directors then in office.

Amendment of Bylaws. Our amended and restated bylaws provide that our board of directors may amend or repeal the amended and restated bylaws, or new bylaws may be adopted by the board of directors, at any time without stockholder approval. Allowing the board to amend our amended and restated bylaws without stockholder approval enhances board control over our bylaws.

Preferred Stock. Our amended and restated articles of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors in their sole discretion. Our board of directors may, without stockholder approval, issue series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Transfer Agent

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the offer, holders of OneMain shares will become holders of IEG Holdings common stock. IEG Holdings is a Florida corporation and OneMain is a Delaware corporation.

The following is a summary of the material differences between the current rights of OneMain stockholders under Delaware law and the current rights of IEG Holdings stockholders under Florida law and their respective constituent documents. It is not a complete statement of the provisions affecting, and the differences between, the rights of IEG Holdings and OneMain stockholders. This summary is qualified in its entirety by reference to Delaware and Florida law and IEG Holdings’ and OneMain’s respective constituent documents. To find out where copies of these documents can be obtained, see “Where to Obtain More Information.”

	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Action by Directors Without a Meeting	Permits directors to take written action without a meeting for an action otherwise required or permitted to be taken at a board meeting.	Permits directors to take written action without a meeting for an action otherwise required or permitted to be taken at a board meeting.

Number of Directors	The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.	The number of directors may be increased or decreased from time to time by amendment to, or in the manner provided in the articles of incorporation or the bylaws.

Classified Board of Directors	Permits a corporation’s bylaws to provide for a classified board of directors. Permits a maximum of three classes of directors.	Permits a corporation’s bylaws to provide for a classified board of directors. Permits a maximum of three classes of directors.

Removal of a Director	A majority of stockholders may remove a director with or without cause except: (i) if the board of directors of a Delaware corporation is classified (i.e., elected for staggered terms), in which case a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise; and (ii) in the case of a corporation which possesses cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.	Stockholders may remove directors with or without cause at a meeting expressly called for that purpose by a vote of the holders of a majority of shares entitled to vote at an election of directors, unless the corporation’s articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group, only stockholders of that voting group may take part in the vote to remove the director. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal. However, in the event directors are elected by cumulative voting, directors may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against such removal.

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	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Procedures for Filling Vacant Directorships	Unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.	Subject to the rights, if any, of any series of preferred stock to elect directors and to fill vacancies on the board of directors, vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum or by the stockholders, unless the articles of incorporation provide otherwise.

Stockholder Consent to Action Without a Meeting	Unless otherwise provided in the certificate of incorporation, any action that can be taken at such meeting can be taken without a meeting if written consent thereto is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders.	Unless the articles of incorporation provide otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock, having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, consent to the action in writing. Additionally, Florida law requires the corporation to give notice within ten days of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing.

Right to Call Meetings	Special meetings of the stockholders may be called by the Board of Directors or such other persons as are authorized in the certificate of incorporation or bylaws.	Special meetings of stockholders to be called by the board of directors or by any other person authorized in the articles of incorporation or bylaws to call a special stockholder meeting or by written request by the holders of not less than ten percent of all shares entitled to vote (unless a greater percentage, not to exceed 50%, is specified in the articles of incorporation).

Charter Amendments	Amendments to the certificate of incorporation must be approved by the holders of a majority of the corporation’s stock entitled to vote thereon, unless the certificate of incorporation provides for a greater number.	Requires approval of the holders of a majority of all outstanding shares entitled to vote, with each stockholder being entitled to one vote for each share so held, to approve proposed amendments to a corporation’s articles of incorporation, unless the articles of incorporation or the bylaws provide for different proportions.

156

	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose.	A stockholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and stockholders resolutions, certain written communications to stockholders, a list of the names and business addresses of the corporation’s directors and officers, and the corporation’s most recent annual report during regular business hours only if the stockholder gives at least five business days’ prior written notice to the corporation. In addition, a stockholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours only if the stockholder gives as least five business days’ prior written notice to the corporation and (a) the stockholder’s demand is made in good faith and for a proper purpose, (b) the demand describes with particularity its purpose and the records to be inspected or copied and (c) the requested records are directly connected with such purpose. Florida law also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding stockholder has, within two years preceding such demand, sold or offered for sale any list of stockholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of stockholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

Distributions and Dividends	Under Delaware law, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is not surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having preferences on asset distributions. Surplus is defined under Delaware law as the excess of the net assets (essentially, the amount by which total assets exceed total liabilities) over capital (essentially, the aggregate par value of the shares of the corporation having a par value that have been issued plus consideration paid for shares without par value that have been issued), as such capital may be adjusted by the board of directors.	Under Florida law, unless otherwise provided in the articles of incorporation, a corporation may pay distributions, including repurchases of stock, unless after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount needed, if the corporation were dissolved at the time the distribution was paid, to satisfy the preferential rights of stockholders whose preferential rights upon dissolution of the corporation are greater than those of the stockholders receiving the dividend.

157

	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Business Combination Statutes	Delaware law prohibits certain transactions between a Delaware corporation and an “interested stockholder,” which is broadly defined as a person (including the affiliates and associates of such person) that is directly or indirectly a beneficial owner of 15% or more of the voting power of the outstanding voting stock of a Delaware corporation. This provision prohibits certain business combinations (including mergers, consolidations, sales or other dispositions of assets having an aggregate market value of 10% or more of either the consolidated assets of a company, and certain transactions that would increase the interested stockholder’s proportionate share of ownership in a company or grant the interested stockholder disproportionate financial benefits) between an interested stockholder and a company for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination or the transaction in which the stockholder became an interested stockholder is approved by such company’s board of directors prior to the date the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of such company in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting.

Florida law contains provisions that are intended to benefit companies that are the object of takeover attempts and their stockholders, and applies to Florida corporations that have (1) 100 or more stockholders, (2) its principal place of business, its principal office or substantial assets in Florida, and (3) either (a) more than 10% of its stockholders reside in Florida, (b) more than 10% of its shares are owned by residents of Florida, or (c) 1,000 of its stockholders reside in Florida. Shares held by banks (except as trustee or guardian), brokers, or nominees are disregarded for purposes of calculating the percentage or number of residents.

Florida’s control share acquisition statute provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless such voting rights are approved by a majority of the shares entitled to vote, excluding the interested shares. The thresholds specified in Florida law are the acquisition of a number of shares representing: (a) 20% or more, but less than 33% of the voting power of the corporation, (b) 33% or more but less than a majority of the voting power of the corporation, or (c) a majority or more of the voting power of the corporation. This statute does not apply if, among other things, the acquisition is (a) approved by the corporation’s board of directors before the acquisition, (b) pursuant to a pledge or other security interest created in good faith and not for the purpose of circumventing the statute, (c) pursuant to the laws of intestate succession or pursuant to gift or testamentary transfer, or (d) pursuant to a statutory merger or share exchange to which the corporation is a party. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. Unless otherwise provided in the corporation’s articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the stockholders of the corporation and the acquiring stockholder acquires a majority of the voting power of the corporation, all stockholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters’ rights.

158

	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Right of Stockholders to Vote on Certain Matters	Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders of the surviving corporation in a merger have no right to vote, except under limited circumstances, on the acquisition by merger directly into the surviving corporation in cases where: (x) the agreement of merger does not amend the certificate of incorporation of such corporation; (y) each share of stock of such corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the corporation after the effective date of the merger; and (z) either no shares of common stock of the surviving corporation, and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.	In general, Florida law provides that mergers, share exchanges or a sale of substantially all of the assets of the corporation other than in the usual and regular course of business, must be approved by a majority vote of each voting group of shares entitled to vote on such transaction; however, the FBCA requires that a merger or share exchange must be approved by each class entitled to vote on such transaction by a majority of the votes entitled to vote on such transaction by that class. Florida law also provides that the articles of incorporation or the board of directors recommending the transaction may require a greater affirmative vote.

Appraisal Rights	Under Delaware law, stockholders have no appraisal rights in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or if such stock is held of record by more than 2,000 stockholders, or in the case of a merger in which a Delaware corporation is the surviving corporation, if:	Under Florida law, dissenting stockholders who follow prescribed statutory provisions, are, in certain circumstances, entitled to appraisal rights in the event of (a) the consummation of a plan of merger or consolidation; (b) the consummation of a sale or exchange of all of substantially all the assets of a corporation other than in the usual and regular course of business; (c) amendments to the articles of incorporation if the stockholder is entitled to vote on the amendment and if such amendment would adversely affect the rights or preferences of

●	the agreement of merger does not amend the certificate of incorporation of the surviving corporation;	stockholders; (d) consummation of a plan of share exchange to which the corporation is a party as the corporation, the shares of which will be acquired, if the stockholder is entitled
●

each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding share of the surviving corporation after the effective date of the merger; and

to vote on the plan; (e) the approval of a control-share acquisition pursuant to Florida law; and (f) any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting stockholder is entitled to dissent and obtain payment for his shares.
●	the increase in the outstanding shares as a result of the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.	Under Florida law, unless the articles of incorporation provide otherwise, no appraisal rights are available for the shares of any class or series of stock, which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or designated as a national market system

159

OneMain (Delaware Law)	IEG Holdings (Florida Law)
Even if appraisal rights would not otherwise be available under Delaware law in the cases described in the preceding sentence, stockholders would still have appraisal rights if they are required by the terms of the agreement of merger or consolidation to accept for their stock anything other than:	security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (“NASD”) or (2) held of record by more than 2,000 stockholders.

●	shares of stock of the surviving corporation;

●	of any other corporation whose shares will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

●	held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or

●	a combination of such shares and cash.

Otherwise, stockholders of a Delaware corporation have appraisal rights in consolidations and mergers.

Under Delaware law, any corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation or the sale of all or substantially all of the assets of the corporation.

160

	OneMain (Delaware Law)	IEG Holdings (Florida Law)
Indemnification of Directors and Officers

Delaware law permits a corporation to indemnify directors, officers, employees, or agents against judgments, fines, amounts paid in settlement, and reasonable costs, expenses and counsel fees paid or incurred in connection with any proceeding, other than an action by or in the right of the corporation, to which such director, officer, employee or agent may be a party, provided such a director, officer, employee or agent shall have acted in good faith and shall have reasonably believed (a) in the case of a civil proceeding, that his conduct was in or not opposed to the best interests of the corporation, or (b) in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In connection with an action by or in the right of the corporation against a director, officer, employee or agent, the corporation has the power to indemnify such director, officer, employee or agent for reasonable expenses incurred in connection with such suit (a) if such person acted in good faith and in a manner not opposed to the best interests of the corporation, and (b) if found liable to the corporation, only if ordered by a court of law. Section 145 of the DGCL provides that such section is not exclusive of any other indemnification rights which may be granted by a corporation to its directors, officers, employees or agents.

Delaware law provides for the advancement of expenses for such proceedings upon receipt of a similar undertaking; such undertaking, however, need not be in writing. Delaware law does not require that such director give an affirmation regarding his conduct in order to receive an advance of expenses.

Delaware law permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its stockholders; (ii) failing to act in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) declaring an improper dividend or approving an illegal stock purchase or redemption.

Florida generally permits a corporation to indemnify its officers, directors, employees and agents against liability, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Florida law applies a similar standard in derivative actions, except that indemnification may be made only for (a) expenses (including attorneys’ fees) and certain amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement; and (b) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto.

Florida law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Under Florida law, a director is not personally liable for monetary damages to the corporation, stockholders or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, unless (a) the director breached or failed to perform his duties as a director and (b) such breach or failure constitutes (1) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, (3) a circumstance resulting in an unlawful distribution, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interests of the corporation or willful misconduct, or (5) in a proceeding by or in the right of one other than the corporation or a stockholder, recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

161

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Legal & Compliance, LLC, West Palm Beach, Florida.

EXPERTS

The consolidated balance sheets of IEG Holdings Corporation as of December 31, 2015 and 2014 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2015 and 2014 included in this prospectus have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

The consolidated financial statements of OneMain appearing herein, and OneMain’s effectiveness of internal control over financial reporting as of December 31, 2015 included herein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included in OneMain’s Annual Report on Form 10-K for the year ended December 31, 2015. Pursuant to Rule 439 under the Securities Act, IEG Holdings requires the consent of OneMain’s independent auditors to include herein or incorporate by reference their audit reports included in OneMain’s Annual Report on Form 10-K for the year ended December 31, 2015 in this prospectus/offer to exchange and, because such consent has not been received, such audit reports are not included herein or incorporated herein by reference. IEG Holdings has requested and, as of the date hereof, has not received such consent from OneMain’s independent auditors. IEG Holdings has requested that the SEC dispense with such consent requirement pursuant to Rule 437 under the Securities Act. If IEG Holdings receives this consent, IEG Holdings will promptly file it as an exhibit to IEG Holdings’ registration statement of which this prospectus/offer to exchange forms a part.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Florida law, our amended and restated articles of incorporation, as amended, and our amended and restated bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

162

WHERE TO OBTAIN MORE INFORMATION

IEG Holdings and OneMain file annual, quarterly and current reports, proxy statements and other information with the SEC. OneMain stockholders may read and copy any reports, statements or other information that IEG Holdings or OneMain file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. IEG Holdings’ and OneMain’s public filings also are available to the public from commercial document retrieval services and may be obtained without charge at the SEC’s website at www.sec.gov.

IEG Holdings has filed a registration statement on Form S-4 with the SEC to register the offer and sale of shares of IEG Holdings common stock to be issued in the offer. This document is a part of that registration statement. IEG Holdings may also file amendments to such registration statement. In addition, on January 5, 2017, IEG Holdings filed with the SEC a Tender Offer Statement on Schedule TO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with exhibits, to furnish certain information about the offer. IEG Holdings may file amendments to the Schedule TO. As allowed by SEC rules, this document does not contain all of the information in the registration statement or the Schedule TO, or the exhibits to the registration statement or the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting Georgeson LLC, the information agent, toll free at (800) 279-6913, or from the SEC at the SEC’s website at www.sec.gov.

163

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Florida Business Corporation Act allows us to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Company, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our amended and restated articles of incorporation, as amended, provide that our directors and officers shall be indemnified and the Company shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law either now or hereafter.

Our amended and restated bylaws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement is contained in the index to exhibits, which is incorporated by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-1

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 5, 2017.

IEG Holdings Corporation

By:	/s/ Paul Mathieson
Paul Mathieson,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 5, 2017.

Name	Title

/s/ Paul Mathieson	President and Chief Executive Officer and Director
Paul Mathieson	(Principal Executive Officer and Principal Financial and
Accounting Officer)

II-3

INDEX TO FINANCIAL STATEMENTS

IEG HOLDINGS CORPORATION

F-1

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of IEG Holdings Corporation:

We have audited the accompanying consolidated balance sheets of IEG Holdings Corporation and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. IEG Holdings Corporation’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IEG Holdings Corporation and Subsidiaries as of December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rose, Snyder & Jacobs LLP

Encino, California

February 18, 2016, except for Note 14, as to which the date is November 28, 2016

15821 VENTURA BOULEVARD, SUITE 490, ENCINO, CALIFORNIA 91436 PHONE: (818) 461 - 0600 ● FAX: (818) 461 – 0610

F-3

IEG HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2015 AND DECEMBER 31, 2014

	December 31, 2015	December 31, 2014
ASSETS
ASSETS
Cash and cash equivalents	$485,559	$433,712
Loans receivable, net, note 2	7,124,702	4,316,316
Other receivables	76,262	25,882
Prepaid expenses	7,276	-
Property and equipment, net, note 3	28,511	36,100
Security deposits	35,839	39,329
Loan costs, net	-	77,781

TOTAL ASSETS	$7,758,149	$4,929,120

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$96,441	$172,139
Deferred rent	11,522	28,429
CEO accrued consulting fees, note 10		106,588
Senior debt, note 4	-	2,230,000

TOTAL LIABILITIES	107,963	2,537,156

COMMITMENTS AND CONTINGENCIES, note 9

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 50,000,000 shares authorized, 1,160,000 and 2,400,000 shares issued and outstanding at December 31, 2015 and December 31, 2014 respectively, note 6	1,160	2,400
Common stock, $0.001 par value; 3,000,000,000 shares authorized, 2,887,428 and 2,158,110 shares issued and outstanding at December 31, 2015 and December 31, 2014 respectively, note 6	2,165,405	2,158,111
Additional paid-in capital	26,025,071	14,914,705
Prepaid preferred share redemption, note 13	(160,000)	-
Accumulated deficit	(20,381,450)	(14,683,252)

TOTAL STOCKHOLDERS’ EQUITY	7,650,186	2,391,964

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,758,149	$4,929,120

The financial statements have been retroactively restated to reflect the 1-for-100 reverse stock split that occurred on June 17, 2015 and the net 1-for-10 reverse split that occurred on October 27, 2016. See Note 14.

See report of independent registered public accounting firm and notes to consolidated financial statements.

F-4

IEG HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
REVENUES
Interest revenue	$1,789,701	$521,018
Other revenue	45,464	8,207

TOTAL REVENUES	1,835,165	529,225

OPERATING EXPENSES
Salaries and compensation	2,126,243	1,889,136
Other operating expenses	1,399,157	904,920
Consulting	1,013,690	871,228
Provision for credit losses	1,134,518	614,684
Advertising	950,905	459,804
Rent	244,621	250,744
Travel, meals and entertainment	129,351	376,101
Depreciation and amortization	14,124	15,054

TOTAL OPERATING EXPENSES	7,012,609	5,381,671

LOSS FROM OPERATIONS	(5,177,444)	(4,852,446)

OTHER INCOME (EXPENSE)
Interest expense	(527,921)	(558,257)
Miscellaneous income (expense)	7,167	8,949

TOTAL OTHER INCOME (EXPENSE)	(520,754)	(549,308)

NET LOSS	$(5,698,198)	$(5,401,754)

Dividends on preferred shares	(311,056)	(204,526)

Net loss attributable to common stockholders	(6,009,254)	(5,606,280)

Net loss attributable to common stock per share, basic and diluted *	$(2.52)	$(4.20)

Weighted average number of common shares outstanding, basic and diluted *	2,381,257	1,334,514

The financial statements have been retroactively restated to reflect the 1-for-100 reverse stock split that occurred on June 17, 2015 and the net 1-for-10 reverse split that occurred on October 27, 2016. See Note 14.

See report of independent registered public accounting firm and notes to consolidated financial statements.

F-5

IEG HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

			Preferred Stock																Additional	Prepaid Preferred
	Common Stock*		Series A		Series B		Series C		Series D		Series E		Series F		Series G		Series H		Paid-in	Share	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Redemption	Deficit	Total
Balance, January 1, 2014	956,723	$956,723	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	—	$—	$6,323,319	$—	$9,281,498	$2,001,456

Issuance of Shares at $5.00	611,991	611,991	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,447,966	—	—	3,059,957

Issuance of Shares at $10.00, $15.00 and $20.00	303,885	303,885	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,791,833	—	—	3,095,718

Issuance of Preferred Shares	—	—	1,000,000	1,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—	999,000	—	—	1,000,000

Issuance of Preferred Shares	—	—	—	—	410,000	410	—	—	—	—	—	—	—	—	—	—	—	—	409,590	—	—	410,000

Issuance of Preferred Shares	—	—	—	—	—	—	400,025	400	—	—	—	—	—	—	—	—	—	—	399,625	—	—	400,025

Issuance of Preferred Shares	—	—	—	—	—	—	—	—	173,000	173	—	—	—	—	—	—	—	—	172,827	—	—	173,000

Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—	—	461,000	461	—	—	—	—	—	—	460,539	—	—	461,000

Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	1,400,000	1,400	—	—	—	—	1,398,600	—	—	1,400,000

Conversion of Preferred Shares to Common Shares	285,511	285,512	—	—	(410,000)	(410)	(400,025)	(400)	(173,000)	(173)	(461,000)	(461)	—	—	—	—	—	—	(284,068)	—	—	—

Preferred Dividends	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(204,526)	—	—	(204,526)

Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,401,754)	(5,401,754)

Balance, December 31, 2014	2,158,110	$215,8111	1,000,000	$1,000	—	$—	—	$—	—	$—	—	$—	1,400,000	$1,400	—	$—	—	$—	$14,914,705	$—	$(14,683,252)	$2,391,964

Issuance of Shares at $10.00	432,608	4,326	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	4,321,760	—	—	4,326,086

Issuance of Preferred Shares	—	—	—	—	—	—	—	—	—	—	—	—	600,000	600	5,669,500	5,670	160,000	160	6,423,071	—	—	6,429,500

Issuance of Shares at $50.00	13,437	134	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	671,756	—	—	671,890

Conversion of Preferred Shares to Common Shares	283,273	2,833	—	—	—	—	—	—	—	—	—	—	(2,000,000)	(2,000)	(5,509,500)	(5,510)	(160,000)	(160)	4,836	—	—	—

Prepaid Preferred Share Redemption	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(160,000)	—	(160,000)

Preferred Dividends	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(311,056)	—	—	(311,056)

Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,698,198)	(5,698,198)

Balance, December 31, 2015	2,887,428	$2,165,405	1,000,000	$1,000	—	$—	—	$—	—	$—	—	$—	—	$—	160,000	$160	—	$—	$26,025,071	$(160,000)	$(20,381,450)	$7,650,186

The financial statements have been retroactively restated to reflect the 1-for-100 reverse stock split that occurred on June 17, 2015 and the net 1-for-10 reverse split that occurred on October 27, 2016. See Note 14.

See report of independent registered public accounting firm and notes to consolidated financial statements.

F-6

IEG HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	December 31, 2015	December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,698,198)	$(5,401,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for credit losses	1,134,518	614,684
Depreciation and amortization	14,124	15,054
Amortization of loan costs	77,781	53,689
Loss on disposition of property and equipment	12,582	-
Changes in assets - (increase) decrease:
Other receivables	(50,380)	(25,882)
Prepaid expenses	(7,276)	-
Deposits	3,490	-
Changes in liabilities - increase (decrease):
Accounts payable and accrued expenses	452,285	554,867
Deferred rent	(16,906)	(20,415)
Deferred salary	118,412	907,598

NET CASH USED IN OPERATING ACTIVITIES	(3,959,568)	(3,302,159)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans receivable originated	(5,381,851)	(4,781,022)
Loans receivable repaid	1,438,946	276,077
Advances to CEO	(95,003)	-
Purchase of property & equipment	(19,117)	(9,009)

NET CASH USED IN INVESTING ACTIVITIES	(4,057,025)	(4,513,954)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	-	1,730,000
Proceeds from short-term loans	400,000	669,980
Payments on short-term loans	(400,000)	(419,980)
Repayment of senior debt	(2,230,000)	-
Prepaid preferred share redemption	(160,000)
Deposit on preferred shares to be issued	-	1,834,112
Preferred dividends paid	(220,974)	(114,115)
Proceeds from issuance of preferred stock	6,100,000	-
Proceeds from issuance of common stock	4,579,414	4,267,949

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,068,440	7,967,946

NET INCREASE IN CASH AND CASH EQUIVALENTS	51,847	151,833

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	433,712	281,879

CASH AND CASH EQUIVALENTS, END OF YEAR	$485,559	$433,712

Supplemental disclosures:
Interest paid in cash	$508,800	$477,157
Income taxes paid in cash	$-	$-

Issuance of common stock in lieu of payment of accrued compensation	$261,608	$1,000,000
Issuance of common stock in lieu of payment of dividend on preferred shares	$-	$90,411
Issuance of preferred stock in lieu of consulting fees	$279,500	$-
Issuance of common stock in lieu of consulting fees	$156,954	$-
Deposit on preferred stock in lieu of accrued compensation	$-	$85,989
Advance officer offset against preferred dividends & accrued compensation	$95,003	$-
Stock in lieu of repayment of short term loan	$-	$390,000

See report of independent registered public accounting firm and notes to consolidated financial statements.

F-7

IEG HOLDINGS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2015 AND 2014

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The principal business activity of the Company is providing unsecured $5,000 consumer loans over a five-year term through its subsidiaries Investment Evolution Corporation and IEC SPV, LLC. The loans are offered under the consumer brand “Mr. Amazing Loans”. The Company is headquartered in Las Vegas, Nevada and originates consumer loans in the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Missouri, Nevada, New Jersey, New Mexico, Oregon, Pennsylvania, Texas, Utah, and Virginia via its online platform and distribution network. The Company is a licensed direct lender with state licenses and/or certificates of authority to lend in these 17 states and offers all loans within the prevailing statutory rates.

Basis of Accounting

These consolidated financial statements include the operations of IEG Holdings Corporation and its wholly-owned subsidiaries, Investment Evolution Corporation and IEC SPV, LLC (collectively, the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

In August 2015, the Company dissolved redundant subsidiary companies Investment Evolution Philippines Corporation, Investment Evolution Global Corporation and Investment Evolution Canada, LLC, as it no longer has plans to pursue international expansion.

The Company’s accounting and reporting policies are in accordance with U.S. generally accepted accounting principles and conform to general practices within the consumer finance industry.

Going Concern

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has reported recurring losses and has not generated positive net cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company is increasing its revenue and management intends to seek additional capital sufficient to continue operations. If the Company is not successful in raising sufficient capital, it may have to delay or reduce expenses, or curtail operations. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that could result should the Company not continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include short-term, highly liquid investments with an original maturity of three months or less.

Loans Receivable and Interest Income

The Company is licensed to originate consumer loans in the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Missouri, Nevada, New Jersey, New Mexico, Oregon, Pennsylvania, Texas, Utah, and Virginia. During fiscal 2015, the Company originated $5,000 and $10,000 loans over a five-year term and during fiscal 2014, the Company originated $2,000, $3,000, $5,000 and $10,000 loans with terms ranging from three to five years. In June 2015, the Company streamlined its product offering to $5,000 loans over a five-year term. The Company offers its loans at or below the prevailing statutory rates. Loans are carried at the unpaid principal amount outstanding, net of an allowance for credit losses.

F-8

The Company calculates interest revenue using the interest yield method. Charges for late payments are credited to income when collected.

Accrual of interest income on loans receivable is suspended when no payment has been received on account for 91 days or more on a contractual basis, at which time a loan is considered delinquent. Payments received on nonaccrual financing loans are first applied to the unpaid accrued interest and then principal. Loans are returned to active status and accrual of interest income is resumed when all of the principal and interest amounts contractually due are brought current; at which time management believes future payments are reasonably assured. At December 31, 2015, 111 loans with a total balance of $543,054 were delinquent or in default.

Allowance for Credit Losses

The Company maintains an allowance for credit losses due to the fact that it is probable that a portion of the loans receivable will not be collected. The allowance is estimated by management based on various factors, including specific circumstances of the individual loans, management’s knowledge of the industry, and the experience and trends of other companies in the same industry.

Our portfolio of loans receivable consists of a large number of relatively small, homogenous accounts. The allowance for credit losses is determined using a systematic methodology, based on a combination of historical bad debt of comparable companies. Impaired loans are considered separately and 100% charged off.

The allowance for credit losses is primarily based upon models that analyze specific portfolio statistics and also reflect, management’s judgment regarding overall accuracy. We take into account several factors, including the customer’s transaction history, specifically the timeliness of customer payments, the remaining contractual term of the loan, and the outstanding balance of the loan.

Impaired Loans

The Company assesses loans for impairment individually when a loan is 91 days past due. The Company defines impaired loans as bankrupt accounts and accounts that are 184 days or more past due. In accordance with the Company’s charge-off policy, once a loan is deemed uncollectible, 100% of the remaining balance is charged-off. Loans can also be charged off when deemed uncollectable due to consumer specific circumstances.

The Company does not accrue interest on impaired loans and any recoveries of impaired loans are recorded to the allowance for credit losses. Changes in the allowance for credit losses are recorded as operating expenses in the accompanying statement of operations.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are being provided using the straight-line method over the estimated useful lives of the assets as follows:

Classification	Life
Computer equipment	3-5 years
Furniture and fixtures	8 years

The Company amortizes its leasehold improvements over the shorter of their economic lives, which are generally five years, or the lease term that considers renewal periods that are reasonably assured. Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

Operating Leases

The Company’s office leases all expire (unless renewed) during 2016.

F-9

Loan Costs

Loan costs consisted of broker success fees and legal fees related to the credit facility. These costs were amortized over the period of the credit facility. Accumulated amortization of loan costs amounted to $205,485 and 127,704 at December 31, 2015 and 2014, respectively. The loan costs were fully amortized at December 31, 2015 as the credit facility was repaid in full on August 21, 2015.

Income Taxes

We account for income taxes using the liability method in accordance with FASB Accounting Standards Codification (“ASC”) 740 “Income Taxes”. To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the income tax returns. Our net deferred income tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred income tax assets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $950,905 and $459,804 at December 31, 2015 and 2014, respectively.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per shares. Basic earnings (loss) per share are computed by dividing net income (loss) attributed to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares, if any, had been issued and if the additional common shares were dilutive. Basic and diluted loss per share has been adjusted retroactively for the 1-for-100 reverse split that occurred on June 17, 2015 and the net 1-for-10 reverse split that occurred on October 27, 2016.

Reclassifications

Certain numbers from the prior period have been reclassified to conform to the current year presentation.

Fair Value of Financial Instruments

The Company has adopted guidance issued by the FASB that defines fair value, establishes a framework for measuring fair value in accordance with existing generally accepted accounting principles, and expands disclosures about fair value measurements. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories are as follows:

Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.

Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

At December 31, 2015 and 2014, the only financial instruments that are subject to these classifications are cash and cash equivalents, which are considered Level I assets.

Carrying amounts reported in the consolidated balance sheets for other receivables, accounts payable, and accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of borrowings is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

F-10

2.	LOANS RECEIVABLE

Loans receivable consisted of the following at December 31:

	2015	2014
Loans receivable	$8,110,077	$4,913,279
Allowance for credit losses	(985,375)	(596,963)
Loans receivable, net	$7,124,702	$4,316,316

A reconciliation of the allowance for credit losses consist of the following at December 31:

	2015	2014
Beginning balance	$596,963	$61,319
Provision for credit losses	1,134,518	614,684
Loans charged off	(746,106)	(79,040)
Ending balance	$985,375	$596,963
Basis of Assessment:
Individually	$-	$-
Collectively	$985,375	$596,963

The following is an age analysis of past due receivables as of December 31, 2015 and 2014:

	30-60 Days Past Due	61-90 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
2015	$157,316	$153,623	$389,431	$700,370	$7,409,707	$8,110,077	$389,431
2014	$65,684	$76,198	$124,397	$266,279	$4,647,000	$4,913,279	$124,397

The Company’s primary credit quality indicator is the customer’s Vantage credit score as determined by Experian on the date of loan origination. The Company does not update the customer’s credit profile during the contractual term of the loan.

The following is a summary of the loan receivable balance as of December 31, 2015 and 2014 by credit quality indicator:

Credit Score	2015	2014
Below 575		$-
575-600	149,056	299,040
601-650	3,397,512	2,180,507
651-700	3,230,308	1,737,587
701-750	1,097,225	558,305
751-800	185,840	113,581
801-850	50,136	24,259
	$8,110,077	$4,913,279

3.	PROPERTY AND EQUIPMENT

At December 31, 2015 and 2014, property and equipment consists of the following:

	2015	2014
Computer equipment	$111,196	$120,513
Furniture and fixtures	21,303	22,323
Leasehold improvements	35,897	55,102
	168,396	197,938
Less accumulated depreciation and amortization	139,885	161,838
Total	$28,511	$36,100

Depreciation of property and equipment amounted to $14,124 and $15,054 during the years ended December 31, 2015 and 2014, respectively. Depreciation costs are included in the accompanying statements of operations in operating expenses.

F-11

4.	SENIOR DEBT

The Company had a credit facility that provided for borrowings of up to $10 million with $0 and $2,230,000 outstanding at December 31, 2015 and December 31, 2014, respectively, subject to a borrowing base formula. The Company could borrow, at its option, at the rate of 18% with a minimum advance of $25,000. Proceeds from this credit facility were used to fund loans to consumers. In July 2015, the credit facility was converted to a term loan, to be repaid monthly, with payments equal to 100% of the consumer loan proceeds, with the balance due June 1, 2016. The credit facility was repaid in full on August 21, 2015.

The credit facility remains subject to a net profit interest under which the Company will pay BFG Loan Holdings, LLC, 20% of its subsidiary IEC SPV, LLC’s “Net Profit” until 10 years from the date the loan is repaid in full. Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of an approved Refinance Event, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans. If the Refinance event shall be approved by BFG Loan Holdings, LLC and occur as set forth in the agreement, the net profit percentage shall be reduced to 10%. The Net Profit arrangement can be terminated by the Company upon a payment of $3,000,000. Net profit interest for the years ended December 31, 2015 and 2014 were $107,340 and $0, respectively. All loans receivable of the company are pledged as collateral at December 31, 2015 for the fulfillment of the Net Profit calculation.

5.	WORKING CAPITAL LOANS

On January 29, 2014, the Company received $60,000 of a $265,000 loan from Willoughby Family Trust, an investor in the Company. The Company received an additional $140,000 on February 11 and an additional $65,000 on March 10, 2014. The Company repaid $110,000 in cash on June 30, 2014, and $200,000 was an offset of balance due for subscription receivable, which comprised full repayment of $265,000 loan principal and a $45,000 facility fee recorded as interest expense.

On February 26, 2014, the Company received $85,000 of a working capital loan of up to $245,000 from Dr. L. Prasad, an investor in the Company. The Company received an additional $25,000 on March 27, 2014, repaid $25,000 on April 2, 2014 and received an additional $30,000 on April 22, 2014. The Company repaid $139,500 on May 1, 2014 which comprised full repayment of $115,000 outstanding loan principal and a $24,500 facility fee recorded as interest expense.

On July 13, 2014, the Company secured a $100,000 working capital loan to expand from Dr. L Prasad, an investor in the Company. The Company repaid $115,000 on September 30, 2014 which comprised full repayment of $100,000 loan principal and a $15,000 facility fee recorded as interest expense.

On July 14, 2014, the Company secured a $90,000 working capital loan to expand from Willoughby Family Trust, an investor in the Company. The Company repaid $9,000 cash on September 8, 2014, and $90,000 was an offset of balance due for subscription receivable, which comprised full repayment of $90,000 loan principal and a $9,000 facility fee recorded as interest expense.

On July 28, 2014, the Company secured a $100,000 working capital loan to expand from Domenic Tacca, an investor in the Company. The Company repaid $115,000 on September 30, 2014 which comprised full repayment of $100,000 loan principal and a $15,000 facility fee recorded as interest expense.

On April 13, 2015, the Company secured a $200,000 working capital loan to expand from Dr. L. Prasad, an investor in the Company. On June 24, 2015, the Company repaid $230,000 which comprised $200,000 principal and a $30,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from Domenic Tacca, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

On April 13, 2015, the Company secured a $100,000 working capital loan to expand from CT Super, an investor in the Company. On June 24, 2015, the Company repaid $115,000 which comprised $100,000 principal and a $15,000 facility fee which was recorded as interest expense.

The effective interest rate on these notes is 81.1% and 43.7% for the years ended December 31, 2015 and 2014, respectively.

F-12

6.	STOCKHOLDERS’ EQUITY

The aggregate number of shares which the Company has the authority to issue is 3,050,000,000 shares, of which 3,000,000,000 shares are common stock, par value $0.001 per share, and 50,000,000 shares are preferred stock, par value $0.001 per shares. At December 31, 2015, the Company had 2,887,428 shares of common stock issued and outstanding. At December 31, 2015, the Company also had 1,000,000, 0, 160,000, and 0 shares of Series A, Series F, Series G and Series H preferred stock, respectively, issued and outstanding. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Preferred Stock or any series thereof.

During the years ended December 31, 2015, and 2014 the Company issued 446,045 shares at a price of $10.00 and $50.00 per share and 915,875 shares at a price of $5.00, $10.00, $15.00 and $20.00, respectively, in accordance with offerings to existing stockholders of the Company.

On March 31, 2014 the Board of Directors resolved to increase the authorized number of common stock from 1,000,000,000 to 2,500,000,000. In addition, the Board of Directors authorized to issue 1,000,000, 410,000, 400,025 and 173,000 shares of Series A, B, C and D of Preferred Stock, par value $0.001 per share, respectively.

On March 31, 2014 the Company issued 1,983,025 shares of convertible preferred stock (“Preferred Stock”), which is allocated as follows: Series A: 1,000,000 shares, Series B: 410,000 shares, Series C: 400,025 shares and Series D: 173,000 shares. 1,000,000 shares of Series A Preferred Stock were issued to the Company’s President and Chief Executive Officer, Mr. Paul Mathieson, in consideration for $1,000,000 owed to him.

On October 27, 2014, the Board of Directors authorized to issue 1,500,000 shares of Series F Preferred Stock, par value $0.001 per share.

On November 19, 2014 the Company issued 1,861,000 shares of Preferred Stock, which is allocated as follows:

●	Series E: 461,000 shares and Series F: 1,400,000 shares.

On December 31, 2014, all holders of Series B, Series C, Series D, and Series E Preferred Stock elected to convert their shares to Common Stock, which was distributed as follows:

●	Series B: 410,000 shares of preferred stock converted to 164,000 shares of common stock

●	Series C: 400,025 shares of preferred stock converted to 80,005 shares of common stock

●	Series D: 173,000 shares of preferred stock converted to 23,006 shares of common stock

●	Series E: 461,000 shares of preferred stock converted to 18,440 shares of common stock.

Following the conversions on December 31, 2014, no shares of Series B, Series C, Series D, and Series E preferred stock were outstanding.

On May 1, 2015, the Board of Directors resolved to increase the authorized number of common stock from 2,500,000,000 to 3,000,000,000.

On June 17, 2015, the Board of Directors cancelled Series B, Series C, Series D and Series E Preferred Stock, increased the authorized shares of Series F Preferred Stock, par value $0.001 per share, to 2,000,000, and authorized to issue 6,000,000 and 10,000,000 shares of Series G and Series H of Preferred Stock, par value $0.001 per share, respectively.

On June 17, 2015, the Company issued 600,000 shares of Series F Preferred Stock in consideration for receipt of an aggregate of $600,000.

On June 22, 2015, the Company issued 5,419,500 shares of Series G Preferred Stock in consideration for receipt of $5,419,500.

On June 30, 2015, holders of Series F and Series G Preferred Stock elected to convert some of their shares to Common Stock, which was distributed as follows:

●	Series F: 1,750,000 shares of preferred stock converted to 63,540 shares of common stock.

●	Series G: 4,459,500 shares of preferred stock converted to 93,872 shares of common stock.

F-13

On September 2, 2015, the Company issued an aggregate of 432,608 shares of the Company’s common stock to certain of its existing stockholders in consideration for $4,326,086. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act.

On September 10, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of adjusting the conversion ratios of the Series A, Series F, Series G and Series H preferred stock to account for the Company’s offering to existing stockholders of the Company commenced August 3, 2015 and removing references to conversion on June 30, 2015 for Series F and Series G preferred stock:

(i)	Adjusting the conversion ratio of the Series A preferred stock from 0.4 to 0.8 shares of common stock for each Series A preferred stock;

(ii)	Adjusting the conversion ratio of the Series F preferred stock from 3,333/100,000 (0.03333) to 6,666/100,000 (0.06666) shares of common stock for each Series F preferred stock;

(iii)	Adjusting the conversion ratio of the Series G preferred stock from 2,000/100,000 (0.02000) to 4,000/100,000 (0.04000) shares of common stock for each Series G preferred stock; and

(iv)	Adjusting the conversion ratio of the Series H preferred stock from 1,333/100,000 (0.01333) to 2,666/100,000 (0.02666) shares of common stock for each Series H preferred stock.

On October 22, 2015, the Company issued 160,000 shares of Series H Preferred Stock in consideration for receipt of an aggregate of $160,000.

On December 1, 2015, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of adjusting the conversion ratios of the Series A, Series F, Series G and Series H preferred stock to account for the Company’s offering to existing stockholders of the Company commenced December 1, 2015:

(i)	Adjusting the conversion ratio of the Series A preferred stock from 0.8 to 1.6 shares of common stock for each Series A preferred stock;

(ii)	Adjusting the conversion ratio of the Series F preferred stock from 6,666/100,000 (0.06666) to 13,332/100,000 (0.13332) shares of common stock for each Series F preferred stock;

(iii)	Adjusting the conversion ratio of the Series G preferred stock from 4,000/100,000 (0.04000) to 8,000/100,000 (0.08000) shares of common stock for each Series G preferred stock; and

(iv)	Adjusting the conversion ratio of the Series H preferred stock from 2,666/100,000 (0.02666) to 5,332/100,000 (0.05332) shares of common stock for each Series H preferred stock.

On December 31, 2015, the Company issued an aggregate of 13,437 shares of the Company’s common stock to certain of its existing stockholders for consideration of $671,890. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act.

On December 31, 2015, all holders of Series F and Series H Preferred Stock and some holders of Series G Preferred Stock elected to convert their shares to Common Stock, which was distributed as follows:

●	Series F: 250,000 shares of preferred stock converted to 33,330 shares of common stock

●	Series G: 1,050,000 shares of preferred stock converted to 84,000 shares of common stock

●	Series H: 160,000 shares of preferred stock converted to 8,531 shares of common stock

Following the conversions on December 31, 2015, no shares of Series F and Series H preferred stock were outstanding and 160,000 shares of Series G preferred stock were outstanding.

F-14

On January 1, 2016, pursuant to the terms of the Company’s Series G preferred stock, the Company exercised its right to redeem all of the unconverted outstanding shares of Series G preferred stock. On December 24, 2015, the Company early paid the holders of the 160,000 unconverted shares of Series G preferred stock an aggregate of $160,000. Following the redemption of the unconverted shares of Series G preferred stock, no shares of Series G preferred stock will be outstanding.

The Preferred Stock accrues dividends at the rate of 12% per annum paid monthly for Series A, F and G, and 10% for Series H. Each series of preferred stock ranks pari-passu with each other series of preferred stock, and senior to the common stock of the Company, as to dividends, and upon liquidation, dissolution or a winding up of the Company. In the event of a liquidation or winding up of the Company, holders of the Preferred Stock shall be entitled to receive the Stated Value of $1 per share.

Series A Preferred Stock

During the years ended December 31, 2015 and 2014, the Company issued 0 and 1,000,000 shares of Series A convertible preferred stock, respectively, with a par value of $0.001 per share. Each share is convertible into 1.6 shares of common stock at the option of the holder any time after December 31, 2015 (3.2 shares at January 8, 2016 – see note 13). The holder of the shares is also entitled to vote at a ratio of 1001 votes for each share of preferred stock.

Series B Preferred Stock

During the years ended December 31, 2015 and 2014, the Company issued 0 and 410,000 shares of Series B convertible preferred stock, respectively, with a par value of $0.001 per share. Each share was converted into 0.4 shares of common stock at the option of the holder on December 31, 2014, for a total issuance of 164,000 shares on December 31, 2014. On June 17, 2015, the Board of Directors cancelled Series B Preferred Stock.

Series C Preferred Stock

During the years ended December 31, 2015 and 2014, the Company issued 0 and 400,025 shares of Series C convertible preferred stock, respectively, with a par value of $0.001 per share. Each share was converted into 0.2 shares of common stock at the option of the holder on December 31, 2014, for a total issuance of 80,005 shares on December 31, 2014. On June 17, 2015, the Board of Directors cancelled Series C Preferred Stock.

Series D Preferred Stock

During the years ended December 31, 2015 and 2014, the Company issued 0 and 173,000 shares of Series D convertible preferred stock, respectively, with a par value of $0.001 per share. Each share was converted into 0.1333 shares of common stock at the option of the holder on December 31, 2014, for a total issuance of 23,066 shares on December 31, 2014. On June 17, 2015, the Board of Directors cancelled Series D Preferred Stock.

Series E Preferred Stock

During the years ended December 31, 2015 and 2014, the Company issued 0 and 461,000 shares of Series E convertible preferred stock, respectively, with a par value of $0.001 per share. Each share was converted into 0.04 shares of common stock at the option of the holder on December 31, 2014, for a total issuance of 18,440 shares on December 31, 2014. On June 17, 2015, the Board of Directors cancelled Series E Preferred Stock.

Series F Preferred Stock

During the years ended December 31, 2015 and 2014, the Company issued 600,000 and 1,400,000 shares of Series F convertible preferred stock, respectively, with a par value of $0.001 per share.

On December 31, 2015 and upon notice provided by the holder to the Company, a holder has the right to convert, at face value per share, all or any portion of their Series F preferred shares into shares of our common stock on the basis of 13,332/100,000 (0.13332) shares of common stock for each share of Series F preferred stock so converted. The holder of the shares is also entitled to vote at a ratio of 0.34 votes for each share of preferred stock. Any time after December 31, 2015, the Company also has the right to redeem the shares at a redemption value of $1 per share.

Effective June 30, 2015, holders of an aggregate of 1,750,000 shares of Series F preferred stock notified the Company of their intent to convert their Series F shares into shares of common stock. On June 30, 2015, the Company issued an aggregate of 63,540 shares of common stock to such Series F holders. Effective December 31, 2015, holders of an aggregate of 250,000 shares of Series F preferred stock notified the Company of their intent to convert their Series F shares into shares of common stock. On December 31, 2015, the Company issued an aggregate of 33,330 shares of common stock to such Series F holders.

F-15

Series G Preferred Stock

During the years ended December 31, 2015 and 2014, the Company issued 5,669,500 and 0 shares of Series G convertible preferred stock, respectively, with a par value of $0.001 per share.

On December 31, 2015 and upon notice provided by the holder to the Company, a holder has the right to convert, at face value per share, all or any portion of their Series G preferred shares into shares of our common stock on the basis of 8,000/100,000 (0.08000) shares of common stock for each share of Series G preferred stock so converted. The holder of the shares is also entitled to vote at a ratio of 0.20 votes for each share of preferred stock. Any time after December 31, 2015, the Company also has the right to redeem the shares at a redemption value of $1 per share.

Effective June 30, 2015, holders of an aggregate of 4,459,500 shares of Series G preferred stock notified the Company of their intent to convert their Series G shares into shares of common stock. On June 30, 2015, the Company issued an aggregate of 93,872 shares of common stock to such Series G holders. Effective December 31, 2015, holders of an aggregate of 1,050,000 shares of Series G preferred stock notified the Company of their intent to convert their Series G shares into shares of common stock. On December 31, 2015, the Company issued an aggregate of 84,000 shares of common stock to such Series G holders. On January 1, 2016, the Company exercised its right to redeem all of the unconverted outstanding shares of Series G preferred stock. On December 24, 2015, the Company early paid the holders of the 160,000 unconverted shares of Series G preferred stock an aggregate of $160,000.

Series H Preferred Stock

During the years ended December 31, 2015 and 2014, the Company issued 160,000 and 0 shares of Series H convertible preferred stock, respectively, with a par value of $0.001 per share.

On December 31, 2015 and upon notice provided by the holder to the Company, a holder has the right to convert, at face value per share, all or any portion of their Series H preferred shares into shares of our common stock on the basis of 5,332/100,000 (0.05332) shares of common stock for each share of Series H preferred stock so converted or if the holder elects to convert on June 30, 2016, such shares shall be converted on the basis of 0.1 share of common stock for each share of Series H Preferred Stock. The holder of the shares is also entitled to vote at a ratio of 0.13 votes for each share of preferred stock. Any time after June 30, 2016, the Company also has the right to redeem the shares at a redemption value of $1 per share.

Effective December 31, 2015, holders of an aggregate of 160,000 shares of Series H preferred stock notified the Company of their intent to convert their Series H shares into shares of common stock. On December 31, 2015, the Company issued an aggregate of 8,531 shares of common stock to such Series H holders.

7.	INCOME TAXES

The difference between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to pre-tax income (loss) is mainly related to an increase in the valuation allowance. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. Deferred income tax assets are mainly related to net operating loss carryforwards.

Management has chosen to take a 100% valuation allowance against the deferred income tax asset until such time as management believes that its projections of future profits make the realization of the deferred income tax assets more likely than not. Significant judgment is required in the evaluation of deferred income tax benefits and differences in future results from management’s estimates could result in material differences.

As of December 31, 2015, the Company has a net loss carryforward of approximately $16 million that may potentially be used to offset future Federal taxable income. This net loss carryforward will expire through 2035. In the event of statutory ownership changes, the amount of net operating loss carryforward that may be utilized in future years is subject to significant limitations.

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest and penalties totaled $0 for the years ended December 31, 2015 and 2014. The Company files income tax returns with the Internal Revenue Service (“IRS”) and the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Missouri, Nevada, New Jersey, New Mexico, Oregon, Pennsylvania, Texas, Utah and Virginia. All of the Company’s tax filings are still subject to examination. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized and such tax years are closed.

F-16

We utilize FASB ASC 740-10, “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

The components of the income tax provision for fiscal year 2015 and 2014 were as follows:

	2015	2014
Current
Federal	$0	$0
State	0	0
	0	0
Deferred
Federal	0	0
State	0	0
	0	0

Total	$0	$0

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for fiscal year 2015 and 2014:

	2015	2014
Income tax computed at federal statutory tax rate	-34.0%	-34.0%
Non-deductible expenses	0.0	0.6
Change in Valuation allowance	34.0	33.4
Total	0%	0%

Significant components of the Company’s deferred tax assets and liabilities for income taxes for the fiscal years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Deferred tax assets
Provision for credit losses	$335,000	$200,000
Deferred rent	4,000	10,000
Intangible assets	425,000	460,000
Net Operating loss carryforwards	5,650,000	3,800,000
Total deferred tax assets	6,414,000	4,470,000
Less: Valuation allowance	(6,414,000)	(4,470,000)
Net deferred tax assets	$0	$0

8.	CONCENTRATION OF CREDIT RISK

The Company’s portfolio of finance receivables is with consumers living throughout Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Missouri, Nevada, New Jersey, New Mexico, Oregon, Pennsylvania, Texas, Utah, and Virginia and consequently such consumers’ ability to honor their installment contracts may be affected by economic conditions in these areas.

The Company maintains cash at financial institutions which may, at times, exceed federally insured limits.

At December 31, 2015 the company had cash and cash equivalents exceeding insured limits by $242,525.

F-17

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its operating facilities under non-cancelable operating leases that expire through September 2016. Total rent expense for the years ended December 31, 2015 and 2014 was $244,621 and $250,744, respectively. The Company is responsible for certain operating expenses in connection with these leases. The future minimum rental payments required under non-cancelable operating leases as of December 31, 2015 is $125,192 to be paid within the next twelve months.

The Company subleased the Chicago office in September 2014 and is currently looking to sublease the remaining two unused offices which could reduce future required rental payments.

Legal Matters

From time to time, the Company may be involved in legal proceedings in the normal course of its business. The Company is not involved in any legal proceedings at the present time.

Professional Consulting Contract

The Company has a professional consulting contract with its Chief Executive Officer (“CEO”), according to which, the Company paid $1 million and health insurance plus a bonus of $300,000 for the year ended December 31, 2015 ($220,079 of the bonus was offset against common stock subscription and $4,921 offset against CEO advance). The Company is obligated to pay its CEO $1,000,000 annually plus health insurance, with a discretionary bonus to be determined by the IEG Holdings Corporation Board on December 31, 2015. The Board amended the contract as of September 30, 2015 and elected to pay $225,000 of the yearly discretionary bonus on September 30, 2015. In addition, the IEG Holdings’ board of directors authorized a final portion in the amount of $75,000 of the 2015 bonus to be paid to Mr. Mathieson on December 31, 2015 for services previously rendered by Mr. Mathieson from October 1, 2015 to December 31, 2015.

Regulatory Requirements

State statutes authorizing the Company’s products and services typically provide state agencies that regulate banks and financial institutions with significant regulatory powers to administer and enforce the law. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways, or issue new administrative rules. In addition, when the staff of state regulatory bodies change, it is possible that the interpretations of applicable laws and regulations may also change.

Net Profit Interest

The Company has a net profit interest agreement with its lender, under which the Company pays 20% of its subsidiary IEC SPV LLC’s net profit to the lender (see note 4).

10.	RELATED PARTY TRANSACTIONS

Chief Executive Officer

Compensation to our Chief Executive Officer under the Professional Consulting Contract totaled $1,300,000 for the year ended December 31, 2015. $220,079 was offset against common stock subscription and $4,921 against CEO advance. Compensation to our Chief Executive Officer under the Professional Consulting Contract totaled $1,300,000 for the year ended December 31, 2014, of which $1,000,000 was offset against common stock subscription and $85,989 was offset against preferred stock subscription. The balance of deferred salary amounted to $106,588 at December 31, 2014.

Chief Operating Officer

Compensation to our Chief Operating Officer totaled $250,000 for the year ended December 31, 2015. $20,000 was offset against common stock subscription. Compensation to our Chief Operating Officer totaled $220,000 for the year ended December 31, 2014.

F-18

VP Corporate Finance

Compensation to our VP Corporate Finance totaled $121,721 for the year ended December 31, 2015, of which $14,029 was offset against common stock subscription. Compensation to our VP Corporate Finance totaled $155,573 for the year ended December 31, 2014, of which $67,112 was offset against common stock subscription.

Consulting Fees

During the years ended December 31, 2015 and December 31, 2014, the Company incurred director and consulting fees totaling $27,500 and $29,538, respectively, to Gilmour & Company Pty Ltd., which is owned by Ian Gilmour, a director of IEG Holdings Corporation.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred director fees totaling $27,500 and $0, respectively, to Matthew Banks, who is a director of IEG Holdings Corporation. $20,000 of the $27,500 consulting fees incurred in year ended December 31, 2015 was paid, with the remaining $7,500 offset as consideration for common stock subscriptions by Ian Banks (Matthew Bank’s father).

During the years ended December 31, 2015 and December 31, 2014, the Company incurred director fees totaling $27,500 and $0, respectively to R & H Nominees Pty Ltd which is owned by Harold Hansen, who is a director of IEG Holdings Corporation.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred director and consulting fees totaling $4,500 and $20,000 to Comms Watch Pty Ltd, which is owned by Damien Mathieson, the brother of our Chief Executive Officer.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred consulting fees totaling $318,857 and $321,951, respectively, to Clem Tacca, who is a shareholder of IEG Holdings Corporation, and related entities.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred consulting fees totaling $66,098 and $22,000, respectively, to Ascendant SC Pty Ltd, which is a shareholder of IEG Holdings Corporation. $25,000 of the consulting fees incurred were offset as consideration for Series G Preferred Stock on June 19, 2015 and $10,000 of the consulting fees incurred were offset as consideration for common stock subscriptions at December 31, 2015.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred consulting fees totaling $419,204 and $150,473, respectively, to Frank Wilkie, who is a shareholder of IEG Holdings Corporation, and related entities. $70,250 of the $419,204 consulting fees incurred in the year ended December 31, 2015 was paid, with $224,500 offset as consideration for Series G Preferred Stock on June 19, 2015 and $124,454 offset as consideration for common stock subscriptions.

During the years ended December 31, 2015 and December 31, 2014, the Company incurred consulting fees totaling $75,000 and $0, respectively, to Judith Willoughby, who is a shareholder of IEG Holdings Corporation, and related entities. $55,000 of the $75,000 consulting fees incurred in the year ended December 31, 2015 was paid, with the remaining $20,000 offset as consideration for common stock subscriptions.

11.	RIGHTS OFFERING AND CHANGE IN CONVERSION RATIO OF PREFERRED SHARES

Effective August 3, 2015 and December 1, 2015, the Company commenced rights offerings to certain of its existing stockholders. Pursuant to the terms of the Series A preferred stock, the Series F preferred stock, the Series G preferred stock and the Series H preferred stock, as a result of the Company’s commencement of the rights offerings, the Company adjusted the conversion ratio applicable to each series of preferred stock.

On September 10, 2015, the Company filed articles of amendment to its amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of adjusting the conversion ratios of the Series A, Series F, Series G and Series H preferred stock to account for the Company’s offering to existing stockholders of the Company commenced August 3, 2015 and removing references to conversion on June 30, 2015 for Series F and Series G preferred stock:

(i)	Adjusting the conversion ratio of the Series A preferred stock from 0.4 to 0.8 shares of common stock for each Series A preferred stock;

(ii)	Adjusting the conversion ratio of the Series F preferred stock from 3,333/100,000 (0.03333) to 6,666/100,000 (0.06666) shares of common stock for each Series F preferred stock;

(iii)	Adjusting the conversion ratio of the Series G preferred stock from 2,000/100,000 (0.02000) to 4,000/100,000 (0.04000) shares of common stock for each Series G preferred stock; and

(iv)	Adjusting the conversion ratio of the Series H preferred stock from 1,333/100,000 (0.01333) to 2,666/100,000 (0.02666) shares of common stock for each Series H preferred stock.

F-19

On December 1, 2015, the Company filed articles of amendment to its amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of adjusting the conversion ratios of the Series A, Series F, Series G and Series H preferred stock to account for the Company’s offering to existing stockholders of the Company commenced December 1, 2015:

(i)	Adjusting the conversion ratio of the Series A preferred stock from 0.8 to 1.6 shares of common stock for each Series A preferred stock;

(ii)	Adjusting the conversion ratio of the Series F preferred stock from 6,666/100,000 (0.06666) to 13,332/100,000 (0.13332) shares of common stock for each Series F preferred stock;

(iii)	Adjusting the conversion ratio of the Series G preferred stock from 4,000/100,000 (0.04000) to 8,000/100,000 (0.08000) shares of common stock for each Series G preferred stock; and

(iv)	Adjusting the conversion ratio of the Series H preferred stock from 2,666/100,000 (0.02666) to 5,332/100,000 (0.05332) shares of common stock for each Series H preferred stock.

12.	RESTATEMENT OF FINANCIAL STATEMENTS

The financial statements have been restated to retroactively reflect the 1-for-100 reverse stock split that took effect June 17, 2015.

13.	SUBSEQUENT EVENTS

On January 1, 2016, pursuant to the terms of the Company’s Series G preferred stock, the Company exercised its right to redeem all of the unconverted outstanding shares of Series G preferred. On December 24, 2015, the Company early paid the holders of the 160,000 unconverted shares of Series G preferred stock an aggregate of $160,000. Following the redemption of the unconverted shares of Series G preferred stock, no shares of Series G preferred stock were outstanding.

On January 8, 2016, we filed articles of amendment to our amended and restated articles of incorporation, as amended, with the Secretary of State of Florida. The articles of amendment had the effect of adjusting the conversion ratios of the Series A and Series H preferred stock to account for the Company’s offering to existing stockholders of the Company commenced January 8, 2016:

(i)	Adjusting the conversion ratio of the Series A preferred stock from 1.6 to 3.2 shares of common stock for each Series A preferred stock; and

(ii)	Adjusting the conversion ratio of the Series H preferred stock from 5,332/100,000 (0.05332) to one share of common stock for each Series H preferred stock.

On January 14, 2016, we filed a Preliminary Schedule 14C Information Statement with the Securities and Exchange Commission, in connection with the approval of articles of amendment to our amended and restated articles of incorporation, as amended, by our Board of Directors and the holder of a majority of the voting power of the issued and outstanding capital stock of the Company, to, on the Effective Date (as defined below), (i) effect a reverse stock split of the issued and outstanding shares of the common stock, at the ratio of 1-for-100, (ii) immediately after the reverse stock split, effect a forward stock split on a 100-for-1 share basis of the issued and outstanding common stock and reduce the number of authorized shares of common stock from 3,000,000,000 to 200,000,000, and (iii) immediately prior to the reverse stock split, pay in cash to those shareholders holding fewer than 100 shares of common stock, instead of issuing fractional shares, an amount per share equal to the average closing price per share of the common stock on the OTCQB, averaged over a period of 30 consecutive calendar days ending on (and including) the date of the Effective Date, without interest. The articles of amendment will be effective upon their filing with the Secretary of State of Florida which will occur approximately, but not less than, 20 days after the definitive information statement is mailed to the shareholders of the Company (“Effective Date”).

On January 22, 2016, the Company issued an aggregate of 370 shares of the Company’s common stock at a price of $50.00 per share to certain of its existing stockholders for receipt of an aggregate of $18,500. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf.

On January 25, 2016, the Company filed a Form S-1 Registration Statement to offer to the public up to 100,000 common shares at $50.00 per share.

14.   SUBSEQUENT EVENT – RESTATEMENT FOR THE REVERSE/FORWARD STOCK SPLIT

On October 27, 2016, the Company effected a reverse stock split of its outstanding shares of common stock, at the ratio of 1-for-1,000 (the “Reverse Split”). Also on October 27, 2016, immediately following the completion of the Reverse Split, the Company effected a forward stock split on a 100-for-1 share basis. On the same date, the Company also reduced the number of authorized shares of common stock from 200,000,000 to 40,000,000. The financial statements at December 31, 2015 and 2014 have been retroactively restated to reflect this split.

F-20

IEG HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2016 AND DECEMBER 31, 2015

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)

ASSETS
ASSETS
Cash and cash equivalents	$924,552	$485,559
Loans receivable, net, note 2	7,250,691	7,124,702
Other receivables	141,325	76,262
Prepaid expenses	3,663	7,276
Property and equipment, net, note 3	20,895	28,511
Security deposits	7,470	35,839

TOTAL ASSETS	$8,348,596	$7,758,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$66,119	$96,441
Preferred Dividends Payable	3,317	-
Deferred rent	-	11,522

TOTAL LIABILITIES	69,436	107,963

COMMITMENTS AND CONTINGENCIES, note 7

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 50,000,000 shares authorized, 3,071,000 and 1,160,000 shares issued and outstanding at September 30, 2016 and December 31, 2015 respectively, note 5	3,071	1,160
Common stock, $0.001 par value; 40,000,000 shares authorized, 9,672,723 and 2,887,428 shares issued and outstanding at September 30, 2016 and December 31, 2015 respectively, note 5	2,233,258	2,165,405
Additional paid-in capital	32,587,991	26,025,071
Prepaid preferred share redemption	-	(160,000)
Subscription receivable	(2,977,950)	-
Accumulated deficit	(23,567,210)	(20,381,450)

TOTAL STOCKHOLDERS’ EQUITY	8,279,160	7,650,186

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,348,596	$7,758,149

*The condensed consolidated unaudited Financial Statements have been retroactively restated to reflect the 1-for-100 reverse split that occurred on June 17, 2015 and the net 1-for-10 reverse split that occurred on October 27, 2016, see note 5

See notes to condensed consolidated unaudited Financial Statements

F-21

IEG HOLDINGS CORPORATION
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
REVENUES
Interest revenue	$547,551	$520,373	$1,586,723	$1,298,112
Other revenue	10,000	9,894	41,156	29,217

TOTAL REVENUES	557,551	530,267	1,627,879	1,327,329

OPERATING EXPENSES
Salaries and compensation	397,795	718,532	1,207,124	1,551,382
Other operating expenses	315,368	329,441	1,134,836	905,721
Consulting	414,443	282,189	867,723	905,002
Provision for credit losses	257,907	213,611	1,000,344	793,619
Advertising	92,593	211,828	313,902	527,452
Rent	47,373	57,372	154,838	187,975
Travel, meals and entertainment	13,085	25,718	139,253	101,628
Depreciation and amortization	3,212	4,192	7,045	12,207

TOTAL OPERATING EXPENSES	1,541,776	1,842,883	4,825,065	4,984,986

LOSS FROM OPERATIONS	(984,225)	(1,312,616)	(3,197,186)	(3,657,657)

OTHER INCOME (EXPENSE)
Interest expense	-	(122,225)	-	(596,452)
Miscellaneous income (expense)	(324)	14,506	11,426	14,756

TOTAL OTHER INCOME (EXPENSE)	(324)	(107,719)	11,426	(581,696)

NET LOSS	$(984,549)	$(1,420,335)	$(3,185,760)	$(4,239,353)

Dividends on preferred shares	(1,875)	(61,045)	(33,235)	(204,526)

Net loss attributable to common stockholders	(986,424)	(1,481,380)	(3,218,995)	(4,443,879)

Net loss attributable to common stock per share, basic and diluted *	$(0.10)	$(0.60)	$(0.44)	$(1.97)

Weighted average number of common shares outstanding, basic and	9,570,221	2,451,888	7,332,923	2,257,112

*The condensed consolidated unaudited Financial Statements have been retroactively restated to reflect the 1-for-100 reverse split that occurred on June 17, 2015 and the net 1-for-10 reverse split that occurred on October 27, 2016, see note 5

See notes to condensed consolidated unaudited Financial Statements

F-22

IEG HOLDINGS CORPORATION
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM JANUARY 1, 2015 THROUGH SEPTEMBER 30, 2016

			Preferred Stock								Additional	Prepaid Preferred
	Common Stock		Series A		Series F		Series G		Series H		Paid-in	Share	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Redemption	Receivable	Deficit	Total
Balance, January 1, 2015	2,158,110	$2,158,111	1,000,000	$1,000	1,400,000	$1,400	—	$—	—	$—	14,914,705	$—	$—	$(14,683,252)	$2,391,964

Issuance of Shares at $10.00	432,608	4,326	—	—	—	—	—	—	—	—	4,321,760	—	—	—	4,326,086

Issuance of Preferred Shares	—	—	—	—	600,000	600	5,669,500	5,670	160,000	160	6,423,071	—	—	—	6,429,500

Issuance of Shares at $50.00	13,437	134	—	—	—	—	—	—	—	—	671,756	—	—	—	671,890

Conversion of Preferred Shares to Common Shares	283,273	2,833	—	—	(2,000,000)	(2,000)	(5,509,500)	(5,510)	(160,000)	(160)	4,836	—	—	—	—

Prepaid Preferred Share Redemption	—	—	—	—	—	—	—	—	—	—	—	160,000	—	—	(160,000)

Preferred Dividends	—	—	—	—	—	—	—	—	—	—	(311,056)	—	—	—	(311,056)

Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(5,698,198)	(5,698,198)

Balance, December 31, 2015	2,887,428	$2,165,405	1,000,000	$1,000	—	$—	160,000	$160	—	$—	26,025,071	$(160,000)	$—	$(20,381,450)	$7,650,186

Prepaid Preferred Share Redemption	—	—	—	—	—	—	(160,000)	(160)	—	—	(159,840)	160,000	—	—	—

Issuance of Shares of $50.00	370	4	—	—	—	—	—	—	—	—	18,496	—	—	—	18,500

Issuance of Preferred Shares	—	—	—	—	—	—	—	—	3,071,000	3,071	3,067,929	—	—	—	3,071,000

Conversion of Preferred Shares to Common Shares	6,400,000	64,000	(1,000,000)	(1,000)	—	—	—	—	—	—	(63,000)	—	—	—	—

Issuance of Shares at $10.00	386,718	3,867	—	—	—	—	—	—	—	—	3,863,321	—	—	—	3,867,188

Buyback of Shares	(1,793)	(18)	—	—	—	—	—	—	—	—	(130,751)	—	—	—	(130,769)

Preferred Dividends	—	—	—	—	—	—	—	—	—	—	(33,235)	—	—	—	(33,235)

Subscription Receivable	—	—	—	—	—	—	—	—	—	—	—	—	(2,977,950)	—	(2,977,950)

Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,185,760)	(3,185,760)

Balance, September 30, 2016	9,672,723	$2,233,258	—	$—	—	$—	—	$—	3,071,000	$3,071	$32,587,991	$—	$(2,977,950)	$(23,567,210)	$8,279,160

*The condensed consolidated unaudited Financial Statements have been retroactively restated to reflect the 1-for-100 reverse split that occurred on June 17, 2015 and the net 1-for-10 reverse split that occurred on October 27, 2016, see note 5

See notes to condensed consolidated unaudited Financial Statements

F-23

IEG HOLDINGS CORPORATION
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

	September 30, 2016	September 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,185,760)	$(4,239,353)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for credit losses	1,000,344	793,619
Depreciation and amortization	7,045	12,207
Amortization of loan costs	-	77,781
Loss on disposal of assets	571	-
Changes in assets - (increase) decrease:
Other receivables	(65,063)	(81,073)
Prepaid expenses	3,613	(10,384)
Deposits	28,369	3,490
Changes in liabilities - increase (decrease):
Accounts payable and accrued expenses	126,678	410,048
Deferred rent	(11,522)	(12,786)
Deferred salary	-	97,724

NET CASH USED IN OPERATING ACTIVITIES	(2,095,725)	(2,948,727)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans receivable originated	(2,695,000)	(4,271,850)
Loans receivable repaid	1,568,668	1,034,328
Purchase of property & equipment	-	(19,117)

NET CASH USED IN INVESTING ACTIVITIES	(1,126,332)	(3,256,639)

CASH FLOWS FROM FINANCING ACTIVITIES:
Preferred dividends paid	(29,917)	(217,888)
Proceeds from short-term loans	-	400,000
Payments on short-term loans	-	(400,000)
Repayment of senior debt	-	(2,230,000)
Deposit on preferred shares to be issued	-	60,000
Payments for buyback of common stock	(130,769)	-
Proceeds from issuance of preferred stock	93,050	5,940,000
Proceeds from issuance of common stock	3,728,686	3,917,524

NET CASH PROVIDED BY FINANCING ACTIVITIES	3,661,050	7,469,636

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	438,993	1,264,270

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	485,559	433,712

CASH AND CASH EQUIVALENTS, END OF YEAR	$924,552	$1,697,982

Supplemental disclosures:
Interest paid in cash	$-	$504,500
Income taxes paid in cash	$-	$-
Issuance of stock in lieu of repayment of accrued compensation	$-	$261,608
Issuance of preferred stock in lieu of consulting fees	$-	$279,500
Issuance of common stock in lieu of consulting fees	$157,000	$146,954

See notes to condensed consolidated unaudited Financial Statements

F-24

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The quarterly report on Form 10-Q for the quarter ended September 30, 2016 should be read in conjunction with the Company’s financial statements for the year ended December 31, 2015, contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission (the “SEC”) on February 18, 2016. As contemplated by the SEC under Article 8 of Regulation S-X, the accompanying financial statements and footnotes have been condensed and therefore do not contain all disclosures required by generally accepted accounting principles. The interim financial data are unaudited, however in the opinion of IEG Holdings Corporation (“we, “our”, “us”) the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results for the interim periods. Results of interim periods are not necessarily indicative of those to be expected for the full year.

Nature of Business

The principal business activity of the Company is providing unsecured $5,000 and $10,000 consumer loans over a five-year term through its subsidiaries Investment Evolution Corporation and IEC SPV, LLC. The loans are offered under the consumer brand “Mr. Amazing Loans”. The Company is headquartered in Las Vegas, Nevada and originates consumer loans in the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Missouri, Nevada, New Jersey, New Mexico, Oregon, Pennsylvania, Texas, Utah, and Virginia via its online platform and distribution network. The Company is a licensed direct lender with state licenses and/or certificates of authority to lend in these 17 states and offers all loans within the prevailing statutory rates.

Basis of Accounting

These consolidated financial statements include the operations of IEG Holdings Corporation and its wholly-owned subsidiaries, Investment Evolution Corporation and IEC SPV, LLC (collectively, the “Company”). All inter-company transactions and balances have been eliminated in consolidation.

The Company’s accounting and reporting policies are in accordance with U.S. generally accepted accounting principles and conform to general practices within the consumer finance industry.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The accompanying consolidated financial statements do not include any adjustments to reflect any possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities.

Liquidity

The principal conditions/events that raise substantial doubt of the company’s ability to meet its obligations are i) the Company has reported recurring losses and ii) the Company has not yet generated positive net cash flows from operations. However, the Company has increased its revenue, management’s plans for the next 12 months alleviate the substantial doubt and management evaluates that as a result of these plans the Company can meet all its obligations through October 2017. Without raising additional debt or equity capital, management’s plans include reducing advertising costs to significantly reduce loan originations and related loan processing costs. There would also be a significant reduction in consulting and professional fees without additional capital being raised. Management’s plans also include utilizing the funds received from loan principal repayments for operating expenses rather than investing in loan origination. In addition, significant core operating costs have been cut from the Company in 2016 including reducing the number of employees from 12 to 7 due to increased automation of loan origination processes and reducing the number of office leases from 4 to 1 in the past quarter as old leases expired. While the Company has sufficient cash on hand at September 30, 2016 combined with anticipated cash flow from loan repayments to continue operations for at least 12 months, the Company intends, over the next 12 months, to seek additional capital via unsecured notes to expand operations and the Company has shown the capacity to raise substantial equity capital over the past few years and, although not the current plan, could seek additional equity capital if required.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures. Management uses its historical records and knowledge of its business in making these estimates. Accordingly, actual results may differ from these estimates.

F-25

Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers cash equivalents to include short-term, highly liquid investments with an original maturity of three months or less.

Loans Receivable and Interest Income

The Company is licensed to originate consumer loans in the states of Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Missouri, Nevada, New Jersey, New Mexico, Oregon, Pennsylvania, Texas, Utah, and Virginia. During the nine months ended September 30 2016 and 2015, the Company originated $5,000 and $10,000 loans over a five year term. The Company offers its loans at or below the prevailing statutory rates. Loans are carried at the unpaid principal amount outstanding, net of an allowance for credit losses.

The Company calculates interest revenue using the interest yield method. Charges for late payments are credited to income when collected.

Accrual of interest income on loans receivable is suspended when no payment has been received on account for 91 days or more on a contractual basis, at which time a loan is considered delinquent. Payments received on nonaccrual financing loans are first applied to the unpaid accrued interest and then principal. Loans are returned to active status and accrual of interest income is resumed when all of the principal and interest amounts contractually due are brought current; at which time management believes future payments are reasonably assured. At September 30, 2016, 97 loans with a total balance of $433,781 were delinquent or in default.

Allowance for Credit Losses

The Company maintains an allowance for credit losses due to the fact that it is probable that a portion of the loans receivable will not be collected. The allowance is estimated by management based on various factors, including specific circumstances of the individual loans, management’s knowledge of the industry, and the experience and trends of other companies in the same industry.

Our portfolio of loans receivable consists of a large number of relatively small, homogenous accounts. The allowance for credit losses is determined using a systematic methodology, based on a combination of historical bad debt of comparable companies. Impaired loans are considered separately and 100% charged off.

The allowance for credit losses is primarily based upon models that analyze specific portfolio statistics and also reflect, management’s judgment regarding overall accuracy. We take into account several factors, including the customer’s transaction history, specifically the timeliness of customer payments, the remaining contractual term of the loan, and the outstanding balance of the loan.

Impaired Loans

The Company assesses loans for impairment individually when a loan is 91 days past due. The Company defines impaired loans as bankrupt accounts and accounts that are 184 days or more past due. In accordance with the Company’s charge-off policy, once a loan is deemed uncollectible, 100% of the remaining balance is charged-off. Loans can also be charged off when deemed uncollectable due to consumer specific circumstances.

The Company does not accrue interest on impaired loans and any recoveries of impaired loans are recorded to the allowance for credit losses. Changes in the allowance for credit losses are recorded as operating expenses in the accompanying statement of operations.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are being provided using the straight-line method over the estimated useful lives of the assets as follows:

Classification	Life
Computer equipment	5 years
Furniture and fixtures	5-8 years

F-26

The Company amortizes its leasehold improvements over the shorter of their economic lives, which are generally five years, or the lease term that considers renewal periods that are reasonably assured. Expenses for repairs and maintenance are charged to expense as incurred, while renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statement of operations.

Operating Lease

The Company’s office lease in Las Vegas expires (unless renewed) on September 30, 2017.

Income Taxes

We account for income taxes using the liability method in accordance with FASB Accounting Standards Codification (“ASC”) 740 “Income Taxes”. To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred income tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the income tax returns. Our net deferred income tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred income tax assets.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $313,902 and $527,452 for the nine months ended September 30, 2016 and 2015, respectively. Advertising costs amounted to $92,593 and $211,828 for the three months ended September 30, 2016 and 2015, respectively.

Earnings and Loss per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10 that establishes standards for computing and presenting net earnings (loss) per shares. Basic earnings (loss) per share are computed by dividing net income (loss) attributed to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares, if any, had been issued and if the additional common shares were dilutive. Basic and diluted loss per share has been adjusted retroactively for the 1-for-100 reverse split that occurred on June 17, 2015 and for the net 1-for-10 reverse split that occurred on October 27, 2016.

Reclassifications

Certain numbers from the prior period have been reclassified to conform to the current year presentation.

Fair Value of Financial Instruments

The Company has adopted guidance issued by the FASB that defines fair value, establishes a framework for measuring fair value in accordance with existing generally accepted accounting principles, and expands disclosures about fair value measurements. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. The categories are as follows:

●	Level I – Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

●	Level II – Inputs, other than quoted prices included in Level I that are observable for the asset or liability through corroboration with market data at the measurement date.

●	Level III – Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

F-27

At September 30, 2016 and 2015, the only financial instruments that are subject to these classifications are cash and cash equivalents, which are considered Level I assets.

Carrying amounts reported in the consolidated balance sheets for other receivables, accounts payable, and accrued expenses approximate fair value because of their immediate or short-term nature. The fair value of borrowings is not considered to be significantly different than its carrying amount because the stated rates for such debt reflect current market rates and conditions.

2. LOANS RECEIVABLE

Loans receivable consisted of the following at September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015
Loans receivable	$8,253,490	$8,110,077
Allowance for credit losses	$(1,002,799)	$(985,375)
Loans receivable, net	$7,250,691	$7,124,702

A reconciliation of the allowance for credit losses consist of the following at September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015
Beginning balance, January 1	$985,375	$596,963
Provision for credit losses	$1,000,344	$1,134,518
Loans charged off	$(982,920)	$(746,106)
Ending balance	$1,002,799	$985,375
Basis of assessment:
Individually	$-	$-
Collectively	$1,002,799	$985,375

The following is an age analysis of past due receivables as of September 30, 2016 and December 31, 2015:

	31-60 Days Past Due	61-90 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Financing Receivables	Recorded Investment > 90 Days and Accruing
September 30, 2016	$262,403	$173,539	$433,782	$869,724	$7,383,766	$8,253,490	$433,781
December 31, 2015	$157,316	$153,623	$389,431	$700,370	$7,409,707	$8,110,077	$389,431

The Company’s primary credit quality indicator is the customer’s Vantage credit score as determined by Experian on the date of loan origination. The Company does not update the customer’s credit profile during the contractual term of the loan.

The following is a summary of the loan receivable balance as of September 30, 2016 and December 31, 2015 by credit quality indicator:

Credit Score	September 30, 2016	December 31, 2015
550-575	$21,619	-
576-600	$195,543	$149,056
601-650	$3,693,022	$3,397,512
651-700	$3,166,855	$3,230,308
701-750	$938,472	$1,097,225
751-800	$168,883	$185,840
801-850	$52,813	$31,888
851-900	$16,283	$18,248
	$8,253,490	$8,110,077

F-28

3. PROPERTY AND EQUIPMENT

At September 30, 2016 and December 31, 2015, property and equipment consists of the following:

	September 30, 2016	December 31, 2015
Computer equipment	$99,556	$111,196
Furniture and fixtures	21,303	21,303
Leasehold improvements	7,112	35,897
	$127,971	$168,396
Less accumulated depreciation and amortization	107,076	139,885
Total	$20,895	$28,511

Depreciation of property and equipment amounted to $7,045 and $12,207 during the nine months ended September 30, 2016 and 2015, respectively. Depreciation of property and equipment amounted to $3,212 and $4,192 during the three months ended September 30, 2016 and 2015, respectively. Depreciation costs are included in the accompanying statements of operations in operating expenses.

4. SENIOR DEBT

The Company had a credit facility that provided for borrowings of up to $10 million with $0 and $0 outstanding at September 30, 2016 and December 31, 2015, respectively, subject to a borrowing base formula. The Company could borrow, at its option, at the rate of 18% with a minimum advance of $25,000. Proceeds from this credit facility were used to fund loans to consumers. In July 2015, the credit facility was converted to a term loan, to be repaid monthly, with payments equal to 100% of the consumer loan proceeds, with the balance due June 1, 2016. The credit facility was repaid in full on August 21, 2015.

The credit facility remains subject to a net profit interest under which the Company will pay BFG Loan Holdings, LLC, 20% of its subsidiary IEC SPV, LLC’s “Net Profit” until 10 years from the date the loan is repaid in full (August 2015). Net Profit is defined as the gross revenue less (i) interest paid on the loan, (ii) payments on any other debt incurred as a result of an approved Refinance Event, (iii) any costs, fees or commissions paid on the existing credit facility, and (iv) charge-offs to bad debt resulting from consumer loans and reduced by servicing fee. If the Refinance event shall be approved by BFG Loan Holdings, LLC and occur as set forth in the agreement, the net profit percentage shall be reduced to 10%. The Net Profit arrangement can be terminated by the Company upon a payment of $3,000,000. Net profit interest for the nine months ended September 30, 2016 and 2015 were $96,083 and $69,297, respectively. All loans receivable of the Company were pledged as collateral at September 30, 2016 for the fulfillment of the Net Profit calculation. As of September 30, 2016, $58,885 has been paid and $37,198 was fully accrued for.

5. STOCKHOLDERS’ EQUITY

On January 1, 2016, pursuant to the terms of the Company’s Series G preferred stock, the Company exercised its right to redeem all of the unconverted outstanding shares of Series G preferred stock. On December 24, 2015, the Company early paid the holders of the 160,000 unconverted shares of Series G preferred stock an aggregate of $160,000. Following the redemption of the unconverted shares of Series G preferred stock, no shares of Series G preferred stock were outstanding.

On January 22, 2016, the Company issued an aggregate of 370 shares of the Company’s common stock at a price of $50.00 per share to a total of two existing stockholders, each of whom resided in Australia, for receipt of an aggregate of $18,500. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. An offering circular was used in connection with this offering.

On March 22, 2016, the Company issued an aggregate of 3,071,000 shares of the Company’s Series H preferred stock to a total of 12 existing stockholders, nine of whom resided in Australia and three of whom resided in the United Kingdom, in exchange for the receipt of $1.00 per share, representing an aggregate purchase price of $3,071,000. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. No offering circular was used in connection with this issuance.

F-29

On March 31, 2016, Paul Mathieson, the Company’s Chief Executive Officer and the sole holder of the Company’s Series A preferred stock notified the Company of his intention to convert all of his Series A preferred stock into Company common stock pursuant to the terms of the Series A preferred stock. The Company issued an aggregate of 6,400,000 shares of Company common stock pursuant to the conversion notice. These securities were issued in reliance upon the exemptions provided by Regulation S promulgated pursuant to the Securities Act. The issuance involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. No offering circular was used in connection with this issuance. Following the conversion, no shares of Series A preferred stock were outstanding.

On April 1, 2016, the Company effected a 1-for-100 reverse stock split of its outstanding shares of the common stock. Stockholders whose shares were converted into less than one share in the reverse stock split received cash payments equal to the fair value of those fractional interests. As a result, the Company repurchased a total of 1,793 shares of common stock from those stockholders whose shares of stock were converted into less than one share, for an aggregate purchase price of $130,769. Immediately after the reverse stock split, on April 1, 2016, the Company effected a 100-for-1 forward stock split and reduced the number of authorized shares of common stock from 3,000,000,000 to 200,000,000.

On April 12, 2016, the Company issued an aggregate of 2,000 shares of the Company’s common stock to MZ Group for investor relations consulting services. The securities issuance was exempt from registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

On May 2, 2016, Company issued an aggregate of 243,967 shares of the Company’s common stock at a price of $10.00 per share to a total of 98 existing stockholders, all of whom resided in Australia, for an aggregate of $2,439,673 of which $87,000 was paid for in consulting services provided to the company. The securities issuances were exempt from registration under the Securities Act, in reliance on an exemption provided by Regulation S promulgated pursuant to the Securities Act. The issuances involved offers and sales of securities outside the United States. The offers and sales were made in offshore transactions and no directed selling efforts were made by the issuer, a distributor, their affiliates or any persons acting on their behalf. An offering circular was used in connection with this offering.

On May 16, 2016, the Company filed articles of amendment (the “May 2016 Amendment”) to its amended and restated articles of incorporation, as amended. The May 2016 Amendment has the effect of:

(i)	Eliminating the Company’s Series A preferred stock, Series F preferred stock and Series G preferred stock, and

(ii)	Revising the terms of the Series H preferred stock to:

(a)	reduce the dividend rate on the Company’s Series H preferred stock from 10% per annum to 8% per annum,

(b)	extend the date after which the Company may redeem the unconverted outstanding shares of Series H preferred stock from June 30, 2016 to December 31, 2016,

(c)	extend the date on which the holders of Series H preferred stock may convert their shares into shares of the Company’s common stock from June 30, 2016 to December 31, 2016, and

(d)	remove the requirement to adjust the Series H preferred stock conversion ratio when the Company conducts a rights offering to its existing stockholders.

As of September 30, 2016, the aggregate number of shares which the Company had the authority to issue is 250,000,000 shares, of which 200,000,000 shares are common stock, par value $0.001 per share, and 50,000,000 shares are preferred stock, par value $0.001 per shares. At September 30, 2016, the Company had 9,672,723 shares of common stock issued and outstanding. At September 30, 2016, the Company also had 3,071,000 shares of Series H preferred stock issued and outstanding. The Board of Directors is authorized at any time, and from time to time, to provide for the issuance of preferred stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the preferred stock or any series thereof.

The Series H preferred stock accrues dividends at the rate of 8% per annum. Each series of preferred stock ranks pari passu with each other series of preferred stock, and senior to the common stock of the Company, as to dividends, and upon liquidation, dissolution or a winding up of the Company. In the event of a liquidation or winding up of the Company, holders of the preferred stock shall be entitled to receive the stated value of $1 per share.

F-30

On September 6, 2016, the Company issued an aggregate of 5,000 shares of the Company’s common stock to MZ Group for investor relations consulting services. The securities issuance was exempt from registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) and Section 2(a)(3), as applicable under the Securities Act.

On September 6, 2016, Company issued an aggregate of 135,751 shares of the Company’s common stock at a price of $10.00 per share to a total of 84 existing stockholders, 48 of whom resided in Australia and 36 of whom resided in United States, for an aggregate of $1,357,515. The securities issuances were registered pursuant to a registration statement on Form S-1 that was declared effective by the Securities and Exchange Commission on August 8, 2016.

On August 26, 2016, the Company’s board of directors and a stockholder holding a majority of the voting power of the Company’s issued and outstanding shares of common stock approved the following corporate actions:

1.	Effect a reverse stock split of the outstanding shares of the Company’s common stock, at the ratio of 1-for-1,000 (the “Reverse Split”).

2.	Immediately following the completion of the Reverse Split, effect a forward stock split on a 100-for-1 share basis (the “Forward Split”) and reduce the number of authorized shares of common stock from 200,000,000 to 40,000,000 (the “Authorized Share Reduction”).

The Reverse Split and Forward Split were effective on October 27, 2016 when they were approved by FINRA, as required.

Series H Preferred Stock

During the nine months ended September 30, 2016 and year ended December 31, 2015, the Company issued 3,071,000 and 160,000 of Series H convertible preferred stock, respectively, with a par value of $0.001 per share.

On December 31, 2016 and upon notice provided by the holder to the Company, a holder has the right to convert, at face value per share, all or any portion of their Series H preferred shares into shares of our common stock on the basis of 0.2 shares of common stock for each share of Series H preferred stock so converted for each share of Series H preferred stock. The holder of the shares is also entitled to vote at a ratio of 0.13 votes for each share of preferred stock. Any time after 6.00 pm EST December 31, 2016, the Company also has the right to redeem the shares at a redemption value of $1 per share.

6. CONCENTRATION OF CREDIT RISK

The Company’s portfolio of finance receivables is with consumers living throughout Alabama, Arizona, California, Florida, Georgia, Illinois, Kentucky, Louisiana, Missouri, Nevada, New Jersey, New Mexico, Oregon, Pennsylvania, Texas, Utah and Virginia and consequently, such consumers’ ability to honor their installment contracts may be affected by economic conditions in these areas.

The Company maintains cash at financial institutions which may, at times, exceed federally insured limits.

At September 30, 2016, the Company had cash and cash equivalents exceeding insured limits by $673,954.

7. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its operating facilities under non-cancelable operating leases that expire through 30 September 2017. Total rent expense for the nine months ended September 30, 2016 and 2015 was $154,838 and $187,975, respectively. Total rent expense for the three months ended September 30, 2016 and 2015 was $47,373 and $57,372, respectively. The Company is responsible for certain operating expenses in connection with these leases.

F-31

Legal Matters

From time to time, the Company may be involved in legal proceedings in the normal course of its business. The Company is not involved in any legal proceedings at the present time.

Professional Consulting Contract

The Company has a professional consulting contract with its Chief Executive Officer (“CEO”), according to which, the Company paid $750,000 and health insurance for the nine months ended September 30, 2016. The Company is obligated to pay its CEO $1,000,000 annually plus health insurance, with a discretionary bonus to be determined by the Company’s Board on December 31, 2016.

Regulatory Requirements

State statutes authorizing the Company’s products and services typically provide state agencies that regulate banks and financial institutions with significant regulatory powers to administer and enforce the law. Under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways, or issue new administrative rules. In addition, when the staff of state regulatory bodies change, it is possible that the interpretations of applicable laws and regulations may also change.

Net Profit Interest

The Company has a net profit interest agreement with its lender, under which the Company pays 20% of its subsidiary IEC SPV LLC’s net profit to the lender (see note 4).

8. RELATED PARTY TRANSACTIONS

Chief Executive Officer

During the nine months ended September 30, 2016 and nine months ended September 30, 2015 the Company incurred compensation expense to our Chief Executive Officer under the Professional Consulting Contract of $750,000 and $975,000 respectively, of which $220,079 was offset against common stock subscription in 2015. Preferred dividends in the amount of $29,917 were paid in cash to our Chief Executive Officer during the nine months ended September 30, 2016. During the three months ended September 30, 2016 and three months ended September 30, 2015 the Company incurred compensation expense to our Chief Executive Officer under the Professional Consulting Contract of $250,000 and $475,000 respectively, of which $220,079 was offset against common stock subscription in 2015.

Chief Operating Officer

During the nine months ended September 30, 2016 and nine months ended September 30, 2015 the Company incurred compensation expense to our Chief Operating Officer of $172,500 and $188,846 respectively. During the three months ended September 30, 2016 and three months ended September 30, 2015 the Company incurred compensation expense to our Chief Operating Officer of $57,500 and $79,231 respectively.

Consulting Fees

During the nine months ended September 30, 2015, the Company incurred director and consulting fees of $20,000 to Gilmour & Company Pty Ltd, which is owned by Ian Gilmour, a former director of the Company. During the three months ended September 30, 2015, the Company incurred director and consulting fees of $7,500 to Gilmour & Company Pty Ltd, which is owned by Ian Gilmour, a former director of the Company. There were no such fees incurred in 2016.

During the nine months ended September 30, 2016 and nine months ended September 30, 2015, the Company incurred director fees totaling $26,500 and $20,000, respectively, to Matthew Banks, who is a director of the Company. During the three months ended September 30, 2016 and three months ended September 30, 2015, the Company incurred director fees totaling $9,000 and $7,500, respectively, to Matthew Banks, who is a director of the Company.

During the nine months ended September 30, 2016 and nine months ended September 30, 2015, the Company incurred director fees totaling $26,500 and $20,000, respectively to R & H Nominees Pty Ltd, which is owned by Harold Hansen, who is a director of the Company. During the three months ended September 30, 2016 and three months ended September 30, 2015, the Company incurred director fees totaling $9,000 and $7,500, respectively to R & H Nominees Pty Ltd, which is owned by Harold Hansen, who is a director of the Company.

F-32

During the nine months ended September 30, 2016 and nine months ended September 30, 2015, the Company incurred consulting fees totaling $40,000 and $257,266, respectively, to Clem Tacca and related parties. During the three months ended September 30, 2016 and three months ended September 30, 2015, the Company incurred consulting fees totaling $40,000 and $66,852, respectively, to Clem Tacca and related parties. Clem Tacca is a shareholder of IEG Holdings Corporation.

During the nine months ended September 30, 2016 and nine months ended September 30, 2015, the Company incurred consulting fees totaling $120,404 and $373,954, respectively, to Frank Wilkie and related parties. During the three months ended September 30, 2016 and three months ended September 30, 2015, the Company incurred consulting fees totaling $33,200 and $124,454, respectively, to Frank Wilkie and related parties. $25,000 of the $373,954 consulting fees incurred in the nine months ended September 30, 2015 was paid, with $224,500 offset as consideration for Series G Preferred Stock on June 19, 2015 and $124,454 offset as consideration for common stock subscriptions. Frank Wilkie is a shareholder of IEG Holdings Corporation.

During the nine months ended September 30, 2016 and nine months ended September 30, 2015, the Company incurred consulting fees totaling $82,886 and $44,750, respectively, to Ascendant SC Pty Ltd. During the three months ended September 30, 2016 and three months ended September 30, 2015, the Company incurred consulting fees totaling $14,000 and $0, respectively, to Ascendant SC Pty Ltd. $35,000 of the consulting fees incurred in 2016 were offset as consideration for Common Stock on May 2, 2016. $25,000 of the consulting fees incurred during the nine months ended September 30, 2015 were offset as consideration for Series G Preferred Stock on June 19, 2015. Ascendant SC Pty Ltd is a shareholder of IEG Holdings Corporation.

During the nine months ended September 30, 2016 and nine months ended September 30, 2015, the Company incurred consulting fees totaling $50,700 and $50,000, respectively, to Judith Willoughby and related parties. During the three months ended September 30, 2016 and three months ended September 30, 2015, the Company incurred consulting fees totaling $37,500 and $50,000, respectively, to Judith Willoughby and related parties. Judith Willoughby is a shareholder of IEG Holdings Corporation.

During the nine months ended September 30, 2016 and nine months ended September 30, 2015, the Company incurred consulting fees totaling $193,024 and $0, respectively, to three related parties. During the three months ended September 30, 2016 and three months ended September 30, 2015, the Company incurred consulting fees totaling $86,585 and $0, respectively, to three related parties. $122,000 of the consulting fees incurred during the nine months ended September 30, 2016 were offset as consideration for common stock subscriptions. The related parties are shareholders of IEG Holdings Corporation.

9. SUBSEQUENT EVENTS

On October 27, 2016, the Company effected a reverse stock split of its outstanding shares of common stock, at the ratio of 1-for-1,000 (the “Reverse Split”). Stockholders whose shares were converted into less than one share in the Reverse Split received cash payments equal to the fair value of those fractional interests As a result, the Company repurchased a total of 113,913 shares of common stock from those stockholders whose shares of stock were converted into less than one share, for an aggregate purchase price of $71,504. Also on October 27, 2016, immediately following the completion of the Reverse Split, the Company effected a forward stock split on a 100-for-1 share basis (the “Forward Split”). Any fractional shares held after the Forward Split were rounded up to the next whole share. As a result of the rounding up of fractional shares, the Company issued an additional 213 shares on October 27, 2016. On the same date, the Company also reduced the number of authorized shares of common stock from 200,000,000 to 40,000,000. The financial statements have been updated for these subsequent changes in the Company’s capital structure.

F-33

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(dollars in millions except par value amount)
December 31,	2015	2014

Assets
Cash and cash equivalents	$939	$879
Investment securities	1,867	2,935
Net finance receivables:
Personal loans (includes loans of consolidated VIEs of $11.4 billion in 2015 and $1.9 billion in 2014)	13,267	3,831
SpringCastle Portfolio (includes loans of consolidated VIEs of $1.6 billion in 2015 and $2.0 billion in 2014)	1,576	1,979
Real estate loans	524	625
Retail sales finance	23	48
Net finance receivables	15,390	6,483
Unearned insurance premium and claim reserves	(662)	(217)
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $431 million in 2015 and $72 million in 2014)	(587)	(176)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	14,141	6,090
Finance receivables held for sale (includes finance receivables held for sale of consolidated VIEs of $435 million in 2015)	796	205
Restricted cash and cash equivalents (includes restricted cash and cash equivalents of consolidated VIEs of $663 million in 2015 and $210 million in 2014)	676	218
Goodwill	1,440	—
Other intangible assets	559	21
Other assets	638	464

Total assets	$21,056	$10,812

Liabilities and Shareholders’ Equity
Long-term debt (includes debt of consolidated VIEs of $11.7 billion in 2015 and $3.6 billion in 2014)	$17,300	$8,356
Insurance claims and policyholder liabilities	747	229
Deferred and accrued taxes	20	152
Other liabilities	384	238
Total liabilities	18,451	8,975
Commitments and contingent liabilities (Note 20)

Shareholders’ equity:
Common stock, par value $.01 per share; 2,000,000,000 shares authorized, 134,494,172 and 114,832,895 shares issued and outstanding at December 31, 2015 and 2014, respectively	1	1
Additional paid-in capital	1,533	529
Accumulated other comprehensive income (loss)	(33)	3
Retained earnings	1,250	1,492
OneMain Holdings, Inc. shareholders’ equity	2,751	2,025
Non-controlling interests	(146)	(188)
Total shareholders’ equity	2,605	1,837

Total liabilities and shareholders’ equity	$21,056	$10,812

See Notes to Consolidated Financial Statements.

F-34

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

(dollars in millions except earnings (loss) per share)
Years Ended December 31,	2015	2014	2013

Interest income:
Finance charges	$1,870	$1,921	$2,154
Finance receivables held for sale originated as held for investment	61	61	—
Total interest income	1,931	1,982	2,154

Interest expense	715	734	920

Net interest income	1,216	1,248	1,234

Provision for finance receivable losses	759	474	527

Net interest income after provision for finance receivable losses	457	774	707

Other revenues:
Insurance	211	166	148
Investment	52	39	35
Net loss on repurchases and repayments of debt	—	(66)	(42)
Net gain (loss) on fair value adjustments on debt	—	(15)	6
Net gain on sales of real estate loans and related trust assets	—	726	—
Other	(2)	(18)	6
Total other revenues	261	832	153

Other expenses:
Operating expenses:
Salaries and benefits	485	360	464
Acquisition-related transaction and integration expenses	62	—	—
Other operating expenses	344	266	253
Insurance policy benefits and claims	96	75	65
Total other expenses	987	701	782

Income (loss) before provision for (benefit from) income taxes	(269)	905	78

Provision for (benefit from) income taxes	(147)	297	(16)

Net income (loss)	(122)	608	94

Net income attributable to non-controlling interests	120	103	113

Net income (loss) attributable to OneMain Holdings, Inc.	$(242)	$505	$(19)

Share Data:
Weighted average number of shares outstanding:
Basic	127,910,680	114,791,225	102,917,172
Diluted	127,910,680	115,265,123	102,917,172
Earnings (loss) per share:
Basic	$(1.89)	$4.40	$(0.19)
Diluted	$(1.89)	$4.38	$(0.19)

See Notes to Consolidated Financial Statements.

F-35

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Net income (loss)	$(122)	$608	$94

Other comprehensive income (loss):
Net unrealized gains (losses) on non-credit impaired available-for-sale securities	(28)	20	(12)
Retirement plan liabilities adjustments	(9)	(50)	18
Foreign currency translation adjustments	(6)	—	(1)
Income tax effect:
Net unrealized (gains) losses on non-credit impaired available-for-sale securities	10	(7)	4
Retirement plan liabilities adjustments	3	17	(6)
Foreign currency translation adjustments	2	—	—
Other comprehensive income (loss), net of tax, before reclassification adjustments	(28)	(20)	3
Reclassification adjustments included in net income (loss):
Net realized gains on available-for-sale securities	(12)	(8)	(3)
Income tax effect:
Net realized gains on available-for-sale securities	4	3	1
Reclassification adjustments included in net income (loss), net of tax	(8)	(5)	(2)
Other comprehensive income (loss), net of tax	(36)	(25)	1

Comprehensive income (loss)	(158)	583	95

Comprehensive income attributable to non-controlling interests	120	103	113

Comprehensive income (loss) attributable to OneMain Holdings, Inc.	$(278)	$480	$(18)

See Notes to Consolidated Financial Statements.

F-36

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity

	OneMain Holdings, Inc. Shareholders’ Equity
(dollars in millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	OneMain Holdings, Inc. Shareholders’ Equity	Non-controlling Interests	Total Shareholders’ Equity

Balance, January 1, 2015	$1	$529	$3	$1,492	$2,025	$(188)	$1,837
Sale of common stock, net of offering costs	—	976	—	—	976	—	976
Non-cash incentive compensation from Initial Stockholder	—	15	—	—	15	—	15
Share-based compensation expense, net of forfeitures	—	15	—	—	15	—	15
Excess tax benefit from share-based compensation	—	3	—	—	3	—	3
Withholding tax on vested RSUs	—	(5)	—	—	(5)	—	(5)
Change in non-controlling interests:
Distributions declared to joint venture partners	—	—	—	—	—	(78)	(78)
Accumulated other comprehensive loss	—	—	(36)	—	(36)	—	(36)
Net income (loss)	—	—	—	(242)	(242)	120	(122)
Balance, December 31, 2015	$1	$1,533	$(33)	$1,250	$2,751	$(146)	$2,605

Balance, January 1, 2014	$1	$524	$28	$987	$1,540	$347	$1,887
Share-based compensation expense, net of forfeitures	—	6	—	—	6	—	6
Withholding tax on vested RSUs	—	(1)	—	—	(1)	—	(1)
Change in non-controlling interests:
Distributions declared to joint venture partners	—	—	—	—	—	(638)	(638)
Accumulated other comprehensive loss	—	—	(25)	—	(25)	—	(25)
Net income	—	—	—	505	505	103	608
Balance, December 31, 2014	$1	$529	$3	$1,492	$2,025	$(188)	$1,837

Balance, January 1, 2013	$1	$147	$27	$1,006	$1,181	$—	$1,181
Sale of common stock, net of offering costs	—	231	—	—	231	—	231
Share-based compensation expense, net of forfeitures	—	146	—	—	146	—	146
Change in non-controlling interests:
Contributions from joint venture partners	—	—	—	—	—	438	438
Distributions declared to joint venture partners	—	—	—	—	—	(204)	(204)
Accumulated other comprehensive income	—	—	1	—	1	—	1
Net income (loss)	—	—	—	(19)	(19)	113	94
Balance, December 31, 2013	$1	$524	$28	$987	$1,540	$347	$1,887
See Notes to Consolidated Financial Statements.

F-37

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Cash flows from operating activities
Net income (loss)	$(122)	$608	$94
Reconciling adjustments:
Provision for finance receivable losses	759	474	527
Depreciation and amortization	191	35	(55)
Deferred income tax charge (benefit)	(212)	20	(119)
Non-cash incentive compensation from Initial Stockholder	15	—	—
Net loss (gain) on fair value adjustments on debt	—	15	(6)
Net gain on sales of real estate loans and related trust assets	—	(726)	—
Net loss on repurchases and repayments of debt	—	66	42
Share-based compensation expense, net of forfeitures	15	6	146
Other	4	10	19
Cash flows due to changes in:
Other assets and other liabilities	(35)	(31)	16
Insurance claims and policyholder liabilities	27	51	29
Taxes receivable and payable	102	(98)	(10)
Accrued interest and finance charges	(14)	(36)	(42)
Restricted cash and cash equivalents not reinvested	—	5	36
Other, net	1	1	(2)
Net cash provided by operating activities	731	400	675

Cash flows from investing activities
Net principal collections (originations) of finance receivables held for investment and held for sale	(1,037)	215	851
Proceeds on sales of finance receivables held for sale originated as held for investment	78	3,799	15
Purchase of OneMain Financial Holdings, LLC, net of cash acquired	(3,902)	—	—
Purchase of SpringCastle Portfolio	—	—	(2,964)
Available-for-sale securities purchased	(525)	(351)	(555)
Trading and other securities purchased	(1,482)	(2,978)	(10)
Available-for-sale securities called, sold, and matured	525	291	847
Trading and other securities called, sold, and matured	3,797	687	8
Change in restricted cash and cash equivalents	(70)	112	(414)
Proceeds from sale of real estate owned	14	59	109
Other, net	(36)	(13)	(10)
Net cash provided by (used for) investing activities	(2,638)	1,821	(2,123)

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	3,027	3,557	6,296
Proceeds from issuance of common stock, net of offering costs	976	—	231
Repayments of long-term debt	(1,960)	(4,691)	(6,435)
Contributions from joint venture partners	—	—	438
Distributions to joint venture partners	(78)	(638)	(204)
Excess tax benefit from share-based compensation	3	—	—
Net cash provided by (used for) financing activities	1,968	(1,772)	326

F-38

Consolidated Statements of Cash Flows (Continued)

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Effect of exchange rate changes on cash and cash equivalents	(1)	(1)	(1)

Net change in cash and cash equivalents	60	448	(1,123)
Cash and cash equivalents at beginning of period	879	431	1,554
Cash and cash equivalents at end of period	$939	$879	$431

Supplemental cash flow information
Interest paid	$(594)	$(541)	$(724)
Income taxes received (paid)	38	(375)	(113)

Supplemental non-cash activities
Transfer of finance receivables to real estate owned	$11	$49	$93
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	617	6,902	18
Net unsettled investment security purchases	—	(7)	—

See Notes to Consolidated Financial Statements.

F-39

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2015

1. Nature of Operations

OneMain Holdings, Inc. (formerly Springleaf Holdings, Inc.) is referred to in this report as “OMH” or, collectively with its subsidiaries, whether directly or indirectly owned, the “Company,” “we,” “us,” or “our”. OMH is a Delaware corporation. At December 31, 2015, Springleaf Financial Holdings, LLC (the “Initial Stockholder”) owned approximately 58% of OMH’s common stock. The Initial Stockholder is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC (“Fortress”).

On November 15, 2015, OMH completed its acquisition of OneMain Financial Holdings, LLC (“OMFH”) from CitiFinancial Credit Company (“Citigroup”) for $4.5 billion in cash (the “OneMain Acquisition”). In connection with the OneMain Acquisition, Springleaf Holdings, Inc. changed its name to OneMain Holdings, Inc. (previously defined above as “OMH”). As a result of the OneMain Acquisition, OMFH became a wholly owned, indirect subsidiary of OMH. See Note 2 for further information on the OneMain Acquisition.

OMH is a financial services holding company whose principal subsidiaries are Springleaf Finance, Inc. (“SFI”) and Independence Holdings, LLC (“Independence”), a newly created subsidiary. SFI’s principal subsidiary is Springleaf Finance Corporation (“SFC”), and Independence’s principal subsidiary is OMFH. SFC and OMFH are financial services holding companies with subsidiaries engaged in the consumer finance and insurance businesses. OMFH, collectively with its subsidiaries, is referred to in this report as “OneMain”. OMH and its subsidiaries (other than OneMain) is referred to in this report as “Springleaf”.

The results of OneMain are included in our consolidated results from November 1, 2015, pursuant to our contractual agreements with Citigroup.

At December 31, 2015, we had $15.4 billion of net finance receivables due from approximately 2.5 million customer accounts. Our network of over 1,900 branch offices in 43 states, as of December 31, 2015, is complemented by our centralized operations, which provides support to our branch operations. At December 31, 2015, we had approximately 11,400 employees.

2. OneMain Acquisition

On November 15, 2015, pursuant to a Stock Purchase Agreement, dated March 2, 2015, OMH completed its acquisition of OneMain from Citigroup for $4.5 billion in cash after accounting for certain estimated adjustments at closing. The purchase price for the OneMain Acquisition was based on OMFH's balance sheet as of 11:59 p.m. on October 31, 2015 and all earnings and losses of OMFH generated or incurred, as the case may be, during the period after October 31, 2015 to the closing date of the OneMain Acquisition were for the account of OMH. As a result, the results of OneMain are included in our consolidated results from November 1, 2015. OneMain is a leading consumer finance company in the United States, providing personal loans to primarily middle income households through a national, community based network of over 1,100 branches in 43 states.

In connection with the closing of the OneMain Acquisition, on November 13, 2015, OMH and certain of its subsidiaries (collectively, the “Branch Sellers”) entered into an Asset Preservation Stipulation and Order and agreed to a Proposed Final Judgment (collectively, the “Settlement Agreement”) with the U.S. Department of Justice (the “DOJ”), as well as the state attorneys general for Colorado, Idaho, Pennsylvania, Texas, Virginia, Washington and West Virginia. The Settlement Agreement resolved the inquiries of the DOJ and such attorneys general with respect to the OneMain Acquisition and allowed OMH to proceed with the closing. Pursuant to the Settlement Agreement, OMH agreed to divest 127 branches of SFC subsidiaries across eleven states as a condition for approval of the OneMain Acquisition. The Settlement Agreement requires the Branch Sellers to operate these 127 branches as an ongoing, economically viable and competitive business until sold to the divestiture purchaser. In connection with the Settlement Agreement, the U.S. District of Court for the District of Columbia appointed a third-party monitor to oversee management of the divestiture branches and ensure the Company’s compliance with the terms of the Settlement Agreement.

On November 12, 2015, the Branch Sellers entered into an agreement with Lendmark Financial Services, LLC (“Lendmark”), to sell the branches to Lendmark (the “Lendmark Sale”) for a purchase price equal to the sum of (i) the aggregate unpaid balance as of closing of the purchased loans multiplied by 103%, plus (ii) for each interest-bearing purchased loan, an amount equal to all unpaid interest that has accrued on the unpaid balance at the applicable note rate from the most recent interest payment date through the closing, plus (iii) the sum of all prepaid charges and fees and security deposits of the Branch Sellers

F-40

Notes to Consolidated Financial Statements, Continued

to the extent arising under the purchased contracts as reflected on the books and records of the Branch Sellers as of closing, subject to certain limitations if the purchase price would exceed $695 million and Lendmark is unable to obtain financing on certain specified terms. In anticipation of the sale of these branches, Springleaf transferred $608 million of personal loans from held for investment to held for sale on September 30, 2015. At December 31, 2015, the personal loans held for sale totaled approximately $617 million, primarily due to originations, net of charge-offs of personal loans in these branches during the fourth quarter of 2015. These branches represent 6% of the branches and approximately 4% of the personal loans held for investment and held for sale of the combined company as of December 31, 2015.

The closing of the Lendmark Sale is subject to various conditions. There can be no assurance that the Lendmark Sale will close, or if it does, when the closing will occur. In the event that the Branch Sellers have not completed the sale of these branches within 120 days after November 13, 2015, as such time period may be extended pursuant to the Settlement Agreement, the court may appoint a divestiture trustee to conduct the sale of such assets. In this case, the divestiture trustee would have the power to accomplish the divestiture of such assets to an acquirer or acquirers acceptable to the DOJ, and the Branch Sellers would have no right to object to a sale by the divestiture trustee on any ground other than the divestiture trustee’s malfeasance. Accordingly, the asset divesture could occur on terms less favorable to the Branch Sellers than the Lendmark Sale.

As of December 31, 2015, we have incurred approximately $62 million of acquisition-related expenses relating to the OneMain Acquisition and the Lendmark Sale, which we report in acquisition-related transaction and integration expenses, as a component of operating expenses. These expenses include transaction costs, technology termination and certain compensation and benefit related costs.

We financed the purchase price using a combination of available cash, proceeds from the sale of investment securities and existing Springleaf conduit facilities. On November 12, 2015, OMH contributed $1.1 billion to Independence, a newly created, wholly-owned subsidiary of OMH, and on the same date, Springleaf Financial Cash Services, Inc., a wholly-owned subsidiary of SFC, provided Independence with $3.4 billion cash pursuant to the terms of an intercompany, revolving demand note agreement. The note is payable in full on December 31, 2019, and is prepayable in whole or in part at any time without premium or penalty. The interest rate for the UPB is the lender’s cost of funds rate. On November 15, 2015, Independence used the combined proceeds to complete its acquisition of OneMain.

We allocated the purchase price to the net tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values as of October 31, 2015. Given the timing of this transaction and complexity of the purchase accounting, our estimate of the fair value adjustment specific to the acquired loans and intangible assets is preliminary. In addition, our determination of the final tax positions with Citigroup is also preliminary. We intend to finalize the accounting for these matters as soon as reasonably possible. Separately, during the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill if new information, which existed as of the acquisition date, comes to our attention.

On February 24, 2016, we reached final agreement with Citigroup on certain purchase accounting adjustments. The final adjustment will result in an additional payment by Citigroup of $23 million. We anticipate receiving these proceeds during first quarter of 2016 and reflecting the full amount as an adjustment to goodwill.

F-41

Notes to Consolidated Financial Statements, Continued

The excess of the purchase price over the fair values, which we recorded as goodwill, was determined as follows:

(dollars in millions)	Amounts

Cash consideration	$4,478
Fair value of assets acquired:
Cash and cash equivalents (a)	958
Investment securities	1,294
Personal loans	8,801
Intangibles (b)	555
Other assets (c)	247
Fair value of liabilities assumed:
Long-term debt	(7,725)
Unearned premium, insurance policy and claims reserves (d)	(936)
Other liabilities (e)	(156)
Goodwill (f)	$1,440

(a)	Cash and cash equivalents includes restricted cash and cash equivalents.

(b)	Goodwill and intangibles were recorded at OMFH subsidiary level.

(c)	Other assets consist of deferred tax assets, premises and equipment, and other acquired assets.

(d)	Unearned premium, insurance policy and claims reserves includes $409 million related to unearned premium and claims reserves, which is presented as a contra-asset on the balance sheet.

(e)	Other liabilities consist of accounts payable, accrued expenses, and other assumed liabilities.

The goodwill recognized from the OneMain Acquisition reflects the strategic benefits and opportunities of the combined company previously discussed. All of the goodwill is reported in our Consumer and Insurance segment and $1.4 billion is expected to be deductible for tax purposes. See Note 9 for a reconciliation of the carrying amount of goodwill at the beginning and end of 2015.

In connection with the allocation of the purchase price, we identified the following intangible assets:

(dollars in millions)	Amount	Estimated Useful Life

Trade names	$220	Indefinite
Customer relationships	205	6 years
Value of business acquired (“VOBA”)	105	5-30 years
Licenses	25	Indefinite
Total	$555

Interest income and net loss of OMFH subsequent to the effective closing date of the acquisition of October 31, 2015 were as follows:

(dollars in millions)
Two Months Ended December 31,	2015

Interest income	$246
Net loss	(187)

F-42

Notes to Consolidated Financial Statements, Continued

The following unaudited pro forma information presents the combined results of operations of Springleaf and OneMain as if the OneMain Acquisition had occurred on January 1, 2014. The unaudited pro forma information also reflects adjustments for (i) the financing arrangements; (ii) the 2014 Springleaf real estate loan sales; and (iii) the anticipated sale of certain personal loans classified as finance receivables held for sale in connection with the Lendmark Sale, as if the transactions had been consummated on January 1, 2014. In addition, the pro forma interest income assumes the adjustment of historical finance charges for estimated impacts of accounting for credit impaired loans. The unaudited pro forma information is not necessarily indicative of the operating results that would have been achieved had the OneMain Acquisition occurred on January 1, 2014. In addition, the unaudited pro forma financial information does not purport to project the future operating results of the combined company following the OneMain Acquisition.

The following table presents the unaudited pro forma financial information:

(dollars in millions)
Years Ended December 31,	2015	2014

Interest income	$3,216	$3,104
Net income (loss) attributable to OneMain Holdings, Inc.	(203)	57

3. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

We prepared our consolidated financial statements using generally accepted accounting principles in the United States of America (“U.S. GAAP”). The statements include the accounts of OMH, its subsidiaries (all of which are wholly owned, except for certain indirect subsidiaries associated with a joint venture in which we own a 47% equity interest), and variable interest entities (“VIEs”) in which we hold a controlling financial interest and for which we are considered to be the primary beneficiary as of the financial statement date.

We eliminated all material intercompany accounts and transactions. We made judgments, estimates, and assumptions that affect amounts reported in our consolidated financial statements and disclosures of contingent assets and liabilities. In management’s opinion, the consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of results. Ultimate results could differ from our estimates. We evaluated the effects of and the need to disclose events that occurred subsequent to the balance sheet date. To conform to the 2015 presentation, we reclassified certain items in prior periods, including certain items in prior periods of our consolidated balance sheet and consolidated cash flow statement.

To conform to the 2015 presentation, we reclassified certain prior period items as a result of our early adoption of accounting standards update (“ASU”) 2015-03, Interest - Imputation of Interest (“ASU 2015-03”). See Note 4 for further information on the adoption of this ASU.

ACCOUNTING POLICIES

Operating Segments

Our segments coincide with how our businesses are managed. At December 31, 2015, our three segments include:

•	Consumer and Insurance;

•	Acquisitions and Servicing; and

•	Real Estate.

In connection with the OneMain Acquisition, we include OneMain’s operations in our Consumer and Insurance segment.

Management considers Consumer and Insurance, and Acquisitions and Servicing as our “Core Consumer Operations” and Real Estate as our “Non-Core Portfolio.” The remaining components (which we refer to as “Other”) consist of our other non-core, non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our Core Consumer Operations and our Non-Core Portfolio. These operations include: (i) Springleaf legacy operations in 14 states where we had also ceased branch-based personal lending; (ii) Springleaf liquidating retail sales finance portfolio (including retail sales

F-43

Notes to Consolidated Financial Statements, Continued

finance accounts from its legacy auto finance operation); (iii) Springleaf lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of Springleaf United Kingdom subsidiary.

Finance Receivables

Generally, we classify finance receivables as held for investment based on management’s intent at the time of origination. We determine classification on a loan-by-loan basis. We classify finance receivables as held for investment due to our ability and intent to hold them until their contractual maturities. We carry finance receivables at amortized cost which includes accrued finance charges on interest bearing finance receivables, net unamortized deferred origination costs and unamortized points and fees, unamortized net premiums and discounts on purchased finance receivables, and unamortized finance charges on precomputed receivables.

We include the cash flows from finance receivables held for investment in the consolidated statements of cash flows as investing activities. We may finance certain insurance products offered to our customers as part of finance receivables. In such cases, the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

Insurance claims and policyholder liabilities relate to the underwriting activities of our Consumer and Insurance segment. A significant portion of insurance claims and policyholder liabilities originate from the finance receivables. Historically, our policy has been to report them as liabilities and not net them against finance receivables; however, during the fourth quarter of 2015, we changed our presentation of unearned premiums and certain unpaid claim liabilities in the consolidated balance sheets as a reduction to net finance receivables. We believe this presentation is preferable as it aligns more closely with the presentation of these balances with our peers. We retrospectively applied this change in presentation in our consolidated balance sheets as of December 31, 2014 to ensure comparability across reporting periods. Similarly we will change comparable prior periods in our Forms 10-Q which we plan to file in 2016. As this is a change in balance sheet presentation only, there is no effect on net income (loss) or net income (loss) attributable to OMH.

Finance Receivable Revenue Recognition

We recognize finance charges as revenue on the accrual basis using the interest method, which we report in interest income. We amortize premiums or accrete discounts on finance receivables as an adjustment to finance charge income using the interest method and contractual cash flows. We defer the costs to originate certain finance receivables and the revenue from nonrefundable points and fees on loans and amortize them as an adjustment to finance charge income using the interest method.

We stop accruing finance charges when the fourth contractual payment becomes past due for personal loans, the loans acquired through a joint venture in which we own a 47% equity interest (the “SpringCastle Portfolio”), and retail sales contracts and when the sixth contractual payment becomes past due for revolving retail accounts. For finance receivables serviced externally, including real estate loans, we stop accruing finance charges when the third or fourth contractual payment becomes past due depending on the type of receivable and respective third party servicer. We reverse finance charge amounts previously accrued upon suspension of accrual of finance charges.

For certain finance receivables that had a carrying value that included a purchase premium or discount, we stop accreting the premium or discount at the time we stop accruing finance charges. We do not reverse accretion of premium or discount that was previously recognized.

We recognize the contractual interest portion of payments received on nonaccrual finance receivables as finance charges at the time of receipt. We resume the accrual of interest on a nonaccrual finance receivable when the past due status on the individual finance receivable improves to the point that the finance receivable no longer meets our policy for nonaccrual. At that time we also resume accretion of any unamortized premium or discount resulting from a previous purchase premium or discount.

We accrete the amount required to adjust the initial fair value of our finance receivables to their contractual amounts over the life of the related finance receivable for non-credit impaired finance receivables and over the life of a pool of finance receivables for purchased credit impaired finance receivables as described in our policy for purchase credit impaired finance receivables.

F-44

Notes to Consolidated Financial Statements, Continued

Purchased Credit Impaired Finance Receivables

As part of each of our acquisitions, we identify a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments. The population of accounts identified generally consists of those finance receivables that are (i) 60 days or more past due at acquisition, which had been classified as troubled debt restructured (“TDR”) finance receivables as of the acquisition date, (ii) may have been previously modified, or (iii) had other indications of impairment as of the acquisition date.

We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. The underlying pools are based on finance receivables with common risk characteristics. We have established policies and procedures to periodically (at least once a quarter) update the amount of cash flows we expect to collect, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

Our purchased credit impaired finance receivables remain in our purchased credit impaired pools until liquidation. We do not reclassify modified purchased credit impaired finance receivables as TDR finance receivables.

We have additionally established policies and procedures related to maintaining the integrity of these pools. A finance receivable will not be removed from a pool unless we sell, foreclose, or otherwise receive assets in satisfaction of a particular finance receivable or a finance receivable is charged-off. If a finance receivable is renewed and additional funds are lent and terms are adjusted to current market conditions, we consider this a new finance receivable and the previous finance receivable is removed from the pool. If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its carrying amount with the carrying amount being determined using the pro-rata method (the unpaid principal balance (“UPB”) of the particular finance receivable divided by the UPB of the pool multiplied by the carrying amount of the pool). Removal of the finance receivable from a pool does not affect the yield used to recognize accretable yield of the pool. If a finance receivable is removed from the pool because it is charged-off, it is removed at its carrying amount with a charge to the provision for finance receivable losses.

Troubled Debt Restructured Finance Receivables

We make modifications to our personal loans and loans in our SpringCastle Portfolio to assist borrowers who are experiencing financial difficulty, are in bankruptcy or are participating in a consumer credit counseling arrangement. We make modifications to our real estate loans to assist borrowers in avoiding foreclosure. When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable. We restructure finance receivables only if we believe the customer has the ability to pay under the restructured terms for the foreseeable future. We establish reserves on our TDR finance receivables by discounting the estimated cash flows associated with the respective receivables at the interest rate prior to the modification to the account and record any difference between the discounted cash flows and the carrying value as an allowance adjustment.

We may modify the terms of existing accounts in certain circumstances, such as certain bankruptcy or other catastrophic situations or for economic or other reasons related to a borrower’s financial difficulties that justify modification. When we modify an account, we primarily use a combination of the following to reduce the borrower’s monthly payment: reduce interest rate, extend the term, capitalize or forgive past due interest and, to a lesser extent, forgive principal. If the account is delinquent at the time of modification, the account is brought current for delinquency reporting. Account modifications that are deemed to be a TDR finance receivable are measured for impairment. Account modifications that are not classified as a TDR finance receivable are measured for impairment in accordance with our policy for allowance for finance receivable losses.

Finance charges for TDR finance receivables require the application of judgment. We recognize the contractual interest portion of payments received on nonaccrual finance receivables as finance charges at the time of receipt. TDR finance receivables that are placed on nonaccrual status remain on nonaccrual status until the past due status on the individual finance receivable improves to the point that the finance receivable no longer meets our policy for nonaccrual.

F-45

Notes to Consolidated Financial Statements, Continued

Allowance for Finance Receivable Losses

We establish the allowance for finance receivable losses through the provision for finance receivable losses. We evaluate our finance receivable portfolio by finance receivable type. Our finance receivable types (personal loans, SpringCastle Portfolio, real estate loans, and retail sales finance) consist of a large number of relatively small, homogeneous accounts. We evaluate our finance receivable types for impairment as pools. None of our accounts are large enough to warrant individual evaluation for impairment.

Management considers numerous internal and external factors in estimating probable incurred losses in our finance receivable portfolio, including the following:

•	prior finance receivable loss and delinquency experience;

•	the composition of our finance receivable portfolio; and

•	current economic conditions, including the levels of unemployment and personal bankruptcies.

We base the allowance for finance receivable losses primarily on historical loss experience using a roll rate-based model applied to our finance receivable portfolios. In our roll rate-based model, our finance receivable types are stratified by delinquency stages (i.e., current, 1-29 days past due, 30-59 days past due, etc.) and projected forward in one-month increments using historical roll rates. In each month of the simulation, losses on our finance receivable types are captured, and the ending delinquency stratification serves as the beginning point of the next iteration. No new volume is assumed. This process is repeated until the number of iterations equals the loss emergence period (the interval of time between the event which causes a borrower to default on a finance receivable and our recording of the charge-off) for our finance receivable types. As delinquency is a primary input into our roll rate-based model, we inherently consider nonaccrual loans in our estimate of the allowance for finance receivable losses.

Management exercises its judgment, based on quantitative analyses, qualitative factors, such as recent delinquency and other credit trends, and experience in the consumer finance industry, when determining the amount of the allowance for finance receivable losses. We adjust the amounts determined by the roll rate-based model for management’s estimate of the effects of model imprecision, any changes to underwriting criteria, portfolio seasoning, and current economic conditions, including levels of unemployment and personal bankruptcies. We charge or credit this adjustment to expense through the provision for finance receivable losses.

We generally charge off to the allowance for finance receivable losses personal loans that are beyond 180 days past due.

To avoid unnecessary real estate loan foreclosures, we may refer borrowers to counseling services, as well as consider a cure agreement, loan modification, voluntary sale (including a short sale), or deed in lieu of foreclosure. When two payments are past due on a collateral dependent real estate loan and it appears that foreclosure may be necessary, we inspect the property as part of assessing the costs, risks, and benefits associated with foreclosure. Generally, we start foreclosure proceedings on real estate loans when four monthly installments are past due. When foreclosure is completed and we have obtained title to the property, we obtain a third-party’s valuation of the property, which is either a full appraisal or a real estate broker’s or appraiser’s estimate of the property sale value without the benefit of a full interior and exterior appraisal and lacking sales comparisons. Such appraisals or real estate brokers’ or appraisers’ estimate of value are one factor considered in establishing an appropriate valuation; however, we are ultimately responsible for the valuation established. We reduce finance receivables by the amount of the real estate loan, establish a real estate owned asset, and charge off any loan amount in excess of that value to the allowance for finance receivable losses. We infrequently extend the charge-off period for individual accounts when, in our opinion, such treatment is warranted and consistent with our credit risk policies. We increase the allowance for finance receivable losses for recoveries on accounts previously charged-off.

We may renew a delinquent account if the customer meets current underwriting criteria and it does not appear that the cause of past delinquency will affect the customer’s ability to repay the new loan. We subject all renewals, whether the customer’s account is current or delinquent, to the same credit risk underwriting process as we would a new application for credit.

For our personal loans and retail sales finance receivables, we may offer those customers whose accounts are in good standing the opportunity of a deferment, which extends the term of an account. We may extend this offer to customers when they are experiencing higher than normal personal expenses. Generally, this offer is not extended to customers who are delinquent. However, we may offer a deferment to a delinquent customer who is experiencing a temporary financial problem. The account is considered current upon granting the deferment. To evaluate whether a borrower’s financial difficulties are temporary or

F-46

Notes to Consolidated Financial Statements, Continued

other than temporary we review the terms of each deferment to ensure that the borrower has the financial ability to repay the outstanding principal and associated interest in full following the deferment and after the customer is brought current. If, following this analysis, we believe a borrower’s financial difficulties are other than temporary, we will not grant deferment, and the loans may continue to age until they are charged off. We generally limit a customer to two deferments in a rolling twelve month period unless we determine that an exception is warranted and is consistent with our credit risk policies.

For our real estate loans, we may offer a deferment to a delinquent customer who is experiencing a temporary financial problem, which extends the term of an account. Prior to granting the deferment, we require a partial payment. We forebear the remaining past due interest when the deferment is granted for real estate loans that were originated or acquired centrally. The account is considered current upon granting the deferment. We generally limit a customer to two deferments in a rolling twelve month period for real estate loans that were originated at our branch offices (one deferment for real estate loans that were originated or acquired centrally) unless we determine that an exception is warranted and is consistent with our credit risk policies.

Accounts that are granted a deferment are not classified as troubled debt restructurings. We do not consider deferments granted as a troubled debt restructuring because the customer is not experiencing an other than temporary financial difficulty, and we are not granting a concession to the customer or the concession granted is immaterial to the contractual cash flows. We pool accounts that have been granted a deferment together with accounts that have not been granted a deferment for measuring impairment in accordance with the authoritative guidance for the accounting for contingencies.

The allowance for finance receivable losses related to our purchased credit impaired finance receivables is calculated using updated cash flows expected to be collected, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment. Probable and significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses.

We also establish reserves for TDR finance receivables, which are included in our allowance for finance receivable losses. The allowance for finance receivable losses related to our TDR finance receivables represents loan-specific reserves based on an analysis of the present value of expected future cash flows. We establish our allowance for finance receivable losses related to our TDR finance receivables by calculating the present value (discounted at the loan’s effective interest rate prior to modification) of all expected cash flows less the recorded investment in the aggregated pool. We use certain assumptions to estimate the expected cash flows from our TDR finance receivables. The primary assumptions for our model are prepayment speeds, default rates, and severity rates.

Finance Receivables Held for Sale

Depending on market conditions or certain of management’s capital sourcing strategies, which may impact our ability and/or intent to hold our finance receivables until maturity or for the foreseeable future, we may decide to sell finance receivables originally intended for investment. Our ability to hold finance receivables for the foreseeable future is subject to a number of factors, including economic and liquidity conditions, and therefore may change. As of each reporting period, management determines our ability to hold finance receivables for the foreseeable future based on assumptions for liquidity requirements or other strategic goals. When it is probable that management’s intent or ability is to no longer hold finance receivables for the foreseeable future and we subsequently decide to sell specifically identified finance receivables that were originally classified as held for investment, the net finance receivables, less allowance for finance receivable losses are reclassified as finance receivables held for sale and are carried at the lower of cost or fair value. Any amount by which cost exceeds fair value is accounted for as a valuation allowance and is recognized in other revenues in the Consolidated Statements of Operations. We base the fair value estimates on negotiations with prospective purchasers (if any) or by using a discounted cash flows approach. We base cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses. Cash flows resulting from the sale of the finance receivables that were originally classified as held for investment are recorded as an investing activity in the consolidated statements of cash flows since U.S. GAAP requires the statement of cash flow presentation to be based on the original classification of the finance receivable. When sold, we record the sales price we receive less our carrying value of these finance receivables held for sale in other revenues.

When it is determined that management no longer intends to sell finance receivables which had previously been classified as finance receivables held for sale and we have the ability to hold the finance receivables for the foreseeable future, we reclassify the finance receivables to finance receivables held for investment at the lower of cost or fair value and we accrete any fair value adjustment over the remaining life of the related finance receivables.

F-47

Notes to Consolidated Financial Statements, Continued

Real Estate Owned

We acquire real estate owned through foreclosure on real estate loans and we initially record real estate owned in other assets at the estimated fair value less the estimated cost to sell. The estimated fair value used as a basis to determine the carrying value of real estate owned is defined as the price that would be received in selling the property in an orderly transaction between market participants as of the measurement date.

We assess the balances of real estate owned for impairment on a periodic basis. If the required impairment testing suggests real estate owned is impaired, we reduce the carrying amount to estimated fair value less the estimated costs to sell. We charge these impairments to other revenues. We record the difference between the sale price we receive for a property and the carrying value and any amounts refunded to the customer as a recovery or loss in other revenues. We do not profit from foreclosures in accordance with the American Financial Services Association’s Voluntary Standards for Consumer Mortgage Lending. We only attempt to recover our investment in the property, including expenses incurred.

Reserve for Sales Recourse Obligations

When we sell finance receivables, we establish a reserve for sales recourse in other liabilities, which represents our estimate of losses to be: (a) incurred by us on the repurchase of certain finance receivables that we previously sold; and (b) incurred by us for the indemnification of losses incurred by purchasers. Certain sale contracts include provisions requiring us to repurchase a finance receivable or indemnify the purchaser for losses it sustains with respect to a finance receivable if a borrower fails to make initial loan payments to the purchaser or if the accompanying mortgage loan breaches certain customary representations and warranties. These representations and warranties are made to the purchaser with respect to various characteristics of the finance receivable, such as the manner of origination, the nature and extent of underwriting standards applied, the types of documentation being provided, and, in limited instances, reaching certain defined delinquency limits. Although the representations and warranties are typically in place for the life of the finance receivable, we believe that most repurchase requests occur within the first five years of the sale of a finance receivable. In addition, an investor may request that we refund a portion of the premium paid on the sale of mortgage loans if a loan is prepaid within a certain amount of time from the date of sale. At the time of the sale of each finance receivable (exclusive of finance receivables included in our on-balance sheet securitizations), we record a provision for recourse obligations for estimated repurchases, loss indemnification and premium recapture on finance receivables sold, which is charged to other revenues. Any subsequent adjustments resulting from changes in estimated recourse exposure are recorded in other revenues.

Goodwill and Other Intangible Assets

At the time we initially recognize goodwill or other intangible assets, a determination is made with regard to each asset as it relates to its useful life. We have determined that each of our intangible assets has a finite useful life with the exception of goodwill, the OneMain trade name, insurance licenses, lending licenses and certain domain names, which we determined to have indefinite lives.

For those net intangible assets with a finite useful life, we review such intangibles for impairment at least annually and whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Impairment is indicated if the sum of undiscounted estimated future cash flows is less than the carrying value of the respective asset. Impairment is permanently recognized by writing down the asset to the extent that the carrying value exceeds the estimated fair value. VOBA is the present value of future profits (“PVFP”) of purchased insurance contracts. The PVFP is dynamically amortized over the lifetime of the block of business and is subject to premium deficiency testing in accordance with ASC Topic 944.

For goodwill and indefinite lived intangible assets, we first complete a qualitative assessment to determine whether it is necessary to perform a quantitative impairment test annually. If the qualitative assessment indicates that the assets are more likely than not to have been impaired, we proceed with the fair value calculation of the assets. The fair value is determined in accordance with our fair value measurement policy. If the fair value is less than the carrying value, an impairment loss will be recognized in an amount equal to the difference and the indefinite life classification will be evaluated to determine whether such classification remains appropriate.

F-48

Notes to Consolidated Financial Statements, Continued

Insurance Premiums

We recognize revenue for short-duration contracts over the related contract period. Short-duration contracts primarily include credit life, credit disability, credit involuntary unemployment insurance, and collateral protection policies. We defer single premium credit insurance premiums in unearned premium reserves which we include as a reduction to net finance receivables. We recognize unearned premiums on credit life, credit disability, credit involuntary unemployment insurance and collateral protection insurance as revenue using the sum-of-the-digits, straight-line or other appropriate methods over the terms of the policies. Premiums from reinsurance assumed are earned over the related contract period.

We recognize revenue on long-duration contracts when due from policyholders. Long-duration contracts include term life, accidental death, and disability income protection. For single premium long-duration contracts a liability is accrued, that represents the present value of estimated future policy benefits to be paid to or on behalf of policyholders and related expenses, when premium revenue is recognized. The effects of changes in such estimated future policy benefit reserves are classified in insurance policy benefits and claims in the consolidated statements of operations.

We recognize commissions on ancillary products as other revenue when earned.

We may finance certain insurance products offered to our customers as part of finance receivables. In such cases, unearned premiums and certain unpaid claim liabilities related to our borrowers are netted and classified as contra-assets in the net finance receivables in the consolidated balance sheets, and the insurance premium is included as an operating cash inflow and the financing of the insurance premium is included as part of the finance receivable as an investing cash flow in the consolidated statements of cash flows.

Policy and Claim Reserves

Policy reserves for credit life, credit disability, credit-related property and casualty, and credit involuntary unemployment insurance equal related unearned premiums. Reserves for losses and loss adjustment expenses are based on claims experience, actual claims reported, and estimates of claims incurred but not reported. Assumptions utilized in determining appropriate reserves are based on historical experience, adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience and industry standards, and revised if it is determined that future experience will differ substantially from that previously assumed. Since reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are classified in insurance policy benefits and claims in the consolidated statements of operations in the period in which the estimates are changed.

We accrue liabilities for future life insurance policy benefits associated with non-credit life contracts and base the amounts on assumptions as to investment yields, mortality, and surrenders. We base annuity reserves on assumptions as to investment yields and mortality. Ceded insurance reserves are included in other assets and include estimates of the amounts expected to be recovered from reinsurers on insurance claims and policyholder liabilities.

Acquisition Costs

We defer insurance policy acquisition costs (primarily commissions, reinsurance fees, and premium taxes). We include deferred policy acquisition costs in other assets and amortize these costs over the terms of the related policies, whether directly written or reinsured.

Investment Securities

We generally classify our investment securities as available-for-sale or trading and other, depending on management’s intent. Our investment securities classified as available-for-sale are recorded at fair value. We adjust related balance sheet accounts to reflect the current fair value of investment securities and record the adjustment, net of tax, in accumulated other comprehensive income or loss in shareholders’ equity. We record interest receivable on investment securities in other assets.

Under the fair value option, we may elect to measure at fair value, financial assets that are not otherwise required to be carried at fair value. We elect the fair value option for available-for-sale securities that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. We recognize any changes in fair value in investment revenues.

F-49

Notes to Consolidated Financial Statements, Continued

We classify our investment securities in the fair value hierarchy framework based on the observability of inputs. Inputs to the valuation techniques are described as being either observable (level 1 or 2) or unobservable (level 3) assumptions that market participants would use in pricing an asset or liability.

Impairments on Investment Securities

Available-for-sale. We evaluate our available-for-sale securities on an individual basis to identify any instances where the fair value of the investment security is below its amortized cost. For these securities, we then evaluate whether an other-than-temporary impairment exists if any of the following conditions are present:

•	we intend to sell the security;

•	it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or

•	we do not expect to recover the security’s entire amortized cost basis (even if we do not intend to sell the security).

If we intend to sell an impaired investment security or we will likely be required to sell the security before recovery of its amortized cost basis less any current period credit loss, we recognize an other-than-temporary impairment in investment revenues equal to the difference between the investment security’s amortized cost and its fair value at the balance sheet date.

In determining whether a credit loss exists, we compare our best estimate of the present value of the cash flows expected to be collected from the security to the amortized cost basis of the security. Any shortfall in this comparison represents a credit loss. The cash flows expected to be collected are determined by assessing all available information, including length and severity of unrealized loss, issuer default rate, ratings changes and adverse conditions related to the industry sector, financial condition of issuer, credit enhancements, collateral default rates, and other relevant criteria. Management considers factors such as our investment strategy, liquidity requirements, overall business plans, and recovery periods for securities in previous periods of broad market declines.

If a credit loss exists with respect to an investment in a security (i.e., we do not expect to recover the entire amortized cost basis of the security), we would be unable to assert that we will recover our amortized cost basis even if we do not intend to sell the security. Therefore, in these situations, an other-than-temporary impairment is considered to have occurred.

If a credit loss exists, but we do not intend to sell the security and we will likely not be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the impairment is classified as: (i) the estimated amount relating to credit loss; and (ii) the amount relating to all other factors. We recognize the estimated credit loss in investment revenues, and the non-credit loss amount in accumulated other comprehensive income or loss.

Once a credit loss is recognized, we adjust the investment security to a new amortized cost basis equal to the previous amortized cost basis less the credit losses recognized in investment revenues. For investment securities for which other-than-temporary impairments were recognized in investment revenues, the difference between the new amortized cost basis and the cash flows expected to be collected is accreted to investment income.

We recognize subsequent increases and decreases in the fair value of our available-for-sale securities in accumulated other comprehensive income or loss, unless the decrease is considered other than temporary.

Investment Revenue Recognition

We recognize interest on interest bearing fixed-maturity investment securities as revenue on the accrual basis. We amortize any premiums or accrete any discounts as a revenue adjustment using the interest method. We stop accruing interest revenue when the collection of interest becomes uncertain. We record dividends on equity securities as revenue on ex-dividend dates. We recognize income on mortgage-backed and asset-backed securities as revenue using an effective yield based on estimated prepayments of the underlying collateral. If actual prepayments differ from estimated prepayments, we calculate a new effective yield and adjust the net investment in the security accordingly. We record the adjustment, along with all investment securities revenue, in investment revenues. We specifically identify realized gains and losses on investment securities and include them in investment revenues.

F-50

Notes to Consolidated Financial Statements, Continued

Variable Interest Entities

An entity is a VIE if the entity does not have sufficient equity at risk for the entity to finance its activities without additional financial support or has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated into the financial statements of its primary beneficiary. When we have a variable interest in a VIE, we qualitatively assess whether we have a controlling financial interest in the entity and, if so, whether we are the primary beneficiary. In applying the qualitative assessment to identify the primary beneficiary of a VIE, we are determined to have a controlling financial interest if we have (i) the power to direct the activities that most significantly impact the economic performance of the VIE, and (ii) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. We consider the VIE’s purpose and design, including the risks that the entity was designed to create and pass through to its variable interest holders. We continually reassess the VIE’s primary beneficiary and whether we have acquired or divested the power to direct the activities of the VIE through changes in governing documents or other circumstances.

Other Invested Assets

Commercial mortgage loans and insurance policy loans are part of our investment portfolio and we include them in other assets at amortized cost. We recognize interest on commercial mortgage loans and insurance policy loans as revenue on the accrual basis using the interest method. We stop accruing revenue when collection of interest becomes uncertain. We include other invested asset revenue in investment revenues. We record accrued other invested asset revenue receivable in other assets.

Cash and Cash Equivalents

We consider unrestricted cash on hand and short-term investments having maturity dates within three months of their date of acquisition to be cash and cash equivalents.

We typically maintain cash in financial institutions in excess of the Federal Deposit Insurance Corporation’s insurance limits. We evaluate the creditworthiness of these financial institutions in determining the risk associated with these cash balances. We do not believe that the Company is exposed to any significant credit risk on these accounts and have not experienced any losses in such accounts.

Restricted Cash and Cash Equivalents

We include funds to be used for future debt payments relating to our securitization transactions and escrow deposits in restricted cash and cash equivalents.

Long-term Debt

We generally report our long-term debt issuances at the face value of the debt instrument, which we adjust for any unaccreted discount, unamortized premium, or unamortized debt issuance costs associated with the debt. Other than securitized products, we generally accrete discounts, premiums, and debt issuance costs over the contractual life of the security using contractual payment terms. With respect to securitized products, we have elected to amortize deferred costs over the contractual life of the security. Accretion of discounts and premiums are recorded to interest expense.

Income Taxes

We recognize income taxes using the asset and liability method. We establish deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of assets and liabilities, using the tax rates expected to be in effect when the temporary differences reverse.

Realization of our gross deferred tax asset depends on our ability to generate sufficient taxable income of the appropriate character within the carryforward periods of the jurisdictions in which the net operating and capital losses, deductible temporary differences and credits were generated. When we assess our ability to realize deferred tax assets, we consider all available evidence, including:

•	the nature, frequency, and severity of current and cumulative financial reporting losses;

•	the timing of the reversal of our gross taxable temporary differences in an amount sufficient to provide benefit for our gross deductible temporary differences;

F-51

Notes to Consolidated Financial Statements, Continued

•	the carryforward periods for the net operating and capital loss carryforwards;

•	the sources and timing of future taxable income; and

•	tax planning strategies that would be implemented, if necessary, to accelerate taxable amounts.

We provide a valuation allowance for deferred tax assets if it is more likely than not that we will not realize the deferred tax asset in whole or in part. We include an increase or decrease in a valuation allowance resulting from a change in the realizability of the related deferred tax asset.

We recognize income tax benefits associated with uncertain tax positions, when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with the taxing authority.

Derivative Financial Instruments

Our derivatives were governed by International Swap and Derivatives Association, Inc. (“ISDA”) standard Master Agreements, whereby the parties agreed to net the amounts payable and receivable under all contracts governed by the ISDA Master Agreement in the event of a contract default by either one of the parties. If the net exposure was from the counterparty to us, we recorded the derivative asset in other assets on our consolidated balance sheet. If the net exposure was from us to the counterparty, we recorded the derivative liability in other liabilities on our consolidated balance sheet. We recorded net unrealized gains and losses on derivative transactions as adjustments to cash flows from operating activities on our consolidated statements of cash flows.

We recognized the derivatives on our consolidated balance sheets at their fair value. We estimated the fair value of our derivatives using industry standard valuation models. In compliance with the authoritative guidance for fair value measurements, our valuation methodology for derivatives incorporated the effect of our non-performance risk and the non-performance risk of our counterparties.

Benefit Plans

We have funded and unfunded noncontributory defined pension plans. We recognize the net pension asset or liability, also referred to herein as the funded status of the benefit plans, in other assets or other liabilities, depending on the funded status at the end of each reporting period. We recognize the net actuarial gains or losses and prior service cost or credit that arise during the period in other comprehensive income or loss.

Many of our employees are participants in our 401(k) plan. Our contributions to the plan are charged to salaries and benefits within operating expenses.

Share-based Compensation Plans

We measure compensation cost for service-based and performance-based awards at estimated fair value and recognize compensation expense over the requisite service period for awards expected to vest. The estimation of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from current estimates, such amounts will be recorded as a cumulative adjustment to salaries and benefits in the period estimates are revised. For service-based awards subject to graded vesting, expense is recognized under the straight-line method. Expense for performance-based awards with graded vesting is recognized under the accelerated method, whereby each vesting is treated as a separate award with expense for each vesting recognized ratably over the requisite service period.

Fair Value Measurements

Management is responsible for the determination of the fair value of our financial assets and financial liabilities and the supporting methodologies and assumptions. We employ widely accepted internal valuation models or utilize third-party valuation service providers to gather, analyze, and interpret market information and derive fair values based upon relevant methodologies and assumptions for individual instruments or pools of finance receivables. When our valuation service providers are unable to obtain sufficient market observable information upon which to estimate the fair value for a particular security, we determine fair value either by requesting brokers who are knowledgeable about these securities to provide a quote, which is generally non-binding, or by employing widely accepted internal valuation models.

F-52

Notes to Consolidated Financial Statements, Continued

Our valuation process typically requires obtaining data about market transactions and other key valuation model inputs from internal or external sources and, through the use of widely accepted valuation models, provides a single fair value measurement for individual securities or pools of finance receivables. The inputs used in this process include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, bid-ask spreads, currency rates, and other market-observable information as of the measurement date as well as the specific attributes of the security being valued, including its term, interest rate, credit rating, industry sector, and other issue or issuer-specific information. When market transactions or other market observable data is limited, the extent to which judgment is applied in determining fair value is greatly increased. We assess the reasonableness of individual security values received from our valuation service providers through various analytical techniques. As part of our internal price reviews, assets that fall outside a price change tolerance are sent to our third-party investment manager for further review. In addition, we may validate the reasonableness of fair values by comparing information obtained from our valuation service providers to other third-party valuation sources for selected securities.

We measure and classify assets and liabilities in the consolidated balance sheets in a hierarchy for disclosure purposes consisting of three “Levels” based on the observability of inputs available in the market place used to measure the fair values. In general, we determine the fair value measurements classified as Level 1 based on inputs utilizing quoted prices in active markets for identical assets or liabilities that we have the ability to access. We generally obtain market price data from exchange or dealer markets. We do not adjust the quoted price for such instruments.

We determine the fair value measurements classified as Level 2 based on inputs utilizing other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. The use of observable and unobservable inputs is further discussed in Note 24.

In certain cases, the inputs we use to measure the fair value of an asset may fall into different levels of the fair value hierarchy. In such cases, we determine the level in the fair value hierarchy within which the fair value measurement in its entirety falls based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

We recognize transfers into and out of each level of the fair value hierarchy as of the end of the reporting period.

Our fair value processes include controls that are designed to ensure that fair values are appropriate. Such controls include model validation, review of key model inputs, analysis of period-over-period fluctuations, and reviews by senior management.

Earnings Per Share

Basic earnings per share is computed by dividing net income or loss by the weighted-average number of shares outstanding during each period. Diluted earnings per share is computed based on the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares represent outstanding unvested restricted stock units and awards.

Foreign Currency Translation

Assets and liabilities of foreign operations are translated from their functional currencies into U.S. dollars for reporting purposes using the period end spot foreign exchange rate. Revenues and expenses of foreign operations are translated monthly from their respective functional currencies into U.S. dollars at amounts that approximate weighted average exchange rates. The effects of those translation adjustments are classified in Accumulated other comprehensive income (loss) on the Consolidated Balance Sheets.

F-53

Notes to Consolidated Financial Statements, Continued

PRIOR PERIOD REVISIONS

During the second quarter of 2015, we discovered that we had not charged-off certain bankrupt accounts in our SpringCastle Portfolio and we identified an error in the calculation of the allowance for our TDR personal loans. As a result of these findings, we recorded an out-of-period adjustment in the second quarter of 2015, which increased provision for finance receivable losses by $8 million, decreased provision for income taxes by $3 million, and decreased basic and diluted earnings per share each by $0.03 for the three and six months ended June 30, 2015. The adjustment was not material to our results of operations for 2015.

During the second quarter of 2015, we identified incorrect allocations of our total assets disclosure within the segment footnote. We evaluated the impact of these errors and concluded that they were not material to any previously issued financial statements. However, we corrected the previously disclosed periods in our subsequent quarterly reports and in Note 23 of this report and will also correct the prior period segment disclosure presented in our next quarterly report as follows:

(dollars in millions)	Consumer and Insurance	Real Estate	Other
Assets *
March 31, 2015	$5,117	$3,613	$1,690
December 31, 2014	4,411	4,116	441
September 30, 2014	4,633	3,745	615
June 30, 2014	4,397	6,688	963
December 31, 2013	4,139	8,650	520

*
The revised amounts do not reflect the retrospective reclassifications of our debt issuance costs previously recorded in other assets to long-term debt, as a result of our early adoption of ASU 2015-03.

During the third quarter of 2015, we discovered that our cash equivalents in certificates of deposit and commercial paper, which totaled $165 million at December 31, 2014, were incorrectly presented as a Level 1 investment, instead of a Level 2 investment in our disclosure of the fair value hierarchy of our financial instruments in our 2014 Annual Report on Form 10-K. The affected fair value amount has been corrected in Note 24 of this report. This presentation error was not material to any previously issued financial statements.

After evaluating the quantitative and qualitative aspects of these corrections (individually and in the aggregate), management has determined that our previously issued interim and annual consolidated financial statements were not materially misstated.

4. Recent Accounting Pronouncements

ACCOUNTING PRONOUNCEMENTS RECENTLY ADOPTED

Troubled Debt Restructurings

In January of 2014, the Financial Accounting Standards Board (the “FASB”) issued ASU 2014-04, Receivables - Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure, which clarifies when an in substance repossession or foreclosure occurs — that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. The amendments in this ASU became effective prospectively for the Company for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. The adoption of this ASU did not have a material effect on our consolidated financial statements.

Debt Issuance Costs

In April of 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest, which simplifies the presentation of debt issuance costs. Under this standard, debt issuance costs related to a note shall be reported in the balance sheet as a direct reduction from the face amount of that note. The ASU also clarifies that discount, premium or debt issuance costs shall not be

F-54

Notes to Consolidated Financial Statements, Continued

classified as a deferred charge or deferred credit. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued and must be applied retrospectively. We elected to early adopt this ASU as of June 30, 2015 and applied this ASU retrospectively. On June 30, 2015, we reclassified $32 million of debt issuance costs previously recorded in other assets to long-term debt. After retrospectively applying this new ASU, we also reclassified $29 million of debt issuance costs as of December 31, 2014 from other assets to long-term debt in our condensed consolidated balance sheet. We continue to report fees paid to access our conduit facilities in other assets. The adoption of this ASU did not have a material effect on our consolidated financial statements.

In August of 2015, the FASB issued ASU 2015-15, Interest - Imputation of Interest, to clarify that debt issuance costs associated with line-of-credit arrangements are to be deferred and amortized over the term of the arrangement. The amendment also acknowledged absence of authoritative guidance within previously issued ASU 2015-03 for debt issuance costs related to line-of-credit arrangements. The ASU became effective immediately. The adoption of this ASU did not have a material effect on our consolidated financial statements.

Push-down Accounting

In May of 2015, the FASB issued ASU 2015-08, Business Combinations-Pushdown Accounting, to remove Securities and Exchange Commission (the “SEC”) staff guidance on push-down accounting from the Accounting Standards Codification (“ASC”). The SEC staff had previously rescinded its guidance with the issuance of Staff Accounting Bulletin No. 115 when the FASB issued its own push-down accounting guidance in November 2014. The ASU became effective immediately. The adoption of this ASU did not have a material effect on our consolidated financial statements.

Plan Accounting

In July of 2015, the FASB issued ASU 2015-12, Plan Accounting, to simplify certain aspects of employee benefit plan (“EBP”) accounting while satisfying the needs of users of financial statements, including plan participants. The new guidance simplifies the measurement of fully benefit-responsive investment contracts and disclosures about plan investments. It also allows an EBP with a fiscal year end that doesn’t coincide with the end of a calendar month to choose a simpler way of measuring its investments and investment-related accounts. The ASU is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. We elected to early adopt this ASU as of September 30, 2015. The adoption of this ASU did not have a material effect on our consolidated financial statements.

Business Combination Adjustments

In September of 2015, the FASB issued ASU 2015-16, Business Combinations, to eliminate the requirement to restate prior period financial statements for measurement period adjustments. This update requires the cumulative impact of a measurement period adjustment, including the impact on prior periods, to be recognized in the reporting period in which the adjustment is identified. The ASU is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. We elected to early adopt this ASU as of December 31, 2015. The adoption of this ASU did not have a material effect on our consolidated financial statements.

ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Revenue Recognition

In May of 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides a consistent revenue accounting model across industries. In August of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, to defer the effective date of the new revenue recognition standard by one year, which would result in the ASU becoming effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Many of our revenue sources are not within the scope of this new standard, and we are evaluating whether the adoption of this ASU for those revenue sources that are in scope will have a material effect on our consolidated financial statements.

F-55

Notes to Consolidated Financial Statements, Continued

Consolidation

In February of 2015, the FASB issued ASU 2015-02, Consolidation - Amendments to the Consolidation Analysis, which amends the current consolidation guidance and ends the deferral granted to reporting entities with variable interests in investment companies from applying certain prior amendments to the VIE guidance. This ASU is applicable to entities across all industries, particularly those that use limited partnerships as well as entities in any industry that outsource decision making or have historically applied related party tiebreaker in their consolidation analysis and disclosures. The standard is effective for public business entities for annual periods beginning after December 15, 2015. Early adoption is allowed, including in any interim period. We evaluated the potential impact of the adoption of this ASU and concluded that it will not have a material effect on our consolidated financial statements.

Short-Duration Insurance Contracts Disclosures

In May of 2015, the FASB issued ASU 2015-09, Disclosures about Short-Duration Contracts, to address enhanced disclosure requirements for insurers relating to short-duration insurance contract claims and unpaid claims liability rollforward for long and short-duration contracts. The disclosures are intended to provide users of financial statements with more transparent information about an insurance entity’s initial claim estimates and subsequent adjustments to those estimates, the methodologies and judgments used to estimate claims, and the timing, frequency, and severity of claims. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. We are currently evaluating the potential impact of the adoption the ASU on our consolidated financial statements.

Technical Corrections and Improvements

In June of 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, to correct differences between original guidance and the Codification, clarify the guidance, correct references and make minor improvements affecting a variety of topics. While most of the amendments are not expected to have a significant effect on practice, some of them could change practice for some entities. The amendments to transition guidance are effective for fiscal years beginning after December 15, 2015; all other changes are effective upon issuance of this ASU. We are currently evaluating the potential impact of the adoption of this ASU on our consolidated financial statements.

Balance Sheet Classification of Deferred Taxes

In November of 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which simplifies the presentation and requires all deferred tax assets (“DTAs”) and liabilities (“DTLs”), along with related valuation allowances, to be classified as noncurrent. In essence, each jurisdiction will have only one net noncurrent DTA/DTL. The ASU is effective for public business entities for annual periods, and interim periods within those annual periods, beginning December 15, 2016. Early adoption is permitted and may be applied either prospectively or retrospectively. We evaluated the potential impact of the adoption of this ASU and concluded that it will not have a material effect on our consolidated financial statements.

We do not believe that any other accounting pronouncement issued during 2015, but not yet effective, would have a material impact on our consolidated financial statements or disclosures, if adopted.

5. Finance Receivables

Our finance receivable types include personal loans, the SpringCastle Portfolio, real estate loans, and retail sales finance as defined below:

•
Personal loans — are secured by consumer goods, automobiles, or other personal property or are unsecured, typically non-revolving with a fixed-rate and a fixed, original term of three to six years. At December 31, 2015, $2.8 billion of personal loans, or 21%, were secured by collateral consisting of titled personal property (such as automobiles) and $10.5 billion, or 79%, were secured by consumer household goods or other items of personal property or were unsecured, compared to $1.9 billion of personal loans, or 49%, secured by collateral consisting of titled personal property and $1.9 billion, or 51%, secured by consumer household goods or other items of personal property or unsecured at December 31, 2014.

•
SpringCastle Portfolio — includes unsecured loans and loans secured by subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking

F-56

Notes to Consolidated Financial Statements, Continued

security interests). The SpringCastle Portfolio includes both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in substance and form from our originated loans.

•
Real estate loans — are secured by first or second mortgages on residential real estate, generally have maximum original terms of 360 months, and are considered non-conforming. At December 31, 2015, $202 million of real estate loans, or 39%, were secured by first mortgages and $322 million, or 61%, were secured by second mortgages, compared to $227 million of real estate loans, or 36%, secured by first mortgages and $398 million, or 64%, secured by second mortgages at December 31, 2014. Real estate loans may be closed-end accounts or open-end home equity lines of credit and are primarily fixed-rate products. Since we ceased real estate lending in January of 2012, our real estate loans are in a liquidating status.

•
Retail sales finance — include retail sales contracts and revolving retail accounts. Retail sales contracts are closed-end accounts that represent a single purchase transaction. Revolving retail accounts are open-end accounts that can be used for financing repeated purchases from the same merchant. Retail sales contracts are secured by the personal property designated in the contract and generally have maximum original terms of 60 months. Revolving retail accounts are secured by the goods purchased and generally require minimum monthly payments based on the amount financed calculated after the most recent purchase or outstanding balances. Our retail sales finance portfolio is also in a liquidating status.

Components of net finance receivables by type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

December 31, 2015
Gross receivables *	$15,325	$1,545	$520	$25	$17,415
Unearned finance charges and points and fees	(2,261)	—	—	(2)	(2,263)
Accrued finance charges	147	31	4	—	182
Deferred origination costs	56	—	—	—	56
Total	$13,267	$1,576	$524	$23	$15,390

December 31, 2014
Gross receivables *	$4,493	$1,941	$621	$52	$7,107
Unearned finance charges and points and fees	(765)	—	(1)	(5)	(771)
Accrued finance charges	58	38	5	1	102
Deferred origination costs	45	—	—	—	45
Total	$3,831	$1,979	$625	$48	$6,483

*	Gross receivables are defined as follows:

•
Finance receivables purchased as a performing receivable — gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unearned discount, net of premium established at the time of purchase, is included in both interest bearing and precompute accounts to reflect the finance receivable balance at its fair value;

•
Finance receivables originated subsequent to the OneMain Acquisition and the Fortress Acquisition — gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; and

•
Purchased credit impaired finance receivables — gross finance receivables equal the remaining estimated cash flows less the current balance of accretable yield on the purchased credit impaired accounts.

Included in the table above are finance receivables associated with securitizations that remain on our balance sheet. At December 31, 2015 and December 31, 2014, the carrying values of these finance receivables totaled $11.4 billion and $1.9 billion, respectively, for our personal loans and $1.6 billion and $2.0 billion, respectively, for our SpringCastle Portfolio loans.

F-57

Notes to Consolidated Financial Statements, Continued

Unused lines of credit extended to customers by the Company were as follows:

(dollars in millions)
December 31,	2015	2014

Personal loans	$2	$1
SpringCastle Portfolio	365	354
Real estate loans	30	31
Total	$397	$386

Unused lines of credit on our personal loans can be suspended if one of the following occurs: (i) the value of the collateral declines significantly; (ii) we believe the borrower will be unable to fulfill the repayment obligations; or (iii) any other default by the borrower of any material obligation under the agreement occurs. Unused lines of credit on our real estate loans and the SpringCastle Portfolio secured by subordinate residential real estate mortgages can be suspended if one of the following occurs: (i) the value of the real estate declines significantly below the property’s initial appraised value; (ii) we believe the borrower will be unable to fulfill the repayment obligations because of a material change in the borrower’s financial circumstances; or (iii) any other default by the borrower of any material obligation under the agreement occurs. Unused lines of credit on home equity lines of credit, including the SpringCastle Portfolio secured by subordinate residential real estate mortgages, can be terminated for delinquency. Unused lines of credit on the unsecured loans of the SpringCastle Portfolio can be terminated at our discretion. Accordingly, no reserve has been recorded for the unused lines of credit.

GEOGRAPHIC DIVERSIFICATION

Geographic diversification of finance receivables reduces the concentration of credit risk associated with economic stresses in any one region. However, the unemployment and housing market stresses in the U.S. have been national in scope and not limited to a particular region. The largest concentrations of net finance receivables were as follows:

December 31,	2015		2014 *
(dollars in millions)	Amount	Percent	Amount	Percent

North Carolina	$1,356	9%	$634	10%
Texas	1,198	8	237	4
Pennsylvania	950	6	388	6
California	928	6	533	8
Ohio	769	5	388	6
Virginia	707	5	349	5
Illinois	663	4	412	6
Georgia	654	4	283	4
Other	8,165	53	3,259	51
Total	$15,390	100%	$6,483	100%

*	December 31, 2014 concentrations of net finance receivables are presented in the order of December 31, 2015 state concentrations.

CREDIT QUALITY INDICATORS

We consider the delinquency status and nonperforming status of the finance receivable as our credit quality indicators.

We accrue finance charges on revolving retail finance receivables up to the date of charge-off at 180 days past due. Our revolving retail finance receivables that were more than 90 days past due and still accruing finance charges at December 31, 2015 and at December 31, 2014 were immaterial. Our personal loans, SpringCastle Portfolio, and real estate loans do not have finance receivables that were more than 90 days past due and still accruing finance charges.

F-58

Notes to Consolidated Financial Statements, Continued

Delinquent Finance Receivables

We consider the delinquency status of the finance receivable as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. We consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time.

The following is a summary of net finance receivables by type and by days delinquent:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

December 31, 2015
Net finance receivables:
60-89 days past due	$124	$22	$18	$—	$164
90-119 days past due	93	14	3	—	110
120-149 days past due	54	11	2	1	68
150-179 days past due	50	10	2	—	62
180 days or more past due	4	1	12	—	17
Total delinquent finance receivables	325	58	37	1	421
Current	12,776	1,475	474	22	14,747
30-59 days past due	166	43	13	—	222
Total	$13,267	$1,576	$524	$23	$15,390

December 31, 2014
Net finance receivables:
60-89 days past due	$37	$31	$12	$1	$81
90-119 days past due	30	19	9	—	58
120-149 days past due	24	16	5	1	46
150-179 days past due	21	14	4	—	39
180 days or more past due	2	2	12	—	16
Total delinquent finance receivables	114	82	42	2	240
Current	3,661	1,839	565	45	6,110
30-59 days past due	56	58	18	1	133
Total	$3,831	$1,979	$625	$48	$6,483

Nonperforming Finance Receivables

We also monitor finance receivable performance trends to evaluate the potential risk of future credit losses. At 90 days or more past due, we consider our finance receivables to be nonperforming. Once the finance receivables are considered as nonperforming, we consider them to be at increased risk for credit loss.

F-59

Notes to Consolidated Financial Statements, Continued

Our performing and nonperforming net finance receivables by type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

December 31, 2015
Performing	$13,066	$1,540	$505	$22	$15,133
Nonperforming	201	36	19	1	257
Total	$13,267	$1,576	$524	$23	$15,390

December 31, 2014
Performing	$3,754	$1,928	$595	$47	$6,324
Nonperforming	77	51	30	1	159
Total	$3,831	$1,979	$625	$48	$6,483

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

Our purchased credit impaired finance receivables consist of receivables purchased as part of the following transactions:

•
OneMain Acquisition — effective November 1, 2015, we acquired personal loans (the “OM Loans”), some of which were determined to be credit impaired. We recorded the acquired loans at their fair value of $734 million on November 1, 2015, and determined at this date that these loans with contractually required principal and interest of $1.8 billion and expected undiscounted cash flows of $899 million were credit impaired.

•
Joint venture acquisition of the SpringCastle Portfolio (the “SCP Loans”) — on April 1, 2013, we acquired a 47% equity interest in the SCP Loans, certain of which were determined to be credit impaired on the date of purchase.

•
Fortress Acquisition — we revalued our assets and liabilities based on their fair value at the date of the Fortress Acquisition, November 30, 2010, in accordance with purchase accounting and adjusted the carrying value of our finance receivables (the “FA Loans”) to their fair value.

We report the carrying amount (which initially was the fair value) of our purchased credit impaired finance receivables in net finance receivables, less allowance for finance receivable losses or in finance receivables held for sale as discussed below.

At December 31, 2015 and December 31, 2014, finance receivables held for sale totaled $796 million and $205 million, respectively. See Note 7 for further information on our finance receivables held for sale, which consist of certain of our personal loans and non-core real estate loans. Finance receivables held for sale include purchased credit impaired finance receivables, as well as TDR finance receivables. Therefore, we are presenting the financial information for our purchased credit impaired finance receivables and TDR finance receivables combined for finance receivables held for investment and finance receivables held for sale in the tables below.

F-60

Notes to Consolidated Financial Statements, Continued

Information regarding our purchased credit impaired finance receivables held for investment and held for sale were as follows:

(dollars in millions)	OM Loans	SCP Loans	FA Loans *	Total

December 31, 2015
Carrying amount, net of allowance	$624	$223	$76	$923
Outstanding balance	911	482	136	1,529
Allowance for purchased credit impaired finance receivable losses	—	—	7	7

December 31, 2014
Carrying amount, net of allowance	$—	$340	$93	$433
Outstanding balance	—	628	151	779
Allowance for purchased credit impaired finance receivable losses	—	—	5	5

*	Purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)
December 31,	2015	2014

Carrying amount	$55	$68
Outstanding balance	89	99

The allowance for purchased credit impaired finance receivable losses at December 31, 2015 and 2014, reflected the net carrying value of the purchased credit impaired FA Loans being higher than the present value of the expected cash flows.

F-61

Notes to Consolidated Financial Statements, Continued

Changes in accretable yield for purchased credit impaired finance receivables held for investment and held for sale were as follows:

(dollars in millions)	OM Loans	SCP Loans	FA Loans	Total

Year Ended December 31, 2015
Balance at beginning of period	$—	$541	$19	$560
Additions from OneMain Acquisition	166	—	—	166
Accretion (a)	(14)	(83)	(10)	(107)
Reclassifications from nonaccretable difference (b)	—	—	31	31
Disposals of finance receivables (c)	(9)	(36)	(1)	(46)
Balance at end of period	$143	$422	$39	$604

Year Ended December 31, 2014
Balance at beginning of period	$—	$325	$772	$1,097
Accretion (a)	—	(80)	(81)	(161)
Reclassifications from nonaccretable difference (b)	—	331	—	331
Transfers due to finance receivables sold	—	—	(656)	(656)
Disposals of finance receivables (c)	—	(35)	(16)	(51)
Balance at end of period	$—	$541	$19	$560

Year Ended December 31, 2013
Balance at beginning of period	$—	$—	$629	$629
Additions	—	438	—	438
Accretion	—	(77)	(129)	(206)
Reclassifications from nonaccretable difference (b)	—	—	305	305
Disposals of finance receivables (c)	—	(36)	(33)	(69)
Balance at end of period	$—	$325	$772	$1,097

(a)	Accretion on our purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)
Years Ended December 31,	2015	2014

Accretion	$6	$14

(b)	Reclassifications from nonaccretable difference represents the increases in accretion resulting from higher estimated undiscounted cash flows.

(c)	Disposals of finance receivables represent finance charges forfeited due to purchased credit impaired finance receivables charged off during the period.

F-62

Notes to Consolidated Financial Statements, Continued

TROUBLED DEBT RESTRUCTURED FINANCE RECEIVABLES

Information regarding TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

December 31, 2015
TDR gross finance receivables (b)	$46	$14	$200	$260
TDR net finance receivables	46	13	201	260
Allowance for TDR finance receivable losses	17	4	34	55

December 31, 2014
TDR gross finance receivables (b)	$22	$11	$196	$229
TDR net finance receivables	22	10	196	228
Allowance for TDR finance receivable losses	1	3	32	36

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

December 31, 2015
TDR gross finance receivables	$2	$92	$94
TDR net finance receivables	2	92	94

December 31, 2014
TDR gross finance receivables	$—	$91	$91
TDR net finance receivables	—	91	91

(b)	As defined earlier in this Note.

We have no commitments to lend additional funds on our TDR finance receivables.

TDR average net receivables held for investment and held for sale and finance charges recognized on TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

Year Ended December 31, 2015
TDR average net receivables (b)	$35	$12	$198	$245
TDR finance charges recognized	3	1	11	15

Year Ended December 31, 2014
TDR average net receivables	$17	$5	$957	$979
TDR finance charges recognized	2	1	48	51

Year Ended December 31, 2013
TDR average net receivables	$15	$—	$1,120	$1,135
TDR finance charges recognized	1	—	63	64

F-63

Notes to Consolidated Financial Statements, Continued

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

Year Ended December 31, 2015
TDR average net receivables *	$2	$91	$93
TDR finance charges recognized	—	5	5

Year Ended December 31, 2014
TDR average net receivables **	$—	$250	$250
TDR finance charges recognized	—	5	5

*	TDR personal loan average net receivables held for sale for 2015 reflect a three-month average since the personal loans were transferred to finance receivables held for sale on September 30, 2015.

**	TDR real estate loan average net receivables held for sale for 2014 reflect a five-month average since the real estate loans were transferred to finance receivables held for sale on August 1, 2014.

(b)	TDR personal loan average net receivables for 2015 reflect a two-month average for OneMain’s TDR average net receivables.

The impact of the transfers of finance receivables held for investment to finance receivables held for sale and the subsequent sales of finance receivables held for sale during the first half of 2014 was immaterial since the loans were transferred and sold within the same months.

Information regarding the new volume of the TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

Year Ended December 31, 2015
Pre-modification TDR net finance receivables	$48	$7	$21	$76
Post-modification TDR net finance receivables:
Rate reduction	$31	$6	$17	$54
Other (b)	12	—	5	17
Total post-modification TDR net finance receivables	$43	$6	$22	$71
Number of TDR accounts	8,425	721	385	9,531

Year Ended December 31, 2014
Pre-modification TDR net finance receivables	$18	$10	$215	$243
Post-modification TDR net finance receivables:
Rate reduction	$10	$10	$158	$178
Other (b)	6	—	46	52
Total post-modification TDR net finance receivables	$16	$10	$204	$230
Number of TDR accounts	4,213	1,155	2,385	7,753

Year Ended December 31, 2013
Pre-modification TDR net finance receivables	$15	$—	$576	$591
Post-modification TDR net finance receivables:
Rate reduction	$8	$—	$554	$562
Other (b)	4	—	51	55
Total post-modification TDR net finance receivables	$12	$—	$605	$617
Number of TDR accounts	3,240	—	7,106	10,346

F-64

Notes to Consolidated Financial Statements, Continued

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

Year Ended December 31, 2015
Pre-modification TDR net finance receivables	$1	$6	$7
Post-modification TDR net finance receivables	$1	$7	$8
Number of TDR accounts	162	113	275

Year Ended December 31, 2014
Pre-modification TDR net finance receivables	$—	$6	$6
Post-modification TDR net finance receivables	$—	$7	$7
Number of TDR accounts	—	94	94

(b)	“Other” modifications include extension of term and forgiveness of principal or interest.

Net finance receivables held for investment and held for sale that were modified as TDR finance receivables within the previous 12 months and for which there was a default during the period to cause the TDR finance receivables to be considered nonperforming (90 days or more past due) were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans (a)	Total

Year Ended December 31, 2015
TDR net finance receivables (b)	$8	$2	$3	$13
Number of TDR accounts	1,655	147	46	1,848

Year Ended December 31, 2014
TDR net finance receivables (b)	$1	$1	$33	$35
Number of TDR accounts	141	53	524	718

Year Ended December 31, 2013
TDR net finance receivables (b)	$1	$—	$69	$70
Number of TDR accounts	355	—	929	1,284

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Real Estate Loans

Year Ended December 31, 2015
TDR net finance receivables	$1
Number of TDR accounts	17

Year Ended December 31, 2014
TDR net finance receivables	$3
Number of TDR accounts	49

(b)	Represents the corresponding balance of TDR net finance receivables at the end of the month in which they defaulted.

F-65

Notes to Consolidated Financial Statements, Continued

6. Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses by finance receivable type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Consolidated Total

Year Ended December 31, 2015
Balance at beginning of period	$132	$3	$40	$1	$176
Provision for finance receivable losses	655	88	14	2	759
Charge-offs	(292)	(99)	(19)	(3)	(413)
Recoveries	47	12	6	1	66
Reduction in the carrying value of personal loans transferred to finance receivables held for sale (a)	(1)	—	—	—	(1)
Balance at end of period	$541	$4	$41	$1	$587

Year Ended December 31, 2014
Balance at beginning of period	$95	$1	$235	$2	$333
Provision for finance receivable losses	205	152	114	3	474
Charge-offs (b)	(193)	(164)	(76)	(5)	(438)
Recoveries (c)	25	14	7	1	47
Reduction in the carrying value of real estate loans transferred to finance receivables held for sale (d)	—	—	(240)	—	(240)
Balance at end of period	$132	$3	$40	$1	$176

Year Ended December 31, 2013
Balance at beginning of period	$67	$—	$114	$2	$183
Provision for finance receivable losses	130	133	265	(1)	527
Charge-offs (e)	(149)	(138)	(160)	(9)	(456)
Recoveries (f)	48	6	16	10	80
Transfers to finance receivables held for sale (g)	(1)	—	—	—	(1)
Balance at end of period	$95	$1	$235	$2	$333

(a)
During 2015, we reduced the carrying value of certain personal loans to $608 million as a result of the transfer of these finance receivables from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future.

(b)	Charge-offs during 2014 included a $4 million reduction related to a change in recognizing charge-offs of unsecured loans of customers in bankruptcy status effective mid-November 2014.

(c)	Recoveries during 2014 included $2 million of real estate loan recoveries resulting from a sale of previously charged-off real estate loans in March 2014.

(d)
During 2014, we reduced the carrying value of certain real estate loans to $6.7 billion as a result of the transfer of these loans from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future.

(e)
Effective March 31, 2013, we charge off to the allowance for finance receivable losses personal loans that are 180 days past due. Previously, we charged-off to the allowance for finance receivable losses personal loans on which payments received in the prior six months totaled less than 5% of the original loan amount. As a result of this change, we recorded $13 million of additional charge-offs in March 2013.

(f)
Recoveries in 2013 included $37 million ($23 million of personal loan recoveries, $9 million of real estate loan recoveries, and $5 million of retail sales finance recoveries) resulting from a sale of previously charged-off finance receivables in June 2013, net of a $4 million adjustment for the subsequent buyback of certain finance receivables.

F-66

Notes to Consolidated Financial Statements, Continued

(g)
During the fourth quarter of 2013, we decreased the allowance for finance receivable losses as a result of the transfer of $18 million of personal loans of our lending operations in Puerto Rico from finance receivables held for investment to finance receivables held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future.

Included in the allowance for finance receivable losses are allowances associated with securitizations that totaled $431 million at December 31, 2015 and $72 million at December 31, 2014. See Note 13 for further discussion regarding our securitization transactions.

The carrying value charged-off for purchased credit impaired loans was as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Charged-off against provision for finance receivable losses:
OM Loans	$30	$—	$—
SCP Loans	21	48	72
FA Loans gross charge-offs *	1	15	42

*
Represents additional impairment recognized, subsequent to the establishment of the pools of purchased credit impaired loans, related to loans that have been foreclosed and transferred to real estate owned status.

F-67

Notes to Consolidated Financial Statements, Continued

The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

December 31, 2015
Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$524	$—	$—	$1	$525
Acquired with deteriorated credit quality (purchased credit impaired finance receivables)	—	—	7	—	7
Individually evaluated for impairment (TDR finance receivables)	17	4	34	—	55
Total	$541	$4	$41	$1	$587

Finance receivables:
Collectively evaluated for impairment	$12,599	$1,340	$387	$23	$14,349
Purchased credit impaired finance receivables	624	223	28	—	875
TDR finance receivables	44	13	109	—	166
Total	$13,267	$1,576	$524	$23	$15,390

Allowance for finance receivable losses as a percentage of finance receivables	4.07%	0.27%	7.93%	3.45%	3.81%

December 31, 2014
Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$131	$—	$3	$1	$135
Purchased credit impaired finance receivables	—	—	5	—	5
TDR finance receivables	1	3	32	—	36
Total	$132	$3	$40	$1	$176

Finance receivables:
Collectively evaluated for impairment	$3,809	$1,629	$490	$48	$5,976
Purchased credit impaired finance receivables	—	340	30	—	370
TDR finance receivables	22	10	105	—	137
Total	$3,831	$1,979	$625	$48	$6,483

Allowance for finance receivable losses as a percentage of finance receivables	3.45%	0.14%	6.42%	1.56%	2.71%

See Note 3 for additional information on the determination of the allowance for finance receivable losses.

F-68

Notes to Consolidated Financial Statements, Continued

7. Finance Receivables Held for Sale

We report finance receivables held for sale of $796 million at December 31, 2015 and $205 million at December 31, 2014, which are carried at the lower of cost or fair value. At December 31, 2015 and 2014, the fair value of our finance receivables held for sale exceeded the cost. We used the aggregate basis to determine the lower of cost or fair value of finance receivables held for sale. We also separately present the interest income on our finance receivables held for sale as interest income on finance receivables held for sale originated as held for investment on our consolidated statements of operations, which totaled $61 million in each of 2015 and 2014.

On September 30, 2015, we transferred $608 million of personal loans (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. See Note 2 for further information on this transfer.

During 2014, we transferred $6.7 billion of real estate loans (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. In 2014, we sold finance receivables held for sale totaling $6.4 billion and recorded a net gain of $726 million. At December 31, 2015 and 2014, the remaining holdback provision relating to these real estate sales totaled $5 million and $64 million, respectively.

During 2013, we transferred $17 million of finance receivables (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. In 2013, we sold finance receivables held for sale totaling $18 million and recorded a loss in other revenues at the time of sale of $2 million.

We did not have any transfer activity from finance receivables held for sale to finance receivables held for investment during 2015, 2014 or 2013.

F-69

Notes to Consolidated Financial Statements, Continued

8. Investment Securities

AVAILABLE-FOR-SALE SECURITIES

Cost/amortized cost, unrealized gains and losses, and fair value of available-for-sale securities by type were as follows:

(dollars in millions)	Cost/ Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

December 31, 2015
Fixed maturity available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	$112	$—	$(1)	$111
Obligations of states, municipalities, and political subdivisions	140	1	(1)	140
Non-U.S. government and government sponsored entities	126	1	(1)	126
Corporate debt	1,018	3	(22)	999
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities (“RMBS”)	128	—	—	128
Commercial mortgage-backed securities (“CMBS”)	117	—	(1)	116
Collateralized debt obligations (“CDO”)/Asset-backed securities (“ABS”)	71	—	—	71
Total bonds	1,712	5	(26)	1,691
Preferred stock	14	—	(1)	13
Common stock	23	—	—	23
Other long-term investments	2	—	—	2
Total (a)	$1,751	$5	$(27)	$1,729

December 31, 2014
Fixed maturity available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	$61	$3	$—	$64
Obligations of states, municipalities, and political subdivisions	99	3	—	102
Certificates of deposit and commercial paper (b)	3	—	—	3
Corporate debt	256	12	(1)	267
Mortgage-backed, asset-backed, and collateralized:
RMBS	71	2	—	73
CMBS	25	—	(1)	24
CDO/ABS	63	—	—	63
Total bonds	578	20	(2)	596
Preferred stock	7	—	—	7
Other long-term investments	1	—	—	1
Total (a)	$586	$20	$(2)	$604

(a)
Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at December 31, 2015 and 2014, which is classified as a restricted investment and carried at cost.

(b)	Includes certificates of deposit pledged as collateral, totaling $2 million at December 31, 2014, primarily to support bank lines of credit.

As of December 31, 2015, we had less than $1 million of available-for-sale securities with other-than-temporary impairments recognized in accumulated other comprehensive income or loss, and, as of December 31, 2014, we had no available-for-sale securities with other-than-temporary impairments recognized in accumulated other comprehensive income or loss.

F-70

Notes to Consolidated Financial Statements, Continued

Fair value and unrealized losses on available-for-sale securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses

December 31, 2015
Bonds:
U.S. government and government sponsored entities	$102	$(1)	$—	$—	$102	$(1)
Obligations of states, municipalities, and political subdivisions	69	(1)	2	—	71	(1)
Non-U.S. government and government sponsored entities	19	(1)	—	—	19	(1)
Corporate debt	786	(22)	7	—	793	(22)
RMBS	107	—	—	—	107	—
CMBS	104	(1)	5	—	109	(1)
CDO/ABS	71	—	—	—	71	—
Total bonds	1,258	(26)	14	—	1,272	(26)
Preferred stock	2	—	6	(1)	8	(1)
Common stock	16	—	—	—	16	—
Other long-term investments	1	—	—	—	1	—
Total	$1,277	$(26)	$20	$(1)	$1,297	$(27)

December 31, 2014
Bonds:
U.S. government and government sponsored entities	$—	$—	$1	$—	$1	$—
Obligations of states, municipalities, and political subdivisions	27	—	1	—	28	—
Corporate debt	36	(1)	6	—	42	(1)
RMBS	9	—	—	—	9	—
CMBS	16	(1)	2	—	18	(1)
CDO/ABS	46	—	—	—	46	—
Total bonds	134	(2)	10	—	144	(2)
Preferred stock	6	—	—	—	6	—
Total	$140	$(2)	$10	$—	$150	$(2)

*	Unrealized losses on certain available-for-sale securities were less than $1 million and, therefore, are not quantified in the table above.

We do not consider the above unrealized losses to be credit-related, as these unrealized losses primarily relate to changes in interest rates and market spreads subsequent to purchase. Additionally, at December 31, 2015, we have no plans to sell any investment securities with unrealized losses, and we believe it is more likely than not that we would not be required to sell such investment securities before recovery of their amortized cost.

We continue to monitor unrealized loss positions for potential impairments. During 2015, we recognized $1 million of other-than-temporary impairment credit loss write-downs on corporate debt to investment revenues. During 2014 and 2013, we did not recognize any other-than-temporary credit loss write-downs to investment revenues.

F-71

Notes to Consolidated Financial Statements, Continued

Changes in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities were as follows:

(dollars in millions)
At or for the Years Ended December 31,	2015

Balance at beginning of period	$1
Additions:
Due to other-than-temporary impairments:
Impairment not previously recognized	1
Balance at end of period	$2

During 2014 and 2013, there were no additions or reductions in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities.

The proceeds of available-for-sale securities sold or redeemed and the resulting realized gains, realized losses, and net realized gains were as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Proceeds from sales and redemptions	$431	$280	$615

Realized gains	$15	$9	$5
Realized losses	(1)	(1)	(2)
Net realized gains	$14	$8	$3

Contractual maturities of fixed-maturity available-for-sale securities at December 31, 2015 were as follows:

(dollars in millions)	Fair Value	Amortized Cost

Fixed maturities, excluding mortgage-backed, asset-backed, and collateralized securities:
Due in 1 year or less	$170	$170
Due after 1 year through 5 years	602	607
Due after 5 years through 10 years	419	424
Due after 10 years	185	195
Mortgage-backed, asset-backed, and collateralized securities	315	316
Total	$1,691	$1,712

Actual maturities may differ from contractual maturities since borrowers may have the right to call or prepay obligations. We may sell investment securities before maturity to achieve corporate requirements and investment strategies.

The fair value of bonds on deposit with insurance regulatory authorities totaled $152 million at December 31, 2015, including $141 million of OneMain bonds as a result of the OneMain Acquisition, compared to $12 million at December 31, 2014.

F-72

Notes to Consolidated Financial Statements, Continued

TRADING AND OTHER SECURITIES

The fair value of trading and other securities by type was as follows:

(dollars in millions)
December 31,	2015	2014

Fixed maturity trading and other securities:
Bonds:
U.S. government and government sponsored entities	$—	$303
Obligations of states, municipalities, and political subdivisions	—	14
Certificates of deposit and commercial paper	—	238
Non-U.S. government and government sponsored entities	3	20
Corporate debt	124	1,056
Mortgage-backed, asset-backed, and collateralized:
RMBS	2	36
CMBS	2	151
CDO/ABS	—	512
Total bonds	131	2,330
Preferred stock	6	—
Total *	$137	$2,330

*	The fair value of other securities totaled $128 million at December 31, 2015 and $5 million at December 31, 2014.

The net unrealized and realized gains (losses) on our trading and other securities, which we report in investment revenues, were as follows:

(dollars in millions)
Years Ended December 31,	2015	2014

Net unrealized losses on trading and other securities held at year end *	$—	$(9)
Net realized gains (losses) on trading and other securities sold or redeemed during the year *	(3)	5
Total	$(3)	$(4)

*	The net unrealized and realized gains (losses) on our other securities for the year ended December 31, 2013 were less than $1 million and, therefore, are not quantified in the table above.

9. Goodwill and Other Intangible Assets

GOODWILL

As a result of the OneMain Acquisition, OMFH recorded $1.4 billion of goodwill in November of 2015, which we report in our Consumer and Insurance segment. See Note 2 for further information on how the goodwill was determined.

F-73

Notes to Consolidated Financial Statements, Continued

Changes in the carrying amount of goodwill, all of which is reported in our Consumer and Insurance segment were as follows:

(dollars in millions)	Consumer and Insurance

Year Ended December 31, 2015
Balance at beginning of period	$—
Goodwill - OneMain Acquisition *	1,440
Balance at end of period	$1,440

*	Goodwill was recorded at OMFH subsidiary level.

We did not record any impairments to goodwill during 2015.

OTHER INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization, in total and by major intangible asset class were as follows:

(dollars in millions)	Gross Carrying Amount *	Accumulated Amortization	Net Other Intangible Assets

December 31, 2015
Customer relationships	223	(24)	199
Trade names	220	—	220
VOBA	141	(39)	102
Licenses	37	—	37
Customer lists	9	(9)	—
Domain names	1	—	1
Total	$631	$(72)	$559

December 31, 2014
Customer relationships	$18	$(15)	$3
VOBA	36	(32)	4
Licenses	12	—	12
Customer lists	9	(8)	1
Domain names	1	—	1
Total	$76	$(55)	$21

*
In connection with the OneMain Acquisition, OMFH recorded $555 million of other intangible assets in November of 2015. See Note 2 for further information on the other intangibles related to the OneMain Acquisition.

F-74

Notes to Consolidated Financial Statements, Continued

Amortization expense totaled $16 million in 2015, $4 million in 2014, and $5 million in 2013. The estimated aggregate amortization of other intangible assets for each of the next 5 years is reflected in the table below.

(dollars in millions)	Estimated Aggregate Amortization Expense

2016	$67
2017	52
2018	44
2019	40
2020	38

10. Other Assets

Components of other assets were as follows:

(dollars in millions)
December 31,	2015	2014

Fixed assets, net (a)	$179	$91
Deferred tax asset	120	—
Ceded insurance reserves	107	22
Other investments (b)	92	104
Prepaid expenses and deferred charges (c)	59	26
Current tax receivable (d)	20	103
Escrow advance receivable	11	8
Cost basis investments	11	—
Real estate owned	8	13
Receivables related to sales of real estate loans and related trust assets (e)	5	79
Other	26	18
Total	$638	$464

(a)	Fixed assets were net of accumulated depreciation of $190 million at December 31, 2015 and $170 million at December 31, 2014.

(b)	Other investments primarily include commercial mortgage loans, receivables related to investments, and accrued investment income.

(c)	As a result of our early adoption of ASU 2015-03, we reclassified $29 million of debt issuance costs from other assets to long-term debt as of December 31, 2014.

(d)	Current tax receivable includes current federal, foreign, and state tax assets.

(e)	Receivables related to sales of real estate loans and related trust assets includes $5 million and $64 million, respectively, of holdback provisions as of December 31, 2015 and 2014.

11. Transactions with Affiliates of Fortress or AIG

FORTRESS AFFILIATED TRANSACTIONS

Subservicing Agreement

Nationstar Mortgage LLC (“Nationstar”) subservices the real estate loans of certain indirect subsidiaries (collectively, the “Owners”). Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. The Owners paid Nationstar subservicing fees of $2 million in 2015, $5 million in 2014, and $9 million in 2013.

F-75

Notes to Consolidated Financial Statements, Continued

As a result of the sales of our real estate loans during 2014 (some of which were serviced by Nationstar) and the sale of certain mortgage servicing rights in 2014, our exposure to these affiliated services is reduced.

Investment Management Agreement

Logan Circle Partners, L.P. (“Logan Circle”) provides investment management services for our investments. Logan Circle is a wholly owned subsidiary of Fortress. Costs and fees incurred for these investment management services totaled $1 million in 2015, 2014, and 2013.

Joint Venture

Certain subsidiaries of New Residential Investment Corp. (“NRZ”), own a 30% equity interest in the joint venture that acquired the SpringCastle Portfolio, in which we own a 47% equity interest. NRZ is managed by an affiliate of Fortress.

Third Street Disposition

On March 6, 2014, we entered into an agreement to sell, subject to certain closing conditions, all of our interest in the mortgage-backed retained certificates related to a securitization transaction completed in 2009 to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”). Concurrently, NRZ and MLPFS entered into an agreement pursuant to which NRZ agreed to purchase approximately 75% of these retained certificates. NRZ is managed by an affiliate of Fortress.

MSR Sale

SFC and MorEquity, Inc. (“MorEquity”), a wholly owned subsidiary of SFC, entered into an agreement, dated and effective August 1, 2014, to sell the servicing rights of the mortgage loans primarily underlying the mortgage securitizations completed during 2011 through 2013 to Nationstar for a purchase price of $39 million (the “MSR Sale”). From the closing of the MSR Sale on August 29, 2014, until the servicing transfer on September 30, 2014, we continued to service certain loans on behalf of Nationstar under an interim servicing agreement. At December 31, 2014, the receivable from Nationstar for our interim servicing fees totaled $1 million. In May of 2015, Nationstar paid off the remaining balance of $1 million of this receivable. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar.

AIG AFFILIATED TRANSACTIONS

As a result of the offering of our common stock in May of 2015, the economic interests of American International Group, Inc. (“AIG”) is no longer material; therefore, the discussion of AIG affiliated transactions below only relates to 2014 and 2013.

Reinsurance Agreements

Merit Life Insurance Co. (“Merit”), SFC’s indirect wholly owned insurance subsidiary, enters into reinsurance agreements with subsidiaries of AIG, for reinsurance of various group annuity, credit life, and credit disability insurance where Merit reinsures the risk of loss. The reserves for this business fluctuate over time and, in some instances, are subject to recapture by the insurer. Reserves recorded by Merit for reinsurance agreements with subsidiaries of AIG totaled $44 million at December 31, 2014.

Insurance Coverage

We hold various insurance policies with AIG subsidiaries covering liabilities of directors and officers, errors and omissions, lawyers, employment practices, fiduciary, and fidelity bond. Premium expenses on these policies totaled $1 million in 2014 and 2013.

Derivatives

On August 5, 2013, we terminated our remaining cross currency interest rate swap agreement with AIG Financial Products Corp. (“AIGFP”) and recorded a loss of $2 million in other revenues — other. The notional amount of this swap agreement totaled $417 million at August 5, 2013. Immediately following this termination, we had no derivative financial instruments. As a result of this termination, AIGFP returned the remaining cash collateral of $40 million to SFI that SFI had posted as security for SFC’s swap agreement with AIGFP.

F-76

Notes to Consolidated Financial Statements, Continued

12. Long-term Debt

Carrying value and fair value of long-term debt by type were as follows:

	December 31, 2015		December 31, 2014
(dollars in millions)	Carrying Value	Fair Value	Carrying Value *	Fair Value

Senior debt	$17,128	$17,371	$8,184	$8,920
Junior subordinated debt	172	245	172	262
Total	$17,300	$17,616	$8,356	$9,182

*	As a result of our early adoption of ASU 2015-03, we reclassified $29 million of debt issuance costs from other assets to long-term debt - senior debt as of December 31, 2014.

Weighted average effective interest rates on long-term debt by type were as follows:

	Years Ended December 31,			At December 31,
	2015	2014	2013	2015	2014

Senior debt	6.56%	6.84%	6.75%	5.32%	7.16%
Junior subordinated debt	12.26	12.26	12.26	12.26	12.26
Total	6.65	6.93	6.82	5.39	7.26

Principal maturities of long-term debt (excluding projected repayments on securitizations and revolving conduit facilities by period) by type of debt at December 31, 2015 were as follows:

	Senior Debt
(dollars in millions)	Securitizations	Revolving Conduit Facilities	Medium Term Notes	Junior Subordinated Debt	Total

Interest rates (a)	2.41% - 6.94%	1.65% - 3.65%	5.25% - 8.25%	6.00%

First quarter 2016	$—	$—	$—	$—	$—
Second quarter 2016	—	—	—	—	—
Third quarter 2016	—	—	375	—	375
Fourth quarter 2016	—	—	—	—	—
2016	—	—	375	—	375
2017	—	—	1,903	—	1,903
2018	—	—	—	—	—
2019	—	—	1,400	—	1,400
2020	—	—	300	—	300
2021-2067	—	—	1,750	350	2,100
Securitizations (b)	9,040	—	—	—	9,040
Revolving conduit facilities (b)	—	2,620	—	—	2,620
Total principal maturities	$9,040	$2,620	$5,728	$350	$17,738

Total carrying amount (c)	$9,034	$2,620	$5,474	$172	$17,300
Debt issuance costs (d)	$(16)	$—	$(14)	$—	$(30)

(a)	The interest rates shown are the range of contractual rates in effect at December 31, 2015.

F-77

Notes to Consolidated Financial Statements, Continued

(b)
Securitizations and borrowing under revolving conduit facilities are not included in above maturities by period due to their variable monthly repayments. See Note 13 for further information on our long-term debt associated with securitizations and revolving conduit facilities.

(c)
The net carrying amount of our long-term debt associated with certain securitizations that were either (i) issued at a premium or discount or (ii) revalued at a premium or discount based on its fair value at the time of the OneMain Acquisition or the Fortress Acquisition or (iii) recorded at fair value on a recurring basis in circumstances when the embedded derivative within the securitization structure cannot be separately accounted for at fair value.

(d)
As a result of our early adoption of ASU 2015-03 in June of 2015, we report debt issuance costs as a direct deduction from long-term debt, with the exception of debt issuance costs associated with our revolving conduit facilities, which we continue to report in other assets.

GUARANTY AGREEMENTS

SFC Indentures

5.25% SFC Notes. On December 3, 2014, OMH entered into an Indenture and First Supplemental Indenture pursuant to which it agreed to fully and unconditionally guarantee, on a senior basis, the payments of principal, premium (if any) and interest on $700 million of 5.25% Senior Notes due 2019 issued by SFC (the “5.25% SFC Notes”). As of December 31, 2015, approximately $700 million aggregate principal amount of the 5.25% SFC Notes were outstanding.

SFC Notes. On December 30, 2013, OMH entered into Guaranty Agreements whereby it agreed to fully and unconditionally guarantee the payments of principal, premium (if any), and interest on approximately $5.2 billion aggregate principal amount of senior notes on a senior basis and $350 million aggregate principal amount of a junior subordinated debenture on a junior subordinated basis issued by SFC (collectively, the “SFC Notes”). The SFC Notes consisted of the following: 8.25% Senior Notes due 2023; 7.75% Senior Notes due 2021; 6.00% Senior Notes due 2020; a 60-year junior subordinated debenture; and all senior notes outstanding on December 30, 2013, issued pursuant to the Indenture dated as of May 1, 1999 (the “1999 Indenture”), between SFC and Wilmington Trust, National Association (the successor trustee to Citibank N.A.). The 60-year junior subordinated debenture underlies the trust preferred securities sold by a trust sponsored by SFC. On December 30, 2013, OMH entered into a Trust Guaranty Agreement whereby it agreed to fully and unconditionally guarantee the related payment obligations under the trust preferred securities. As of December 31, 2015, approximately $4.2 billion aggregate principal amount of the SFC Notes, including $2.3 billion aggregate principal amount of senior notes under the 1999 Indenture, and $350 million aggregate principal amount of a junior subordinated debenture were outstanding.

The OMH guarantees of SFC’s long-term debt discussed above are subject to customary release provisions.

OMFH Indenture

OMFH Notes. On December 11, 2014, OMFH and certain of its subsidiaries entered into an indenture (the “OMFH Indenture”), among OMFH, the guarantors listed therein and The Bank of New York Mellon, as trustee, in connection with OMFH’s issuance of $700 million aggregate principal amount of 6.75% Senior Notes due 2019 and $800 million in aggregate principal amount of 7.25% Senior Notes due 2021 (collectively, the “OMFH Notes”). The OMFH Notes are OMFH’s unsecured senior obligations, guaranteed on a senior unsecured basis by each of its wholly owned domestic subsidiaries other than certain subsidiaries, including its insurance subsidiaries and securitization subsidiaries. As of December 31, 2015, approximately $1.5 billion aggregate principal amount of the OMFH Notes were outstanding.

DEBT COVENANTS

SFC Debt Agreements

The debt agreements to which SFC and its subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. Some or all of these agreements also contain certain restrictions, including (i) restrictions on the ability to create senior liens on property and assets in connection with any new debt financings and (ii) SFC’s ability to sell or convey all or substantially all of its assets, unless the transferee assumes SFC’s obligations under the applicable debt agreement.

F-78

Notes to Consolidated Financial Statements, Continued

With the exception of SFC’s junior subordinated debenture, none of SFC’s debt agreements require SFC or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, certain events, including non-payment of principal or interest, bankruptcy or insolvency, or a breach of a covenant or a representation or warranty may constitute an event of default and trigger an acceleration of payments. In some cases, an event of default or acceleration of payments under one debt agreement may constitute a cross-default under other debt agreements resulting in an acceleration of payments under the other agreements.

As of December 31, 2015, SFC was in compliance with all of the covenants under its debt agreements.

Junior Subordinated Debenture. In January 2007, SFC issued $350 million aggregate principal amount of 60-year junior subordinated debenture (the “debenture”) under an indenture dated January 22, 2007 (the “Junior Subordinated Indenture”), by and between SFC and Deutsche Bank Trust Company, as trustee. The debenture underlies the trust preferred securities sold by a trust sponsored by SFC. SFC can redeem the debenture at par beginning in January 2017.

Pursuant to the terms of the debenture, SFC, upon the occurrence of a mandatory trigger event, is required to defer interest payments to the holders of the debenture (and not make dividend payments to SFI) unless SFC obtains non-debt capital funding in an amount equal to all accrued and unpaid interest on the debenture otherwise payable on the next interest payment date and pays such amount to the holders of the debenture. A mandatory trigger event occurs if SFC’s (i) tangible equity to tangible managed assets is less than 5.5% or (ii) average fixed charge ratio is not more than 1.10x for the trailing four quarters (where the fixed charge ratio equals earnings excluding income taxes, interest expense, extraordinary items, goodwill impairment, and any amounts related to discontinued operations, divided by the sum of interest expense and any preferred dividends).

Based upon SFC’s financial results for the twelve months ended September 30, 2015, a mandatory trigger event occurred with respect to the interest payment due in January of 2016 as the average fixed charge ratio was 0.94x. On January 11, 2016, SFC issued one share of SFC common stock to SFI for $11 million to satisfy the January 2016 interest payments required by SFC’s debenture.

OMFH Debt Agreements

With the exception of OMFH’s revolving conduit facility, none of OMFH’s debt agreements require OMFH or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, the OMFH Indenture does contain a number of covenants that limit, among other things, OMFH’s ability and the ability of most of its subsidiaries to incur additional debt; create liens securing certain debt; pay dividends on or make distributions in respect of its capital stock or make investments or other restricted payments; create restrictions on the ability of its restricted subsidiaries to pay dividends to OMFH or make certain other intercompany transfers; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. The OMFH Indenture also contains customary events of default which would permit the trustee or the holders of the OMFH Notes to declare the OMFH Notes to be immediately due and payable if not cured within applicable grace periods, including the nonpayment of principal, interest or premium, if any, when due; violation of covenants and other agreements contained in the OMFH Indenture; payment default after final maturity or cross acceleration of certain material debt; certain bankruptcy and insolvency events; material judgment defaults; and the failure of any guarantee of the notes, other than in accordance with the terms of the OMFH Indenture or such guarantee.

The OMFH Indenture also includes a change of control repurchase provision pursuant to which if (i) a change of control of OneMain occurs and (ii) both Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Services, Inc. (“Moody’s”) downgrade or withdraw the ratings of a specific series of the OFM Notes attributable to such change of control within 60 days after the change of control, OMFH is required to offer to purchase all of such series of the OFM Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of repurchase, subject to the right of holders of such series of the OMFH Notes of record on the relevant record date to receive interest due on the relevant interest payment date. The closing of the OneMain Acquisition resulted in a change of control of OneMain under the OMFH Indenture, and S&P downgraded the rating of the OMFH Notes following the closing of the OneMain Acquisition. However, Moody’s affirmed the rating of the OMFH Notes following the closing of the OneMain Acquisition and, therefore, the change of control repurchase provision was not triggered.

As of December 31, 2015, OMFH was in compliance with all of the covenants under its debt agreements.

F-79

Notes to Consolidated Financial Statements, Continued

OMFH Conduit Facility. On February 3, 2015, OMFH entered into a revolving conduit facility with a borrowing capacity of $3.0 billion, backed by personal loans (the “2015 Warehouse Facility”). As of December 31, 2015, OMFH had drawn $1.4 billion against the value of these personal loans. See Note 13 for further information on the 2015 Warehouse Facility.

Pursuant to the terms of the 2015 Warehouse Facility, OMFH was required to (i) maintain minimum consolidated tangible shareholders’ equity of not less than $1.0 billion (the “Net Worth Covenant”) and (ii) not permit OMFH’s consolidated debt to tangible shareholders’ equity ratio to exceed 6.0 to 1.0 if a minimum draw condition exists (the “Leverage Covenant”).

Based upon OMFH’s financial position at December 31, 2015, OMFH was in compliance with its financial target and ratio.

On January 21, 2016, OMFH entered into four separate bilateral conduit facilities with unaffiliated financial institutions that provide an aggregate $2.4 billion of committed financing on a revolving basis for personal loans originated by OneMain, which we refer to as the “New Facilities”. The New Facilities replaced the 2015 Warehouse Facility that was voluntarily terminated on the same date and, as a result, both of the financial covenants discussed above were eliminated. See Note 25 for further information on the replacement of the 2015 Warehouse Facility.

REPURCHASE OR REPAYMENT OF DEBT

SFC Debt Repurchases and Repayments

In connection with our liability management efforts, we or our affiliates from time to time have purchased, or may in the future purchase, portions of our outstanding indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration as we or any such affiliates may determine. Our plans are dynamic and we may adjust our plans in response to changes in our expectations and changes in market conditions.

SFC Medium Term Notes. In December 2014, SFC used the proceeds from its offering of $700 million aggregate principal amount of the 5.25% SFC Notes to repurchase $9 million and $361 million aggregate principal amount of 6.50% and 6.90%, respectively, medium term notes due 2017 from certain beneficial owners of the notes. SFC recorded a net loss of $20 million related to the partial extinguishment on this debt repurchase and capitalized $57 million related to a partial modification on this debt repurchase.

Additionally, in December 2014, SFC repurchased $23 million and $66 million aggregate principal amount of 6.50% and 6.90%, respectively, medium term notes due 2017. SFC recorded a net loss of $17 million related to these additional debt repurchases in December 2014.

SpringCastle 2013-A Notes. On October 3, 2014, certain indirect subsidiaries of SFC associated with a joint venture in which SFC owns a 47% equity interest (the “Co-Issuers”) used the proceeds from the SpringCastle Funding Asset-backed Notes 2014-A (the “SpringCastle 2014-A Notes”) to repay in full the SpringCastle Funding Asset-backed Notes 2013-A (the “SpringCastle 2013-A Notes”), which were issued by the Co-Issuers on April 1, 2013. See Note 13 for further information on the refinance of SpringCastle 2013-A Notes. SFC recorded a net loss of $21 million related to this refinancing transaction.

SFC Secured Term Loan. On March 31, 2014, Springleaf Financial Funding Company (“SFFC”) prepaid, without penalty or premium, the entire $750 million outstanding principal balance of the secured term loan, plus accrued and unpaid interest. Effective upon the prepayment, all obligations of SFFC, SFC, and the applicable consumer finance operating subsidiaries of SFC under the secured term loan (other than contingent reimbursement obligations and indemnity obligations) were terminated and all guarantees and security interests were released.

13. Variable Interest Entities

As part of our overall funding strategy and as part of our efforts to support our liquidity from sources other than our traditional capital market sources, we have transferred certain finance receivables to VIEs for securitization transactions. Since these transactions involve securitization trusts required to be consolidated, the securitized assets and related liabilities are included in our consolidated financial statements and are accounted for as secured borrowings.

F-80

Notes to Consolidated Financial Statements, Continued

CONSOLIDATED VIES

We evaluated the securitization trusts and determined that these entities are VIEs of which SFC or OMFH is the primary beneficiary, and, therefore, we consolidated such entities. SFC or OMFH is deemed to be the primary beneficiary of each of these VIEs because SFC or OMFH has the ability to direct the activities of each VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive benefits that are potentially significant to the VIE. Such ability stems from SFC’s or OMFH’s and/or their affiliates’ contractual right to service the securitized finance receivables. Our retained subordinated notes and residual interest trust certificates expose us to potentially significant losses and potentially significant returns.

The asset-backed securities issued by the securitization trusts are supported by the expected cash flows from the underlying securitized finance receivables. Cash inflows from these finance receivables are distributed to investors and service providers in accordance with each transaction’s contractual priority of payments (“waterfall”) and, as such, most of these inflows must be directed first to service and repay each trust’s senior notes or certificates held principally by third-party investors. The holders of the asset-backed securities have no recourse to the Company if the cash flows from the underlying qualified securitized assets are not sufficient to pay all principal and interest on the asset-backed securities. After these senior obligations are extinguished, substantially all cash inflows will be directed to the subordinated notes until fully repaid and, thereafter, to the residual interest that we own in each securitization trust. We retain interests in these securitization transactions, including residual interests in each securitization trust and, in some cases, subordinated securities issued by the VIEs. We retain credit risk in the securitizations through our ownership of the residual interest in each securitization trust, and, in some cases, ownership of the most subordinated class of asset-backed securities, which are the first to absorb credit losses on the securitized assets. We expect that any credit losses in the pools of securitized assets will likely be limited to our subordinated and residual retained interests. We have no obligation to repurchase or replace qualified securitized assets that subsequently become delinquent or are otherwise in default.

We parenthetically disclose on our consolidated balance sheets the VIE’s assets that can only be used to settle the VIE’s obligations and the VIE liabilities if the VIE’s creditors have no recourse against the primary beneficiary’s general credit. The carrying amounts of consolidated VIE assets and liabilities associated with our securitization trusts were as follows:

(dollars in millions)
December 31,	2015	2014

Assets
Cash and cash equivalents (a)	$11	$52
Finance receivables:
Personal loans	11,424	1,853
SpringCastle Portfolio	1,576	1,979
Allowance for finance receivable losses	431	72
Finance receivables held for sale	435	—
Restricted cash and cash equivalents	663	210
Other assets (a)	48	23

Liabilities
Long-term debt (b)	$11,654	$3,630
Other liabilities (a)	17	8

(a)
In connection with our disclosure integration with OneMain, we have expanded our presentation to include cash and cash equivalents, other assets and other liabilities associated with our securitization trusts.

(b)
As a result of our early adoption of ASU 2015-03 in June of 2015, we reclassified $14 million of debt issuance costs related to our long-term debt associated with our securitizations as of December 31, 2014, from other assets to long-term debt.

F-81

Notes to Consolidated Financial Statements, Continued

SECURITIZATION TRANSACTIONS

SFC Consumer Loan Securitizations

SFC 2013-A Securitization. On February 19, 2013, SFC completed a private securitization transaction in which Tenth Street Funding LLC (“Tenth Street”), a wholly owned special purpose vehicle of SFC, sold $568 million of notes backed by personal loans held by Springleaf Funding Trust 2013-A (the “2013-A Trust”), at a 2.83% weighted average yield. The notes were scheduled to mature in September 2021. SFC sold the asset-backed notes for $568 million, after the price discount but before expenses and a $7 million interest reserve requirement. SFC initially retained $36 million of the 2013-A Trust’s subordinate asset-backed notes.

On December 15, 2015, Tenth Street exercised its right to redeem the asset-backed notes issued by the 2013-A Trust on February 19, 2013 (the “2013-A Notes”). To redeem the 2013-A Notes, Tenth Street paid a redemption price of $189 million, which excluded $37 million for the Class D 2013-A Notes owned by Tenth Street on the date of the optional redemption. The outstanding principal balance of the 2013-A Notes was $225 million on the date of the optional redemption.

SFC 2013-B Securitization. On June 19, 2013, SFC completed a private securitization transaction in which a wholly owned special purpose vehicle of SFC sold $256 million of notes backed by personal loans held by Springleaf Funding Trust 2013-B (the “2013-B Trust”), at a 4.11% weighted average yield. The notes mature in June 2023 and have a thirty-five month revolving period during which no principal payments are required to be made on the notes. SFC sold the asset-backed notes for $255 million, after the price discount but before expenses and a $4 million interest reserve requirement. SFC initially retained $114 million of the 2013-B Trust’s senior asset-backed notes (which SFC subsequently sold in 2013 and recorded $112 million of additional debt) and $30 million of the 2013-B Trust’s subordinate asset-backed notes. The indenture governing the notes contains early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

2013-BAC Securitization. On September 25, 2013, SFC completed a private securitization transaction in which the Springleaf Funding Trust 2013-BAC (the “2013-BAC Trust”), a wholly owned special purpose vehicle of SFC, issued $500 million of notes backed by an amortizing pool of personal loans acquired from subsidiaries of SFC. SFC sold the personal loan-backed notes for gross proceeds of $500 million.

On March 27, 2014, SFC repaid the entire $231 million outstanding principal balance of the notes, plus accrued and unpaid interest of the 2013-BAC Trust.

SFC 2014-A Securitization. On March 26, 2014, SFC completed a private securitization transaction in which a wholly owned special purpose vehicle of SFC sold $559 million of notes backed by personal loans held by Springleaf Funding Trust 2014-A (the “2014-A Trust”), at a 2.62% weighted average yield. The notes mature in December 2022 and have a twenty-three month revolving period during which no principal payments are required to be made on the notes. SFC sold the asset-backed notes for $559 million, after the price discount but before expenses and a $6 million interest reserve requirement. SFC initially retained $33 million of the 2014-A Trust’s subordinate asset-backed notes. The indenture governing the notes contains early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

SFC 2015-A Securitization. On February 26, 2015, SFC completed a private term securitization transaction in which a wholly owned special purpose vehicle of SFC sold $1.2 billion of notes backed by personal loans held by Springleaf Funding Trust 2015-A at a 3.58% weighted average yield. The notes mature in November 2024 and have a thirty-five month revolving period during which no principal payments are required to be made on the notes. SFC sold the asset-backed notes for $1.2 billion, after the price discount but before expenses and a $12 million interest reserve requirement. The indenture governing the notes contains early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

SFC 2015-B Securitization. On April 7, 2015, SFC completed a private term securitization transaction in which a wholly owned special purpose vehicle of SFC sold $314 million of notes backed by personal loans held by Springleaf Funding Trust 2015-B at a 3.84% weighted average yield. The notes mature in May 2028 and have a fifty-nine month revolving period during which no principal payments are required to be made on the notes. SFC sold the asset-backed notes for $314 million, after the price discount but before expenses and a $3 million interest reserve requirement. The indenture governing the notes contains

F-82

Notes to Consolidated Financial Statements, Continued

early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

OMFH Consumer Loan Securitizations

As a result of the OneMain Acquisition, we acquired five on-balance sheet consumer securitizations during 2015.

OMFH 2014-1 Securitization. On April 17, 2014, OMFH completed its initial securitization transaction in which OneMain Financial Issuance Trust 2014-1, a wholly owned special purpose entity of OMFH, issued fixed-rate funding notes with an initial principal balance of $760 million. The notes mature in June 2024 and have a twenty-three month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $760 million as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 2.57%.

OMFH 2014-2 Securitization. On July 30, 2014, OMFH completed a securitization transaction in which the OneMain Financial Issuance Trust 2014-2, a wholly owned special purpose vehicle of OMFH, issued fixed-rate funding notes with an initial principal balance of $1.2 billion. The notes mature in September 2024 and have a twenty-three month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.2 billion as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 3.09%.

OMFH 2015-1 Securitization. On February 5, 2015, OMFH completed a securitization transaction in which the OneMain Financial Issuance Trust 2015-1, a wholly owned special purpose vehicle of OMFH, issued fixed-rate funding notes with an initial principal balance of $1.2 billion. The notes mature in March 2026 and have a thirty-five month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.2 billion as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 3.88%.

OMFH 2015-2 Securitization. On May 21, 2015, OMFH completed a securitization transaction in which the OneMain Financial Issuance Trust 2015-2, a wholly owned special purpose vehicle of OMFH, issued fixed-rate funding notes with an initial principal balance of $1.3 billion. The notes mature in July 2025 and have a twenty-three month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.3 billion as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 3.25%.

OMFH 2015-3 Securitization. On September 29, 2015, OMFH completed a securitization transaction in which the OneMain Financial Issuance Trust 2015-3, a wholly owned special purpose vehicle of OMFH, issued fixed-rate funding notes with an initial principal balance of $293 million. The notes mature in November 2028 and have a fifty-nine month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $293 million as of October 31, 2015. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes. As of November 15, 2015, the weighted average interest rate for the notes was 4.31%.

SpringCastle Securitizations

SpringCastle 2013-A Securitization. On April 1, 2013, in connection with our acquisition of an unsecured loan portfolio from HSBC, the Co-issuer LLCs sold, in a private securitization transaction, $2.2 billion of Class A Notes backed by the acquired loans. The Class A Notes were acquired by initial purchasers for $2.2 billion, after the price discount but before expenses and a

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Notes to Consolidated Financial Statements, Continued

$10 million advance reserve requirement. The initial purchasers sold the Class A Notes to secondary investors at a 3.75% weighted average yield. The Co-issuer LLCs retained subordinate Class B Notes with a principal balance of $372 million, which was subsequently sold in 2013 and $357 million of additional debt was recorded.

SpringCastle 2014-A Securitization. On October 3, 2014, the Co-Issuers issued $2.6 billion of the SpringCastle 2014-A Notes at a 4.68% weighted average yield in a private placement transaction. The SpringCastle 2014-A Notes are collateralized by the SpringCastle Portfolio. The Co-Issuers sold the SpringCastle 2014-A Notes for approximately $2.6 billion after the price discount but before expenses. The Co-Issuers used the proceeds from the SpringCastle 2014-A Notes to repay in full on October 3, 2014 the SpringCastle 2013-A Notes. At September 30, 2014, the UPB of the SpringCastle 2013-A Notes was $1.5 billion.

On October 3, 2014, Springleaf Acquisition Corporation (“SAC”) purchased $363 million initial principal amount of the SpringCastle 2014-A Notes. The Co-Issuers retained $62 million of the SpringCastle 2014-A Notes. Certain subsidiaries of NRZ own a 30% equity interest in the Co-Issuers. NRZ is managed by an affiliate of Fortress.

On March 9, 2015, SAC agreed to sell $232 million and $131 million principal amount of the previously retained Class C and Class D SpringCastle 2014-A Notes, respectively, to an unaffiliated third party at a premium to the principal balance. The sale was completed on March 16, 2015.

SFC Mortgage Securitizations

SFC 2013-1 Securitization. On April 10, 2013, SFC completed a private securitization transaction in which a wholly owned special purpose vehicle of SFC sold $783 million of notes backed by real estate loans held by Springleaf Mortgage Loan Trust 2013-1 (the “2013-1 Trust”), at a 2.85% weighted average yield. SFC sold the mortgage-backed notes for $782 million, after the price discount but before expenses. SFC initially retained $237 million of the 2013-1 Trust’s subordinate mortgage-backed notes.

SFC 2013-2 Securitization. On July 9, 2013, SFC completed a private securitization transaction in which a wholly owned special purpose vehicle of SFC sold $599 million of notes backed by real estate loans held by Springleaf Mortgage Loan Trust 2013-2 (the “2013-2 Trust”), at a 2.88% weighted average yield. SFC sold the mortgage-backed notes for $591 million, after the price discount but before expenses. SFC initially retained $535 million of the 2013-2 Trust’s subordinate mortgage-backed notes.

SFC 2013-3 Securitization. On October 9, 2013, SFC completed a private securitization transaction in which a wholly owned special purpose vehicle of SFC sold $271 million of notes backed by real estate loans held by Springleaf Mortgage Loan Trust 2013-3 (the “2013-3 Trust”), at a 3.40% weighted average yield. SFC sold the mortgage-backed notes for $269 million, after the price discount but before expenses. SFC initially retained $229 million of the 2013-3 Trust’s subordinate mortgage-backed notes.

Sales of Previously Retained Mortgage-backed Notes

During 2013, SFC sold the following previously retained mortgage-backed notes:

(dollars in millions)	Principal Amount of Previously Retained Notes Issued	Carrying Amount of Additional Debt Recorded

Mortgage Securitizations
SLFMT 2012-2	$20	$21
SLFMT 2012-3	8	8
SLFMT 2013-2	158	149
SLFMT 2013-3	23	23

During 2014, our remaining beneficial interests in the mortgage-backed retained certificates related to its previous mortgage securitization transactions were sold in a series of separate transactions. As a result of these sales, we deconsolidated the securitization trusts holding the underlying real estate loans and previously issued securitized interests which were reported in long-term debt, as we no longer were considered the primary beneficiary.

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Notes to Consolidated Financial Statements, Continued

REVOLVING CONDUIT FACILITIES

SFC Conduit Facilities

Midbrook 2013-VFN1 Securitization. On September 26, 2013, SFC established a private securitization facility in which the Midbrook Funding Trust 2013-VFN1 (the “Midbrook 2013-VFN1 Trust”), a wholly owned special purpose vehicle of SFC, could issue variable funding notes with a maximum principal balance of $300 million to be backed by personal loans acquired from subsidiaries of SFC from time to time. No amounts were funded at closing, but could be funded from time to time over a one-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes could also be paid down in whole or in part and then redrawn. Following the one-year funding period, the principal amount of the notes, if any, would amortize and would be due and payable in full in October 2017.

On June 13, 2014, SFC amended the note purchase agreement with the Midbrook 2013-VFN1 Trust to extend the one-year funding period to a two-year funding period. Following the two-year funding period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in full in July 2019. The maximum principal balance of variable funding notes that can be issued remained at $300 million. At December 31, 2015, no amounts had been funded.

The note purchase agreement with the Midbrook 2013-VFN1 Trust was amended on February 24, 2016. See Note 25 for information on this subsequent amendment.

Springleaf 2013-VFN1 Securitization. On September 27, 2013, SFC established a private securitization facility in which the Springleaf Funding Trust 2013-VFN1 (the “Springleaf 2013-VFN1 Trust”), a wholly owned special purpose vehicle of SFC, may issue variable funding notes with a maximum principal balance of $350 million to be backed by personal loans acquired from subsidiaries of SFC from time to time. No amounts were funded at closing, but may be funded from time to time over a two-year period, which may be extended for one year, subject to the satisfaction of customary conditions precedent. During this period, the notes can also be paid down in whole or in part and then redrawn. Following the two- or three-year funding period, as the case may be, the principal amount of the notes, if any, will amortize and will be due and payable in full in October 2019.

On May 20, 2015, SFC amended the note purchase agreement with the Springleaf 2013-VFN1 Trust to, among other things, extend the original two-year revolving period ending October of 2015 to a two-year revolving period ending April of 2017, which may be extended for up to one additional year, subject to satisfaction of customary conditions precedent. During the revolving period, the notes can be paid down in whole or in part and then redrawn. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in full in May of 2020. At December 31, 2015, the maximum amount that could be drawn under the notes remained at $350 million. No amounts were drawn under the notes as of December 31, 2015.

The note purchase agreement with the Springleaf 2013-VFN1 Trust was amended on January 21, 2016. See Note 25 for information on this subsequent amendment.

Sumner Brook 2013-VFN1 Securitization. On December 20, 2013, SFC established a private securitization facility in which the Sumner Brook Funding Trust 2013-VFN1 (the “Sumner Brook 2013-VFN1 Trust”), a wholly owned special purpose vehicle of SFC, may issue variable funding notes with a maximum principal balance of $350 million to be backed by personal loans acquired from subsidiaries of SFC from time to time. No amounts were funded at closing, but may be funded from time to time over a two-year period. During this period, the notes can also be paid down in whole or in part and then redrawn. Following the two-year funding period, the principal amount of the notes, if any, will amortize and will be due and payable in full in August 2022.

On January 16, 2015, SFC amended the note purchase agreement with the Sumner Brook 2013-VFN1 Trust to extend the two-year revolving period ending December of 2015 to a three-year revolving period ending January of 2018. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in full in August of 2024. The maximum principal balance of variable funding notes that can be issued remained at $350 million. On December 21, 2015, SFC drew $100 million under the notes, which remained outstanding as of December 31, 2015.

Whitford Brook 2014-VFN1 Securitization. On June 26, 2014, SFC established a private securitization facility in which the Whitford Brook Funding Trust 2014-VFN1 (the “Whitford Brook 2014-VFN1 Trust”), a wholly owned special purpose vehicle

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Notes to Consolidated Financial Statements, Continued

of SFC, may issue variable funding notes with a maximum principal balance of $300 million to be backed by personal loans acquired from subsidiaries of SFC. The notes will be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes can also be paid down to the required minimum balance of $100 million and then redrawn. Following the three-year funding period, the principal amount of the notes will be reduced as cash payments are received on the underlying personal loans and will be due and payable in full in July 2018, unless an option to prepay is elected between July 2017 and July 2018.

On March 24, 2015, SFC amended the sale and servicing agreement relating to the Whitford Brook 2014-VFN1 Trust to remove the requirement for a $100 million minimum balance drawn under the variable funding notes, which are to be backed by personal loans acquired from subsidiaries of SFC from time to time. On March 25, 2015, SFC paid down the note balance of $100 million.

On June 3, 2015, SFC amended the note purchase agreement relating to the Whitford Brook 2014-VFN1 Trust to reduce the $300 million maximum principal balance to $250 million. On each of July 15, 2015 and December 3, 2015, SFC drew $100 million under the notes. As of December 31, 2015, $200 million remained outstanding under the notes.

The note purchase agreement with the Whitford Brook 2015-VFN1 Trust was amended on February 24, 2016. See Note 25 for information on this subsequent amendment.

Mill River 2015-VFN1 Securitization. On May 27, 2015, SFC established a private securitization facility in which Mill River Funding Trust 2015-VFN1 (the “Mill River 2015-VFN1 Trust”), a wholly owned special purpose vehicle of SFC, issued variable funding notes with a maximum principal balance of $400 million to be backed by personal loans acquired from subsidiaries of SFC from time to time. No amounts were funded at closing, but may be funded from time to time over a three-year revolving period, subject to the satisfaction of customary conditions precedent. During the revolving period, the notes can be paid down in whole or in part and then redrawn. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in full in June of 2021. On each of November 23, 2015 and December 10, 2015, SFC drew $200 million under the notes. As of December 31, 2015, $400 million remained outstanding under the notes.

The note purchase agreement with the Mill River 2015-VFN1 Trust was amended on January 21, 2016. See Note 25 for information on this subsequent amendment.

Second Avenue Funding LLC Securitization. On June 3, 2015, SFC established a private securitization facility in which Second Avenue Funding LLC, a wholly owned special purpose vehicle of SFC, issued variable funding notes with a maximum principal balance of $250 million to be backed by auto loans acquired from subsidiaries of SFC. No amounts were funded at closing, but may be funded from time to time over a three-year revolving period, subject to the satisfaction of customary conditions precedent. During the revolving period, the notes can be paid down in whole or in part and then redrawn. Following the three-year revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying auto loans and will be due and payable in full in June of 2019. On November 23, 2015, SFC drew $250 million under the notes, which remained outstanding as of December 31, 2015.

First Avenue Funding LLC Securitization. On June 10, 2015, SFC established a private securitization facility in which First Avenue Funding LLC (“First Avenue”), a wholly owned special purpose vehicle of SFC, issued variable funding notes with a maximum principal balance of $250 million to be backed by auto loans acquired from subsidiaries of SFC. No amounts were funded at closing, but may be funded from time to time over a two-year revolving period, subject to the satisfaction of customary conditions precedent. During the revolving period, the notes can be paid down in whole or in part and then redrawn. Following the two-year revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying auto loans and will be due and payable in full twelve months following the maturity of the last auto loan held by First Avenue. On November 23, 2015, SFC drew $250 million under the notes, which remained outstanding as of December 31, 2015.

On December 11, 2015, SFC amended the facility to extend the scheduled maturity date until December 10, 2017.

OMFH Conduit Facility

On February 3, 2015, OMFH entered into the 2015 Warehouse Facility with a borrowing capacity of $3.0 billion, whereby OneMain Financial Warehouse Trust (the “Warehouse Trust”), a wholly owned statutory trust, issued variable funding notes,

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Notes to Consolidated Financial Statements, Continued

backed by personal loans, to five financial institutions and, from time to time, asset-backed commercial paper conduits administered by these financial institutions. During the revolving period of the facility, OMFH was permitted to sell personal loans into the Warehouse Trust and draw advances against the value of such personal loans, subject to meeting required overcollateralization levels. The lenders were required to make advances against the notes on a revolving basis through December 31, 2017. The initial $3.0 billion maximum borrowing capacity was scheduled to be reduced by $500 million on January 30, 2016 and by an additional $1.0 billion on January 30, 2017. The notes were scheduled to mature on January 18, 2025. During the revolving period, the outstanding note balance was permitted to be redeemed, in whole or in part, at OMFH’s option. At December 31, 2015, $1.4 billion was drawn under the notes.

See Note 25 for information regarding the subsequent termination and replacement of the 2015 Warehouse Facility on January 21, 2016.

VIE INTEREST EXPENSE

Other than our retained subordinate and residual interests in the remaining consolidated securitization trusts, we are under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to our VIEs totaled $216 million in 2015, $214 million in 2014, and $224 million in 2013.

DECONSOLIDATED VIES

As a result of the sales of the mortgage-backed retained certificates during 2014, we deconsolidated the securitization trusts holding the underlying real estate loans and previously issued securitized interests which were reported in long-term debt. The total carrying value of these real estate loans as of the sale dates was $5.2 billion. During 2014, we established a reserve for sales recourse obligations of $7 million related to these sales. At December 31, 2015, this reserve totaled $7 million. We had no repurchase activity associated with these sales as of December 31, 2015. See Note 20 for further information on the total reserve for sales recourse obligations relating to the real estate loan sales, including the sales of the mortgage-backed retained certificates.

14. Derivative Financial Instruments

During 2015 and 2014, we did not have any derivative activity. In 2013, SFC terminated its remaining cross currency interest rate swap agreement with AIG Financial Products, a subsidiary of AIG, and recorded a loss of $2 million in other revenues — other. Immediately following this termination, we had no derivative financial instruments.

Changes in the notional amounts of our cross currency interest rate swap agreements were as follows:

(dollars in millions)
At or for the Year Ended December 31,	2013

Balance at beginning of period	$417
Discontinued and terminated contracts	(417)
Balance at end of period	$—

During 2013, we recognized a net loss of $3 million on SFC’s non-designated hedging instruments in other revenues — other.

Derivative adjustments included in other revenues — other consisted of the following:

(dollars in millions)
Year Ended December 31,	2013

Net interest income	$9
Mark to market losses	(8)
Total	$1

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Notes to Consolidated Financial Statements, Continued

SFC was exposed to credit risk if counterparties to its swap agreement did not perform. SFC regularly monitored counterparty credit ratings throughout the term of the agreement. SFC’s exposure to market risk was limited to changes in the value of its swap agreement offset by changes in the value of the hedged debt. While SFC’s cross currency interest rate swap agreement mitigated economic exposure of related debt, it did not qualify as a cash flow or fair value hedge under U.S. GAAP.

15. Insurance

Components of unearned insurance premium reserves, claim reserves and benefit reserves were as follows:

(dollars in millions)
December 31,	2015	2014

Finance receivable related:
Payable to OMH:
Unearned premium reserves	$574	$194
Claim reserves	88	23
Subtotal (a)	662	217

Payable to third-party beneficiaries:
Unearned premium reserves	66	—
Benefit reserves	113	107
Claim reserves	22	5
Subtotal (b)	201	112

Non-finance receivable related:
Unearned premium reserves	91	—
Benefit reserves	388	75
Claim reserves	67	42
Subtotal (b)	546	117

Total	$1,409	$446

(a)	Reported as a contra-asset to net finance receivables in connection with the OneMain policy integration.

(b)	Reported in insurance claims and policyholder liabilities.

Our insurance subsidiaries enter into reinsurance agreements with other insurers. Reserves related to unearned premiums, claims and benefits included the following amounts assumed from other insurers:

(dollars in millions)
December 31,	2015	2014

Non-affiliated insurance companies	$346	$15
AIG affiliated insurance companies*	—	43
Total	$346	$58

*
As a result of the offering of our common stock in May of 2015, the economic interests of AIG is no longer material; therefore, the reinsurance agreements with insurers that are subsidiaries of AIG as of December 31, 2015 have not been segregated.

Reserves related to unearned premiums, claims and benefits ceded to non-affiliated insurance companies totaled $107 million at December 31, 2015, including $85 million of OneMain reserves as a result of the OneMain Acquisition, compared to$22 million at December 31, 2014.

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Notes to Consolidated Financial Statements, Continued

Changes in the reserve for unpaid claims and loss adjustment expenses, net of reinsurance recoverable:

(dollars in millions)
At or for the Years Ended December 31,	2015	2014	2013

Balance at beginning of period	$48	$46	$51
Reserve for unpaid claims and loss adjustment expenses assumed in connection with the OneMain Acquisition	104	—	—
Additions for losses and loss adjustment expenses incurred to:
Current year	83	65	59
Prior years *	5	(3)	(6)
Total	88	62	53
Reductions for losses and loss adjustment expenses paid related to:
Current year	(63)	(39)	(35)
Prior years	(26)	(21)	(23)
Total	(89)	(60)	(58)
Balance at end of period	$151	$48	$46

*
Reflects (i) a shortfall in the prior years’ net reserves of $5 million at December 31, 2015 primarily resulting from increased estimates for claims incurred in prior years as claims have developed and (ii) a redundancy in the prior years’ net reserves of $3 million at December 31, 2014 and $6 million at December 31, 2013 primarily resulting from the settlement of claims incurred in prior years for amounts that were less than expected.

Springleaf and OneMain insurance subsidiaries file financial statements prepared using statutory accounting practices prescribed or permitted by the Indiana Department of Insurance (the “Indiana DOI”) and the Texas Department of Insurance (the “Texas DOI”), respectively, which is a comprehensive basis of accounting other than U.S. GAAP. The primary differences between statutory accounting practices and U.S. GAAP are that under statutory accounting, policy acquisition costs are expensed as incurred, policyholder liabilities are generally valued using prescribed actuarial assumptions, and certain investment securities are reported at amortized cost. We are not required and did not apply purchase accounting to the insurance subsidiaries on a statutory basis.

Statutory net income (loss) for our insurance companies by type of insurance was as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Property and casualty:
Yosemite Insurance Company	$15	$16	$41
Triton Insurance Company	3	—	—

Life and disability:
Merit Life Insurance Co.	$(1)	$(2)	$3
American Health and Life Insurance Company	11	—	—

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Notes to Consolidated Financial Statements, Continued

Statutory capital and surplus for our insurance companies by type of insurance were as follows:

(dollars in millions)
December 31,	2015	2014

Property and casualty:
Yosemite Insurance Company	$76	$108
Triton Insurance Company	181	—

Life and disability:
Merit Life Insurance Co.	$123	$171
American Health and Life Insurance Company	184	—

Springleaf and OneMain insurance companies are also subject to risk-based capital requirements adopted by the Indiana DOI and the Texas DOI, respectively. Minimum statutory capital and surplus is the risk-based capital level that would trigger regulatory action. At December 31, 2015 and 2014, our insurance subsidiaries’ statutory capital and surplus exceeded the risk-based capital minimum required levels.

State law restricts the amounts Springleaf’s insurance subsidiaries, Yosemite Insurance Company (“Yosemite”) and Merit, may pay as dividends without prior notice to the Indiana DOI. The maximum amount of dividends (referred to as “ordinary dividends”) for an Indiana domiciled life insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net gain from operations as of the prior year-end. Any amount greater must be approved by the Indiana DOI prior to its payment. The maximum ordinary dividends for an Indiana domiciled property and casualty insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net income. Any amount greater must be approved by the Indiana DOI prior to its payment. These approved dividends are called “extraordinary dividends”. Springleaf insurance subsidiaries paid extraordinary dividends to SFC totaling $100 million, $57 million, and $150 million during 2015, 2014, and 2013, respectively, and ordinary dividends of $18 million to SFC during 2014. In addition, Yosemite paid, as an extraordinary dividend to SFC, 100% of the common stock of its wholly owned subsidiary, CommoLoCo, Inc., in the amount of $58 million in July of 2013.

State law also restricts the amounts OneMain insurance subsidiaries, American Health and Life Insurance Company and Triton Insurance Company, may pay as dividends without prior notice to the Texas DOI. The maximum amount of dividends (also referred to as “ordinary dividends”) for a Texas domiciled life insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net gain from operations as of the prior year-end. Any amount greater must be approved by the Texas DOI prior to its payment. The maximum ordinary dividends for a Texas domiciled property and casualty insurance company that can be paid without prior approval in a 12 month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net income. Any amount greater must be approved by the Texas DOI prior to its payment. These approved dividends are called “extraordinary dividends”. OneMain insurance subsidiaries paid ordinary dividends to OMFH totaling $68 million subsequent to the effective closing date of the OneMain Acquisition.

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Notes to Consolidated Financial Statements, Continued

16. Other Liabilities

Components of other liabilities were as follows:

(dollars in millions)
December 31,	2015	2014

Other accrued expenses and accounts payable	$83	$31
Salary and benefit liabilities	75	36
Accrued interest on debt	67	57
Retirement plans	55	50
Loan principal warranty reserve	15	24
Other insurance liabilities	8	4
Bank overdrafts	14	5
Other	67	31
Total	$384	$238

17. Capital Stock and Earnings (Loss) Per Share

CAPITAL STOCK

OMH has two classes of authorized capital stock: preferred stock and common stock. OMH may issue preferred stock in series. The board of directors determines the dividend, liquidation, redemption, conversion, voting and other rights prior to issuance.

Par value and shares authorized at December 31, 2015 were as follows:

	Preferred Stock *	Common Stock

Par value	$0.01	$0.01
Shares authorized	300,000,000	2,000,000,000

*	No shares of preferred stock were issued and outstanding at December 31, 2015 or 2014.

Changes in shares of common stock issued and outstanding were as follows:

At or for the Years Ended December 31,	2015	2014	2013

Balance at beginning of period	114,832,895	114,832,895	100,000,000
Common shares issued	19,661,277	—	14,832,895
Balance at end of period	134,494,172	114,832,895	114,832,895

Equity Offering

On May 4, 2015, we completed an offering of 27,864,525 shares of common stock, consisting of 19,417,476 shares of common stock offered by us and 8,447,049 shares of common stock offered by the Initial Stockholder. Citigroup Global Markets Inc., Goldman, Sachs & Co., Barclays Capital Inc., and Credit Suisse Securities (USA) LLC acted as joint book-running managers.

The net proceeds from this sale to the Company were approximately $976 million, after deducting the underwriting discounts and commissions and additional offering-related expenses totaling $24 million. The net proceeds of the offering were contributed to Independence to finance a portion of the OneMain Acquisition.

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Notes to Consolidated Financial Statements, Continued

EARNINGS (LOSS) PER SHARE

The computation of earnings (loss) per share was as follows:

(dollars in millions except earnings (loss) per share)
Years Ended December 31,	2015	2014	2013

Numerator (basic and diluted):
Net income (loss) attributable to OneMain Holdings, Inc.	$(242)	$505	$(19)
Denominator:
Weighted average number of shares outstanding (basic)	127,910,680	114,791,225	102,917,172
Effect of dilutive securities *	—	473,898	—
Weighted average number of shares outstanding (diluted)	127,910,680	115,265,123	102,917,172
Earnings (loss) per share:
Basic	$(1.89)	$4.40	$(0.19)
Diluted	$(1.89)	$4.38	$(0.19)

*
We have excluded the following shares in the diluted earnings (loss) per share calculation for 2015, 2014, and 2013 because these shares would be anti-dilutive, which could impact the earnings per share calculation in the future:

•2015: 591,606 performance shares and 489,653 service shares;
•2014: 583,459 performance shares; and
•2013: 37,246 nonvested shares.

Basic earnings (loss) per share is computed by dividing net income or loss by the weighted-average number of shares outstanding during each period. Diluted earnings (loss) per share is computed based on the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares represent outstanding unvested restricted stock units (“RSUs”) and restricted stock awards (“RSAs”).

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Notes to Consolidated Financial Statements, Continued

18. Accumulated Other Comprehensive Income (Loss)

Changes, net of tax, in accumulated other comprehensive income (loss) were as follows:

(dollars in millions)	Unrealized Gains (Losses) Available-for-Sale Securities	Retirement Plan Liabilities Adjustments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Income (Loss)

Year Ended December 31, 2015
Balance at beginning of period	$12	$(13)	$4	$3
Other comprehensive loss before reclassifications	(18)	(6)	(4)	(28)
Reclassification adjustments from accumulated other comprehensive income (loss)	(8)	—	—	(8)
Balance at end of period	$(14)	$(19)	$—	$(33)

Year Ended December 31, 2014
Balance at beginning of period	$4	$20	$4	$28
Other comprehensive income (loss) before reclassifications	13	(33)	—	(20)
Reclassification adjustments from accumulated other comprehensive income	(5)	—	—	(5)
Balance at end of period	$12	$(13)	$4	$3

Year Ended December 31, 2013
Balance at beginning of period	$14	$8	$5	$27
Other comprehensive income (loss) before reclassifications	(8)	12	(1)	3
Reclassification adjustments from accumulated other comprehensive income	(2)	—	—	(2)
Balance at end of period	$4	$20	$4	$28
Reclassification adjustments from accumulated other comprehensive income (loss) to the applicable line item on our consolidated statements of operations were as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Unrealized gains on available-for-sale securities:
Reclassification from accumulated other comprehensive income (loss) to investment revenues, before taxes	$12	$8	$3
Income tax effect	(4)	(3)	(1)
Reclassification from accumulated other comprehensive income (loss) to investment revenues, net of taxes	$8	$5	$2

19. Income Taxes

OMH and all of its eligible domestic U.S. subsidiaries file a consolidated life/non-life federal tax return with the Internal Revenue Service (“IRS”). Previously, Merit was not an eligible company, and it filed a separate federal life insurance tax return. For our 2015 consolidated federal tax return, Merit is eligible as an includible insurance company under Internal Revenue Code (“IRC”) Section 1504. In addition, American Health and Life Insurance Company, an insurance subsidiary of OneMain, is not an eligible company and therefore, it will file a separate federal life insurance tax return for 2015. Income taxes from the consolidated federal and state tax returns are allocated to our eligible subsidiaries under a tax sharing agreement with OMH.

Springleaf’s foreign subsidiaries file tax returns in Puerto Rico, the U.S. Virgin Islands, and the United Kingdom. OneMain’s foreign branches file tax returns in Canada. The Company recognizes a deferred tax liability for the undistributed earnings of its

F-93

Notes to Consolidated Financial Statements, Continued

foreign operations, if any, as we do not consider the amounts to be permanently reinvested. As of December 31, 2015, the Company had no undistributed foreign earnings.

As discussed in Note 2 of the Notes to Consolidated Financial Statements, on November 15, 2015, OMH closed on a transaction to acquire OneMain from Citigroup for $4.5 billion. For accounting purposes, we treated this transaction as a stock acquisition. In comparison, for tax purposes, we treated this transaction as acquiring a new corporation which has a full stepped-up basis in its assets equal to the purchase price paid for the assets under IRC Section 336(e). In connection with the OneMain Acquisition, we recorded $1.4 billion of goodwill that is deductible for tax purposes. Our provision for income taxes for 2015 includes a tax benefit of $6 million for the acquisition-related costs.

Components of income (loss) before provision for (benefit from) income taxes were as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Income (loss) before provision for (benefit from) income taxes - U.S. operations	$(281)	$903	$82
Income (loss) before provision for (benefit from) income taxes - foreign operations	12	2	(4)
Total	$(269)	$905	$78

Components of provision for (benefit from) income taxes were as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Current:
Federal	$59	$257	$96
Foreign	1	—	1
State	5	20	6
Total current	65	277	103

Deferred:
Federal	(180)	19	(107)
Foreign	—	—	1
State	(32)	1	(13)
Total deferred	(212)	20	(119)
Total	$(147)	$297	$(16)

Expense from foreign income taxes includes Springleaf’s foreign subsidiaries that operate in Puerto Rico, the U.S. Virgin Islands, and the United Kingdom and OneMain’s foreign branches that operate in Canada.

We recorded a current state income tax provision in 2015, 2014, and 2013 attributable to profitable operations in certain states in which we engage in business activity that could not be offset against losses incurred. We recorded a valuation allowance against the majority of our gross state deferred tax assets related to net operating losses.

F-94

Notes to Consolidated Financial Statements, Continued

Reconciliations of the statutory federal income tax rate to the effective tax rate were as follows:

Years Ended December 31,	2015	2014	2013

Statutory federal income tax rate	35.00%	35.00%	35.00%

Non-controlling interests	15.52	(3.98)	(51.01)
State income taxes, net of federal	6.41	1.49	(5.55)
Foreign operations	—	0.38	4.69
Interest and penalties on prior year tax returns	—	(0.10)	7.67
Nontaxable investment income	0.17	(0.10)	(1.94)
Change in tax status	—	—	(14.64)
Nondeductible compensation	(2.01)	—	3.49
Other, net	(0.50)	0.15	1.42
Effective income tax rate	54.59%	32.84%	(20.87)%

The effective tax rate for 2015 and 2014 differed from the federal statutory rate primarily due to the effects of the non-controlling interest in the SpringCastle Portfolio and state income taxes. The effective tax rate is based on income (loss) before taxes, which includes income (loss) attributable to non-controlling interests. The income (loss) attributable to the non-controlling interest is not included in the taxable income in OMH, resulting in variances from the federal statutory rate of 15.52% and (3.98)% in 2015 and 2014, respectively. The difference in the impact on the effective tax rate due to non-controlling interest in 2015 as compared to 2014 is due to the fact that the net income attributable to non-controlling interest was a greater percentage of the total income (loss) before taxes in 2015 as compared to 2014. The effective tax rate for 2013 differed from the federal statutory rate primarily due to the effects of the non-controlling interest in our joint venture, a change in tax status, and state income taxes, partially offset by the effect of interest and penalties on prior year tax returns.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax obligation (all of which would affect the effective tax rate if recognized) is as follows:

(dollars in millions)
Years Ended December 31,	2015	2014	2013

Balance at beginning of year	$4	$2	$2
Increases in tax positions for prior years	4	3	—
Decreases in tax positions for prior years	(2)	—	—
Increases in tax positions for current years	10	—	—
Lapse in statute of limitations	—	(1)	—
Settlements with tax authorities	(1)	—	—
Balance at end of year	$15	$4	$2

Our gross unrecognized tax obligation includes interest and penalties. We recognize interest and penalties related to gross unrecognized tax obligations in income tax expense. We accrued $7 million in 2015, $1 million in 2014, and less than $1 million in 2013 for the payment of respective tax obligation, interest and penalty, net of any federal benefit. The amount of any change in the balance of uncertain tax liabilities over the next twelve months is not expected to be material to our consolidated financial statements. The increase in tax positions for the current year includes $6 million from OneMain tax uncertainties that existed prior to the acquisition. The stock purchase agreement with the seller will indemnify Springleaf for any taxes for the pre-closing tax period. As such, the Company continues to maintain the OneMain tax uncertainties and a corresponding indemnification asset/receivable.

We are currently under examination of our U.S. federal tax return for the year 2013 by the IRS. Management believes it has adequately provided for taxes for such year. No specific examination issue or adjustment has been identified to date. During 2015, the Company amended their 2011 and 2012 federal and state returns. Therefore, the Company could be subject to

F-95

Notes to Consolidated Financial Statements, Continued

examination for the respective years. The amended returns resulted in a net receivable that is recorded in the current tax receivable account.

Components of deferred tax assets and liabilities were as follows:

(dollars in millions)
December 31,	2015	2014

Deferred tax assets:
Allowance for loan losses	$221	$80
State taxes, net of federal	42	22
Pension/employee benefits	37	26
Joint venture	27	12
Capital loss carryforward	27	—
Net operating losses and tax attributes	16	19
Deferred insurance commissions	12	3
Acquisition costs	10	—
Legal and warranty reserve	6	10
Payment protection insurance liability	2	5
Other	19	5
Total	419	182

Deferred tax liabilities:
Debt writedown	121	194
Impact of tax accounting method change	76	—
Discount - debt exchange	20	23
Mark-to-market	17	47
Other intangible assets	12	7
Insurance reserves	11	10
Goodwill	5	—
Other	—	5
Total	262	286

Net deferred tax assets (liabilities) before valuation allowance	157	(104)
Valuation allowance	(38)	(44)
Net deferred tax assets (liabilities)	$119	$(148)

We had a net deferred tax asset of $119 million and a deferred tax liability of $148 million at December 31, 2015 and 2014, respectively. The change in deferred tax balance by $267 million was primarily related to the increase of deferred tax asset of $127 million for allowance for loan loss reserves from newly acquired OneMain operations, and $27 million for capital loss carryforwards from Springleaf operations; and the decrease of deferred tax liability of $44 million for debt writedown and $30 million for mark-to-market valuation from Springleaf operations. The deferred tax liability reflected on the impact of tax accounting method change relates to the valuation of certain assets. The gross deferred tax liabilities are expected to reverse in time, and amounts are sufficient to create positive taxable income, which will allow for the realization of all of our gross federal deferred tax assets.

Included in our gross deferred tax assets are foreign deferred tax assets that are primarily attributable to foreign net operating loss carryforwards. The benefit of the foreign net operating loss carryforwards is $13 million and $15 million from our United Kingdom operations at December 31, 2015 and 2014, respectively, and $2 million from our Puerto Rico operations at December 31, 2015 and 2014. The United Kingdom net operating loss does not have a statute of limitations and the Puerto Rico

F-96

Notes to Consolidated Financial Statements, Continued

net operating loss expires in 2024. We had a valuation allowance against our United Kingdom and Puerto Rico operations of $16 million and $18 million at December 31, 2015 and 2014, respectively.

In addition, at December 31, 2015, we had a federal capital loss carryforward of $78 million. The federal capital loss carryforward expires in 2020. At December 31, 2015, we had state net operating loss carryforwards of $556 million, compared to $500 million at December 31, 2014. The state net operating loss carryforwards expire between 2017 and 2036. We had a valuation allowance on our gross state deferred tax assets, net of deferred federal tax benefit of $22 million and $26 million at December 31, 2015 and 2014, respectively. The total valuation allowance was established based on management’s determination that the deferred tax assets are more-likely-than-not to not be realized.

At December 31, 2015, we had $19 million of net current federal and foreign income tax payable, compared to $96 million receivable at December 31, 2014. At December 31, 2015, we had $20 million of current state tax receivable, compared to $7 million at December 31, 2014.

20. Lease Commitments, Rent Expense, and Contingent Liabilities

LEASE COMMITMENTS AND RENT EXPENSE

Annual rental commitments for leased office space, automobiles and information technology equipment accounted for as operating leases, excluding leases on a month-to-month basis, were as follows:

(dollars in millions)	Lease Commitments

First quarter 2016	$17
Second quarter 2016	17
Third quarter 2016	16
Fourth quarter 2016	15
2016	65
2017	48
2018	32
2019	20
2020	12
2021+	21
Total	$198

In addition to rent, we pay taxes, insurance, and maintenance expenses under certain leases. In the normal course of business, we will renew leases that expire or replace them with leases on other properties. Rental expense totaled $39 million in 2015, $30 million in 2014, and $30 million in 2013.

LEGAL CONTINGENCIES

In the normal course of business, Springleaf and OneMain have been named, from time to time, as defendants in various legal actions, including arbitrations, class actions and other litigation arising in connection with its activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. While we will continue to identify certain legal actions where we believe a material loss to be reasonably possible and reasonably estimable, there can be no assurance that material losses will not be incurred from claims that we have not yet been notified of or are not yet determined to be probable or reasonably possible and reasonably estimable.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the consolidated financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss. In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with

F-97

Notes to Consolidated Financial Statements, Continued

respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our consolidated financial statements as a whole.

SALES RECOURSE OBLIGATIONS

During 2014, we established a reserve for sales recourse obligations of $23 million related to the real estate loan sales. At December 31, 2015, our reserve for sales recourse obligations totaled $15 million, which primarily related to the real estate loan sales in 2014. We repurchased 13 loans totaling $1 million during 2015 associated with the real estate loan sales in 2014. There was no repurchase activity associated with the 2014 sales of real estate loans during 2014. We repurchased 9 loans totaling $1 million during 2014 and 20 loans totaling $3 million during 2013 associated with other prior sales of finance receivables because these loans were reaching the defined delinquency limits or had breached the contractual representations and warranties under the loan sale agreements. At December 31, 2015, there were no material recourse requests with loss exposure that management believes will not be covered by the reserve.

The activity in our reserve for sales recourse obligations associated with the real estate loan sales during 2014 and other prior sales of finance receivables was as follows:

(dollars in millions)
At or for the Years Ended December 31,	2015	2014	2013

Balance at beginning of period	$24	$5	$5
Recourse losses	(2)	—	—
Provision for recourse obligations, net of recoveries *	(7)	19	—
Balance at end of period	$15	$24	$5

*	Reflects the elimination of the reserve associated with other prior sales of finance receivables.

It is inherently difficult to determine whether any recourse losses are probable or even reasonably possible or to estimate the amounts of any losses. In addition, even where recourse losses are reasonably possible or exposure to such losses exists in excess of the liability already accrued, it is not always possible to reasonably estimate the size of the possible recourse losses or range of losses.

PAYMENT PROTECTION INSURANCE

Our United Kingdom subsidiary provides payments of compensation to its customers who have made claims concerning Payment Protection Insurance (“PPI”) policies sold in the normal course of business by insurance intermediaries. On April 20, 2011, the High Court in the United Kingdom handed down judgment supporting the Financial Services Authority (now known as the Financial Conduct Authority) (“FCA”) guidelines on the treatment of PPI complaints. In addition, the FCA issued a guidance consultation paper in March of 2012 on the PPI customer contact letters. As a result, we have concluded that there are certain circumstances where customer contact and/or redress is appropriate; therefore, this activity is ongoing. The total reserves related to the estimated PPI claims were $6 million at December 31, 2015 and $14 million at December 31, 2014. We do not believe that any additional losses related to PPI claims in excess of the amounts accrued will have a material adverse effect on our consolidated financial statements as a whole.

F-98

Notes to Consolidated Financial Statements, Continued

21. Benefit Plans

With the exception of our 401(k) plan, the obligations related to the benefit plans described below are recorded by SFC.

PENSION PLANS

Retirement Plan

The Springleaf Financial Services Retirement Plan (the ”Retirement Plan”) is a noncontributory defined benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Effective December 31, 2012, the Retirement Plan was frozen. U.S. salaried employees who were employed by a participating company, had attained age 21, and completed twelve months of continuous service were eligible to participate in the plan. Employees generally vested after 5 years of service. Prior to January 1, 2013, unreduced benefits were paid to retirees at normal retirement (age 65) and were based upon a percentage of final average compensation multiplied by years of credited service, up to 44 years. Our current and former employees will not lose any vested benefits in the Retirement Plan that accrued prior to January 1, 2013.

CommoLoCo Retirement Plan

The CommoLoCo Retirement Plan is a noncontributory defined benefit plan which is subject to the provisions of the Puerto Rico tax code. Effective December 31, 2012, the CommoLoCo Retirement Plan was frozen. Puerto Rican residents employed by CommoLoCo, Inc., our Puerto Rican subsidiary, who had attained age 21 and completed one year of service were eligible to participate in the plan. Our current and former employees in Puerto Rico will not lose any vested benefits in the CommoLoCo Retirement Plan that accrued prior to January 1, 2013.

Unfunded Defined Benefit Plans

We sponsor unfunded defined benefit plans for certain employees, including key executives, designed to supplement pension benefits provided by our other retirement plans. These include: (i) Springleaf Financial Services Excess Retirement Income Plan (the “Excess Retirement Income Plan”), which provides a benefit equal to the reduction in benefits payable to certain employees under our qualified retirement plan as a result of federal tax limitations on compensation and benefits payable; and (ii) the Supplemental Executive Retirement Plan (“SERP”), which provides additional retirement benefits to designated executives. Benefits under the Excess Retirement Income Plan were frozen as of December 31, 2012, and benefits under the SERP were frozen at the end of August 2004.

POSTRETIREMENT PLANS

Springleaf Retiree Medical and Life Insurance Plan

We provided postretirement medical care and life insurance benefits. Eligibility was based upon completion of 10 years of credited service and attainment of age 55. Life and dental benefits were closed to new participants. Postretirement medical and life insurance benefits were based upon the employee electing immediate retirement and having a minimum of 10 years of service. Medical benefits were contributory, while the life insurance benefits were non-contributory. Retiree medical contributions were based on the actual premium payments reduced by Company-provided credits. These retiree contributions were subject to adjustment annually. Other cost sharing features of the medical plan included deductibles, coinsurance, and Medicare coordination. On December 31, 2014, we terminated the Springleaf Retiree Medical and Life Insurance Plan, and we recorded a settlement gain and a curtailment gain of $4 million and $2 million, respectively, as a credit to salaries and benefit expenses.

CommoLoCo Retiree Life Insurance Plan

We provided postretirement life insurance benefits to eligible participants of CommoLoCo, Inc. Eligibility was based upon completion of 10 years of credited service and attainment of age 55. Postretirement life insurance benefits were based upon the employee electing immediate retirement and having a minimum of 10 years of service. Life insurance benefits were non-contributory. On February 28, 2015, the Retiree Group Life Insurance program was terminated.

F-99

Notes to Consolidated Financial Statements, Continued

401(K) PLANS

We sponsor voluntary savings plans for our U.S. employees and for our employees of CommoLoCo, Inc.

Springleaf Financial Services 401(k) Plan

The Springleaf Financial Services 401(k) Plan (the “401(k) Plan”) for 2015, 2014, and 2013 provided for a 100% Company matching on the first 4% of the salary reduction contributions of the employees. We do not anticipate any changes to the Company’s matching contributions for 2016.

In addition, the Company may make a discretionary profit sharing contribution to the 401(k) Plan. The Company has full discretion to determine whether to make such a contribution, and the amount of such contribution. In no event, however, will the discretionary profit sharing contribution exceed 4% of annual pay. In order to share in the retirement contribution, employees must have satisfied the 401(k) Plan’s eligibility requirements and be employed on the last day of the year. The employees are not required to contribute any money to the 401(k) Plan in order to qualify for the Company profit sharing contribution. The discretionary profit sharing contribution will be divided among participants eligible to share in the contribution for the year in the same proportion that the participant’s pay bears to the total pay of all participants. This means the amount allocated to each eligible participant’s account will, as a percentage of pay, be the same.

The OneMain employees were eligible to participate in the 401(k) Plan beginning on November 15, 2015.

The salaries and benefit expense associated with this plan was $20 million in 2015, $16 million in 2014, and $9 million in 2013.

CommoLoCo Thrift Plan

The CommoLoCo Thrift Plan provides for salary reduction contributions by employees and 100% matching contributions by the Company of up to 3% of annual salary and 50% matching contributions by the Company of the next 3% of annual salary depending on the respective employee’s years of service. The salaries and benefit expense associated with this plan for 2015, 2014, and 2013 was immaterial. We do not anticipate any changes to the Company’s matching contributions for 2016.

F-100

Notes to Consolidated Financial Statements, Continued

OBLIGATIONS AND FUNDED STATUS

The following table presents the funded status of the defined benefit pension plans and other postretirement benefit plans. The funded status of the plans is measured as the difference between the plan assets at fair value and the projected benefit obligation. We have recognized the aggregate of all overfunded plans in other assets and the aggregate of all underfunded plans in other liabilities.

(dollars in millions)	Pension (a)			Postretirement (b)
At or for the Years Ended December 31,	2015	2014	2013	2014	2013

Projected benefit obligation, beginning of period	$409	$323	$368	$2	$7
Interest cost	15	15	14	—	—
Actuarial loss (gain) (c)	(24)	83	(47)	—	(5)
Benefits paid:
Plan assets	(12)	(12)	(12)	—	—
Curtailment	—	—	—	(2)	—
Projected benefit obligation, end of period	388	409	323	—	2

Fair value of plan assets, beginning of period	359	317	347	—	—
Actual return on plan assets, net of expenses	(15)	54	(18)	—	—
Company contributions	1	—	—	—	—
Benefits paid:
Plan assets	(12)	(12)	(12)	—	—
Fair value of plan assets, end of period	333	359	317	—	—
Funded status, end of period	$(55)	$(50)	$(6)	$—	$(2)

Net amounts recognized in the consolidated balance sheet:
Other assets	$—	$—	$7	$—	$—
Other liabilities	(55)	(50)	(13)	—	(2)
Total amounts recognized	$(55)	$(50)	$(6)	$—	$(2)

Pretax net gain (loss) recognized in accumulated other comprehensive income or loss	$29	$(19)	$26	$—	$4

(a)	Includes non-qualified unfunded plans, for which the aggregate projected benefit obligation was $10 million at December 31, 2015 and 2014.

(b)	We do not currently fund postretirement benefits.

(c)	We adopted new mortality tables in 2014, which increased the plan liabilities during 2014.

The accumulated benefit obligation for U.S. pension benefit plans was $388 million at December 31, 2015 and $409 million at December 31, 2014.

F-101

Notes to Consolidated Financial Statements, Continued

Defined benefit pension plan obligations in which the projected benefit obligation (“PBO”) was in excess of the related plan assets and the accumulated benefit obligation (“ABO”) was in excess of the related plan assets were as follows:

(dollars in millions)	PBO and ABO Exceeds Fair Value of Plan Assets
December 31,	2015	2014

Projected benefit obligation	$388	$409
Accumulated benefit obligation	388	409
Fair value of plan assets	333	359

The following table presents the components of net periodic benefit cost recognized in income and other amounts recognized in accumulated other comprehensive income or loss with respect to the defined benefit pension plans and other postretirement benefit plans:

(dollars in millions)	Pension			Postretirement
Years Ended December 31,	2015	2014	2013	2014	2013

Components of net periodic benefit cost:
Service cost	$—	$—	$—	$—	$1
Interest cost	15	15	14	—	—
Expected return on assets	(19)	(16)	(15)	—	—
Curtailment gain	—	—	—	(2)	—
Settlement gain	—	—	—	(4)	—
Net periodic benefit cost	(4)	(1)	(1)	(6)	1

Other changes in plan assets and projected benefit obligation recognized in other comprehensive income or loss:
Net actuarial loss (gain)	9	46	(13)	—	(5)
Net settlement gain	—	—	—	4	—
Total recognized in other comprehensive income or loss	9	46	(13)	4	(5)

Total recognized in net periodic benefit cost and other comprehensive income or loss	$5	$45	$(14)	$(2)	$(4)

We have made the following estimates relating to our combined defined benefit pension plans and our defined benefit postretirement plans:

•
the estimated net loss that will be amortized from accumulated other comprehensive income or loss into net periodic benefit cost over the next fiscal year will be less than $1 million for our combined defined benefit pension plans;

•
the estimated prior service credit that will be amortized from accumulated other comprehensive income or loss into net periodic benefit cost over the next fiscal year will be zero for our combined defined benefit pension plans; and

•
the estimated amortization from accumulated other comprehensive income or loss for net loss and prior service credit that will be amortized into net periodic benefit cost over the next fiscal year will be zero for our defined benefit postretirement plans.

F-102

Notes to Consolidated Financial Statements, Continued

Assumptions

The following table summarizes the weighted average assumptions used to determine the projected benefit obligations and the net periodic benefit costs:

	Pension		Postretirement
December 31,	2015	2014	2015	2014

Projected benefit obligation:
Discount rate	4.26%	3.89%	3.45%	3.80%
Rate of compensation increase	—	—	N/A *	N/A *

Net periodic benefit costs:
Discount rate	3.89%	4.83%	3.80%	3.80%
Expected long-term rate of return on plan assets	5.27%	5.29%	N/A *	N/A *
Rate of compensation increase (average)	—	—	N/A *	N/A *

*	Not applicable

Discount Rate Methodology

The projected benefit cash flows were discounted using the spot rates derived from the unadjusted Citigroup Pension Discount Curve at December 31, 2015 and an equivalent weighted average discount rate was derived that resulted in the same liability. This single discount rate for each plan was used.

Investment Strategy

The investment strategy with respect to assets relating to our pension plans is designed to achieve investment returns that will (i) provide for the benefit obligations of the plans over the long term; (ii) limit the risk of short-term funding shortfalls; and (iii) maintain liquidity sufficient to address cash needs. Accordingly, the asset allocation strategy is designed to maximize the investment rate of return while managing various risk factors, including but not limited to, volatility relative to the benefit obligations, diversification and concentration, and the risk and rewards profile indigenous to each asset class.

Allocation of Plan Assets

The long-term strategic asset allocation is reviewed and revised annually. The plans’ assets are monitored by our Retirement Plans Committee and the investment managers, which can entail allocating the plans assets among approved asset classes within pre-approved ranges permitted by the strategic allocation.

At December 31, 2015, the actual asset allocation for the primary asset classes was 90% in fixed income securities, 9% in equity securities, and 1% in cash and cash equivalents. The 2016 target asset allocation for the primary asset classes is 88% in fixed income securities and 12% in equity securities. The actual allocation may differ from the target allocation at any particular point in time.

The expected long-term rate of return for the plans was 5.3% for the Retirement Plan and 5.7% for the CommoLoCo Retirement Plan for 2015. The expected rate of return is an aggregation of expected returns within each asset class category. The expected asset return and any contributions made by the Company together are expected to maintain the plans’ ability to meet all required benefit obligations. The expected asset return with respect to each asset class was developed based on a building block approach that considers historical returns, current market conditions, asset volatility and the expectations for future market returns. While the assessment of the expected rate of return is long-term and thus not expected to change annually, significant changes in investment strategy or economic conditions may warrant such a change.

F-103

Notes to Consolidated Financial Statements, Continued

Expected Cash Flows

Funding for the U.S. pension plan ranges from the minimum amount required by ERISA to the maximum amount that would be deductible for U.S. tax purposes. This range is generally not determined until the fourth quarter. Contributed amounts in excess of the minimum amounts are deemed voluntary. Amounts in excess of the maximum amount would be subject to an excise tax and may not be deductible under the IRC. Supplemental and excess plans’ payments and postretirement plan payments are deductible when paid.

The expected future benefit payments, net of participants’ contributions, of our defined benefit pension plans at December 31, 2015 are as follows:

(dollars in millions)	Pension

2016	$15
2017	15
2018	15
2019	15
2020	16
2021-2025	89

F-104

Notes to Consolidated Financial Statements, Continued

FAIR VALUE MEASUREMENTS — PLAN ASSETS

The inputs and methodology used in determining the fair value of the plan assets are consistent with those used to measure our assets.

The following table presents information about our plan assets measured at fair value and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

(dollars in millions)	Level 1	Level 2	Level 3	Total

December 31, 2015
Assets:
Cash and cash equivalents	$3	$—	$—	$3
Equity securities:
U.S. (a)	—	16	—	16
International (b)	—	15	—	15
Fixed income securities:
U.S. investment grade (c)	—	291	—	291
U.S. high yield (d)	—	8	—	8
Total	$3	$330	$—	$333

December 31, 2014
Assets:
Cash and cash equivalents	$2	$—	$—	$2
Equity securities:
U.S. (a)	—	19	—	19
International (b)	—	1	—	1
Fixed income securities:
U.S. investment grade (c)	—	335	—	335
U.S. high yield (d)	—	2	—	2
Total	$2	$357	$—	$359

(a)	Includes index mutual funds that primarily track several indices including S&P 500 and S&P 600 in addition to other actively managed accounts, comprised of investments in large cap companies.

(b)	Includes investment mutual funds in companies in emerging and developed markets.

(c)	Includes investment mutual funds in U.S. and non-U.S. government issued bonds, U.S. government agency or sponsored agency bonds, and investment grade corporate bonds.

(d)	Includes investment mutual funds in securities or debt obligations that have a rating below investment grade.

The inputs or methodologies used for valuing securities are not necessarily an indication of the risk associated with investing in these securities. Based on our investment strategy, we have no significant concentrations of risks.

22. Share-Based Compensation

OMNIBUS INCENTIVE PLAN

In 2013, OMH adopted the 2013 Omnibus Incentive Plan (the “Omnibus Plan”) under which equity-based awards are granted to selected management employees, non-employee directors, independent contractors, and consultants. Under this plan, as of December 31, 2015, 11,105,064 shares of authorized common stock are reserved for issuance pursuant to grants approved by the Company’s Board of Directors. The amount of shares reserved is adjusted annually at the beginning of the year by a number

F-105

Notes to Consolidated Financial Statements, Continued

of shares equal to the excess of 10% of the number of outstanding shares on the last day of the previous fiscal year over the number of shares reserved and available for issuance as of the last day of the previous fiscal year. The Omnibus Plan allows for issuance of stock options, RSUs and RSAs, stock appreciation rights (“SARs”), and other stock-based awards and cash awards.

Service-based Awards

In connection with the initial public offering on October 16, 2013 and subsequent to the offering, we have granted service-based RSUs and RSAs to certain of our executives and employees. The RSUs are subject to a graded vesting period of 4.2 years or less and do not provide the holders with any rights as shareholders, including the right to earn dividends during the vesting period. The RSAs are subject to a graded vesting period of three years or less and provide the holders the right to vote and to earn dividends during the vesting period that are subject to forfeiture if the shares do not vest. The fair value for restricted units and awards is generally the closing market price of OMH’s common stock on the date of the award. For awards granted in connection with the initial public offering, the fair value is the offering price. Expense is amortized on a straight line basis over the vesting period, based on the number of awards that are ultimately expected to vest. The weighted-average grant date fair value of service-based awards issued in 2015, 2014, and 2013 was $47.44, $25.65, and $17.00, respectively. The total fair value of service-based awards that vested during 2015 and 2014 was $7 million and $1 million, respectively. No service-based awards vested in 2013.

The following table summarizes the service-based stock activity and related information for the Omnibus Plan for 2015:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (in Years)

Unvested as of January 1, 2015	1,352,865	$17.91
Granted	1,115,662	47.44
Vested	(384,902)	18.45
Forfeited	(74,201)	24.65
Unvested at December 31, 2015	2,009,424	33.95	2.91

Performance-based Awards

During 2015 and 2014, OMH awarded performance-based RSUs (“PRSUs”) that may be earned based on the financial performance of OMH. Certain PRSUs are subject to the achievement of performance goals during the period between the grant date and December 31, 2016. These awards are also subject to a graded vesting period of two years after the attainment of the performance goal or December 31, 2016, whichever occurs earlier. The remaining PRSUs are subject to separate and independent performance goals for 2016, 2017 and 2018; therefore, a separate requisite service period exists for each year that begins on January 1 of the respective performance year. Vesting for these awards will occur on the Form 10-K filing date that occurs after the performance year or the date the actual performance outcome is determined, whichever is later. All of the PRSUs allow for partial vesting if a minimum level of performance is attained. The PRSUs do not provide the holders with any rights as shareholders, including the right to earn dividends during the vesting period. The fair value for PRSUs is based on the closing market price of our stock on the date of the award.

Expense for performance-based shares is recognized over the requisite service period when it is probable that the performance goals will be achieved and is based on the total number of units expected to vest. Expense for awards with graded vesting is recognized under the accelerated method, whereby each vesting is treated as a separate award with expense for each vesting recognized ratably over the requisite service period. If minimum targets are not achieved by the end of the respective performance periods, all unvested shares related to those targets will be forfeited and cancelled, and all expense recognized to that date is reversed.

Prior to the OneMain Acquisition, none of the performance targets related to certain PRSUs issued in 2014 were deemed probable of occurring. Subsequent to the OneMain Acquisition, the targets were re-evaluated and the 100% performance targets were deemed probable of occurring. Accordingly in 2015, we recorded a cumulative catch-up expense of $6 million, which is included in acquisition-related transaction and integration expenses.

F-106

Notes to Consolidated Financial Statements, Continued

The weighted average grant date fair value of performance-based awards issued in 2015 and 2014 was $34.45 and $25.78, respectively. No performance-based awards vested in 2015 or 2014.

The following table summarizes the performance-based stock activity and related information for the Omnibus Plan for 2015:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Term (in Years)

Unvested as of January 1, 2015	583,459	$25.84
Granted	16,091	34.45
Forfeited	(18,437)	35.05
Unvested at December 31, 2015	581,113	25.79	2.59

In addition, two of our executives were granted 8.203125 RSUs on September 30, 2013, for which we recorded share-based compensation expense of $131 million. This grant was subsequently amended on October 8, 2013 to reduce the number of RSUs granted to the executives by 0.859375 RSUs and to grant these units to a certain management employee. No other terms of the grant were modified. As a result of the additional grant, we recognized $14 million in additional compensation expense in the fourth quarter of 2013. There was no additional compensation expense recorded for the modification of the grant to the executives, as the fair value of the modified award was less than the fair value of the original award immediately before the terms were modified. Therefore, total compensation expense recognized for the 8.203125 units was $145 million. These RSUs were converted into the right to receive 8.203125% of the outstanding shares of OMH common stock and were also subject to an equitable adjustment for the stock split that occurred on October 9, 2013. The adjusted number of shares of OMH common stock underlying these RSUs (8,203,125 shares) were delivered to the holders in October 2013 after the conversion. The weighted average grant date fair value of these units (after conversion and subsequent stock split) was $16.00 based on an equity valuation. The shares are fully vested; however, they generally cannot be sold or otherwise transferred for five years following the date of delivery, except to the extent necessary to satisfy certain tax obligations.

Total share-based compensation expense, net of forfeitures, for all stock-based awards totaled $15 million, $6 million, and $146 million, respectively, during 2015, 2014, and 2013. The total income tax benefit recognized for stock-based compensation was $6 million in 2015, $2 million in 2014, and $51 million in 2013. As of December 31, 2015, there was total unrecognized compensation expense of $57 million related to nonvested restricted stock that is expected to be recognized over a weighted average period of 2.9 years.

Incentive Units

On October 9, 2013, certain executives of the Company received a grant of incentive units in the Initial Stockholder. In the fourth quarter of 2015, such executives surrendered a portion of their incentive units and certain additional executives of the Company received a grant of incentive units in the Initial Stockholder. These incentive units are intended to encourage the executives to create sustainable, long-term value for the Company by providing them with interests that are subject to their continued employment with the Company and that only provide benefits (in the form of distributions) if the Initial Stockholder makes distributions to one or more of its common members that exceed specified amounts. The incentive units are entitled to vote together with the holders of common units in the Initial Stockholder as a single class on all matters. The incentive units may not be sold or otherwise transferred and the executives are entitled to receive these distributions only while they are employed with the Company, unless the executive’s termination of employment results from the executive’s death, in which case the executive’s beneficiaries will be entitled to receive any future distributions. Because the incentive units only provide economic benefits in the form of distributions while the holders are employed, and the holder generally does not have the ability to monetize the incentive units due to the transfer restrictions, the substance of the arrangement is that of a profit sharing agreement. These incentive units are subject to their continued employment with the Company and, in the case of the incentive units issued in 2015, the continued employment of both Jay Levine and John Anderson. These incentive units provide benefits (in the form of distributions) in the event the Initial Stockholder makes distributions to one or more of its members that exceed certain specified amounts. In connection with the sale of our common stock by the Initial Stockholder, certain of the specified thresholds were satisfied. In accordance with ASC Topic 710, Compensation-General, we recorded non-cash incentive compensation expense of $15 million in the second quarter of 2015 related to the incentive units. No expense was recognized for these awards during 2014 or 2013.

F-107

Notes to Consolidated Financial Statements, Continued

23. Segment Information

Our segments coincide with how our businesses are managed. At December 31, 2015, our three segments include:

•	Consumer and Insurance;

•	Acquisitions and Servicing; and

•	Real Estate.

On November 15, 2015, we completed our acquisition of OneMain and their results are included in our consolidated results from November 1, 2015, pursuant to our contractual agreements with Citigroup. We include OneMain’s operations within the Consumer and Insurance segment.

Management considers Consumer and Insurance, and Acquisitions and Servicing as our “Core Consumer Operations” and Real Estate as our “Non-Core Portfolio.”

Our segments are managed as follows:

Core Consumer Operations

•
Consumer and Insurance — We originate and service personal loans (secured and unsecured) through two business divisions: branch operations and centralized operations and offer credit insurance (life insurance, disability insurance, and involuntary unemployment insurance), non-credit insurance, and ancillary products, such as warranty protection. As a result of the OneMain Acquisition, our combined branch operations primarily conduct business in 43 states, which are our core operating states. Our centralized operations underwrite and process certain loan applications that we receive from our branch operations or through an internet portal. If the applicant is located near an existing branch (“in footprint”), our centralized operations make the credit decision regarding the application and then request, but do not require, the customer to visit a nearby branch for closing, funding and servicing. If the applicant is not located near a branch (“out of footprint”), our centralized operations originate the loan.

•
Acquisitions and Servicing — We service the SpringCastle Portfolio that we acquired through a joint venture in which we own a 47% equity interest. The SpringCastle Portfolio consists of unsecured loans and loans secured by subordinate residential real estate mortgages (which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests) and includes both closed-end accounts and open-end lines of credit. These loans vary in form and substance from our typical branch serviced loans and are in a liquidating status.

Non-Core Portfolio

•
Real Estate — We service and hold real estate loans secured by first or second mortgages on residential real estate. Real estate loans previously originated through our branch offices or previously acquired or originated through centralized distribution channels are serviced by: (i) MorEquity and subserviced by Nationstar; (ii) Select Portfolio Servicing, Inc.; or (iii) our centralized operations. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. Prior to the OneMain Acquisition, this segment also included proceeds from the sale of our real estate loans in 2014. We used these proceeds to acquire OneMain.

The remaining components (which we refer to as “Other”) consist of our other non-core, non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our Core Consumer Operations and our Non-Core Portfolio. These operations include: (i) Springleaf legacy operations in 14 states where we had also ceased branch-based personal lending; (ii) Springleaf liquidating retail sales finance portfolio (including retail sales finance accounts from its legacy auto finance operation); (iii) Springleaf lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of Springleaf United Kingdom subsidiary.

We evaluate the performance of the segments based on pretax operating earnings. The accounting policies of the segments are the same as those disclosed in Note 3, except as described below.

F-108

Notes to Consolidated Financial Statements, Continued

Due to the nature of the OneMain Acquisition, we have applied purchase accounting. However, we report the operating results of our Core Consumer Operations, Non-Core Portfolio, and Other using “Segment Accounting Basis” (referred to as “historical accounting basis” in previous SEC filings), which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting. These allocations and adjustments have a material effect on our reported segment basis income as compared to GAAP. We believe a Segment Accounting Basis (a basis other than U.S. GAAP) provides investors the basis for which management evaluates segment performance.

We allocate revenues and expenses (on a Segment Accounting Basis) to each segment using the following methodologies:

Interest income	Directly correlated with a specific segment.
Interest expense	Acquisition and Servicing - includes interest expense specifically identified to our SpringCastle portfolio
Consumer and Insurance, Real Estate and Other - The Company has securitization debt, secured term loan and unsecured debt. The Company first allocates interest expense to its segments based on actual expense for securitizations and secured term debt and using a weighted average for unsecured debt allocated to the segments. Average unsecured debt allocations for the periods presented are as follows:

Subsequent to the OneMain Acquisition
Total average unsecured debt is allocated as follows:
● Consumer and Insurance - receives remainder of unallocated average debt; and
● Real Estate and Other - at 100% of asset base. (Asset base represents the average net finance receivables including finance receivables held for sale.)
The net effect of the change in debt allocation and asset base methodologies for 2015 had it been in place as of the beginning of the year would be an increase in interest expense of $208 million for Consumer and Insurance and a decrease in interest expense of $157 million and $51 million for Real Estate and Other, respectively.

For the period third quarter 2014 to the OneMain Acquisition
Total average unsecured debt is allocated to Consumer and Insurance, Real Estate and Other, such that the total debt allocated across each segment equals 83%, up to 100% and 100% of each respective asset base. Any excess is allocated to Consumer and Insurance.

Average unsecured debt is allocated after average securitized debt to achieve the calculated average segment debt.
Asset base represents the following:
● Consumer and Insurance - average net finance receivables including average net finance receivables held for sale;
● Real Estate - average net finance receivables including average net finance receivables held for sale, cash and cash equivalents, investments including proceeds from Real Estate sales; and
● Other - average net finance receivables other than the periods listed below:
●  May 2015 to the OneMain Acquisition - average net finance receivables and cash and cash equivalents less proceeds from equity issuance in 2015, operating cash reserve and cash included in other segments.

● February 2015 to April 2015 - average net finance receivables and cash and cash equivalents less operating cash reserve and cash included in other segments.
Prior to third quarter 2014
The ratio of each segment average net finance receivables to total average net finance receivables is calculated. This ratio is applied to average total debt to calculate the average segment debt. Average unsecured debt is allocated after average securitized debt and secured term loan to achieve the calculated average segment debt.

Provision for finance receivable losses	Directly correlated with a specific segment, except for allocations to Other, which are based on the remaining delinquent accounts as a percentage of total delinquent accounts.
Other revenues
Directly correlated with a specific segment, except for: (i) net gain (loss) on repurchases and repayments of debt, which is allocated to the segments based on the interest expense allocation of debt and (ii) gains and losses on foreign currency exchange, which is allocated to the segments based on the interest expense allocation of debt.

F-109

Notes to Consolidated Financial Statements, Continued

Salaries and benefits	Directly correlated with a specific segment. Other salaries and benefits not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Acquisition-related transaction and integration expenses
Consists of: (i) acquisition-related transaction and integration costs related to the OneMain Acquisition, including legal and other professional fees, which we report in Other, as these are costs related to acquiring the business as opposed to operating the business; (ii) software termination costs, which are allocated to Consumer and Insurance; and (iii) incentive compensation incurred above and beyond expected cost from acquiring and retaining talent in relation to the OneMain Acquisition, which are allocated to each of the segments based on services provided.

Other operating expenses	Directly correlated with a specific segment. Other operating expenses not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Insurance policy benefits and claims	Directly correlated with a specific segment.

The “Segment to GAAP Adjustment” column in the following tables primarily consists of:

•
interest income - the net purchase accounting impact of the amortization (accretion) of the net premium (discount) assigned to finance receivables and the impact of identifying purchased credit impaired finance receivables as compared to the historical values of finance receivables;

•	interest expense - primarily includes the accretion of the net discount applied to our long term debt as part of purchase accounting;

•
provision for finance receivable losses - the adjustment to reflect the difference between our allowance adjustment calculated under our Segment Accounting Basis and our GAAP basis. In addition, in 2015, the Company reversed loan loss provision of $364 million recorded related to OneMain’s acquired finance receivables balance, as we do not believe the initial recording of the provision is indicative of the run rate of the business;

•
other revenues - the impact of carrying value differences between Segment Accounting Basis and purchase accounting basis when measuring mark to market for loans held for sale and realized gains/losses associated with our investment portfolio; and

•	other expenses - the net impact of amortization associated with identified intangibles as part of purchase accounting and deferred costs impacted by purchase accounting.

F-110

Notes to Consolidated Financial Statements, Continued

The following tables present information about the Company’s segments, as well as reconciliations to the consolidated financial statement amounts.

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Eliminations	Segment to GAAP Adjustment	Consolidated Total

At or for the Year Ended December 31, 2015
Interest income	$1,482	$470	$68	$8	$—	$(97)	$1,931
Interest expense	242	87	212	56	(5)	123	715
Provision for finance receivable losses	351	90	(2)	1	—	319	759
Net interest income (loss) after provision for finance receivable losses	889	293	(142)	(49)	5	(539)	457
Other revenues	276	58	3	—	(57)	(19)	261
Acquisition-related transaction and integration expenses	16	1	1	47	—	(3)	62
Other expenses	804	111	33	15	(52)	14	925
Income (loss) before provision for (benefit from) income taxes	345	239	(173)	(111)	—	(569)	(269)
Income before provision for income taxes attributable to non-controlling interests	—	120	—	—	—	—	120
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$345	$119	$(173)	$(111)	$—	$(569)	$(389)

Assets *	$16,050	$1,663	$711	$362	$—	$2,270	$21,056

*	Includes $11.2 billion of OneMain assets, which are reported in Consumer and Insurance.

F-111

Notes to Consolidated Financial Statements, Continued

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Eliminations	Segment to GAAP Adjustment	Consolidated Total

At or for the Year Ended December 31, 2014
Interest income	$916	$550	$406	$17	$—	$93	$1,982
Interest expense	164	82	353	8	(5)	132	734
Provision for finance receivable losses	202	152	128	7	—	(15)	474
Net interest income (loss) after provision for finance receivable losses	550	316	(75)	2	5	(24)	774
Other revenues	215	36	154	1	(71)	497	832
Other expenses	537	123	93	11	(66)	3	701
Income (loss) before provision for (benefit from) income taxes	228	229	(14)	(8)	—	470	905
Income before provision for income taxes attributable to non-controlling interests	—	103	—	—	—	—	103
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$228	$126	$(14)	$(8)	$—	$470	$802

Assets *	$4,165	$2,434	$4,116	$441	$(363)	$19	$10,812

At or for the Year Ended December 31, 2013
Interest income	$722	$489	$698	$45	$—	$200	$2,154
Interest expense	149	72	546	15	—	138	920
Provision for finance receivable losses	117	133	255	—	—	22	527
Net interest income after provision for finance receivable losses	456	284	(103)	30	—	40	707
Other revenues	197	36	7	(2)	(31)	(54)	153
Other expenses	452	97	83	178	(31)	3	782
Income (loss) before provision for (benefit from) income taxes	201	223	(179)	(150)	—	(17)	78
Income before provision for income taxes attributable to non-controlling interests	—	113	—	—	—	—	113
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$201	$110	$(179)	$(150)	$—	$(17)	$(35)

Assets *	$3,938	$2,702	$8,623	$520	$—	$(607)	$15,176

*	Assets reflect the following:

•
As a result of our early adoption of ASU 2015-03, we reclassified debt issuance costs of $29 million and $55 million as of December 31, 2014 and 2013, respectively, from other assets to long-term debt.

•
In connection with our policy integration with OneMain, we report unearned insurance premium and claim reserves related to finance receivables (previously reported in insurance claims and policyholder liabilities) as a contra-asset to net finance receivables, which totaled $217 million and $172 million at December 31, 2014 and 2013, respectively.

•	See Note 3 for further information on the correction of the total asset segment disclosure error.

24. Fair Value Measurements

The fair value of a financial instrument is the amount that would be expected to be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current,

F-112

Notes to Consolidated Financial Statements, Continued

price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions. See Note 3 for a discussion of the accounting policies related to fair value measurements, which includes the valuation process and the inputs used to develop our fair value measurements.

The following table summarizes the fair values and carrying values of our financial instruments and indicates the fair value hierarchy based on the level of inputs we utilized to determine such fair values:

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
(dollars in millions)	Level 1	Level 2	Level 3

December 31, 2015
Assets
Cash and cash equivalents	$939	$—	$—	$939	$939
Investment securities	36	1,829	2	1,867	1,867
Net finance receivables, less allowance for finance receivable losses	—	—	15,943	15,943	14,803
Finance receivables held for sale	—	—	819	819	796
Restricted cash and cash equivalents	676	—	—	676	676
Other assets:
Commercial mortgage loans	—	—	62	62	62
Escrow advance receivable	—	—	11	11	11
Receivables related to sales of real estate loans and related trust assets	—	1	—	1	5

Liabilities
Long-term debt	$—	$17,616	$—	$17,616	$17,300

December 31, 2014
Assets
Cash and cash equivalents	$714	$165	$—	$879	$879
Investment securities	—	2,926	9	2,935	2,935
Net finance receivables, less allowance for finance receivable losses	—	—	6,979	6,979	6,307
Finance receivables held for sale	—	—	209	209	205
Restricted cash and cash equivalents	218	—	—	218	218
Other assets:
Commercial mortgage loans	—	—	78	78	85
Escrow advance receivable	—	—	8	8	8
Receivables related to sales of real estate loans and related trust assets	—	67	—	67	79

Liabilities
Long-term debt	$—	$9,182	$—	$9,182	$8,356

F-113

Notes to Consolidated Financial Statements, Continued

FAIR VALUE MEASUREMENTS — RECURRING BASIS

The following tables present information about our assets measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3

December 31, 2015
Assets
Cash equivalents in mutual funds	$240	$—	$—	$240
Investment securities:
Available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	—	111	—	111
Obligations of states, municipalities, and political subdivisions	—	140	—	140
Non-U.S. government and government sponsored entities	—	126	—	126
Corporate debt	—	999	—	999
RMBS	—	128	—	128
CMBS	—	116	—	116
CDO/ABS	—	71	—	71
Total bonds	—	1,691	—	1,691
Preferred stock	6	7	—	13
Common stock	23	—	—	23
Other long-term investments	—	—	2	2
Total available-for-sale securities (a)	29	1,698	2	1,729
Trading and other securities:
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	—	124	—	124
RMBS	—	2	—	2
CMBS	—	2	—	2
Total bonds	—	131	—	131
Preferred stock	6	—	—	6
Total trading and other securities (b)	6	131	—	137
Total investment securities	35	1,829	2	1,866
Restricted cash in mutual funds	277	—	—	277
Total	$552	$1,829	$2	$2,383

(a)
Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at December 31, 2015, which is carried at cost.

(b)	The fair value of other securities totaled $128 million at December 31, 2015.

F-114

Notes to Consolidated Financial Statements, Continued

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3

December 31, 2014
Assets
Cash equivalents in mutual funds	$236	$—	$—	$236
Cash equivalents in certificates of deposit and commercial paper	—	165	—	165
Investment securities:
Available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	—	64	—	64
Obligations of states, municipalities, and political subdivisions	—	102	—	102
Certificates of deposit and commercial paper	—	3	—	3
Corporate debt	—	263	4	267
RMBS	—	73	—	73
CMBS	—	21	3	24
CDO/ABS	—	63	—	63
Total bonds	—	589	7	596
Preferred stock	—	7	—	7
Other long-term investments	—	—	1	1
Total available-for-sale securities (a)	—	596	8	604
Trading and other securities:
Bonds:
U.S. government and government sponsored entities	—	303	—	303
Obligations of states, municipalities, and political subdivisions	—	14	—	14
Certificates of deposit and commercial paper	—	238	—	238
Non-U.S. government and government sponsored entities	—	20	—	20
Corporate debt	—	1,056	—	1,056
RMBS	—	36	—	36
CMBS	—	151	—	151
CDO/ABS	—	512	—	512
Total trading and other securities (b)	—	2,330	—	2,330
Total investment securities	—	2,926	8	2,934
Restricted cash in mutual funds	207	—	—	207
Total	$443	$3,091	$8	$3,542

(a)
Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at December 31, 2014, which is carried at cost.

(b)	The fair value of other securities totaled $5 million at December 31, 2014.

We had no transfers between Level 1 and Level 2 during December 31, 2015 and 2014.

F-115

Notes to Consolidated Financial Statements, Continued

The following table presents changes during 2015 in Level 3 assets measured at fair value on a recurring basis:

		Net gains (losses) included in:		Purchases, sales, issues, settlements (a)	Transfers into Level 3	Transfers out of Level 3 (b)	Balance at end of period

(dollars in millions)	Balance at beginning of period	Other revenues	Other comprehensive income (loss)

Year Ended December 31, 2015
Investment securities:
Available-for-sale securities:
Bonds:
Corporate debt	$4	$—	$—	$(4)	$—	$—	$—
CMBS	3	—	—	—	—	(3)	—
Total bonds	7	—	—	(4)	—	(3)	—
Other long-term investments	1	—	—	1	—	—	2
Total	$8	$—	$—	$(3)	$—	$(3)	$2

(a)	The detail of purchases and settlements is presented in the table below:

(dollars in millions)	Purchases	Settlements	Total

Year Ended December 31, 2015
Investment securities:
Available-for-sale securities:
Bonds:
Corporate debt	$—	$(4)	$(4)
Other long-term investments	1	—	1
Total	$1	$(4)	$(3)

(b)	During 2015, we transferred $3 million of CMBS out of Level 3 primarily related to the greater observability of pricing inputs.

F-116

Notes to Consolidated Financial Statements, Continued

The following table presents changes during 2014 in Level 3 assets measured at fair value on a recurring basis:

		Net gains (losses) included in:		Purchases, sales, issues, settlements (a)	Transfers into Level 3 (b)	Transfers out of Level 3 (c)	Balance at end of period

(dollars in millions)	Balance at beginning of period	Other revenues	Other comprehensive income (loss)

Year Ended December 31, 2014
Investment securities:
Available-for-sale securities:
Bonds:
Corporate debt	$13	$—	$—	$(9)	$—	$—	$4
CMBS	—	—	—	—	3	—	3
CDO/ABS	1	—	—	—	—	(1)	—
Total bonds	14	—	—	(9)	3	(1)	7
Other long-term investments	1	—	—	—	—	—	1
Total available-for-sale securities	15	—	—	(9)	3	(1)	8
Trading and other securities:
Bonds:
RMBS	—	—	—	—	1	(1)	—
CDO/ABS	7	—	—	(6)	—	(1)	—
Total trading and other securities	7	—	—	(6)	1	(2)	—
Total	$22	$—	$—	$(15)	$4	$(3)	$8

(a)	“Purchases, sales, issues, and settlements” column consisted only of settlements, as the purchases were less than $1 million.

(b)	During 2014, we transferred $3 million of CMBS available-for-sale securities and $1 million of RMBS other securities into Level 3 primarily related to the reduced observability of pricing inputs.

(c)
During 2014, we transferred $1 million of CDO/ABS available-for-sale securities, $1 million of RMBS other securities, and $1 million of CDO/ABS trading and other securities out of Level 3 primarily related to the greater observability of pricing inputs.

We used observable and/or unobservable inputs to determine the fair value of positions that we have classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the Level 3 tables above may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

The unobservable inputs and quantitative data used in our Level 3 valuations for our investment securities were developed and used in models created by our third-party valuation service providers, which values were used by us for fair value disclosure purposes without adjustment. We applied the third-party exception which allows us to omit certain quantitative disclosures about unobservable inputs for other long-term investments. As a result, the weighted average ranges of the inputs for these investment securities are not applicable in the following table.

F-117

Notes to Consolidated Financial Statements, Continued

Quantitative information about Level 3 inputs for our assets measured at fair value on a recurring basis for which information about the unobservable inputs is reasonably available to us at December 31, 2015 and 2014 is as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	December 31, 2015	December 31, 2014
Corporate debt	Discounted cash flows	Yield	—	1.05% (a)
RMBS	Discounted cash flows	Spread	665 bps (a)	736 bps (a) (b)
CMBS	Discounted cash flows	Spread	—	139 bps (a) (b)
Other long-term investments	Discounted cash flows and indicative valuations	Historical costs Nature of investment Local market conditions Comparables Operating performance Recent financing activity	N/A (c)	N/A (c)

(a)	At December 31, 2015 and 2014, RMBS consisted of one bond, which was less than $1 million. At December 31, 2014, corporate debt and CMBS also consisted of one bond.

(b)
During the first quarter of 2015, we identified that we incorrectly disclosed the weighted average ranges of our RMBS bond and CMBS bond as of December 31, 2014. The weighted average ranges of these bonds at December 31, 2014 have been corrected in the table above.

(c)	Not applicable.

The fair values of the assets using significant unobservable inputs are sensitive and can be impacted by significant increases or decreases in any of those inputs. Level 3 broker-priced instruments, including RMBS (except for the one bond previously noted), CMBS (except for the one bond previously noted), and CDO/ABS, are excluded from the table above because the unobservable inputs are not reasonably available to us.

Our RMBS, CMBS, and CDO/ABS securities have unobservable inputs that are reliant on and sensitive to the quality of their underlying collateral. The inputs, although not identical, have similar characteristics and interrelationships. Generally a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment speeds. An improvement in the workout criteria related to the restructured debt and/or debt covenants of the underlying collateral may lead to an improvement in the cash flows and have an inverse impact on other inputs, specifically a reduction in the amount of discount applied for marketability and liquidity, making the structured bonds more attractive to market participants.

F-118

Notes to Consolidated Financial Statements, Continued

FAIR VALUE MEASUREMENTS — NON-RECURRING BASIS

We measure the fair value of certain assets on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Assets measured at fair value on a non-recurring basis on which we recorded impairment charges were as follows:

	Fair Value Measurements Using *				Impairment Charges
(dollars in millions)	Level 1	Level 2	Level 3	Total

At or for the Year Ended December 31, 2015
Assets
Real estate owned	$—	$—	$11	$11	$3
Commercial mortgage loans	—	—	8	8	(2)
Total	$—	$—	$19	$19	$1

At or for the Year Ended December 31, 2014
Assets
Real estate owned	$—	$—	$19	$19	$16
Commercial mortgage loans	—	—	11	11	(2)
Total	$—	$—	$30	$30	$14

*	The fair value information presented in the table is as of the date the fair value adjustment was recorded.

In accordance with the authoritative guidance for the accounting for the impairment of long-lived assets, we wrote down certain real estate owned reported in our Real Estate segment to their fair value less cost to sell during 2015 and 2014 and recorded the writedowns in other revenues — other. The fair values of real estate owned disclosed in the table above are unadjusted for transaction costs as required by the authoritative guidance for fair value measurements. The amounts of real estate owned recorded in other assets are net of transaction costs as required by the authoritative guidance for accounting for the impairment of long-lived assets.

In accordance with the authoritative guidance for the accounting for the impairment of commercial mortgage loans, we recorded allowance adjustments on certain impaired commercial mortgage loans reported in our Consumer and Insurance segment to record their fair value during 2015 and 2014 and recorded the net impairments in investment revenues.

The inputs and quantitative data used in our Level 3 valuations for our real estate owned and commercial mortgage loans are unobservable primarily due to the unique nature of specific real estate assets. Therefore, we used independent third-party providers, familiar with local markets, to determine the values used for fair value disclosures without adjustment. We applied the third-party exception which allows us to omit certain quantitative disclosures about unobservable inputs. As a result, the weighted average ranges of the inputs are not applicable in the following table.

Quantitative information about Level 3 inputs for our assets measured at fair value on a non-recurring basis at December 31, 2015 and 2014 is as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	December 31, 2015	December 31, 2014
Real estate owned	Market approach	Third-party valuation	N/A *	N/A *
Commercial mortgage loans	Market approach Income approach Cost approach	Local market conditions Nature of investment Comparable property sales Operating performance	N/A *	N/A *

*	Not applicable.

F-119

Notes to Consolidated Financial Statements, Continued

FAIR VALUE MEASUREMENTS — VALUATION METHODOLOGIES AND ASSUMPTIONS

As a result of the OneMain Acquisition, the Company’s pre-existing fair value methodologies were applied to the consolidated post-acquisition entity.

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents, including cash and cash equivalents in certificates of deposit and commercial paper, approximates fair value.

Mutual Funds

The fair value of mutual funds is based on quoted market prices of the underlying shares held in the mutual funds.

Investment Securities

We utilize third-party valuation service providers to measure the fair value of our investment securities, which are classified as available-for-sale or as trading and other and consist primarily of bonds. Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtain market price data from exchange or dealer markets.

We estimate the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, composite ratings, bid-ask spreads, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer restrictions, we adjust the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

We elect the fair value option for investment securities that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative.

The fair value of certain investment securities is based on the amortized cost, which is assumed to approximate fair value.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, both non-impaired and purchased credit impaired, are determined using discounted cash flow methodologies. The application of these methodologies requires us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied is significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent limitations in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Finance Receivables Held for Sale

We determined the fair value of finance receivables held for sale that were originated as held for investment based on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered by us in the market for similar finance receivables. We based cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses.

Restricted Cash and Cash Equivalents

The carrying amount of restricted cash and cash equivalents approximates fair value.

F-120

Notes to Consolidated Financial Statements, Continued

Commercial Mortgage Loans

Given the short remaining average life of the portfolio, the carrying amount of commercial mortgage loans approximates fair value. The carrying amount includes an estimate for credit related losses which is based on independent third-party valuations.

Real Estate Owned

We initially based our estimate of the fair value on independent third-party valuations at the time we took title to real estate owned. Subsequent changes in fair value are based upon independent third-party valuations obtained periodically to estimate a price that would be received in a then current transaction to sell the asset.

Escrow Advance Receivable

The carrying amount of escrow advance receivable approximates fair value.

Receivables Related to Sales of Real Estate Loans and Related Trust Assets

The carrying amount of receivables related to sales of real estate loans and related trust assets less estimated forfeitures, which are reflected in other liabilities, approximates fair value.

Long-term Debt

We either receive fair value measurements of our long-term debt from market participants and pricing services or we estimate the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt.

We record at fair value long-term debt issuances that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. At December 31, 2015, we had no debt carried at fair value under the fair value option.

We estimate the fair values associated with variable rate revolving lines of credit to be equal to par.

25. Subsequent Events

REPLACEMENT OF 2015 WAREHOUSE FACILITY

On January 21, 2016, OMFH entered into four separate bilateral conduit facilities with unaffiliated financial institutions that provide an aggregate $2.4 billion of committed financing on a revolving basis for personal loans originated by OneMain (each, a “New Facility” and together, the “New Facilities”). The New Facilities replaced the 2015 Warehouse Facility that was voluntarily terminated on the same date. The New Facilities provide higher advance rates, extend the term of the revolving periods of OMFH’s financing arrangements and eliminate certain terms and conditions included in the 2015 Warehouse Facility, including certain cross-default provisions and provisions requiring the absence of a material adverse change as a precondition to funding. In addition, the weighted average interest rate on the New Facilities is essentially the same as on the 2015 Warehouse Facility. The New Facilities also eliminate financial covenants, including the Net Worth Covenant and the Leverage Covenant in the 2015 Warehouse Facility. See Note 13 for further information on the 2015 Warehouse Facility and Note 12 for further description of its covenants. Neither OMFH nor any of its affiliates incurred any early termination penalty in connection with the termination of the 2015 Warehouse Facility.

A description of each New Facility is set forth below:

On January 21, 2016, we established a private securitization facility in which OneMain Financial B1 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes have a maximum principal balance of (i) $550 million from the closing date through (but excluding) the first anniversary of the closing date, (ii) $450 million from the first anniversary of the closing date through (but excluding) the second anniversary of the closing date, and (iii) $350 million from and after the second anniversary of the closing date. The notes will be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes can be paid down in whole or in part and then redrawn. Following the three-year funding period,

F-121

Notes to Consolidated Financial Statements, Continued

the principal amount of the notes, if any, will amortize and will be due and payable in full in February 2021. As of February 24, 2016, $490 million was outstanding under the notes.

On January 21, 2016, we established a private securitization facility in which OneMain Financial B2 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes with a maximum principal balance of $750 million to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes will be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes can be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, will amortize and will be due and payable in full in February 2021. As of February 24, 2016, $250 million was outstanding under the notes.

On January 21, 2016, we established a private securitization facility in which OneMain Financial B3 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes with a maximum principal balance of $350 million to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes will be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes can be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, will amortize and will be due and payable in full in January 2020. No amounts were outstanding under the notes as of February 24, 2016.

On January 21, 2016, we established a private securitization facility in which OneMain Financial B4 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes with a maximum principal balance of $750 million to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes will be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes can be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, will amortize and will be due and payable in full in February 2021. As of February 24, 2016, $460 million was outstanding under the notes.

AMENDMENTS TO SFC’S CONDUIT FACILITIES

On January 21, 2016, we amended the note purchase agreement with the Springleaf 2013-VFN1 Trust to (i) increase the maximum principal balance from $350 million to $850 million and (ii) extend the revolving period ending in April 2017 to January 2018, which may be extended to January 2019, subject to satisfaction of customary conditions precedent. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period. As of February 24, 2016, $298 million was outstanding under the notes.

On January 21, 2016, we amended the note purchase agreement with the Mill River 2015-VFN1 Trust to decrease the maximum principal balance from $400 million to $100 million. As of February 24, 2016, $100 million was outstanding under the notes.

On February 24, 2016, we amended the note purchase agreement with the Midbrook 2013-VFN1 Trust to (i) extend the revolving period ending in June 2016 to February 2018 and (ii) decrease the maximum principal balance from $300 million to $250 million on February 24, 2017. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period. As of February 24, 2016, no amounts were outstanding under the notes.

On February 24, 2016, we amended the note purchase agreement with the Whitford Brook 2014-VFN1 Trust to extend the revolving period ending in June 2017 to June 2018. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 12th month following the end of the revolving period. As of February 24, 2016, $200 million was outstanding under the notes.

SECURITIZATIONS

OMFIT 2016-1 Securitization

On February 10, 2016, OMFH completed a private securitization transaction in which a wholly owned special purpose vehicle of OMFH, OneMain Financial Issuance Trust 2016-1 (“OMFIT 2016-1”), issued $500 million of notes backed by personal loans. $414 million of the notes issued by OMFIT 2016-1, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 3.79% and $86 million of the notes issued by OMFIT 2016-1, represented by Classes C and D, were retained by OMFH.

F-122

Notes to Consolidated Financial Statements, Continued

Call of 2013-B Notes

On February 16, 2016, Sixteenth Street Funding LLC (“Sixteenth Street”), a wholly owned subsidiary of SFC, exercised its right to redeem the asset backed notes issued by the Springleaf Funding Trust 2013-B on June 19, 2013 (the “2013-B Notes”). To redeem the 2013-B Notes, Sixteenth Street paid a redemption price of $371 million, which excluded $30 million for the Class C and Class D Notes owned by Sixteenth Street on the date of the optional redemption. The outstanding principal balance of the 2013-B Notes was $400 million on the date of the optional redemption.

F-123

Notes to Consolidated Financial Statements, Continued

26. Selected Quarterly Financial Data (Unaudited)

Our selected quarterly financial data for 2015 was as follows:

(dollars in millions except earnings (loss) per share)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$684	$428	$413	$406
Interest expense	215	171	171	158
Provision for finance receivable losses	510	82	80	87
Other revenues	103	51	56	51
Other expenses	402	204	207	174
Income (loss) before provision for (benefit from) income taxes	(340)	22	11	38
Provision for (benefit from) income taxes	(148)	2	(8)	7
Net income (loss)	(192)	20	19	31
Net income attributable to non-controlling interests	27	31	31	31
Net loss attributable to OneMain Holdings, Inc.	$(219)	$(11)	$(12)	$—

Earnings (loss) per share:
Basic	$(1.63)	$(0.08)	$(0.09)	$—
Diluted	(1.63)	(0.08)	(0.09)	—

Our selected quarterly financial data for 2014 was as follows:

(dollars in millions except earnings (loss) per share)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$413	$484	$533	$552
Interest expense	157	180	192	205
Provision for finance receivable losses	95	103	115	161
Other revenues	(27)	686	92	81
Other expenses	172	190	171	168
Income (loss) before provision for (benefit from) income taxes	(38)	697	147	99
Provision for (benefit from) income taxes	(13)	235	44	31
Net income (loss)	(25)	462	103	68
Net income attributable to non-controlling interests	21	35	31	16
Net income (loss) attributable to OneMain Holdings, Inc.	$(46)	$427	$72	$52

Earnings (loss) per share:
Basic	$(0.41)	$3.72	$0.63	$0.46
Diluted	(0.41)	3.70	0.63	0.45

F-124

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(dollars in millions, except par value amount)	September 30, 2016	December 31, 2015

Assets
Cash and cash equivalents	$658	$939
Investment securities	1,788	1,867
Net finance receivables:
Personal loans (includes loans of consolidated VIEs of $9.8 billion in 2016 and $11.4 billion in 2015)	13,656	13,295
SpringCastle Portfolio (includes loans of consolidated VIEs of $1.7 billion in 2015)	—	1,703
Real estate loans	201	538
Retail sales finance	13	23
Net finance receivables	13,870	15,559
Unearned insurance premium and claim reserves	(608)	(662)
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $500 million in 2016 and $431 million in 2015)	(672)	(592)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	12,590	14,305
Finance receivables held for sale (includes finance receivables held for sale of consolidated VIEs of $435 million in 2015)	166	793
Restricted cash and cash equivalents (includes restricted cash and cash equivalents of consolidated VIEs of $548 million in 2016 and $663 million in 2015)	558	676
Goodwill	1,422	1,440
Other intangible assets	507	559
Other assets	664	611

Total assets	$18,353	$21,190

Liabilities and Shareholders’ Equity
Long-term debt (includes debt of consolidated VIEs of $8.3 billion in 2016 and $11.7 billion in 2015)	$13,994	$17,300
Insurance claims and policyholder liabilities	752	747
Deferred and accrued taxes	72	29
Other liabilities (includes other liabilities of consolidated VIEs of $14 million in 2016 and $15 million in 2015)	489	384
Total liabilities	15,307	18,460
Commitments and contingent liabilities (Note 14)

Shareholders’ equity:
Common stock, par value $.01 per share; 2,000,000,000 shares authorized, 134,754,696 and 134,494,172 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1	1
Additional paid-in capital	1,545	1,533
Accumulated other comprehensive income (loss)	4	(33)
Retained earnings	1,496	1,308
OneMain Holdings, Inc. shareholders’ equity	3,046	2,809
Non-controlling interests	—	(79)
Total shareholders’ equity	3,046	2,730

Total liabilities and shareholders’ equity	$18,353	$21,190

See Notes to Condensed Consolidated Financial Statements.

F-125

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)

(dollars in millions, except earnings (loss) per share)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Interest income:
Finance charges	$763	$422	$2,271	$1,227
Finance receivables held for sale originated as held for investment	7	5	71	13
Total interest income	770	427	2,342	1,240

Interest expense	215	171	655	500

Net interest income	555	256	1,687	740

Provision for finance receivable losses	263	79	674	233

Net interest income after provision for finance receivable losses	292	177	1,013	507

Other revenues:
Insurance	114	40	342	116
Investment	22	11	66	44
Net loss on repurchases and repayments of debt	—	—	(16)	—
Net gain on sale of SpringCastle interests	—	—	167	—
Net gain (loss) on sales of personal and real estate loans	(4)	—	18	—
Other	26	(4)	49	(6)
Total other revenues	158	47	626	154

Other expenses:
Operating expenses:
Salaries and benefits	191	100	597	305
Acquisition-related transaction and integration expenses	21	14	75	29
Other operating expenses	168	73	512	198
Insurance policy benefits and claims	37	17	128	53
Total other expenses	417	204	1,312	585

Income before provision for income taxes	33	20	327	76

Provision for income taxes	8	1	111	1

Net income	25	19	216	75

Net income attributable to non-controlling interests	—	32	28	98

Net income (loss) attributable to OneMain Holdings, Inc.	$25	$(13)	$188	$(23)

Share Data:
Weighted average number of shares outstanding:
Basic	134,730,251	134,452,763	134,717,870	125,701,635
Diluted	134,987,134	134,452,763	134,949,337	125,701,635
Earnings (loss) per share:
Basic	$0.19	$(0.10)	$1.40	$(0.18)
Diluted	$0.19	$(0.10)	$1.39	$(0.18)

See Notes to Condensed Consolidated Financial Statements.

F-126

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income	$25	$19	$216	$75

Other comprehensive income (loss):
Net change in unrealized gains (losses) on non-credit impaired available-for-sale securities	9	(3)	67	(8)
Foreign currency translation adjustments	(1)	—	6	—
Income tax effect:
Net unrealized (gains) losses on non-credit impaired available-for-sale securities	(3)	1	(23)	3
Foreign currency translation adjustments	1	—	(2)	—
Other comprehensive income (loss), net of tax, before reclassification adjustments	6	(2)	48	(5)
Reclassification adjustments included in net income:
Net realized gains on available-for-sale securities	(3)	(4)	(9)	(14)
Net realized gain on foreign currency translation adjustments	(5)	—	(5)	—
Income tax effect:
Net realized gains on available-for-sale securities	1	2	3	5
Reclassification adjustments included in net income, net of tax	(7)	(2)	(11)	(9)
Other comprehensive income (loss), net of tax	(1)	(4)	37	(14)

Comprehensive income	24	15	253	61

Comprehensive income attributable to non-controlling interests	—	32	28	98

Comprehensive income (loss) attributable to OneMain Holdings, Inc.	$24	$(17)	$225	$(37)

See Notes to Condensed Consolidated Financial Statements.

F-127

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Shareholders’ Equity (Unaudited)

	OneMain Holdings, Inc. Shareholders’ Equity
(dollars in millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	OneMain Holdings, Inc. Shareholders’ Equity	Non-controlling Interests	Total Shareholders’ Equity

Balance, January 1, 2016	$1	$1,533	$(33)	$1,308	$2,809	$(79)	$2,730
Share-based compensation expense, net of forfeitures	—	16	—	—	16	—	16
Withholding tax on vested RSUs	—	(4)	—	—	(4)	—	(4)
Change in non-controlling interests:
Distributions declared to joint venture partners	—	—	—	—	—	(18)	(18)
Sale of equity interests in SpringCastle joint venture	—	—	—	—	—	69	69
Other comprehensive income	—	—	37	—	37	—	37
Net income	—	—	—	188	188	28	216
Balance, September 30, 2016	$1	$1,545	$4	$1,496	$3,046	$—	$3,046

Balance, January 1, 2015	$1	$529	$3	$1,528	$2,061	$(129)	$1,932
Sale of common stock, net of offering costs	—	976	—	—	976	—	976
Non-cash incentive compensation from Initial Stockholder	—	15	—	—	15	—	15
Share-based compensation expense, net of forfeitures	—	6	—	—	6	—	6
Excess tax benefit from share-based compensation	—	2	—	—	2	—	2
Withholding tax on vested RSUs	—	(4)	—	—	(4)	—	(4)
Change in non-controlling interests:
Distributions declared to joint venture partners	—	—	—	—	—	(58)	(58)
Other comprehensive loss	—	—	(14)	—	(14)	—	(14)
Net income (loss)	—	—	—	(23)	(23)	98	75
Balance, September 30, 2015	$1	$1,524	$(11)	$1,505	$3,019	$(89)	$2,930

See Notes to Condensed Consolidated Financial Statements.

F-128

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in millions)	Nine Months Ended September 30,
	2016	2015

Cash flows from operating activities
Net income	$216	$75
Reconciling adjustments:
Provision for finance receivable losses	674	233
Depreciation and amortization	416	75
Deferred income tax benefit	(99)	(10)
Net gain on liquidation of United Kingdom subsidiary	(5)	—
Net gain on sales of personal and real estate loans	(18)	—
Net loss on repurchases and repayments of debt	16	—
Non-cash incentive compensation from Initial Stockholder	—	15
Share-based compensation expense, net of forfeitures	16	6
Net gain on sale of SpringCastle interests	(167)	—
Other	(7)	(10)
Cash flows due to changes in:
Other assets and other liabilities	92	41
Insurance claims and policyholder liabilities	(50)	22
Taxes receivable and payable	49	(49)
Accrued interest and finance charges	2	(1)
Restricted cash and cash equivalents not reinvested	2	—
Other, net	2	1
Net cash provided by operating activities	1,139	398

Cash flows from investing activities
Net principal collections (originations) of finance receivables held for investment and held for sale	(998)	(593)
Proceeds on sales of finance receivables held for sale originated as held for investment	870	88
Proceeds from sale of SpringCastle interests	101	—
Cash received from CitiFinancial Credit Company	23	—
Available-for-sale securities purchased	(446)	(382)
Trading and other securities purchased	(16)	(1,465)
Available-for-sale securities called, sold, and matured	597	411
Trading and other securities called, sold, and matured	52	2,581
Change in restricted cash and cash equivalents	40	(46)
Proceeds from sale of real estate owned	7	12
Other, net	(26)	(13)
Net cash provided by investing activities	204	593

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	4,552	1,929
Proceeds from issuance of common stock, net of offering costs	—	976
Repayments of long-term debt	(6,155)	(850)
Distributions to joint venture partners	(18)	(58)
Excess tax benefit from share-based compensation	—	2
Withholding tax on RSUs vested	(4)	(4)
Net cash provided by (used for) financing activities	(1,625)	1,995

Condensed Consolidated Statements of Cash Flows (Unaudited) (Continued)

(dollars in millions)	Nine Months Ended September 30,
	2016	2015

Effect of exchange rate changes on cash and cash equivalents	1	—

Net change in cash and cash equivalents	(281)	2,986
Cash and cash equivalents at beginning of period	939	879
Cash and cash equivalents at end of period	$658	$3,865

Supplemental non-cash activities
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	$1,895	$608
Transfer of finance receivables to real estate owned	$7	$8
Net unsettled investment security dispositions (purchases)	$(15)	$40

See Notes to Condensed Consolidated Financial Statements.

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ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
September 30, 2016

1. Business and Basis of Presentation

OneMain Holdings, Inc. is referred to in this report as “OMH” or, collectively with its subsidiaries, whether directly or indirectly owned, the “Company,” “we,” “us,” or “our.” OMH is a Delaware corporation. At September 30, 2016, Springleaf Financial Holdings, LLC (the “Initial Stockholder”) owned approximately 58% of OMH’s common stock. The Initial Stockholder is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC (“Fortress”).

On November 15, 2015, OMH completed its acquisition of OneMain Financial Holdings, LLC (“OMFH”) from CitiFinancial Credit Company (“Citigroup”) for $4.5 billion in cash (the “OneMain Acquisition”). As a result of the OneMain Acquisition, OMFH became a wholly owned, indirect subsidiary of OMH. See Note 2 for further information on the OneMain Acquisition.

OMH is a financial services holding company whose principal subsidiaries are Springleaf Finance, Inc. (“SFI”) and Independence Holdings, LLC (“Independence”). SFI’s principal subsidiary is Springleaf Finance Corporation (“SFC”), and Independence’s principal subsidiary is OMFH. SFC and OMFH are financial services holding companies with subsidiaries engaged in the consumer finance and insurance businesses. OMFH, collectively with its subsidiaries, is referred to in this report as “OneMain.” OMH and its subsidiaries (other than OneMain) is referred to in this report as “Springleaf.”

BASIS OF PRESENTATION

We prepared our condensed consolidated financial statements using generally accepted accounting principles in the United States of America (“GAAP”). These statements are unaudited. The year-end condensed balance sheet data was derived from our audited financial statements, but does not include all disclosures required by GAAP. The statements include the accounts of OMH, its subsidiaries (all of which are wholly owned, except for certain indirect subsidiaries associated with a joint venture in which we owned a 47% equity interest prior to March 31, 2016), and variable interest entities (“VIEs”) in which we hold a controlling financial interest and for which we are considered to be the primary beneficiary as of the financial statement date.

We eliminated all material intercompany accounts and transactions. We made judgments, estimates, and assumptions that affect amounts reported in our condensed consolidated financial statements and disclosures of contingent assets and liabilities. In management’s opinion, the condensed consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of results. Ultimate results could differ from our estimates. We evaluated the effects of and the need to disclose events that occurred subsequent to the balance sheet date. To conform to the 2016 presentation, we have reclassified certain items in prior periods, including certain items in prior periods of our condensed consolidated financial statements.

The condensed consolidated financial statements in this report should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (“2015 Annual Report on Form 10-K”). We follow the same significant accounting policies for our interim reporting, except for the change in accounting policy discussed below. As a result of the change in accounting policy, we have revised certain sections in our 2015 Annual Report on Form 10-K to reflect the retrospective application of this change in accounting policy, and such revised disclosures are included in exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2016 (the “retrospective Form 8-K”). Therefore, the condensed consolidated financial statements in this report should also be read in conjunction with the retrospective Form 8-K.

CHANGE IN ACCOUNTING POLICY

Effective April 1, 2016, we changed our accounting policy for the derecognition of loans within a purchased credit impaired pool. Historically, we removed loans from a purchased credit impaired pool upon charge-off of the loan, based on the Company’s charge-off accounting policy at their allocated carrying value. Under our new accounting policy, loans will be removed from a purchased credit impaired pool when the loan is written-off, at which time further collections efforts would not be pursued, or sold or repaid. While both methods are acceptable under GAAP, we believe the new method for derecognition of purchased credit impaired loans is preferable as it enhances consistency with our industry peers. As of January 1, 2015, the cumulative effect of applying the change in accounting policy increased shareholders’ equity by $36 million.

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For the three and nine months ended September 30, 2016, respectively, the effect of this change in accounting policy was as follows:

•	increased income before provision for income taxes by $24 million and $27 million;

•	increased net income by $15 million and $17 million;

•	increased net income attributable to OMH by $15 million and $15 million;

•	increased basic earnings per share by $0.11 and $0.11; and

•	increased diluted earnings per share by $0.11 and $0.11.

Our policy for derecognition of purchased credit impaired loans following the change described above is presented below:

Purchased Credit Impaired Finance Receivables

As part of each of our acquisitions, we identify a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments. The population of accounts identified generally consists of those finance receivables that are (i) 60 days or more past due at acquisition, (ii) which had been classified as troubled debt restructured (“TDR”) finance receivables as of the acquisition date, (iii) may have been previously modified, or (iv) had other indications of credit deterioration as of the acquisition date.

We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. The underlying pools are based on finance receivables with common risk characteristics. We have established policies and procedures to update on a quarterly basis the amount of cash flows we expect to collect, which incorporates assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

Our purchased credit impaired finance receivables remain in our purchased credit impaired pools until liquidation or write-off. We do not reclassify modified purchased credit impaired finance receivables as TDR finance receivables.

We have additionally established policies and procedures related to maintaining the integrity of these pools. A finance receivable will not be removed from a pool unless we sell, foreclose, or otherwise receive assets in satisfaction of a particular finance receivable or a finance receivable is written-off. If a finance receivable is renewed and additional funds are lent and terms are adjusted to current market conditions, we consider this a new finance receivable and the previous finance receivable is removed from the pool. If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its allocated carrying amount, and such removal will not affect the yield used to recognize accretable yield of the pool.

We have retrospectively applied this change in accounting policy. The effect of this change in accounting policy on the amounts previously reported in our condensed consolidated statements of operations for the three and nine months ended September 30, 2015 and our condensed consolidated statements of cash flows for the nine months ended September 30, 2015 are included in the following tables.

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Revised Condensed Consolidated Statements of Operations

(dollars in millions, except loss per share)	Three Months Ended September 30, 2015		Nine Months Ended September 30, 2015
	As Reported	As Adjusted	As Reported	As Adjusted

Interest income:
Finance charges	$424	$422	$1,234	$1,227
Finance receivables held for sale originated as held for investment	4	5	13	13
Total interest income	428	427	1,247	1,240

Interest expense	171	171	500	500

Net interest income	257	256	747	740

Provision for finance receivable losses	82	79	249	233

Net interest income after provision for finance receivable losses	175	177	498	507

Other revenues:
Insurance	40	40	116	116
Investment	11	11	44	44
Other	—	(4)	(2)	(6)
Total other revenues	51	47	158	154

Other expenses:
Operating expenses:
Salaries and benefits	100	100	305	305
Acquisition-related transaction and integration expenses	14	14	29	29
Other operating expenses	73	73	198	198
Insurance policy benefits and claims	17	17	53	53
Total other expenses	204	204	585	585

Income before provision for income taxes	22	20	71	76

Provision for income taxes	2	1	1	1

Net income	20	19	70	75

Net income attributable to non-controlling interests	31	32	93	98

Net loss attributable to OneMain Holdings, Inc.	$(11)	$(13)	$(23)	$(23)

Share Data:
Weighted average number of shares outstanding:
Basic	134,452,763	134,452,763	125,701,635	125,701,635
Diluted	134,452,763	134,452,763	125,701,635	125,701,635
Loss per share:
Basic	$(0.08)	$(0.10)	$(0.18)	$(0.18)
Diluted	$(0.08)	$(0.10)	$(0.18)	$(0.18)

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Revised Condensed Consolidated Statement of Cash Flows

(dollars in millions)	Nine Months Ended September 30, 2015
	As Reported *	As Adjusted

Cash flows from operating activities
Net income	$70	$75
Reconciling adjustments:
Provision for finance receivable losses	249	233
Depreciation and amortization	68	75
Deferred income tax benefit	(10)	(10)
Non-cash incentive compensation from Initial Stockholder	15	15
Share-based compensation expense, net of forfeitures	6	6
Other	(13)	(10)
Cash flows due to changes in:
Other assets and other liabilities	37	41
Insurance claims and policyholder liabilities	22	22
Taxes receivable and payable	(49)	(49)
Accrued interest and finance charges	(1)	(1)
Other, net	1	1
Net cash provided by operating activities	395	398

Cash flows from investing activities
Net principal collections (originations) of finance receivables held for investment and held for sale	(593)	(593)
Proceeds on sales of finance receivables held for sale originated as held for investment	88	88
Available-for-sale securities purchased	(382)	(382)
Trading and other securities purchased	(1,465)	(1,465)
Available-for-sale securities called, sold, and matured	411	411
Trading and other securities called, sold, and matured	2,581	2,581
Change in restricted cash and cash equivalents	(46)	(46)
Proceeds from sale of real estate owned	12	12
Other, net	(13)	(13)
Net cash provided by investing activities	593	593

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	1,929	1,929
Proceeds from issuance of common stock, net of offering costs	976	976
Repayments of long-term debt	(850)	(850)
Distributions to joint venture partners	(59)	(58)
Excess tax benefit from share-based compensation	2	2
Withholding tax on RSUs vested	(4)	(4)
Net cash provided by financing activities	1,994	1,995

Net change in cash and cash equivalents	2,982	2,986
Cash and cash equivalents at beginning of period	879	879
Cash and cash equivalents at end of period	$3,861	$3,865

*
The condensed consolidated statement of cash flows for the nine months ended September 30, 2015 includes a reclassification resulting from our adoption of Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-Based Payment Accounting. See Note 3 for further information regarding this ASU.

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We have also adjusted the applicable prior period amounts in the Notes to the Condensed Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2 herein to reflect the impact of this change in accounting policy.

2. Significant Transactions

ONEMAIN ACQUISITION

On November 15, 2015, OMH completed its acquisition of OneMain from Citigroup for approximately $4.5 billion in cash after accounting for certain estimated adjustments at closing. OneMain is a leading consumer finance company in the United States, providing personal loans to primarily middle income households through a national, community based network.

We allocated the purchase price to the net tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values as of October 31, 2015. Given the timing of this transaction and complexity of the purchase accounting, our estimate of the fair value adjustment specific to the acquired loans and intangible assets was preliminary, and our determination of the final tax positions with Citigroup was also preliminary. We intend to finalize the accounting for these matters as soon as reasonably possible and within the measurement period, which may be up to one year from the acquisition date.

The excess of the purchase price over the fair values, which we recorded as goodwill, was determined as follows:

(dollars in millions)	As Reported			As Adjusted
		Adjustments *

Cash consideration	$4,478	$(23)	(a)	$4,455
Fair value of assets acquired:
Cash and cash equivalents	958	—		958
Investment securities	1,294	—		1,294
Personal loans	8,801	(6)	(b)	8,795
Intangibles	555	3	(c)	558
Other assets	247	(3)	(d)	244
Fair value of liabilities assumed:
Long-term debt	(7,725)	—		(7,725)
Unearned premium, insurance policy and claims reserves	(936)	—		(936)
Other liabilities	(156)	1	(e)	(155)
Goodwill	$1,440			$1,422

*
During the first half of 2016, we recorded the following adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill as new information, which existed as of the acquisition date, became available:

(a)	Represents a subsequent cash payment from Citigroup as a result of reaching final agreement on certain purchase accounting adjustments.

(b)
Represents the net impact of an increase to the discount of purchased credit impaired finance receivables of $64 million and an increase to the premium on finance receivables purchased as performing receivables of $58 million as a result of revisions to the receivables valuation during the measurement period.

(c)	Represents an increase in acquired intangibles related to customer loan applications in process at the acquisition date.

(d)	Represents a decrease in valuation of acquired software asset.

(e)	Represents the settlement of a payable to Citigroup during the measurement period.

Of the adjusted $8.8 billion of acquired personal loans included in the table above, $8.1 billion relates to finance receivables determined not to be credit impaired at acquisition. Contractually required principal and interest of these non-credit impaired personal loans was $11.6 billion at the date of acquisition, of which $2.2 billion is not expected to be collected.

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Changes in the carrying amount of goodwill, all of which are reported in our Consumer and Insurance segment, were as follows:

(dollars in millions)	Consumer and Insurance

Nine Months Ended September 30, 2016
Balance at beginning of period	$1,440
Adjustments to purchase price allocation *	(18)
Balance at end of period	$1,422

*	Goodwill adjustments were recorded at OMFH subsidiary level.

We did not record any impairments to goodwill during the nine months ended September 30, 2016.

The following unaudited pro forma information presents the combined results of operations of Springleaf and OneMain as if the OneMain Acquisition had occurred on January 1, 2014. The unaudited pro forma information is not necessarily indicative of the operating results that would have been achieved had the OneMain Acquisition occurred on January 1, 2014. In addition, the unaudited pro forma financial information does not purport to project the future operating results of the combined company following the OneMain Acquisition.

The unaudited pro forma information also reflects adjustments for the Lendmark Sale (as defined below), as if the Lendmark Sale had been consummated on January 1, 2015. In addition, the pro forma interest income assumes the adjustment of historical finance charges for estimated impacts of accounting for credit impaired loans. The unaudited pro forma financial information does not give effect to the SpringCastle Interests Sale or the August 2016 Real Estate Loan Sale (both of which are defined below).

As of September 30, 2016, we had incurred approximately $137 million of acquisition-related transaction and integration expenses ($75 million incurred during the nine months ended September 30, 2016) in connection with the OneMain Acquisition and the Lendmark Sale (as defined below), which we report as a component of operating expenses. These expenses include transaction costs, technology termination and certain compensation and benefit related costs.

The following table presents the unaudited pro forma financial information:

(dollars in millions)	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015

Interest income	$838	$2,442
Net income attributable to OneMain Holdings, Inc.	27	92

In connection with the closing of the OneMain Acquisition, on November 13, 2015, OMH and certain of its subsidiaries entered into an Asset Preservation Stipulation and Order and agreed to a Proposed Final Judgment (collectively, the “Settlement Agreement”) with the U.S. Department of Justice (the “DOJ”), as well as the state attorneys general for Colorado, Idaho, Pennsylvania, Texas, Virginia, Washington and West Virginia. The Settlement Agreement resolved the inquiries of the DOJ and such attorneys general with respect to the OneMain Acquisition and allowed OMH to proceed with the closing. Pursuant to the Settlement Agreement, OMH agreed to divest 127 branches of SFC subsidiaries across 11 states as a condition for approval of the OneMain Acquisition. The Settlement Agreement required certain of OMH’s subsidiaries (the “Branch Sellers”) to operate these 127 branches as an ongoing, economically viable and competitive business until sold to the divestiture purchaser. The court overseeing the settlement appointed a third-party monitor to oversee management of the divestiture branches and ensure the Company’s compliance with the terms of the Settlement Agreement.

SPRINGCASTLE INTERESTS SALE

On March 31, 2016, SFI, SpringCastle Holdings, LLC (“SpringCastle Holdings”) and Springleaf Acquisition Corporation (“Springleaf Acquisition” and, together with SpringCastle Holdings, the “SpringCastle Sellers”), wholly owned subsidiaries of OMH, entered into a purchase agreement with certain subsidiaries of New Residential Investment Corp. (“NRZ” and such subsidiaries, the “NRZ Buyers”) and BTO Willow Holdings II, L.P. and Blackstone Family Tactical Opportunities Investment

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Partnership—NQ—ESC L.P. (collectively, the “Blackstone Buyers” and together with the NRZ Buyers, the “SpringCastle Buyers”). Pursuant to the purchase agreement, on March 31, 2016, SpringCastle Holdings sold its 47% limited liability company interest in each of SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC, and Springleaf Acquisition sold its 47% limited liability company interest in SpringCastle Acquisition LLC, to the SpringCastle Buyers for an aggregate purchase price of approximately $112 million (the “SpringCastle Interests Sale”). SpringCastle America, LLC, SpringCastle Credit, LLC, SpringCastle Finance, LLC and SpringCastle Acquisition LLC are collectively referred to herein as the “SpringCastle Joint Venture.”

The SpringCastle Joint Venture primarily holds subordinate ownership interests in a securitized loan portfolio (the “SpringCastle Portfolio”), which consists of unsecured loans and loans secured by subordinate residential real estate mortgages and includes both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in form and substance from the Company’s originated loans. At December 31, 2015, the SpringCastle Portfolio included over 232,000 of acquired loans, representing $1.7 billion in net finance receivables.

In connection with the SpringCastle Interests Sale, the SpringCastle Buyers paid $101 million of the aggregate purchase price to the SpringCastle Sellers on March 31, 2016, with the remaining $11 million paid into an escrow account on July 29, 2016. Such escrowed funds are expected to be held in escrow for a period of up to five years following March 31, 2016, and, subject to the terms of the purchase agreement and assuming certain portfolio performance requirements are satisfied, paid to the SpringCastle Sellers at the end of such five-year period. In connection with the SpringCastle Interests Sale, we recorded a net gain in other revenues at the time of sale of $167 million.

As a result of this sale, SpringCastle Acquisition and SpringCastle Holdings no longer hold any ownership interests of the SpringCastle Joint Venture. However, unless we are terminated, we will remain as servicer of the SpringCastle Portfolio under the servicing agreement for the SpringCastle Funding Trust. In addition, we deconsolidated the underlying loans of the SpringCastle Portfolio and previously issued securitized interests, which were reported in long-term debt, as we no longer were considered the primary beneficiary.

Prior to the SpringCastle Interests Sale, affiliates of the NRZ Buyers owned a 30% limited liability company interest in the SpringCastle Joint Venture, and affiliates of the Blackstone Buyers owned a 23% limited liability company interest in the SpringCastle Joint Venture (together, the “Other Members”). The Other Members are parties to the purchase agreement for purposes of certain limited indemnification obligations and post-closing expense reimbursement obligations of the SpringCastle Joint Venture to the SpringCastle Sellers.

The NRZ Buyers are subsidiaries of NRZ, which is externally managed by an affiliate of Fortress. The Initial Stockholder, which owned approximately 58% of OMH’s common stock as of March 31, 2016, the date of sale, was owned primarily by a private equity fund managed by an affiliate of Fortress. Mr. Edens, Chairman of the Board of Directors of OMH, also serves as Chairman of the Board of Directors of NRZ. Mr. Edens is also a principal of Fortress and serves as Co-Chairman of the Board of Directors of Fortress. Mr. Jacobs, a member of the Board of Directors of OMH, also serves as a member of NRZ’s Board of Directors and Fortress’ Board of Directors.

The purchase agreement included customary representations, warranties, covenants and indemnities. We did not record a sales recourse obligation related to the SpringCastle Interests Sale.

SFC’S OFFERING OF 8.25% SENIOR NOTES

On April 11, 2016, SFC issued $1.0 billion aggregate principal amount of 8.25% Senior Notes due 2020 (the “8.25% SFC Notes”) under an Indenture dated as of December 3, 2014 (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of December 3, 2014 (the “First Supplemental Indenture”) and a Second Supplemental Indenture, dated as of April 11, 2016 (the “Second Supplemental Indenture” and, collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”), pursuant to which OMH provided a guarantee of the notes on an unsecured basis.

SFC used a portion of the proceeds from the offering to repurchase approximately $600 million aggregate principal amount of its existing senior notes that mature in 2017, at a premium to principal amount from certain beneficial owners, and certain of those beneficial owners purchased new SFC senior notes in the offering. SFC intends to use the remaining net proceeds for general corporate purposes, which may include further debt repurchases and repayments.

The notes are SFC’s senior unsecured obligations and rank equally in right of payment to all of SFC’s other existing and future unsubordinated indebtedness from time to time outstanding. The notes are effectively subordinated to all of SFC’s secured

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obligations to the extent of the value of the assets securing such obligations and structurally subordinated to any existing and future obligations of SFC’s subsidiaries with respect to claims against the assets of such subsidiaries.

The notes may be redeemed at any time and from time to time, at the option of SFC, in whole or in part at a “make-whole” redemption price specified in the Indenture. The notes will not have the benefit of any sinking fund.

The Indenture contains covenants that, among other things, (i) limit SFC’s ability to create liens on assets and (ii) restrict SFC’s ability to consolidate, merge or sell its assets. The Indenture also provides for events of default which, if any of them were to occur, would permit or require the principal of and accrued interest on the notes to become, or to be declared, due and payable.

LENDMARK SALE

On November 12, 2015, OMH and the Branch Sellers entered into a purchase and sale agreement with Lendmark Financial Services, LLC (“Lendmark”) to sell 127 Springleaf branches and, subject to certain exclusions, the associated personal loans issued to customers of such branches, fixed non-information technology assets and certain other tangible personal property located in such branches to Lendmark (the “Lendmark Sale”) for a purchase price equal to the sum of (i) the aggregate unpaid balance as of closing of the purchased loans multiplied by 103%, plus (ii) for each interest-bearing purchased loan, an amount equal to all unpaid interest that had accrued on the unpaid balance at the applicable note rate from the most recent interest payment date through the closing, plus (iii) the sum of all prepaid charges and fees and security deposits of the Branch Sellers to the extent arising under the purchased contracts as reflected on the books and records of the Branch Sellers as of closing, subject to certain limitations if the purchase price would exceed $695 million and Lendmark would be unable to obtain financing on certain specified terms. In anticipation of the sale of these branches, SFC transferred $608 million of personal loans from held for investment to held for sale on September 30, 2015.

Pursuant to the Settlement Agreement, we were required to dispose of the branches to be sold in connection with the Lendmark Sale within 120 days following November 13, 2015, subject to such extensions as the DOJ may approve. As we did not believe we would be able to consummate the Lendmark Sale prior to April 1, 2016, we requested two extensions of the closing deadline set forth in the Settlement Agreement. The DOJ granted our requests through May 13, 2016.

On May 2, 2016, we completed the Lendmark Sale for an aggregate cash purchase price of $624 million. Such sale was effective as of April 30, 2016, and included the sale to Lendmark of personal loans with an unpaid principal balance (“UPB”) as of March 31, 2016 of $600 million. We have entered into a transition services agreement with Lendmark dated as of May 2, 2016 (the “Transition Services Agreement”), and our activities will remain subject to the oversight of the Monitoring Trustee appointed by the court pursuant to the Settlement Agreement until the expiration of the Transition Services Agreement. The Transition Services Agreement is currently scheduled to expire on or before February 2, 2017, subject to an additional three-month extension with the permission of the DOJ. Although we continue to take such steps as we believe are necessary to comply with the terms of the Settlement Agreement, no assurance can be given that we will not incur fines or penalties associated with our activities pursuant to the Transition Services Agreement or our efforts to comply with the terms of the Settlement Agreement.

REAL ESTATE LOAN SALE

On August 3, 2016, SFC and certain of its subsidiaries sold a portfolio of second lien mortgage loans for aggregate cash proceeds of $246 million (the “August 2016 Real Estate Loan Sale”). In connection with this sale, we recorded a net loss in other revenues at the time of sale of $4 million. Unless we are terminated or we resign as servicer, we will continue to service the loans included in this sale pursuant to a servicing agreement. The purchase and sale agreement and the servicing agreement include customary representations and warranties and indemnification provisions.

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3. Recent Accounting Pronouncements

ACCOUNTING PRONOUNCEMENTS RECENTLY ADOPTED

Consolidation

In February of 2015, the Financial Accounting Standards Board (the “FASB”) issued ASU 2015-02, Consolidation - Amendments to the Consolidation Analysis, which amends the current consolidation guidance and ends the deferral granted to reporting entities with variable interests in investment companies from applying certain prior amendments to the VIE guidance. This ASU is applicable to entities across all industries, particularly those that use limited partnerships as well as entities in any industry that outsource decision making or have historically applied related party tiebreakers in their consolidation analysis and disclosures. The standard became effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. We have adopted this ASU and concluded that it does not have a material effect on our consolidated financial statements.

Technical Corrections and Improvements

In June of 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, to correct differences between original guidance and the Accounting Standards Codification, clarify the guidance, correct references and make minor improvements affecting a variety of topics. The amendments to this transition guidance became effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. We have adopted this ASU and concluded that it does not have a material effect on our consolidated financial statements.

Debt Instruments

In March of 2016, the FASB issued ASU 2016-06, Contingent Puts and Call Options in Debt Instruments, which clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt host. The ASU requires assessing the embedded call (put) options solely in accordance with the four-step decision sequence. The amendment of this ASU becomes effective on a modified retrospective basis for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. We have early adopted this ASU and concluded that it does not have a material effect on our consolidated financial statements.

Stock Compensation

In March of 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which simplifies the accounting for share-based payment transactions, income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendments in this ASU were adopted as follows:

•
We adopted the amendment requiring recognition of tax benefits related to exercised or vested awards through the income statement rather than additional paid-in capital on a prospective basis as of January 1, 2016. Further, as of January 1, 2016, there was no impact to additional paid-in capital as a result of our adoption of this ASU under the modified retrospective method.

•
We did not adopt the amendment allowing for the use of the actual number of shares vested each period, rather than estimating the number of awards that are expected to vest. We continue to use an estimate as it relates to the number of awards that are expected to vest.

•
We adopted the amendment for the threshold to qualify for equity classification permits withholding up to the maximum statutory tax rates, under the modified retrospective basis as of January 1, 2016. This amendment did not have a material impact on our consolidated financial statements.

•
We adopted the amendment requiring the classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes to be presented in the financing activities instead of the operating activities, under the retrospective method as of January 1, 2014. This amendment did not have a material impact on our consolidated financial statements.

•
We adopted the amendment requiring the classification of excess tax benefits on the statement of cash flows to be presented in the operating activities instead of the financing activities, under the prospective method as of September 30, 2016. This amendment did not have a material impact on our consolidated financial statements.

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ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Revenue Recognition

In May of 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides a consistent revenue accounting model across industries. In August of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, to defer the effective date of the new revenue recognition standard by one year, which would result in the ASU becoming effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. In March of 2016, the FASB issued ASU 2016-08, Principal versus Agent Considerations, which clarifies the implementation of the guidance on principal versus agent considerations from ASU 2014-09, Revenue from Contracts with Customers. ASU 2016-08 does not change the core principle of the guidance in ASU 2014-09, but rather clarifies the distinction between principal versus agent considerations when implementing ASU 2014-09. In April of 2016, the FASB issued ASU 2016-10, Identifying Performance Obligations and Licensing, to clarify the implementation guidance of ASU 2014-09 relating to performance obligations and licensing. In May of 2016, the FASB issued ASU 2016-12, Narrow-Scope Improvements and Practical Expedients, to clarify guidance in ASU 2014-09 related to assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts/contract modifications. We are evaluating whether the adoption of these accounting pronouncements will have a material effect on our consolidated financial statements.

Short-Duration Insurance Contracts Disclosures

In May of 2015, the FASB issued ASU 2015-09, Disclosures about Short-Duration Contracts, to address enhanced disclosure requirements for insurers relating to short-duration insurance contract claims and unpaid claims liability rollforward for long and short-duration contracts. The disclosures are intended to provide users of financial statements with more transparent information about an insurance entity’s initial claim estimates and subsequent adjustments to those estimates, the methodologies and judgments used to estimate claims, and the timing, frequency, and severity of claims. The amendments in this ASU become effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. We are evaluating the potential impact of the adoption of the ASU on our consolidated financial statements.

Financial Instruments

In January of 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which simplifies the impairment assessment of equity investments. The update requires equity investments to be measured at fair value with changes recognized in net income. This ASU eliminates the requirement to disclose the methods and assumptions to estimate fair value for financial instruments, requires the use of the exit price for disclosure purposes, requires the change in liability due to a change in credit risk to be presented in other comprehensive income, requires separate presentation of financial assets and liabilities by measurement category and form of asset (securities and loans), and clarifies the need for a valuation allowance on a deferred tax asset related to available-for-sale securities. The amendments in this ASU become effective prospectively for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Leases

In February of 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU will require lessees to recognize assets and liabilities on leases with terms greater than 12 months and to disclose information related to the amount, timing and uncertainty of cash flows arising from leases, including various qualitative and quantitative requirements. The amendments in this ASU become effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Investments

In March of 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The ASU requires that an entity that has available-for-sale securities recognize, through earnings, the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendment in this ASU becomes effective prospectively for annual periods, and interim periods within

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those annual periods, beginning after December 15, 2016. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Revenue Recognition and Derivatives and Hedging

In May of 2016, the FASB issued ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815), to rescind certain SEC guidance in Topic 605 and Topic 815 as ASU 2014-09 becomes effective. Our adoption of ASU 2014-09 will bring us into alignment with this ASU. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Allowance for Finance Receivables Losses

In June of 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU significantly changes the way that entities will be required to measure credit losses. The new standard requires that the estimated credit loss be based upon an “expected credit loss” approach rather than the “incurred loss” approach currently required. The new approach will require entities to measure all expected credit losses for financial assets based on historical experience, current conditions, and reasonable forecasts of collectability. It is anticipated that the expected credit loss model will require earlier recognition of credit losses than the incurred loss approach.

The ASU requires that credit losses for purchased financial assets with a more-than-insignificant amount of credit deterioration since origination that are measured at amortized cost basis be determined in a similar manner to other financial assets measured at amortized cost basis; however, the initial allowance for credit losses is added to the purchase price of the financial asset rather than being reported as a credit loss expense. Subsequent changes in the allowance for credit losses are recorded in earnings. Interest income should be recognized based on the effective rate, excluding the discount embedded in the purchase price attributable to expected credit losses at acquisition.

The ASU also requires companies to record allowances for held-to-maturity and available-for-sale debt securities rather than write-downs of such assets.

In addition, the ASU requires qualitative and quantitative disclosures that provide information about the allowance and the significant factors that influenced management’s estimate of the allowance.

The ASU will become effective for the Company for fiscal years beginning January 1, 2020. Early adoption is permitted for fiscal years beginning January 1, 2019. We believe the adoption of this ASU will have a material effect on our consolidated financial statements and we are in the process of evaluating the expected impacts.

Statement of Cash Flows

In August of 2016, the FASB issued ASU 2016-15, Statement of Cash Flows, which clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this ASU will become effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. We are evaluating whether the adoption of this ASU will have a material effect on our consolidated financial statements.

We do not believe that any other accounting pronouncements issued during the nine months ended September 30, 2016, but not yet effective, would have a material impact on our consolidated financial statements or disclosures, if adopted.

4. Finance Receivables

Our finance receivable types include personal loans, real estate loans, and retail sales finance as defined below:

•
Personal loans — are secured by consumer goods, automobiles, or other personal property or are unsecured, typically non-revolving with a fixed-rate and a fixed, original term of three to six years. At September 30, 2016, we had over 2.2 million personal loans representing $13.7 billion of net finance receivables, compared to 2.2 million personal loans totaling $13.3 billion at December 31, 2015.

•
Real estate loans — are secured by first or second mortgages on residential real estate, generally have maximum original terms of 360 months, and are considered non-conforming. Real estate loans may be closed-end accounts or open-end home equity lines of credit and are primarily fixed-rate products. Since we ceased real estate lending in January of 2012, our real estate loans are in a liquidating status.

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•
Retail sales finance — include retail sales contracts and revolving retail accounts. Retail sales contracts are closed-end accounts that represent a single purchase transaction. Revolving retail accounts are open-end accounts that can be used for financing repeated purchases from the same merchant. Retail sales contracts are secured by the personal property designated in the contract and generally have maximum original terms of 60 months. Revolving retail accounts are secured by the goods purchased and generally require minimum monthly payments based on the amount financed calculated after the most recent purchase or outstanding balances. Our retail sales finance portfolio is in a liquidating status.

Our finance receivable types also included the SpringCastle Portfolio at December 31, 2015, as defined below:

•
SpringCastle Portfolio — included unsecured loans and loans secured by subordinate residential real estate mortgages that were sold on March 31, 2016, in connection with the SpringCastle Interests Sale. The SpringCastle Portfolio included both closed-end accounts and open-end lines of credit. These loans were in a liquidating status and varied in substance and form from our originated loans. Unless we are terminated, we will continue to provide the servicing for these loans pursuant to a servicing agreement, which we service as unsecured loans because the liens are subordinated to superior ranking security interests.

Components of net finance receivables held for investment by type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

September 30, 2016
Gross receivables *	$15,607	$—	$200	$14	$15,821
Unearned finance charges and points and fees	(2,175)	—	—	(1)	(2,176)
Accrued finance charges	145	—	1	—	146
Deferred origination costs	79	—	—	—	79
Total	$13,656	$—	$201	$13	$13,870

December 31, 2015
Gross receivables *	$15,353	$1,672	$534	$25	$17,584
Unearned finance charges and points and fees	(2,261)	—	—	(2)	(2,263)
Accrued finance charges	147	31	4	—	182
Deferred origination costs	56	—	—	—	56
Total	$13,295	$1,703	$538	$23	$15,559

*	Gross receivables are defined as follows:

•
Finance receivables purchased as a performing receivable — gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unearned discount, net of premium established at the time of purchase, is included in both interest bearing and precompute accounts to reflect the finance receivable balance at its initial fair value;

•
Finance receivables originated subsequent to the respective OneMain and Fortress acquisitions — gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts;

•
Purchased credit impaired finance receivables — gross finance receivables equal the remaining estimated cash flows less the current balance of accretable yield on the purchased credit impaired accounts; and

•
TDR finance receivables — gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unearned discount, net of premium established at the time of purchase, is included in both interest bearing and precompute accounts previously purchased as a performing receivable.

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Unused lines of credit extended to customers by the Company were as follows:

(dollars in millions)	September 30, 2016	December 31, 2015

Personal loans	$1	$2
SpringCastle Portfolio	—	365
Real estate loans	10	30
Total	$11	$397

Unused lines of credit on our personal loans can be suspended if any of the following occurs: (i) the value of the collateral declines significantly; (ii) we believe the borrower will be unable to fulfill the repayment obligations; or (iii) any other default by the borrower of any material obligation under the agreement occurs. Unused lines of credit on our real estate loans can be suspended if any of the following occurs: (i) the value of the real estate declines significantly below the property’s initial appraised value; (ii) we believe the borrower will be unable to fulfill the repayment obligations because of a material change in the borrower’s financial circumstances; or (iii) any other default by the borrower of any material obligation under the agreement occurs. Unused lines of credit on home equity lines of credit can be terminated for delinquency. Accordingly, no reserve has been recorded for the unused lines of credit.

CREDIT QUALITY INDICATORS

We consider the delinquency status and nonperforming status of the finance receivable as our primary credit quality indicators.

We accrue finance charges on revolving retail finance receivables up to the date of charge-off at 180 days past due. Our revolving retail finance receivables that were more than 90 days past due and still accruing finance charges at September 30, 2016 and at December 31, 2015 were immaterial. Our personal loans and real estate loans do not have finance receivables that were more than 90 days past due and still accruing finance charges.

Delinquent and Nonperforming Finance Receivables

We consider the delinquency status of the finance receivable as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. We consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time.

We also monitor finance receivable performance trends to evaluate the potential risk of future credit losses. At 90 days or more past due, we consider our finance receivables to be nonperforming. Once the finance receivables are considered as nonperforming, we consider them to be at increased risk for credit loss.

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The following is a summary of net finance receivables held for investment by type and by number of days delinquent:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

September 30, 2016
Net finance receivables:
Performing
Current	$12,992	$—	$152	$13	$13,157
30-59 days past due	211	—	14	—	225
60-89 days past due	145	—	7	—	152
Total performing	13,348	—	173	13	13,534
Nonperforming
90-119 days past due	115	—	3	—	118
120-149 days past due	99	—	3	—	102
150-179 days past due	91	—	2	—	93
180 days or more past due	3	—	20	—	23
Total nonperforming	308	—	28	—	336
Total	$13,656	$—	$201	$13	$13,870

Total 60+ delinquent finance receivables	$453	$—	$35	$—	$488

December 31, 2015
Net finance receivables:
Performing
Current	$12,777	$1,588	$486	$22	$14,873
30-59 days past due	170	49	13	—	232
60-89 days past due	127	26	19	—	172
Total performing	13,074	1,663	518	22	15,277
Nonperforming
90-119 days past due	97	16	3	—	116
120-149 days past due	58	12	2	1	73
150-179 days past due	62	11	2	—	75
180 days or more past due	4	1	13	—	18
Total nonperforming	221	40	20	1	282
Total	$13,295	$1,703	$538	$23	$15,559

Total 60+ delinquent finance receivables	$348	$66	$39	$1	$454

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

Our purchased credit impaired finance receivables consist of receivables purchased as part of the following transactions:

•	OneMain Acquisition - effective November 1, 2015, we acquired personal loans (the “OM Loans”), some of which were determined to be credit impaired.

•
Ownership interest acquired by FCFI Acquisition LLC, an affiliate of Fortress (the “Fortress Acquisition”) - we revalued our assets and liabilities based on their fair value at the date of the Fortress Acquisition, November 30, 2010, in accordance with purchase accounting and adjusted the carrying value of our finance receivables (the “FA Loans”) to their fair value.

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At December 31, 2015, our purchased credit impaired finance receivables also included the SpringCastle Portfolio, which was purchased as part of the following transaction:

•
Joint venture acquisition of the SpringCastle Portfolio (the “SCP Loans”) - on April 1, 2013, we acquired a 47% equity interest in the SCP Loans, some of which were determined to be credit impaired on the date of purchase. On March 31, 2016, we sold the SpringCastle Portfolio in connection with the SpringCastle Interests Sale described in Note 2.

We report the carrying amount (which initially was the fair value) of our purchased credit impaired finance receivables in net finance receivables, less allowance for finance receivable losses or in finance receivables held for sale as discussed below.

At September 30, 2016 and December 31, 2015, finance receivables held for sale totaled $166 million and $793 million, respectively. See Note 6 for further information on our finance receivables held for sale, which include purchased credit impaired finance receivables, as well as TDR finance receivables. Therefore, we are presenting the financial information for our purchased credit impaired finance receivables and TDR finance receivables combined for finance receivables held for investment and finance receivables held for sale in the tables below.

Information regarding our purchased credit impaired finance receivables held for investment and held for sale were as follows:

(dollars in millions)	OM Loans	SCP Loans	FA Loans *	Total

September 30, 2016
Carrying amount, net of allowance	$380	$—	$72	$452
Outstanding balance	519	—	109	628
Allowance for purchased credit impaired finance receivable losses	29	—	8	37

December 31, 2015
Carrying amount, net of allowance	$652	$350	$89	$1,091
Outstanding balance	911	482	136	1,529
Allowance for purchased credit impaired finance receivable losses	—	—	12	12

*	Purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)	FA Loans

September 30, 2016
Carrying amount	$56
Outstanding balance	85

December 31, 2015
Carrying amount	$59
Outstanding balance	89

The allowance for purchased credit impaired finance receivable losses at September 30, 2016 and December 31, 2015, reflected the net carrying value of the purchased credit impaired FA Loans being higher than the present value of the expected cash flows.

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Changes in accretable yield for purchased credit impaired finance receivables held for investment and held for sale were as follows:

(dollars in millions)	OM Loans	SCP Loans	FA Loans	Total

Three Months Ended September 30, 2016
Balance at beginning of period	$87	$—	$61	$148
Accretion (a)	(15)	—	(1)	(16)
Reclassifications from nonaccretable difference (b)	—	—	8	8
Transfer due to finance receivables sold	—	—	(11)	(11)
Balance at end of period	$72	$—	$57	$129

Three Months Ended September 30, 2015
Balance at beginning of period	$—	$411	$53	$464
Accretion (a)	—	(19)	(2)	(21)
Reclassifications from nonaccretable difference (b)	—	—	1	1
Balance at end of period	$—	$392	$52	$444

Nine Months Ended September 30, 2016
Balance at beginning of period	$151	$375	$66	$592
Accretion (a)	(56)	(16)	(5)	(77)
Other (c)	(23)	—	—	(23)
Reclassifications from nonaccretable difference (b)	—	—	7	7
Transfer due to finance receivables sold	—	(359)	(11)	(370)
Balance at end of period	$72	$—	$57	$129

Nine Months Ended September 30, 2015
Balance at beginning of period	$—	$452	$54	$506
Accretion (a)	—	(60)	(6)	(66)
Reclassifications from nonaccretable difference (b)	—	—	4	4
Balance at end of period	$—	$392	$52	$444

(a)	Accretion on our purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Accretion	$2	$1	$4	$4

(b)	Reclassifications from nonaccretable difference represents the increases in accretable yield resulting from higher estimated undiscounted cash flows.

(c)
Other reflects a measurement period adjustment in the first quarter of 2016 based on a change in the expected cash flows in the purchase credit impaired portfolio related to the OneMain Acquisition. The measurement period adjustment created a decrease of $23 million to the beginning balance of the OM Loans accretable yield.

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TROUBLED DEBT RESTRUCTURED FINANCE RECEIVABLES

Information regarding TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

September 30, 2016
TDR gross finance receivables (b)	$117	$—	$137	$254
TDR net finance receivables	117	—	138	255
Allowance for TDR finance receivable losses	49	—	11	60

December 31, 2015
TDR gross finance receivables (b)	$46	$14	$200	$260
TDR net finance receivables	46	13	201	260
Allowance for TDR finance receivable losses	17	4	34	55

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

September 30, 2016
TDR gross finance receivables	$—	$90	$90
TDR net finance receivables	—	90	90

December 31, 2015
TDR gross finance receivables	$2	$92	$94
TDR net finance receivables	2	92	94

(b)	As defined earlier in this Note.

As of September 30, 2016, we had no commitments to lend additional funds on our TDR finance receivables.

TDR average net receivables held for investment and held for sale and finance charges recognized on TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans *	SpringCastle Portfolio	Real Estate Loans *	Total

Three Months Ended September 30, 2016
TDR average net receivables	$102	$—	$159	$261
TDR finance charges recognized	4	—	3	7

Three Months Ended September 30, 2015
TDR average net receivables	$30	$12	$199	$241
TDR finance charges recognized	—	1	2	3

Nine Months Ended September 30, 2016
TDR average net receivables	$83	$—	$187	$270
TDR finance charges recognized	7	—	9	16

Nine Months Ended September 30, 2015
TDR average net receivables	$28	$12	$197	$237
TDR finance charges recognized	2	1	8	11

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________________

*	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

Three Months Ended September 30, 2016
TDR average net receivables	$—	$112	$112
TDR finance charges recognized	—	2	2

Three Months Ended September 30, 2015
TDR average net receivables	$—	$92	$92
TDR finance charges recognized	—	2	2

Nine Months Ended September 30, 2016
TDR average net receivables	$1	$105	$106
TDR finance charges recognized	—	5	5

Nine Months Ended September 30, 2015
TDR average net receivables	$—	$91	$91
TDR finance charges recognized	—	4	4

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Information regarding the new volume of the TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

Three Months Ended September 30, 2016
Pre-modification TDR net finance receivables	$48	$—	$3	$51
Post-modification TDR net finance receivables:
Rate reduction	$43	$—	$3	$46
Other (b)	3	—	1	4
Total post-modification TDR net finance receivables	$46	$—	$4	$50
Number of TDR accounts	6,241	—	86	6,327

Three Months Ended September 30, 2015
Pre-modification TDR net finance receivables	$8	$1	$6	$15
Post-modification TDR net finance receivables:
Rate reduction	$3	$1	$3	$7
Other (b)	3	—	2	5
Total post-modification TDR net finance receivables	$6	$1	$5	$12
Number of TDR accounts	1,557	142	95	1,794

Nine Months Ended September 30, 2016
Pre-modification TDR net finance receivables	$148	$1	$13	$162
Post-modification TDR net finance receivables:
Rate reduction	$136	$1	$11	$148
Other (b)	8	—	3	11
Total post-modification TDR net finance receivables	$144	$1	$14	$159
Number of TDR accounts	19,866	157	291	20,314

Nine Months Ended September 30, 2015
Pre-modification TDR net finance receivables	$24	$5	$16	$45
Post-modification TDR net finance receivables:
Rate reduction	$11	$5	$12	$28
Other (b)	9	—	4	13
Total post-modification TDR net finance receivables	$20	$5	$16	$41
Number of TDR accounts	4,900	550	272	5,722

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(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

Three Months Ended September 30, 2016
Pre-modification TDR net finance receivables	$—	$1	$1
Post-modification TDR net finance receivables	$—	$2	$2
Number of TDR accounts	—	39	39

Three Months Ended September 30, 2015
Pre-modification TDR net finance receivables *	$—	$1	$1
Post-modification TDR net finance receivables *	$—	$2	$2
Number of TDR accounts	50	33	83

Nine Months Ended September 30, 2016
Pre-modification TDR net finance receivables *	$—	$3	$3
Post-modification TDR net finance receivables *	$—	$4	$4
Number of TDR accounts	174	90	264

Nine Months Ended September 30, 2015
Pre-modification TDR net finance receivables *	$—	$4	$4
Post-modification TDR net finance receivables *	$—	$5	$5
Number of TDR accounts	50	77	127

*
Pre- and post-modification TDR personal loans held for sale for the nine months ended September 30, 2016 and the three and nine months ended September 30, 2015 were less than $1 million and, therefore, are not quantified in the table above.

(b)	“Other” modifications primarily include forgiveness of principal or interest.

Net finance receivables held for investment and held for sale that were modified as TDR finance receivables within the previous 12 months and for which there was a default during the period to cause the TDR finance receivables to be considered nonperforming (90 days or more past due) were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans (a)	Total

Three Months Ended September 30, 2016
TDR net finance receivables (b)	$7	$—	$1	$8
Number of TDR accounts	1,080	—	13	1,093

Three Months Ended September 30, 2015
TDR net finance receivables (b) (c)	$1	$—	$1	$2
Number of TDR accounts	343	26	9	378

Nine Months Ended September 30, 2016
TDR net finance receivables (b) (c)	$13	$—	$3	$16
Number of TDR accounts	2,120	19	52	2,191

Nine Months Ended September 30, 2015
TDR net finance receivables (b)	$3	$1	$2	$6
Number of TDR accounts	857	122	35	1,014

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(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Real Estate Loans

Three Months Ended September 30, 2016
TDR net finance receivables *	$—
Number of TDR accounts	4

Three Months Ended September 30, 2015
TDR net finance receivables *	$—
Number of TDR accounts	1

Nine Months Ended September 30, 2016
TDR net finance receivables	$1
Number of TDR accounts	25

Nine Months Ended September 30, 2015
TDR net finance receivables	$1
Number of TDR accounts	14

*
TDR real estate loans held for sale for the three months ended September 30, 2016 and 2015 that defaulted during the previous 12-month period were less than $1 million and, therefore, are not quantified in the combined table above.

(b)	Represents the corresponding balance of TDR net finance receivables at the end of the month in which they defaulted.

(c)
TDR SpringCastle Portfolio loans for the nine months ended September 30, 2016 and the three months ended September 30, 2015 that defaulted during the previous 12-month period were less than $1 million and, therefore, are not quantified in the combined table above.

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5. Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses by finance receivable type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Consolidated Total

Three Months Ended September 30, 2016
Balance at beginning of period	$587	$—	$20	$1	$608
Provision for finance receivable losses	261	—	2	—	263
Charge-offs	(213)	—	(4)	—	(217)
Recoveries	17	—	1	—	18
Balance at end of period	$652	$—	$19	$1	$672

Three Months Ended September 30, 2015
Balance at beginning of period	$141	$3	$41	$1	$186
Provision for finance receivable losses	61	16	2	—	79
Charge-offs	(58)	(18)	(4)	—	(80)
Recoveries	10	3	2	—	15
Other (a)	(1)	—	—	—	(1)
Balance at end of period	$153	$4	$41	$1	$199

Nine Months Ended September 30, 2016
Balance at beginning of period	$541	$4	$46	$1	$592
Provision for finance receivable losses	652	14	8	—	674
Charge-offs	(585)	(17)	(10)	(1)	(613)
Recoveries	44	3	4	1	52
Other (b)	—	(4)	(29)	—	(33)
Balance at end of period	$652	$—	$19	$1	$672

Nine Months Ended September 30, 2015
Balance at beginning of period	$132	$3	$46	$1	$182
Provision for finance receivable losses	173	53	6	1	233
Charge-offs	(179)	(61)	(15)	(2)	(257)
Recoveries	28	9	4	1	42
Other (a)	(1)	—	—	—	(1)
Balance at end of period	$153	$4	$41	$1	$199

(a)	Other consists of the elimination of allowance for finance receivable losses due to the transfer of personal loans held for investment to finance receivable held for sale on September 30, 2015.

(b)	Other consists of:

•
the elimination of allowance for finance receivable losses due to the sale of the SpringCastle Portfolio on March 31, 2016, in connection with the sale of our equity interest in the SpringCastle Joint Venture. See Note 2 for further information on this sale; and

•	the elimination of allowance for finance receivable losses due to the transfer of real estate loans held for investment to finance receivable held for sale on June 30, 2016.

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The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

September 30, 2016
Allowance for finance receivable losses:
Collectively evaluated for impairment	$574	$—	$—	$1	$575
Purchased credit impaired finance receivables	29	—	8	—	37
TDR finance receivables	49	—	11	—	60
Total	$652	$—	$19	$1	$672

Finance receivables:
Collectively evaluated for impairment	$13,130	$—	$129	$13	$13,272
Purchased credit impaired finance receivables	409	—	24	—	433
TDR finance receivables	117	—	48	—	165
Total	$13,656	$—	$201	$13	$13,870

Allowance for finance receivable losses as a percentage of finance receivables	4.77%	—%	9.96%	3.55%	4.85%

December 31, 2015
Allowance for finance receivable losses:
Collectively evaluated for impairment	$524	$—	$—	$1	$525
Purchased credit impaired finance receivables	—	—	12	—	12
TDR finance receivables	17	4	34	—	55
Total	$541	$4	$46	$1	$592

Finance receivables:
Collectively evaluated for impairment	$12,599	$1,340	$387	$23	$14,349
Purchased credit impaired finance receivables	652	350	42	—	1,044
TDR finance receivables	44	13	109	—	166
Total	$13,295	$1,703	$538	$23	$15,559

Allowance for finance receivable losses as a percentage of finance receivables	4.07%	0.25%	8.72%	3.46%	3.81%

6. Finance Receivables Held for Sale

We report finance receivables held for sale of $166 million at September 30, 2016 and $793 million at December 31, 2015, which are carried at the lower of cost or fair value. At September 30, 2016, finance receivables held for sale consisted entirely of real estate loans, compared to $617 million of personal loans and $176 million of real estate loans at December 31, 2015. At September 30, 2016 and December 31, 2015, the fair value of our finance receivables held for sale exceeded the cost. We used the aggregate basis to determine the lower of cost or fair value of finance receivables held for sale.

On June 30, 2016, we transferred $257 million of real estate loans (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. In connection with the August 2016 Real Estate Loan Sale, we sold a portfolio of second lien mortgage loans with a carrying value of $250 million and recorded a net loss in other revenues of $4 million.

On May 2, 2016, we sold personal loans held for sale with a carrying value of $602 million and recorded a net gain in other revenues at the time of sale of $22 million.

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During March of 2016, we transferred $1.6 billion of loans of the SpringCastle Portfolio (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. We simultaneously sold our interests in these finance receivables held for sale on March 31, 2016 in the SpringCastle Interests Sale and recorded a net gain in other revenues at the time of sale of $167 million.

We did not have any other material transfer activity to or from finance receivables held for sale during each of the three and nine months ended September 30, 2016 and 2015.

7. Investment Securities

AVAILABLE-FOR-SALE SECURITIES

Cost/amortized cost, unrealized gains and losses, and fair value of available-for-sale securities by type were as follows:

(dollars in millions)	Cost/ Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

September 30, 2016
Fixed maturity available-for-sale securities:
Bonds
U.S. government and government sponsored entities	$39	$1	$—	$40
Obligations of states, municipalities, and political subdivisions	132	3	—	135
Non-U.S. government and government sponsored entities	116	3	—	119
Corporate debt	1,041	28	(2)	1,067
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities (“RMBS”)	81	1	—	82
Commercial mortgage-backed securities (“CMBS”)	111	1	—	112
Collateralized debt obligations (“CDO”)/Asset-backed securities (“ABS”)	82	—	—	82
Total bonds	1,602	37	(2)	1,637
Preferred stock (a)	15	—	—	15
Common stock (a)	19	2	—	21
Other long-term investments	2	—	—	2
Total (b)	$1,638	$39	$(2)	$1,675

December 31, 2015
Fixed maturity available-for-sale securities:
Bonds
U.S. government and government sponsored entities	$112	$—	$(1)	$111
Obligations of states, municipalities, and political subdivisions	140	1	(1)	140
Non-U.S. government and government sponsored entities	126	1	(1)	126
Corporate debt	1,018	3	(22)	999
Mortgage-backed, asset-backed, and collateralized:
RMBS	128	—	—	128
CMBS	117	—	(1)	116
CDO/ABS	71	—	—	71
Total bonds	1,712	5	(26)	1,691
Preferred stock (a)	14	—	(1)	13
Common stock (a)	23	—	—	23
Other long-term investments	2	—	—	2
Total (b)	$1,751	$5	$(27)	$1,729

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(a)	The Company employs an income equity strategy targeting investments in stocks with strong current dividend yields. Stocks included have a history of stable or increasing dividend payments.

(b)
Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at September 30, 2016 and December 31, 2015, which is classified as a restricted investment and carried at cost.

Fair value and unrealized losses on available-for-sale securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses

September 30, 2016
Bonds:
U.S. government and government sponsored entities	$1	$—	$—	$—	$1	$—
Obligations of states, municipalities, and political subdivisions	23	—	2	—	25	—
Non-U.S. government and government sponsored entities	9	—	—	—	9	—
Corporate debt	105	(1)	10	(1)	115	(2)
RMBS	19	—	—	—	19	—
CMBS	38	—	—	—	38	—
CDO/ABS	15	—	—	—	15	—
Total bonds	210	(1)	12	(1)	222	(2)
Preferred stock	4	—	6	—	10	—
Common stock	3	—	—	—	3	—
Other long-term investments	—	—	1	—	1	—
Total	$217	$(1)	$19	$(1)	$236	$(2)

December 31, 2015
Bonds:
U.S. government and government sponsored entities	$102	$(1)	$—	$—	$102	$(1)
Obligations of states, municipalities, and political subdivisions	69	(1)	2	—	71	(1)
Non-U.S. government and government sponsored entities	19	(1)	—	—	19	(1)
Corporate debt	786	(22)	7	—	793	(22)
RMBS	107	—	—	—	107	—
CMBS	104	(1)	5	—	109	(1)
CDO/ABS	71	—	—	—	71	—
Total bonds	1,258	(26)	14	—	1,272	(26)
Preferred stock	2	—	6	(1)	8	(1)
Common stock	16	—	—	—	16	—
Other long-term investments	1	—	—	—	1	—
Total	$1,277	$(26)	$20	$(1)	$1,297	$(27)

*	Unrealized losses on certain available-for-sale securities were less than $1 million and, therefore, are not quantified in the table above.

On a lot basis, we had 465 and 2,404 investment securities in an unrealized loss position at September 30, 2016 and December 31, 2015, respectively. We do not consider the unrealized losses to be credit-related, as these unrealized losses primarily relate

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to changes in interest rates and market spreads subsequent to purchase. Additionally, at September 30, 2016, we had no plans to sell any investment securities with unrealized losses, and we believe it is more likely than not that we would not be required to sell such investment securities before recovery of their amortized cost.

We continue to monitor unrealized loss positions for potential impairments. During the three and nine months ended September 30, 2016, we recognized less than $1 million of other-than-temporary impairment credit losses on corporate debt in investment revenues. During the three and nine months ended September 30, 2015, we did not recognize any other-than-temporary impairment credit losses on available-for-sale securities in investment revenues.

Changes in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities were as follows:

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Balance at beginning of period	$—	$1	$2	$1
Reductions:
Realized due to dispositions with no prior intention to sell	—	—	2	—
Balance at end of period	$—	$1	$—	$1

The proceeds of available-for-sale securities sold or redeemed and the resulting realized gains, realized losses, and net realized gains were as follows:

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Proceeds from sales and redemptions	$57	$168	$344	$374

Realized gains	$3	$4	$10	$15
Realized losses	—	—	(1)	(1)
Net realized gains	$3	$4	$9	$14

Contractual maturities of fixed-maturity available-for-sale securities at September 30, 2016 were as follows:

(dollars in millions)	Fair Value	Amortized Cost

Fixed maturities, excluding mortgage-backed, asset-backed, and collateralized securities:
Due in 1 year or less	$152	$152
Due after 1 year through 5 years	623	615
Due after 5 years through 10 years	378	361
Due after 10 years	208	200
Mortgage-backed, asset-backed, and collateralized securities	276	274
Total	$1,637	$1,602

Actual maturities may differ from contractual maturities since borrowers may have the right to call or prepay obligations. We may sell investment securities before maturity for general corporate and working capital purposes and to achieve certain investment strategies.

The fair value of bonds on deposit with insurance regulatory authorities totaled $170 million and $152 million at September 30, 2016 and December 31, 2015, respectively.

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TRADING AND OTHER SECURITIES

The fair value of trading and other securities by type was as follows:

(dollars in millions)	September 30, 2016	December 31, 2015

Fixed maturity trading and other securities:
Bonds
Non-U.S. government and government sponsored entities	$3	$3
Corporate debt	97	124
Mortgage-backed, asset-backed, and collateralized:
RMBS	1	2
CMBS	2	2
CDO/ABS	3	—
Total bonds	106	131
Preferred stock	6	6
Total *	$112	$137

*	The fair value of other securities, which we have elected the fair value option, totaled $112 million at September 30, 2016 and $128 million at December 31, 2015.

The net unrealized and realized gains (losses) on our trading and other securities, which we report in investment revenues, were as follows:

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net unrealized gains (losses) on trading and other securities held at period end	$(2)	$(1)	$6	$3
Net realized gains (losses) on trading and other securities sold or redeemed	4	(1)	4	(2)
Total	$2	$(2)	$10	$1

8. Transactions with Affiliates of Fortress

SUBSERVICING AGREEMENT

Nationstar Mortgage LLC (“Nationstar”) subservices the real estate loans of certain of our indirect subsidiaries (collectively, the “Owners”). Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. The Owners paid Nationstar subservicing fees of less than $1 million for the three months ended September 30, 2016 and 2015 and $1 million for the nine months ended September 30, 2016 and 2015.

INVESTMENT MANAGEMENT AGREEMENT

Logan Circle Partners, L.P. (“Logan Circle”) provides investment management services for Springleaf investments. Logan Circle is a wholly owned subsidiary of Fortress. Costs and fees incurred for these investment management services were less than $1 million for the three months ended September 30, 2016 and 2015. Costs and fees incurred for these investment management services totaled $1 million for the nine months ended September 30, 2016 and 2015.

SALE OF EQUITY INTEREST IN SPRINGCASTLE JOINT VENTURE

On March 31, 2016, we sold our 47% equity interest in the SpringCastle Joint Venture, which owns the SpringCastle Portfolio, to certain subsidiaries of NRZ and Blackstone. See Note 2 for further information on this sale. NRZ is managed by an affiliate of Fortress.

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Unless we are terminated, we will continue to act as the servicer of the SpringCastle Portfolio for the SpringCastle Funding Trust pursuant to a servicing agreement. Servicing fees revenue totaled $10 million and $21 million for the three and nine months ended September 30, 2016. At September 30, 2016, the servicing fees receivable from the SpringCastle Funding Trust totaled $3 million.

9. Long-term Debt

Principal maturities of long-term debt (excluding projected repayments on securitizations and revolving conduit facilities by period) by type of debt at September 30, 2016 were as follows:

	Senior Debt
(dollars in millions)	Securitizations	Medium Term Notes	Junior Subordinated Debt	Total

Interest rates (a)	2.04% - 6.94%	5.25% - 8.25%	6.00%

Fourth quarter 2016	$—	$—	$—	$—
First quarter 2017	—	—	—	—
Second quarter 2017	—	—	—	—
Third quarter 2017	—	257	—	257
Fourth quarter 2017	—	1,032	—	1,032
2018	—	—	—	—
2019	—	1,400	—	1,400
2020	—	1,300	—	1,300
2021-2067	—	1,750	350	2,100
Securitizations (b)	8,303	—	—	8,303
Total principal maturities	$8,303	$5,739	$350	$14,392

Total carrying amount	$8,287	$5,535	$172	$13,994
Debt issuance costs (c)	$(19)	$(16)	$—	$(35)

(a)	The interest rates shown are the range of contractual rates in effect at September 30, 2016.

(b)
Securitizations are not included in above maturities by period due to their variable monthly repayments. At September 30, 2016, there were no amounts drawn under our revolving conduit facilities. See Note 10 for further information on our long-term debt associated with securitizations and revolving conduit facilities.

(c)
Debt issuance costs are reported as a direct deduction from long-term debt, with the exception of debt issuance costs associated with our revolving conduit facilities, which totaled $14 million at September 30, 2016 and are reported in other assets.

GUARANTY AGREEMENTS

8.25% SFC Notes

On April 11, 2016, OMH entered into a Second Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee, on a senior unsecured basis, the payments of principal, premium (if any) and interest on $1.0 billion of the 8.25% SFC Notes. As of September 30, 2016, $1.0 billion aggregate principal amount of the 8.25% SFC Notes were outstanding. See Note 2 for further discussion of this offering.

5.25% SFC Notes

On December 3, 2014, OMH entered into the Base Indenture and the First Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee, on a senior unsecured basis, the payments of principal, premium (if any) and interest on $700 million of 5.25% Senior Notes due 2019 issued by SFC (the “5.25% SFC Notes”). As of September 30, 2016, $700 million aggregate principal amount of the 5.25% SFC Notes were outstanding.

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Other SFC Notes

On December 30, 2013, OMH entered into Guaranty Agreements whereby it agreed to fully and unconditionally guarantee the payments of principal, premium (if any) and interest on approximately $5.2 billion aggregate principal amount of senior notes, on a senior unsecured basis, and $350 million aggregate principal amount of a junior subordinated debenture, on a junior subordinated basis, issued by SFC (collectively, the “Other SFC Notes”). The Other SFC Notes consisted of the following: 8.25% Senior Notes due 2023; 7.75% Senior Notes due 2021; 6.00% Senior Notes due 2020; a 60-year junior subordinated debenture; and all senior notes outstanding on December 30, 2013, issued pursuant to the Indenture dated as of May 1, 1999 (the “1999 Indenture”), between SFC and Wilmington Trust, National Association (the successor trustee to Citibank N.A.). The 60-year junior subordinated debenture underlies the trust preferred securities sold by a trust sponsored by SFC. On December 30, 2013, OMH entered into a Trust Guaranty Agreement whereby it agreed to fully and unconditionally guarantee the related payment obligations under the trust preferred securities. As of September 30, 2016, approximately $2.9 billion aggregate principal amount of the Other SFC Notes were outstanding.

The OMH guarantees of SFC’s long-term debt discussed above are subject to customary release provisions.

OMFH Notes

On December 11, 2014, OMFH and certain of its subsidiaries entered into an indenture (the “OMFH Indenture”), among OMFH, the guarantors listed therein and The Bank of New York Mellon, as trustee, in connection with OMFH’s issuance of $700 million aggregate principal amount of 6.75% Senior Notes due 2019 and $800 million in aggregate principal amount of 7.25% Senior Notes due 2021 (collectively, the “OMFH Notes”). The OMFH Notes are OMFH’s unsecured senior obligations, guaranteed on a senior unsecured basis by each of its wholly owned domestic subsidiaries, other than certain subsidiaries, including its insurance subsidiaries and securitization subsidiaries. As of September 30, 2016, $1.5 billion aggregate principal amount of the OMFH Notes were outstanding.

Subsequently, on November 8, 2016, OMH agreed to fully, unconditionally, and irrevocably guarantee the OMFH Notes. See Note 18 for further information on OMH’s guarantee of the OMFH Notes.

10. Variable Interest Entities

As part of our overall funding strategy and as part of our efforts to support our liquidity from sources other than our traditional capital market sources, we have transferred certain finance receivables to VIEs for securitization transactions. Since these transactions involve securitization trusts required to be consolidated, the securitized assets and related liabilities are included in our condensed consolidated financial statements and are accounted for as secured borrowings.

CONSOLIDATED VIES

We evaluated the securitization trusts and determined that these entities are VIEs of which SFC or OMFH is the primary beneficiary, and therefore, we consolidated such entities. SFC or OMFH is deemed to be the primary beneficiary of each of these VIEs because SFC or OMFH has the ability to direct the activities of each VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive benefits that are potentially significant to each VIE. Such ability arises from SFC’s or OMFH’s and their affiliates’ contractual right to service the securitized finance receivables. Our retained subordinated notes and residual interest trust certificates expose us to potentially significant losses and potentially significant returns.

The asset-backed securities issued by the securitization trusts are supported by the expected cash flows from the underlying securitized finance receivables. Cash inflows from these finance receivables are distributed to investors and service providers in accordance with each transaction’s contractual priority of payments (“waterfall”) and, as such, most of these inflows must be directed first to service and repay each trust’s senior notes or certificates held principally by third-party investors. The holders of the asset-backed securities have no recourse to the Company if the cash flows from the underlying qualified securitized assets are not sufficient to pay all principal and interest on the asset-backed securities. After these senior obligations are extinguished, substantially all cash inflows will be directed to the subordinated notes until fully repaid and, thereafter, to the residual interest that we own in each securitization trust. We retain interests in these securitization transactions, including residual interests in each securitization trust and, in some cases, subordinated securities issued by the VIEs. We retain credit risk in the securitizations through our ownership of the residual interest in each securitization trust, and, in some cases, ownership of the most subordinated class of asset-backed securities, which are the first to absorb credit losses on the securitized assets. We expect that any credit losses in the pools of securitized assets will likely be limited to our subordinated and residual

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retained interests. We have no obligation to repurchase or replace qualified securitized assets that subsequently become delinquent or are otherwise in default.

We parenthetically disclose on our consolidated balance sheets the VIE’s assets that can only be used to settle the VIE’s obligations and liabilities if its creditors have no recourse against the primary beneficiary’s general credit. The carrying amounts of consolidated VIE assets and liabilities associated with our securitization trusts were as follows:

(dollars in millions)	September 30, 2016	December 31, 2015

Assets
Cash and cash equivalents	$4	$11
Finance receivables:
Personal loans	9,843	11,448
SpringCastle Portfolio	—	1,703
Allowance for finance receivable losses	500	431
Finance receivables held for sale	—	435
Restricted cash and cash equivalents	548	663
Other assets	14	48

Liabilities
Long-term debt	$8,287	$11,654
Other liabilities	14	17

SECURITIZATION TRANSACTIONS

SFC Auto Loan Securitization

ODART 2016-1 Securitization. On July 19, 2016, SFC completed a private securitization transaction in which OneMain Direct Auto Receivables Trust 2016-1 (“ODART 2016-1”), a wholly owned special purpose vehicle of SFC, issued $754 million principal amount of notes backed by direct auto loans with an aggregate UPB of $754 million as of June 30, 2016. $700 million principal amount of the notes issued by ODART 2016-1, represented by Classes A, B and C, were sold to unaffiliated parties at a weighted average interest rate of 2.27%, and $54 million principal amount of Class D notes were retained. The maturity dates of the notes occur on January 15, 2021 for the Class A, May 17, 2021 for the Class B, September 15, 2021 for the Class C and February 15, 2023 for the Class D. The first principal and interest payment on the notes was due on August 15, 2016. The indenture governing the ODART 2016-1 notes contains events of default which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

SFC Consumer Loan Securitization

Call of 2013-B Notes. On February 16, 2016, Sixteenth Street Funding LLC (“Sixteenth Street”), a wholly owned subsidiary of SFC, exercised its right to redeem the asset backed notes issued by the Springleaf Funding Trust 2013-B on June 19, 2013 (the “2013-B Notes”). To redeem the 2013-B Notes, Sixteenth Street paid a redemption price of $371 million, which included $1 million of accrued interest and excluded $30 million for the Class C and Class D Notes owned by Sixteenth Street on February 16, 2016, the date of the optional redemption. The outstanding principal balance of the 2013-B Notes was $400 million on the date of the optional redemption.

OMFH Consumer Loan Securitizations

OMFIT 2016-1 Securitization. On February 10, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-1 (“OMFIT 2016-1”), a wholly owned special purpose vehicle of OMFH, issued $500 million of notes backed by personal loans. $414 million of the notes issued by OMFIT 2016-1, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 3.79%, and $86 million of the notes issued by OMFIT 2016-1, represented by Classes C and D, were retained by OMFH. The notes mature on February 20, 2029 and have a 34-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate UPB of $570 million as of February 10, 2016. The indenture governing the notes contains customary early amortization events and events of default,

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which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

On May 17, 2016, $45 million of the notes issued by OMFIT 2016-1, represented by Class C, were sold to unaffiliated third parties at an interest rate of 6.00%.

OMFIT 2016-2 Securitization. On March 23, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-2 (“OMFIT 2016-2”), a wholly owned special purpose vehicle of OMFH, issued $890 million of notes backed by personal loans. $733 million of the notes issued by OMFIT 2016-2, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 4.37%, and $157 million of the notes issued by OMFIT 2016-2, represented by Classes C and D, were retained by OMFH. The notes mature on March 20, 2028 and have a 23-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate UPB of $1.0 billion as of March 23, 2016. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

On July 25, 2016, OneMain Financial Funding III, LLC, a wholly owned special purpose vehicle of OMFH, sold $83 million principal amount of the previously retained Class C Notes issued by OMFIT 2016-2 to unaffiliated third parties at an interest rate of 5.67%.

OMFIT 2016-3 Securitization. On June 7, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-3 (“OMFIT 2016-3”), a wholly owned special purpose vehicle of OMFH, issued $350 million of notes backed by personal loans. $317 million of the notes issued by OMFIT 2016-3, represented by Classes A, B and C, were sold to unaffiliated third parties at a weighted average interest rate of 4.33%, and $33 million of the notes issued by OMFIT 2016-3, represented by Class D, were retained by OMFH. The notes mature on June 18, 2031 and have a 59-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate UPB of $397 million as of June 7, 2016. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

REVOLVING CONDUIT FACILITIES

Conduit Facilities

As of September 30, 2016, our borrowings under conduit facilities consisted of the following:

(dollar in millions)	Note Maximum Balance	Amount Drawn	Revolving Period End

Springleaf
First Avenue Funding LLC (a)	$250	$—	June 2018
Midbrook 2013-VFN1 Trust (b)	300	—	February 2018
Mill River 2015-VFN1 Trust (c)	100	—	May 2018
Second Avenue Funding LLC	250	—	June 2018
Springleaf 2013-VFN1 Trust (d)	850	—	January 2018
Sumner Brook 2013-VFN1 Trust	350	—	January 2018
Whitford Brook 2014-VFN1 Trust (e)	250	—	June 2018

OneMain
OneMain Financial B3 Warehouse Trust	350	—	January 2019
OneMain Financial B4 Warehouse Trust	750	—	February 2019
OneMain Financial B5 Warehouse Trust (f)	550	—	February 2019
OneMain Financial B6 Warehouse Trust (g)	600	—	February 2019
Total	$4,600	$—

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(a)
First Avenue Funding LLC. On June 30, 2016, we amended the note purchase agreement with the First Avenue Funding LLC (“First Avenue”) to extend the revolving period ending in March 2018 to June 2018. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying direct auto loans and will be due and payable in full 12 months following the maturity of the last direct auto loan held by First Avenue.

(b)
Midbrook 2013-VFN1 Trust. On February 24, 2016, we amended the note purchase agreement with the Midbrook Funding Trust 2013-VFN1 to (i) extend the revolving period ending in June 2016 to February 2018 and (ii) decrease the maximum principal balance from $300 million to $250 million on February 24, 2017. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period.

(c)	Mill River 2015-VFN1 Trust. On January 21, 2016, we amended the note purchase agreement with the Mill River 2015-VFN1 Trust to decrease the maximum principal balance from $400 million to $100 million.

(d)
Springleaf 2013-VFN1 Trust. On January 21, 2016, we amended the note purchase agreement with the Springleaf 2013-VFN1 Trust to (i) increase the maximum principal balance from $350 million to $850 million and (ii) extend the revolving period ending in April 2017 to January 2018, which may be extended to January 2019, subject to the satisfaction of customary conditions precedent. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period.

(e)
Whitford Brook 2014-VFN1 Trust. On February 24, 2016, we amended the note purchase agreement with the Whitford Brook Funding Trust 2014-VFN1 (the “Whitford Brook 2014-VFN1 Trust”) to extend the revolving period ending in June 2017 to June 2018. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 12th month following the end of the revolving period.

(f)
OneMain Financial B5 Warehouse Trust. On March 21, 2016, we refinanced the OneMain Financial B1 Warehouse Trust into OneMain Financial B5 Warehouse Trust with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by OMFH’s subsidiaries. The maximum principal balance under the new facility is $550 million. The aggregate maximum capacity for this facility is subject to a scheduled reduction of $100 million on January 21, 2017 and a further reduction of $100 million on January 21, 2018.

(g)
OneMain Financial B6 Warehouse Trust. On July 28, 2016, we amended the note purchase agreement with the OneMain Financial B6 Warehouse Trust to decrease the maximum principal balance from $750 million to $600 million.

VIE INTEREST EXPENSE

Other than our retained subordinate and residual interests in the remaining consolidated securitization trusts, we are under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to our VIEs for the three and nine months ended September 30, 2016 totaled $81 million and $261 million, respectively, compared to $49 million and $136 million for the three and nine months ended September 30, 2015, respectively.

DECONSOLIDATED VIES

As a result of the SpringCastle Interests Sale on March 31, 2016, we deconsolidated the securitization trust holding the underlying loans of the SpringCastle Portfolio and previously issued securitized interests, which were reported in long-term debt.

As a result of the sales of the mortgage-backed retained certificates during 2014, we (i) deconsolidated the securitization trusts holding the underlying real estate loans and previously issued securitized interests which were reported in long-term debt and (ii) established a reserve for sales recourse obligations of $7 million related to these sales. At September 30, 2016, this reserve totaled $7 million. We had no repurchase activity associated with these sales as of September 30, 2016. See Note 14 for further information on the total reserve for sales recourse obligations relating to our real estate loan sales, including the sales of the mortgage-backed retained certificates.

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11. Earnings (Loss) Per Share

The computation of earnings (loss) per share was as follows:

(dollars in millions, except earnings (loss) per share)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Numerator (basic and diluted):
Net income (loss) attributable to OneMain Holdings, Inc.	$25	$(13)	$188	$(23)
Denominator:
Weighted average number of shares outstanding (basic)	134,730,251	134,452,763	134,717,870	125,701,635
Effect of dilutive securities *	256,883	—	231,467	—
Weighted average number of shares outstanding (diluted)	134,987,134	134,452,763	134,949,337	125,701,635
Earnings (loss) per share:
Basic	$0.19	$(0.10)	$1.40	$(0.18)
Diluted	$0.19	$(0.10)	$1.39	$(0.18)

*
We have excluded the following shares in the diluted earnings (loss) per share calculation for the three and nine months ended September 30, 2016 and 2015 because these shares would be anti-dilutive, which could impact the earnings (loss) per share calculation in the future:

•	573,658 and 593,331 performance-based shares and 870,645 and 521,127 service-based shares for the three months ended September 30, 2016 and 2015, respectively; and

•	576,437 and 593,068 performance-based shares and 960,032 and 472,259 service-based shares for the nine months ended September 30, 2016 and 2015, respectively.

Basic earnings (loss) per share is computed by dividing net income or loss by the weighted-average number of shares outstanding during each period. Diluted earnings (loss) per share is computed based on the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares represent outstanding unvested restricted stock units and restricted stock awards.

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12. Accumulated Other Comprehensive Income (Loss)

Changes, net of tax, in accumulated other comprehensive income (loss) were as follows:

(dollars in millions)	Unrealized Gains (Losses) Available-for-Sale Securities	Retirement Plan Liabilities Adjustments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Income (Loss)

Three Months Ended September 30, 2016
Balance at beginning of period	$20	$(19)	$4	$5
Other comprehensive income (loss) before reclassifications	6	—	—	6
Reclassification adjustments from accumulated other comprehensive income (loss)	(2)	—	(5)	(7)
Balance at end of period	$24	$(19)	$(1)	$4

Three Months Ended September 30, 2015
Balance at beginning of period	$2	$(13)	$4	$(7)
Other comprehensive loss before reclassifications	(2)	—	—	(2)
Reclassification adjustments from accumulated other comprehensive income (loss)	(2)	—	—	(2)
Balance at end of period	$(2)	$(13)	$4	$(11)

Nine Months Ended September 30, 2016
Balance at beginning of period	$(14)	$(19)	$—	$(33)
Other comprehensive income (loss) before reclassifications	44	—	4	48
Reclassification adjustments from accumulated other comprehensive income (loss)	(6)	—	(5)	(11)
Balance at end of period	$24	$(19)	$(1)	$4

Nine Months Ended September 30, 2015
Balance at beginning of period	$12	$(13)	$4	$3
Other comprehensive loss before reclassifications	(5)	—	—	(5)
Reclassification adjustments from accumulated other comprehensive income (loss)	(9)	—	—	(9)
Balance at end of period	$(2)	$(13)	$4	$(11)

Reclassification adjustments from accumulated other comprehensive income (loss) to the applicable line item on our condensed consolidated statements of operations were as follows:

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Unrealized gains on investment securities:
Reclassification from accumulated other comprehensive income (loss) to investment revenues, before taxes	$3	$4	$9	$14
Income tax effect	(1)	(2)	(3)	(5)
Reclassification from accumulated other comprehensive income (loss) to investment revenues, net of taxes	2	2	6	9

Unrealized gains on foreign currency translation adjustments:
Reclassification from accumulated other comprehensive income (loss) to other revenues	5	—	5	—
Total	$7	$2	$11	$9

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13. Income Taxes

At September 30, 2016, we had a net deferred tax asset of $171 million, compared to $95 million at December 31, 2015. The increase in net deferred tax asset of $76 million was primarily due to changes in the fair value of our finance receivables, purchase accounting for debt writedown, and an increase in allowance for finance receivable losses, partially offset by the impact of the SpringCastle Interests Sale and amortization of goodwill for tax purposes.

The effective tax rate for the nine months ended September 30, 2016 was 33.9%, compared to 1.3% for the same period in 2015. The effective tax rate for the nine months ended September 30, 2016 differed from the federal statutory rate primarily due to the effect of the non-controlling interests in the previously owned SpringCastle Portfolio, partially offset by the effect of state income taxes. The effective tax rate for the nine months ended September 30, 2015 differed from the federal statutory rate primarily due to the effect of the non-controlling interests in the previously owned SpringCastle Portfolio.

We are currently under examination of our U.S. federal tax return for the years 2011 to 2013 by the Internal Revenue Service. Management believes it has adequately provided for taxes for such years.

The Company’s unrecognized tax positions, including interest and penalties, totaled $17 million at September 30, 2016 and $15 million at December 31, 2015, $10 million of which would affect the effective tax rate if recognized. The amount of any change in the balance of uncertain tax positions over the next 12 months is not expected to be material to our consolidated financial statements.

14. Contingencies

LEGAL CONTINGENCIES

In the normal course of business, we have been named, from time to time, as defendants in various legal actions, including arbitrations, class actions and other litigation arising in connection with our activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. While we will continue to evaluate legal actions to determine whether a loss is reasonably possible or probable and is reasonably estimable, there can be no assurance that material losses will not be incurred from pending, threatened or future litigation, investigations, examinations, or other claims.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the condensed consolidated financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss. In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our condensed consolidated financial statements as a whole.

SALES RECOURSE OBLIGATIONS

Real Estate Loan Sales

At September 30, 2016, our reserve for sales recourse obligations totaled $14 million, which primarily related to the real estate loan sales in 2014. During the three months ended September 30, 2016 and 2015 and the nine months ended September 30, 2016, we had no repurchase activity related to our real estate loan sales in 2014. For the nine months ended September 30, 2015, we repurchased 13 loans, totaling $1 million, associated with the real estate loan sales in 2014. At September 30, 2016, there were no material recourse requests with loss exposure that management believed would not be covered by the reserve.

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However, we will continue to monitor any repurchase activity in the future and will adjust the reserve accordingly. When recourse losses are reasonably possible or exposure to such losses exists in excess of the liability already accrued, it is not always possible to reasonably estimate the size of the possible recourse losses or range of losses.

The activity in our reserve for sales recourse obligations primarily associated with the real estate loan sales during 2014 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in millions)	2016	2015	2016	2015

Balance at beginning of period	$15	$18	$15	$24
Recourse losses	—	—	—	(5)
Provision for recourse obligations, net of recoveries *	(1)	—	(1)	(1)
Balance at end of period	$14	$18	$14	$18

*	Reflects the elimination of the reserve associated with other prior sales of finance receivables.

We did not establish a reserve for sales recourse obligations associated with the August 2016 Real Estate Loan Sale.

Lendmark Sale

We did not establish a reserve for sales recourse obligations associated with the personal loans sold to Lendmark in May of 2016 due to the higher credit quality of the personal loans sold.

15. Benefit Plans

The following table presents the components of net periodic benefit cost with respect to our defined benefit pension plans:

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Components of net periodic benefit cost - pension plans:
Interest cost	$4	$4	$12	$12
Expected return on assets	(5)	(5)	(13)	(14)
Net periodic benefit cost	$(1)	$(1)	$(1)	$(2)

We do not currently fund post retirement benefits.

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16. Segment Information

Our segments coincide with how our businesses are managed. At September 30, 2016, our three segments included:

•
Consumer and Insurance — We originate and service personal loans (secured and unsecured) through two business divisions: branch operations and centralized operations. We also offer credit insurance (life insurance, disability insurance, and involuntary unemployment insurance), non-credit insurance, and ancillary products, such as warranty protection. As a result of the OneMain Acquisition, our combined branch operations primarily conduct business in 44 states. Our centralized operations underwrite and process certain loan applications that we receive from our branch operations or through an internet portal. If the applicant is located near an existing branch (“in footprint”), our centralized operations make the credit decision regarding the application and then request, but do not require, the customer to visit a nearby branch for closing, funding and servicing. If the applicant is not located near a branch (“out of footprint”), our centralized operations originate the loan.

•
Acquisitions and Servicing — We service the SpringCastle Portfolio that was acquired through a joint venture in which we previously owned a 47% equity interest. On March 31, 2016, the SpringCastle Portfolio was sold in connection with the sale of our equity interest in the SpringCastle Joint Venture. These loans consist of unsecured loans and loans secured by subordinate residential real estate mortgages and include both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in substance and form from our originated loans. Unless we are terminated, we will continue to provide the servicing for these loans pursuant to a servicing agreement, which we service as unsecured loans because the liens are subordinated to superior ranking security interests.

•
Real Estate — We service and hold real estate loans secured by first or second mortgages on residential real estate. Real estate loans previously originated through our branch offices or previously acquired or originated through centralized distribution channels are serviced by: (i) MorEquity and subserviced by Nationstar; (ii) Select Portfolio Servicing, Inc.; or (iii) our centralized operations. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. Prior to the OneMain Acquisition, this segment also included proceeds from the sale of our real estate loans in 2014. We used these proceeds to acquire OneMain.

The remaining components (which we refer to as “Other”) consist of our other non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our three segments. These operations include: (i) Springleaf legacy operations in 14 states where we also ceased branch-based personal lending; (ii) Springleaf liquidating retail sales finance portfolio (including retail sales finance accounts from its legacy auto finance operation); (iii) Springleaf lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of Springleaf United Kingdom subsidiary, prior to its liquidation on August 16, 2016.

On November 15, 2015, we completed our acquisition of OneMain, and their results are included in our consolidated results for the three and nine months ended September 30, 2016. We include OneMain’s operations within the Consumer and Insurance segment.

The accounting policies of the segments are the same as those disclosed in Note 3 to the consolidated financial statements of our 2015 Annual Report on Form 10-K, except as described below.

Due to the nature of the Fortress and OneMain acquisitions, we applied purchase accounting. However, we report the operating results of Consumer and Insurance, Acquisitions and Servicing, Real Estate, and Other using a “Segment Accounting Basis,” which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables at acquisition, as well as the amortization/accretion in future periods). These allocations and adjustments currently have a material effect on our reported segment basis income as compared to GAAP. We believe a Segment Accounting Basis (a basis other than GAAP) provides investors a consistent basis on which management evaluates segment performance.

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We allocate revenues and expenses (on a Segment Accounting Basis) to each segment using the following methodologies:

Interest income	Directly correlated with a specific segment.
Interest expense	Acquisitions and Servicing - This segment includes interest expense specifically identified to the SpringCastle Portfolio.
Consumer and Insurance, Real Estate and Other - The Company has securitization debt and unsecured debt. The Company first allocates interest expense to its segments based on actual expense for securitizations and secured term debt and using a weighted average for unsecured debt allocated to the segments. Average unsecured debt allocations for the periods presented are as follows:

Subsequent to the OneMain Acquisition
Total average unsecured debt is allocated as follows:
● Consumer and Insurance - receives remainder of unallocated average debt; and
● Real Estate and Other - at 100% of asset base. (Asset base represents the average net finance receivables including finance receivables held for sale.)
The net effect of the change in debt allocation and asset base methodologies for the three months ended September 30, 2015, had it been in place as of the beginning of the year, would be an increase in interest expense of $59 million for Consumer and Insurance and a decrease in interest expense of $44 million and $15 million for Real Estate and Other, respectively.

The net effect of the change in debt allocation and asset base methodologies for the nine months ended September 30, 2015, had it been in place as of the beginning of the year, would be an increase in interest expense of $179 million for Consumer and Insurance and a decrease in interest expense of $134 million and $45 million for Real Estate and Other, respectively.

For the period third quarter 2014 to the OneMain Acquisition
Total average unsecured debt was allocated to Consumer and Insurance, Real Estate and Other, such that the total debt allocated across each segment equaled 83%, up to 100% and 100% of each of its respective asset base. Any excess was allocated to Consumer and Insurance.

Average unsecured debt was allocated after average securitized debt to achieve the calculated average segment debt.
Asset base represented the following:
● Consumer and Insurance - average net finance receivables, including average net finance receivables held for sale;
● Real Estate - average net finance receivables, including average net finance receivables held for sale, cash and cash equivalents, investments including proceeds from Real Estate sales; and
● Other - average net finance receivables other than the periods listed below:
●  May 2015 to the OneMain Acquisition - average net finance receivables and cash and cash equivalents, less proceeds from equity issuance in 2015, operating cash reserve and cash included in other segments.

● February 2015 to April 2015 - average net finance receivables and cash and cash equivalents, less operating cash reserve and cash included in other segments.
Provision for finance receivable losses	Directly correlated with a specific segment, except for allocations to Other, which are based on the remaining delinquent accounts as a percentage of total delinquent accounts.
Other revenues
Directly correlated with a specific segment, except for: (i) net gain (loss) on repurchases and repayments of debt, which is allocated to the segments based on the interest expense allocation of debt and (ii) gains and losses on foreign currency exchange, which are allocated to the segments based on the interest expense allocation of debt.

Acquisition-related transaction and integration expenses
Consists of: (i) acquisition-related transaction and integration costs related to the OneMain Acquisition, including legal and other professional fees, which we primarily report in Other, as these are costs related to acquiring the business as opposed to operating the business; (ii) software termination costs, which are allocated to Consumer and Insurance; and (iii) incentive compensation incurred above and beyond expected cost from acquiring and retaining talent in relation to the OneMain Acquisition, which are allocated to each of the segments based on services provided.

Other expenses
Salaries and benefits - Directly correlated with a specific segment. Other salaries and benefits not directly correlated with a specific segment are allocated to each of the segments based on services provided.

Other operating expenses - Directly correlated with a specific segment. Other operating expenses not directly correlated with a specific segment are allocated to each of the segments based on services provided.

Insurance policy benefits and claims - Directly correlated with a specific segment.

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The “Segment to GAAP Adjustment” column in the following tables primarily consists of:

•
Interest income - reverses the impact of premiums/discounts on non-impaired purchased finance receivables and the interest income recognition under guidance in Accounting Standards Codification (“ASC”) 310-20, Nonrefundable Fees and Other Costs, and reestablishes interest income recognition on a historical cost basis;

•	Interest expense - reverses the impact of premiums/discounts on acquired long-term debt and reestablishes interest expense recognition on a historical cost basis;

•
Provision for finance receivable losses - reverses the impact of providing an allowance for finance receivable losses upon acquisition and reestablishes the allowance on a historical cost basis and reverses the impact of recognition of net charge-offs on purchased credit impaired finance receivables and reestablishes the net charge-offs on a historical cost basis;

•	Other revenues - reestablishes the historical cost basis of mark-to-market adjustments on finance receivables held for sale and on realized gains/losses associated with our investment portfolio;

•	Acquisition-related transaction and integration expenses - reestablishes the amortization of purchased software assets on a historical cost basis; and

•
Other expenses - reestablishes expenses on a historical cost basis by reversing the impact of amortization from acquired intangible assets and including amortization of other historical deferred costs.

The following tables present information about the Company’s segments, as well as reconciliations to the condensed consolidated financial statement amounts.

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Eliminations	Segment to GAAP Adjustment	Consolidated Total

Three Months Ended September 30, 2016
Interest income	$827	$—	$10	$1	$—	$(68)	$770
Interest expense	191	—	8	1	—	15	215
Provision for finance receivable losses	224	—	1	—	—	38	263
Net interest income after provision for finance receivable losses	412	—	1	—	—	(121)	292
Other revenues	151	12	(12)	(5)	—	12	158
Acquisition-related transaction and integration expenses	17	—	1	4	—	(1)	21
Other expenses	367	10	8	1	—	10	396
Income (loss) before provision for (benefit from) income taxes	$179	$2	$(20)	$(10)	$—	$(118)	$33

Three Months Ended September 30, 2015
Interest income	$293	$113	$17	$1	$—	$3	$427
Interest expense	43	22	58	16	—	32	171
Provision for finance receivable losses	62	15	(4)	—	—	6	79
Net interest income (loss) after provision for finance receivable losses	188	76	(37)	(15)	—	(35)	177
Other revenues	55	13	(2)	—	(13)	(6)	47
Acquisition-related transaction and integration expenses	—	—	—	14	—	—	14
Other expenses	166	27	8	1	(13)	1	190
Income (loss) before provision for (benefit from) income taxes	77	62	(47)	(30)	—	(42)	20
Income before provision for income taxes attributable to non-controlling interests	—	32	—	—	—	—	32
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$77	$30	$(47)	$(30)	$—	$(42)	$(12)

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(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Eliminations	Segment to GAAP Adjustment	Consolidated Total

At or for the Nine Months Ended September 30, 2016
Interest income	$2,507	$102	$40	$3	$—	$(310)	$2,342
Interest expense	551	20	35	2	—	47	655
Provision for finance receivable losses	669	14	5	—	—	(14)	674
Net interest income after provision for finance receivable losses	1,287	68	—	1	—	(343)	1,013
Net gain on sale of SpringCastle interests	—	167	—	—	—	—	167
Other revenues	467	36	(30)	(5)	(11)	2	459
Acquisition-related transaction and integration expenses	62	1	1	19	—	(8)	75
Other expenses	1,140	47	21	—	(11)	40	1,237
Income (loss) before provision for (benefit from) income taxes	552	223	(52)	(23)	—	(373)	327
Income before provision for income taxes attributable to non-controlling interests	—	28	—	—	—	—	28
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$552	$195	$(52)	$(23)	$—	$(373)	$299

Assets	$15,728	$5	$371	$242	$—	$2,007	$18,353

At or for the Nine Months Ended September 30, 2015
Interest income	$818	$355	$52	$6	$—	$9	$1,240
Interest expense	119	67	177	48	(5)	94	500
Provision for finance receivable losses	172	53	(7)	1	—	14	233
Net interest income (loss) after provision for finance receivable losses	527	235	(118)	(43)	5	(99)	507
Other revenues	162	45	4	—	(45)	(12)	154
Acquisition-related transaction and integration expenses	—	—	—	29	—	—	29
Other expenses	471	82	24	16	(40)	3	556
Income (loss) before provision for (benefit from) income taxes	218	198	(138)	(88)	—	(114)	76
Income before provision for income taxes attributable to non-controlling interests	—	98	—	—	—	—	98
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$218	$100	$(138)	$(88)	$—	$(114)	$(22)

Assets *	$5,503	$1,880	$3,551	$2,255	$—	$(24)	$13,165

*
In connection with our policy integration with OneMain, we report unearned insurance premium and claim reserves related to finance receivables (previously reported in insurance claims and policyholder liabilities) as a contra-asset to net finance receivables, which totaled $240 million at September 30, 2015.

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17. Fair Value Measurements

The fair value of a financial instrument is the amount that would be expected to be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions.

The following table summarizes the fair values and carrying values of our financial instruments and indicates the fair value hierarchy based on the level of inputs we utilized to determine such fair values:

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
(dollars in millions)	Level 1	Level 2	Level 3

September 30, 2016
Assets
Cash and cash equivalents	$589	$69	$—	$658	$658
Investment securities	35	1,743	10	1,788	1,788
Net finance receivables, less allowance for finance receivable losses	—	—	13,984	13,984	13,198
Finance receivables held for sale	—	—	166	166	166
Restricted cash and cash equivalents	558	—	—	558	558
Other assets:
Commercial mortgage loans	—	—	45	45	45
Escrow advance receivable	—	—	9	9	9
Receivables related to sales of real estate loans and related trust assets	—	1	—	1	5

Liabilities
Long-term debt	$—	$14,577	$—	$14,577	$13,994

December 31, 2015
Assets
Cash and cash equivalents	$939	$—	$—	$939	$939
Investment securities	36	1,829	2	1,867	1,867
Net finance receivables, less allowance for finance receivable losses	—	—	15,943	15,943	14,967
Finance receivables held for sale	—	—	819	819	793
Restricted cash and cash equivalents	676	—	—	676	676
Other assets:
Commercial mortgage loans	—	—	62	62	62
Escrow advance receivable	—	—	11	11	11
Receivables related to sales of real estate loans and related trust assets	—	1	—	1	5

Liabilities
Long-term debt	$—	$17,616	$—	$17,616	$17,300

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FAIR VALUE MEASUREMENTS — RECURRING BASIS

The following tables present information about our assets measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3

September 30, 2016
Assets
Cash equivalents in mutual funds	$158	$—	$—	$158
Cash equivalents securities	—	69	—	69
Investment securities:
Available-for-sale securities
Bonds:
U.S. government and government sponsored entities	—	40	—	40
Obligations of states, municipalities, and political subdivisions	—	135	—	135
Non-U.S. government and government sponsored entities	—	119	—	119
Corporate debt	—	1,066	1	1,067
RMBS	—	82	—	82
CMBS	—	112	—	112
CDO/ABS	—	81	1	82
Total bonds	—	1,635	2	1,637
Preferred stock	8	7	—	15
Common stock	21	—	—	21
Other long-term investments	—	—	2	2
Total available-for-sale securities *	29	1,642	4	1,675
Other securities
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	—	93	4	97
RMBS	—	1	—	1
CMBS	—	2	—	2
CDO/ABS	—	2	1	3
Total bonds	—	101	5	106
Preferred stock	6	—	—	6
Total other securities	6	101	5	112
Total investment securities	35	1,743	9	1,787
Restricted cash in mutual funds	163	—	—	163
Total	$356	$1,812	$9	$2,177

*
Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at September 30, 2016, which is carried at cost.

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	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3

December 31, 2015
Assets
Cash equivalents in mutual funds	$240	$—	$—	$240
Investment securities:
Available-for-sale securities
Bonds:
U.S. government and government sponsored entities	—	111	—	111
Obligations of states, municipalities, and political subdivisions	—	140	—	140
Non-U.S. government and government sponsored entities	—	126	—	126
Corporate debt	—	999	—	999
RMBS	—	128	—	128
CMBS	—	116	—	116
CDO/ABS	—	71	—	71
Total bonds	—	1,691	—	1,691
Preferred stock	6	7	—	13
Common stock	23	—	—	23
Other long-term investments	—	—	2	2
Total available-for-sale securities (a)	29	1,698	2	1,729
Trading and other securities
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	—	124	—	124
RMBS	—	2	—	2
CMBS	—	2	—	2
Total bonds	—	131	—	131
Preferred stock	6	—	—	6
Total trading and other securities (b)	6	131	—	137
Total investment securities	35	1,829	2	1,866
Restricted cash in mutual funds	277	—	—	277
Total	$552	$1,829	$2	$2,383

(a)
Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at December 31, 2015, which is carried at cost.

(b)	The fair value of other securities totaled $128 million at December 31, 2015.

We had no transfers between Level 1 and Level 2 during the three and nine months ended September 30, 2016.

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The following table presents changes in Level 3 assets measured at fair value on a recurring basis:

		Net gains (losses) included in:		Purchases, sales, issues, settlements (a)	Transfers into Level 3 (b)	Transfers out of Level 3 (c)	Balance at end of period
	Balance at beginning of period	Other revenues	Other comprehensive income (loss)
(dollars in millions)

Three Months Ended September 30, 2016
Investment securities:
Available-for-sale securities
Bonds:
Corporate debt	$1	$—	$—	$—	$—	$—	$1
CDO/ABS	—	—	—	1	—	—	1
Total bonds	1	—	—	1	—	—	2
Other long-term investments	1	—	1	—	—	—	2
Total available-for-sale securities	2	—	1	1	—	—	4
Other securities
Bonds:
Corporate debt	4	—	—	—	—	—	4
CDO/ABS	—	—	—	1	—	—	1
Total other securities	4	—	—	1	—	—	5
Total	$6	$—	$1	$2	$—	$—	$9

Three Months Ended September 30, 2015
Investment securities:
Available-for-sale securities
Preferred stock	$—	$—	$—	$10	$—	$—	$10
Other long-term investments	1	—	—	—	—	—	1
Total	$1	$—	$—	$10	$—	$—	$11

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		Net gains (losses) included in:		Purchases, sales, issues, settlements (a)	Transfers into Level 3 (b)	Transfers out of Level 3 (c)	Balance at end of period
	Balance at beginning of period	Other revenues	Other comprehensive income (loss)
(dollars in millions)

Nine Months Ended September 30, 2016
Investment securities:
Available-for-sale securities
Bonds:
Corporate debt	$—	$—	$—	$—	$1	$—	$1
CDO/ABS	—	—	—	1	—	—	1
Total bonds	—	—	—	1	1	—	2
Other long-term investments	2	—	—	—	—	—	2
Total available-for-sale securities	2	—	—	1	1	—	4
Other securities
Bonds:
Corporate debt	—	—	—	—	4	—	4
CDO/ABS	—	—	—	1	—	—	1
Total other securities	—	—	—	1	4	—	5
Total	$2	$—	$—	$2	$5	$—	$9

Nine Months Ended September 30, 2015
Investment securities:
Available-for-sale securities
Bonds:
Corporate debt	$4	$—	$—	$(4)	$—	$—	$—
CMBS	3	—	—	—	—	(3)	—
Total bonds	7	—	—	(4)	—	(3)	—
Preferred stock	—	—	—	10	—	—	10
Other long-term investments	1	—	—	—	—	—	1
Total	$8	$—	$—	$6	$—	$(3)	$11

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(a)	The detail of purchases and settlements is presented in the table below:

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Investment securities:
Purchases
Available-for-sale securities
Bonds:
Corporate debt	$2	$—	$2	$—
CDO/ABS	1	—	1	—
Total bonds	3	—	3	—
Preferred stock	—	10	—	10
Total available-for-sale securities	3	10	3	10
Other securities
Bonds:
CDO/ABS	1	—	1	—
Total purchases	4	10	4	10
Settlements
Available-for-sale securities
Bonds:
Corporate debt	(2)	—	(2)	(4)
Total	$2	$10	$2	$6

(b)	During the nine months ended September 30, 2016, we transferred corporate debt securities totaling $5 million into Level 3 primarily related to the reduced observability of pricing inputs.

(c)	During the nine months ended September 30, 2015, we transferred CMBS securities totaling $3 million out of Level 3 primarily related to the greater observability of pricing inputs.

We used observable and/or unobservable inputs to determine the fair value of positions that we have classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the Level 3 tables above may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

The unobservable inputs and quantitative data used in our Level 3 valuations for our investment securities were developed and used in models created by our third-party valuation service providers, which values were used by us for fair value disclosure purposes without adjustment.

Quantitative information about Level 3 inputs for our assets measured at fair value on a recurring basis for which information about the unobservable inputs was reasonably available to us at September 30, 2016 and December 31, 2015 is as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	September 30, 2016	December 31, 2015
Corporate debt	Discounted cash flows	Yield	2.13% - 10.76% (5.22%)	—
RMBS	Discounted cash flows	Spread	—	665 bps (a)
Other long-term investments	Discounted cash flows and indicative valuations	Historical costs Nature of investment Local market conditions Comparables Operating performance Recent financing activity	(b)	(b)

(a)	At December 31, 2015, RMBS consisted of one bond, which was less than $1 million.

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(b)
We applied the third-party exception which allows us to omit certain quantitative disclosures about unobservable inputs for other long-term investments. As a result, the weighted average ranges of the inputs for these investment securities are not applicable.

The fair values of the assets using significant unobservable inputs are sensitive and can be impacted by significant increases or decreases in any of those inputs. Level 3 broker-priced instruments, including RMBS (except for the one bond described in note (a) above), CMBS, and CDO/ABS, are excluded from the table above because the unobservable inputs are not reasonably available to us.

Our RMBS, CMBS, and CDO/ABS securities have unobservable inputs that are reliant on and sensitive to the quality of their underlying collateral. The inputs, although not identical, have similar characteristics and interrelationships. Generally, a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment speeds. An improvement in the workout criteria related to the restructured debt and/or debt covenants of the underlying collateral may lead to an improvement in the cash flows and have an inverse impact on other inputs, specifically a reduction in the amount of discount applied for marketability and liquidity, making the structured bonds more attractive to market participants.

FAIR VALUE MEASUREMENTS — NON-RECURRING BASIS

We measure the fair value of certain assets on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Assets measured at fair value on a non-recurring basis on which we recorded impairment charges were as follows:

	Fair Value Measurements Using *
(dollars in millions)	Level 1	Level 2	Level 3	Total

September 30, 2016
Assets
Finance receivables held for sale	$—	$—	$157	$157
Real estate owned	—	—	6	6
Commercial mortgage loans	—	—	3	3
Total	$—	$—	$166	$166

December 31, 2015
Assets
Real estate owned	$—	$—	$11	$11
Commercial mortgage loans	—	—	8	8
Total	$—	$—	$19	$19

*	The fair value information presented in the table is as of the date the fair value adjustment was recorded.

Net impairment charges recorded on assets measured at fair value on a non-recurring basis were as follows:

(dollars in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Assets
Finance receivables held for sale	$—	$—	$5	$—
Real estate owned	1	1	2	3
Commercial mortgage loans	(1)	—	—	(2)
Total	$—	$1	$7	$1

In accordance with the authoritative guidance for the accounting for the impairment of finance receivables held for sale, we wrote down certain finance receivables held for sale reported in our Real Estate segment to their fair value during the second quarter of 2016 and recorded the writedowns in other revenues.

F-176

In accordance with the authoritative guidance for the accounting for the impairment of long-lived assets, we wrote down certain real estate owned reported in our Real Estate segment to their fair value less cost to sell for the three and nine months ended September 30, 2016 and 2015 and recorded the writedowns in other revenues. The fair values of real estate owned disclosed in the table above are unadjusted for transaction costs, as required by the authoritative guidance for fair value measurements. The amounts of real estate owned recorded in other assets are net of transaction costs as required by the authoritative guidance for accounting for the impairment of long-lived assets.

In accordance with the authoritative guidance for the accounting for the impairment of commercial mortgage loans, we recorded allowance adjustments on certain impaired commercial mortgage loans reported in our Consumer and Insurance segment to record their fair value for the three and nine months ended September 30, 2016 and 2015 and recorded the net impairments in investment revenues.

The inputs and quantitative data used in our Level 3 valuations for our real estate owned and commercial mortgage loans are unobservable primarily due to the unique nature of specific real estate assets. Therefore, we used independent third-party providers, familiar with local markets, to determine the values used for fair value disclosures without adjustment.

Quantitative information about Level 3 inputs for our assets measured at fair value on a non-recurring basis at September 30, 2016 and December 31, 2015 was as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	September 30, 2016	December 31, 2015
Finance receivables held for sale	Income approach	Market value for similar type loan transactions to obtain a price point	*	—
Real estate owned	Market approach	Third-party valuation	*	*
Commercial mortgage loans	Market approach Income approach Cost approach	Local market conditions Nature of investment Comparable property sales Operating performance	*	*

*
We applied the third-party exception which allows us to omit certain quantitative disclosures about unobservable inputs for the assets measured at fair value on a non-recurring basis included in the table above. As a result, the weighted average ranges of the inputs for these assets are not applicable.

FAIR VALUE MEASUREMENTS — VALUATION METHODOLOGIES AND ASSUMPTIONS

We use the following methods and assumptions to estimate fair value.

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents, including cash and certain cash equivalents, approximates fair value.

Mutual Funds

The fair value of mutual funds is based on quoted market prices of the underlying shares held in the mutual funds.

Investment Securities

We utilize third-party valuation service providers to measure the fair value of our investment securities, which are classified as available-for-sale or as trading and other and consist primarily of bonds. Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtain market price data from exchange or dealer markets.

We estimate the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, composite ratings, bid-ask spreads, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer

F-177

restrictions, we adjust the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

We elect the fair value option for investment securities that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative.

The fair value of certain investment securities is based on the amortized cost, which is assumed to approximate fair value.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, both non-impaired and purchased credit impaired, are determined using discounted cash flow methodologies. The application of these methodologies requires us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied is significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent limitations in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Finance Receivables Held for Sale

We determined the fair value of finance receivables held for sale that were originated as held for investment based on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered by us in the market for similar finance receivables. We based cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses.

Restricted Cash and Cash Equivalents

The carrying amount of restricted cash and cash equivalents approximates fair value.

Commercial Mortgage Loans

Given the short remaining average life of the portfolio, the carrying amount of commercial mortgage loans approximates fair value. The carrying amount includes an estimate for credit related losses, which is based on independent third-party valuations.

Real Estate Owned

We initially base our estimate of the fair value on independent third-party valuations at the time we take title to real estate owned. Subsequent changes in fair value are based upon independent third-party valuations obtained periodically to estimate a price that would be received in a then current transaction to sell the asset.

Escrow Advance Receivable

The carrying amount of escrow advance receivable approximates fair value.

Receivables Related to Sales of Real Estate Loans and Related Trust Assets

The carrying amount of receivables related to sales of real estate loans and related trust assets less estimated forfeitures, which are reflected in other liabilities, approximates fair value.

Long-term Debt

We either receive fair value measurements of our long-term debt from market participants and pricing services or we estimate the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt.

F-178

We record at fair value long-term debt issuances that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. At September 30, 2016, we had no debt carried at fair value under the fair value option.

We estimate the fair values associated with variable rate revolving lines of credit to be equal to par.

18. Subsequent Event

OMH GUARANTY OF OMFH DEBT

On November 8, 2016, OMH entered into a second supplemental indenture (the “Supplemental Indenture”) to the OMFH Indenture, pursuant to which OMH agreed to fully, unconditionally and irrevocably guarantee the outstanding OMFH Notes in accordance with and subject to the terms of the OMFH Indenture. Further, as permitted by the terms of the OMFH Indenture, OMFH intends to satisfy its reporting obligations under the OMFH Indenture with respect to providing OMFH financial information to the holders of the OMFH Notes by furnishing financial information relating to the Company.

See Note 9 for further information on the OMFH Indenture and the OMFH Notes.

F-179

EXHIBIT INDEX

2.1	Stock Exchange Agreement among Investment Evolution Global Corporation, IEG Holdings Limited and Ideal Accents, Inc. dated as of January 28, 2013 (incorporated by reference to Exhibit 2.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.1	Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated February 22, 2013 (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated March 20, 2014 (incorporated by reference to Exhibit 3.2 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.3	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated October 27, 2014 (incorporated by reference to Exhibit 3.3 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

3.4	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated April 30, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on May 8, 2015).

3.5	Articles of Amendment to Amended and Restated Articles of Incorporation of IEG Holdings Corporation dated June 17, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on June 18, 2015).

3.6	Articles of Amendment effective September 10, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on September 15, 2015).

3.7	Articles of Amendment effective December 1, 2015 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on December 4, 2015).

3.8	Articles of Amendment effective January 8, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on January 14, 2016).

3.9	Articles of Amendment effective March 22, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on March 28, 2016).

3.10	Articles of Amendment effective April 1, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on February 23, 2016).

3.11	Articles of Amendment effective April 1, 2016 (incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed with the Commission on February 23, 2016).

3.12	Articles of Amendment effective May 16, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on May 20, 2016).

3.13	Articles of Amendment effective October 27, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 27, 2016).

3.14	Articles of Amendment effective October 27, 2016 (incorporated by reference to Exhibit 3.2 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 27, 2016).

3.15	Articles of Amendment effective December 5, 2016 (incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the Commission on December 5, 2016).

3.16	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed with the Commission on April 9, 2015).

4.1	Form of Stock Certificate (incorporated by reference to Exhibit 2.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

5.1*	Opinion of the Law Office of Legal & Compliance, LLC.

8.1*	Opinion of the Law Office of Legal & Compliance, LLC.

10.1	Loan and Security Agreement between IEC SPV, LLC and BFG Loan Holdings, LLC dated June 11, 2012 (incorporated by reference to Exhibit 10.1 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.2	Promissory Note by IEC SPV, LLC in favor of BFG Loan Holdings, LLC dated June 11, 2012 (incorporated by reference to Exhibit 10.2 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.3	Amended and Restated Promissory Note by IEC SPV, LLC in favor of BFG Loan Holdings, LLC dated as of November 12, 2013 (incorporated by reference to Exhibit 10.3 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.4	First Amendment to Loan and Security Agreement between IEC SPV, LLC and BFG Loan Holdings, LLC dated November 12, 2013 (incorporated by reference to Exhibit 10.4 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).
10.5	Second Amendment to Loan and Security Agreement by and between BFG Investment Holdings, LLC, IEC SPV, LLC, Investment Evolution Global Corporation, Investment Evolution Corporation and Paul J. Mathieson dated as of June 30, 2014 (incorporated by reference to Exhibit 10.5 to the registrant’s registration statement on Form S-1 filed with the Commission on December 12, 2014).

10.6	Services Agreement between CyberRidge, LLC and Investment Evolution Corporation dated as of March 28, 2012 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the registrant’s registration statement on Form S-1 filed with the Commission on April 9, 2015).

10.7+	Professional Consulting Contract, dated September 30, 2015 but effective as of January 1, 2015, by and between IEG Holdings Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.8 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 30, 2015).

10.8+	Professional Consulting Contract, dated September 30, 2014 but effective as of January 1, 2014, by and between Investment Evolution Global Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.9 to the registrant’s quarterly report on Form 10-Q filed with the Commission on October 30, 2015).

10.9	Professional Consulting Contract effective January 1, 2017 between Investment Evolution Corporation and Paul Mathieson (incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed with the Commission on November 3, 2016).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to the registrant’s registration statement on Form S-1/A (File No. 333- 209116) filed with the Commission on February 22, 2016).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of the Law Office of Legal & Compliance, LLC (included in Exhibit 5.1).

99.1	Letter of Transmittal

99.2	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3	Letter to Clients

101.INS	XBRL Instance

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation

101.DEF	XBRL Taxonomy Extension Definition

101.LAB	XBRL Taxonomy Extension Labels

101.PRE	XBRL Taxonomy Extension Presentation